Use these links to rapidly review the document

Index to Financial Statements

As filed with the Securities and Exchange Commission on December 26, 2017

Registration No. 333-219619

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-4
on
Form S-4/A
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

General Communication, Inc.
(Exact name of registrant as specified in its charter)

Alaska (State or other jurisdiction of incorporation or organization)	4813 (Primary Standard Industrial Classification Code Number)	92-0072737 (I.R.S. Employer Identification No.)

2550 Denali Street
Suite 1000
Anchorage, Alaska 99503
(907) 868-5600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Tina Pidgeon, Esq.
General Counsel
General Communication, Inc.
2550 Denali Street
Suite 1000
Anchorage, Alaska 99503
(907) 868-5600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven D. Miller, Esq. Jeffrey R. Kesselman, Esq. Sherman & Howard L.L.C. 633 Seventeenth Street Suite 3000 Denver, Colorado 80202 (303) 297-2900	Richard N. Baer, Esq. Chief Legal Officer Liberty Interactive Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 (720) 875-5300	Renee L. Wilm, Esq. Beverly B. Reyes, Esq. Brittany A. Uthoff, Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the applicable transactions described in the enclosed document.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

            Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

            Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer) ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

Subject to completion, dated December 26, 2017

TRANSACTION PROPOSALS—YOUR VOTE IS VERY IMPORTANT

           Dear Stockholders of General Communication, Inc. and Liberty Interactive Corporation:

           General Communication, Inc. (GCI), Liberty Interactive Corporation (Liberty Interactive) and Liberty Interactive LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Liberty Interactive (Liberty LLC), have entered into an Agreement and Plan of Reorganization, dated as of April 4, 2017 (as may be amended from time to time, the reorganization agreement), whereby Liberty Interactive will acquire GCI through a reorganization in which certain assets and liabilities attributed to Liberty Interactive's Ventures Group (Ventures Group) will be contributed to GCI Liberty (as defined below) in exchange for a controlling interest in GCI Liberty. Pursuant to the reorganization agreement, (i) GCI will effect the reclassification of its capital stock as described in this joint proxy statement/prospectus by amending and restating its articles of incorporation (as so amended and restated, the restated GCI Liberty articles) (the reclassification), (ii) following the reclassification, GCI will effect the automatic conversion of its capital stock in accordance with the terms of the restated GCI Liberty articles (the auto conversion), (iii) following the auto conversion, Liberty Interactive and Liberty LLC will contribute certain assets and liabilities attributed to the Ventures Group to GCI in exchange for a controlling interest in GCI (the contribution) and (iv) following the contribution, Liberty Interactive will effect the split-off of its interest in the combined company, which will be named "GCI Liberty, Inc." (GCI Liberty), to the holders of Liberty Ventures common stock in full redemption of all outstanding shares of such stock (the split-off, and together with the reclassification, the auto conversion and the contribution, the Transactions).

           As a result of the Transactions, holders of GCI Class A Common Stock and GCI Class B Common Stock (collectively, the Old GCI Common Stock) each will receive (i) 0.63 of a share of GCI Liberty Class A Common Stock and (ii) 0.20 of a share of new GCI Liberty Series A Cumulative Redeemable Preferred Stock (GCI Liberty Preferred Stock) in exchange for each share of their Old GCI Common Stock. The exchange ratios were determined based on total consideration of $32.50 per share in respect of each share of Old GCI Common Stock, comprised of $27.50 per share in GCI Liberty Class A Common Stock and $5.00 per share in newly issued GCI Liberty Preferred Stock, based upon a Liberty Ventures reference price of $43.65 (with no premium paid for shares of GCI Class B Common Stock) and an initial liquidation price of $25.00 per share of GCI Liberty Preferred Stock. The GCI Liberty Preferred Stock will accrue dividends at an initial rate of 5% per annum (which would increase to 7% in connection with a future reincorporation of GCI Liberty in Delaware) and will be redeemable upon the 21st anniversary of the auto conversion.

           Upon the satisfaction of the conditions set forth in the reorganization agreement, following the contribution, Liberty Interactive will redeem (the redemption) (i) each outstanding share of Series A Liberty Ventures common stock, $0.01 par value (LVNTA), for one share of GCI Liberty Class A Common Stock and (ii) each outstanding share of Series B Liberty Ventures common stock, $0.01 par value (LVNTB), for one share of GCI Liberty Class B Common Stock, such that all shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock received by Liberty LLC in connection with the contribution will be distributed by Liberty Interactive to holders of LVNTA and LVNTB, respectively, and GCI Liberty and Liberty Interactive will be separate publicly traded companies.

           Shares of GCI Class A Common Stock, LVNTA and LVNTB are listed on the NASDAQ Global Select Market under the symbols "GNCMA," "LVNTA," and "LVNTB," respectively. Shares of GCI Class B Common Stock are eligible for quotation on the OTC Markets. It is a condition to the completion of the Transactions that the shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock and GCI Liberty Preferred Stock issuable in connection with the Transactions be authorized for listing on the Nasdaq Stock Market LLC (NASDAQ), subject to official notice of issuance. If the GCI Liberty Class B Common Stock is not eligible for listing on NASDAQ, Liberty Interactive and GCI have agreed to cause the GCI Liberty Class B Common Stock to be quoted on the OTC markets.

           Each of GCI and Liberty Interactive will be holding a special meeting for its respective stockholders to vote on certain matters in connection with the Transactions.

           GCI shareholders are cordially invited to attend a special meeting of GCI shareholders to be held on February 2, 2018, at the corporate offices of GCI, 2550 Denali Street, Suite 1600, Anchorage, Alaska 99503, at 8:00 a.m., local time. GCI is holding its special meeting of shareholders in order to obtain the shareholder approval necessary to approve: the adoption of the reorganization agreement and the Transactions (the reorganization agreement proposal), the adoption of the restated GCI Liberty articles (the restated GCI Liberty articles proposal), the issuance of shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock to Liberty LLC in connection with the contribution (the share issuance proposal), and the compensation that may be paid or become payable to the named executive officers of GCI in connection with the Transactions (the GCI compensation proposal).

           Liberty Interactive stockholders are cordially invited to attend a special meeting of Liberty Interactive stockholders to be held on February 2, 2018, located at the corporate offices of Liberty Interactive, 12300 Liberty Boulevard, Englewood, Colorado 80112, telephone (720) 875-5300, at 8:00 a.m., local time. Liberty Interactive is holding its special meeting of stockholders in order to obtain the stockholder approval necessary to complete the redemption (the redemption proposal).

           The approval of each of the reorganization agreement proposal, the restated GCI Liberty articles proposal, the share issuance proposal and the redemption proposal is a condition to the completion of the Transactions. The approval of the GCI compensation proposal is not a condition to the completion of the Transactions.

           The GCI board of directors unanimously recommends that GCI shareholders vote "FOR" each of the reorganization agreement proposal, the restated GCI Liberty articles proposal, the share issuance proposal and the GCI compensation proposal.

           The Liberty Interactive board of directors unanimously recommends that Liberty Interactive stockholders vote "FOR" the redemption proposal.

           Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting of GCI shareholders or Liberty Interactive stockholders, please vote as soon as possible to make sure that your shares are represented.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           Investing in the securities of GCI Liberty involves risk. See "Risk Factors" on page 48.

           Thank you for your cooperation and we look forward to the successful completion of the Transactions.

Very truly yours,	Very truly yours,
Ronald A. Duncan Chief Executive Officer	Gregory B. Maffei President and Chief Executive Officer

           The accompanying joint proxy statement/prospectus is dated December 26, 2017 and is first being mailed on or about December 29, 2017 to the stockholders of record as of December 4, 2017.

GENERAL COMMUNICATION, INC.

2550 Denali Street
Suite 1000
Anchorage, Alaska 99503
(907) 868-5600

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
to be Held on February 2, 2018

Dear Shareholders of General Communication, Inc.:

        NOTICE IS HEREBY GIVEN of the special meeting of shareholders of General Communication, Inc. (GCI) to be held at 8:00 a.m., local time, on February 2, 2018, at the corporate offices of GCI, 2550 Denali Street, Suite 1600, Anchorage, Alaska 99503, to consider and vote on the following proposals:

  •
  A proposal to approve the adoption of the Agreement and Plan of Reorganization, dated as of April 4, 2017 (as may be amended from time to time, the reorganization agreement) among GCI, Liberty Interactive Corporation (Liberty Interactive) and Liberty Interactive LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Liberty Interactive (Liberty LLC), and the transactions contemplated thereby. Pursuant to the reorganization agreement, (i) GCI will effect the reclassification of its capital stock as described in the accompanying joint proxy statement/prospectus by amending and restating its articles of incorporation (the restated GCI Liberty articles) (the reclassification), (ii) following the reclassification, GCI will effect the automatic conversion of its capital stock in accordance with the terms of the restated GCI Liberty articles (the auto conversion), (iii) following the auto conversion, Liberty Interactive and Liberty LLC will contribute certain assets and liabilities attributed to Liberty Interactive's Ventures Group (the Ventures Group) to GCI in exchange for a controlling interest in GCI (the contribution) and (iv) following the contribution, Liberty Interactive will effect the split-off of its interest in the combined company, which will be named GCI Liberty, Inc. (GCI Liberty), to the holders of Liberty Ventures common stock in full redemption of all outstanding shares of such stock (the split-off, and together with the reclassification, the auto conversion and the contribution, the Transactions) (the reorganization agreement proposal);

  •
  A proposal to approve the adoption of the restated GCI Liberty articles to, among other things, change the name of GCI to "GCI Liberty, Inc.", effect the reclassification and provide for the terms of the auto conversion. To effect the reclassification, the restated GCI Liberty articles will, in part, (i) create a new class of common stock designated as "Class A-1 Common Stock," no par value (the GCI Liberty Class A-1 Common Stock), and to authorize GCI to issue up to 100,000,000 shares of this new class and (ii) create a new class of common stock designated as "Class B-1 Common Stock," no par value (the GCI Liberty Class B-1 Common Stock and together with the GCI Liberty Class A-1 Common Stock, the Reclassified GCI Liberty Common Stock), and to authorize GCI to issue up to 10,000,000 shares of this new class. The GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock will have rights and privileges substantially identical to those of GCI's Class A common stock (the GCI Class A Common Stock) and GCI's Class B common stock (the GCI Class B Common Stock and together with the GCI Class A Common Stock, the Old GCI Common Stock), respectively, as in effect prior to the reclassification, except that the Reclassified GCI Liberty Common Stock will be subject to conversion in connection with the auto conversion. Upon the restated GCI Liberty articles becoming effective, (A) each share of GCI Class A Common Stock issued and outstanding immediately prior to the effective date will automatically be reclassified as one share of GCI Liberty Class A-1 Common Stock and (B) each share of GCI Class B Common Stock issued and outstanding immediately prior to the effective date will automatically be reclassified as one share of GCI Liberty Class B-1 Common Stock. To provide for the terms of the auto conversion, upon the filing by GCI with the Securities and Exchange Commission of a current Report on Form 8-K, each outstanding share of Reclassified GCI Liberty Common Stock will be converted into (i) 0.63 of a share of GCI Liberty Class A common stock, no par value (the GCI Liberty Class A Common Stock) and (ii) 0.2 of a share of new Series A Cumulative Redeemable Preferred Stock (GCI Liberty Preferred Stock). Fractional shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock will be issued in the auto conversion as applicable to record holders of Reclassified GCI Liberty Common Stock (the restated GCI Liberty articles proposal);

  •
  A proposal to approve the issuance of shares of GCI Liberty Class A Common Stock and shares of GCI Liberty Class B common stock, no par value (the GCI Liberty Class B Common Stock) to Liberty LLC, in connection with the contribution of certain assets and liabilities attributed to the Ventures Group to GCI Liberty in exchange for a controlling interest in GCI Liberty. In exchange for the assets and subsidiaries attributed to the Ventures Group to be contributed to GCI Liberty, GCI Liberty will issue to Liberty LLC a number of shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock equal to the number of shares of Series A Liberty Ventures common stock and Series B Liberty Ventures common stock outstanding on such date, respectively (the share issuance proposal);

  •
  A proposal to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of GCI in connection with the Transactions (the GCI compensation proposal); and

  •
  A proposal to authorize the adjournment of the GCI special meeting by GCI to permit further solicitation of proxies, if necessary or appropriate, if sufficient votes are not represented at the GCI special meeting to approve the reorganization agreement proposal, the restated GCI Liberty articles proposal or the share issuance proposal (the GCI adjournment proposal, and together with the reorganization agreement proposal, the restated GCI Liberty articles proposal, the share issuance proposal and the GCI compensation proposal, the GCI proposals).

        The approval of the reorganization agreement proposal, the restated GCI Liberty articles proposal and the share issuance proposal are conditions to the completion of the Transactions with Liberty Interactive, which are described in further detail in the accompanying joint proxy statement/prospectus. The Transactions will not be completed without receipt of each of these approvals; however, approval of the GCI compensation proposal or GCI adjournment proposal are not conditions to the completion of the Transactions.

        GCI will transact no other business at the special meeting except such business as may be properly be brought before the special meeting or any adjournment or postponement thereof and included in the notice of such special meeting or any adjournment or postponement thereof.

        Holders of record of Old GCI Common Stock outstanding as of 4:00 p.m., New York City time, on December 4, 2017, the record date for the special meeting, will be entitled to notice of the special meeting and to vote on the GCI proposals at the special meeting or any adjournment or postponement thereof.

        The reorganization agreement proposal and restated GCI Liberty articles proposal require the approval of (i) the holders of at least a majority of the outstanding aggregate voting power of the GCI Class A Common Stock and GCI Class B Common Stock voting together as a single class, (ii) the holders of at least a majority of the outstanding voting power of GCI Class A Common Stock voting separately as a single class and (iii) the holders of at least a majority of the outstanding voting power of the GCI Class B Common Stock voting separately as a single class.

        The share issuance proposal requires the affirmative vote of the holders of a majority of the outstanding aggregate voting power of the shares of GCI Class A Common Stock and GCI Class B Common Stock voting together as a single class.

        The GCI compensation proposal and the GCI adjournment proposal each require the affirmative vote of the holders of a majority of the outstanding aggregate voting power of the shares of Old GCI Common Stock voting together as a single class, that are present in person or represented by proxy at the GCI special meeting and entitled to vote thereon, assuming a quorum is present.

        The GCI board of directors has carefully considered and unanimously approved each of the GCI proposals and recommends that the holders of GCI Class A Common Stock and GCI Class B Common Stock entitled to vote at the special meeting vote "FOR" each of the GCI proposals.

        A list of shareholders entitled to vote at the special meeting will be available at GCI's offices in Anchorage, Alaska, for review by its shareholders for any purpose germane to the special meeting for 30 days prior to the special meeting.

        Votes may be cast in person or by proxy at the special meeting or prior to the meeting by telephone or through the Internet.

        YOUR VOTE IS IMPORTANT.    Voting promptly, regardless of the number of shares you own, will aid us in reducing the expense of any further proxy solicitation in connection with the special meeting.

By Order of the Board of Directors,
Tina Pidgeon Senior Vice President, Chief Compliance Officer, General Counsel and Government Affairs

December 26, 2017
Anchorage, Alaska

        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, PLEASE VOTE PROMPTLY VIA TELEPHONE OR ELECTRONICALLY VIA THE INTERNET. ALTERNATIVELY, PLEASE COMPLETE, SIGN AND RETURN BY MAIL THE ENCLOSED PAPER PROXY CARD.

LIBERTY INTERACTIVE CORPORATION
12300 Liberty Blvd.
Englewood, Colorado 80112
(720) 875-5300

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be Held on February 2, 2018

        NOTICE IS HEREBY GIVEN of the special meeting of stockholders of Liberty Interactive Corporation (Liberty Interactive) to be held at 8:00 a.m., local time, on February 2, 2018, at the corporate offices of Liberty Interactive, 12300 Liberty Boulevard, Englewood, Colorado 80112, telephone (720) 875-5300, to consider and vote on the following proposals:

  1.
  A proposal to approve the redemption of each share of Series A Liberty Ventures common stock, par value $0.01 per share (LVNTA), and Series B Liberty Ventures common stock, par value $0.01 per share (LVNTB), in exchange for one share of GCI Liberty, Inc. Class A Common Stock and GCI Liberty, Inc. Class B Common Stock, respectively, following the acquisition of such shares by Liberty Interactive LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Liberty Interactive, in connection with the contribution of certain assets and liabilities attributed to Liberty Interactive's Ventures Group to GCI Liberty, Inc. (the redemption proposal); and

  2.
  A proposal to authorize the adjournment of the special meeting by Liberty Interactive to permit further solicitation of proxies, if necessary or appropriate, if sufficient votes are not represented at the special meeting to approve the redemption proposal (the Liberty Interactive adjournment proposal, and together with the redemption proposal, the Liberty Interactive proposals).

        The approval of the redemption proposal is a condition to the completion of the Transactions with GCI, which are described in further detail in the accompanying joint proxy statement/prospectus. No Liberty Interactive proposal is conditioned on the approval of any other proposal.

        Liberty Interactive will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof and included in the notice of such special meeting or any adjournment or postponement thereof.

        Holders of record of LVNTA and LVNTB, in each case, outstanding as of 5:00 p.m., New York City time, on December 4, 2017, the record date for the special meeting, will be entitled to notice of the special meeting and to vote on the Liberty Interactive proposals at the special meeting or any adjournment or postponement thereof. Holders of record of Liberty Interactive's Series A QVC Group common stock, par value $0.01 per share, and Series B QVC Group common stock, par value $0.01 per share, are not being asked to vote on the Liberty Interactive proposals, and thus will not be entitled to notice of the special meeting or to vote at the special meeting or any adjournment or postponement thereof. Liberty Interactive's restated certificate of incorporation, as amended, does not require the approval of the holders of the QVC Group common stock to complete the redemption.

        Each of the Liberty Interactive proposals described above requires the approval of a majority of the aggregate voting power of the shares of LVNTA and LVNTB, outstanding on the record date, that are present in person or by proxy and entitled to vote at the special meeting, voting together as a separate class.

        The Liberty Interactive board of directors has carefully considered and unanimously approved each of the Liberty Interactive proposals and recommends that the holders of Liberty Ventures common stock entitled to vote at the special meeting vote "FOR" each of the Liberty Interactive proposals.

        A list of stockholders entitled to vote at the special meeting will be available at Liberty Interactive's offices in Englewood, Colorado, for review by its stockholders for any purpose germane to the special meeting for at least 10 days prior to the special meeting.

        Votes may be cast in person or by proxy at the special meeting or prior to the meeting by telephone or through the Internet.

        YOUR VOTE IS IMPORTANT.    Voting promptly, regardless of the number of shares you own, will aid us in reducing the expense of any further proxy solicitation in connection with the special meeting.

By order of the Board of Directors,
Pamela L. Coe Senior Vice President, Deputy General Counsel and Secretary

Englewood, Colorado
December 26, 2017

        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, PLEASE VOTE PROMPTLY VIA TELEPHONE OR ELECTRONICALLY VIA THE INTERNET. ALTERNATIVELY, PLEASE COMPLETE, SIGN AND RETURN BY MAIL THE ENCLOSED PAPER PROXY CARD.

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this joint proxy statement/prospectus or other information about the companies that is filed with the Securities and Exchange Commission (the SEC) under the Securities Exchange Act of 1934, as amended (the Exchange Act), by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

General Communication, Inc. 2550 Denali Street Suite 1000 Anchorage, Alaska 99503 (907) 868-5600 Attn.: Bryan Fick	Liberty Interactive Corporation 12300 Liberty Blvd. Englewood, Colorado 80112 (720) 875-5300 Attn.: Investor Relations
or	or
48 Wall Street New York, New York 10005 Banks and brokers may call: 212-269-5550 Stockholders may call toll free: 800-992-3086 gci@dfking.com	48 Wall Street New York, New York 10005 Banks and brokers may call: 212-269-5550 Stockholders may call toll free: 800-820-2415 liberty@dfking.com

        Investors may also consult the websites of GCI or Liberty Interactive for more information concerning the Transactions described in this joint proxy statement/prospectus. The website of GCI is www.gci.com and the website of Liberty Interactive is www.libertyinteractive.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        If you would like to request any documents, please do so at least five business days before the applicable special meeting, in order to receive them before the special meeting(s).

        For more information, see "Additional Information—Where You Can Find More Information."

i

 ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus, which forms a part of the registration statement on Form S-4 filed with the SEC by General Communication, Inc. (File No. 333-219619), constitutes a prospectus of GCI under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock to be issued to the shareholders of GCI Liberty, Inc. in the reclassification, the shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock to be issued to the shareholders of GCI Liberty, Inc. in the auto conversion and the shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock to be issued to Liberty LLC in the contribution. This document also constitutes a joint proxy statement of Liberty Interactive and GCI under Section 14(a) of the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting of GCI shareholders and a notice of meeting with respect to the special meeting of Liberty Interactive stockholders, at which GCI shareholders and Liberty Interactive stockholders, respectively, will be asked to vote upon certain proposals to approve the Transactions and other related matters.

        You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated December 26, 2017. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither GCI's nor Liberty Interactive's mailing of this joint proxy statement/prospectus to GCI shareholders or Liberty Interactive stockholders, respectively, nor the issuance of shares of GCI Liberty Class A-1 Common Stock, GCI Liberty Class B-1 Common Stock, GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock and GCI Liberty Preferred Stock in connection with the Transactions will create any implication to the contrary.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding GCI has been provided by GCI, and information contained in this joint proxy statement/prospectus regarding Liberty Interactive has been provided by Liberty Interactive.

v

 QUESTIONS AND ANSWERS

        The questions and answers below highlight only selected information about the Liberty Interactive special meeting and the GCI special meeting, and how to vote your shares. You should read carefully the entire joint proxy statement/prospectus, including the Annexes and the additional documents incorporated by reference herein, to fully understand the proposals being considered at each special meeting.

Q:
Why am I receiving this document?

A:
This document is being delivered to you because you are a shareholder of General Communication, Inc., an Alaska corporation (GCI, or following the amendment and restatement of its articles of incorporation, GCI Liberty), a holder of Liberty Ventures Common Stock (as defined below) of Liberty Interactive Corporation, a Delaware corporation (Liberty Interactive), or a shareholder and stockholder of both. GCI is holding a special meeting of its shareholders (the GCI special meeting) and Liberty Interactive is holding a special meeting of holders of its Series A Liberty Ventures common stock, par value $0.01 per share (LVNTA), and Series B Liberty Ventures common stock, par value $0.01 per share (LVNTB, and together with LVNTA, the Liberty Ventures Common Stock) (the Liberty Interactive special meeting) in connection with the Transactions (as defined below) to be effected pursuant to the Agreement and Plan of Reorganization, dated as of April 4, 2017, by and among Liberty Interactive, Liberty Interactive LLC, a Delaware limited liability company and a wholly owned subsidiary of Liberty Interactive (Liberty LLC), and GCI (as amended by Amendment No. 1 to Reorganization Agreement, dated as of July 19, 2017, and Amendment No. 2 to Reorganization Agreement, dated as of November 8, 2017, and as may be further amended from time to time, the reorganization agreement).

The transactions contemplated by the reorganization agreement will occur in several sequential steps:

•
GCI will amend and restate its articles of incorporation (as so amended and restated, the restated GCI Liberty articles) to, among other things, (i) reclassify each outstanding share of GCI's Class A common stock (the GCI Class A Common Stock) into one share of newly authorized Class A-1 common stock (the GCI Liberty Class A-1 Common Stock), and each outstanding share of GCI's Class B common stock (the GCI Class B Common Stock and, together with the GCI Class A Common Stock, the Old GCI Common Stock) into one share of newly authorized Class B-1 common stock (the GCI Liberty Class B-1 Common Stock and, together with the GCI Liberty Class A-1 Common Stock, the Reclassified GCI Liberty Common Stock) (the reclassification), and (ii) authorize Class A common stock (the GCI Liberty Class A Common Stock), Class B common stock (the GCI Liberty Class B Common Stock), Class C common stock (the GCI Liberty Class C Common Stock and, together with the GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock, the GCI Liberty Common Stock) and Series A Cumulative Redeemable Preferred Stock (the GCI Liberty Preferred Stock and, together with the GCI Liberty Common Stock, the GCI Liberty Capital Stock),

•
Following the reclassification, GCI Liberty will cause the automatic conversion of each share of Reclassified GCI Liberty Common Stock into (i) 0.63 of a share of GCI Liberty Class A Common Stock and (ii) 0.2 of a share of GCI Liberty Preferred Stock (the auto conversion),

•
Following the auto conversion (but prior to the commencement of the trading day),

•
Liberty Interactive will reattribute certain assets and liabilities (the reattributed assets and liabilities) from Liberty Interactive's Ventures Group (the Ventures Group) to its QVC Group (the QVC Group) (the reattribution); and

    •
    Liberty Interactive and Liberty LLC will contribute certain Ventures Group assets and subsidiaries to GCI Liberty (the contribution) in exchange for (i) a controlling equity interest in GCI Liberty, (ii) cash and (iii) the assumption by GCI Liberty of certain liabilities attributed to the Ventures Group.

  •
  Following the completion of the trading day on the same business day on which the contribution occurs, holders of shares of LVNTA and LVNTB will receive one share of the corresponding class of GCI Liberty Common Stock in redemption for each share of LVNTA and LVNTB held at the time of the redemption (the split-off, and collectively with the reclassification, auto conversion, reattribution and contribution, the Transactions). Upon the completion of the split-off, former GCI shareholders (as defined below) will own approximately 23% of the undiluted equity and approximately 16% of the undiluted voting power of GCI Liberty (based on the number of shares outstanding at the time of signing). Former Ventures Group stockholders will own the remaining equity and voting interests in GCI Liberty.

  In connection with the Transactions, a bankruptcy remote wholly owned subsidiary of Liberty Interactive, which will be contributed to GCI Liberty in the contribution (Broadband Holdco), intends to enter into a margin loan arrangement in an initial principal amount of up to $1 billion that will be borrowed between the time of the contribution and the split-off (the margin loan facility). The margin loan facility will be secured by all of the shares of Series C common stock (LBRDK) of Liberty Broadband Corporation (Liberty Broadband) owned by Liberty Interactive and to be contributed to GCI Liberty, which will be held through Broadband Holdco, with one or more third party lenders (the proceeds from such borrowing, the loan proceeds). Broadband Holdco will enter into the margin loan facility in order to efficiently monetize the shares of LBRDK and obtain a sufficient amount of cash required to complete the reattribution on a fair value basis pursuant to the terms of the reorganization agreement and Liberty Interactive's restated certificate of incorporation, as amended (the Liberty Interactive charter), as well as provide additional liquidity for GCI Liberty.

  In concluding that the Transactions are in the best interests of Liberty Interactive and its stockholders, the Liberty Interactive board of directors (the Liberty Interactive Board) considered a number of benefits, including:

  •
  the opportunity to combine the Ventures Group assets and businesses with GCI, the largest Alaska-based communications provider (as measured by revenues) with strong cash flows, stable revenues, and a complementary business;

  •
  eliminating the complexity associated with Liberty Interactive's current tracking stock capital structure, which is expected to reduce the discounts at which each of its tracking stocks trade and encourage investment in the GCI Liberty Capital Stock and QVC Group common stock (as defined below); and

  •
  allowing Liberty Interactive to achieve its goal of establishing a market-leading, pure-play retail and commerce business with its QVC Group, which should provide Liberty Interactive with a more attractive equity currency that may also be eligible for inclusion in stock indices.

  In concluding that the Transactions are in the best interests of GCI and its stockholders, the GCI board of directors (the GCI Board) considered a number of benefits, including:

  •
  the aggregate value and composition of the Transaction Consideration (as defined below) to be received by GCI shareholders represents a significant premium on the pre-announcement trading price of the GCI Class A Common Stock;

  •
  the fact that, since the consideration to be received by GCI shareholders will be paid in GCI Liberty shares, the GCI shareholders would have the opportunity to participate in any future earnings and growth of GCI Liberty and future appreciation in the value of the GCI Liberty Capital Stock following the closing of the Transactions; and

  •
  the larger capital base of the combined company, which would improve GCI Liberty's access to capital markets and put the combined company in a position to respond more quickly to market opportunities.

Q:
What is the reclassification?

A:
Following the satisfaction (or waiver if applicable or permitted) of certain closing conditions, including the receipt of regulatory approvals and the stockholder approvals described herein (as further described below), GCI will file the restated GCI Liberty articles with the Commissioner of the Department of Commerce, Community and Economic Development of the State of Alaska (the Alaska Commissioner). Upon written notice from the Alaska Commissioner that the restated GCI Liberty articles have been accepted for filing (the Alaska Notice), (A) GCI's name will be changed to "GCI Liberty, Inc." and (B) (i) each outstanding share of GCI Class A Common Stock will be reclassified into one share of GCI Liberty Class A-1 Common Stock, and (ii) each outstanding share of GCI Class B Common Stock will be reclassified into one share of GCI Liberty Class B-1 Common Stock. The GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock will have rights, powers and preferences substantially similar to those of the GCI Class A Common Stock and GCI Class B Common Stock, respectively, except that such shares will automatically convert into shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock upon the auto conversion as further described herein.

No shares of GCI Liberty Class C Common Stock will be issued in connection with the reclassification or as part of the Transactions. However, the restated GCI Liberty articles will authorize the creation of GCI Liberty Class C Common Stock in order to replicate the provisions of the Liberty Interactive charter as closely as possible, other than (i) with respect to those provisions relating to Liberty Interactive's tracking stock capital structure and (ii) to account for certain differences between applicable Alaska and Delaware law. Additionally, the restated GCI Liberty articles are intended to be substantially similar to the certificate of incorporation of the surviving corporation in the reincorporation merger (as defined herein) (the GCI Liberty Delaware charter). See "Q: What is the reincorporation merger?" If, in the future, GCI Liberty decides to issue shares of GCI Liberty Class C Common Stock (for example, in connection with a two-for-one dividend), the high number of shares of GCI Liberty Class C Common Stock authorized in the restated GCI Liberty articles (and that will be authorized in the GCI Liberty Delaware charter following the reincorporation merger) would allow for sufficient trading capital and a significant public float to create a liquid trading market for shares of GCI Liberty Class C Common Stock.

Q:
What is the auto conversion?

A:
Promptly following the reclassification but subject to the satisfaction (or waiver if applicable or permitted) of certain closing conditions (as described below), GCI will cause to be filed with the Securities and Exchange Commission (the SEC) a Current Report on Form 8-K, which will report that the Transactions have gone unconditional. Upon the SEC's acceptance of this Form 8-K, the auto conversion will be automatically effected. Accordingly, at such time, each outstanding share of GCI Liberty Class A-1 Common Stock and each outstanding share of GCI Liberty Class B-1 Common Stock will convert into (i) 0.63 of a share of GCI Liberty Class A Common Stock and (ii) 0.2 of a share of GCI Liberty Preferred Stock (with fractional shares being issued, as applicable, as further described herein).

Q:
What is the contribution?

A:
On the business day immediately following the day on which the auto conversion occurs but subject to the satisfaction (or waiver if applicable or permitted) of certain closing conditions (as described below), Liberty Interactive and Liberty LLC will contribute certain assets and subsidiaries attributed to Liberty Interactive's Ventures Group (the contributed Ventures assets; see below under "Information About the Transactions—The Reorganization Agreement—Structure of the Transactions—Contribution" and "Information About the Transactions—The Reorganization Agreement—Assets and Liabilities Subject to the Reattribution and Contribution") to GCI Liberty in exchange for (i) the issuance to Liberty LLC of (x) a number of shares of GCI Liberty Class A Common Stock and a number of shares of GCI Liberty Class B Common Stock equal to the number of outstanding shares of LVNTA and LVNTB on such date, respectively, and (y) cash and (ii) the assumption by GCI of certain liabilities attributed to the Ventures Group (the assumed liabilities; see below under "Information About the Transactions—The Reorganization Agreement—Structure of the Transactions—Contribution" and "Information About the Transactions—The Reorganization Agreement—Assets and Liabilities Subject to the Reattribution and Contribution"). The assets to be contributed to GCI Liberty include Liberty Interactive's entire equity interests in Liberty Broadband and Charter Communications, Inc. (Charter), along with, subject to certain exceptions, Liberty Interactive's entire equity interests in LendingTree, Inc. (LendingTree) and FTD Companies, Inc. (FTD), together with the operating business of Evite, Inc. (Evite) and certain other assets and liabilities.

Prior to the effective time of the contribution, Liberty Interactive will reattribute the reattributed assets and liabilities from the Ventures Group to the QVC Group. The reattributed assets and liabilities, if effected as of the date hereof, would include cash, Liberty Interactive's interest in ILG, Inc. (ILG), certain green energy investments, certain private assets, Liberty LLC's exchangeable debentures and certain tax liabilities and benefits. Liberty Interactive will complete the reattribution using similar valuation methodologies to those used in connection with its previous reattributions, including taking into account the advice of its financial advisor. The amount of cash to be reattributed in the reattribution will be equal to the amount by which the fair value of the aggregate liabilities attributed to the Ventures Group to be reattributed exceeds the fair value of the assets (other than cash) attributed to the Ventures Group to be reattributed, in each case, as of the date of the reattribution.

In anticipation of completing the Transactions, Liberty Interactive undertook a review of the Tax Cuts and Jobs Act of 2017 (the 2017 Tax Act) signed into law on December 22, 2017, and its potential impact on the Transactions generally, and more specifically on the reattribution. At the date of this joint proxy statement/prospectus, the total amount of cash expected to be reattributed from the Ventures Group to the QVC Group will increase from the previously estimated amount of approximately $932 million to approximately $1.3 billion. The increase in the amount of cash expected to be required in the reattribution is due to the estimated change in the fair value of tax attributes and/or deferred tax liabilities relating to Liberty LLC's exchangeable debentures (and the repurchase of certain of Liberty LLC's exchangeable debentures in prior years), Liberty Interactive's interest in ILG, certain green energy assets and certain equity awards with respect to stock of Liberty Expedia, Inc. (Liberty Expedia), CommerceHub, Inc. (CommerceHub) and Liberty TripAdvisor Holdings, Inc. (Liberty TripAdvisor). The additional cash would primarily be needed to offset the decrease in the fair value of tax attributes associated with Liberty LLC's exchangeable debentures, which will be impacted both by the new limitations on interest deductibility and the reduction in the corporate tax rate. Specifically, the value of future tax deductions (taking into consideration the ultimate recapture of those future deductions) of Liberty LLC's exchangeable debentures will be reduced, which will be partially offset by a decrease in the deferred tax liability (with respect to previously claimed deductions) to approximately $900 million (as of December 31,

  2017) from a previous balance of approximately $1.4 billion. The increase in reattributed cash is expected to be funded through a combination of the Ventures Group cash on hand and the margin loan facility.

Q:
Why is Liberty Interactive reattributing certain assets and liabilities from the Ventures Group to the QVC Group in connection with the Transactions?

A:
Prior to the contribution, Liberty Interactive will reattribute certain assets and liabilities from the Ventures Group to QVC Group pursuant to the reattribution, as described above. The reattribution is intended to accomplish multiple purposes. First, it is intended to ensure that, following the completion of the Transactions, both GCI Liberty and the QVC Group have a prudent capital structure with sufficient liquidity to service their respective debt obligations and, with regard to the QVC Group, to replicate some of the tax efficiencies associated with Liberty Interactive's current tracking stock structure. For example, Liberty Interactive has included its green energy investments among the reattributed assets because such investments generate tax benefits which the QVC Group can likely utilize more effectively than GCI Liberty. Also, Liberty Interactive's interest in ILG is a liquid asset that may be monetized relatively quickly through market sales or other financing arrangements.

Unlike the assets described above which the Liberty Interactive Board chose to include, each series of publicly traded exchangeable debentures currently attributed to the Ventures Group is a debt security of Liberty LLC (which will remain a subsidiary of Liberty Interactive following the split-off), and it would be impermissible under the related indenture for these debt instruments to be contributed to GCI Liberty. Accordingly, they must be reattributed to the QVC Group before the split-off occurs.

Lastly, the amount of cash to be included in the reattribution will depend on the fair value of the reattributed assets and liabilities as of the date of the reattribution. Pursuant to the Liberty Interactive charter, and its Management and Allocation Policies, the fair value of assets to be reattributed must be equal to the fair value of liabilities to be attributed concurrently. If the latter exceeds the former (as we expect will be the case in the reattribution), another asset, such as cash, must be added to the reattributed asset pool to eliminate that deficit.

Q:
What is the split-off?

A:
At 4:01 p.m., New York City time, on the day of the contribution (such date and time, the redemption date) but subject to the satisfaction (or waiver if applicable or permitted) of certain closing conditions (as described below), Liberty Interactive will redeem (i) each outstanding share of LVNTA for one share of GCI Liberty Class A Common Stock and (ii) each outstanding share of LVNTB for one share of GCI Liberty Class B Common Stock (the redemption), such that all shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock received by Liberty LLC in connection with the contribution will be distributed by Liberty Interactive to holders of LVNTA and LVNTB, respectively, and GCI Liberty and Liberty Interactive will be separate publicly traded companies.

Q:
What am I being asked to vote on?

A:
Liberty Interactive.    Holders of shares of LVNTA and holders of shares of LVNTB (such holders, together, the Liberty Ventures stockholders) are being asked to approve at the Liberty Interactive special meeting:

•
a proposal to approve the redemption of each share of LVNTA and LVNTB in exchange for one share of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock,

    respectively, following the acquisition of such shares by Liberty LLC in connection with the contribution (the redemption proposal); and

  •
  a proposal to authorize the adjournment of the Liberty Interactive special meeting by Liberty Interactive to permit further solicitation of proxies, if necessary or appropriate, if sufficient votes are not represented at the Liberty Interactive special meeting to approve the redemption proposal (the Liberty Interactive adjournment proposal).

  The approval of the redemption proposal is a condition to the completion of the Transactions. The approval of the Liberty Interactive adjournment proposal is not a condition to the completion of the Transactions.

  GCI.    Holders of shares of GCI Class A Common Stock and holders of shares of GCI Class B Common Stock (such holders, together, the GCI shareholders) are being asked to approve at the GCI special meeting:

  •
  a proposal to approve the adoption of the reorganization agreement and the Transactions contemplated thereby (the reorganization agreement proposal);

  •
  a proposal to approve the adoption of the restated GCI Liberty articles (the restated GCI Liberty articles proposal) to, among other things, (i) change the name of GCI to "GCI Liberty, Inc.", (ii) effect the reclassification and (iii) provide for the terms of the auto conversion;

  •
  a proposal to approve the issuance of shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock to Liberty LLC in connection with the contribution (the share issuance proposal);

  •
  a proposal to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of GCI in connection with the completion of the Transactions (the GCI compensation proposal); and

  •
  a proposal to authorize the adjournment of the GCI special meeting by GCI to permit further solicitation of proxies, if necessary or appropriate, if sufficient votes are not represented at the GCI special meeting to approve the reorganization agreement proposal, the restated GCI Liberty articles proposal or the share issuance proposal (the GCI adjournment proposal).

  The approval of each of the reorganization agreement proposal, the restated GCI Liberty articles proposal and the share issuance proposal is a condition to the completion of the Transactions. The approval of each of the GCI compensation proposal and the GCI adjournment proposal is not a condition to the completion of the Transactions.

Q:
How do the boards of directors of Liberty Interactive and GCI recommend that I vote?

A:
Liberty Interactive.    The Liberty Interactive Board recommends that you vote "FOR" the redemption proposal and "FOR" the Liberty Interactive adjournment proposal.

GCI.    The GCI Board recommends that you vote "FOR" the reorganization agreement proposal, "FOR" the restated GCI Liberty articles proposal, "FOR" the share issuance proposal, "FOR" the GCI compensation proposal and "FOR" the GCI adjournment proposal.

Q:
What will GCI shareholders receive in connection with the Transactions?

A:
Pursuant to the terms of the reorganization agreement, in the reclassification, (i) each holder of a share of GCI Class A Common Stock will receive one share of GCI Liberty Class A-1 Common Stock for each share of GCI Class A Common Stock held by such holder, and (ii) each holder of a share of GCI Class B Common Stock will receive one share of GCI Liberty Class B-1 Common

  Stock for each share of GCI Class B Common Stock held by such holder. Following the reclassification, in the auto conversion, each holder of a share of GCI Liberty Class A-1 Common Stock and/or a share of GCI Liberty Class B-1 Common Stock will receive (x) 0.63 of a share of GCI Liberty Class A Common Stock and (y) 0.2 of a share of GCI Liberty Preferred Stock for each share of GCI Liberty Class A-1 Common Stock and share of GCI Liberty Class B-1 Common Stock held by such holder (with fractional shares being issued, as applicable). For the avoidance of doubt, fractional shares will not be issued to holders who own their shares through a brokerage account.

  Fractional shares will be issued to record holders of Reclassified GCI Liberty Common Stock in the auto conversion. Such fractional shares will not be listed or traded on the Nasdaq Stock Market LLC (NASDAQ), but will entitle the record holder of such fractional share to vote in the same manner as the record holder of a whole share of GCI Liberty Capital Stock but proportional to the fractional interest held by such record holder. It is anticipated that such fractional shares will be eliminated in accordance with the reincorporation merger.

  Based on a reference price of LVNTA of $43.65 (which was the closing price on February 4, 2017) and an initial liquidation price of $25.00 per share of GCI Liberty Preferred Stock, GCI shareholders will receive total consideration of $32.50 per share in respect of each share of Old GCI Common Stock held, comprised of $27.50 per share in GCI Liberty Class A Common Stock (the Common Stock Consideration) and $5.00 per share in GCI Liberty Preferred Stock (the Preferred Stock Consideration and, together with the Common Stock Consideration, the Transaction Consideration). No premium will be paid for shares of GCI Class B Common Stock beyond the premium included in the Transaction Consideration for the benefit of all GCI shareholders.

  Following the contribution and Liberty Interactive's distribution of its controlling interest in the combined company to the Liberty Ventures stockholders in redemption of its Liberty Ventures Common Stock, GCI shareholders will hold an approximate 23% equity interest and an approximate 16% voting interest in GCI Liberty (based on the number of shares outstanding at the time of signing). GCI Liberty will continue in existence as an Alaska corporation following the closing of the Transactions (subject to the completion of the reincorporation merger discussed below).

Q:
What will happen to my GCI stock-based awards?

A:
In connection with the reclassification, each equity award with respect to an option to purchase shares of GCI Class A Common Stock or which constitutes an award of restricted shares of GCI Class A Common Stock will be converted into a corresponding option award or award of restricted shares, respectively, with respect to an equal number of shares of GCI Liberty Class A-1 Common Stock. Such converted awards will remain subject to the same terms and conditions pertinent to the applicable award prior to the reclassification.

In connection with the auto conversion, each option to purchase shares of GCI Liberty Class A-1 Common Stock will be converted to an option award on terms intended to preserve the intrinsic value of such award based on the volume weighted average prices (VWAP) of shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock over the three-consecutive trading days immediately following the date on which the auto conversion occurs. Awards of restricted shares of GCI Liberty Class A-1 Common Stock will be converted in the auto conversion in the same manner as outstanding shares of GCI Liberty Class A-1 Common Stock. Except as otherwise described herein, such converted awards will remain subject to the same terms and conditions pertinent to the applicable award prior to the auto conversion.

Q.
What are the U.S. federal income tax consequences of the reclassification and the auto conversion to the GCI shareholders?

A:
The reclassification will qualify as a tax-free "recapitalization" under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the Code). As a result, for U.S. federal income tax purposes, no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Old GCI Common Stock upon the receipt of shares of Reclassified GCI Liberty Common Stock pursuant to the reclassification. The completion of the Transactions is conditioned upon the receipt at or prior to the effective time of the auto conversion by GCI Liberty and Liberty Interactive of the opinions of Sherman & Howard L.L.C. (Sherman & Howard) and Skadden, Arps, Slate, Meagher & Flom LLP (Skadden Arps), respectively, to the effect that, under current U.S. federal income tax law, the auto conversion will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These conditions to the completion of the Transactions may not be waived by either GCI Liberty or Liberty Interactive. Assuming that the auto conversion so qualifies, for U.S. federal income tax purposes no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Reclassified GCI Liberty Common Stock upon the receipt of shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock pursuant to the auto conversion. Please see "Material U.S. Federal Income Tax Consequences of the Transactions" for more information regarding the opinions of Sherman & Howard and Skadden Arps and the potential tax consequences to GCI shareholders of the reclassification and the auto conversion.

Q:
What will Liberty Ventures stockholders receive in connection with the Transactions?

A:
In connection with the split-off, (i) each holder of a share of LVNTA will receive one share of GCI Liberty Class A Common Stock in redemption of such share of LVNTA and (ii) each holder of a share of LVNTB will receive one share of GCI Liberty Class B Common Stock in redemption of such share of LVNTB.

Following the split-off, Liberty Ventures stockholders will hold an approximate 77% equity interest and an approximate 84% voting interest in GCI Liberty (based on the number of shares outstanding at the time of signing). GCI Liberty will continue as an Alaska corporation following the closing of the Transactions (subject to the completion of the reincorporation merger discussed below).

Q:
What will happen to my Liberty Ventures stock-based awards?

A:
In connection with the split-off, equity awards relating to shares of LVNTA or LVNTB will be converted into equity awards with respect to an equal number of shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock, respectively. Except as otherwise described herein, such converted equity awards will remain subject to the same terms and conditions pertinent to the applicable award prior to the split-off.

Q.
What are the U.S. federal income tax consequences of the Transactions to the Liberty Ventures stockholders?

A:
The completion of the Transactions is conditioned upon the receipt at or prior to the effective time of the auto conversion by Liberty Interactive of the opinion of Skadden Arps to the effect that, under current U.S. federal income tax law, the split-off will qualify as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code. This condition to the completion of the Transactions is not waivable by Liberty Interactive. Assuming that the split-off so qualifies, for U.S. federal income tax purposes no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Liberty Ventures Common Stock upon the receipt of shares of GCI Liberty Common Stock pursuant to the split-off. Please see "Material U.S. Federal Income Tax Consequences of the Transactions" for more information regarding the opinion of Skadden Arps and the potential tax consequences to Liberty Ventures stockholders of the split-off.

Q:
Are the reclassification and auto conversion subject to any conditions?

A:
Yes. The completion of the reclassification and auto conversion depends on a number of conditions being satisfied or, if applicable, waived (if permitted), including, but not limited to:

•
the receipt of the requisite approval of the GCI shareholders of the reorganization agreement proposal, the restated GCI Liberty articles proposal and the share issuance proposal;

•
the receipt of the requisite approval of the Liberty Ventures stockholders of the redemption proposal;

•
the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the HSR Act);

•
the absence of any law, order or other legal restraint or prohibition that prevents, prohibits, renders illegal or permanently enjoins the completion of the Transactions;

•
the effectiveness under the Securities Act of 1933, as amended (the Securities Act) of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, with no stop order or proceeding seeking a stop order having been initiated by the SEC;

•
the approval of NASDAQ for the listing of the shares of GCI Liberty Capital Stock, subject to certain exceptions and official notice of issuance;

•
the receipt of applicable regulatory approvals, including that of the Federal Communications Commission (the FCC) and the Regulatory Commission of Alaska (the RCA);

•
the absence of any event, change in applicable law or other occurrence which, in the reasonable opinion of each party's outside counsel, results or will result in GCI Liberty (after giving effect to the Transactions) becoming required to register as an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the 40 Act);

•
the receipt of certain tax opinions by each of GCI Liberty and Liberty Interactive (which condition may not be waived by the parties); and

•
with respect to the auto conversion, the reclassification having occurred.

See "Information About the Transactions—The Reorganization Agreement—Conditions to the Completion of the Transactions."

Q:
Is the contribution subject to any additional conditions?

A:
Yes. The parties' obligations to effect the contribution are also conditioned upon:

•
the completion of the reclassification and auto conversion in accordance with the terms of the reorganization agreement;

•
delivery of certain ancillary agreements;

  •
  confirmation that the Liberty capital adequacy opinion (as defined below) has not been withdrawn, invalidated or modified in an adverse manner;

  •
  confirmation from Skadden Arps that its tax opinion delivered to Liberty Interactive has not been withdrawn, invalidated or modified in an adverse manner; and

  •
  the resignation of the GCI Liberty directors, other than Ronald A. Duncan, as of immediately prior to the contribution.

See "Information About the Transactions—The Reorganization Agreement—Conditions to the Completion of the Transactions."

Q:
Is the split-off subject to any additional conditions?

A:
Yes. Liberty Interactive's obligation to effect the split-off is also conditioned upon:

•
the completion of the contribution in accordance with the terms of the reorganization agreement; and

•
if the split-off does not occur on the same date as the contribution, confirmation from Skadden Arps that its tax opinion delivered to Liberty Interactive has not been withdrawn, invalidated or modified in an adverse manner.

See "Information About the Transactions—The Reorganization Agreement—Conditions to the Completion of the Transactions."

Q:
Can either party waive the conditions to the Transactions?

A:
Yes, either party may waive any of the conditions to the closing of the Transactions, other than the receipt of tax opinions by each of GCI Liberty and Liberty Interactive. In the event that either Liberty Interactive or GCI waives a material condition to the Transactions, such party intends to promptly issue a press release and file a Current Report on Form 8-K to report such event. The parties do not intend to resolicit stockholder approval in the event of any such waiver.

Q:
What regulatory approvals are required to complete the Transactions?

A:
The completion of the Transactions is conditioned, among other things, on the expiration or termination of any applicable waiting period under the HSR Act and receipt of approvals from the FCC and the RCA. Under the terms of the reorganization agreement, each of Liberty Interactive and GCI have agreed to use their respective reasonable best efforts to obtain all necessary regulatory approvals, provided that neither party is required to agree to any restrictions or sell or otherwise dispose of any asset or business that would materially adversely affect such party, or would prohibit or materially limit the ownership, control or operation by such party of its respective business.

Q:
Can the parties solicit alternative transactions?

A:
No. Liberty Interactive and GCI are each subject to a "no-shop" restriction that limits each party's ability to solicit alternative acquisition proposals from, or engage in discussions with, third parties, except under limited circumstances to permit the Liberty Interactive Board or the GCI Board, as applicable, to comply with its fiduciary duties under applicable law.

Liberty Interactive and GCI may not, and will cause each of its respective representatives and subsidiaries not to, solicit certain alternative transaction proposals (as defined below) or engage in discussions or negotiations with third parties with respect to certain alternative transaction proposals, unless its respective board of directors (or committee thereof, as applicable), receives a bona fide proposal that, among other things: (i) did not result from a breach of such party's non-solicitation obligations and (ii) in the reasonable determination of such party's board of directors (or committee thereof, as applicable), is or is reasonably likely to result in a superior transaction proposal (as defined below). In the case of such a superior transaction proposal (or an intervening event as further discussed herein), such party's board of directors (or committee thereof, as applicable) may change its recommendation with respect to the Transactions if, among other things, the board of directors (or committee thereof, as applicable), believes that the failure to so change its recommendation with respect to the Transactions would reasonably be expected to constitute a breach of its fiduciary duties under applicable law.

If a party's board of directors intends to change its recommendation with respect to the Transactions as a result of a superior transaction proposal or intervening event, it must first negotiate in good faith with the other party for at least five business days to modify the reorganization agreement such that the failure to change its recommendation would no longer be reasonably expected to constitute a breach of its fiduciary duties under applicable law.

Please see "Information About the Transactions—The Reorganization Agreement—No Solicitation" for further discussion of an alternative transaction proposal and a superior transaction proposal and "Information About the Transactions—The Reorganization Agreement—Board Recommendation and Adverse Recommendation Change."

Q.
Can the reorganization agreement be terminated by the parties?

A:
Yes. The reorganization agreement may be terminated prior to the effective time of the auto conversion, whether before or after the required approvals of the GCI shareholders or the Liberty Ventures stockholders are obtained:

•
by mutual written consent of each of Liberty Interactive, Liberty LLC and GCI;

•
by either Liberty Interactive or GCI, if the auto conversion is not consummated on or before April 4, 2018 (the outside date), provided that either party may extend the outside date for a period not to exceed six months upon written notice to the other party if all conditions to the closing of the Transactions have been satisfied or are capable of being satisfied other than certain conditions, including, but not limited to, the conditions relating to the receipt of regulatory approvals;

•
by either Liberty Interactive or GCI, if there is a final, non-appealable order, injunction or other action by any governmental authority permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; or

•
by either Liberty Interactive or GCI, if the required approvals of either of the Liberty Ventures stockholders or the GCI shareholders are not obtained.

The reorganization agreement may also be terminated by Liberty Interactive if:

•
the GCI Board changes its recommendation with respect to the Transactions, or GCI materially breaches or fails to perform its non-solicitation obligations, in either case, if the required approvals of the GCI shareholders have not yet been obtained; or

•
provided that Liberty Interactive is not in material breach of any of its obligations, there is any continuing inaccuracy in the representations and warranties of GCI, or GCI is materially failing to perform any of its covenants or other agreements under the reorganization agreement, subject to a cure period.

The reorganization agreement may also be terminated by GCI if:

•
the Liberty Interactive Board changes its recommendation with respect to the Transactions, or Liberty Interactive materially breaches or fails to perform its non-solicitation obligations, in either case, if the required approval of the Liberty Ventures stockholders has not yet been obtained; or

•
provided that GCI is not in material breach of any of its obligations, there is any continuing inaccuracy in the representations and warranties of Liberty Interactive, or Liberty Interactive is materially failing to perform any of its covenants or other agreements under the reorganization agreement, subject to a cure period.

Q:
Are there any fees payable by the parties in connection with a termination of the reorganization agreement?

A:
Yes, in certain circumstances. Subject to the terms and conditions of the reorganization agreement, GCI will pay Liberty Interactive a termination fee of $40 million if (i) Liberty Interactive terminates the reorganization agreement prior to GCI shareholder approval of the Transactions as a result of the GCI Board changing its recommendation with respect to the Transactions, (ii) Liberty Interactive terminates the reorganization agreement prior to GCI shareholder approval of the Transactions as a result of GCI materially breaching or failing to perform its non-solicitation obligations, or (iii) (A) an alternative transaction proposal is made to GCI, (B), the reorganization agreement is terminated (1) by either party due to the failure to effect the auto conversion by the outside date, (2) by either party due to the failure of the GCI shareholders to approve the Transactions or (3) by Liberty Interactive due to GCI's breach of its representations or covenants in a way that prevents satisfaction of a closing condition, subject to a cure period, and (C) within 18 months of such termination, GCI consummates an alternative transaction or enters into an agreement for an alternative transaction that meets certain requirements (as further discussed herein).

In addition, GCI was required to pay all fees and expenses in connection with (i) the solicitation of consents with respect to the 6.75% Senior Notes due 2021 (the 2021 Senior Notes) and 6.875% Senior Notes due 2025 (the 2025 Senior Notes, and together with the 2021 Senior Notes, the Senior Notes), each issued by GCI, Inc., a wholly owned subsidiary of GCI, (ii) the solicitation of a consent and an amendment with respect to GCI's senior secured credit facility (the existing senior secured credit facility) and (iii) the committed bridge financing executed in connection with the reorganization agreement (collectively, the financing fees), in each case as such financing fees became due and payable. Liberty Interactive must reimburse GCI for 50% of the financing fees if the reorganization agreement is terminated (i) by the mutual written consent of the parties thereto, (ii) by either party due to the failure to effect the auto conversion by the outside date or (iii) by either party due to any governmental authority issuing a final non-appealable order or taking any other action permanently prohibiting the Transactions from taking effect. Moreover, Liberty Interactive must reimburse GCI for 100% of the financing fees if the reorganization agreement is terminated (i) by either party due to the failure of the GCI shareholders to approve the Transactions (if, and only if, the GCI Board has not changed its recommendation with respect to the Transactions prior to such termination), (ii) by either party due to the failure of the Liberty Ventures stockholders to approve the redemption proposal (if, and only if, the Liberty Ventures Board has changed its recommendation with respect to the redemption proposal prior to such termination), (iii) by GCI prior to the receipt of the Liberty Ventures stockholder approval of the redemption proposal as a result of the Liberty Interactive Board changing its recommendation with respect to the redemption proposal and (iv) by GCI prior to the receipt of Liberty Ventures stockholder approval of the redemption proposal as a result of Liberty Interactive materially breaching or failing to perform its non-solicitation obligations.

Subject to the terms and conditions of the reorganization agreement, Liberty Interactive will pay GCI a termination fee of $65 million if (i) GCI terminates the reorganization agreement prior to Liberty Ventures stockholder approval of the redemption as a result of the Liberty Interactive Board changing its recommendation with respect to the Transactions, (ii) GCI terminates the reorganization agreement prior to Liberty Ventures stockholder approval of the redemption as a result of Liberty Interactive materially breaching or failing to perform its non-solicitation obligations, (iii) in the event that the contribution and the split-off have not been completed within 5 business days following the date on which the auto conversion occurs and the Liberty Interactive stockholder approval has been obtained, or (iv) (A) an alternative transaction proposal is made to Liberty Interactive, (B) the reorganization agreement is terminated (1) by either party due to the failure to effect the auto conversion by the outside date, (2) by either party due to the failure of the Liberty Ventures stockholders to approve the redemption or (3) by GCI due to Liberty Interactive's breach of its representations or covenants in a way that prevents satisfaction of a closing condition, subject to a cure period, and (C) within 18 months of such termination, Liberty Interactive consummates an Alternative Transaction (as defined below) or enters into an agreement for an Alternative Transaction that meets certain requirements (as further discussed herein).

Q:
What transactions are occurring in connection with the Transactions other than those involved in the reclassification, auto conversion, contribution and split-off?

A:
In connection with the Transactions (and as described above), Broadband Holdco intends to enter into the margin loan facility in an initial principal amount of up to $1 billion that will be borrowed at the time of the split-off. The margin loan facility will be secured by all of the shares of LBRDK owned by Liberty Interactive and to be contributed to GCI Liberty, which will be held through Broadband Holdco, with one or more third party lenders. As part of the internal restructuring occurring prior to the split-off, it is expected that a portion of the loan proceeds will be distributed from GCI Liberty to Liberty Interactive, and Liberty Interactive, within 12 months following the completion of such distribution, will use all of the distributed portion of the loan proceeds received from GCI Liberty to repurchase shares of Liberty Interactive's common stock under its share repurchase program pursuant to a special authorization by the Liberty Interactive Board or for the repayment of certain indebtedness. The Liberty Interactive Board will determine, in its sole discretion, the number and series of any shares of Liberty Interactive's common stock which it will repurchase under its share repurchase program. See "Description of Certain Indebtedness." The portion of the loan proceeds to be distributed to Liberty Interactive will be determined at the time of the reattribution and will represent the difference between the available Ventures Group cash on hand and the actual amount of cash necessary to complete the reattribution (as described above).

In order to facilitate an internal restructuring to be completed by GCI in connection with the completion of the Transactions, GCI completed a consent solicitation in May 2017 with respect to the Senior Notes as well as solicitation of a consent and an amendment with respect to the existing senior secured credit facility.

In connection with a $75 million unsecured promissory note (the Searchlight Note) issued to Searchlight Capital, L.P. (Searchlight Investor) on February 2, 2015, GCI entered into a stock appreciation rights agreement pursuant to which GCI issued to Searchlight Investor three million stock appreciation rights (the Searchlight SARs). The Searchlight SARs entitle Searchlight Investor to receive, upon exercise, an amount payable at GCI's election in either cash or shares of GCI Class A Common Stock equal in value to the excess of the fair market value of a share of GCI Class A Common Stock on the date of exercise over the price of $13.00 (the Appreciation Value). In the event of a change of control transaction, GCI is required to pay Searchlight Investor the

  Appreciation Value of the stock appreciation rights in cash. The Transactions will constitute a change of control transaction with respect to GCI as contemplated by the stock appreciation rights agreement. The fair market value of GCI Class A Common Stock will be calculated based on the VWAP of the stock on the primary stock exchange on which the stock is listed for the 10 day period ending on the day immediately preceding the closing of the contribution. Assuming for purposes of this disclosure only that the contribution occurred on December 22, 2017, the Appreciation Value of the Searchlight SARs on such date would have been $82.7 million. The Searchlight Note is expected to be paid off or refinanced in connection with the closing of the Transactions using a combination of cash, capacity under GCI LLC's (as defined below) revolver, or new borrowing.

Pursuant to the reorganization agreement and Indemnification Agreement (as defined below), within six months of the redemption date, Liberty Interactive, Liberty LLC and GCI Liberty will cooperate with, and reasonably assist each other with respect to, the commencement and consummation of a purchase offer (the purchase offer) whereby Liberty LLC will offer to purchase, either pursuant to privately negotiated transactions or a tender offer, Liberty LLC's outstanding 1.75% exchangeable debentures due 2046 (the Liberty Charter Exchangeable Debentures) on terms and conditions (including maximum offer price) reasonably acceptable to GCI Liberty. Pursuant to the Indemnification Agreement, GCI Liberty will indemnify Liberty LLC with respect to any Liberty Charter Exchangeable Debentures surrendered for exchange to Liberty LLC on or before October 5, 2023 for the amount by which (x) the exchange value exceeds (y) the sum of the adjusted principal amount of such Liberty Charter Exchangeable Debentures plus the amount of certain tax benefits attributable to such Liberty Charter Exchangeable Debentures so exchanged (the spread indemnity). The Liberty Charter Exchangeable Debentures repurchased by Liberty LLC in the purchase offer will be cancelled, and GCI Liberty's spread indemnity obligations with respect thereto will be extinguished. Furthermore, GCI Liberty will indemnify Liberty LLC for each Liberty Charter Exchangeable Debenture repurchased by Liberty LLC in the purchase offer in an amount equal to the difference between (x) the purchase price paid by Liberty LLC to acquire such Liberty Charter Exchangeable Debenture in the purchase offer and (y) the sum of the amount of cash reattributed with such purchased Liberty Charter Exchangeable Debenture in the reattribution plus the amount of certain tax benefits attributable to such Liberty Charter Exchangeable Debenture so purchased (the purchase offer indemnity). Additionally, Liberty LLC will be reimbursed by GCI Liberty for all reasonable costs and expenses incurred by Liberty LLC relating to the completion of the purchase offer.

Q:
What will the relationship be between GCI Liberty and Liberty Interactive after the split-off?

A:
Upon completion of the split-off, GCI Liberty and Liberty Interactive will operate independently, and neither will have any ownership interest in the other. In connection with the split-off, however, GCI Liberty and Liberty Interactive and/or Liberty Media Corporation (Liberty Media) (or certain of their subsidiaries) are entering into certain agreements in order to govern the ongoing relationships between GCI Liberty and Liberty Interactive after the split-off and to provide for an orderly transition. Such agreements will include (i) a tax sharing agreement with Liberty Interactive that governs Liberty Interactive's and GCI Liberty's respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters (the Tax Sharing Agreement); (ii) an indemnification agreement pursuant to which, among other things, (1) Liberty LLC will use commercially reasonable efforts to conduct the purchase offer, (2) GCI Liberty (x) will indemnify Liberty LLC with respect to the purchase offer indemnity and (y) will reimburse Liberty LLC for all reasonable costs and expenses relating to the completion of the purchase offer, (3) GCI Liberty will indemnify Liberty LLC with respect to the spread indemnity, and (4) Liberty Interactive and GCI Liberty have agreed to indemnify each other with respect to certain potential losses in respect of the split-off (collectively, the

  Indemnification Agreement); (iii) a services agreement with Liberty Media, pursuant to which, for three years following the split-off, Liberty Media will provide GCI Liberty with specified services, including insurance administration and risk management services, other services typically performed by Liberty Media's legal, investor relations, tax, accounting, and internal audit departments, and such other services as Liberty Media may obtain from its officers, employees and consultants in the management of its own operations that GCI Liberty may from time to time request or require (the Services Agreement); (iv) a facilities sharing agreement with a wholly owned subsidiary of Liberty Media, pursuant to which, for three years following the split-off, GCI Liberty will share office facilities with Liberty Interactive and Liberty Media (the Facilities Sharing Agreement); and (v) aircraft time sharing agreements with Liberty Media or one of its wholly owned subsidiaries, pursuant to which Liberty Media or its subsidiary will lease the aircraft to GCI Liberty and provide a fully qualified flight crew for all operations on a periodic, non-exclusive time sharing basis. See "Certain Relationships and Related Party Transactions—Relationships Between GCI Liberty and Liberty Interactive and/or Liberty Media Following the Transactions."

Q:
What is the accounting treatment for the Transactions?

A:
Liberty Interactive and GCI each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States (GAAP). The contribution will be treated as a reverse acquisition under the acquisition method of accounting in accordance with GAAP. Upon the contribution of certain assets and liabilities to GCI Liberty, Liberty Interactive will hold a controlling interest in GCI. Therefore, for accounting purposes, Broadband Holdco and Ventures Holdco, LLC, a Delaware limited liability company and the sister subsidiary to Broadband Holdco which will hold all of the contributed Ventures assets other than the Liberty Broadband stock (Ventures Holdco, and together with Broadband Holdco, HoldCo), are considered to be acquiring GCI Liberty in the Transactions.

The split-off of GCI Liberty will then be accounted for at historical cost due to the fact that Liberty Interactive's shares of GCI Liberty Common Stock are to be distributed pro rata to holders of Liberty Ventures Common Stock.

Please see "Information About the Transactions—Accounting Treatment" for further discussion of the expected accounting treatment.

Q:
Why is GCI proposing the Transactions?

A:
A special committee of the GCI Board (the Committee), comprised entirely of independent and disinterested directors, unanimously determined that it is in the best interests of GCI and its shareholders, including the shareholders other than Searchlight Capital and any members of management of GCI (including Ronald Duncan and his affiliates other than GCI) (the Non-Affiliated Shareholders), and declared it advisable, for GCI to enter into the reorganization agreement and consummate the transactions contemplated by the reorganization agreement. Accordingly, the Committee unanimously recommended that the GCI Board approve the execution of the reorganization agreement and the consummation of the Transactions. The GCI Board, after considering various factors and with the unanimous recommendation of the Committee, unanimously approved and declared advisable the reorganization agreement and the Transactions, including, without limitation, the reclassification, the auto conversion and the contribution, and recommends that the GCI shareholders vote "FOR" the reorganization agreement proposal, the restated GCI Liberty articles proposal, the share issuance proposal, the GCI compensation proposal and the GCI adjournment proposal.

In the course of reaching their respective recommendations, the GCI Board consulted with GCI's management and its legal advisors and the Committee consulted with its financial and legal advisors, as well as the legal advisors of GCI and management of GCI, and considered a number of factors, including, among others and not necessarily in order of relative importance, the following material factors and benefits of the reorganization agreement and the Transactions, each of which the GCI Board believes supported its recommendation:

  •
  the aggregate value and composition of the Transaction Consideration to be received by GCI shareholders represents a significant premium on the pre-announcement trading price of the GCI Class A Common Stock;

  •
  the GCI Board's and the Committee's belief that the Transactions were a superior alternative to the other potential strategic alternatives available to GCI, including stand-alone operating strategies and other potential strategic alternatives;

  •
  the perceived challenges and risks of continuing as a stand-alone public company and the assessment that no other internally developed alternatives were reasonably likely in the near term to create greater value for GCI's shareholders than the Transactions;

  •
  the fact that, since the consideration to be received by GCI shareholders will be paid in GCI Liberty shares, the GCI shareholders would have the opportunity to participate in any future earnings and growth of the combined company and future appreciation in the value of such shares following the closing of the Transactions should they determine to retain the shares of GCI Liberty Capital Stock received in the Transactions;

  •
  the Transactions are intended to qualify as a tax-free reorganization for U.S. federal income tax purposes and, accordingly, are intended to be completed in a manner that is tax-free to GCI and the GCI shareholders, as more fully described below under the heading "Material U.S. Federal Income Tax Consequences of the Transactions;"

  •
  the benefits to the combined company that could result following the closing of the Transactions based on each of the Venture Group's and GCI's businesses, their respective financial performance and condition, results of operations, intellectual property, management and competitive positions, and the potential to realize certain cost savings and operational synergies;

  •
  the larger capital base of the combined company, which would improve GCI Liberty's access to capital markets and put the combined company in a position to respond more quickly to market opportunities;

  •
  the increased diversification of the asset base of GCI Liberty and the larger market capitalization and liquidity available to the shareholders of GCI Liberty; and

  •
  the fact that the reorganization agreement permits the GCI Board to change its recommendation that the GCI shareholders vote in favor of the adoption of the reorganization agreement and the Transactions in response to certain acquisition proposals and certain intervening events, if, among other things, the GCI Board determines that the failure to change its recommendation would reasonably be expected to constitute a breach of its fiduciary duties under applicable law. See "Information About the Transactions—The Reorganization Agreement—Board Recommendation and Adverse Recommendation Change—GCI."

The GCI Board and the Committee also considered certain potentially negative factors in their deliberations concerning the reorganization agreement and the Transactions, including the following:

•
the fact that GCI decided not to engage in a competitive bid process or other broad solicitation of interest, which decision, however, was informed by (i) the price and premium proposed by Liberty Interactive, (ii) the GCI Board's and the Committee's concern regarding increased risk of leaks if GCI contacted third parties regarding a potential transaction, and (iii) the fact that, because of the timing of the regulatory approval process and the requirements to obtain shareholder approval, potentially interested parties could submit a superior proposal during the significant period of time between the announcement of the execution of the reorganization agreement and the shareholder vote to approve the Transactions;

  •
  the fact that the consideration to be received by GCI shareholders will consist of GCI Liberty shares based on fixed exchange ratios and the value of the consideration to be received by GCI shareholders may decline either before or after the GCI special meeting and there will be no adjustment to the exchange ratios, thereby exposing the GCI shareholders to the risks of an equity investment;

  •
  the fact that the consideration to be received by GCI shareholders will not include any shares of GCI Liberty Class B Common Stock such that, while former GCI shareholders will own approximately 23% of the undiluted shares of GCI Liberty Capital Stock, these shares will represent only approximately 16% of the undiluted voting power of GCI Liberty (in each case, based on then-outstanding share information); and

  •
  the possibility that a change in corporate structure could affect the perception of GCI's status among its Alaska customer base as an independent Alaska based company.

For more information, see "Information About the Transactions—GCI's Purpose and Reasons for the Transactions and Other Proposals; Recommendation of the GCI Board; Fairness of the Transactions".

Q:
Did the Committee receive an opinion from its financial advisor?

A:
As described more fully in the section entitled "Information About the Transactions—Background of the Transactions," the Committee, which consists entirely of independent and disinterested directors, was formed for the purpose of evaluating and reviewing the Transactions and alternatives thereto, and, ultimately, recommending or recommending against any such Transactions or alternatives thereto. The Committee retained Lazard Frères & Co. LLC (Lazard) as its financial advisor, and for purposes of preparing an opinion to the Committee as to the fairness, from a financial point of view, to the holders of GCI Class A Common Stock (other than Liberty Interactive and its affiliates, the executive officers of GCI and the holders of any stock appreciation rights in GCI), solely in their capacities as such, of the consideration to be paid to such holders in the Transactions.

For a more complete description of the opinion that Lazard delivered to the Committee and a summary of the material financial analyses performed by Lazard and reviewed by the Committee in connection with its opinion, please refer to the section below under the heading "Information About the Transactions—Opinion of the Committee Financial Advisor" and to the full text of the written opinion included as Annex D to this joint proxy statement/prospectus.

Q:
Why is Liberty Interactive proposing the Transactions, including the contribution and the split-off?

A:
Among other reasons, the Liberty Interactive Board approved the reorganization agreement and recommended the approval of the redemption proposal and the Liberty Interactive adjournment proposal, based on a number of strategic and financial benefits. Specifically, Liberty Interactive believes that the Transactions offer the opportunity to combine the Ventures Group assets and businesses with GCI's business, the largest Alaska-based communications provider (as measured by revenues) and a strong cash flow generator with stable recurring revenues, which is complementary to the strategic interests in Liberty Broadband and Charter attributed to the Ventures Group. Further, the split-off will allow Liberty Interactive to eliminate the complexity associated with its tracking stock capital structure, which is expected to reduce the discounts at which each of its tracking stocks trade and encourage investment in the Series A and Series B QVC Group common stock (together, the QVC Group common stock) and the GCI Liberty Capital Stock. The split-off will also achieve Liberty Interactive's goal of establishing a market-leading, pure-play retail and commerce business with its QVC Group, which should provide Liberty Interactive (which will be renamed "QVC Group, Inc." following the completion of the Transactions) with a more attractive equity currency that may also be eligible for inclusion in stock indices. The improved market recognition of the value of the businesses and assets of GCI Liberty and Liberty Interactive resulting from the split-off would provide GCI Liberty and Liberty Interactive with greater flexibility in raising equity capital for organic growth and responding to strategic opportunities, including by creating a more efficiently priced acquisition currency. More accurately valued stocks would also enable GCI Liberty and Liberty Interactive to provide more effective, less dilutive stock-based compensation programs, a key component of retaining and incentivizing a quality management team. The Liberty Interactive Board expects that following the consummation of the Transactions, both GCI Liberty and Liberty Interactive will maintain a prudent capital structure that will provide sufficient liquidity to service debt and financial flexibility for share repurchases. The Liberty Interactive Board also expects that the contribution and split-off will be completed in a manner that is tax-free to Liberty Interactive and the holders of its Liberty Ventures Common Stock.

The Liberty Interactive Board also considered a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the Transactions, including (not necessarily in order of importance):

•
the Transaction Consideration to be received by GCI shareholders in the auto conversion represents a significant premium on the value of the GCI Class A Common Stock;

•
the fact that the Alaskan economy is in the midst of a recession;

•
that FCC Universal Service Fund (USF) subsidies, which represent a large percentage of GCI's revenue, are subject to change;

•
the potential tax liabilities that could arise from the split-off, including the possibility that the Internal Revenue Service (the IRS) could successfully assert that the split-off is taxable to holders of Liberty Ventures Common Stock and/or to Liberty Interactive;

•
the fact that the combined company's potential indemnity obligations with respect to (x) any tax liability incurred or (y) with respect to the spread indemnity under the Indemnification Agreement are not subject to a cap;

•
the risk of being unable to achieve the benefits expected from the Transactions;

•
the potential disruption of the businesses of GCI and Liberty Interactive, as their respective management and employees devote time and resources to completing the Transactions; and

•
the substantial costs of effecting the Transactions and continued compliance with legal, administrative and other requirements applicable to two separate public reporting companies.

After considering the positive and negative factors described above, the Liberty Interactive Board determined that the anticipated benefits of the split-off outweighed the risks and costs and approved the reorganization agreement and the Transactions, including the contribution and the split-off. In light of the number, variety and complexity of the factors that the Liberty Interactive Board considered in determining whether to effect the Transactions, the Liberty Interactive Board did not believe it to be practicable to assign relative weights to the factors it considered. Rather, the Liberty Interactive Board conducted an overall analysis of the factors described above. In doing so, different members of the Liberty Interactive Board may have given different weights to different factors.

Q:
What happens if the market price of Old GCI Common Stock or Liberty Ventures Common Stock changes before the closing of the Transactions?

A:
No change will be made to the Transaction Consideration if the market price of Old GCI Common Stock or Liberty Ventures Common Stock changes before the closing of the Transactions. Because the Transaction Consideration is fixed, the value of the Transaction Consideration will depend on the market price of shares of LVNTA at the time of the closing of the Transactions. Similarly, the value to be received in the split-off by the holders of Liberty Ventures Common Stock will depend on the market price of the GCI Liberty Common Stock at the time of the closing of the Transactions.

Q:
When do you expect the Transactions to be completed?

A:
Liberty Interactive and GCI are expecting to complete the Transactions during the first quarter of calendar year 2018. However, the Transactions are subject to various conditions, including, but not limited to, applicable regulatory and stockholder approvals, and it is possible that factors outside of the control of Liberty Interactive and GCI could result in the Transactions being completed at a later time, or not at all. There may be a substantial amount of time between the Liberty Interactive special meeting and the GCI special meeting, on the one hand, and the completion of the Transactions, on the other hand.

Q:
Are GCI shareholders or Liberty Interactive stockholders entitled to any appraisal or dissenters' rights?

A:
Under Delaware law, holders of shares of Liberty Ventures Common Stock will not have appraisal rights in connection with the split-off.

Under Alaska law, holders of shares of Old GCI Common Stock do not have the right to dissent to the reclassification, the auto conversion or the contribution and be paid fair value for such holder's shares.

Q:
How do shares of Old GCI Common Stock or the Reclassified GCI Liberty Common Stock compare to shares of GCI Liberty Capital Stock?

A:
Shares of Reclassified GCI Liberty Common Stock will have substantially the same terms as the Old GCI Common Stock, except that the Reclassified GCI Liberty Common Stock will be convertible into the Transaction Consideration upon the auto conversion. The GCI Liberty Capital Stock will have different terms and conditions than the Old GCI Common Stock and the Reclassified GCI Liberty Common Stock.

Please see "Description of Reclassified GCI Liberty Common Stock and GCI Liberty Capital Stock" and "Comparison of Shareholders' Rights" for more information.

Q:
What are the terms of the GCI Liberty Common Stock?

A:
Each class of GCI Liberty Common Stock is identical in all respects, except that:

•
each share of GCI Liberty Class A Common Stock entitles its holder to one vote per share and each share of GCI Liberty Class B Common Stock entitles its holder to ten votes per share; and

•
each share of GCI Liberty Class B Common Stock is convertible, at the option of the holder, into one share of GCI Liberty Class A Common Stock. Shares of GCI Liberty Class A Common

    Stock and shares of GCI Liberty Class C Common Stock are not convertible at the option of the holder.

No shares of GCI Liberty Class C Common Stock will be issued in connection with or will be outstanding immediately following the Transactions. For information regarding the terms of the GCI Liberty Common Stock, see "Description of Reclassified GCI Liberty Common Stock and GCI Liberty Capital Stock" and "Comparison of Shareholders' Rights."

Q:
What are the terms of the GCI Liberty Preferred Stock?

A:
The GCI Liberty Preferred Stock will have the following terms:

•
each share of GCI Liberty Preferred Stock entitles its holder to one-third of a vote per share, and the GCI Liberty Preferred Stock is entitled to vote together as a class generally with the holders of the GCI Liberty Common Stock on all matters submitted to a vote of the holders of GCI Liberty Common Stock, except as required by the restated GCI Liberty articles or applicable law;

•
quarterly dividends on each share of GCI Liberty Preferred Stock accrue at a rate of 5.00% per annum of the liquidation price (which rate will increase to 7.00% per annum following the reincorporation merger);

•
the liquidation price of each share of GCI Liberty Preferred Stock is the sum of (i) $25, plus (ii) an amount equal to all unpaid dividends (whether or not declared) accrued with respect to such share which pursuant to the terms of the restated GCI Liberty articles has been added to and then remain part of the liquidation price as of such date;

•
the shares of GCI Liberty Preferred Stock must be redeemed by GCI Liberty on the first business day following the twenty first anniversary of the auto conversion for the liquidation price plus unpaid dividends accrued from the most recent dividend payment date; and

•
certain protective provisions with respect to the GCI Liberty Preferred Stock are set forth in the GCI Liberty restated articles.

For information regarding the terms of the GCI Liberty Preferred Stock, see "Description of Reclassified GCI Liberty Common Stock and GCI Liberty Capital Stock—GCI Liberty Preferred Stock" and "Comparison of Shareholders' Rights."

Q:
How do shares of Liberty Ventures Common Stock compare to shares of GCI Liberty Capital Stock?

A:
The Liberty Ventures Common Stock is a tracking stock of Liberty Interactive. Accordingly, the Liberty Ventures Common Stock includes terms that are specific to a tracking stock and would not typically apply to a regular common stock, such as conversion at the option of the company, redemption for stock of a subsidiary and mandatory conversion, redemption or dividend provisions upon an asset disposition. None of these tracking stock-specific terms will apply to the GCI Liberty Capital Stock.

Please see "Description of Reclassified GCI Liberty Common Stock and GCI Liberty Capital Stock" and "Comparison of Shareholders' Rights" for more information.

Q:
What is the dividend policy of Liberty Interactive and GCI pending completion of the Transactions?

A:
Liberty Interactive has not paid any cash dividends on shares of Liberty Ventures Common Stock. In addition, until the completion of the split-off, Liberty Interactive has agreed not to declare or pay any cash dividend or make any other cash distribution with respect to shares of Liberty Ventures Common Stock.

  GCI has not paid any cash dividends on shares of its common stock. In addition, under the terms of the reorganization agreement, except for certain exceptions, GCI has agreed not to (i) declare or pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any shares of Old GCI Common Stock, (ii) reclassify, combine, split or subdivide shares of Old GCI Common Stock, or (iii) redeem, purchase or otherwise acquire any equity interests in GCI or any of its subsidiaries.

Q:
Does GCI Liberty intend to pay cash dividends?

A:
No. GCI Liberty currently intends to retain future earnings, if any, following the Transactions to finance the expansion of its businesses. As a result, GCI Liberty does not expect to pay any cash dividends in the foreseeable future. All decisions regarding the payment of dividends by GCI Liberty will be made by its board of directors (the GCI Liberty Board), from time to time, in accordance with applicable law.

Q:
Which businesses, assets and liabilities will GCI Liberty hold after consummation of the Transactions?

A:
GCI Liberty's businesses, assets and liabilities are expected to consist of, among other things, and subject to certain exceptions:

•
The businesses, assets and liabilities of GCI;

•
Liberty Interactive's interest in Charter;

•
Liberty Interactive's interest in Liberty Broadband;

•
Evite;

•
Liberty Interactive's interest in giggle, Inc. (Giggle);

•
Liberty Interactive's interest in LendingTree;

•
Liberty Interactive's interest in FTD;

•
Certain rights and liabilities pursuant to agreements related to the contributed Ventures assets;

•
Certain rights and liabilities pursuant to the Indemnification Agreement; and

•
Cash.

  For additional information regarding the contributed assets and the assumed liabilities, see "Information About the Transactions—The Reorganization Agreement—Structure of the Transactions—Contribution" and "Information About the Transactions—The Reorganization Agreement—Assets and Liabilities Subject to the Reattribution and Contribution."

Q:
Where will the Reclassified GCI Liberty Common Stock and the GCI Liberty Capital Stock trade?

A:
Currently, there is no public market for the Reclassified GCI Liberty Common Stock or the GCI Liberty Capital Stock. Immediately upon the completion of the reclassification, the GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock are expected to continue trading on the Nasdaq Global Select Market and the over-the-counter market, respectively, under the same symbols as the GCI Class A Common Stock and GCI Class B Common Stock, respectively, currently trade. Subject to the consummation of the contribution, GCI Liberty expects to list its GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock and GCI Liberty Preferred Stock on the Nasdaq Global Select Market under the symbols "GLIBA," "GLIBB," and "GLIBP", respectively.

  GCI Liberty expects that its Reclassified GCI Liberty Common Stock will begin trading immediately upon the acceptance of the filing of the restated GCI Liberty articles by the Alaska commissioner. GCI Liberty cannot predict the trading prices for its Reclassified GCI Liberty Common Stock when such trading begins.

  GCI Liberty expects that its GCI Liberty Capital Stock will begin trading on the first trading day following the auto conversion. GCI Liberty cannot predict the trading prices for its capital stock when such trading begins.

Q:
What will happen to the listings of Old GCI Common Stock, the Reclassified GCI Liberty Common Stock and the Liberty Ventures Common Stock?

A:
Following the reclassification, shares of GCI Class A Common Stock will no longer be listed or traded on the Nasdaq Global Select Market and shares of GCI Class B Common Stock will no longer be listed or traded on the over-the-counter market, nor will any of these shares remain authorized or outstanding. Following the auto conversion, shares of GCI Liberty Class A-1 Common Stock will no longer be listed or traded on the Nasdaq Global Select Market and shares of GCI Liberty Class B-1 Common Stock will no longer be listed or traded on the over-the counter market. However, GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock will remain authorized until the consummation of the reincorporation merger, at which time the GCI Liberty Delaware charter will not authorize GCI Liberty Class A-1 Common Stock or GCI Liberty Class B-1 Common Stock. See "Q: What is the reincorporation merger?" Following the redemption, the Liberty Ventures Common Stock will no longer be listed or traded on the Nasdaq Global Select Market, and the QVC Group common stock will become the only outstanding common stock of Liberty Interactive. The QVC Group common stock thus will cease to function as a tracking stock and will effectively become an asset-backed stock, even though Liberty Interactive's tracking stock structure will remain in place until the Liberty Interactive charter is amended to eliminate the tracking stock specific provisions. Liberty Interactive expects to submit this amended charter for the approval of the QVC Group stockholders at its 2018 annual meeting of stockholders, which is expected to be held during the second quarter of 2018.

Q:
What is the reincorporation merger?

A:
Pursuant to the terms of the reorganization agreement, GCI Liberty will enter into an agreement pursuant to which it will merge with and into a subsidiary of GCI Liberty (with such subsidiary being a Delaware corporation, and also to be named "GCI Liberty, Inc." upon the completion of the merger) (the reincorporation merger), with such Delaware corporation continuing in effect as the surviving corporation in the reincorporation merger. The sole purpose of the reincorporation merger will be to change GCI Liberty's state of incorporation from the State of Alaska to the State of Delaware. Subject to the receipt of the required shareholder approvals with respect to the reincorporation merger, at the effective time of the reincorporation merger, the restated GCI Liberty articles will be amended and restated such that the GCI Liberty Delaware charter will contain provisions substantially similar to those in the restated GCI Liberty articles, other than, among other things, those changes required by the General Corporation Law of the State of Delaware (the DGCL) and to remove any provisions related to Alaskan law, and that:

•
the reincorporation merger will not affect the amount of the accrued dividends on the GCI Liberty Preferred Stock;

•
the surviving corporation will have authorized one class of common stock, divided into three series, rather than three classes of common stock;

•
no GCI Liberty Class A-1 Common Stock or GCI Liberty Class B-1 Common Stock will be authorized;

  •
  subject to certain exceptions, the approval of at least 66 2/3% of the voting power of the surviving corporation's capital stock will be required for the merger or consolidation of the surviving corporation with or into any other corporation (including a merger consummated pursuant to Section 251(h) of the DGCL and notwithstanding the exception to a vote of the stockholders for such merger set forth therein), unless the laws of the state of Delaware do not require the consent of the surviving corporation's stockholders (other than Section 251(h) of the DGCL), or unless 75% of the members of the surviving corporation's board of directors has approved such merger or consolidation; and

  •
  the GCI Liberty Delaware charter will contain provisions (i) pursuant to which GCI Liberty will renounce any interest or expectancy in certain business opportunities, and (ii) deeming directors and officers not in breach of their fiduciary duties in certain cases for directing a corporate opportunity to another person or entity (including Liberty Interactive) instead of the surviving corporation, subject to certain exceptions.

  Neither Liberty Interactive stockholders nor GCI shareholders are being asked to vote on the reincorporation merger at this time. Pursuant to the terms of the reorganization agreement, promptly following the mailing of this joint proxy statement/prospectus, Liberty Interactive and GCI will cooperate to file a preliminary proxy statement with respect to the reincorporation merger and, immediately following the split-off, each of Liberty Interactive and GCI will use its reasonable best efforts to cause such proxy statement with respect to the reincorporation merger to be mailed to the shareholders of GCI Liberty (as of immediately following the split-off) and to hold a special meeting of GCI Liberty shareholders as soon as practicable following the split-off to approve the reincorporation merger.

Q:
When and where will the special meetings be held?

A:
The Liberty Interactive special meeting will be held at 8:00 a.m., local time, on February 2, 2018, at the corporate offices of Liberty Interactive, 12300 Liberty Boulevard, Englewood, Colorado 80112, telephone (720) 875-5300.

The GCI special meeting will be held at 8:00 a.m., local time, on February 2, 2018, at the corporate offices of GCI, 2550 Denali Street, Suite 1600, Anchorage, Alaska 99503.

Q:
What are the record dates for the special meetings?

A:
The record date for the Liberty Interactive special meeting is 5:00 p.m., New York City time, on December 4, 2017 (the Liberty Interactive record date).

The record date for the GCI special meeting is 4:00 p.m., New York City time, on December 4, 2017 (the GCI record date).

Q:
What votes of Liberty Interactive stockholders or GCI shareholders are required to approve the proposals?

A:
Liberty Interactive.    Each of the redemption proposal and the Liberty Interactive adjournment proposal requires the approval of a majority of the aggregate voting power of the shares of LVNTA and LVNTB outstanding on the Liberty Interactive record date that are present in person or by proxy and entitled to vote at the Liberty Interactive special meeting, voting together as a separate class. On the Liberty Interactive record date, there were 81,354,748 shares of LVNTA and 4,245,314 shares of LVNTB issued and outstanding and entitled to vote.

On the Liberty Interactive record date, approximately 8.4% of the outstanding shares of Liberty Ventures Common Stock, representing 37.1% of the aggregate voting power of the outstanding shares of Liberty Ventures Common Stock, were beneficially owned by Liberty Interactive directors and executive officers and their affiliates. Liberty Interactive currently expects that the directors and executive officers of Liberty Interactive (including those who are party to the Malone voting agreement (as defined below)) will vote their shares of LVNTA and LVNTB in favor of the redemption proposal and the Liberty Interactive adjournment proposal. For more information, see "Information About the Transactions—Agreements with Stockholders of Liberty Interactive and Shareholders of GCI—Agreement with Stockholders of Liberty Interactive."

  GCI.    Each of the reorganization agreement proposal and the restated GCI Liberty articles proposal requires (i) the approval of a majority of the aggregate voting power of the Old GCI Common Stock outstanding on the GCI record date, voting together as a single class, (ii) the approval of a majority of the voting power of the GCI Class A Common Stock outstanding on the GCI record date, voting separately as a single class, and (iii) the approval of a majority of the voting power of the GCI Class B Common Stock outstanding on the GCI record date, voting separately as a single class. Approval of the share issuance proposal requires the affirmative vote of the holders of a majority of the outstanding aggregate voting power of the shares of Old GCI Common Stock voting together as a single class. Each of the GCI compensation proposal and the GCI adjournment proposal requires the approval of a majority of the aggregate voting power of the shares of Old GCI Common Stock outstanding on the GCI record date that are present in person or by proxy at the GCI special meeting, voting together as a single class. On the GCI record date, there were 32,917,993 shares of GCI Class A Common Stock and 3,052,305 shares of GCI Class B Common Stock issued and outstanding and entitled to vote.

  On the GCI record date, approximately 12.9% of the outstanding shares of GCI Class A Common Stock, representing 12.9% of the aggregate voting power of the outstanding shares of GCI Class A Common Stock, approximately 38.6% of the outstanding shares of GCI Class B Common Stock, representing 38.6% of the aggregate voting power of the outstanding shares of GCI Class B Common Stock, and approximately 15.1% of the outstanding shares of Old GCI Common Stock, representing 25.3% of the aggregate voting power of the outstanding shares of Old GCI Common Stock, were held by GCI directors and executive officers and their affiliates. GCI currently expects that the directors and executive officers of GCI (including those who are party to the GCI voting agreements (as defined below)) will vote their shares of Old GCI Common Stock in favor of the reorganization agreement proposal and restated GCI Liberty articles proposal, the share issuance proposal, the GCI compensation proposal and the GCI adjournment proposal. For more information, see "Information About the Transactions—Agreements with Stockholders of Liberty Interactive and Shareholders of GCI—Agreements with Shareholders of GCI."

Q:
How many votes do stockholders have?

A:
At the Liberty Interactive special meeting:

•
holders of shares of LVNTA have one vote per share; and

•
holders of shares of LVNTB have ten votes per share.

  Holders of shares of Series A QVC Group common stock, par value $0.01 per share (QVCA), or Series B QVC Group common stock, par value $0.01 per share (QVCB), will not be entitled to vote at the Liberty Interactive special meeting.

  At the GCI special meeting:

  •
  holders of shares of GCI Class A Common Stock have one vote per share; and

  •
  holders of shares of GCI Class B Common Stock have ten votes per share.

Q:
Have any Liberty Ventures stockholders agreed to vote their shares in favor of any of the proposals to be considered at the Liberty Interactive special meeting?

A:
Yes. In connection with the reorganization agreement, on April 4, 2017, Liberty Interactive, GCI, John C. Malone, the chairman of the Liberty Interactive Board (Mr. Malone), and Leslie Malone (Mrs. Malone, and together with Mr. Malone, the Malone parties) entered into a voting agreement (the Malone voting agreement) with respect to the shares of LVNTB held by the Malone parties, including any shares of LVNTB acquired after the execution of the agreement and any shares of GCI Liberty Class B Common Stock received in respect of all such shares in the split-off. As of the record date for the Liberty Interactive special meeting, the Malone parties collectively owned approximately 93.1% of the outstanding shares of LVNTB, representing approximately 31.9% of the total voting power of the Liberty Ventures Common Stock.

Pursuant to the terms of the Malone voting agreement, the Malone parties agreed, among other things and subject to certain conditions, to, at any meeting of Liberty Ventures stockholders called to vote upon the approval of the redemption proposal, so long as the Liberty Interactive Board has not changed its recommendation in favor of the redemption proposal in response to a superior transaction proposal, vote all shares of LVNTB held by the Malone parties in favor of the redemption proposal and the Liberty Interactive adjournment proposal. In addition, the Malone parties have agreed to, at any meeting of shareholders of GCI Liberty called to vote upon the approval of the reincorporation merger, vote all shares of GCI Liberty Class B Common Stock received in connection with the split-off in favor of the reincorporation merger and any adjournment of such meeting to solicit additional proxies in favor of the reincorporation merger. See "Information About the Transactions—Agreements with Stockholders of Liberty Interactive and Shareholders of GCI—Agreement with Stockholders of Liberty Interactive—The Malone Voting Agreement."

Q:
Have any GCI shareholders agreed to vote their shares in favor of any of the proposals to be considered at the GCI special meeting?

A:
Yes. In connection with the reorganization agreement, on April 4, 2017, Liberty Interactive and GCI entered into a separate voting agreement with each of (i) Ronald A. Duncan and Dani Bowman, with respect to their respective shares of GCI Class B Common Stock, including any shares of GCI Class B Common Stock acquired after the execution of such agreement and any shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock received in respect of all such shares in the auto conversion, and (ii) John W. Stanton and Theresa E. Gillespie, with respect to their respective shares of GCI Class A Common Stock and GCI Class B Common Stock, including any shares of Old GCI Common Stock or GCI Liberty Capital Stock acquired after the execution of such agreement and any shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock received in respect of all such shares in the auto conversion (such GCI shareholders in clauses (i) and (ii), the GCI voting shareholders, and such agreements, the GCI voting agreements). As of the record date for the GCI special meeting, the shares subject to the GCI voting agreements represented approximately 3.8% of the outstanding shares of GCI Class A Common Stock and 86.4% of the outstanding shares of GCI Class B Common Stock, representing approximately 43.5% of the total voting power of the Old GCI Common Stock.

Pursuant to the terms of the GCI voting agreements, the GCI voting shareholders agreed, among other things and subject to certain conditions, to, at any meeting of GCI shareholders called to vote upon the reorganization agreement proposal, the restated GCI Liberty articles proposal, the share issuance proposal, the GCI compensation proposal or the GCI adjournment proposal, so long as the GCI Board has not changed its recommendation in favor of the Transactions in response to a superior transaction proposal, vote all shares of GCI Class A Common Stock and shares of GCI Class B Common Stock subject to the applicable GCI voting agreement held by the GCI voting shareholders in favor of such proposals. In addition, the GCI voting shareholders have agreed to, at any meeting of shareholders of GCI Liberty called to vote upon the approval of the reincorporation merger, vote all shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock received in respect of the shares subject to the GCI voting agreements in connection with the auto conversion in favor of the reincorporation merger and any adjournment of such meeting to solicit additional proxies in favor of the reincorporation merger. See "Information About the Transactions—Agreements with Stockholders of Liberty Interactive and Shareholders of GCI—Agreements with Shareholders of GCI—The Stanton Voting Agreement" and "Information About the Transactions—Agreements with Stockholders of Liberty Interactive and Shareholders of GCI—Agreements with Shareholders of GCI—The Duncan Voting Agreement."

Q:
Do the directors and officers of Liberty Interactive have any interests that may differ from the interests of other Liberty Interactive stockholders?

A:
In considering the recommendation of the Liberty Interactive Board to vote to approve the redemption proposal and the Liberty Interactive adjournment proposal, Liberty Ventures stockholders should be aware that Liberty Interactive's executive officers and directors have certain interests in the Transactions that may be different from, in addition to, or in conflict with, the interests of the Liberty Ventures stockholders generally. These interests include, but are not limited to, the fact that such executive officers and directors will receive stock incentive awards with respect to shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock in exchange for their existing awards with respect to shares of LVNTA and LVNTB, respectively, as a result of the split-off, among other interests described below. The Liberty Interactive Board was aware of these interests during the deliberation of the merits of the reorganization agreement and the Transactions, and in deciding to recommend that Liberty Ventures stockholders vote for the redemption proposal and the Liberty Interactive adjournment proposal.

Holders of Liberty Ventures Common Stock should also be aware that certain of the executive officers and directors of Liberty Interactive will serve as the executive officers and directors of the combined company immediately following the contribution. Furthermore, the executive officers of Liberty Interactive are entitled to indemnification with respect to actions taken by them in connection with the Transactions under the organizational documents of Liberty Interactive and GCI Liberty, as well as customary indemnification arrangements to which Liberty Interactive and GCI Liberty, on the one hand, and these persons, on the other hand, are parties. Mr. and Mrs. Malone are also entitled to certain indemnification rights and expense reimbursement pursuant to the Malone voting agreement.

As of the Liberty Interactive record date, Liberty Interactive's executive officers and directors beneficially owned shares of Liberty Ventures Common Stock representing in the aggregate approximately 37.1% of the aggregate voting power of the outstanding shares of Liberty Ventures Common Stock. Liberty Interactive currently expects that all of its executive officers and directors (including Mr. Malone, who is subject to the Malone voting agreement) intend to vote "FOR" the redemption proposal and the Liberty Interactive adjournment proposal.

For a detailed discussion of these interests, see "Information About the Transactions—Interests of Certain Persons of Liberty Interactive in the Transactions."

Q:
Do the directors and officers of GCI have any interests that may differ from the interests of other GCI shareholders?

A:
In considering the recommendation of the GCI Board with respect to the reorganization agreement proposal, the restated GCI Liberty articles proposal, the share issuance proposal, the GCI compensation proposal and the GCI adjournment proposal, GCI shareholders should be aware that GCI's executive officers and directors have certain interests in the Transactions that may be different from, in addition to, or in conflict with, the interests of the GCI shareholders generally. These interests include, but are not limited to, the interests that certain of GCI's executive officers have by reason of certain employment agreements that they may enter into with GCI in connection with the closing of the Transactions, the acceleration of certain stock appreciation rights issued to an investor affiliated with one of GCI's directors and the fact that the executive officers and directors of GCI will receive stock incentive awards with respect to shares of GCI Liberty Capital Stock in exchange for their existing awards with respect to shares of Old GCI Common Stock, as a result of the reclassification and the auto conversion, among other interests described below. The Committee and the GCI Board were each aware of these interests during the deliberation of the merits of the reorganization agreement and the restated GCI Liberty articles and the Transactions, and the GCI Board was aware of these interests in deciding to recommend that GCI shareholders vote for the reorganization agreement proposal, the restated GCI Liberty articles proposal, the share issuance proposal, the GCI compensation proposal and the GCI adjournment proposal.

For a detailed discussion of these interests, see "Information About the Transactions—Interests of Certain Persons of GCI in the Transactions."

Q:
What constitutes a quorum?

A:
Liberty Interactive.    In order to conduct the business of the Liberty Interactive special meeting, a quorum must be present. This means that holders of a majority in total voting power of the outstanding shares of LVNTA and LVNTB entitled to vote at the Liberty Interactive special meeting must be present in person or represented by proxy at the Liberty Interactive special meeting. For purposes of determining a quorum, shares will be included as represented at the meeting even if the proxy with respect to such shares indicates that the holder of such shares abstains from voting. Because applicable New York Stock Exchange (NYSE) and NASDAQ rules do not permit discretionary voting by brokers with respect to any of the proposals to be acted upon at the Liberty Interactive special meeting, your shares of Liberty Ventures Common Stock will not count as present and entitled to vote for purposes of determining a quorum, unless you instruct your bank or broker on how to vote your shares. This may make it more difficult to establish a quorum at the Liberty Interactive special meeting. If a quorum is not present at the Liberty Interactive special meeting, Liberty Interactive expects the chairman of the meeting to adjourn the meeting in accordance with the terms of the Liberty Interactive bylaws for the purpose of soliciting additional proxies.

GCI.    In order to conduct the business of the GCI special meeting, a quorum must be present. This means that the holders of at least a majority of the total outstanding shares of Old GCI Common Stock entitled to vote at the special meeting must be represented at the GCI special meeting either in person or by proxy. For purposes of determining a quorum, shares will be included as represented at the meeting even if the proxy with respect to such shares indicates that the holder of such shares abstains from voting. Because applicable NYSE and NASDAQ rules do not permit discretionary voting by brokers with respect to the proposals to be acted upon at the GCI special meeting, your shares of Old GCI Common Stock will not count as present and entitled to vote for purposes of determining a quorum, unless you instruct your bank or broker on how to vote your shares. This may make it more difficult to establish a quorum at the GCI special meeting. If a quorum is not present at the GCI special meeting, GCI expects the chairman of the meeting to adjourn the meeting in accordance with the terms of the GCI bylaws (as defined below) for the purpose of soliciting additional proxies.

Q:
What do stockholders need to do to vote on the proposals?

A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, you should complete, sign, date and return the enclosed proxy card by mail, or vote by the telephone or through the Internet, in each case as soon as possible so that your shares are represented and voted at the Liberty Interactive special meeting or the GCI special meeting, as applicable. Instructions for voting by telephone or through the Internet are printed on the proxy voting instructions attached to the proxy card. In order to vote through the Internet, have your proxy card available so you can input the required information from the card, and log into the Internet website address shown on the proxy card. When you log on to the Internet website address, you will receive instructions on how to vote your shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting stockholder separately. Alternatively, you may also vote in person at the applicable special meeting.

Stockholders who have shares registered in the name of a broker, bank or other nominee should follow the voting instruction card provided by their broker, bank or other nominee in instructing them how to vote their shares. GCI and Liberty Interactive recommend that you vote by proxy even if you plan to attend the applicable special meeting. You may change your vote at the applicable special meeting.

Q:
If my shares are held in "street name" by a broker, bank or other nominee, will the broker, bank or other nominee vote those shares for the beneficial owner on the applicable proposals?

A:
If you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on any proposal to be considered at the Liberty Interactive special meeting or the GCI special meeting. Accordingly, your broker, bank or other nominee will vote your shares held in "street name" on the applicable proposals only if you provide instructions on how to vote. You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares or when granting or revoking a proxy. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on the applicable proposals, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld with respect to the applicable proposals, these shares will not count as present and entitled to vote at the applicable special meeting and will not count for purposes of determining a quorum at the applicable special meeting.

With respect to the Liberty Interactive special meeting, if you do not instruct your broker, bank or nominee how to vote your shares of Liberty Ventures Common Stock, they will have no effect (assuming a quorum is present) on the redemption proposal or the Liberty Interactive adjournment proposal.

With respect to the GCI special meeting, if you do not instruct your broker, bank or nominee how to vote your shares of Old GCI Common Stock, they will have no effect (assuming a quorum is present) on the GCI compensation proposal and the GCI adjournment proposal. However, they will count as a vote "AGAINST" each of the reorganization agreement proposal, the restated GCI Liberty articles proposal and the share issuance proposal.

Q:
What happens if I do not submit a proxy, fail to attend the meeting in person or by proxy, or abstain from voting?

A:
Liberty Interactive.    If you hold shares of LVNTA or LVNTB and you do not submit a proxy or you do not attend in person or by proxy at the Liberty Interactive special meeting, your shares will not be counted as present and entitled to vote for purposes of determining a quorum. However, your failure to submit a proxy or attend in person or by proxy will have no effect on determining whether either the redemption proposal or the Liberty Interactive adjournment proposal is approved (assuming a quorum is present).

If you submit a proxy in which you indicate that you are abstaining from voting, your shares will count as present for purposes of determining a quorum, but your proxy will have the same effect as a vote "AGAINST" each of the redemption proposal and the Liberty Interactive adjournment proposal.

If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares will be voted in accordance with the recommendation of the Liberty Interactive Board with respect to such proposal.

GCI.    If you hold shares of Old GCI Common Stock and you do not submit a proxy or you do not vote in person at the GCI special meeting, your shares will not be counted as present and entitled to vote for purposes of determining a quorum. Additionally, your failure to vote will have the same effect as a vote "AGAINST" the reorganization agreement proposal, the restated GCI Liberty articles proposal and the share issuance proposal, but will have no effect on determining whether either of the GCI compensation proposal or the GCI adjournment proposal is approved (assuming a quorum is present).

If you submit a proxy in which you indicate that you are abstaining from voting, your shares will count as present for purposes of determining a quorum, but your proxy will have the same effect as a vote "AGAINST" each of the reorganization agreement proposal, the restated GCI Liberty articles proposal, the share issuance proposal, the GCI compensation proposal and the GCI adjournment proposal.

If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares will be voted in accordance with the recommendation of the GCI Board with respect to such proposal.

Q:
Can I change my vote after returning my proxy card or voting by telephone or over the Internet?

A:
Liberty Interactive.    Yes. You may change your vote by voting in person at the Liberty Interactive special meeting or, before the start of the Liberty Interactive special meeting, by delivering a signed proxy revocation or a new signed proxy with a later date to Liberty Interactive Corporation, c/o Proxy Services, c/o Computershare Investor Services, P.O. Box 505008, Louisville, Kentucky 40233-9814. Any proxy revocation or new proxy must be received before the start of the Liberty Interactive special meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 1:00 a.m., Central time, on February 2, 2018.

Your attendance at the Liberty Interactive special meeting will not, by itself, revoke a prior vote or proxy from you.

If your shares are held in an account by a broker, bank or other nominee who you previously contacted with voting instructions, you should contact your broker, bank or other nominee to change your vote or revoke your proxy.

  GCI.    Yes. Even after you have submitted your proxy, you may change your vote by depositing a duly executed proxy bearing a later date. You may also change your vote at the GCI special meeting. In particular, if you are a shareholder of record, you may revoke a previously deposited proxy (a) by an instrument in writing that is received by or at the GCI special meeting prior to the closing of the polls, (b) by an instrument in writing provided to the chair of the GCI special meeting at the GCI special meeting or any adjournment or postponement thereof, (c) by voting in person at the GCI special meeting or (d) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the GCI special meeting in person and so request, although attendance at the GCI special meeting will not by itself revoke a previously granted proxy.

  If your shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote or revoke your proxy.

Q.
What do I need to do now?

A:
Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its Annexes.

In order for your shares to be voted at the Liberty Interactive special meeting or the GCI special meeting:

•
you can attend the applicable meeting in person;

•
you can vote through the Internet or by telephone by following the instructions included on your proxy card; or

•
you can indicate on the enclosed proxy or voting instruction card how you would like to vote and return the card in the accompanying postage-paid envelope.

Q.
Do I need identification to attend the Liberty Interactive special meeting or the GCI special meeting?

A:
Yes. Please bring proper identification, together with proof that you are a record owner of shares of LVNTA or LVNTB or shares of GCI Class A Common Stock and GCI Class B Common Stock, as applicable, as of the applicable record date. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned the applicable shares on the applicable record date.

Q:
What do GCI shareholders and Liberty Interactive stockholders have to do to participate in the Transactions?

A:
GCI.    Promptly after the closing of the Transactions, GCI will, or will cause Computershare Trust Company, N.A. (Computershare), the exchange agent and the redemption agent in connection with the Transactions (the transaction agent), to send to each holder of shares of Old GCI Common Stock (as such shares were reclassified into GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock, respectively, in connection with the reclassification) issued and outstanding immediately prior to the effective time of the auto conversion (i) a letter of transmittal in customary form for use in effecting the delivery of such holder's shares to the transaction agent and (ii) instructions for effecting the surrender of certificates representing such shares or transfer of such shares in book entry form in exchange for the consideration issuable and payable in respect thereof. Shares of Old GCI Common Stock (as such shares were reclassified in connection with the reclassification) will have their transfer of shares effected in accordance with Liberty Interactive's customary procedures with respect to securities represented by book entry.

  Each holder of shares of GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock following the reclassification that have, in each case, been converted into shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock in connection with the auto conversion, upon the surrender to the transaction agent of an applicable certificate or the transfer of book entry shares in compliance with the transaction agent's procedures, will be entitled to receive the consideration due to such holder in the auto conversion (in the form of shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock in the case of holders of Old GCI Common Stock (following the treatment of such shares in the reclassification)).

  See "Q: Will GCI shareholders or Liberty Interactive stockholders receive certificates representing shares of GCI Liberty Capital Stock following the Transactions?" below.

  Liberty Interactive.    Liberty Interactive will deliver or make available to all holders of certificated Liberty Ventures shares, from and after the date of the redemption, a letter of transmittal with which to surrender their Liberty Ventures shares. These holders must properly surrender their stock certificates together with the duly completed letter of transmittal (and any other documentation required thereby) following the split-off in order to receive their GCI Liberty shares of the applicable class and number in the split-off. See "Q: Will GCI shareholders or Liberty Interactive stockholders receive certificates representing shares of GCI Liberty Capital Stock following the Transactions?" below.

  Accounts holding shares of Liberty Ventures Common Stock in book entry form will be debited as of the effective time of the redemption, and promptly thereafter credited with the applicable class and number of shares of GCI Liberty Common Stock. Holders of shares of Liberty Ventures Common Stock held in book entry form will not need to take any action to receive their shares of GCI Liberty Common Stock in the split-off.

Q:
Will GCI shareholders or Liberty Interactive stockholders receive certificates representing shares of GCI Liberty Capital Stock following the Transactions?

A:
No, unless you expressly request certificates. In the Transactions, absent such a request, no physical certificates representing shares of GCI Liberty Capital Stock will be delivered to GCI shareholders or holders of Liberty Ventures Common Stock. Instead, Liberty Interactive and GCI Liberty, with the assistance of the transaction agent, will electronically distribute shares of GCI Liberty Capital Stock in book entry form to such holder or its bank or brokerage firm on its behalf. If a holder is a record holder of (i) Old GCI Common Stock upon the reclassification, (ii) Reclassified GCI Liberty Common Stock upon the auto conversion or (iii) Liberty Ventures Common Stock on the redemption date, Computershare will mail you a book entry account statement that reflects your shares of, in the case of clause (i), the Reclassified GCI Liberty Common Stock, or in the case of clause (ii) or (iii), the GCI Liberty Capital Stock. If you are a beneficial owner (but not a record holder) of (i) Old GCI Common Stock upon the reclassification, (ii) Reclassified GCI Liberty Common Stock upon the auto conversion or (iii) Liberty Ventures Common Stock on the redemption date, your bank or brokerage firm will credit your account with the shares of, in the case of clause (i), the Reclassified GCI Liberty Common Stock, or in the case of clause (ii) or (iii), the GCI Liberty Capital Stock, that you are entitled to receive.

Q:
Who is the transfer agent and registrar for GCI Liberty Capital Stock?

A:
Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, telephone: (866) 367-6355.

Q:
Who is the transaction agent for the Transactions?

A:
Liberty Interactive has selected Computershare to act as the transaction agent in connection with the Transactions.

Q.
What do I do if I have additional questions?

A:
Liberty Interactive.    If you have any questions prior to the Liberty Interactive special meeting or if you would like copies of any document referred to or incorporated by reference in this document, please call Investor Relations at (877) 772-1518 or Liberty Interactive's proxy solicitor, D.F. King & Co., Inc. (D.F. King), at (212) 269-5550 (brokers and banks only) or (800) 820-2415 (toll free).

GCI.    If you have any questions prior to the GCI special meeting or if you would like copies of any document referred to or incorporated by reference in this document, please call Bryan Fick at (907) 868-5600 or GCI's proxy solicitor, D.F. King, at (212) 269-5550 (brokers and banks only) or (800) 992-3086 (toll free).

 SUMMARY

        The following summary includes information contained elsewhere in this joint proxy statement/prospectus. This summary does not contain all of the important information that you should consider before voting on the proposals. You should read the entire joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference herein, carefully.

The Companies

  Liberty Interactive and Liberty LLC

        Liberty Interactive is a Delaware corporation and owns interests in companies primarily engaged in the video and online commerce industries. Through its subsidiaries, including Liberty LLC, and affiliates, it operates in North America, Europe and Asia. Its principal businesses and assets include its consolidated subsidiaries QVC, Inc. (QVC), zulily, llc (zulily) and Evite and its equity affiliates FTD, HSN, Inc. (HSN), LendingTree, Charter and Liberty Broadband.

        Liberty Interactive's corporate structure includes two tracking stocks, each of which tracks a tracking stock group. Tracking stocks are a type of capital stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. Each group has a separate collection of businesses, assets and liabilities attributed to it, but no group is a separate legal entity and, therefore, no group can own assets, issue securities or enter into legally binding agreements. Liberty Interactive's two tracking stocks are the QVC Group common stock and the Liberty Ventures Common Stock, which are intended to track and reflect the economic performance of the QVC Group and the Ventures Group, respectively. The QVC Group common stock trades on the Nasdaq Global Select Market under the ticker symbols "QVCA" and "QVCB", and the Liberty Ventures Common Stock trades on the Nasdaq Global Select Market under the ticker symbols "LVNTA" and "LVNTB".

        Currently, the QVC Group has attributed to it, among other things, Liberty Interactive's wholly-owned subsidiaries QVC and zulily and its approximate 38% interest in HSN, along with cash and certain liabilities. On July 5, 2017, Liberty Interactive and HSN entered into an agreement whereby Liberty Interactive will acquire the 62% of HSN that it does not already own in an all-stock transaction expected to be completed during the fourth quarter of 2017. The Ventures Group has attributed to it, among other things, Liberty Interactive's equity interests in FTD, LendingTree, Charter and Liberty Broadband, and certain liabilities relating to Liberty LLC's exchangeable debentures, along with cash and certain other liabilities.

        The address of Liberty Interactive's principal executive office is 12300 Liberty Boulevard, Englewood, Colorado 80112, and its telephone number is (720) 875-5300.

  GCI

        GCI is a publicly traded holding company which, through its subsidiaries, is the largest Alaska-based communications provider as measured by revenues. GCI provides a full range of wireless, data, video, voice, and managed services to residential customers, businesses, governmental entities, and educational and medical institutions primarily in Alaska under the GCI brand. Due to the unique nature of the markets GCI serves, including harsh winter weather and remote geographies, GCI's customers rely extensively on its systems to meet their communication and entertainment needs.

        Since GCI's founding in 1979 as a competitive long distance provider, GCI has consistently expanded its product portfolio and facilities to become the leading integrated communication services provider in its markets. GCI's facilities include redundant and geographically diverse digital undersea fiber optic cable systems linking its Alaska terrestrial networks to the networks of other carriers in the lower 48 contiguous states. In recent years, GCI expanded its efforts in wireless and presently operates the only statewide wireless network.

        For the year ended December 31, 2016, GCI generated consolidated revenues of $933.8 million. GCI ended the year with 222,500 wireless subscribers, 140,800 cable modem subscribers and 125,800 basic video subscribers.

        The address of GCI's principal executive office is 2550 Denali Street, Suite 1000, Anchorage, Alaska 99503, and its telephone number is (907) 868-5600.

The Transactions

        Please refer to the information included in "Questions and Answers" above for a summary of the terms and conditions of the Transactions. For ease of reference, set forth are illustrative diagrams intended to supplement your understanding of the structure of the Transactions:

The Steps of the Transactions

        Following the reclassification, the following four steps will occur in sequence to effect the closing of the Transactions:

(1)
Includes Liberty Interactive's 4.00%, 3.75%, 3.50%, 1.75% and 0.75% Exchangeable Debentures. Pursuant to the purchase offer as described in "Q: What transactions are occurring in connection with the Transactions other than those involved in the reclassification, auto conversion, contribution and split-off?" of this joint proxy statement/prospectus, on or before the six month anniversary of the redemption date, some amount of the Liberty Charter Exchangeable Debentures may be purchased by Liberty LLC.

(2)
Includes stakes of Charter and Liberty Broadband, and subject to certain exceptions, Giggle, LendingTree, Evite and FTD.

 Liberty Interactive Structure Before the Transactions

The Reattribution - the Pro Forma Structure

(1)
On July 5, 2017, Liberty Interactive and HSN entered into an agreement whereby Liberty Interactive will acquire the 62% of HSN it does not already own in an all-stock transaction that is expected to be completed by the fourth quarter of 2017.

(2)
Includes Liberty Interactive's 4.00%, 3.75%, 3.50%, 1.75% and 0.75% Exchangeable Debentures. Pursuant to the purchase offer as described in "Q: What transactions are occurring in connection with the Transactions other than those involved in the reclassification, auto conversion, contribution and split-off?" of this joint proxy statement/prospectus, on or before the six month anniversary of the redemption date, some amount of the Liberty Charter Exchangeable Debentures may be purchased by Liberty LLC.

(3)
Sound Ventures, Quid, Brit+Co, Liberty Israel Venture Fund II.

(4)
Following the Transactions, the QVC Group common stock will become the only outstanding common stock of Liberty Interactive, and thus will cease to function as a tracking stock and will effectively become an asset-backed stock, even though Liberty Interactive's tracking stock structure will remain in place until the Liberty Interactive charter is amended to eliminate the tracking stock specific provisions. Liberty Interactive expects to submit this amended charter for the approval of the QVC Group stockholders at its 2018 annual meeting of stockholders, which is expected to be held during the second quarter of 2018.

 GCI Liberty, Inc. Following the Transactions

SELECTED HISTORICAL FINANCIAL DATA OF GCI AND LIBERTY INTERACTIVE

Selected Historical Financial Data of GCI

        The following tables present selected historical information related to GCI's financial condition and results of operations, which is presented for each of the years in the five year period ended December 31, 2016 and the nine months ended September 30, 2017 and 2016. The following data should be read in conjunction with GCI's consolidated financial statements.

  Summary Balance Sheet Data

		Years Ended December 31,
	September 30, 2017
		2016	2015	2014	2013	2012
	(amounts in thousands, except per share amounts)
Total assets	$2,063,290	2,065,939	1,966,940	1,992,761	1,961,536	1,483,415
Long-term debt, including current portion and net of unamortized discount and deferred loan fees(1)	$1,336,489	1,336,772	1,332,738	1,027,061	1,037,462	866,811
Obligations under capital leases, including current portion	$52,713	59,647	68,359	76,456	74,605	80,612
Tower obligation, excluding current portion	$93,842	87,653	—	—	—	—
Total GCI stockholders' equity (deficit)	$(35,576)	22,719	88,263	167,356	157,144	157,178
Dividends declared per common share	$—	—	—	—	—	—

(1)
Long-term debt, including current portion and net of unamortized discount and deferred loan fees have been recast as if GCI had adopted Accounting Standards Update 2015-03 as of December 31, 2012. See Note 1 included in "Part II—Item 8—Consolidated Financial Statements and Supplementary Data" of GCI's Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 2, 2017, for additional information on ASU 2015-03.

  Summary Statement of Operations Data

	Nine Months Ended September 30,		Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(amounts in thousands except per share amounts)
Revenues	$683,675	701,519	933,812	978,534	910,198	811,648	710,181
Income (loss) before income taxes	$(70,338)	19,703	1,069	(27,213)	69,273	42,684	21,250
Net income (loss)	$(73,095)	12,107	(4,136)	(25,866)	59,244	31,727	9,162
Net income (loss) attributable to non-controlling interest	$(353)	(350)	(469)	159	51,687	22,321	(511)
Net income (loss) attributable to GCI common stockholders	$(72,742)	12,457	(3,667)	(26,025)	7,557	9,406	9,673
Basic net income (loss) attributable to GCI per common share	$(2.12)	0.33	(0.10)	(0.69)	0.18	0.23	0.23
Diluted net income (loss) attributable to GCI per common share	$(2.12)	0.08	(0.15)	(0.69)	0.18	0.23	0.23

Selected Historical Financial Data of Liberty Interactive

        The following tables present selected historical information relating to Liberty Interactive's financial condition and results of operations for the past five years and the nine months ended September 30, 2017 and 2016. Certain prior period amounts have been reclassified for comparability with the current year presentation. The following data should be read in conjunction with Liberty Interactive's consolidated financial statements.

	Nine months ended September 30,	Years ended December 31,
	2017	2016	2015	2014	2013	2012
	Amounts in millions
Summary Balance Sheet Data:
Cash and cash equivalents	$895	825	2,449	2,306	902	2,291
Investments in available-for-sale securities and other cost investments	$2,481	1,922	1,353	1,224	1,313	1,720
Investment in affiliates, accounted for using the equity method	$573	581	714	1,119	760	420
Investment in Liberty Broadband measured at fair value	$4,068	3,161	—	—	—	—
Intangible assets not subject to amortization	$9,425	9,354	9,485	7,893	8,383	8,424
Noncurrent assets of discontinued operations(1)(2)	$—	—	927	514	7,572	7,859
Total assets	$21,447	20,355	21,180	18,598	24,642	26,223
Long-term debt	$7,050	7,166	7,481	7,062	6,072	5,873
Deferred income tax liabilities	$4,015	3,636	3,217	2,681	2,794	2,805
Noncurrent liabilities of discontinued operations(1)(2)	$—	—	285	140	1,584	1,878
Total equity	$7,454	6,861	6,875	5,780	11,435	12,051
Noncontrolling interest in equity of subsidiaries	$105	89	88	107	4,499	4,489

	Nine months ended September 30,			Years ended December 31,
	2017		2016	2016	2015	2014	2013	2012
	amounts in millions, except per share amounts
Summary Statement of Operations Data:
Revenue		$7,060	7,485	10,647	9,989	10,499	10,219	9,888
Operating income (loss)		$675	596	968	1,116	1,188	1,136	1,163
Interest expense		$(267)	(277)	(363)	(360)	(387)	(380)	(466)
Share of earnings (losses) of affiliates, net		$(122)	(21)	(68)	(178)	(19)	2	(20)
Realized and unrealized gains (losses) on financial instruments, net		$1,186	942	1,175	114	(57)	(22)	(81)
Gains (losses) on transactions, net		$1	9	9	110	74	(1)	—
Earnings (loss) from continuing operations(3):
Liberty Interactive Corporation common stock		NA	NA	NA	NA	NA	NA	33
QVC Group common stock		$354	313	511	674	574	500	291
Liberty Ventures common stock		657	617	743	(43)	(36)	27	125

		$1,011	930	1,254	631	538	527	449

Basic earnings (loss) from continuing operations attributable to Liberty Interactive Corporation stockholders per common share(4):
Series A and Series B Liberty Interactive Corporation common stock		NA	NA	NA	NA	NA	NA	—
Series A and Series B QVC Group common stock		$0.71	0.59	0.99	1.35	1.10	0.88	0.48
Series A and Series B Liberty Ventures common stock		$7.73	4.35	5.54	(0.36)	(0.43)	0.37	1.89
Diluted earnings (loss) from continuing operations attributable to Liberty Interactive Corporation stockholders per common share(4):
Series A and Series B Liberty Interactive Corporation common stock	$	NA	NA	NA	NA	NA	NA	—
Series A and Series B QVC Group common stock		$0.71	0.59	0.98	1.33	1.09	0.86	0.47
Series A and Series B Liberty Ventures common stock(2)		$7.64	4.28	5.49	(0.36)	(0.43)	0.36	1.87

(1)
On December 11, 2012, Liberty Interactive acquired approximately 4.8 million additional shares of common stock of TripAdvisor, Inc. (TripAdvisor) (an additional 4% equity ownership interest), for $300 million, along with the right to control the vote of the shares of TripAdvisor's common stock and class B common stock Liberty Interactive owns. Following the transaction Liberty Interactive owned approximately 22% of the equity and 57% of the total votes of all classes of TripAdvisor common stock. On August 27, 2014, Liberty Interactive completed the spin-off (the TripAdvisor Holdings Spin-Off) of Liberty TripAdvisor. At the time of the TripAdvisor Holdings Spin-Off, Liberty TripAdvisor was comprised of Liberty Interactive's former interest in TripAdvisor as well as BuySeasons, Inc., Liberty Interactive's former wholly-owned subsidiary, and corporate level debt. Following the completion of the TripAdvisor Holdings Spin-Off, Liberty Interactive and Liberty TripAdvisor operate as separate, publicly traded companies, and neither has any stock ownership, beneficial or otherwise, in the other. The consolidated financial statements of Liberty Interactive have been prepared to reflect Liberty TripAdvisor as discontinued operations. However, the noncontrolling interest attributable to Liberty Interactive's former ownership interest in TripAdvisor is included in the noncontrolling interest line item in the consolidated balance sheet from the date of acquisition until the date of completion of the TripAdvisor Holdings Spin-Off.

(2)
The split-off (the LEXE Split-Off) of Liberty Expedia was effected on November 4, 2016 as a split-off through the redemption of a portion of LVNTA and LVNTB for shares of Liberty Expedia. The consolidated financial statements of Liberty Interactive have been prepared to reflect Liberty Interactive's interest in Expedia, Inc. (Expedia) as a discontinued operation.

(3)
Includes earnings (losses) from continuing operations attributable to the noncontrolling interests of $39 million, $42 million, $40 million, $45 million and $63 million for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, respectively.

(4)
Basic and diluted earnings per share have been calculated for Liberty Interactive common stock for the periods from May 9, 2006 to August 9, 2012. Basic and diluted earnings per share have been calculated for QVC Group common stock and Liberty Ventures Common Stock subsequent to August 9, 2012.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF GCI LIBERTY

        The following tables present summary historical pro forma information of GCI Liberty. The unaudited pro forma information was prepared using the acquisition method of accounting and is based on the assumption that the Transactions took place as of September 30, 2017 for purposes of the unaudited pro forma balance sheet and as of January 1, 2016 for purposes of the unaudited pro forma statement of operations. The following data should be read in conjunction with GCI Liberty's unaudited pro forma condensed combined financial information included herein.

September 30, 2017
Pro Forma
amounts in thousands
Summary Balance Sheet Data:
Cash and cash equivalents	$231,138
Investments in available-for-sale securities and other cost investments	$1,950,664
Investment in Liberty Broadband measured at fair value	$4,067,580
Property and equipment, net	$1,440,582
Goodwill	$1,024,902
Total assets	$10,429,426
Long-term debt	$2,418,677
Deferred income tax liabilities	$1,693,865
Total equity	$5,486,646

	Nine months ended September 30, 2017	Year ended December 31, 2016
	Pro Forma
	amounts in thousands except per share amounts
Summary Statement of Operations Data:
Revenue	$682,386	937,269
Operating income (loss)	$(58,492)	(69,829)
Interest expense	$(86,752)	(111,128)
Share of earnings (losses) of affiliates, net	$(92,082)	(32,010)
Realized and unrealized gains (losses) on financial instruments, net	$1,270,764	1,309,365
Earnings (loss) attributable to GCI Liberty shareholders	$574,491	694,683
Basic earnings per share attributable to GCI Liberty common shareholders	$5.24	6.32

Pro Forma Ratio of Combined Fixed Charges and Preference Dividends to Earnings

        The following table presents GCI Liberty's pro forma ratio of combined fixed charges and preference dividends to earnings for the periods indicated.

	Nine Months ended September 30,	Year ended December 31,
	2017	2016
Pro forma ratio of combined fixed charges and preference dividends to earnings	(1.5)	22.2

        For the purposes of determining the pro forma ratio of combined fixed charges and preference dividends to earnings, fixed charges are defined as interest expense, net of amounts capitalized,

capitalized interest, and a portion of rent expense representative of an interest factor. Preference dividends are calculated based on the dividend rate of 5.00% per annum of the liquidation price of the GCI Liberty Preferred Stock. Earnings are defined as pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income (loss) from equity investees, plus fixed charges, plus amortization of capitalized interest, plus distributed income of equity investees, plus a portion of pretax losses of equity investees for which charges arising from guarantees are included in fixed charges, minus interest capitalized, minus preference security dividend requirements of consolidated subsidiaries, minus minority interest in pretax income of subsidiaries that have not incurred fixed charges.

 EQUIVALENT AND COMPARATIVE PER SHARE INFORMATION

        Presented below is per common share data regarding the income, cash dividends declared and book value of Liberty Ventures Common Stock, Old GCI Common Stock and GCI Liberty Common Stock on historical consolidated bases. You should read the information below in conjunction with the financial statements and accompanying notes included in this joint proxy statement/prospectus.

Liberty Ventures Common Stock Historical Per Share Data

        This table shows historical per share information for Liberty Ventures Common Stock.

	As of and for the nine months ended September 30, 2017	As of and for the year ended December 31, 2016
Basic earnings per share attributable to the Ventures Group	$7.73	$5.69
Diluted earnings per share attributable to the Ventures Group	$7.64	$5.64
Cash dividends per share	—	—
Book value per share	$30.03	$22.49

Old GCI Common Stock Historical Per Share Data

        This table shows historical per share information for Old GCI Common Stock.

	As of and for the nine months ended September 30, 2017	As of and for the year ended December 31, 2016
Basic net loss per Class A common share	$(2.12)	$(0.10)
Basic net loss per Class B common share	$(2.12)	$(0.10)
Diluted net loss per Class A common share	$(2.12)	$(0.15)
Diluted net loss per Class B common share	$(2.12)	$(0.15)
Cash dividends per share	—	—
Book value per share	$(0.99)	$0.63

GCI Liberty Common Stock Pro Forma Per Share Data

        This table shows pro forma per share information for GCI Liberty Common Stock after giving effect to the Transactions.

	As of and for the nine months ended September 30, 2017	As of and for the year ended December 31, 2016
Pro forma basic earnings per share attributable to GCI Liberty Common Stock	$5.24	$6.32
Cash dividends per share	—	—
Pro forma book value per share	$50.81	N/A

        The above pro forma earnings per share data was calculated by dividing pro forma net earnings (loss) attributable to GCI Liberty common shareholders per the pro forma condensed combined statements of operations by 108 million common shares, which is the aggregate number of shares of Series A and Series B common stock that would have been issued if the Transactions had occurred on October 27, 2017. The pro forma book value per share information was calculated by dividing total combined pro forma GCI Liberty equity per the pro forma condensed combined balance sheet by 108 million common shares outstanding.

 COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Liberty Interactive Market Price

        On October 3, 2014, Liberty Interactive reattributed from the Interactive Group to the Ventures Group approximately $1 billion in cash and its digital commerce businesses, including Backcountry.com, Inc., Bodybuilding.com, LLC, CommerceHub (then, Commerce Technologies, Inc.), Provide Commerce, Inc. and Evite. Subsequent to the reattribution, the Interactive Group is now referred to as the QVC Group. In connection with the reattribution, the Liberty Interactive tracking stock trading symbol "LINTA" was changed to "QVCA" and the "LINTB" tracking stock trading symbol was changed to "QVCB," effective October 7, 2014. Effective June 4, 2015, the name of the "Liberty Interactive common stock" was changed to the "QVC Group common stock." In connection with the LEXE Split-Off, Liberty Interactive redeemed (i) 0.4 of each outstanding share of LVNTA and LVNTB for 0.4 of a share of Liberty Expedia Series A and Series B common stock, respectively, at 5:00 p.m., New York City time, on November 4, 2016. Accordingly, the high and low sales prices of LVNTA and LVNTB have been retroactively restated in the table below. Each series of Liberty Interactive's common stock trades on the Nasdaq Global Select Market. The following table sets forth the range of high and low sales prices of shares of Liberty Interactive's common stock for the periods indicated.

	QVC Group
	Series A (QVCA)		Series B (QVCB)
	High	Low	High	Low
2015
First quarter	$29.73	27.03	30.10	27.45
Second quarter	$29.70	27.01	30.06	27.91
Third quarter	$31.62	24.72	30.75	25.80
Fourth quarter	$28.71	25.01	28.26	26.02
2016
First quarter	$26.97	22.51	30.62	24.40
Second quarter	$27.25	23.01	26.98	24.02
Third quarter	$27.06	18.42	26.69	19.00
Fourth quarter	$22.33	17.88	24.10	17.78
2017
First quarter	$20.88	17.24	22.05	17.62
Second quarter	$24.94	19.81	24.93	19.40
Third quarter	$26.00	20.90	25.10	21.14
October 1—December 20	$26.73	20.79	26.00	20.93

	Liberty Ventures
	Series A (LVNTA)		Series B (LVNTB)
	High	Low	High	Low
2015
First quarter	$38.31	31.64	37.88	33.60
Second quarter	$41.06	35.13	40.62	34.42
Third quarter	$39.57	32.08	40.70	35.46
Fourth quarter	$41.03	35.96	42.24	39.08
2016
First quarter	$40.22	29.24	36.83	33.14
Second quarter	$36.55	30.97	36.72	34.36
Third quarter (July 1—July 22)	$38.59	32.76	37.87	37.33
Third quarter (July 23—September 30)(1)	$40.80	36.09	39.89	38.05
Fourth quarter (October 1—November 4)	$41.37	38.40	41.57	39.29
Fourth quarter (November 5—December 31)(2)	$41.74	36.54	41.94	36.93
2017
First quarter	$45.17	36.69	46.61	38.61
Second quarter	$55.93	44.13	56.33	53.33
Third quarter	$62.41	50.56	59.88	51.80
October 1—December 20	$59.90	52.43	59.88	59.88

(1)
Liberty Interactive effected the spin-off of CommerceHub on July 22, 2016 as a pro-rata dividend of shares of CommerceHub to the stockholders of Liberty Ventures Common Stock.

(2)
Liberty Interactive effected the LEXE Split-Off on November 4, 2016 as a redemption of Liberty Ventures Common Stock for shares of Liberty Expedia.

        As of April 3, 2017, the last trading day prior to the public announcement of the Transactions, LVNTA closed at $44.51 and LVNTB closed at $44.86. As of December 20, 2017, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus, LVNTA closed at $55.56 and LVNTB closed at $59.88.

GCI Market Price

        Shares of GCI Class A Common Stock are traded on the Nasdaq Global Select Market under the symbol GNCMA. Shares of GCI Class B Common Stock are eligible for quotation on the OTC Markets under the symbol GNCMB, but are not actively traded. The following table sets forth the high and low sales price for Old GCI Common Stock for the periods indicated. With respect to shares of GCI Class B Common Stock, this information represents inter-dealer prices without dealer mark-ups, mark-downs or commissions, and may not be indicative of the value of the common stock or the existence of an active market.

	Class A		Class B
	High	Low	High	Low
2015
First quarter	$16.57	12.79	16.11	13.96
Second quarter	$17.56	14.75	17.00	15.50
Third quarter	$20.31	15.80	19.15	15.71
Fourth quarter	$22.44	16.00	17.38	16.73
2016
First quarter	$20.23	16.41	19.40	17.70
Second quarter	$18.75	14.12	16.95	16.95
Third quarter	$17.25	12.26	13.55	13.55
Fourth quarter	$19.55	13.44	16.50	15.50
2017
First quarter	$22.34	17.50	20.85	20.65
Second quarter	$38.39	20.35	38.05	31.61
Third quarter	$43.63	35.79	43.08	36.05
October 1—December 20	$42.95	38.52	42.46	39.00

        As of April 3, 2017, the last trading day prior to the public announcement of the Transactions, shares of GCI Class A Common Stock closed at $20.56 and shares of GCI Class B Common Stock closed at $20.85. As of December 20, 2017, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus, shares of GCI Class A Common Stock closed at $39.70 and shares of GCI Class B Common Stock closed at $40.58.

Dividends

        Liberty Interactive has not paid any cash dividends on shares of Liberty Ventures Common Stock. In addition, until the completion of the split-off, Liberty Interactive has agreed not to declare or pay any cash dividend or make any other cash distribution with respect to shares of Liberty Ventures Common Stock.

        GCI has not paid any cash dividends on shares of its common stock. In addition, under the terms of the reorganization agreement, except for certain exceptions, GCI has agreed not to (i) declare or pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any shares of Old GCI Common Stock, (ii) reclassify, combine, split or subdivide shares of Old GCI Common Stock, or (iii) redeem, purchase or otherwise acquire any equity interests in GCI or any of its subsidiaries.

        GCI Liberty currently intends to retain future earnings, if any, following the Transactions to finance the expansion of its businesses. As a result, GCI Liberty does not expect to pay any cash dividends in the foreseeable future. All decisions regarding the payment of dividends by GCI Liberty will be made by the GCI Liberty Board, from time to time, in accordance with applicable law.

RISK FACTORS

        In addition to the other information incorporated by reference or included in this joint proxy statement/prospectus, including the matters addressed in "Cautionary Statement Concerning Forward-Looking Statements" below, you should carefully consider the risks associated with each of the businesses of GCI and those of Liberty Interactive applicable to the contributed Ventures assets because these risks will also affect the combined company following the completion of the Transactions. These risks can be found in the Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 of GCI, and the Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Reports for the quarters ended March 31, 2017 and June 30, 2017 of Liberty Interactive, each of which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. For more information, see "Additional Information—Where You Can Find More Information."

        If any of the following risks and uncertainties described below develop into actual events, these events could have a material adverse effect on the business, financial condition or results of operations of (a) prior to the completion of the Transactions, Liberty Interactive and/or GCI, as applicable, and (b) after the completion of the Transactions, the combined company. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. The risks described below are not the only risks and uncertainties faced by GCI Liberty with respect to its businesses and/or Liberty Interactive and/or GCI with respect to the Transactions. Additional risks and uncertainties not presently known to GCI, Liberty Interactive and/or GCI Liberty, or risks and uncertainties such parties deem immaterial, may also impair such parties' business operations.

Risks Relating to the Completion of the Transactions

         The Transactions are subject to a number of conditions, and may not be completed on the terms or timeline currently contemplated, or at all.

        The completion of the Transactions is subject to certain conditions, including the receipt of the requisite stockholder approvals described herein, the expiration or termination of any applicable waiting period under the HSR Act, the receipt of requisite FCC approval and any applicable state regulatory approvals, the receipt by each party of a tax opinion from its tax counsel stating that, in the opinion of such counsel, the Transactions will receive certain intended tax treatment, and other customary closing conditions. For additional information about the conditions to the closing of the Transactions, see "Information About the Transactions—The Reorganization Agreement—Conditions to the Completion of the Transactions." Liberty Interactive and GCI cannot assure that the Transactions will be completed on the terms or timeline currently contemplated, or at all. Many of the conditions to the closing of the Transactions are not within the control of Liberty Interactive or GCI, and neither party can predict when or if these conditions will be satisfied. The failure to meet all of the conditions required by the reorganization agreement could delay the closing of the Transactions for a significant period of time or prevent it from occurring. Any delay in the completion of the Transactions could cause the combined company not to realize some or all of the benefits Liberty Interactive and GCI expect to achieve if the Transactions are completed within the expected timeframe.

         The conversion ratios of the GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock in the auto conversion are fixed and will not be adjusted to reflect stock price changes of either Liberty Interactive or GCI prior to the auto conversion.

        Following the auto conversion, each share of GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock will be converted into the right to receive (i) 0.63 of a share of GCI Liberty Class A Common Stock and (ii) 0.2 of a share of GCI Liberty Preferred Stock. Based on a reference price of LVNTA of $43.65 per share (which was the closing price on February 4, 2017) and an initial liquidation price of $25.00 per share of GCI Liberty Preferred Stock, such conversion ratios represent aggregate consideration of $32.50 per share in respect of Old GCI Common Stock, comprised of $27.50 per share in GCI Liberty Class A Common Stock and $5.00 per share in GCI Liberty Preferred Stock. While these conversion ratios will be adjusted in certain limited circumstances, including a reclassification, recapitalization, stock split, stock dividend or distribution, or other similar transactions involving the capital stock of Liberty Interactive or GCI, the conversion ratios will not be adjusted for changes in the market price of Liberty Ventures Common Stock, Old GCI Common Stock or Reclassified GCI Liberty Common Stock.

        Changes in the price of LVNTA prior to the closing of the Transactions will affect the market value of the Transaction Consideration. Stock price changes may result from a variety of factors (many of which are beyond the control of Liberty Interactive and GCI), including the following:

  •
  changes in the respective businesses, operations, assets, liabilities and prospects of GCI and the contributed Ventures assets;

  •
  changes in market assessments of the business, operations, financial position and prospects of GCI and the contributed Ventures assets;

  •
  market assessments of the likelihood that the Transactions will be completed;

  •
  interest rates, general market and economic conditions and other factors generally affecting the prices of LVNTA, GCI Class A Common Stock and GCI Class B Common Stock;

  •
  federal, state and local legislation, governmental regulations and legal developments in the businesses in which Liberty Interactive and GCI operate; and

  •
  other factors beyond the control of Liberty Interactive or GCI, including those described under this heading "Risk Factors."

        The price of shares of LVNTA at the closing of the Transactions may vary from the price of shares of LVNTA on the date the reorganization agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of each of Liberty Interactive and GCI. As a result, the market value of the Transaction Consideration represented by the conversion ratios in connection with the auto conversion will also vary. For example, based on the range of closing prices of shares of LVNTA during the period from April 3, 2017, the last trading day before public announcement of the Transactions, through December 20, 2017, the latest practicable date before the date of this joint proxy statement/prospectus, the Transaction Consideration represented a market value per share of Old GCI Common Stock ranging from a low of $32.80 to a high of $44.32.

        Because the Transactions will be completed, if at all, after the date of the special meetings, at the time of the GCI special meeting, the exact market value of the shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock that the GCI shareholders will receive upon completion of the Transactions cannot be determined at this time.

        Therefore, while the number of shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock to be issued per share of Old GCI Common Stock is fixed, GCI shareholders cannot be sure of the market value of the consideration they will receive upon completion of the Transactions.

         GCI shareholders will be diluted by the Transactions.

        The Transactions will dilute the ownership position of GCI shareholders in GCI Liberty as compared to their current ownership stake in GCI. Based upon the number of outstanding shares of Liberty Ventures Common Stock on the Liberty Interactive record date, and upon the number of outstanding shares of Old GCI Common Stock on the GCI record date, upon the completion of the

Transactions, it is expected that former GCI shareholders will own an approximate 25.9% equity interest and 16.8% voting interest in GCI Liberty (including 21.8% of the GCI Liberty Class A Common Stock, 0% of the GCI Liberty Class B Common Stock and 100% of the GCI Liberty Preferred Stock, in each case, outstanding immediately following the completion of the Transactions), and former Liberty Ventures stockholders will own an approximate 74.1% equity interest and 83.2% voting interest in GCI Liberty (including 78.2% of the GCI Liberty Class A Common Stock, 100% of the GCI Liberty Class B Common Stock and 0% of the GCI Liberty Preferred Stock, in each case, outstanding immediately following the completion of the Transactions). Consequently, GCI shareholders, as a general matter, will have less influence over the management and policies of GCI Liberty after the completion of the Transactions than they currently exercise over the management and policies of GCI.

         The shares of Reclassified GCI Liberty Common Stock and GCI Liberty Capital Stock to be received by GCI shareholders and Liberty Ventures stockholders as a result of the Transactions will have rights different from the shares of Old GCI Common Stock and Liberty Ventures Common Stock.

        Upon completion of the Transactions, (i) GCI shareholders will no longer hold shares of Old GCI Common Stock but will instead hold, following the reclassification, shares of Reclassified GCI Liberty Common Stock and, following the auto conversion, GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock, and (ii) Liberty Ventures stockholders will no longer hold shares of Liberty Ventures Common Stock but will instead hold shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock. The rights of shareholders in the combined company will be governed by the terms of the restated GCI Liberty articles and by the corporate law of Alaska. The terms of the restated GCI Liberty articles are in some respects different from the terms of the GCI articles (as defined below) and the Liberty Interactive charter. See the section entitled "Comparison of Shareholders' Rights" for a discussion of the different rights associated with the Old GCI Common Stock and the Liberty Ventures Common Stock, on the one hand, and the GCI Liberty Capital Stock, on the other hand. In addition, as a result of the Transactions, holders of GCI Class B Common Stock, which have 10 votes per share currently, will receive shares of GCI Liberty Class A Common Stock, which will have only 1 vote per share, and GCI Liberty Preferred Stock, which will have only one-third vote per share.

         GCI Liberty cannot be certain that an active trading market for the GCI Liberty Preferred Stock will develop or be sustained after the completion of the Transactions.

        There can be no assurance that an active trading market will develop or be sustained for the GCI Liberty Preferred Stock following the completion of the Transactions. In the absence of an active trading market for such securities, shareholders may be unable to liquidate an investment in such securities. Because there has not been a public market for the newly issued GCI Liberty Preferred Stock, the initial trading prices of the GCI Liberty Preferred Stock will be determined by the market, and no assurance can be given as to whether these shares will trade at or above their liquidation price.

         Failure to complete the reincorporation merger would result in the dividend rate of the GCI Liberty Preferred Stock remaining at 5%.

        The dividend rate on the GCI Liberty Preferred Stock is initially 5% and will not increase to 7% unless and until the reincorporation merger is completed. The reincorporation merger will be subject to the approval by a majority of the shares of each outstanding class of GCI Liberty Capital Stock following the completion of the Transactions. Although the Duncan voting agreement (as defined below), Stanton voting agreement (as defined below) and Malone voting agreement all provide for the respective parties thereto to vote in favor of the reincorporation merger, no assurance can be given than the requisite shareholder approvals will ultimately be obtained. Failure to obtain such approval would result in the dividend rate on the GCI Liberty Preferred Stock remaining at 5%. This uncertainty may impact the initial trading prices of the GCI Liberty Preferred Stock following the completion of the Transactions.

         Liberty Interactive and GCI expect to incur significant costs and expenses in connection with the Transactions.

        Liberty Interactive and GCI expect that they will incur certain nonrecurring costs in connection with the consummation of the Transactions, including advisory, legal and other transaction costs. A majority of these costs have already been incurred or will be incurred regardless of whether the Transactions are completed. While many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time, management of Liberty Interactive and GCI continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the Transactions. Although Liberty Interactive and GCI expect that the realization of benefits related to the Transactions will offset such costs and expenses over time, no assurances can be made that this net benefit will be achieved in the near term, or at all.

         The announcement and pendency of the Transactions could divert the attention of management and cause disruptions in the businesses of GCI and Liberty Interactive, which could have an adverse effect on the business and financial results of both GCI and Liberty Interactive.

        Liberty Interactive and GCI are unaffiliated companies that are currently operated independently of each other. Management of both GCI and Liberty Interactive may be required to divert a disproportionate amount of attention away from their respective day-to-day activities and operations, and devote time and effort to consummating the Transactions. The risks, and adverse effects, of such disruptions and diversions could be exacerbated by a delay in the completion of the Transactions. These factors could adversely affect the financial position or results of operations of Liberty Interactive and GCI, regardless of whether the Transactions are completed.

         GCI is subject to contractual restrictions while the Transactions are pending, which could adversely affect GCI's business.

        The reorganization agreement imposes certain restrictive interim covenants on GCI. For instance, the consent of Liberty is required in respect of, among other things, amendments to GCI's organizational documents, share repurchases, certain actions relating to material contracts, certain employee benefit changes, limitations on capital expenditures and limitations on dispositions, payments of dividends, and certain issuances of shares of Old GCI Common Stock. These restrictions may prevent GCI from taking certain actions before the closing of the Transactions or the termination of the reorganization agreement, including making certain acquisitions or otherwise pursuing certain business opportunities, or making certain changes to its capital stock, that the GCI Board may deem beneficial.

         Liberty Interactive is subject to contractual restrictions while the Transactions are pending, which could adversely affect Liberty Interactive's business.

        Although less restrictive than those imposed on GCI, the reorganization agreement does impose certain restrictive interim covenants on Liberty Interactive. For instance, the consent of GCI is required in respect of, among other things, amendments to Liberty Interactive's organizational documents, certain payments of dividends with respect to the Liberty Ventures Common Stock and certain issuances of shares of Liberty Ventures Common Stock. These restrictions may prevent Liberty Interactive from taking certain actions before the closing of the Transactions or the termination of the reorganization agreement, including completing certain capital raising activities.

         Failure to complete the Transactions could adversely affect the stock prices and the future business and financial results of Liberty Interactive and GCI.

        If the Transactions are not completed for any reason, including as a result of the Liberty Ventures stockholders or the GCI shareholders failing to approve the necessary proposals, the ongoing businesses of Liberty Interactive or GCI may be adversely affected and, without realizing any of the benefits of having completed the Transactions, Liberty Interactive and GCI will be subject to numerous risks, including the following:

  •
  Liberty Interactive or GCI being required, under certain circumstances, to pay the other party a termination fee in connection with the termination of the reorganization agreement;

  •
  each of Liberty Interactive and GCI having to pay substantial costs relating to the Transactions, such as legal, accounting, financial advisor, filing, printing and mailing fees and integration costs that have already been incurred or will continue to be incurred until the closing of the Transactions;

  •
  Liberty Interactive and GCI experiencing negative reactions from the financial markets, including negative impacts on the Liberty Ventures Common Stock or Old GCI Common Stock prices, respectively, or from their respective customers, regulators and employees;

  •
  Liberty Interactive and GCI having had to comply with restrictions on the conduct of their respective businesses or prior to the completion of the Transactions, as set forth in the reorganization agreement;

  •
  the management of each of Liberty Interactive and GCI focusing on the Transactions without realizing any of the benefits of having the Transactions completed; and

  •
  reputational harm due to the adverse perception of any failure to successfully complete the Transactions.

        If the Transactions are not completed, Liberty Interactive and GCI cannot assure their respective stockholders and shareholders that these risks will not materialize and will not materially affect the business, financial results and stock prices of the Liberty Ventures Common Stock or Old GCI Common Stock.

         The reorganization agreement contains provisions that could discourage a potential competing acquiror of either GCI or Liberty Interactive (solely with respect to the Ventures Group), or could result in any competing proposal being at a lower price than it otherwise might be.

        Pursuant to the reorganization agreement, Liberty Interactive (solely with respect to the Ventures Group or certain substantial investments in Liberty Ventures Common Stock) and GCI may not solicit alternative transaction proposals, and they may not engage in any negotiations or discussions with respect to any such alternative transaction proposal unless their respective board of directors receives a bona fide alternative transaction proposal that did not result from a breach of such party's non-solicitation obligations and which such party's board of directors determines to be, or to be reasonably likely to lead to, a superior proposal, and the failure to take such action would violate the directors' fiduciary duties, subject to the terms and conditions of the reorganization agreement.

        Neither party may terminate the reorganization agreement to enter into a superior transaction. However, subject to the terms of the reorganization agreement, either party's board of directors may make an adverse recommendation change following the receipt of a superior proposal and recommend that its respective stockholders vote against the Transactions, provided that such party complies with its non-solicitation obligations in all material respects. In the case of such an adverse recommendation change by either GCI or Liberty Interactive, the other party may terminate the reorganization agreement and receive a termination fee (which, in the case of such a fee payable by GCI, will be $40 million, and, in the case of such a fee payable by Liberty Interactive, will be $65 million).

        These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of GCI or Liberty Interactive (solely with respect to the Ventures Group or certain substantial investments in the Liberty Ventures Common Stock) from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in connection with the Transactions, or might result in a potential competing acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee.

         The Duncan voting agreement, the Stanton voting agreement and the Malone voting agreement could discourage a potential competing acquiror of either Liberty Interactive (with respect to the Ventures Group) or GCI, or could result in any competing proposal being at a lower price than it might otherwise be.

        In connection with the reorganization agreement, on April 4, 2017, Liberty Interactive and GCI entered into the Duncan voting agreement with the Duncan parties (as defined below) with respect to the Duncan parties' shares of GCI Class B Common Stock (including any shares of GCI Class B Common Stock acquired after the execution of such agreement and any shares received upon reclassification, exchange or conversion of all such shares). As of the GCI record date, the Duncan parties collectively beneficially owned approximately 39.4% of the outstanding shares of GCI Class B Common Stock (collectively representing, in the aggregate, approximately 18.9% of the total voting power represented by the GCI Class A Common Stock and the GCI Class B Common Stock outstanding on the GCI record date). Pursuant to the terms of the Duncan voting agreement, the Duncan parties agreed, until the earliest of (i) the termination of the reorganization agreement in accordance with its terms, (ii) the consummation of the reincorporation merger, and (iii) the twelve month anniversary of the date on which the split-off occurs, to vote all such shares of GCI Class B Common Stock beneficially owned by the Duncan parties (including any shares of GCI Class B Common Stock acquired after the execution of such agreement and any shares received upon reclassification, exchange or conversion of all such shares) for the proposals relating to the Transactions at any meeting of GCI shareholders called to vote upon the Transactions, for the reincorporation merger at any meeting of GCI Liberty shareholders called to vote upon the reincorporation merger, and against any alternative transaction proposal for GCI or any agreement relating thereto.

        Also in connection with the reorganization agreement, on April 4, 2017, Liberty Interactive and GCI entered into the Stanton voting agreement with the Stanton parties (as defined below) with respect to the Stanton parties' shares of Old GCI Common Stock (including any shares of Old GCI Common Stock and GCI Liberty Capital Stock acquired after the execution of such agreement and any shares received upon reclassification, exchange or conversion of all such shares). As of the GCI record date, the Stanton parties collectively beneficially owned approximately 3.8% of the outstanding shares of GCI Class A Common Stock and approximately 47.1% of the outstanding shares of GCI Class B Common Stock (collectively representing, in the aggregate, approximately 24.6% of the total voting power represented by the GCI Class A Common Stock and the GCI Class B Common Stock outstanding on the GCI record date). Pursuant to the terms of the Stanton voting agreement, the Stanton parties agreed, until the earliest of (i) the termination of the reorganization agreement in accordance with its terms, (ii) the consummation of the reincorporation merger, (iii) the six month anniversary of any meeting of the shareholders of GCI Liberty at which the reincorporation merger is presented for approval and (iv) the twelve month anniversary of the date on which the split-off occurs, to vote all such shares of Old GCI Common Stock beneficially owned by the Stanton parties (including any shares received upon reclassification, exchange or conversion of such shares and any shares of GCI acquired after the execution date of the Stanton voting agreement) for the proposals relating to the Transactions at any meeting of GCI shareholders called to vote upon the Transactions, for the reincorporation merger at any meeting of GCI Liberty shareholders called to vote upon the reincorporation merger, and against any alternative transaction proposal for GCI or any agreement relating thereto.

        Also in connection with the reorganization agreement, on April 4, 2017, Liberty Interactive and GCI entered into the Malone voting agreement with the Malone parties with respect to the Malone parties' shares of LVNTB (including any shares of LVNTB acquired after the execution of the agreement and any shares received upon reclassification, exchange or conversion of all such shares). As of the Liberty Interactive record date, the Malone parties collectively beneficially owned approximately 93.1% of the outstanding shares of LVNTB (collectively representing, in the aggregate, approximately 31.9% of the total voting power represented by the Liberty Ventures Common Stock outstanding on the Liberty Interactive record date). Pursuant to the terms of the Malone voting agreement, the Malone parties agreed, until the earliest of (i) the termination of the reorganization agreement in accordance with its terms, (ii) the consummation of the reincorporation merger, and (iii) the twelve month anniversary of the date on which the split-off occurs, to vote all such shares of LVNTB beneficially owned by the Malone parties (including any shares received upon reclassification, exchange or conversion of such shares) in favor of the split-off and the reincorporation merger and against any alterative transaction proposal for the Liberty Ventures Common Stock or any agreement relating thereto.

        The existence of these agreements could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of GCI or the Ventures Group (or a substantial investment in Liberty Ventures Common Stock).

         The pendency of the Transactions could adversely affect the businesses and operations of GCI.

        In connection with the pendency of the Transactions, some customers or vendors of GCI may delay or defer decisions, which could adversely affect the revenues, earnings, funds from operations, cash flows and expenses of GCI, regardless of whether the Transactions are completed. Similarly, current and prospective employees of GCI may experience uncertainty about their future roles with GCI Liberty following the Transactions, which may materially adversely affect the ability of GCI to attract and retain key personnel during the pendency of the Transactions. In addition, due to certain operating covenants set forth in the reorganization agreement, GCI may be unable (without Liberty Interactive's prior written consent), during the pendency of the Transactions, to pursue certain actions, even if such actions would prove beneficial.

         GCI Liberty may incur material costs as a result of the Transactions and its separation from Liberty Interactive, and GCI Liberty may be unable to make, on a timely or cost-effective basis, the changes necessary to operate the combined businesses of GCI and the contributed Ventures assets.

        GCI Liberty will incur costs and expenses not previously incurred as a result of the Transactions and its separation from Liberty Interactive. These increased costs and expenses may arise from various factors, including more complex financial reporting, increased costs associated with complying with the federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley)), tax administration and human resources related functions. Although Liberty Media will continue to provide many of these services for GCI Liberty under the Services Agreement, GCI Liberty cannot assure you that the Services Agreement will continue or that these costs will not be material to GCI Liberty's business.

        Prior to the split-off, the contributed Ventures assets are operated by Liberty Interactive as part of its broader corporate organization and the business of GCI is operated by GCI's management. Liberty Interactive's senior management oversees the strategic direction of the businesses of the contributed Ventures assets and Liberty Interactive (directly and through its services agreement with Liberty Media)

performs various corporate functions in respect of the businesses of the contributed Ventures assets, including, but not limited to:

  •
  selected human resources related functions;

  •
  tax administration;

  •
  selected legal functions (including compliance with Sarbanes-Oxley), as well as external reporting;

  •
  treasury administration, investor relations, internal audit and insurance functions; and

  •
  selected information technology and telecommunications services.

        Following the completion of the Transactions, neither Liberty Interactive nor Liberty Media will have any obligation to provide any functions to GCI Liberty other than those services that will be provided by Liberty Media pursuant to the Services Agreement between GCI Liberty and Liberty Media. If, once GCI Liberty's services agreement terminates, GCI Liberty does not have in place its own systems and business functions, GCI Liberty does not have agreements with other providers of these services or GCI Liberty is not able to make these changes cost effectively, GCI Liberty may not be able to operate its business effectively and its profitability may decline. If Liberty Media does not continue to perform effectively the services to be provided to GCI Liberty under the Services Agreement, GCI Liberty may not be able to operate its business effectively after the split-off.

         GCI Liberty may not realize the potential benefits from the Transactions in the near term or at all.

        In this joint proxy statement/prospectus, GCI and Liberty Interactive have described anticipated strategic and financial benefits GCI Liberty expects to realize as a result of the Transactions. See "Information About the Transactions—Liberty Interactive's Purpose and Reasons for the Transactions; Recommendations of the Liberty Interactive Board" and "Information About the Transactions—GCI's Purpose and Reasons for the Transactions and Other Proposals; Recommendation of the GCI Board; Fairness of the Transactions." In particular, Liberty Interactive and GCI believe that the Transactions will better position GCI Liberty to take advantage of business opportunities, strategic alliances and other acquisitions through GCI Liberty's enhanced acquisition currency. GCI Liberty also expects the Transactions to enable it to provide its employees with more attractive equity incentive awards. However, no assurance can be given that the market will react favorably to the Transactions or that the current discount applied by the market to the Liberty Ventures Common Stock will not be applied to the GCI Liberty Common Stock or the GCI Liberty Preferred Stock, thereby causing GCI Liberty's equity to not be as attractive to its employees as well as any potential acquisition counterparties. In addition, no assurance can be given that any investment, acquisition or other strategic opportunities will become available following the Transactions on terms that GCI Liberty finds favorable or at all. Given the added costs associated with the completion of the Transactions, including the increased accounting, legal and other compliance costs of the combined businesses of the contributed Ventures assets and GCI, GCI Liberty's failure to realize the anticipated benefits of the Transactions in the near term or at all could adversely affect GCI Liberty.

         If the auto conversion is not effected by the outside date (unless extended under certain circumstances), either Liberty Interactive or GCI may terminate the reorganization agreement.

        Either Liberty Interactive or GCI may terminate the reorganization agreement if the auto conversion has not been consummated by the outside date, subject to an extension by either Liberty Interactive or GCI until no later than October 4, 2018, if the only closing condition(s) that have not been met are the conditions relating to the receipt of antitrust approvals, the receipt of FCC or RCA regulatory approvals, the receipt of tax opinions or the absence of a 40 Act event (as described below). However, this termination right will not be available to a party if that party failed to fulfill its obligations under the reorganization agreement and that failure was the cause of, or resulted in, the failure to effect the auto conversion. No termination fee is payable by either party for a termination under this circumstance, unless certain conditions relating to an entry into an agreement relating to an alternative transaction proposal are met. For more information, see "Information About the Transactions—The Reorganization Agreement—Termination of the Reorganization Agreement." If the reorganization agreement terminates, expected benefits of the Transactions would not materialize, and no assurance can be given as to the impact of any such termination on the market prices of the Old GCI Common Stock or the Liberty Ventures Common Stock.

         Some of the directors and executive officers of Liberty Interactive and directors and executive officers of GCI have interests in seeing the Transactions completed that are different from, or in addition to, those of the other Liberty Interactive stockholders and GCI shareholders.

        Certain of the directors and executive officers of Liberty Interactive and GCI have interests relating to the Transactions that are different from other Liberty Interactive stockholders and GCI shareholders. Some of these interests include:

  •
  Mr. Malone is the Chairman of the Board and a director of Liberty Interactive and the beneficial owner of (i) 94.7% of the outstanding LVNTB shares outstanding as of the record date for the Liberty Interactive special meeting and (ii) 33.0% of the aggregate voting power represented by the Liberty Ventures Common Stock outstanding as of the Liberty Interactive record date. Under the Malone voting agreement, Mr. and Mrs. Malone are also entitled to certain indemnification rights and expense reimbursement from Liberty Interactive. See "Information About the Transactions—Agreements with Stockholders of Liberty Interactive and Shareholders of GCI—Agreement with Stockholders of Liberty Interactive—The Malone Voting Agreement."

  •
  Certain current executive officers of Liberty Interactive will also serve as executive officers of the combined company immediately following the completion of the Transactions. For example, Mr. Malone will serve as Chairman of the Board and a director of GCI Liberty and Mr. Maffei will serve as President, Chief Executive Officer and a director of GCI Liberty immediately following the completion of the Transactions. Each of Mr. Malone and Mr. Maffei currently hold such positions at Liberty Interactive.

  •
  Mr. Zinterhofer is a Founding Partner of Searchlight Capital Partners (Searchlight Capital). In connection with the Searchlight Note issued to Searchlight Investor (together with Searchlight Capital and its affiliates, Searchlight), which is an affiliate of Searchlight Capital, on February 2, 2015, GCI entered into a stock appreciation rights agreement pursuant to which GCI issued to Searchlight Investor the Searchlight SARs. Each Searchlight SAR entitles Searchlight Investor to receive, upon exercise, an amount payable at GCI's election in either cash or shares of GCI Class A Common Stock equal in value to the Appreciation Value. The instrument is exercisable on the fourth anniversary of the grant date and will expire eight years from the date of grant. In the event of a change of control transaction on or prior to the fourth anniversary of the grant date, GCI is required to pay Searchlight Investor the Appreciation Value of the Searchlight SARs in cash. The Transactions will constitute a change of control transaction as contemplated by the stock appreciation rights agreement. The Searchlight Note is expected to be paid off or refinanced in connection with the closing of the Transactions using a combination of cash, capacity under GCI LLC's revolver, or new borrowing.

  •
  Mr. Duncan, Chief Executive Officer of GCI, will also serve as a director of the combined company immediately following the completion of the Transactions.

        For a more detailed discussion of these interests, see "Information About the Transactions—Interests of Certain Persons of Liberty Interactive in the Transactions" and "Information About the Transactions—Interests of Certain Persons of GCI in the Transactions."

         Following the Transactions, GCI Liberty may be unable to retain key employees.

        The success of GCI Liberty following the completion of the Transactions will depend in part upon its ability to retain key GCI employees. Key employees may depart either before or after the Transactions because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with GCI Liberty following the Transactions. Accordingly, no assurance can be given that businesses comprising GCI Liberty will be able to retain key employees to the same extent as in the past.

         The unaudited pro forma condensed combined financial statements included in this document are preliminary and the actual financial condition and results of operations of GCI Liberty after the completion of the Transactions may differ materially.

        The unaudited pro forma condensed combined financial statements of GCI Liberty in this document are presented for illustrative purposes only and are not necessarily indicative of what GCI Liberty's actual financial condition or results of operations would have been had the Transactions been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon assumptions and preliminary estimates, to record the identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of GCI and HoldCo as of the date of the completion of the Transactions. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see "Summary Unaudited Pro Forma Condensed Combined Financial Statements of GCI Liberty" and "GCI Liberty, Inc.—Unaudited Pro Forma Condensed Combined Financial Statements".

         The unaudited pro forma financial information of GCI Liberty included in this joint proxy statement/prospectus involves risks, uncertainties and assumptions, many of which are beyond the control of GCI and Liberty Interactive, respectively. As a result, it may not prove to be accurate and is not necessarily indicative of current values or future performance.

        The unaudited prospective financial information of GCI Liberty contained in "GCI Liberty, Inc.—Unaudited Pro Forma Condensed Combined Financial Statements" involves risks, uncertainties and assumptions and is not a guarantee of future performance. The future financial results of GCI Liberty may materially differ from those expressed in the unaudited prospective financial information due to factors that are beyond GCI Liberty's ability to control or predict. No assurances can be made regarding future events or that the assumptions made in preparing the unaudited prospective financial information will accurately reflect future conditions. The internal financial projections were based on numerous variables and assumptions that are inherently subjective, and depend on a number of factors, including but not limited to, risks and uncertainties relating to GCI's business and Liberty Interactive's businesses to be contributed to GCI Liberty (including the ability of each to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions, and other factors described or incorporated by reference in this section or "Cautionary Statement Concerning Forward-Looking Statements," all of which are uncertain and many of which are beyond the control of Liberty Interactive or GCI, and, if the Transactions are completed, will be beyond the control of GCI Liberty. Each company cannot provide any assurance that its future financial results, or if the Transactions are completed, those of GCI Liberty, will not materially vary from the unaudited prospective financial information. The unaudited prospective financial information covers multiple years, and the information by its nature becomes subject to greater uncertainty with each successive year. The unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

        More specifically, the unaudited prospective financial information:

  •
  necessarily makes numerous assumptions, many of which are beyond the control of each company and may not prove to be accurate;

  •
  does not necessarily reflect changes in prospects for each company's business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the unaudited prospective financial information was prepared;

  •
  is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than is reflected in the unaudited prospective financial information; and

  •
  should not be regarded as a representation that the results reflected in the unaudited prospective financial information will be achieved.

        The unaudited prospective financial information was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC for preparation and presentation of prospective financial information or GAAP and does not reflect the effect of any proposed or other changes in GAAP that may be made in the future.

         The fairness opinion obtained by the Committee from Lazard will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion.

        On April 3, 2017, Lazard delivered its opinion to the Committee that, as of such date and based upon and subject to various assumptions made, matters considered and limitations described in the opinion, the consideration to be received by the holders of GCI Class A Common Stock (other than Liberty Interactive and its affiliates, the executive officers of GCI and the holders of any stock appreciation rights in GCI), solely in their capacities as such, pursuant to the reorganization agreement was fair from a financial point of view to such holders.

        Lazard's opinion was necessarily based on economic, monetary, market and other conditions as they existed on, and on the information made available to Lazard as of, April 3, 2017. The opinion does not speak as of the time the Transactions will be completed or as of any date other than the date of the opinion. Although subsequent developments may affect its opinion, Lazard does not have any obligation to update, revise or reaffirm its opinion. These developments may include changes to the operations and prospects of the Ventures Group or GCI, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of Liberty Interactive and GCI, and on which Lazard's opinion was based, and that may alter the value of the contributed Ventures assets or GCI, or the prices of Liberty Ventures Common Stock and Old GCI Common Stock at the effective time of the Transactions. The value of the Common Stock Consideration has fluctuated since, and could be materially different from its value as of, the date of Lazard's opinion, and Lazard has expressed no opinion as to the price or range of prices at which Liberty Ventures Common Stock, Old GCI Common Stock, Reclassified GCI Liberty Common Stock or GCI Liberty Capital Stock may trade at any time.

        For a more complete description of the opinion that Lazard delivered to the Committee and a summary of the material financial analyses performed by Lazard and reviewed by the Committee in connection with its opinion, please refer to the section below under the heading "Information About the Transactions—Opinion of the Committee Financial Advisor" and to the full text of the written opinion included as Annex D to this joint proxy statement/prospectus.

         The split-off could result in a significant tax liability to Liberty Interactive and holders of Liberty Ventures Common Stock.

        It is a condition to the split-off that Liberty Interactive receive the opinion of Skadden Arps, in form and substance reasonably acceptable to Liberty Interactive, to the effect that, for U.S. federal income tax purposes, the split-off will qualify as a tax-free transaction to Liberty Interactive and holders of Liberty Ventures Common Stock under Section 355, Section 368(a)(1)(D) and related provisions of the Code. This condition to the split-off is not waivable by Liberty Interactive.

        The opinion of Skadden Arps will be based on the law in effect as of the time of the split-off and will rely upon certain assumptions, as well as statements, representations and undertakings made by officers of Liberty Interactive and GCI Liberty and Mr. Malone. These assumptions, statements, representations and undertakings are expected to relate to, among other things, the parties' business reasons for engaging in the split-off, the conduct of certain business activities by Liberty Interactive and GCI Liberty, and the plans and intentions of Liberty Interactive and GCI Liberty to continue conducting those business activities and not to materially modify their ownership or capital structure following the split-off. If any of those statements, representations or assumptions is incorrect or untrue in any material respect or any of those undertakings is not complied with, or if the facts upon which the opinion is based are materially different from the actual facts that exist at the time of the split-off, the conclusions reached in such opinion could be adversely affected.

        Liberty Interactive does not intend to seek a ruling from the IRS as to the U.S. federal income tax treatment of the split-off. The legal authorities upon which the opinion of Skadden Arps will be based are subject to change or differing interpretations at any time, possibly with retroactive effect. The opinion of Skadden Arps will not be binding on courts or the IRS, and there can be no assurance that the IRS will not challenge the conclusions reached in the opinion or that a court would not sustain such a challenge.

        Even if the split-off otherwise qualifies under Section 355, Section 368(a)(1)(D) and related provisions of the Code, the split-off would result in a significant U.S. federal income tax liability to Liberty Interactive (but not to holders of Liberty Ventures Common Stock) under Section 355(e) of the Code if one or more persons acquire, directly or indirectly, a 50% or greater interest (measured by either vote or value) in the stock of Liberty Interactive or in the stock of GCI Liberty (or any successor corporation) (excluding, for this purpose, the acquisition of GCI Liberty Common Stock by Liberty Interactive in the contribution and by holders of Liberty Ventures Common Stock in the split-off) as part of a plan or series of related transactions that includes the split-off. Any acquisition of the stock of Liberty Interactive or GCI Liberty (or any successor corporation) within two years before or after the split-off would generally be presumed to be part of a plan that includes the split-off, although the parties may be able to rebut that presumption under certain circumstances. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature and subject to a comprehensive analysis of the facts and circumstances of the particular case. Notwithstanding the opinion of Skadden Arps described above, Liberty Interactive or GCI Liberty might inadvertently cause or permit a prohibited change in ownership of Liberty Interactive or GCI Liberty, thereby triggering tax liability to Liberty Interactive, which could have a material adverse effect.

        If, for any reason, it is subsequently determined that the split-off does not qualify for tax-free treatment, Liberty Interactive and/or holders of Liberty Ventures Common Stock could incur significant tax liabilities determined in the manner described in "Material U.S. Federal Income Tax Consequences of the Transactions—Treatment of the Split-Off." As described further under "Certain Relationships and Related Party Transactions—Relationships Between GCI Liberty and Liberty Interactive and/or Liberty Media Following the Transactions—Tax Sharing Agreement," in certain circumstances, GCI

Liberty will be required to indemnify Liberty Interactive, its subsidiaries and certain related persons for taxes and losses resulting from the split-off.

        For a more complete discussion of the opinion of Skadden Arps and the material U.S. federal income tax consequences of the split-off to Liberty Interactive and holders of Liberty Ventures Common Stock, please see "Material U.S. Federal Income Tax Consequences of the Transactions—Treatment of the Split-Off."

         GCI Liberty may have a significant indemnity obligation to Liberty Interactive, which is not limited in amount or subject to any cap, if the split-off is treated as a taxable transaction.

        Pursuant to the Tax Sharing Agreement that GCI Liberty will enter into with Liberty Interactive in connection with the split-off, GCI Liberty will be required to indemnify Liberty Interactive, its subsidiaries and certain related persons for taxes and losses resulting from the failure of the split-off to qualify as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code to the extent that such taxes and losses (i) result primarily from, individually or in the aggregate, the breach of certain covenants made by GCI Liberty (applicable to actions or failures to act by GCI Liberty and its subsidiaries following the completion of the split-off) or (ii) result from the application of Section 355(e) of the Code to the split-off as a result of the treatment of the split-off as part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, a 50% or greater interest (measured by vote or value) in the stock of GCI Liberty (or any successor corporation).

        GCI Liberty's indemnification obligations to Liberty Interactive, its subsidiaries and certain related persons will not be limited in amount or subject to any cap. If GCI Liberty is required to indemnify Liberty Interactive, its subsidiaries or such related persons under the circumstances set forth in the Tax Sharing Agreement, GCI Liberty may be subject to substantial liabilities, which could materially adversely affect its financial position.

        For a more detailed discussion of the Tax Sharing Agreement, see "Certain Relationships and Related Party Transactions—Relationships Between GCI Liberty and Liberty Interactive and/or Liberty Media Following the Transactions—Tax Sharing Agreement."

         GCI Liberty may determine to forgo certain transactions in order to avoid the risk of incurring significant tax-related liabilities.

        Under the Tax Sharing Agreement, GCI Liberty will agree not to take any action, or fail to take any action, following the split-off, which action or failure to act is inconsistent with the split-off qualifying for tax-free treatment under Section 355, Section 368(a)(1)(D) and related provisions of the Code. Further, the Tax Sharing Agreement will require that GCI Liberty generally indemnify Liberty Interactive for any taxes or losses incurred by Liberty Interactive (or its subsidiaries) resulting from breaches of such covenants or resulting from the application of Section 355(e) of the Code to the split-off as a result of the treatment of the split-off as part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, a 50% or greater interest (measured by vote or value) in the stock of GCI Liberty (or any successor corporation).

        Generally, under Section 355(e) of the Code, an acquisition of GCI Liberty's stock will be presumed to be part of a plan (or series of related transactions) with the split-off if such acquisition occurs within two years before or after the split-off (or if such stock is received in the split-off in exchange for Liberty Ventures Common Stock that was acquired within the two years before the split-off). This presumption, however, may be rebutted based upon an analysis of the facts and circumstances related to the split-off and the particular acquisition in question, including a weighing of certain plan and non-plan factors set forth in Treasury Regulations promulgated under Section 355(e) of the Code. Further, these Treasury Regulations provide certain safe harbors under which an acquisition will be deemed not to be part of a plan (or series of related transactions) with the split-off for purposes of Section 355(e) of the Code.

        In light of the requirements under Section 355 of the Code, including the factors and safe harbors described above, GCI Liberty might determine to forgo certain transactions that might otherwise be advantageous. In particular, GCI Liberty might determine to continue to operate certain of these business operations for the foreseeable future even if a sale or discontinuance of such business might otherwise be advantageous. Moreover, in light of the requirements of Section 355(e) of the Code, GCI Liberty might determine to forgo certain transactions, including share repurchases, stock issuances, certain asset dispositions and other strategic transactions, for some period of time following the split-off. In addition, GCI Liberty's indemnity obligation under the Tax Sharing Agreement might discourage, delay or prevent its entering into a change of control transaction for some period of time following the split-off.

Risks Relating to the Legacy GCI Operations

         GCI Liberty faces competition that may reduce its market share and harm its financial performance.

        There is substantial competition in the telecommunications and entertainment industries. Through mergers, various service integration strategies, and business alliances, major providers are striving to strengthen their competitive positions. GCI Liberty faces increased wireless services competition from national carriers in the Alaska market and increasing video services competition from DBS providers and over-the-top content providers who are often able to offer more flexible subscription packages and exclusive content.

        GCI Liberty expects competition to increase as a result of the rapid development of new technologies, services and products. GCI Liberty cannot predict which of many possible future technologies, products or services will be important to maintain its competitive position or what expenditures will be required to develop and provide these technologies, products or services. GCI Liberty's ability to compete successfully will depend on marketing and on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, economic conditions and pricing strategies by competitors. To the extent GCI Liberty does not keep pace with technological advances or fails to timely respond to changes in competitive factors in its industry and in its markets, GCI Liberty could lose market share or experience a decline in its revenue and net income. Competitive conditions create a risk of market share loss and the risk that customers shift to less profitable lower margin services. Competitive pressures also create challenges for GCI Liberty's ability to grow new businesses or introduce new services successfully and execute its business plan. GCI Liberty also faces the risk of potential price cuts by its competitors that could materially adversely affect its market share and gross margins.

        Its wholesale customers including its major roaming customers may construct facilities in locations where they contract with GCI Liberty to use its network to provide services on their behalf. GCI Liberty would experience a decline in revenue and net income if any of its wholesale customers constructed or expanded their existing networks in places where service is provided on its network. Some of its wholesale customers have greater access to financial, technical, and other resources than GCI Liberty does. GCI Liberty expects to continue to offer competitive alternatives to such customers in order to retain significant traffic on its network. GCI Liberty cannot predict whether such negotiations will be successful. GCI Liberty's inability to negotiate such contracts could have a material adverse effect on its business, financial condition and results of operations.

         If GCI Liberty experiences low or negative rates of subscriber acquisition or high rates of turnover, its financial performance will be impaired.

        GCI Liberty is in the business of selling communications and entertainment services to subscribers, and its economic success is based on its ability to retain current subscribers and attract new subscribers. If GCI Liberty is unable to retain and attract subscribers, its financial performance will be impaired. GCI Liberty's rates of subscriber acquisition and turnover are affected by a number of competitive factors, including the size of its service areas, network performance and reliability issues, its device and service offerings, subscribers' perceptions of its services, and customer care quality. Managing these factors and subscribers' expectations is essential in attracting and retaining subscribers. Although GCI Liberty has implemented programs to attract new subscribers and address subscriber turnover, GCI Liberty cannot assure you that these programs or its strategies to address subscriber acquisition and turnover will be successful. A high rate of turnover or low or negative rate of new subscriber acquisition would reduce revenues and increase the total marketing expenditures required to attract the minimum number of subscribers required to sustain its business plan which, in turn, could have a material adverse effect on its business, financial condition and results of operations.

         GCI Liberty may be unable to obtain or maintain the roaming services it needs from other carriers to remain competitive.

        Some of GCI Liberty's competitors have national networks that enable them to offer nationwide coverage to their subscribers at a lower cost than GCI Liberty can offer. The networks GCI Liberty operates do not, by themselves, provide national coverage, and GCI Liberty must pay fees to other carriers who provide roaming services to it. GCI Liberty currently relies on roaming agreements with several carriers for the majority of its roaming services.

        The FCC requires commercial mobile radio service providers to provide roaming, upon request, for voice and SMS text messaging services on reasonable and non-discriminatory terms. The FCC also requires carriers to offer data roaming services. The rules do not provide or mandate any specific mechanism for determining the reasonableness of roaming rates for voice, SMS text messaging or data services and require that roaming complaints be resolved on a case-by-case basis, based on a non-exclusive list of factors that can be taken into account in determining the reasonableness of particular conduct or rates. If GCI Liberty were to lose the benefit of one or more key roaming or wholesale agreements unexpectedly, GCI Liberty may be unable to obtain similar replacement agreements and as a result may be unable to continue providing nationwide voice and data roaming services for its customers or may be unable to provide such services on a cost-effective basis. GCI Liberty's inability to obtain new or replacement roaming services on a cost-effective basis may limit its ability to compete effectively for wireless customers, which may increase its turnover and decrease its revenues, which in turn could materially adversely affect its business, financial condition and results of operations.

         GCI Liberty's business is subject to extensive governmental legislation and regulation. Applicable legislation and regulations and changes thereto could adversely affect its business, financial position, results of operations or liquidity.

        Wireless Services.    The licensing, construction, operation, sale and interconnection arrangements of wireless communications systems are regulated by the FCC and, depending on the jurisdiction, state and local regulatory agencies. In particular, the FCC imposes significant regulation on licensees of wireless spectrum with respect to:

  •
  How radio spectrum is used by licensees;

  •
  The nature of the services that licensees may offer and how such services may be offered; and

  •
  Resolution of issues of interference between spectrum bands.

        Although the Communications Act of 1934, as amended, preempts state and local regulation of market entry and the rates charged by commercial mobile radio service providers, states may exercise authority over such things as certain billing practices and consumer-related issues. These regulations could increase the costs of GCI Liberty's wireless operations. The FCC grants wireless licenses for terms of generally ten years that are subject to renewal and revocation. FCC rules require all wireless licensees to meet certain build-out requirements and substantially comply with applicable FCC rules and policies and the Communications Act of 1934, as amended, in order to retain their licenses. Failure to comply with FCC requirements in a given license area could result in revocation of the license for that license area. There is no guarantee that GCI Liberty's licenses will be renewed.

        Commercial mobile radio service providers must implement E911 capabilities in accordance with FCC rules. While GCI Liberty believes that it is currently in compliance with such FCC rules, the failure to deploy E911 service consistent with FCC requirements could subject it to significant fines.

        GCI Liberty uses tower facilities for the provision of its wireless services. The FCC, together with the Federal Aviation Administration, also regulates tower marking and lighting. In addition, tower construction is affected by federal, state and local statutes addressing zoning, environmental protection and historic preservation. The FCC requires local notice in any community in which an applicant is seeking FCC Antenna Structure Registration to build a tower. Local notice provides members of the community with an opportunity to comment on or challenge the tower construction for environmental reasons. This rule could cause delay for certain tower construction projects.

        Internet Services.    In 2015, the FCC adopted an order reclassifying Internet service as a telecommunications service under Title II of the Communications Act, and the U.S. Court of Appeals for the District of Columbia Circuit upheld the new rules in June 2016. The order prohibits broadband providers from blocking or throttling most lawful public Internet traffic, and from engaging in paid prioritization of that traffic. The order also strengthens transparency rules, which require accurate and truthful service disclosures, sufficient for consumers to make informed choices, for example, about speed, price and fees, latency, and network management practices. The order allows broadband providers to engage in reasonable network management, including using techniques to address traffic congestion. The new rules apply equally to wired and wireless broadband services. The order refrains from imposing rate regulation or tariff requirements on broadband services.

        The FCC has exercised its authority to forbear from applying many provisions of Title II. However, GCI Liberty cannot predict how the FCC will interpret or apply the statutory provisions and regulations from which it did not forbear. It is possible that the FCC could interpret or apply the new rules or "Title II" statutory provisions or regulations in a way that has a material adverse effect on GCI Liberty's business, financial position, results of operations, or liquidity. Class action lawsuits arising under provisions of Title II from which the FCC did not forbear also pose the risk of similar negative impacts.

        On May 23, 2017, the FCC released a Notice of Proposed Rulemaking (Notice) seeking comment on proposals to eliminate or substantially revise the new rules for Internet service. For example, the Notice proposes to reinstate the FCC's previous classification of broadband Internet access service as an information service not subject to Title II regulation and seeks comment on whether it should retain, revise or eliminate the prohibitions on blocking, throttling and paid prioritization and the enhanced transparency rules it adopted in 2015. In addition, Congress is considering legislation that may supplement or supplant in whole or part the FCC's new rules. GCI Liberty currently cannot predict how the FCC will interpret or apply its new rules, the outcome of the proposed rulemaking under the Notice, and whether any such legislation will be adopted or what impacts are most likely.

        Video Services.    The cable television industry is subject to extensive regulation at various levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Federal law strictly limits the permissible scope of cable rate regulation to a cable system's minimum ("basic") level of service and associated equipment. Moreover, in 2015, the FCC adopted an order requiring a cable franchising authority interested in regulating cable rates to first make an affirmative showing that there is no "effective competition" (as defined under federal law) in the cable community. The RCA has not made such a showing, so none of GCI's video services are currently subject to rate regulation.

        Other existing federal regulations, currently the subject of judicial, legislative, and administrative review, could change, in varying degrees, the manner in which video systems operate. Neither the outcome of these proceedings nor their impact on the cable television industry in general, or on its activities and prospects in the cable television business in particular, can be predicted at this time. There can be no assurance that future regulatory actions taken by Congress, the FCC or other federal, state or local government authorities will not have a material adverse effect on its business, financial position, results of operations or liquidity.

        Local Access Services.    GCI Liberty's success in the local telephone market depends on its continued ability to obtain interconnection, access and related services from local exchange carriers on terms that are reasonable and that are based on the cost of providing these services. GCI Liberty's local telephone services business faces the risk of unfavorable changes in regulation or legislation or the introduction of new regulations. GCI Liberty's ability to provide service in the local telephone market depends on its negotiation or arbitration with local exchange carriers to allow interconnection to the carrier's existing local telephone network (in some Alaska markets at cost-based rates), to establish dialing parity, to obtain access to rights-of-way, to resell services offered by the local exchange carrier, and in some cases, to allow the purchase, at cost-based rates, of access to unbundled network elements. Future negotiations or arbitration proceedings with respect to new or existing markets could result in a change in GCI Liberty's cost of serving these markets via the facilities of the ILEC or via wholesale offerings.

         Loss of GCI Liberty's ETC status would disqualify it from USF support.

        The USF pays support to Eligible Telecommunications Carriers (the ETCs) to support the provision of facilities-based wireline and wireless telephone service in high cost areas. If GCI Liberty were to lose its ETC status in any of the study areas where GCI is currently an authorized ETC whether due to legislative or regulatory reform or its failure to comply with applicable laws and regulations, GCI Liberty would be ineligible to receive USF support for providing service in that area. Loss of GCI Liberty's ETC status could have an adverse effect on its business, financial position, results of operations or liquidity.

         Revenues and accounts receivable from USF support may be reduced or lost.

        GCI has received and GCI Liberty will receive support from each of the various USF programs: high cost, low income, rural health care, and schools and libraries. This support was 24%, 19%, and 19% of GCI's revenue for the years ended December 31, 2016, 2015 and 2014, respectively. GCI had USF net receivables of $128.2 million and $92.0 million and $98.1 million at September 30, 2017 and December 31, 2016 and 2015, respectively. The programs are subject to change by regulatory actions taken by the FCC or legislative actions. Changes to any of the USF programs in which GCI Liberty participates could result in a material decrease in revenue and accounts receivable, which could have an adverse effect on its business, financial position, results of operations or liquidity.

         GCI Liberty may not meet its performance plan milestones under the Alaska Plan Order.

        As an ETC, GCI receives support from the USF to support the provision of wireline local access and wireless service in high cost areas. On August 31, 2016, the FCC published the Alaska Plan Order pursuant to which GCI submitted to the FCC a performance plan with five-year and ten-year commitments. If GCI Liberty is unable to meet the final performance plan milestones approved by the FCC, GCI Liberty will be required to repay 1.89 times the average amount of support per location received over the ten-year term for the relevant number of locations that GCI Liberty failed to deploy to, plus ten percent of its total Alaska Plan Order support received over the ten-year term. Inability to meet its performance plan milestones could have an adverse effect on GCI Liberty's business, financial position, results of operations or liquidity.

         GCI Liberty may lose USF high cost support if another carrier adds 4G LTE service in an area where GCI Liberty currently provides 4G LTE service.

        Under the Alaska Plan Order, the FCC adopted a process for revisiting, after five years, whether and to what extent there is duplicative support for 4G LTE service in rural Alaska and to take steps to eliminate such duplicative support levels in the second half of the ten-year term. As a result, if another carrier builds 4G LTE service in an area where GCI Liberty is the sole provider and the FCC decides to redistribute the support, then its high cost support may be reduced, which could have an adverse effect on its business, financial position, results of operations or liquidity.

         Programming expenses for GCI Liberty's video services are increasing, which could adversely affect its business.

        GCI Liberty expects programming expenses for its video services to continue to increase in the foreseeable future. The multichannel video provider industry has continued to experience an increase in the cost of programming, especially sports programming and costs to retransmit local broadcast stations. As GCI Liberty's contracts with content providers expire, there can be no assurance that they will be renewed on acceptable terms or that they will be renewed at all, in which case GCI Liberty may be unable to provide such content as part of its video services and its business could be adversely affected. If GCI Liberty adds programming to its video services or if GCI Liberty chooses to distribute existing programming to its customers through additional delivery platforms, GCI Liberty may incur increased programming expenses. If GCI Liberty is unable to raise its customers' rates or offset such programming cost increases through the sale of additional services, the increasing cost of programming could have an adverse impact on its business, financial condition, or results of operations.

         The decline in results of operations for GCI Liberty's wireline voice services' including long-distance and local access services, may accelerate.

        GCI Liberty expects its wireline voice services' results of operations will continue to decline. GCI experienced a 12% decline in wireline voice services' revenues from 2014 to 2016. Wireline voice services' revenues constituted 9% of GCI's total revenues for 2016. As competition from wireless carriers, such as itself, increases, GCI Liberty expects its long-distance and local access services' subscribers and revenues will continue to decline and the rate of decline may accelerate.

         GCI Liberty may not be able to satisfy the requirements of its participation in a New Markets Tax Credit program for funding its TERRA-NW project.

        In 2011, 2012, and 2017, GCI entered into four separate arrangements under the New Markets Tax Credit (NMTC) program with US Bancorp to help fund various phases of its TERRA-NW project. In connection with the NMTC transactions, GCI received proceeds which were restricted for use on TERRA-NW. The NMTCs are subject to 100% recapture of the tax credit for a period of seven years as provided in the Code. GCI Liberty is required to be in compliance with various regulations and contractual provisions that apply to the NMTC arrangements. GCI Liberty has agreed to indemnify US Bancorp for any loss or recapture of its $59.9 million in NMTCs until such time as GCI Liberty's obligation to deliver tax benefits is relieved in 2018, 2019, and 2024 for the arrangements entered into in 2011, 2012, and 2017, respectively. Non-compliance with applicable requirements could result in projected tax benefits not being realized by US Bancorp and could have an adverse effect on GCI Liberty's business and financial position.

         Failure to stay abreast of new technology could affect GCI Liberty's ability to compete in the industry.

        GCI Liberty tests and deploys various new technologies and support systems intended to enhance its competitiveness and increase the utility of its services. As its operations grow in size and scope, it must continuously improve and upgrade its systems and infrastructure while maintaining or improving the reliability and integrity of its systems and infrastructure. The emergence of alternative platforms such as mobile or tablet computing devices and the emergence of niche competitors who may be able to optimize products, services or strategies for such platforms will require new investment in technology. GCI Liberty may not successfully complete the rollout of new technology and related features or services in a timely manner, and they may not be widely accepted by its customers or may not be profitable, in which case GCI Liberty could not recover its investment in the technology. There can be no assurance that it will be able to compete with advancing technology or introduce new technologies and systems as quickly as it would like or in a cost effective manner. Deployment of technology supporting new service offerings may also adversely affect the performance or reliability of its networks with respect to both the new and existing services. Any resulting customer dissatisfaction could affect its ability to retain customers and may have an adverse effect on its financial position, results of operations, or liquidity. In addition to introducing new technologies and offerings, GCI Liberty must phase out outdated and unprofitable technologies and services. If GCI Liberty is unable to do so on a cost-effective basis, GCI Liberty could experience reduced profits.

         GCI Liberty's business is geographically concentrated in Alaska and is impacted by the economic conditions in Alaska.

        GCI Liberty offers products and services to customers primarily throughout Alaska. Because of this geographic concentration, growth of its business and operations depends upon economic conditions in Alaska. The economy of Alaska is dependent upon the oil industry, state government spending, United States military spending, investment earnings and tourism. Prolonged periods of low oil prices will adversely impact the Alaska economy, which in turn could have an adverse impact on the demand for GCI Liberty's products and services and on its results of operations and financial condition. Oil prices have continued to remain low which has put significant pressure on the Alaska state government budget since the majority of its revenues come from the oil industry. While the Alaska state government has significant reserves that GCI Liberty believes will help fund the state government for the next couple of years, major structural budgetary reforms will need to be implemented in order to offset the impact of declining oil prices. The State of Alaska has failed to pass a workable long-term fiscal plan; therefore, GCI reduced its 2017 Alaska capital expenditure budget by 20% to 25% of the 2016 target of $210.0 million due substantially to the continued uncertainty of the ability of the State of Alaska to adopt and implement a workable long-term fiscal plan.

        The Alaska economy is officially in a recession. If the recession continues, it could negatively affect GCI Liberty's business including its financial position, results of operations, or liquidity, as well as its ability to service debt, pay other obligations and enhance shareholder returns. While it is difficult for us to predict the impact of the recession on its business, these conditions could adversely affect the affordability of and demand for some of its products and services and could cause customers to shift to lower priced products and services or to delay or forgo purchases of its products and services. One or more of these circumstances could cause its revenue to decline. Also, its customers may not be able to obtain adequate access to credit, which could affect their ability to make timely payments to GCI Liberty. If that were to occur, GCI Liberty could be required to increase its allowance for doubtful accounts, and the number of days outstanding for its accounts receivable could increase.

        Additionally, the customer base in Alaska is limited and GCI Liberty has already achieved significant market penetration with respect to its service offerings in Anchorage and other locations in Alaska. GCI Liberty may not be able to continue to increase its share of the existing markets for its services, and no assurance can be given that the Alaskan economy will grow and increase the size of the markets GCI Liberty serves or increase the demand for the services GCI Liberty offers. The markets in Alaska for wireless and wireline telecommunications and video services are unique and distinct within the United States due to Alaska's large geographical size, its sparse population located in a limited number of clusters, and its distance from the rest of the United States. The expertise GCI Liberty has developed in operating its businesses in Alaska may not provide it with the necessary expertise to successfully enter other geographic markets.

         Natural or man-made disasters or terrorist attacks could have an adverse effect on GCI Liberty's business.

        GCI Liberty's technical infrastructure (including its communications network infrastructure and ancillary functions supporting its network such as service activation, billing and customer care) is vulnerable to damage or interruption from technology failures, power surges or outages, natural disasters, fires, human error, terrorism, intentional wrongdoing or similar events. As a communications provider, there is an increased risk that GCI Liberty's technological infrastructure may be targeted in connection with terrorism or cyberattacks, either as a primary target, or as a means of facilitating additional attacks on other targets.

        In addition, earthquakes, floods, fires and other unforeseen natural disasters or events could materially disrupt GCI Liberty's business operations or its provision of service in one or more markets. Costs GCI Liberty incurs to restore, repair or replace its network or technical infrastructure, as well as costs associated with detecting, monitoring or reducing the incidence of unauthorized use, may be substantial and increase its cost of providing service. Any failure in or interruption of systems that GCI Liberty or third parties maintain to support ancillary functions, such as billing, point of sale, inventory management, customer care and financial reporting, could materially impact its ability to timely and accurately record, process and report information important to its business. If any of the above events were to occur, GCI Liberty could experience higher churn, reduced revenues and increased costs, any of which could harm its reputation and have a material adverse effect on its business, financial condition or results of operations.

        Additionally, GCI Liberty's insurance may not be adequate to cover the costs associated with a natural disaster or terrorist attack.

         Cyberattacks or other network disruptions could have an adverse effect on its business.

        Cyberattacks against GCI Liberty's technological infrastructure or breaches of network information technology may cause equipment failures, disruption of its operations, and potentially unauthorized access to confidential customer data. Cyberattacks, which include the use of malware, computer viruses, and other means for service disruption or unauthorized access to confidential customer data, have increased in frequency, scope, and potential harm for businesses in recent years. It is possible for such cyberattacks to go undetected for an extended period of time, increasing the potential harm to GCI Liberty's customers, its assets, and its reputation.

        To date, GCI Liberty has not been subject to cyberattacks or network disruptions that individually or in the aggregate, have been material to its operations or financial condition. Nevertheless, GCI Liberty engages in a variety of preventive measures at an increased cost to it, in order to reduce the risk of cyberattacks and safeguard its infrastructure and confidential customer information. Such measures include, but are not limited to the following industry best practices: application whitelisting, anti-malware, message and spam filtering, encryption, advanced firewalls, threat detection, and URL filtering. Despite these preventive and detective actions, its efforts may be insufficient to repel a major cyberattack or network disruption in the future.

        Some of the most significant risks to its information technology systems, networks, and infrastructure include:

  •
  Cyberattacks that disrupt, damage, and gain unauthorized access to its network and computer systems, including data breaches caused by criminal or terrorist activities;

  •
  Undesired human actions, including intentional or accidental errors;

  •
  Malware (including viruses, worms, cryptoware, and Trojan horses), software defects, unsolicited mass advertising, denial of service, ransomware, and other malicious or abusive attacks by third parties; and

  •
  Unauthorized access to GCI Liberty's information technology, billing, customer care, and provisioning systems and networks and those of its vendors and other providers.

        If hackers or cyberthieves gain improper access to its technology systems, networks, or infrastructure, they may be able to access, steal, publish, delete, misappropriate, modify or otherwise disrupt access to confidential customer data. Moreover, additional harm to customers could be perpetrated by third parties who are given access to the confidential customer data. A network disruption (including one resulting from a cyberattack) could cause an interruption or degradation of service as well as permit access, theft, publishing, deletion, misappropriation, or modification to or of confidential customer data. Due to the evolving techniques used in cyberattacks to disrupt or gain unauthorized access to technology networks, GCI Liberty may not be able to anticipate or prevent such disruption or unauthorized access.

        The costs imposed on GCI Liberty as a result of a cyberattack or network disruption could be significant. Among others, such costs could include increased expenditures on cyber security measures, litigation, fines, and sanctions, lost revenues from business interruption, and damage to the public's perception regarding its ability to provide a secure service. As a result, a cyberattack or network disruption could have a material adverse effect on GCI Liberty's business, financial condition, and operating results.

         Increases in data usage on GCI Liberty's wired and wireless networks may cause network capacity limitations, resulting in service disruptions, reduced capacity or slower transmission speeds for its customers.

        Video streaming services and peer-to-peer file sharing applications use significantly more bandwidth than traditional Internet activity such as web browsing and email. As use of these newer services continues to grow, GCI Liberty's customers will likely use more bandwidth than in the past. Additionally, new wireless handsets and devices may place a higher demand for data on GCI Liberty's wireless network. If this occurs, GCI Liberty could be required to make significant capital expenditures to increase network capacity in order to avoid service disruptions, service degradation or slower transmission speeds for its customers. Alternatively, GCI Liberty could choose to implement network management practices to reduce the network capacity available to bandwidth-intensive activities during certain times in market areas experiencing congestion, which could negatively affect its ability to retain and attract customers in affected areas. While GCI Liberty believes demand for these services may drive customers to pay for faster speeds, competitive or regulatory constraints may preclude it from recovering the costs of the necessary network investments which could result in an adverse impact to its business, financial condition, and operating results.

         Prolonged service interruptions or system failures could affect GCI Liberty's business.

        GCI Liberty relies heavily on its network equipment, communications providers, data and software to support all of its functions. GCI Liberty relies on its networks and the networks of others for substantially all of its revenues. GCI Liberty is able to deliver services and serve its customers only to the extent that GCI Liberty can protect its network systems against damage from power or communication failures, computer viruses, natural disasters, unauthorized access and other disruptions. While GCI Liberty endeavors to provide for failures in the network by providing back-up systems and procedures, GCI Liberty cannot guarantee that these back-up systems and procedures will operate satisfactorily in an emergency. Disruption to its billing systems due to a failure of existing hardware and backup protocols could have an adverse effect on its revenue and cash flow. Should GCI Liberty experience a prolonged failure, it could seriously jeopardize its ability to continue operations. In particular, should a significant service interruption occur, its ongoing customers may choose a different provider, and its reputation may be damaged, reducing its attractiveness to new customers.

         If failures occur in GCI Liberty's undersea fiber optic cable systems or GCI Liberty's TERRA facilities and its extensions, GCI Liberty's ability to immediately restore the entirety of its service may be limited and GCI Liberty could incur significant costs.

        GCI Liberty's communications facilities include undersea fiber optic cable systems that carry a large portion of its traffic to and from the contiguous lower 48 states, one of which provides an alternative geographically diverse backup communication facility to the other. GCI Liberty's facilities also include TERRA and its extensions which are unringed, operating in a remote environment and are at times difficult to access for repairs. Damage to an undersea fiber optic cable system or TERRA and its extensions could result in significant unplanned expense. If a failure of both sides of the ring of GCI Liberty's undersea fiber optic facilities or of GCI Liberty's unringed TERRA facility and its extensions occurs and GCI Liberty is not able to secure alternative facilities, some of the communications services GCI Liberty offers to its customers could be interrupted, which could have a material adverse effect on its business and financial position.

         If a failure occurs in GCI Liberty's satellite communications systems, its ability to immediately restore the entirety of its service may be limited.

        GCI Liberty's communications facilities include satellite transponders that GCI Liberty uses to serve many rural and remote Alaska locations. Each of its C-band and Ku-band satellite transponders is backed up using on-board transponder redundancy. In the event of a complete spacecraft failure, the services are restored using capacity on other spacecraft that are held in reserve. If a failure of its satellite transponders occurs and GCI Liberty is not able to secure alternative facilities, some of the communications services GCI Liberty offers to its customers could be interrupted, which could have a material adverse effect on its business and financial position.

         GCI Liberty depends on a limited number of third party vendors to supply communications equipment. If GCI Liberty does not obtain the necessary communications equipment, GCI Liberty will not be able to meet the needs of its customers.

        GCI Liberty depends on a limited number of third party vendors to supply wireless, Internet, video and other telephony-related equipment. If its equipment providers are unable to timely supply the equipment necessary to meet its needs or provide them at an acceptable cost, GCI Liberty may not be able to satisfy demand for its services, and competitors may fulfill this demand. Due to the unique characteristics of the Alaska communications markets (i.e., remote locations, rural, satellite-served, low density populations, and its leading edge services and products), in many situations GCI Liberty deploys and utilizes specialized, advanced technology and equipment that may not have a large market or demand. GCI Liberty's vendors may not succeed in developing sufficient market penetration to sustain continuing production and may fail. Vendor bankruptcy, or acquisition without continuing product support by the acquiring company, may require GCI Liberty to replace technology before its otherwise useful end of life due to lack of on-going vendor support and product development.

        The suppliers and vendors on which GCI Liberty relies may also be subject to litigation with respect to technology on which GCI Liberty depends, including litigation involving claims of patent infringement. Such claims have been growing rapidly in the communications industry. GCI Liberty is unable to predict whether its business will be affected by any such litigation.

        GCI Liberty's dependence on key suppliers may continue to deepen as they develop and introduce more advanced generations of technology. The failure of GCI Liberty's key suppliers to provide products or product support could have a material adverse effect on GCI Liberty's business, financial position and results of operations.

         GCI Liberty does not have insurance to cover certain risks to which GCI Liberty is subject, which could lead to the occurrence of uninsured liabilities.

        As is typical in the communications industry, GCI Liberty is self-insured for damage or loss to certain of its transmission facilities, including its buried, undersea and above-ground fiber optic cable systems. If GCI Liberty becomes subject to substantial uninsured liabilities due to damage or loss to such facilities, its financial position, results of operations or liquidity may be adversely affected.

         GCI Liberty is in the process of transferring its customer billing systems to a new third party vendor. Any unanticipated difficulties, disruption or significant delays could have adverse operational, financial and reputational effects on its business.

        GCI Liberty is currently implementing a new customer billing system, which involves moving to a new third party billing services vendor and platform in 2018. The implementation may cause major system or business disruptions or GCI Liberty may fail to implement the new billing system in a timely or effective manner. In addition, the third party billing services vendor may experience errors, cyber-attacks or other operational disruptions that could negatively impact GCI Liberty and over which GCI Liberty may have limited control. Interruptions and/or failure of this new billing services system could disrupt GCI Liberty's operations and impact its ability to provide or bill for its services, retain customers, or attract new customers, and negatively impact overall customer experience. Any occurrence of the foregoing could cause material adverse effects on GCI Liberty's operations and financial condition, material weaknesses in its internal control over financial reporting and reputational damage.

         The processing, storage, sharing, use, disclosure and protection of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

        In the processing of consumer transactions and managing their employees, GCI Liberty receives, transmits and stores a large volume of personally identifiable information and other user data. The processing, storage, sharing, use, disclosure and protection of this information are governed by the privacy and data security policies maintained by its businesses. Moreover, there are federal, state and international laws regarding privacy and the processing, storage, sharing, use, disclosure and protection of personally identifiable information and user data. Specifically, personally identifiable information is increasingly subject to legislation and regulations, including changes in legislation and regulations, in numerous jurisdictions around the world, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. Compliance with these laws and regulations, or changes in these laws and regulations, may be onerous and expensive. In addition, GCI Liberty, its subsidiaries or its business affiliates may not have adequate insurance coverage to compensate for losses.

         Concerns about health/safety risks associated with wireless equipment may reduce the demand for GCI Liberty's wireless services.

        GCI Liberty does not manufacture devices or other equipment sold by it, and GCI Liberty depends on its suppliers to provide defect-free and safe equipment. Suppliers are required by applicable law to manufacture their devices to meet certain governmentally imposed safety criteria. However, even if the devices GCI Liberty sells meet the regulatory safety criteria, GCI Liberty could be held liable with the equipment manufacturers and suppliers for any harm caused by products GCI Liberty sells if such products are later found to have design or manufacturing defects. GCI Liberty cannot guarantee that GCI Liberty will be fully protected against all losses associated with a product that is found to be defective.

        Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. Purported class actions and other lawsuits have been filed from time to time against other wireless companies seeking not only damages but also remedies that could increase the cost of doing business. GCI Liberty cannot be sure of the outcome of any such cases or that the industry will not be adversely affected by litigation of this nature or public perception about health risks. The actual or perceived risk of mobile communications devices could adversely affect GCI Liberty through a reduction in subscribers. Further research and studies are ongoing, with no clear linkage between health risks and mobile phone use established to date by a credible public source. However, GCI Liberty cannot be sure that additional studies will not demonstrate a link between radio frequency emissions and health concerns.

        Additionally, there are safety risks associated with the use of wireless devices while operating vehicles or equipment. Concerns over any of these risks and the effect of any legislation, rules or regulations that have been or may be adopted in response to these risks could limit GCI Liberty's ability to sell its wireless services.

Risks Relating to GCI Liberty's Corporate and Capital Structure and Certain Financial Matters

         GCI Liberty will be a holding company with a substantial portion of its consolidated debt and other obligations held outside of its operating subsidiaries, and its ability to service that debt and such other obligations will require access to funds of its operating subsidiaries, which may be restricted.

        GCI Liberty will incur substantial indebtedness that is in addition to the indebtedness that GCI currently has outstanding. GCI Liberty, which will be a holding company, is expected to incur up to $1.0 billion in borrowings pursuant to the margin loan facility to be entered into by Broadband Holdco, which will be a wholly owned subsidiary of GCI Liberty. The margin loan facility will be secured by a pledge of approximately 42.7 million shares of LBRDK, which will constitute all of the assets of Broadband Holdco. Upon the consummation of the Transactions, GCI's current indebtedness will be held through GCI, LLC as successor to GCI, Inc. (GCI LLC), which will be an intermediate holding company of GCI Liberty that will hold, in turn, all of the capital stock of GCI's legacy operating subsidiaries, as well as all of the contributed Ventures assets, including Broadband Holdco. The legacy GCI operating subsidiaries are expected to generate substantially all of the cash flow of the consolidated GCI Liberty. The indebtedness of GCI LLC is expected to consist of $775 million in outstanding senior notes and $458 million in outstanding term loans under a senior secured credit facility with a syndicate of banks, with commitments to incur up to $200 million in revolving loans under such senior secured credit facility. Prior to the consummation of the contribution, Liberty Interactive, Liberty LLC, and GCI Liberty will enter into the Indemnification Agreement with the other party thereto pursuant to which, among other things, (1) Liberty LLC will use commercially reasonable efforts to conduct the purchase offer, (2) GCI Liberty (x) will indemnify Liberty LLC with respect to the purchase offer indemnity and (y) will reimburse Liberty LLC for all reasonable costs and expenses relating to the completion of the purchase offer, (3) GCI Liberty will indemnify Liberty LLC with respect to the spread indemnity, and (4) Liberty Interactive and GCI Liberty will indemnify each other with respect to certain potential losses in respect of the split-off. The ability of GCI Liberty, GCI LLC, and Broadband Holdco to service their respective financial obligations will depend on their ability to access cash. The ability of GCI Liberty or GCI LLC to access the cash of GCI's legacy operating subsidiaries will depend on those subsidiaries individual operating results and any statutory or regulatory restrictions. In addition, covenants included in GCI LLC's senior notes and senior credit facility will limit the ability of GCI LLC to upstream cash to GCI Liberty or downstream cash to Broadband Holdco for this purpose. GCI Liberty's other potential sources of cash will include its available cash balances, dividends and interest from its investments, monetization of the public investment portfolio that will be contributed to GCI Liberty as part of the contribution, and proceeds from asset sales. There can be no assurance that GCI Liberty will maintain the amounts of cash or marketable securities that it will have at the time of the consummation of the Transactions.

         GCI Liberty's significant debt and other obligations could adversely affect its business.

        GCI Liberty's high level of debt and other obligations could have important consequences, including the following:

  •
  Increasing GCI Liberty's vulnerability to adverse economic, industry, or competitive developments;

  •
  Requiring a substantial portion of GCI Liberty's cash flows from operations to be dedicated to the payment of principal and interest on its indebtedness, therefore reducing its ability to use its cash flows to fund operations, capital expenditures, and future business opportunities;

  •
  Exposing GCI Liberty to the risk of increased interest rates to the extent of any borrowings at variable rates of interest;

  •
  Making it more difficult for GCI Liberty to satisfy its obligations with respect to its indebtedness;

  •
  Restricting GCI Liberty from making strategic acquisitions or causing it to make non-strategic divestitures;

  •
  Limiting GCI Liberty's ability to obtain additional financing for working capital, capital expenditures, product and service development, debt service requirements, acquisitions, and general corporate or other purposes; and

  •
  Limiting GCI Liberty's flexibility in planning for, or reacting to, changes in its business or market conditions and placing it at a competitive disadvantage compared to its competitors who are less highly leveraged and who, therefore, may be able to take advantage of opportunities that its leverage may prevent GCI Liberty from exploiting.

         GCI Liberty will require a significant amount of cash to service its debt and to meet other obligations which may cause GCI Liberty to curtail, delay or abandon its business growth plans and may increase its borrowing costs or limit its ability to raise additional capital.

        GCI Liberty will require a significant amount of cash to satisfy its debt service requirements and to meet other obligations. As of September 30, 2017, after giving pro forma effect to the incurrence of the $1 billion principal amount of indebtedness pursuant to the margin loan facility in connection with the Transactions, GCI Liberty would have had outstanding approximately $2.3 billion of principal indebtedness on a consolidated basis. GCI Liberty's ability to make payments on its debt and other financial obligations and to fund planned capital expenditures and acquisitions will depend on its ability to generate cash. In addition, GCI Liberty's ability to arrange additional financing or to effect a refinancing in the future will be subject to, among other factors, its credit rating, its financial performance, general economic conditions, prevailing market conditions, the state of competition in its market, the outcome of certain legislative and regulatory issues and other factors that may be beyond its control. GCI Liberty's business may not generate sufficient cash flow from operations or asset sales, and future borrowings may not be available to GCI Liberty in an amount sufficient to enable it to pay its debt or to fund its other liquidity needs. GCI Liberty may need to refinance all or a portion of its debt on or before maturity. Further, GCI Liberty may not be able to refinance any of its debt on commercially reasonable terms or at all.

         The terms of GCI Liberty's debt obligations impose restrictions on GCI Liberty that may affect its ability to successfully operate its business and its ability to make payments on the debt obligations.

        The indentures and credit agreement governing the indebtedness incurred by GCI LLC will contain various covenants that could materially and adversely affect GCI Liberty's ability to operate its business and finance its future operations or capital needs and to engage in other business activities that may be in its best interest.

        All of these covenants may effectively restrict GCI Liberty's ability to expand or to pursue its business strategies. Its ability to comply with these covenants may be further affected by events beyond its control, such as prevailing economic conditions and changes in regulations, and if such events occur, GCI Liberty cannot be sure that GCI Liberty will be able to comply. A breach of these covenants could result in a default under the indentures and/or the credit agreements. If an event of default under the indentures and/or the credit agreement were to occur, holders of such defaulted debt could cause all amounts borrowed under these instruments to be due and payable immediately. Additionally, if GCI Liberty fails to repay the debt under its bank credit facilities when those facilities become due, the lenders could proceed against certain of GCI Liberty's assets and capital stock of those subsidiaries that GCI LLC has pledged to them as security. GCI Liberty's assets or cash flow may not be sufficient to repay borrowings under its outstanding debt instruments in the event of a default thereunder.

         Variable rate indebtedness subjects GCI Liberty to interest rate risk, which could cause its debt service obligations to increase significantly.

        GCI Liberty's borrowings under its bank credit facilities are at variable rates of interest and expose it to interest rate risk. If interest rates increase, its debt service obligations on the variable rate indebtedness could increase even though the amount borrowed remained the same, and its net income and cash flow could decrease.

        In order to manage GCI Liberty's exposure to interest rate risk, in the future, GCI Liberty may enter into derivative financial instruments, typically interest rate swaps and caps, involving the exchange of floating for fixed rate interest payments. If GCI Liberty is unable to enter into interest rate swaps, it may adversely affect its cash flow and may impact its ability to make required principal and interest payments on its indebtedness.

         Any significant impairment of GCI Liberty's indefinite-lived intangible assets would lead to a decrease in its assets and a reduction in its net operating performance.

        GCI has $530.8 million of indefinite-lived intangible assets, at September 30, 2017, consisting of goodwill of $242.3 million, cable certificates of $191.6 million, wireless licenses of $93.8 million and broadcast licenses of $3.1 million. GCI's cable certificates represent agreements with government entities to construct and operate a video business. GCI's wireless licenses are from the FCC and give it the right to provide wireless service within a certain geographical area. GCI's broadcast licenses represent permission to use a portion of the radio frequency spectrum in a given geographical area for broadcasting purposes. Goodwill represents the excess of cost over fair value of net assets acquired in connection with business acquisitions. The goodwill and intangibles recognized are expected to increase upon completion of acquisition accounting for the Transactions. For more information, see "GCI Liberty, Inc.—Unaudited Pro Forma Condensed Combined Financial Statements".

        If GCI Liberty makes changes in its business strategy or if market or other conditions adversely affect its operations, GCI Liberty may be forced to record an impairment charge, which would lead to a decrease in its assets and a reduction in its net operating performance. Its indefinite-lived intangible assets are tested annually for impairment during the fourth quarter and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the assets might be impaired. If the testing performed indicates that impairment has occurred, GCI Liberty is required to record an impairment charge for the difference between the carrying value and the fair value of the goodwill and/or the indefinite-lived intangible assets, as appropriate, in the period in which the determination is made. The testing of goodwill and indefinite-lived intangible assets for impairment requires GCI Liberty to make significant estimates about its future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in underlying business operations, future operating performance, changes in competition, or changes in technologies. Any changes to key assumptions, or actual performance compared with those assumptions, about its business and its future prospects or other assumptions could affect the fair value, resulting in an impairment charge.

         GCI Liberty's ability to use net operating loss carryforwards to reduce future tax payments could be negatively impacted as a result of undergoing an "ownership change" as defined under Section 382 of the Code.

        At September 30, 2017, GCI has tax net operating loss carryforwards of $279.6 million for U.S. federal income tax purposes and, under the Code, GCI may carry forward these net operating losses in certain circumstances to offset any current and future taxable income and thus reduce its federal income tax liability, subject to certain requirements and restrictions. GCI will experience an "ownership change," as defined in Section 382 of the Code and related Treasury Regulations, as a result of the Transactions. If this ownership change occurs at a time when GCI Liberty's market capitalization is below a certain level, its ability to use the net operating loss carryforwards could be substantially limited. This limit could impact the timing of the usage of the net operating loss carryforwards, thus accelerating cash tax payments or causing net operating loss carryforwards to expire prior to their use, which could affect the ultimate realization of that deferred tax asset.

         Negative or unexpected consequences of the 2017 Tax Act could adversely affect GCI Liberty's results of operations.

        The 2017 Tax Act will make significant changes to the Code, including a reduction in the corporate tax rate and limitations on certain corporate deductions and credits. In addition to the change to the cash amount expected to be included in the reattribution (as discussed above), the new tax law could have negative or unexpected consequences on GCI Liberty's financial position. By way of example, the 2017 Tax Act could lead to changes in the valuation of certain deferred tax assets and deferred tax liabilities on GCI Liberty's consolidated balance sheets, which could materially affect GCI Liberty's results of operations. Further, the full extent of the impact of the 2017 Tax Act on the financial statements of GCI Liberty cannot reasonably be estimated at this time. No assurance can be given that the new tax law will not have an adverse effect on the market value of GCI Liberty stock following the completion of the Transactions.

         The market value of GCI Liberty's interests in publicly-traded securities may be affected by market conditions beyond its control that could cause it to record losses for declines in such market value.

        Substantially all of the contributed Ventures assets consist of equity interests in publicly-traded companies. As of September 30, 2017, the contributed Ventures assets included shares of Charter valued at approximately $1.9 billion and shares of Liberty Broadband, which is Charter's largest shareholder with a 25.01% voting interest in Charter, valued at approximately $4.1 billion. GCI Liberty has no ability to exercise control over either Charter or Liberty Broadband, and therefore GCI Liberty cannot cause either investee to take actions which may be in the best interest of GCI Liberty and its investment in these companies. For additional information regarding the risks and uncertainties specific to Charter and Liberty Broadband, holders of GCI Liberty securities should please see "Part I—Item 1A. Risk Factors—Factors Relating to Our Corporate History and Structure" and "Part I—Item 1A. Risk Factors—Factors Relating to Charter" of Liberty Broadband's Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 17, 2017. In addition, as of September 30, 2017, the contributed Ventures assets include interests in the publicly traded equity of FTD and TREE with a market value of approximately $133.0 million and $790.5 million respectively.

        The value of these interests may be affected by economic and market conditions that are beyond the control of GCI Liberty, and its ability to liquidate or otherwise monetize these interests without adversely affecting their value may be limited.

         GCI Liberty will have overlapping directors and management with Liberty Interactive, Liberty Media, Liberty Broadband, Liberty TripAdvisor and Liberty Expedia, which may lead to conflicting interests.

        Following completion of the contribution, most of the executive officers of GCI Liberty will also serve as executive officers of Liberty Interactive, Liberty Media, Liberty TripAdvisor, Liberty Broadband and Liberty Expedia, and there will be overlapping directors. Following the contribution, Mr. Malone will be the Chairman of the Board and a director of GCI Liberty, Liberty Interactive, Liberty Media, Liberty Broadband and Liberty Expedia, and Gregory B. Maffei will be the Chief Executive Officer, President and a director of our company, Liberty Interactive, Liberty Media, Liberty TripAdvisor and Liberty Broadband. Other than GCI Liberty's ownership of shares of Liberty Broadband's non-voting Series C common stock, none of these companies has or will have any ownership interest in any of the others. The executive officers and the members of the GCI Liberty Board will have fiduciary duties to its shareholders. Likewise, any such persons who serve in similar capacities at Liberty Interactive, Liberty Media, Liberty Broadband, Liberty TripAdvisor or Liberty Expedia have fiduciary duties to that company's shareholders. Therefore, such persons may have conflicts of interest or the appearance of conflicts of interest in the event there are matters involving or affecting more than one of the companies to which they owe fiduciary duties. For example, there may be the potential for a conflict of interest when Liberty Interactive, Liberty Media, Liberty Broadband, Liberty TripAdvisor, Liberty Expedia or GCI Liberty looks at acquisitions and other corporate opportunities that may be suitable for each of them. Moreover, most of GCI Liberty's directors and officers will own GCI Liberty stock and equity awards and own Liberty Interactive, Liberty Media, Liberty Broadband, Liberty TripAdvisor and Liberty Expedia stock and equity awards. These ownership interests could create, or appear to create, potential conflicts of interest when the applicable individuals are faced with decisions that could have different implications for GCI Liberty, Liberty Interactive, Liberty Media, Liberty Broadband, Liberty TripAdvisor and Liberty Expedia. Any potential conflict that qualifies as a "related party transaction" (as defined in Item 404 of Regulation S-K under the Securities Act) is subject to review by an independent committee of the applicable issuer's board of directors in accordance with its corporate governance guidelines. Each of Liberty Broadband, Liberty TripAdvisor and Liberty Expedia has renounced its rights to certain business opportunities and each company's restated certificate of incorporation contains provisions deeming directors and officers not in breach of their fiduciary duties in certain cases for directing a corporate opportunity to another person or entity (including GCI Liberty, Liberty Interactive, Liberty Media, Liberty Broadband, Liberty TripAdvisor and Liberty Expedia) instead of such company. Any other potential conflicts that may arise will be addressed on a case-by-case basis, keeping in mind the applicable fiduciary duties owed by the executive officers and directors of each issuer. From time to time, GCI Liberty may enter into transactions with Liberty Interactive, Liberty Media, Liberty Broadband, Liberty TripAdvisor and Liberty Expedia and/or their respective subsidiaries or other affiliates. There can be no assurance that the terms of any such transaction will be as favorable to GCI Liberty, Liberty Interactive, Liberty

Media, Liberty Broadband, Liberty TripAdvisor and Liberty Expedia or any of their respective subsidiaries or affiliates as would be the case where there is no overlapping officer or director.

         GCI Liberty will conduct its operations to maintain its exclusion from the 40 Act, but nevertheless, may become subject to the 40 Act.

        Following the completion of the Transactions, GCI Liberty will be in the business of selling communications and entertainment services to subscribers, and its economic success will be based on its ability to retain current subscribers and attract new subscribers. Further, the legacy GCI operating subsidiaries are expected to generate substantially all of the cash flow of the consolidated GCI Liberty. GCI Liberty intends to continue to conduct its operations so that neither it nor any of its subsidiaries is required to register as an investment company under the 40 Act. To ensure that GCI Liberty does not become subject to regulation under the 40 Act, GCI Liberty may be limited in the type of assets that it may continue to own or acquire and, further, may need to dispose of or acquire certain assets (through a purchase, sale, merger or other transaction) at such times or on such terms as may be less favorable to GCI Liberty than if it were not required to enter into such transaction to maintain its exclusion from regulation under the 40 Act. If for any reason, however, GCI Liberty were to become subject to regulation under the 40 Act (such as due to significant accretion in the value of its interests in certain publicly traded securities coupled with a reduction in the value of the legacy GCI operations or a change in circumstance which results in a reclassification of certain of its operating assets as investment securities for purposes of the 40 Act), after giving effect to any applicable grace periods, GCI Liberty may be required to register as an investment company, which could result in significant registration and compliance costs, could require changes to its corporate governance structure and financial reporting, and could restrict its activities going forward. In addition, if GCI Liberty were to become inadvertently subject to the 40 Act, any violation of the 40 Act could subject it to material adverse consequences, including potentially significant regulatory penalties and the possibility that certain of its contracts could be deemed unenforceable.

         Sales of shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock or the GCI Liberty Preferred Stock after the completion of the Transactions may cause the respective market prices of these shares to fall.

        Based upon the number of outstanding shares on the GCI record date of December 4, 2017 for the GCI special meeting, and upon the number of outstanding shares on the Liberty Interactive record date of December 4, 2017 for the Liberty Interactive special meeting, it is anticipated that 22,661,288 shares of GCI Liberty Class A Common Stock and 7,194,060 shares of GCI Liberty Preferred Stock will be issued to the former GCI shareholders and 81,354,748 shares of GCI Liberty Class A Common Stock and 4,245,314 shares of GCI Class B Common Stock will be issued to the former LVNTA holders and LVNTB holders, respectively.

        Many former GCI shareholders and former Liberty Ventures stockholders may decide not to hold the shares of GCI Liberty Capital Stock they received in connection with the Transactions. Such sales of shares of GCI Liberty Capital Stock could have the effect of depressing the market prices for GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock or GCI Liberty Preferred Stock, as applicable, and may take place promptly following the Transactions.

         Following the completion of the Transactions, the market price of the GCI Liberty Capital Stock may fluctuate significantly.

        GCI Liberty cannot predict the prices at which any class of its equity may trade after the completion of the Transactions or whether the market value of the shares of a class of the GCI Liberty Capital Stock held by a shareholder of GCI Liberty after the split-off will be less than, equal to or greater than the market value of a share of the corresponding class of Old GCI Common Stock or a share of the corresponding series of Liberty Ventures Common Stock held by such stockholder prior to the completion of the Transactions. The market prices of shares of GCI Liberty Capital Stock may fluctuate significantly due to a number of factors, some of which may be beyond its control, including:

  •
  actual or anticipated fluctuations in its operating results;

  •
  changes in earnings estimated by securities analysts or its ability to meet those estimates;

  •
  the operating and stock price performance of comparable companies; and

  •
  domestic and foreign economic conditions.

         It may be difficult for a third party to acquire GCI Liberty, even if doing so may be beneficial to GCI Liberty's shareholders.

        Certain provisions of GCI Liberty's restated articles of incorporation and bylaws may discourage, delay or prevent a change in control of GCI Liberty that a shareholder may consider favorable. These provisions include the following:

  •
  authorizing a capital structure with multiple classes of common stock: a Class B that entitles the holders to ten votes per share, a Class A that entitles the holders to one vote per share and a Class C that, except as otherwise required by applicable law, entitles the holders to no voting rights;

  •
  authorizing the issuance of the GCI Liberty Preferred Stock, which under Alaska law, could entitle holders of such series to a separate vote on certain extraordinary transactions;

  •
  authorizing the issuance of "blank check" preferred stock, which could be issued by the GCI Liberty Board to increase the number of outstanding shares and thwart a takeover attempt;

  •
  limiting who may call special meetings of shareholders;

  •
  prohibiting shareholder action by written consent, other than in certain limited circumstances, thereby requiring all shareholder actions to be taken at a meeting of the shareholders;

  •
  the existence of authorized and unissued stock which would allow the GCI Liberty Board to issue shares to persons friendly to current management, thereby protecting the continuity of its management, or which could be used to dilute the stock ownership of persons seeking to obtain control of GCI Liberty;

  •
  at the first annual meeting of shareholders following the auto conversion, classifying the GCI Liberty Board with staggered three-year terms, which may lengthen the time required to gain control of the GCI Liberty Board; and

  •
  requiring shareholder approval by holders of at least 66 2/3% of its voting power or the approval by at least 75% of the GCI Liberty Board with respect to certain extraordinary matters, such as a merger or consolidation of GCI Liberty, a sale of all or substantially all of its assets or an amendment to the restated GCI Liberty articles.

         After the split-off, one principal shareholder may have significant influence over GCI Liberty.

        Mr. Malone currently has beneficial ownership of shares of Liberty Ventures Common Stock representing approximately 33.0% of the aggregate voting power of the outstanding shares of Liberty Ventures Common Stock as of the Liberty Interactive record date. Following the consummation of the split-off, Mr. Malone is expected to beneficially own shares of GCI Liberty's stock representing approximately 27.4% of its voting power, based upon outstanding shares of Old GCI Common Stock as of the GCI record date and Liberty Ventures Common Stock as of the Liberty Interactive record date and the provisions of the reorganization agreement relating to the Transaction Consideration and the split-off. Mr. Malone's rights to vote or dispose of his equity interest in GCI Liberty will be subject to the terms of the Malone voting agreement and any restrictions as may be required by applicable law.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        Certain statements in this joint proxy statement/prospectus and in the documents incorporated by reference herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements regarding the Transactions between GCI and Liberty Interactive, the timing of the Transactions, the contemplated reincorporation of GCI Liberty, the renaming of GCI, the anticipated purchase offer, the terms of the proposed reattribution of certain assets and liabilities from the Ventures Group to the QVC Group and the realization of expected synergies and benefits from the Transactions, business strategies, market potential, future financial prospects and other matters that are not historical facts with respect to GCI, Liberty Interactive and/or GCI Liberty. In particular, information included under "Information About the Transactions" and "Risk Factors" contain forward-looking statements. Forward-looking statements inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Where, in any forward-looking statement, GCI or Liberty Interactive express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but such statements necessarily involve risks and uncertainties and there can be no assurance that the expectation or belief will result or be achieved or accomplished. In addition to the risk factors described herein under the headings "Risk Factors," the following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

  •
  the Transactions and GCI Liberty's ability to successfully integrate and recognize anticipated efficiencies and benefits from the Transactions;

  •
  customer demand for GCI Liberty's products and services and GCI Liberty's ability to adapt to changes in demand;

  •
  competitor responses to GCI Liberty's and its businesses' products and services;

  •
  the levels of online traffic to GCI Liberty's businesses' websites and its ability to convert visitors into consumers or contributors;

  •
  uncertainties inherent in the development and integration of new business lines and business strategies;

  •
  future financial performance, including availability, terms and deployment of capital;

  •
  the ability of suppliers and vendors to deliver products, equipment, software and services;

  •
  the outcome of any pending or threatened litigation;

  •
  availability of qualified personnel;

  •
  changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the FCC, and adverse outcomes from regulatory proceedings;

  •
  changes in the nature of key strategic relationships with partners, distributors, suppliers and vendors;

  •
  domestic and international economic and business conditions and industry trends;

  •
  consumer spending levels, including the availability and amount of individual consumer debt;

  •
  rapid technological changes;

  •
  failure to protect the security of personal information about GCI Liberty's and its businesses' customers, subjecting GCI Liberty and its businesses to potentially costly government enforcement actions or private litigation and reputational damage; and

  •
  the regulatory and competitive environment of the industries in which GCI, Liberty Interactive or GCI Liberty operates.

        These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this joint proxy statement/prospectus, and GCI, Liberty Interactive and GCI Liberty expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein or therein, to reflect any change in their respective expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based. When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors" and other cautionary statements contained or incorporated in this document. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.

 INFORMATION ABOUT THE TRANSACTIONS

        The following is a discussion of the Transactions and the material terms of the reorganization agreement by and among Liberty Interactive, Liberty LLC and GCI. You are urged to read the reorganization agreement carefully and in its entirety, a copy of which is attached as Annex A, Annex B and Annex C to this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus.

Background of the Transactions

        The following chronology summarizes the key meetings and events that led to the signing of the reorganization agreement. The following chronology does not purport to catalogue every conversation among Liberty Interactive's and GCI's respective boards of directors or among or between the representatives of each company and other parties. All meetings described herein were held telephonically, unless otherwise noted.

        Each of Liberty Interactive's and GCI's respective boards of directors and management teams periodically review their respective company's long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the board of directors and management of each company have, from time to time, periodically evaluated potential strategic alternatives relating to each company's businesses.

        In November 2016, Liberty Interactive began a preliminary internal analysis of structures concerning the potential split-off of the assets, businesses and liabilities attributed to the Ventures Group and a related acquisition of GCI. In early December 2016, Dr. John C. Malone, Chairman of Liberty Interactive, and Gregory B. Maffei, President and Chief Executive Officer of Liberty Interactive, contacted Ronald A. Duncan, Chief Executive Officer of GCI, to express an interest in a business combination between GCI and the Ventures Group. Mr. Malone and Mr. Maffei did not propose to engage in any specific transaction with GCI during the discussion. Mr. Duncan responded that GCI currently planned to achieve its long-term strategic objectives as an independent company but that GCI was willing to explore a proposal from Liberty Interactive. Mr. Duncan informed the Chairman of the GCI Board, Stephen M. Brett, and GCI Board member Eric Zinterhofer regarding this discussion. Mr. Duncan also informed GCI's outside legal counsel, Sherman & Howard, regarding this discussion. Mr. Duncan informed Mr. Brett and Mr. Zinterhofer that he would cause GCI to enter into a confidentiality agreement with Liberty Interactive.

        On December 8, 2016, GCI and Liberty Interactive entered into a confidentiality agreement (the Confidentiality Agreement) and GCI subsequently made available to Liberty Interactive certain preliminary due diligence materials. Also on December 8, 2016, GCI's management presented certain long-term strategic and financial information to the GCI Board, including the Base Projections (as defined below). See "—GCI Management's Unaudited Prospective Financial Information" below for information regarding the Base Projections.

        On December 12, 2016, at a quarterly meeting of the Liberty Interactive Board, Mr. Maffei noted that Liberty Interactive's management was in the process of evaluating a potential acquisition of GCI for stock.

        On December 17, 2016, Messrs. Duncan, Brett, Zinterhofer and Maffei, together with other members of the Liberty Interactive management team, met in Denver to discuss the structure of a potential business combination. Messrs. Duncan, Brett and Zinterhofer provided Liberty Interactive with a presentation on the business, strategies and recent financial performance of GCI.

        On December 19, 2016, Liberty Interactive sent to Messrs. Duncan and Brett a summary description of the structure of a potential business combination between GCI and a to-be-formed entity consisting of a group of assets and liabilities attributed to the Ventures Group (the Proposed Transaction). This description did not indicate price or other specific transaction terms.

Messrs. Duncan and Brett provided this description to Mr. Zinterhofer, and Mr. Duncan requested that Mr. Zinterhofer prepare information about GCI, and provide certain other assistance, for the purpose of the parties' evaluation of the Proposed Transaction. Mr. Zinterhofer is a Founding Partner of Searchlight and it was anticipated that personnel at Searchlight would assist Mr. Zinterhofer in providing such information to GCI (although Searchlight was not formally engaged to provide any such services to GCI). Please see "—Interests of Certain Persons of GCI in the Transactions—Non-Employee Directors" for additional information about Searchlight's relationship with GCI. Further discussions relating to GCI's business and financial condition continued during that month.

        On January 4, 2017, at the request of Mr. Duncan, representatives of Searchlight met in person with representatives of Liberty Interactive and made a presentation regarding GCI that included certain financial information that had been included in the Base Projections.

        In mid-January 2017, Mr. Maffei had a preliminary discussion with Mr. Zinterhofer regarding proposed pricing methodology for the Proposed Transaction. Mr. Zinterhofer then reported this conversation to Mr. Brett and Mr. Duncan. Also in January 2017, GCI management made certain adjustments to the Base Projections to add additional revenue expected in 2020. See "—GCI Management's Unaudited Prospective Financial Information" below for additional information regarding these Adjusted Projections (as defined therein).

        On January 21, 2017, Liberty Interactive submitted a preliminary, non-binding written proposal for the Proposed Transaction to Messrs. Duncan, Brett and Zinterhofer, with a proposed price of $27.50 per share for the Old GCI Common Stock, payable in Common Stock Consideration, which was to be valued at the LVNTA then-current market price and subject to a 10% collar. The closing price of the GCI Class A Common Stock on the previous day was $19.81 and the closing price of LVNTA on the previous day was $41.24. The proposal highlighted the discount to net asset value (NAV) at which LVNTA was then and had been trading and the effective value Liberty Interactive believed GCI shareholders would potentially receive under the proposal (which, after taking into account such trading discount, Liberty Interactive believed would translate to $38.00/share instead of $27.50/share). The proposal also contemplated significant holders of GCI Class B Common Stock executing a voting agreement in connection with the Proposed Transaction.

        Following receipt of the proposal, Messrs. Brett, Duncan and Zinterhofer discussed whether to present the Proposed Transaction to the GCI Board. They concluded that it was likely that the GCI Board would not be interested in pursuing the Proposed Transaction at the price proposed by Liberty Interactive, and that further discussions with Liberty Interactive regarding price should be conducted before presenting a proposal to the GCI Board.

        On January 27, 2017, GCI made a counterproposal to Liberty Interactive of $38.00 per share comprised of Common Stock Consideration with no collar. The counterproposal emphasized how the proposed price compared to EBITDA multiples of other recently acquired cable companies. Such counterproposal was formulated and approved by Messrs. Brett, Duncan and Zinterhofer based on a review of comparable market transactions. At this time, GCI acknowledged that LVNTA typically trades at a discount to NAV, although there was no agreement between GCI and Liberty Interactive as to the specific range of this discount. The parties determined to conduct all negotiations based on the closing market prices for LVNTA, as the reference price, because market prices constitute an objective, publicly available measure. The counterproposal was communicated to representatives of Liberty Interactive by representatives of Searchlight at the direction of Messrs. Brett, Duncan and Zinterhofer.

        On February 4, 2017, Messrs. Duncan, Brett, and Zinterhofer, as well as representatives of Searchlight and Sherman & Howard, traveled to Liberty Interactive's offices in Englewood, Colorado and met with a group of Liberty Interactive executives to discuss the Proposed Transaction. At this meeting, the parties discussed GCI's performance and prospects, and the performance and prospects of the proposed acquiring entity. Following these discussions, Mr. Maffei indicated orally that, if the GCI Board would be receptive and subject to satisfactory due diligence, Liberty Interactive would increase the purchase price in the Proposed Transaction to $35 per share for Old GCI Common Stock, comprised of $27.50 of Common Stock Consideration (valued at a reference price of $43.65 per LVNTA share, which was the closing LVNTA price on February 3, 2017) and a new series of preferred stock (the Proposed Preferred Stock Consideration) with a face value of $7.50, a 6% coupon and a 20 year term. Messrs. Duncan, Brett and Zinterhofer agreed to present this revised proposal to the full GCI Board.

        On February 7, 2017, Mr. Zinterhofer had a preliminary discussion with Mr. Maffei regarding various issues relating to the management of GCI Liberty following the transaction. At the request of Mr. Duncan, Mr. Zinterhofer suggested that Messrs. Brett and Duncan would join the GCI Liberty Board and also suggested that Liberty Interactive consider certain post-closing compensatory arrangements, including five-year employment contracts for Mr. Duncan and the remainder of GCI's executive management team, equity awards for each of these members of management to vest at the end of 2018-2021, and Mr. Duncan's aircraft arrangements.

        On February 9 and 10, 2017, the GCI Board held special in person meetings to discuss the Liberty Interactive revised proposal. All members of the GCI Board were present except for Mr. Zinterhofer. Representatives of management and Searchlight were also in attendance. Messrs. Brett and Duncan conveyed the background of their discussions with Liberty Interactive, and explained Liberty Interactive's interest in entering into the Proposed Transaction. The GCI Board discussed the terms of the Proposed Transaction, the background and history of Liberty Interactive and the possible valuation of GCI in a potential sale transaction. The GCI Board also discussed the likely alternatives to the Proposed Transaction, including continuing as an independent company, engaging with other potential acquirors and conducting an auction process for the sale of GCI. The GCI Board also discussed the current mergers and acquisitions environment generally and with respect to the telecommunications industry in particular, and its preliminary views with respect to other parties that could be interested in pursuing a strategic transaction with GCI.

        The GCI Board then discussed whether a financial buyer would be interested in acquiring GCI, and noted that, given the financial models typically employed by financial buyers in evaluating potential transactions, it was unlikely that a financial buyer would be interested in making a fully financed, noncontingent offer to acquire GCI at a price greater than $35.00 per share. The GCI Board authorized management to engage in further discussions with Liberty Interactive regarding the Proposed Transaction. The GCI Board then considered the possible engagement of a financial advisor in connection with the Proposed Transaction. Members of management noted that, in anticipation of the desire to retain a financial advisor, they had begun an evaluation of the qualifications of SunTrust Robinson Humphrey, Inc. (STRH) for that purpose, including an assessment of any potential conflicts of interest. The GCI Board authorized GCI to continue to evaluate and engage qualified financial advisors with knowledge of and familiarity with GCI and the businesses conducted by GCI. The GCI Board decided to proceed with discussions with Liberty Interactive with respect to the Proposed Transaction, and decided that GCI would engage a financial advisor in connection with the Proposed Transaction.

        During February and early March, 2017, senior executives of GCI met and participated in numerous calls with Liberty Interactive personnel responsible for Liberty Interactive's due diligence review, evaluation process and integration planning activities. GCI continued to provide Liberty Interactive access to certain GCI business and financial information, including to the Adjusted Projections, and conducted its own diligence on the Liberty Ventures assets and liabilities proposed to be contributed to GCI Liberty.

        On February 16, 2017, Baker Botts L.L.P. (Baker Botts), legal counsel to Liberty Interactive, sent an initial draft of the reorganization agreement to Sherman & Howard.

        On February 22, 2017, Sherman & Howard delivered a preliminary revised draft of the reorganization agreement to Baker Botts that included, among other things, revisions to provisions related to the respective parties' "fiduciary-out", financing requirements, closing conditions, termination fees and the composition of the Ventures Group assets and liabilities to be included in the Proposed Transaction.

        On February 23, 2017, GCI retained STRH for the purpose of rendering an opinion to the GCI Board in connection with the Proposed Transaction.

        After Sherman & Howard delivered the revised draft of the reorganization agreement to Baker Botts, representatives of Baker Botts and Sherman & Howard participated in several calls in which they had preliminary discussions related to the proposed structure of the Proposed Transaction, proposed deal protection provisions, third-party consents, closing conditions and other proposed terms.

        From February 25, 2017 through February 27, 2017, Mr. Maffei and other members of Liberty Interactive management met with Mr. Duncan and other members of GCI management at GCI's offices for the primary purpose of continuing Liberty Interactive's due diligence review. During one of those meetings, various issues relating to the Proposed Transaction were discussed, including certain aspects of potential post-closing compensatory arrangements with Mr. Duncan and the remainder of GCI's executive management team and Mr. Duncan's aircraft arrangements.

        At various times, there were discussions among Sherman & Howard and Messrs. Duncan, Brett, and Zinterhofer regarding the potential formation of a special committee. On February 28, 2017, representatives of Sherman & Howard contacted representatives of Morris, Nichols, Arsht & Tunnell, LLP (Morris Nichols) to discuss whether a special committee, advised by separate legal counsel, should be formed.

        On March 3, 2017, the GCI Board met at a regularly scheduled meeting to review the then-current terms of the Proposed Transaction and GCI's proposed revisions to such terms. Members of management and a representative of Sherman & Howard were also present. A representative of Sherman & Howard reviewed the status of negotiations and various terms of the reorganization agreement, including, among other things, the current proposed transaction structure and related tax and regulatory requirements, the ability of Liberty Interactive to change the assets and liabilities to be included in the combined business, post-signing covenants, including obligations to seek an amendment to GCI's credit facility and solicit consent to certain bond covenants, representations and warranties, the circumstances under which Liberty Interactive would not be required to complete the transaction, the provisions dealing with the GCI Board's ability to respond to a superior proposal, and the termination fee payable by the parties under various circumstances. A representative of Sherman & Howard also reviewed with the GCI Board members their fiduciary duties under applicable Alaska corporate law in a transaction of this type. The GCI Board also discussed the shareholder approval requirements for the Proposed Transaction, and was informed that, under the then currently proposed structure, holders of each class of GCI's shares voting separately as a class would be required to approve the Proposed Transaction under applicable Alaska law. The GCI Board noted that Mr. Duncan held a significant percentage of the GCI Class B Common Stock. The GCI Board also observed that the interests of the Non-Affiliated Shareholders may differ from those of Searchlight and members of management with respect to the Proposed Transaction, and determined that it would be in the best interests of GCI and the Non-Affiliated Shareholders to establish the Committee to consider the Proposed Transaction as well as any alternatives available to GCI. The GCI Board directed Mr. Brett to evaluate, with the assistance of outside counsel, the qualifications and independence of members of the GCI Board for the purpose of serving on the Committee.

        Also on March 3, 2017, Sherman & Howard received a revised draft of the reorganization agreement from Baker Botts.

        Between March 3, 2017 and March 8, 2017, at the direction of Mr. Brett, representatives of Morris Nichols discussed with several members of the GCI Board, including Mr. Brett, Mr. William Glasgow, Ms. Bridget L. Baker, and Mr. James M. Schneider, any potential interest such director might have in the Proposed Transaction, and any relationship between such director, on the one hand, and any of management, Liberty Interactive, and Searchlight, among others, on the other hand. In addition, during this period, representatives of Morris Nichols, in consultation with Mr. Brett, drafted resolutions that would designate, and set out the mandate for, the Committee.

        On March 8, 2017, the GCI Board held a special meeting at which Mr. Brett reported the results of the evaluation of the qualifications and independence of members of the GCI Board and, based on this report, the GCI Board established the Committee and designated Messrs. Brett and Schneider and Ms. Baker as the members of the Committee. The GCI Board delegated to the Committee the power and authority of the GCI Board to, among other things, (i) direct the process related to the exploration, consideration, evaluation and negotiation of the Proposed Transaction and any alternative transaction thereto (collectively, a Potential Transaction); (ii) pursue, evaluate and negotiate the terms and conditions of any Potential Transaction; (iii) determine, in consultation with its advisers, if any, whether any Potential Transaction is advisable and is fair to, and in the best interests of, GCI and its shareholders, including the Non-Affiliated Shareholders; and (iv) reject any Potential Transaction, or recommend approval of any Potential Transaction to the GCI Board. The GCI Board resolved not to approve a Potential Transaction that had not been previously approved by the Committee. The GCI Board also authorized the Committee to retain its own independent financial, legal and other advisers as the Committee deemed appropriate.

        Immediately following the GCI Board meeting, the Committee held a meeting. Representatives of Morris Nichols attended all of this meeting and representatives of Sherman & Howard attended a portion of this meeting. At this meeting, Morris Nichols confirmed that, based upon a search of Morris Nichols' conflicts system, Morris Nichols had not identified any prior or current representations that would prevent Morris Nichols from providing independent advice to the Committee. The Committee determined that Morris Nichols was independent for purposes of acting as counsel to the Committee and determined to retain Morris Nichols as independent counsel. In addition, Morris Nichols noted that, although GCI is an Alaska corporation and the fiduciary duties of the directors are governed by Alaska law, Sherman & Howard and GCI's Alaska counsel had advised that there was not a large body of case law regarding Alaska corporate law, and that a court applying Alaska corporate law might look to Delaware law for guidance. Morris Nichols reviewed with the Committee Delaware law regarding director independence and disinterestedness, and director fiduciary duties more generally, as well as the results of Morris Nichols' discussions with each of the Committee members regarding potential conflicts of interest. Each member of the Committee confirmed his or her belief that he or she could act independently of each of management, Liberty Interactive, and Searchlight, and, following discussion, the Committee determined that no Committee member was interested in the Proposed Transaction or lacked independence from management, Liberty Interactive, or Searchlight. In addition, the Committee (i) elected Mr. Brett as its chairman, (ii) determined to instruct Mr. Duncan to cease any discussions with Liberty Interactive regarding the Proposed Transaction (including regarding employment and compensation) until further notice, (iii) requested that Morris Nichols provide precedent for compensation paid to members of special committees in similar circumstances, and (iv) requested that Morris Nichols prepare guidelines for management (Management Guidelines) in connection with the consideration of a Potential Transaction.

        Following this meeting, Morris Nichols consulted with each member of the Committee regarding the Management Guidelines. Later in the afternoon of March 8, 2017, the Management Guidelines were circulated to management of GCI. Among other things, these Management Guidelines directed management not to take certain actions unless approved in advance by the Committee, including actions generally involving the initiation of contact with any Potential Transaction partners, the sharing of confidential information, or engagement in discussions, with any Potential Transaction partner, or the discussion or negotiation of management retention or management compensation. In early March, Mr. Duncan communicated to the GCI Board that he intended to wait until after the consummation of any Potential Transaction to engage in any further discussions with Liberty Interactive or any other Potential Transaction partner about his compensation arrangements.

        On March 9, 2017, Messrs. Duncan, Pounds and Brett met with Mr. Maffei and other representatives of Liberty Interactive at Liberty Interactive's offices. Liberty Interactive informed GCI of Liberty Interactive's belief that the $35.00 per share price previously discussed was not warranted given Liberty Interactive's due diligence findings. Liberty Interactive and GCI discussed various due diligence issues and their impact on GCI's value.

        On March 10, 2017, Liberty Interactive informed GCI that, as a result of its ongoing due diligence, Liberty Interactive expected to reduce the $35.00 per share price previously discussed.

        Also on March 10, 2017, the Committee held a meeting, which representatives of Morris Nichols attended. At this meeting, the Committee interviewed representatives of three investment banking firms to serve as a financial advisor to the Committee, including Lazard and STRH. In connection with such interviews, each such financial advisor addressed, among other things, (i) any potential conflicts of interest it might have with respect to the parties involved in the Proposed Transaction, (ii) its ability to start work immediately and the estimated time necessary for diligence of GCI and of the Proposed Transaction, (iii) the proposed scope of engagement, (iv) prior experience in, among other things, negotiating with Liberty Interactive and valuing and negotiating the terms of preferred stock, and (v) proposed fees. Also at this meeting, Mr. Brett reported to the Committee Liberty Interactive's views on valuation as communicated to GCI earlier in the day.

        On March 11, 2017, Liberty Interactive confirmed to GCI that Liberty Interactive was decreasing its proposed price per share in connection with the Proposed Transaction from $35.00 per share to $32.50 per share, comprised of $26.25 in Common Stock Consideration, which was to be valued at the same $43.65 LVNTA reference price as used in the preliminary pricing discussions, and $6.25 of Proposed Preferred Stock Consideration (based on the initial liquidation price of such Proposed Preferred Stock Consideration). The closing price of GCI Class A Common Stock on the previous day was $18.27 and the closing price of LVNTA on the previous day was $43.82.

        Also on March 11, 2017, the Committee held a meeting, which representatives of Morris Nichols attended. Prior to this meeting, representatives of Searchlight had prepared materials analyzing Liberty Interactive's proposed price reduction, and those representatives attended this meeting to review such materials with the Committee. After the representatives of Searchlight left the meeting, members of the Committee discussed the Searchlight presentation and, following this discussion, determined to engage a financial advisor before responding to Liberty Interactive's revised proposal. In addition, the Committee determined to engage Lazard as its independent financial advisor, subject to negotiation of an engagement letter. The Committee's decision to engage Lazard was based upon, among other things, information presented by Lazard regarding any relationship with management, Liberty Interactive, and Searchlight, and the strength of Lazard's presentation at the March 10, 2017 Committee meeting. The Committee authorized and directed Morris Nichols and Mr. Brett to negotiate the terms of an engagement letter with Lazard in accordance with direction provided at this meeting. As a result of the establishment of the Committee and the retention by the Committee of Lazard as its financial advisor, GCI determined that it would not request that STRH render an opinion to the GCI Board in connection with the Proposed Transaction.

        Between March 11, 2017 and March 17, 2017, Liberty Interactive revised the structure of the Proposed Transaction and provided revised drafts of the reorganization agreement to Sherman & Howard to reflect those revisions.

        Throughout the month of March 2017, GCI's management, after discussion with Lazard, made certain adjustments to the Adjusted Projections to enable a comparison of the separate businesses conducted by GCI to specific companies and industry transactions (the Re-Categorized Projections).

See "—GCI Management's Unaudited Prospective Financial Information" below for additional information regarding these projections.

        The Committee met on each of March 13, 2017, March 15, 2017, March 17, 2017, March 20, 2017, and March 21, 2017. Representatives of Morris Nichols attended each of these meetings, representatives of Lazard attended the March 13 and March 17 meetings, and representatives of Sherman & Howard and management attended a portion of the March 17 meeting. During these meetings, the Committee discussed, among other things, the finalization of Lazard's engagement letter, the progress of Lazard's financial analysis and review of certain matters, the terms of the draft reorganization agreement, precedent compensation for members of special committees, and potential negotiation tactics with Liberty Interactive once Lazard had presented its preliminary analysis to the Committee. The members of the Committee also discussed whether the Searchlight SARs should be settled in stock rather than cash (which cash settlement was contemplated by the terms of the Searchlight SARs).

        On March 15, 2017, at a quarterly meeting of the Liberty Interactive Board, Liberty Interactive management provided its board with an overview of GCI's business and discussed the rationales for a potential acquisition of GCI, as well as the proposed structure of the Proposed Transaction.

        On March 21, 2017, the GCI Board approved compensation of Committee members of $17,500 each for Ms. Baker and Mr. Schneider and $25,000 for Mr. Brett.

        On March 22, 2017, the Committee held a meeting, which representatives of Morris Nichols and Lazard attended. Prior to the meeting, Lazard had circulated discussion materials to the Committee, which each Committee member confirmed having received and reviewed. Representatives of Lazard reviewed those materials with the Committee. Among the items reviewed and discussed with and by the Committee were: (i) the negotiating history of, and currently proposed terms for, the Proposed Transaction, (ii) GCI's stand-alone strategy (including the Base Projections, the Adjusted Projections and the Re-Categorized Projections) and (iii) Lazard's preliminary financial analyses with respect to GCI and the consideration proposed to be received by GCI shareholders in the Proposed Transaction (including a review of the terms of the Proposed Preferred Stock Consideration). During this discussion, the Committee and Lazard discussed potential enhancements to the terms of the Proposed Preferred Stock Consideration that the Committee could consider pursuing, including conversion rights, consent rights on certain transactions, an increased dividend rate, and rights to participate in dividends with the common shareholders. Lazard also reviewed with the Committee potential alternatives to the Proposed Transaction, including maintaining the status quo, as well as potential alternative transaction partners (although Lazard was not authorized to contact any such alternative transaction partners). Following Lazard's presentation, representatives of Sherman & Howard and management joined the meeting. Representatives of Sherman & Howard and Morris Nichols reviewed with the Committee a list of issues arising from the current draft of the reorganization agreement, including with respect to Liberty Interactive's discretion, between sign and close, to substitute certain assets and liabilities to be contributed by Liberty Interactive in connection with the Proposed Transaction, including by "reattributing" assets and liabilities between its Ventures Group and its QVC Group (collectively, the Reattribution Provisions), deal protection measures with respect to each of GCI and Liberty Interactive, and closing conditions. The Committee discussed the treatment of the Searchlight SARs, and noted that settling the Searchlight SARs in stock at an agreed upon reference ratio at signing might be viewed favorably by Liberty Interactive, and thus provide the Committee additional leverage in negotiating for the Non-Affiliated Stockholders. Following discussion, the Committee determined to authorize Mr. Duncan to discuss with Searchlight the possibility that the agreement relating to the Searchlight SARs be amended to provide for settlement of the Searchlight SARs in stock rather than cash. The Committee determined it would request Mr. Zinterhofer to deliver the Committee's proposed response based upon discussion points to be provided by the Committee, and also determined to convene the following day further to discuss a specific response.

        On March 23, 2017, the Committee held a meeting attended by representatives of Lazard, Morris Nichols, Sherman & Howard, and management. Mr. Duncan informed the Committee that Searchlight had agreed to settle the Searchlight SARs in stock rather than cash if desired by Liberty Interactive. The Committee engaged in discussions regarding what, if any, changes to the amount, form and mix of consideration to be paid in the Proposed Transaction to request from Liberty Interactive, including whether to request a higher proportion of consideration take the form of Common Stock Consideration, rather than Proposed Preferred Stock Consideration. Representatives of management and Sherman & Howard then left the meeting. The Committee discussed key open issues in the current draft of the reorganization agreement, including (i) the "deal protections measures" that each of Liberty Interactive and GCI would be subject to between signing and closing, (ii) conditions to closing the Proposed Transaction (specifically relating to financing for the transaction and the use of bridge financing to limit financing conditionality in the event necessary consents and amendments for the Senior Notes and existing senior credit facility agreement (as defined below) were not obtained), (iii) the terms of the Proposed Preferred Stock Consideration, and (iv) the Reattribution Provisions. Following discussion, the Committee determined to seek a decrease in the Proposed Preferred Stock Consideration (and concomitant increase in Common Stock Consideration) of $1.25 (such that the mix of consideration would be $27.50 in Common Stock Consideration and $5.00 in stated value (based on its liquidation price) of Proposed Preferred Stock Consideration), and an increase in the dividend rate of the Proposed Preferred Stock Consideration to 8%, and to seek revisions to the reorganization agreement along the lines discussed during the meeting. The Committee requested that its advisors work with Sherman & Howard to prepare and send (i) to Mr. Zinterhofer a list of talking points to convey to Liberty Interactive on behalf of the Committee and (ii) to Liberty Interactive a markup of the reorganization agreement, reflecting the Committee's direction on the issues addressed during the meeting, once Mr. Zinterhofer had conveyed such talking points.

        On March 23, 2017, Mr. Zinterhofer was provided with such talking points (which reflected the discussion of the Committee on March 23, 2017), and Mr. Zinterhofer subsequently conveyed the substance of such talking points to representatives of Liberty Interactive.

        Also on March 23, 2017, Liberty Interactive indicated its willingness to consider the Committee's request regarding the mix of Common Stock Consideration versus Proposed Preferred Stock Consideration to be paid in the Proposed Transaction, subject to resolution of the other economic issues and outstanding legal issues in the draft reorganization agreement. In addition, Liberty Interactive proposed that the Proposed Preferred Stock Consideration dividend initially be set at 6%, but increase to 7% upon the reincorporation of GCI Liberty from Alaska to Delaware.

        On March 24, 2017, Sherman & Howard submitted a revised draft of the reorganization agreement to Baker Botts reflecting the revisions discussed with the Committee at the Committee's March 23, 2017 meeting. Over the course of the next several days, representatives of Liberty Interactive, Baker Botts, Lazard, Sherman & Howard and Morris Nichols held meetings and negotiated the terms of the reorganization agreement and other deliverables associated with the reorganization agreement.

        On March 28, 2017, the Lazard engagement letter was fully executed, with an effective date of March 11, 2017.

        Also on March 28, 2017, Baker Botts submitted a revised draft of the reorganization agreement to Sherman & Howard.

        Also on March 28, 2017, Liberty Interactive and Baker Botts received proposed terms for a committed bridge financing from JPMorgan Chase, N.A. (JPMorgan) to repay the obligations under the Senior Notes and/or the existing senior secured credit facility in the event that the solicitation of the necessary consents and amendments to the underlying credit documentation were not obtained.

        Additionally on March 28, 2017, the Committee held a meeting, which representatives of Morris Nichols, Lazard, Sherman & Howard and management attended. Representatives of Morris Nichols and Sherman & Howard discussed with the Committee open issues in the reorganization agreement, including (i) the dividend rate for the Proposed Preferred Stock Consideration, (ii) Liberty Interactive's preference for settling the Searchlight SARs in cash rather than stock, (iii) the Reattribution Provisions, (iv) the "deal protection measures" that each of Liberty Interactive and GCI would be subject to between signing and their respective shareholders' vote on the Proposed Transaction, (v) limitations on Liberty Interactive's ability to issue additional equity between sign and close, and (vi) a representation regarding any agreements in connection with the Proposed Transaction existing between Liberty Interactive, on the one hand, and the directors and large stockholders of GCI, on the other hand. Following this discussion, representatives of management and Sherman & Howard left the meeting. Further discussion regarding the open issues in the reorganization agreement ensued, following which the Committee provided direction to its advisors in responding to Liberty Interactive, including that (i) Liberty Interactive's discretion in the Reattribution Provisions be limited, (ii) Liberty Interactive be prohibited from issuing Liberty Ventures Common Stock between signing and closing other than up to $150 million in Liberty Ventures Common Stock in connection with the acquisition by Liberty Interactive on behalf of its Ventures Group of assets of a third party, (iii) Liberty Interactive be prohibited from terminating the Proposed Transaction in order to acquire an entity other than GCI as part of a transaction involving a tax-free split off of the Ventures Group; and (iv) Liberty Interactive reimburse GCI for certain costs incurred by GCI in connection with the bridge financing for the Proposed Transaction. The Committee also determined to allow Mr. Duncan to discuss with Searchlight Liberty Interactive's position regarding the settlement of the Searchlight SARs in cash rather than stock.

        Following the March 28, 2017 Committee meeting, representatives of Morris Nichols, Lazard and Sherman & Howard prepared a "material issues list" reflecting, among other things, the issues discussed at the March 28, 2017 Committee meeting which was then sent to Baker Botts.

        On March 29, 2017, a representative from Baker Botts orally responded to the material issues list. The Baker Botts representative indicated that Liberty Interactive (i) would not accept the Committee's proposal to limit Liberty Interactive's discretion under the Reattribution Provisions; (ii) would not accept the Committee's proposal that GCI be reimbursed for costs associated with financing for the Proposed Transaction in certain circumstances; and (iii) was considering the Committee's other requests, including as to termination fees, a representation regarding any agreements in connection with the Proposed Transaction existing between Liberty Interactive, on the one hand, and the directors and large shareholders of GCI, on the other hand, and a negative covenant regarding issuance of Liberty Ventures Common Stock between sign and close.

        On March 29, 2017, the Committee held a meeting that representatives of Morris Nichols, Lazard, and Sherman & Howard attended. A representative of Sherman & Howard conveyed to the Committee the oral response provided by Baker Botts earlier in the day to the material issues list. The representatives of Sherman & Howard then left the meeting and the Committee discussed the open issues in the reorganization agreement with representatives of Morris Nichols and Lazard. Following discussion, the Committee (i) directed its advisors to draft a revised proposal to limit Liberty Interactive's discretion under the Reattribution Provisions and (ii) determined not to send Liberty Interactive any further comments until Liberty Interactive has provided its positions on all material open issues.

        On March 30, 2017, the Committee held a meeting that representatives of Morris Nichols and Lazard attended. Representatives of Morris Nichols updated the Committee on Liberty Interactive's current positions regarding "deal protection measures" and the Reattribution Provisions. With respect to the "deal protection measures," the representatives of Morris Nichols informed the Committee that Liberty Interactive had taken the positions that (i) certain acquisitions by Liberty Interactive of an entity other than GCI as part of a transaction involving a tax-free split-off of the Ventures Group should be considered a "superior proposal" for Liberty Interactive and (ii) the termination rights of Liberty

Interactive and GCI with respect to a "superior proposal" must be equivalent. The Morris Nichols representatives reviewed with the Committee the fiduciary duties of directors under Delaware law in considering a business combination. The Committee discussed (i) whether to continue to push Liberty Interactive with respect to Liberty Interactive's positions that certain acquisitions of another entity as part of a transaction involving a tax-free split-off of the Ventures Group be considered a superior proposal and that Liberty Interactive and GCI have reciprocal termination rights with respect to superior proposals and (ii) whether, if the Committee were to accept Liberty Interactive's positions, to negotiate for (y) weaker deal protection measures for both entities (such that both entities could terminate the Proposed Transaction to accept a superior proposal) or (z) stronger deal protection measures (such that both entities could change their recommendation with respect to a superior proposal, but must still present the Proposed Transaction to their shareholders). During this discussion, the Committee discussed the likelihood a superior proposal would appear for either GCI or Liberty Interactive, and determined that it would be more beneficial to GCI shareholders to limit Liberty Interactive's ability to accept a superior proposal, as opposed to retaining the right of GCI to terminate the reorganization agreement to accept a superior proposal. With respect to the Reattribution Provisions, Lazard reported that it was continuing its discussions as to Liberty Interactive's current view of the value of the assets and liabilities that may be subject to such Reattribution Provisions, and that it, along with Morris Nichols and Sherman & Howard, continued to work on a revised proposal to limit Liberty Interactive's discretion under those Reattribution Provisions.

        On March 31, 2017, Sherman & Howard submitted a revised draft of the reorganization agreement to Baker Botts which left open the Reattribution Provisions.

        Also on March 31, 2017, GCI, Liberty Interactive, Baker Botts and Sherman & Howard received drafts of the commitment papers from JPMorgan's counsel, Cahill Gordon & Reindel LLP (Cahill), in connection with the committed bridge financing.

        On April 1, 2017, the Committee held a meeting attended by representatives of Lazard and Morris Nichols. During the meeting, Lazard and Morris Nichols informed the Committee of the status of the remaining open issues and outlined a compromise proposal that advisors to the Committee and GCI had been working on with respect to the Reattribution Provisions, and representatives of Lazard updated the Committee on its views as to the assets and liabilities subject to such Reattribution Provisions. The Committee also discussed with Lazard the treatment of the Searchlight SARs in the Proposed Transaction and how a settlement of the Searchlight SARs in stock could be structured.

        From April 1, 2017 to April 3, 2017, representatives of Liberty Interactive, GCI, Lazard, Morris Nichols, Sherman & Howard and Baker Botts continued to discuss and finalize various matters, including the disclosure letters for each of GCI and Liberty Interactive, in anticipation of a potential signing of reorganization agreement. During these discussions, Liberty Interactive proposed to change the amount of the dividend on the Proposed Preferred Stock Consideration to 5% initially (while still increasing to 7% following the reincorporation of GCI Liberty in Delaware). The parties also agreed on terms for the Reattribution Provisions along the lines of the compromise proposal previously described to the Committee. It was also determined that the Searchlight SARs would be settled in cash pursuant to their existing terms. In addition, Liberty Interactive, the shareholders of both GCI and Liberty Interactive party to the voting agreements and their respective advisors continued to finalize the terms of the voting agreements.

        On April 2, 2017, Mr. Maffei provided the Liberty Interactive Board with an update regarding the status of Liberty Interactive's management's negotiations with GCI and changes (from what was presented on March 15) to the Proposed Transaction structure. The Liberty Interactive Board approved the Proposed Transaction on the terms presented by Mr. Maffei.

        Also early on April 2, 2017, Baker Botts submitted revised drafts of the bridge financing commitment papers that included the input of GCI, Liberty Interactive and Sherman & Howard. Later on April 2, 2017, Cahill submitted revised drafts of the bridge financing commitment papers.

        On April 3, 2017, Liberty Interactive indicated that it was ready to provide an executed copy of its debt financing commitment letter.

        Later on April 3, 2017, the GCI Board held a meeting to consider the Proposed Transaction. Representatives of Sherman & Howard, Lazard and Morris Nichols also participated in the meeting. At the request of the Committee, representatives of Lazard reviewed with the GCI Board materials Lazard had circulated prior to the meeting, and representatives of Morris Nichols and Sherman & Howard reviewed directors' fiduciary duties. In addition, representatives of Sherman & Howard reviewed the terms of the reorganization agreement and related transaction documents. The GCI Board meeting then recessed and the Committee convened a meeting at which representatives of Morris Nichols and Lazard attended. Lazard provided its oral opinion to the Committee that, as of such date and based upon and subject to various assumptions made, matters considered and limitations described in the opinion, the consideration to be received by the holders of GCI Class A Common Stock (other than Liberty Interactive and its affiliates, the executive officers of GCI and the holders of any stock appreciation rights in GCI), solely in their capacities as such, was fair from a financial point of view to such holders of GCI Class A Common Stock. The Lazard opinion is more fully described under the section "—Opinion of the Committee Financial Advisor" below and the full text of the written opinion is included as Annex D to this joint proxy statement/prospectus. Following further discussion and careful consideration of all of the matters raised, the Committee unanimously determined that the Transactions are in the best interest of GCI and its shareholders, including the Non-Affiliated Shareholders, and that the Committee would recommend to the GCI Board that the GCI Board approve the execution of the reorganization agreement and consummation of the Proposed Transaction. The GCI Board meeting then reconvened and the Committee reported its recommendations to the full GCI Board. Lazard rendered the same oral opinion to the GCI Board as it had provided to the Committee. The GCI Board then unanimously approved and declared advisable the reorganization agreement and the Transactions. Representatives of Sherman & Howard, Morris Nichols and Baker Botts held multiple conference calls and finalized the transaction documents.

        On April 3, 2017, Liberty Interactive's board approved certain changes to the structure of the transaction by unanimous written consent.

        Also on April 3, 2017, additional drafts of the bridge financing commitment papers were distributed by Baker Botts and Cahill.

        Early on the morning of April 4, 2017, before the opening of business, GCI and Liberty Interactive executed the reorganization agreement, finalized the parties' respective disclosure letters and related documentation (including the bridge commitment papers) and issued a joint press release announcing the transaction.

Background of the Split-Off

        The Liberty Interactive Board periodically reviews with management the strategic goals and prospects of its various businesses, equity affiliates and other investments. In 2012, Liberty Interactive recapitalized its common stock into two new tracking stocks, the Interactive Group (which, in 2015, was renamed the QVC Group) and the Ventures Group, for the purpose of creating greater transparency for the assets and liabilities attributed to each group, among other reasons. The QVC Group common stock and Liberty Ventures Common Stock are intended to track and reflect the economic performance of the QVC Group and the Ventures Group, respectively. Tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the

QVC Group and the Ventures Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore no group can own assets, issue securities or enter into legally binding agreements. Holders of tracking stocks have no direct claim to the group's stock or assets and are not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

        The Ventures Group is comprised primarily of Liberty Interactive's operating subsidiary Evite and Liberty Interactive's interests in FTD, Interval, LendingTree and Liberty Broadband along with investments in Time Warner Inc. and Charter, cash, certain liabilities related to exchangeable debentures of Liberty LLC and certain deferred tax liabilities. The QVC Group is primarily focused on Liberty Interactive's merchandise-focused televised-shopping programs, Internet and mobile application businesses and has attributed to it Liberty Interactive's wholly owned subsidiaries QVC and zulily, and Liberty Interactive's interest in HSN, along with cash and certain liabilities that reside with QVC and the other attributed entities, as well as outstanding senior notes and one series of Liberty LLC's exchangeable debentures and certain deferred tax liabilities.

        Although the public markets have responded favorably to Liberty Interactive's two tracking stocks, Liberty Interactive believes that the public markets continue to apply a meaningful discount to the underlying value of the businesses and assets attributed to the Ventures Group and QVC Group tracking stock groups in establishing the trading values of the Liberty Ventures Common Stock and QVC Group common stock, respectively, due to the interrelationships of the businesses of Liberty Interactive, the multiple layers of financial reporting and uncertainty surrounding the allocation of corporate opportunities and capital resources among Liberty Interactive's tracking stock groups. Accordingly, the Liberty Interactive Board determined to pursue the Transactions and the split-off, as described in more detail under "—Background of the Transactions" above.

        Upon the completion of the reattribution, contribution and split-off, no assets or liabilities will remain attributed to the Ventures Group, and upon the completion of the split-off, no shares of Liberty Ventures Common Stock will remain outstanding. Instead, the assets and liabilities attributed to the Ventures Group (other than those assets and liabilities which will be reattributed to the QVC Group in connection with the reattribution) will be combined with GCI, and, following the redemption and the split-off, holders of shares of Liberty Ventures Common Stock will become holders of shares of capital stock of the new combined company, GCI Liberty.

GCI's Purpose and Reasons for the Transactions and Other Proposals; Recommendation of the GCI Board; Fairness of the Transactions

        The Committee, comprised entirely of independent and disinterested directors, unanimously determined that it is in the best interests of GCI and its shareholders, including the Non-Affiliated Shareholders, and declared it advisable, for GCI to (i) enter into the reorganization agreement and (ii) consummate the Transactions. In addition, the Committee recommended to the GCI Board that the GCI Board approve the execution of the reorganization agreement and the consummation of the Transactions.

        The GCI Board, after considering various factors and with the unanimous recommendation of the Committee, unanimously approved and declared advisable the reorganization agreement and the Transactions, including, without limitation, the reclassification, the auto conversion and the contribution, and recommends that the GCI shareholders vote "FOR" the reorganization agreement proposal, the restated GCI Liberty articles proposal, the share issuance proposal, the GCI compensation proposal and the GCI adjournment proposal.

        In the course of reaching their respective determinations, the GCI Board consulted with GCI's management and its legal advisors and the Committee consulted with its financial and legal advisors, as well as the management and legal advisors of GCI, and considered a number of factors, including, among others and not necessarily in order of relative importance, the following material factors and benefits of the reorganization agreement and the Transactions, each of which the GCI Board and the Committee believes supported their determinations:

  •
  the aggregate value and composition of the Transaction Consideration to be received by GCI shareholders, including that the consideration with a value of $32.50 per share comprised of $27.50 per share (based on a LVNTA reference price of $43.65 (which was the closing price on February 4, 2017)) in GCI Liberty Class A Common Stock and $5.00 face value in newly issued GCI Liberty Preferred Stock (based on an initial liquidation price of $25.00 per share of GCI Liberty Preferred Stock) represented a premium of approximately 56.25% over the closing price of the GCI Class A Common Stock of $20.80 per share as of March 31, 2017;

  •
  the GCI Board's and the Committee's belief that the Transactions were a superior alternative to the other potential strategic alternatives available to GCI, including alternative stand-alone operating strategies and other potential strategic alternatives, in each case, considering the potential shareholder value that might result from such alternatives, as well as the feasibility of such alternatives and the risks and uncertainties associated with pursuing such alternatives;

  •
  the perceived challenges and risks of continuing as a stand-alone public company and the assessment that no other internally developed alternatives were reasonably likely in the near term to create greater value for GCI's shareholders than the Transactions, taking into account business, competitive, industry, and market risks;

  •
  GCI's short-term and long-term financial projections and the risks associated with GCI's ability to meet such projections, including the challenging near-to-intermediate-term operating environment for GCI in the State of Alaska, the potential cash flow and earnings impacts that may be experienced by GCI in executing such strategy, and other risks and uncertainties described in GCI's SEC filings;

  •
  the fact that the reorganization agreement was the product of arms'-length negotiations and contained terms and conditions that were, in the view of the GCI Board and the Committee, favorable to GCI and its shareholders;

  •
  the fact that the reorganization agreement was unanimously declared advisable by the Committee and all members of the GCI Board, which Committee is comprised unanimously of, and GCI Board is majority comprised of, independent directors who are not affiliated with Liberty Interactive and are not employees of GCI or any of its subsidiaries, and which Committee and GCI Board consulted with representatives of GCI's senior management and retained and received advice from outside legal counsel in evaluating and negotiating the terms of the reorganization agreement;

  •
  the financial analysis reviewed by representatives of Lazard, at the request of the Committee, with the GCI Board at its meeting on April 3, 2017, as well as Lazard's oral opinion delivered to the Committee and the GCI Board (which was subsequently confirmed in writing by delivery of Lazard's written opinion dated April 3, 2017, which is included as Annex D to this joint proxy statement/prospectus) to the effect that, as of such date, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Lazard in preparing its opinion, the consideration to be received by the holders of GCI Class A Common Stock (other than Liberty Interactive and its affiliates, the executive officers of GCI and the holders of any stock appreciation rights in GCI), solely in their capacities as such, pursuant to the reorganization agreement was fair from a financial point of view to such holders, as more fully described below under "—Opinion of the Committee Financial Advisor;"

  •
  the course of discussions and negotiations between Liberty Interactive and GCI, which resulted in improvement in the composition and value of the consideration to be received by holders of Old GCI Common Stock, as compared with the initial proposal made by Liberty Interactive;

  •
  the belief that the Transaction Consideration was compelling and was the highest price per share of Old GCI Common Stock that Liberty Interactive was presently willing to pay and that the negotiations with Liberty Interactive had resulted in the highest price reasonably available to GCI under the circumstances;

  •
  the fact that, since the consideration to be received by GCI shareholders will be paid in GCI Liberty shares, the GCI shareholders would have the opportunity to participate in any future earnings and growth of the combined company and future appreciation in the value of such shares following the closing of the Transactions should they determine to retain the shares of GCI Liberty Capital Stock payable thereunder;

  •
  the Transactions are intended to qualify as a tax-free reorganization for U.S. federal income tax purposes and, accordingly, are intended to be completed in a manner that is tax-free to GCI and the GCI shareholders, as more fully described below under the heading "Material U.S. Federal Income Tax Consequences of the Transactions";

  •
  the benefits to the combined company that could result following the closing of the Transactions based upon each of the Ventures Group's and GCI's businesses, their respective financial performance and condition, results of operations, intellectual property, management and competitive positions, and the potential to realize certain cost savings and operational synergies;

  •
  the larger capital base of the combined company, which would improve GCI Liberty's access to capital markets and put the combined company in a position to respond more quickly to market opportunities;

  •
  the financial condition, results of operations, businesses and prospects of GCI's business after giving effect to the Transactions;

  •
  the increased diversification of the asset base of GCI Liberty and the larger market capitalization and liquidity available to the shareholders of GCI Liberty;

  •
  the fact that the Duncan parties to the Duncan voting agreement, who collectively beneficially owned shares of Old GCI Common Stock representing approximately 4% of the total voting power represented by the GCI Class A Common Stock, 38% of the total voting power represented by the GCI Class B Common Stock and 21% of the combined voting power of the Old GCI Common Stock, in each case, based on the most recent share information available to the GCI Board (as of the date of their determination), have agreed, among other things, to vote shares of GCI Class B Common Stock constituting 38% of the total voting power represented by the GCI Class B Common Stock and 21% of the combined voting power of the Old GCI Common Stock, in each case, based on the most recent share information available to the GCI Board (as of the date of their determination), in favor of the reorganization agreement proposal, the restated GCI Liberty articles proposal, the share issuance proposal, the GCI compensation proposal and the GCI adjournment proposal, as more fully described under "—Agreements with Stockholders of Liberty Interactive and Shareholders of GCI—Agreements with Shareholders of GCI—The Duncan Voting Agreement";

  •
  the fact that the Stanton parties to the Stanton voting agreement who collectively beneficially owned shares of Old GCI Common Stock representing approximately 4% of the total voting power represented by the GCI Class A Common Stock, 46% of the total voting power represented by the GCI Class B Common Stock and 24% of the combined voting power of Old GCI Common Stock, in each case, based on the most recent share information available to the

    GCI Board (as of the date of their determination), have agreed, among other things, to vote shares of Old GCI Common Stock constituting approximately 4% of the total voting power represented by the GCI Class A Common Stock, approximately 46% of the total voting power represented by the GCI Class B Common Stock and 24% of the combined voting power of the Old GCI Common Stock, in each case, based on the most recent share information available to the GCI Board (as of the date of their determination), in favor of the reorganization agreement proposal, the restated GCI Liberty articles proposal, the share issuance proposal, the GCI compensation proposal and the GCI adjournment proposal, as more fully described under "—Agreements with Stockholders of Liberty Interactive and Shareholders of GCI—Agreements with Shareholders of GCI—The Stanton Voting Agreement";

  •
  the GCI Board's and the Committee's belief that any other potentially interested parties would have the opportunity to submit a competing proposal, if they so desired, during the significant period between the announcement of the execution of the reorganization agreement and the shareholder vote to approve the Transactions;

  •
  the fact that the reorganization agreement, subject to the terms and conditions set forth therein, permits the GCI Board to change its recommendation that the GCI shareholders vote in favor of the reorganization agreement proposal, the restated GCI Liberty articles proposal, the share issuance proposal, the GCI compensation proposal and the GCI adjournment proposal in response to certain acquisition proposals and certain intervening events, if, among other things, the GCI Board determines that the failure to change its recommendation would reasonably be expected to constitute a breach of its fiduciary duties under applicable law, as more fully described under "—The Reorganization Agreement—Board Recommendation and Adverse Recommendation Change—GCI;"

  •
  the limited ability of Liberty Interactive to change its recommendation regarding approval of the redemption proposal, and the fact that Liberty Interactive will be required to pay GCI a termination fee of $65 million in certain circumstances, as more fully described under "—The Reorganization Agreement—Board Recommendation and Adverse Recommendation Change—GCI" and "—The Reorganization Agreement—Termination Fees;"

  •
  the fact that the Transactions are not subject to a financing condition and, in particular, that GCI had obtained a financing commitment from JPMorgan to provide an aggregate of $1.435 billion to repay the obligations under the Senior Notes and/or existing senior secured credit facility in the event that the solicitation of the necessary consents and amendments to the underlying credit documentation were not obtained;

  •
  the belief of the Committee and the GCI Board that the reorganization agreement and the Transactions would likely be completed, based on (i) the closing conditions that are included being customary for transactions of this type, and that, absent a "Company Material Adverse Effect" (as defined in the reorganization agreement) in the business or financial condition of GCI, the GCI Board's ability to conclude, based on advice of management, that no material impediments to closing were apparent, (ii) the likelihood of obtaining the regulatory approvals required to consummate the Transactions and the terms of the reorganization agreement regarding the obligations of Liberty to pursue these approvals, (iii) the GCI voting agreements pursuant to which, subject to certain conditions, the parties thereto will vote certain shares of Old GCI Common Stock in favor of the reorganization agreement proposal, the restated GCI Liberty articles proposal, the share issuance proposal, the GCI compensation proposal and the GCI adjournment proposal, and (iv) the Malone voting agreement pursuant to which, subject to certain conditions, the Malone parties agreed to vote shares of LVNTB in favor of the redemption proposal and the Liberty Interactive adjournment proposal;

  •
  the provisions of the reorganization agreement that expressly contemplate that GCI may obtain specific performance of Liberty Interactive's obligations under the reorganization agreement; and

  •
  the provisions of the reorganization agreement that limit the ability of Liberty Interactive to reattribute assets and liabilities between its tracking stock groups prior to the closing.

        The Committee and GCI Board also considered a number of factors relating to the procedural safeguards that the Committee and the GCI Board believe were and are present to ensure the fairness of the reorganization agreement and the Transactions. The GCI Board believes that the following factors support its recommendations regarding the reorganization agreement and the Transactions and the GCI Board and the Committee believe the following factors support the procedural fairness of the reorganization agreement and the Transactions to GCI and its shareholders:

  •
  the financial presentation by Lazard and its oral opinion delivered to the Committee and the GCI Board on April 3, 2017 (which was subsequently confirmed in writing by delivery of Lazard's written opinion dated April 3, 2017, which is included as Annex D to this joint proxy statement/prospectus) to the effect that, as of such date, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Lazard in preparing its opinion, the consideration to be received by the holders of GCI Class A Common Stock (other than Liberty Interactive and its affiliates, the executive officers of GCI and the holders of any stock appreciation rights in GCI), solely in their capacities as such, pursuant to the reorganization agreement was fair from a financial point of view to such holders, as more fully described below under "—Opinion of the Committee Financial Advisor;"

  •
  the fact that the Committee, which consisted entirely of independent and disinterested directors, participated in critical negotiations, among other things, with respect to terms and conditions of the reorganization agreement and the Transactions, the consideration to be received by holders of GCI Class A Common Stock and the GCI voting agreements;

  •
  the fact that the Committee had the authority to not recommend that the GCI Board approve the reorganization agreement and the Transactions and that the GCI Board would have been precluded from approving the reorganization agreement and the Transactions under those circumstances; and

  •
  the fact that the GCI Board, with the unanimous recommendation of the Committee, unanimously approved the reorganization agreement and the Transactions.

        The GCI Board and the Committee also considered certain potentially negative factors in their respective deliberations concerning the reorganization agreement and the Transactions, including the following:

  •
  the fact that GCI decided not to engage in a competitive bid process or other broad solicitation of interest, which decision, however, was informed by (i) the price and premium proposed by Liberty Interactive, (ii) the GCI Board's and the Committee's concern regarding increased risk of leaks if GCI contacted third parties regarding a potential transaction, and (iii) the fact that, because of the timing of the regulatory approval process and the requirements to obtain shareholder approval, potentially interested parties could submit a superior proposal during the significant period of time between the announcement of the execution of the reorganization agreement and the shareholder vote to approve the Transactions;

  •
  the fact that the consideration to be received by GCI shareholders will consist of GCI Liberty shares based on fixed exchange ratios and that (a) such GCI Liberty shares have no trading history and (b) the value of the consideration to be received by GCI shareholders may decline either before or after the GCI special meeting and there will be no adjustment to the exchange ratios, thereby exposing the GCI shareholders to the risks of an equity investment;

  •
  the fact that the consideration to be received by GCI shareholders will not include any shares of GCI Liberty Class B Common Stock such that, while former GCI shareholders will own approximately 23% of the undiluted shares of GCI Liberty Capital Stock, these shares will represent only approximately 16% of the undiluted voting power of GCI Liberty (in each case, based on then-outstanding share information);

  •
  the fact that the reorganization agreement precludes GCI from actively soliciting alternative transaction proposals and GCI may not terminate the reorganization agreement to accept a superior proposal from a third party. In addition, the Duncan voting agreement and the Stanton voting agreement could inhibit the likelihood of success of any such superior proposal;

  •
  the risk that the potential benefits sought in the reorganization agreement and the Transactions might not be fully realized if at all;

  •
  the risk that the announcement and pendency of the Transactions could result in the disruption of GCI's business, including the possible diversion of management and employee attention, potential employee attrition and potential adverse effects on GCI's business relationships;

  •
  the possibility that after the consummation of the Transactions, integration issues, including the potential that such issues would disrupt GCI's existing culture and distract management, may take more time or be more costly than anticipated;

  •
  the risk that the level of debt that GCI will incur or assume in connection with the Transactions will require a larger portion of its cash flow to service that debt and will affect the ability of its business to fund expansion and capital expenditures;

  •
  the possibility that a change in corporate structure could affect the perception of GCI's status among its Alaska customer base as an independent Alaska based company;

  •
  the fact that not all of the conditions to the closing of the Transactions, including the required shareholder and stockholder approvals, are within the parties' control;

  •
  the fact that the reorganization agreement contains certain restrictions on the ability of GCI to conduct its business in the period between signing and closing, such that Liberty Interactive's consent is required in respect of certain corporate actions, the entry into certain contracts, the acquisition or disposition of material assets, certain executive compensation actions and other matters, as more fully described under "—The Reorganization Agreement—Conduct of Business of GCI Pending the Completion of the Transactions;"

  •
  the substantial costs to be incurred by GCI in connection with the reorganization agreement and the Transactions, regardless of whether the Transactions are consummated;

  •
  the termination fee payable to Liberty Interactive upon the occurrence of certain events, including the potential of such termination fee to deter other potential acquirers from proposing an alternative transaction that may be more advantageous to GCI's shareholders;

  •
  under the Alaska Corporations Code (the ACC), no appraisal rights will be available to shareholders in connection with the Transactions;

  •
  the risks described under "Risk Factors" above; and

  •
  the risk to GCI's business, sales, operations, and financial results in the event that the Transactions are not consummated.

        The Committee and the GCI Board concluded that the potentially negative factors associated with the reorganization agreement and the Transactions were outweighed by the opportunity for the GCI shareholders both to realize a significant premium on the value of their Old GCI Common Stock and to share in the benefits and growth of the combined company. Accordingly, the GCI Board determined that the terms of the reorganization agreement and the Transactions, including, without limitation, the reclassification, the auto conversion and the contribution are advisable and fair to, and in the best interests of, GCI and its shareholders.

        In addition, the Committee and the GCI Board were aware of, and considered, the interests that GCI's directors and executive officers may have in the Transactions that are different from, or in addition to, their interests as GCI shareholders generally. For a detailed discussion of these interests, see "—Interests of Certain Persons of GCI in the Transactions."

        The foregoing discussion summarizes the material information and factors considered by the GCI Board and the Committee in their consideration of the reorganization agreement and the Transactions. The GCI Board, in accordance with the unanimous recommendation of the Committee, reached the unanimous decision to approve the reorganization agreement and the Transactions in light of the factors described above and other factors that each member of the GCI Board felt were appropriate. In view of the variety of factors and the quality and amount of information considered, neither the GCI Board nor the Committee found it practicable to make, and neither made, specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations. Individual members of the GCI Board and the Committee may have given different weights to different factors.

        The explanation of GCI's reasons for the reorganization agreement and the Transactions, including, without limitation, the reclassification, the auto conversion and the contribution, and other information presented in this section is forward-looking in nature and, accordingly, should be read in light of the factors described under "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" above.

        After careful consideration, the GCI Board has determined that the Transactions, including the reclassification, the auto conversion and the contribution, are advisable and in the best interest of its shareholders, and unanimously recommends that holders of Old GCI Common Stock vote "FOR" the reorganization agreement proposal, "FOR" the restated GCI Liberty articles proposal, "FOR" the share issuance proposal, "FOR" the GCI compensation proposal and "FOR" the GCI adjournment proposal.

Liberty Interactive's Purpose and Reasons for the Transactions; Recommendations of the Liberty Interactive Board

        The Liberty Interactive Board has determined that the reorganization agreement and the Transactions, including the contribution and the split-off, are advisable and in the best interests of Liberty Interactive and its stockholders. In reaching this conclusion, the Liberty Interactive Board consulted with Liberty Interactive's management and its legal and financial advisors, and considered a variety of factors, including the material factors described below.

  Liberty Interactive's Reasons for the Contribution and the Split-Off

        In reaching its conclusion that the reorganization agreement and the Transactions, including the contribution and the split-off, are advisable and in the best interests of Liberty Interactive and its stockholders, the Liberty Interactive Board considered a number of factors that it believes support its determination, including (not necessarily in order of importance):

  •
  The Transactions offer the opportunity to combine the Ventures Group assets and businesses with GCI's business, the largest Alaska-based communications provider (as measured by revenues) and a strong cash flow generator with stable recurring revenues, which is complementary to the strategic interests in Liberty Broadband and Charter attributed to the Ventures Group;

  •
  the split-off would eliminate the complexity associated with Liberty Interactive's tracking stock capital structure, thereby simplifying the investment analysis for Liberty Interactive and GCI Liberty and eliminating potentially differing investment and voting objectives of the shareholder constituencies for each of its tracking stocks;

  •
  simplifying Liberty Interactive's capital structure as described above is expected to reduce the discounts at which each of its tracking stocks trade and encourage investment in the GCI Liberty Capital Stock and QVC Group common stock;

  •
  the fact that GCI, a critical communications provider to a complex, underserved Alaskan market, operates the only statewide wireless network and the only terrestrial network covering the southwest region and owns half of the undersea fiber capacity to Alaska;

  •
  the split-off would achieve Liberty Interactive's goal of establishing a market-leading, pure-play retail and commerce business with its QVC Group, which should provide Liberty Interactive (which will be renamed "QVC Group, Inc." following the completion of the Transactions) with a more attractive equity currency;

  •
  QVC Group common stock may be eligible for inclusion in stock indices following the split-off;

  •
  the improved market recognition of the value of the businesses and assets of GCI Liberty and Liberty Interactive resulting from the split-off would provide GCI Liberty and Liberty Interactive with greater flexibility in raising equity capital for organic growth and responding to strategic opportunities, including by creating a more efficiently priced acquisition currency;

  •
  more accurately valued stocks would also enable GCI Liberty and Liberty Interactive to provide more effective stock-based compensation programs, a key component of retaining and incentivizing a quality management team, and to issue equity incentives with less dilution to public stockholders;

  •
  following the completion of the split-off, both GCI Liberty and Liberty Interactive will maintain a prudent capital structure that will provide sufficient liquidity to service debt and financial flexibility for share repurchases; and

  •
  it is expected that the contribution and the split-off will be completed in a manner that is tax-free to Liberty Interactive and the holders of Liberty Ventures Common Stock.

        The Liberty Interactive Board also considered a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the Transactions, including the contribution and the split-off, including (not necessarily in order of importance):

  •
  the Transaction Consideration to be received by GCI shareholders in the auto conversion represents a significant premium on the value of the GCI Class A Common Stock;

  •
  the trading price of the GCI Liberty Common Stock may be lower than the trading price of the Liberty Ventures Common Stock prior to the Transactions;

  •
  the fact that the Alaskan economy is in the midst of a recession;

  •
  that USF subsidies, which represent a large percentage of GCI's revenue, are subject to change;

  •
  the fact that GCI's business might have limited opportunities for topline growth and certain legacy systems and processes might be operationally inefficient;

  •
  the potential tax liabilities that could arise from the split-off, including the possibility that the IRS could successfully assert that the split-off is taxable to holders of Liberty Ventures Common Stock and/or to Liberty Interactive;

  •
  in connection with the Transactions, Broadband Holdco intends to borrow up to $1 billion of loan proceeds, with a portion of such proceeds expected to be distributed to Liberty Interactive, which will increase GCI Liberty's leverage, potentially leading to increased stock price volatility, in addition to GCI Liberty incurring higher interest payments to service the margin loan facility;

  •
  the fact that the combined company's potential indemnity obligations with respect to (x) any tax liability incurred or (y) with respect to the spread indemnity under the Indemnification Agreement are not subject to a cap;

  •
  the risk of being unable to achieve the benefits expected from the Transactions;

  •
  the potential disruption of the businesses of GCI and Liberty Interactive, as their respective management and employees devote time and resources to completing the Transactions; and

  •
  the substantial costs of effecting the Transactions and continued compliance with legal, administrative and other requirements applicable to two separate public reporting companies.

        After considering the positive and negative factors described above, the Liberty Interactive Board determined that the anticipated benefits of the Transactions outweighed the risks and costs and approved the reorganization agreement and the Transactions, including the contribution and the split-off.

        In addition, the Liberty Interactive Board was aware of, and considered, the interests that Liberty Interactive's directors and executive officers may have in the Transactions that are different from, or in addition to, their interests as Liberty Ventures stockholders generally. For a detailed discussion of these interests, see "—Interests of Certain Persons of Liberty Interactive in the Transactions."

  Liberty Interactive's Reasons for the Transaction Structure

        Liberty Interactive believes the structure of the Transactions, though complex, enables the parties to achieve multiple benefits. Starting from the top of the structure, it was believed that maintaining GCI Liberty as the public parent company of the enterprise would enable GCI Liberty to have continuity of reporting and trading and would allow for the tax-efficient contribution of the contributed Ventures assets. Promptly following the execution of the reorganization agreement, the parties effected a debt restructuring pursuant to which, upon completion of the Transactions, all of GCI's existing publicly traded debt instruments and its credit agreement will be amended to reside with a first tier subsidiary of GCI Liberty, which subsidiary will in turn hold (i) Ventures Holdco, a second tier subsidiary holding all of the existing assets of GCI and all of the contributed Ventures assets (other than Broadband Holdco) and (ii) Broadband Holdco. Providing GCI's creditors with the benefit of this stronger asset base is expected to provide GCI Liberty with improved access to capital, potentially on better terms than would be available without the enhanced asset base underlying the credit. Further, the margin loan facility, which will be entered into by Broadband Holdco in connection with the closing of the Transactions, will allow GCI Liberty to efficiently monetize its investment in LBRDK and provide GCI Liberty with sufficient liquidity to fund any cash owed to Liberty Interactive in the reattribution as well as maintain a cash reserve for other corporate purposes. As the margin loan facility requires the pledged stock to be held in a SPV, all of the shares of LBRDK will be held by a separate second tier subsidiary, Broadband Holdco.

        With regard to the capital structure of GCI Liberty, Liberty Interactive believed it was important to replicate, to the extent practicable, the dual-class structure in place at Liberty Interactive (without the tracking stock provisions). To that end, the restated GCI Liberty articles will allow the Liberty

Ventures stockholders to receive classes of stock in the split-off comparable in many respects to those they currently hold. However, due to the requirements of Alaska corporate law and the procedures of the Alaska Division of Corporations, it was necessary to sequence the ultimate reclassification of the GCI stock in two steps: first, the reclassification, and second, the auto conversion. This sequencing allowed the parties to ensure that the restated GCI Liberty articles were accepted for filing by the Alaska Commissioner prior to the commencement of the closing, while also allowing the parties to ensure that all conditions to closing were satisfied prior to the final conversion of the GCI stock into the Transaction Consideration. The reincorporation merger will constitute the final step in the replication of the Liberty Ventures capital structure at GCI Liberty. As it was not feasible for GCI Liberty to reincorporate in Delaware concurrently with the closing of the Transactions due to the requirements of Alaska corporate law and the procedures of the Alaska Division of Corporations, the parties intend to complete the reincorporation as soon as practicable following the split-off, subject to the receipt of the requisite shareholder approvals. For additional information about the reincorporation merger, see "—The Reorganization Agreement—Reincorporation Merger."

        Further, as noted above, Liberty Interactive believes the reattribution is a necessary step in the completion of the split-off. First, it is intended to ensure that, following the completion of the Transactions, both GCI Liberty and the QVC Group have a prudent capital structure with sufficient liquidity to service their respective debt obligations and, with regard to the QVC Group, to maintain tax efficiencies associated with Liberty Interactive's current capital structure. For example, Liberty Interactive has included its green energy investments among the reattributed assets because such investments generate tax benefits which the QVC Group can likely utilize more effectively than GCI Liberty. Also, Liberty Interactive's interest in ILG is a liquid asset that may be monetized relatively quickly through market sales or other financing arrangements. Unlike the foregoing assets to be contributed to GCI Liberty, each series of publicly traded exchangeable debentures currently attributed to the Ventures Group is a debt security of Liberty LLC (which will remain a subsidiary of Liberty Interactive following the split-off), and it would be impermissible under the related indenture for these debt instruments to be contributed to GCI Liberty. Accordingly, they must be reattributed to the QVC Group before the split-off occurs. Lastly, the amount of cash to be included in the reattribution will depend on the fair value of the reattributed assets and liabilities as of the date of the reattribution. Pursuant to the Liberty Interactive charter and its Management and Allocation Policies, the fair value of assets to be reattributed must be equal to the fair value of liabilities to be attributed concurrently. If the latter exceeds the former (as we expect will be the case in the reattribution), another asset, such as cash, must be added to the reattributed asset pool to eliminate that deficit.

        The foregoing discussion summarizes the material information and factors considered by the Liberty Interactive Board in its consideration of the reorganization agreement and the Transactions. The Liberty Interactive Board reached the unanimous decision to approve the reorganization agreement and the Transactions in light of the factors described above and other factors that each member of the Liberty Interactive Board felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Liberty Interactive Board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the Liberty Interactive Board conducted an overall analysis of the factors described above. Individual members of the Liberty Interactive Board may have given different weights to different factors.

        The explanation of Liberty Interactive's reasons for the reorganization agreement and the Transactions, including, without limitation, the contribution and the split-off, and other information presented in this section is forward-looking in nature and, accordingly, should be read in light of the factors described under "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" above.

        After careful consideration, the Liberty Interactive Board has determined that the Transactions, including the contribution and the split-off, are advisable and in the best interest of its stockholders, and unanimously recommends that holders of Liberty Ventures Common Stock vote "FOR" the redemption proposal and "FOR" the Liberty Interactive adjournment proposal.

GCI Management's Unaudited Prospective Financial Information

        Although GCI periodically has issued limited financial guidance to investors, GCI does not as a matter of course make public long-term projections as to future revenue, earnings or other results, due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, as part of its strategic planning for the company, GCI's management prepared and in December 2016 presented a long-term strategic plan to the GCI Board, which included certain financial forecasts (the Base Projections), as well as a discussion of the underlying assumptions. During January 2017, GCI management made certain adjustments to the Base Projections to add $10 million of EBITDA to the 2020 EBITDA projections (the Adjusted Projections). This additional EBITDA reflected the determination that the Base Projections did not take into account the fact that 2020 is a presidential election year in which additional election related advertising revenue was expected. The Base Projections and Adjusted Projections were subsequently provided to Lazard, the Committee's financial advisor, in connection with Lazard's financial analyses. GCI management, after discussions with Lazard, formulated the Re-Categorized Projections (such Re-Categorized Projections, collectively with the Base Projections and the Adjusted Projections, the Projections) to facilitate a comparison of the separate businesses conducted by GCI to specific companies and industry transactions. The Re-Categorized Projections also included adjustments to reduce EBITDA for certain non-cash items, to reflect stock based compensation expense and to allocate corporate expense to the wireless, pay TV/cable and enterprise segments as a percentage of revenue.

        The below summary of the Base Projections, Adjusted Projections and Re-Categorized Projections is included for the purpose of providing shareholders access to certain nonpublic information that was furnished to certain parties in connection with the Transactions, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any shareholder.

        The below unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections. The unaudited prospective financial information as presented herein is not presented in a way that is indicative of how GCI's management manages its key strategic decisions for its business. The inclusion of this unaudited prospective financial information should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such. Further, you are cautioned not to place undue reliance on the prospective financial information. Neither the independent registered public accounting firm of GCI, nor any other independent accountants, have examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, the independent registered accounting firm of GCI does not express an opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information. GCI's unaudited prospective financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, GCI's management. The independent registered public accounting firm's report contained in GCI's Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this joint proxy statement/prospectus, relates to GCI's historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

        While presented with numeric specificity, this unaudited prospective financial information was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to GCI's business as outlined further below) that are inherently subjective and uncertain and are beyond the control of GCI's management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to GCI's business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors." This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. Further, the Projections are based solely on the information available to GCI at the time they were prepared. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. GCI shareholders and Liberty Interactive's stockholders are urged to review the most recent SEC filings of GCI for a description of the reported results of operations and financial condition and capital resources of GCI, including in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in GCI's Annual Report on Form 10-K for the year ended December 31, 2016, and any subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus.

        None of GCI, Liberty Interactive or any of their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information. GCI and Liberty Interactive undertake no obligation to update or otherwise revise or reconcile this unaudited prospective financial information to reflect circumstances existing after the date this unaudited prospective financial information was generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such information are shown to be inaccurate. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.

        GCI may calculate certain non-GAAP financial metrics, including EBITDA, using different methodologies from other companies. Consequently, the financial metrics presented in GCI's prospective financial information disclosures and in the section of this joint proxy statement/prospectus with respect to the opinion of the financial advisor to GCI may not be directly comparable to other companies. GCI is not providing a quantitative reconciliation of the forward looking non-GAAP financial metrics set forth below.

        GCI has not made and makes no representation to Liberty Interactive or any stockholder (and Liberty Interactive has not made and makes no representation to any person), in the reorganization agreement or otherwise, concerning this unaudited prospective financial information or regarding GCI's ultimate performance compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, GCI and Liberty Interactive urge all shareholders not to place undue reliance on such information and to review GCI's most recent SEC filings for a description of GCI's reported financial results.

  Base Projections, Adjusted Projections and Re-Categorized Projections

        The following is a summary of the Projections. The Projections were based on numerous variables, risks and assumptions, including the following key risks and assumptions: (a) GCI will be able to withstand the current recession in Alaska, and any further economic headwinds faced by the state, including headwinds relating to the continued weakness in the oil industry; (b) GCI will face increased competition from Verizon in the state and will be able to successfully execute its business plan even with such increased competition; (c) GCI's growth is highly dependent on regulatory programs, in particular the Telecommunications Program of the Rural Health Care Program of the Universal Service Fund, and the Projections assume continued growth in those programs; (d) the Projections assume GCI is able to grow consumer wireless customers; (e) the Projections assume GCI is able to grow data customers; (f) the Projections assume GCI is able to grow topline revenue while keeping expenses largely flat (besides identified pockets of savings); and (g) the Projections assume GCI's ability to identify $13 million in procure-to-pay savings.

        All of these assumptions involve variables making them difficult to predict, and most are beyond the control of GCI. Although management of GCI believes that there was a reasonable basis for its projections and underlying assumptions, any assumptions for near-term and long-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period.

        The following tables present (in millions) a summary of the Adjusted Projections and the Re-Categorized Projections with all figures rounded to the nearest million. The projections included in the below tables treat GCI on a standalone basis, without giving effect to the Transactions and as if the Transactions had not been contemplated:

Adjusted Projections(1)

	2016A	2017E	2018E	2019E	2020E
Total Revenue(2)	$934	$965	$1,000	$1,016	$1,035
Total EBITDA(2)(3)	288	321	365	380	391

(1)
Adjusted Projections are the same as the Base Projections except for the addition of $10 million to 2020 EBITDA.

(2)
The Adjusted Projections of Revenue and EBITDA present actual results for 2016 and estimates for the remaining years.

(3)
GCI believes that earnings before interest, income taxes and depreciation and amortization, or EBITDA, is a useful supplemental performance measure because it allows investors to view GCI's performance without the impact of non-cash depreciation and amortization or the cost of debt. In addition, GCI believes EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of its businesses.

Re-Categorized Projections(1)

	2016A	2017E	2018E	2019E	2020E
Revenue
Wireless	$289	$297	$311	$313	$310
Pay TV/Cable	352	347	360	364	369
Enterprise	286	312	319	326	332
Denali Media	15	17	18	19	31
Eliminations	(8)	(7)	(7)	(7)	(7)

Total Revenue	$934	$965	$1,000	$1,016	$1,035

EBITDA(2)(3)
Wireless	$81	$93	$114	$120	$117
Pay TV/Cable	101	105	119	124	127
Enterprise	89	109	117	121	121
Denali Media(4)	1	1	2	3	14

Total EBITDA(5)	$272	$309	$353	$368	$378

% Margin	29.1%	32.0%	35.3%	36.2%	36.5%

	9 months Ended 12/31/2017E	2018E	2019E	2020E
Unlevered Free Cash Flows(6)	$102	$134	$130	$122

(1)
The Re-Categorized Projections of Revenue and EBITDA present actual results for 2016 and estimates for the remaining years.

(2)
To facilitate comparison to industry specific businesses and transactions, GCI separated the Revenue and EBITDA projected to be derived from the various businesses it operates.

(3)
GCI believes that earnings before interest, income taxes and depreciation and amortization, or EBITDA, is a useful supplemental performance measure because it allows investors to view GCI's performance without the impact of non-cash depreciation and amortization or the cost of debt. In addition, GCI believes EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of its businesses.

(4)
The Re-Categorized Projections reflect broadcast cash flows, instead of EBITDA, for Denali Media.

(5)
To derive EBITDA for the Re-Categorized Projections, GCI management adjusted the Adjusted Projections to reduce EBITDA for certain non-cash items, to reflect stock based compensation expense and to allocate corporate expense to the wireless, pay TV/cable and enterprise segments as a percentage of revenue.

(6)
GCI calculates unlevered free cash flows by adding to or subtracting from EBITDA (i) income taxes, (ii) capital expenditures, (iii) certain tax adjustments and (iv) adjustments to reflect differences between cash revenue received and GAAP revenue recognition. The Re-Categorized Projections of unlevered free cash flow present estimates for 9 months ending 12/31/2017 and estimates for the remaining full years.

Opinion of the Committee Financial Advisor

        GCI retained Lazard to act as financial advisor to the Committee and to render an opinion to the Committee as to the fairness, from a financial point of view, to the holders of GCI Class A Common Stock (other than Liberty Interactive and its affiliates, the executive officers of GCI and the holders of any stock appreciation rights in GCI), solely in their capacities as such, of the consideration to be received by such holders in the Transactions. On April 3, 2017, at a meeting of the Committee held to evaluate the Transactions, Lazard rendered its oral opinion to the Committee, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its written opinion, the consideration to be paid to holders of GCI Class A Common Stock (other than Liberty Interactive and its affiliates, the executive officers of GCI and the holders of any stock appreciation rights in GCI) in the Transactions (which consideration, for the purposes of this section, Lazard viewed as consisting of 0.63 of a share of GCI Liberty Class A Common Stock and 0.2 of a share of GCI Liberty Preferred Stock) was fair, from a financial point of view, to such holders.

        The full text of Lazard's written opinion, dated April 3, 2017, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion is attached to this joint proxy statement/prospectus as Annex D and is incorporated into this joint proxy statement/prospectus by reference. The description of Lazard's opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Lazard's written opinion attached as Annex D. We encourage you to read Lazard's opinion and this section carefully and in their entirety.

        The following is a summary of Lazard's opinion.

        In connection with its opinion, Lazard:

  •
  reviewed the financial terms and conditions of a draft, dated April 3, 2017, of the reorganization agreement;

  •
  reviewed certain historical business and financial information relating to GCI and the Ventures Group;

  •
  reviewed various financial forecasts and other data provided to Lazard by GCI relating to the business of GCI, financial forecasts and other data provided to Lazard by Liberty Interactive relating to the businesses attributed to the Ventures Group and the projected synergies and other benefits, including the amount and timing thereof, anticipated by the managements of Liberty Interactive and GCI to be realized from the Transactions;

  •
  held discussions with members of the senior managements of GCI and Liberty Interactive with respect to the businesses and prospects of GCI and the Ventures Group, respectively, and the projected synergies and other benefits anticipated by the managements of GCI and Liberty Interactive to be realized from the Transactions;

  •
  reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of GCI and the Ventures Group, respectively;

  •
  reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of GCI and the Ventures Group, respectively;

  •
  reviewed historical stock prices and trading volumes of GCI Class A Common Stock and LVNTA;

  •
  reviewed the potential pro forma financial impact of the Transactions on GCI based on the financial forecasts referred to above relating to GCI and the Ventures Group; and

  •
  conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

        Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of GCI or the Ventures Group or concerning the solvency or fair value of GCI or the Ventures Group, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts Lazard utilized in its analyses, including those related to projected synergies and other benefits anticipated by the managements of GCI and Liberty Interactive to be realized from the Transactions, Lazard assumed, with the consent of GCI, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of GCI and the Ventures Group, respectively, and such synergies and other benefits. Lazard assumed no responsibility for and expressed no view as to any of such forecasts or the assumptions on which they were based.

        Further, Lazard's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard's opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard's opinion. Lazard's opinion did not express any opinion as to the price at which shares of GCI Class A Common Stock or LVNTA (or any other securities of Liberty Interactive or GCI) may trade at any time subsequent to the announcement of the Transactions. Lazard was not authorized by GCI to, and did not, solicit indications of interest from third parties regarding a potential transaction with GCI. Lazard's opinion did not address the relative merits of the Transactions as compared to any other transaction or business strategy in which GCI might engage or the merits of the underlying decision by GCI to engage in the Transactions.

        In rendering its opinion, Lazard assumed, with the consent of the Committee, that the Transactions would be consummated on the terms described in the reorganization agreement, without any waiver or modification of any material terms or conditions. Representatives of GCI advised Lazard, and Lazard assumed, that the reorganization agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of the Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transactions would not have an adverse effect on GCI, the Ventures Group or the Transactions. Lazard further assumed, with the consent of the Committee, that the Transactions would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Lazard's opinion did not express any opinion as to any tax or other consequences that might result from the Transactions, nor did Lazard's opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that GCI obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the consideration to the extent expressly specified in Lazard's opinion) of the Transactions, including, without limitation, the form or the structure of the Transactions or any agreements or arrangements entered into in connection with, or contemplated by, the Transactions. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, (i) the compensation to any officers, directors or employees of any parties to the Transactions, or class of such persons, or (ii) the holders of any other securities of, or in interests in, GCI (including holders of stock appreciation rights) relative to the consideration or otherwise.

        With the consent of the Committee, Lazard for purposes of its analysis disregarded the reattribution and the contemplated sale of certain Ventures Group assets prior to the completion of the Transactions as more fully described in the reorganization agreement and therefore assumed that the contributed Ventures assets and assumed liabilities would constitute the assets and liabilities attributed on the date of the Lazard opinion to the Ventures Group on the basis that the reattribution and such sale are not intended to have any impact on the net fair market value of the contributed Ventures assets and assumed liabilities.

        Lazard's engagement and its opinion were solely for the benefit of the Committee (in its capacity as such) and the GCI Board, and its opinion was rendered to the Committee in connection with its respective evaluations of the Transactions. Lazard's engagement and opinion were not on behalf of, and were not intended to confer rights or remedies upon, any shareholders of GCI or stockholders of Liberty Interactive or any other person and may not be disclosed or otherwise referred to, nor may Lazard's opinion be used or relied upon by any third party for any purpose, without Lazard's prior written consent.

        The following is a brief summary of the principal financial analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The brief summary of Lazard's analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Considering selected portions of the analyses and reviews or the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard's opinion.

        In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any factor, analysis or review considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

        For purposes of its analyses and reviews, Lazard considered industry performance, general business, governmental, economic, market and financial conditions and other matters, many of which are beyond the control of GCI and Liberty Interactive. No company, business or transaction used in Lazard's analyses and reviews as a comparison is identical to GCI or the Ventures Group or the Transactions, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard's analyses and reviews. The estimates contained in Lazard's analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard's analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard's analyses and reviews are inherently subject to substantial uncertainty.

        The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard's analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard's analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard's analyses and reviews.

        Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 3, 2017 and is not necessarily indicative of current market conditions.

  Financial Analyses

  Analyses with Respect to the GCI Class A Common Stock

  Comparable Public Companies Analysis

        Lazard reviewed and analyzed selected publicly traded companies that it viewed as reasonably comparable to certain components of GCI's business. In particular, GCI's operations consist of four different businesses (Pay TV / Cable, Wireless, Enterprise and Denali Media) and Lazard did not identify any single public company with a comparable mix of four businesses. As a result, Lazard conducted a "sum of the parts" analysis based on certain financial information, valuation multiples and market trading data relating to selected comparable public companies operating in three of these four businesses: pay or cable television companies (Pay TV / Cable), companies in the wireless telecommunications industry (Wireless) and companies in the telecommunications network infrastructure industry (Enterprise). In its analysis, Lazard considered industry performance, general business, economic, market and financial conditions and other matters.

        The companies included in this analysis were:

  Pay TV / Cable Companies

  •
  AT&T

  •
  Cable One

  •
  Charter

  •
  Comcast

  •
  Verizon

  Wireless Companies

  •
  AT&T

  •
  Shentel

  •
  Sprint

  •
  T-Mobile

  •
  U.S. Cellular

  •
  Verizon

  Enterprise Companies

  •
  Alaska Communications

  •
  AT&T

  •
  Cogent

  •
  Level 3

  •
  Lumos

  •
  TDS WirelineTelephone and Data Systems

  •
  Zayo

  •
  Verizon

        For Denali Media (which represented less than two percent of GCI's revenue), Lazard reviewed precedent television station sale transactions that included no more than five stations sold and an average station value of less than $100 million, announced since January 1, 2014 (61 transactions).

        Based on its review of the multiples for comparable public companies listed above (and, in the case of Denali Media, the multiples for precedent television station transactions), Lazard selected the following multiple ranges:

	Low	High
Pay TV / Cable Companies:
Enterprise Value to Calendar Year (CY) 2017 estimated (2017E) EBITDA Multiple	9.0x	10.0x
Wireless Companies:
Enterprise Value to CY 2017E EBITDA Multiple	5.0x	6.0x
Enterprise Companies:
Enterprise Value to CY 2017E EBITDA Multiple	6.0x	8.0x
Denali Media:
Enterprise Value to average CY 2017E and CY 2018E broadcast cash flow (BCF) Multiple	7.0x	9.0x

        Lazard applied such ranges to GCI's CY 2017E EBITDA for GCI's Pay TV/Cable, Wireless and Enterprise businesses as reflected in the Re-Categorized Projections (see "—GCI Management's Unaudited Prospective Financial Information—Base Projections, Adjusted Projections and Re-Categorized Projections"). For Denali Media, Lazard applied such range to the average of Denali Media's 2017E and 2018E BCF, also as reflected in the Re-Categorized Projections. These separate valuations for GCI's four businesses were then combined to reach an enterprise value, which Lazard then increased by the net present value of GCI's net operating losses and reduced by GCI's net debt to determine an aggregate equity value. Lazard then reduced the aggregate equity value by the implied value of outstanding stock appreciation rights to determinate an implied adjusted aggregate equity value. (For purposes of Lazard's analysis, the present value of GCI's net operating losses of $104 million was calculated by Lazard using the taxable income reflected in the Adjusted Projections, an assumed tax rate of 41.1% (which was based on discussions with GCI management) and a discount rate (based on GCI's estimated weighted average cost of capital) of 6.5% and net debt of $1,521 million was based on March 31, 2017 actual amounts estimated by management. The implied value of outstanding stock appreciation rights was determined based on the implied share price less the $13 exercise price multiplied by the three million outstanding rights. Finally, the implied adjusted aggregate equity value was divided by the number of fully diluted shares outstanding. The analysis resulted in a range of implied prices per share from US$17.97 to US$28.74.

  Precedent Transactions Analysis

        Lazard also conducted a "sum of the parts" analysis based on certain publicly available financial information for selected recent precedent transactions in the Pay TV / Cable, Wireless and Enterprise industries and for relevant television station transactions for Denali Media and compared such information to the corresponding information for the Transactions. The precedent transactions in the Pay TV /Cable, Wireless and Enterprise industries reviewed were:

  Selected Pay TV / Cable Precedent Transactions:

Date Announced	Acquiror	Target
Jun-10	Cablevision	Bresnan
Nov-10	Management Buyout	Mediacom
Aug-11	Time Warner Cable	Insight Communications
Jul-12	Cogeco Communications	Atlantic Broadband
Jul-12	BC Partners	SuddenLink
Feb-13	Charter Communications	Bresnan
Mar-13	Liberty	Charter Communications
Feb-14	Comcast	Time Warner Cable
Mar-15	Charter Communications	Bright House Networks
May-15	Altice	SuddenLink
May-15	Charter Communications	Time Warner Cable
Sep-15	Altice	Cablevision
Jan-17	Cable One	NewWave

  Selected Wireless Precedent Transactions:

Date Announced	Acquiror	Target
Mar-11	AT&T	T-Mobile
Oct-12	T-Mobile	MetroPCS
Oct-12	SoftBank	Sprint
Jan-13	AT&T	Allied Wireless
Jul-13	AT&T	Leap Wireless
Sep-13	Verizon Wireless	Vodafone
Aug-15	Shentel	nTelos

  Selected Enterprise Precedent Transactions:

Date Announced	Acquiror	Target
Aug-10	Court Square Capital Partners	Fibertech Networks
Apr-11	Level 3	Global Crossing
Oct-11	Zayo Group	360 networks
Mar-12	Zayo Group	AboveNet
Dec-12	Berkshire Partners	Lightower
Dec-12	Berkshire Partners	Sidera
Oct-13	Time Warner Cable	DukeNet Communications
Jun-14	Level 3	tw telecom
Apr-15	Lightower	Fibertech networks
Apr-15	Crown Castle	Sunesys
Nov-15	Zayo Group	Allstream
Oct-16	CenturyLink	Level 3
Nov-16	Crown Castle	FPL FiberNet
Nov-16	GTCR	Inteliquent
Nov-16	Zayo Group	Electric Lightwave
Feb-17	EQT	Lumos Networks

        For Denali Media, Lazard reviewed precedent television station transactions that included no more than five stations sold and an average station value of less than $100 million, announced since January 1, 2014 (61 transactions).

        Using publicly available information and market data, Lazard calculated and analyzed the enterprise value as a multiple of each target company's EBITDA in each of the selected precedent transactions as to which such information was available, both on a "forward" (i.e., estimates for the next calendar year) and "trailing" (i.e., the last twelve months (LTM)) basis, based on publicly available information as of the date of announcement of each such transaction. For Denali Media, Lazard used television station values as a multiple of the average BCF for the current and subsequent year. Based on its review of these multiples, Lazard selected the following multiple ranges:

	Low	High
Selected Pay TV / Cable Precedent Transactions:
Enterprise Value to LTM EBITDA Multiple	9.0x	10.0x
Enterprise Value to forward EBITDA Multiple	8.5x	9.5x
Selected Wireless Precedent Transactions:
Enterprise Value to LTM EBITDA Multiple	5.5x	7.0x
Enterprise Value to forward EBITDA Multiple	5.5x	6.5x
Selected Enterprise Precedent Transactions:
Enterprise Value to LTM EBITDA Multiple	7.0x	9.0x
Enterprise Value to forward EBITDA Multiple	6.5x	8.5x
Denali Media Precedent Transactions:
Enterprise Value to two-year average trailing and forward BCF	7.0x	9.0x
        Lazard applied such ranges to GCI's LTM and CY 2017E EBITDA for each such business (or, in the case of Denali Media, the average of CY 2016A and CY 2017E BCF and the average of CY 2017E and CY 2018E BCF) as reflected in the Re-Categorized Projections. These separate valuations for GCI's four businesses were then combined to reach an enterprise value, which Lazard then increased by the net present value of GCI's net operating losses and reduced by GCI's net debt to determine an aggregate equity value (determined in the manner described above under "—Comparable Public Companies Analysis"). Lazard then reduced the aggregate equity value by the value of outstanding stock appreciation rights (as so described) to determine an implied adjusted aggregate equity value. Finally, the implied adjusted aggregate equity value was divided by the number of fully diluted shares outstanding. The analysis resulted in a range of implied prices per share from US$15.42 to US$25.82 (based on LTM EBITDA) and from US$19.22 to US$29.99 (based on CY 2017E EBITDA).

  Discounted Cash Flow Analysis

        Lazard conducted a discounted cash flow analysis (the DCF Analysis) of GCI using financial projections for the nine months ended December 31, 2017 and for each of CY 2018 through CY 2020 as reflected in the Re-Categorized Projections. The analysis estimated an enterprise value based on the present value of standalone, unlevered, after-tax free cash flows for each such period and a terminal value at the end of 2020. Lazard calculated the terminal value using a range of EBITDA exit multiples. Using the long-term valuation of comparable public companies, growth rates of the industry and the overall economy and applying its professional judgment, Lazard calculated terminal values based on an EBITDA exit multiple range of 6.5x to 8.0x of GCI's CY 2020E EBITDA. The present values of free cash flows and terminal values were calculated using discount rates ranging from 6.00% to 7.50%, which were derived taking into account a weighted average cost of capital calculation. The enterprise value was then adjusted based on the present value of GCI's net operating losses, net debt and stock appreciation rights as described above under "—Comparable Public Companies Analysis". The DCF Analysis resulted in a range of implied prices per share of US$23.60 to US$38.21.

  Analyses with Respect to LVNTA

  Net Asset Value

        Lazard conducted an analysis of the NAV per share of LVNTA. Lazard computed the total value of the assets of the Ventures Group, adjusted for exchangeable debentures and cash to derive the net asset value of the company. For the assets that consisted of publicly traded securities (which constituted over 95% of the aggregate value), Lazard valued such assets at the market price of such securities, and the remaining assets were valued based on estimates provided by Liberty Interactive. The analysis resulted in an implied NAV for LVNTA of $61.50, which, based on a $44.48 market price on March 31, 2017 for such shares, indicated that the shares of LVNTA were trading at a 27.7% discount to NAV at that date. Lazard also calculated an after-tax NAV based on the assumption that the assets and liabilities attributed to the Ventures Group were sold in a taxable transaction, with taxes calculated based on estimates provided by Liberty Interactive. The analysis resulted in an implied after-tax NAV for LVNTA of $47.04, which, based on a $44.48 market price on March 31, 2017 for such shares, indicated that the shares of LVNTA were trading at a 5.4% discount to after-tax NAV at that date.

  Preferred Stock Consideration

        Lazard conducted an analysis of the value of the portion of the consideration consisting of 0.2 of a share of GCI Liberty Preferred Stock, which took into account the indicative terms thereof and other quantitative and qualitative considerations. These considerations included the yield on GCI's existing unsecured debt, an adjustment (based on swap spreads and underlying yields) to reflect the fact that the GCI Liberty Preferred Stock had a longer maturity than such unsecured debt and an adjustment (based on spreads between yields on unsecured debt and preferred stock for other companies) to reflect that the GCI Liberty Preferred Stock would be more junior in the capital structure than such unsecured debt. Based on this analysis, Lazard estimated that the value of the GCI Liberty Preferred Stock, relative to par, was in the range of 64.1% to 75.8%, with a midpoint of 69.6%, if such GCI Liberty Preferred Stock had a 5% dividend rate, and a value, relative to par, of 83.2% to 97.3%, with a midpoint of 89.9%, if such GCI Liberty Preferred Stock had a 7% dividend rate.

  Exchange Ratio Analysis

        Finally, Lazard calculated the implied exchange ratios corresponding to the methodologies described above in "—Analyses with Respect to LVNTA". Lazard based these implied exchange ratios on the low and high end implied share price, in each case excluding the estimated value of the portion of consideration consisting of 0.2 of a share of GCI Liberty Preferred Stock (using the midpoint valuation described above), and divided by the market price (and not the implied NAV price) of LVNTA of $44.48 per share on March 31, 2017.

        Assuming the GCI Liberty Preferred Stock had a 5% dividend rate, Lazard derived a range of 0.33x to 0.57x for the comparable public companies analysis, ranges of 0.27x to 0.50x and of 0.35x to 0.60x for the precedent transactions analysis (using LTM and CY 2017E EBIDTA respectively), and a range of 0.45x to 0.78x using the DCF Analysis.

        Assuming the GCI Liberty Preferred Stock had a 7% dividend rate, Lazard derived a range of 0.30x to 0.54x for the comparable public companies analysis, ranges of 0.25x to 0.48x and of 0.33x to 0.57x for the precedent transactions analysis (using LTM and CY 2017E EBIDTA respectively), and a range of 0.43x to 0.76x using the DCF Analysis.

        Lazard compared such ranges to the 0.63x exchange ratio for the portion of the consideration to be delivered in the form of GCI Liberty Class A Common Stock.

  Other Analyses and Reviews

        Lazard noted, as additional factors that were not considered part of Lazard's financial analyses with respect to its opinion, but were referenced for informational purposes, two other analyses, as described below.

  Trading Range

        Lazard noted that the 52-week low and high closing prices of a share of GCI Class A Common Stock between March 31, 2016 and March 31, 2017 were US$12.45 to US$21.78, respectively. Lazard noted that the 52-week low and high closing prices of a LVNTA share between March 31, 2016 and March 31, 2017 were $28.39 and $44.51, respectively. The low and high closing prices of these shares implied an exchange ratio range (calculated as described above under "—Financial Analyses—Analyses with Respect to LVNTA—Exchange Ratio Analysis") of 0.18x to 0.64x, compared to an exchange ratio of 0.63x for the portion of the consideration to be delivered in the form of GCI Liberty Class A Common Stock (as so described).

  Premiums Paid Analysis

        Lazard performed a premiums paid analysis based on the premiums paid, where applicable, in selected precedent transactions. The premiums paid analysis was based on information from Thomson Reuters SDC Database and included closed transactions with equity values greater than US$500 million and less than US$1 billion announced within the five years prior to March 31, 2017.

        The analysis was based on the one-day implied premiums paid in the selected precedent transactions. Premiums paid were calculated as the percentage by which the per share consideration paid in each such transaction exceeded the closing price per share of the target company one-day prior to the announcement date of such transactions.

        Based on the foregoing, Lazard applied the median and mean premiums of 27.2% and 36.1%, respectively, for selected precedent transactions to the closing price of the shares of GCI Class A Common Stock as of March 31, 2017. Based on this analysis, Lazard derived a range of implied prices per share of GCI Class A Common Stock from US$26.46 to US$28.32, compared to aggregate value of the consideration of $31.50 (based on a 5% dividend rate for the GCI Liberty Preferred Stock) or $32.52 (based on a 7% dividend rate for the GCI Liberty Preferred Stock). These prices implied an exchange ratio (calculated as described above under "—Financial Analyses—Analyses with Respect to LVNTA—Exchange Ratio Analysis") of 0.49x to 0.56x, compared to an exchange ratio of 0.63x for the portion of the consideration to be delivered in the form of GCI Liberty Class A Common Stock (as so described).

  Miscellaneous

        In connection with Lazard's services as the Committee's investment banker, GCI agreed to pay Lazard an aggregate fee of $15 million, $2.5 million of which was paid after the delivery of Lazard's opinion and the balance of which is contingent upon the closing of the Transactions.

        Regardless of whether the Transactions are completed, GCI also agreed to reimburse Lazard periodically, upon request, for its reasonable and documented expenses incurred in connection with Lazard's engagement, such reimbursement not to exceed $175,000 in the aggregate without the consent of the Committee, and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or relate to Lazard's engagement, including certain liabilities under U.S. federal securities laws.

        Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In the two-year period prior to the date of Lazard's retention, the financial advisory business of Lazard was not engaged to provide services by, and has not received compensation from, GCI, Liberty Interactive, or Searchlight. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of GCI, Liberty Interactive and certain of their respective affiliates, including GCI Class A Common Stock and LVNTA, for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of GCI, Liberty Interactive and certain of their respective affiliates. The issuance of Lazard's opinion was approved by the Opinion Committee of Lazard.

        Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services.

        GCI and Liberty Interactive determined the Transaction Consideration to be paid to the holders of the GCI Class A Common Stock in the Transactions through arm's-length negotiations, and the GCI Board and the Liberty Interactive Board approved the Transaction Consideration. Lazard conducted the analyses and reviews summarized above for the purpose of providing an opinion to the Committee as to the fairness, from a financial point of view, to the holders of GCI Class A Common Stock (other than Liberty Interactive and its affiliates, the executive officers of GCI and the holders of any stock appreciation rights in GCI) of the consideration to be paid to such holders in the Transactions. Lazard did not recommend any specific consideration to the Committee or the GCI Board or any other person or indicate that any given consideration constituted the only appropriate consideration for the Transactions.

        Lazard's opinion was one of many factors considered by the Committee and the GCI Board. Consequently, the summary of the analyses and reviews provided above should not be viewed as determinative of the opinion of the Committee or the GCI Board with respect to the Transaction Consideration or of whether the Committee or the GCI Board would have been willing to recommend a different transaction or determine that a different per share consideration was fair. Additionally, Lazard's opinion is not intended to confer any rights or remedies upon any employee or creditor of GCI.

Interests of Certain Persons of Liberty Interactive in the Transactions

        When considering the recommendation of the Liberty Interactive Board that holders of Liberty Ventures Common Stock vote in favor of the redemption proposal, holders of Liberty Ventures Common Stock should be aware that directors and executive officers of Liberty Interactive have certain interests in the Transactions that may be different from, or in addition to, the interests of Liberty Ventures stockholders generally. The Liberty Interactive Board was aware of these interests and considered them, among other things, in evaluating and negotiating the various transaction agreements and the Transactions, and in making their recommendations that Liberty Interactive's Liberty Ventures stockholders vote to approve the various transaction proposals. These interests are described in further detail below.

  Directors and Executive Officers

        Treatment of Equity Awards.    Certain of Liberty Interactive's directors and executive officers hold outstanding equity-based awards related to Liberty Ventures Common Stock. For a description of the treatment of Liberty Ventures equity-based awards, please see "—The Reorganization Agreement—Treatment of Liberty Ventures Equity-Based Awards in the Transactions" below.

        Management of GCI Liberty.    Holders of Liberty Ventures Common Stock should also be aware that certain current executive officers of Liberty Interactive will also serve as executive officers of the combined company, GCI Liberty, immediately following the completion of the Transactions. See "Risk Factors—Risks Relating to the Completion of the Transactions." Some of the directors and executive officers of Liberty Interactive and directors and executive officers of GCI have interests in seeing the Transactions completed that are different from, or in addition to, those of the other Liberty Interactive stockholders and GCI shareholders." Furthermore, the executive officers of Liberty Interactive are entitled to indemnification with respect to actions taken by them in connection with the Transactions under the organizational documents of Liberty Interactive, as well as customary indemnification agreements to which Liberty Interactive, on the one hand, and these persons, on the other hand, are parties.

        As of the Liberty Interactive record date, Liberty Interactive's directors and executive officers beneficially owned shares of Liberty Ventures Common Stock representing in the aggregate approximately 37.1% of the aggregate voting power of the outstanding shares of Liberty Ventures Common Stock. Liberty Interactive has been informed that all of its directors and executive officers, including Mr. Malone, intend to vote "FOR" the redemption proposal.

  Malone Voting Agreement

        Mr. Malone is the Chairman of the Board and a director of Liberty Interactive and the beneficial owner of (i) 94.7% of the outstanding LVNTB shares outstanding as of the record date for the Liberty Interactive special meeting and (ii) 33.0% of the aggregate voting power represented by the Liberty Ventures Common Stock outstanding as of the record date for the Liberty Interactive special meeting. Under the Malone voting agreement, Mr. and Mrs. Malone are also entitled to certain indemnification rights and expense reimbursement from Liberty Interactive. See "—Agreements with Stockholders of Liberty Interactive and Shareholders of GCI—Agreement with Stockholders of Liberty Interactive—The Malone Voting Agreement."

Interests of Certain Persons of GCI in the Transactions

        When considering the recommendation of the GCI Board that GCI shareholders vote in favor of the adoption of the reorganization agreement, GCI shareholders should be aware that directors and executive officers of GCI have certain interests in the Transactions that may be different from or in addition to the interests of GCI shareholders generally. The Committee and the GCI Board were each aware of these interests and considered them, among other things, in evaluating and negotiating the various transaction agreements and the Transactions and other transactions, and the GCI Board considered such interests in making its recommendation that GCI's shareholders vote to approve the various transaction proposals. These interests are described in further detail below.

  Non-Employee Directors

        Treatment of Searchlight SARs.    Mr. Zinterhofer is a Founding Partner of Searchlight Capital. In connection with the Searchlight Note issued to Searchlight Investor on February 2, 2015, GCI entered into a stock appreciation rights agreement pursuant to which GCI issued to Searchlight Investor the Searchlight SARs. Each stock appreciation right entitles Searchlight Investor to receive, upon exercise, an amount payable at GCI's election in either cash or shares of GCI Class A Common Stock equal in value to the Appreciation Value. The instrument is exercisable on the fourth anniversary of the grant date and will expire eight years from the date of grant. In the event of a change of control transaction on or prior to the fourth anniversary of the grant date, GCI is required to pay Searchlight Investor the Appreciation Value of the stock appreciation rights in cash. The Transactions will constitute a change of control transaction as contemplated by the stock appreciation rights agreement. The fair market value of GCI Class A Common Stock will be calculated based on the VWAP of the stock on the primary stock exchange on which the stock is listed for the 10 trading day period ending on the day immediately preceding the closing of the contribution. Assuming for purposes of this disclosure only that the contribution occurred on December 22, 2017, the Appreciation Value of the stock appreciation rights on such date would have been $82.7 million. The Searchlight Note is expected to be paid off or refinanced in connection with the closing of the Transactions using a combination of cash, capacity under GCI LLC's revolver, or new borrowing.

  Executive Officers

        GCI executive officers for purposes of the discussion below are: Ronald Duncan, Chief Executive Officer; Wilson Hughes, Executive Vice President, Wireless; William Behnke, Senior Vice President, Strategic Initiatives; Tina Pidgeon, Senior Vice President, Chief Compliance Officer, General Counsel and Government Affairs; Greg Chapados, President and Chief Operating Officer; Paul Landes, Senior Vice President, Consumer Services; Martin Cary, Senior Vice President, Business Services; and Peter Pounds, Senior Vice President, Chief Financial Officer and Secretary.

        Employment Agreements.    It is anticipated that each of the GCI executive officers (other than Mr. Duncan and Mr. Hughes) will enter into new employment agreements with an operating subsidiary of GCI Liberty (the Employer) prior to the closing of the Transactions which would be effective and commence January 1, 2018 and are expected to have a term of five years (except for the agreement with Mr. Behnke, which is expected to have a shorter term). The final terms and conditions of the new employment agreements have not been negotiated as of the date of this joint proxy statement/prospectus and may change from the terms and conditions presented herein, based on tax structuring considerations and each executive officer's individual circumstances. GCI is permitted to negotiate employment agreements with each individual executive officer with terms and conditions no more favorable to the executive officer than the following, and it is anticipated that the final employment agreements with each executive officer will be substantially consistent with the following, except to the extent that an alternative arrangement is negotiated based on tax structuring considerations and each executive officer's individual circumstances:

        Termination and Severance.    If prior to January 1, 2021 (regardless of whether a change in control has occurred), an executive officer's employment is terminated (i) by the executive officer for good reason or (ii) by the Employer without cause, then the executive officer will receive as severance cash in an amount equal to the sum of (x) the executive officer's total target incentive compensation (both cash and equity) for the calendar year in which termination occurs prorated for the portion of the year prior to termination and (y) the greater of (1) the executive officer's total target compensation (including base salary, incentive compensation and non-incentive equity compensation) for the remaining portion of the term of the employment agreement through December 31, 2020 or (2) an amount equal to the executive's total target compensation for the year of termination; provided, however, that the total amount paid in (1) or (2) above shall be reduced by the dollar amount of any non-incentive equity compensation that is included the amount determined in (1) or (2) immediately above. Additionally, at termination all of the executive officer's equity awards that are unvested will vest.

        If on or after January 1, 2021 (regardless of whether a change in control has occurred), an executive officer's employment is terminated (i) by the executive officer for good reason or (ii) by the Employer without cause, then the executive officer will receive as severance cash in an amount equal to the sum of (x) the executive officer's total target incentive compensation (both cash and equity) for the calendar year in which termination occurs prorated for the portion of the year prior to termination and (y) an amount equal to the executive officer's total target compensation (including base salary, incentive compensation and non-incentive equity compensation) for the year of termination, reduced by the dollar amount of any non-incentive equity compensation that is included the amount determined in (y) above. Additionally, at termination all of the executive officer's equity awards that are unvested will be vested to the extent that such grants would have vested during the 12 month period after termination.

        Upon death or disability, an executive officer will not receive any cash severance, but all unvested equity awards will vest at termination. The executive officer shall also be entitled to such death and disability benefits as provided by standard employer plans.

        Upon any termination of an executive officer for cause or upon the voluntary termination of employment by an executive officer without good reason, no cash severance shall be paid and all unvested equity awards will be forfeited at termination. The definitive employment agreements for each executive officer will include negotiated definitions of "cause" and "good reason".

        Any payment of severance under the employment agreements will be subject to the executive officer's execution of a waiver and release agreement.

        For an estimate of the value of severance that would become payable to GCI's named executive officers, see "GCI Proposals—GCI Proposal 4: The GCI Compensation Proposal—Advisory Vote on Transaction-Related Compensation for GCI Named Executive Officers" below. The estimated aggregate value of severance that would become payable to GCI's other executive officers who will enter into employment agreements with GCI in connection with the Transactions, Ms. Pidgeon and Mr. Behnke (assuming for purpose of this disclosure only that he does enter into an employment agreement with a term of five years), is approximately $5.175 million. This value was calculated by assuming that: (i) each such executive officer was terminated without cause or resigned for good reason on January 1, 2018 (the anticipated effective date for the new employment agreements); and (ii) the amount of target incentive compensation (both cash and equity) for such executive officer remained constant through the remaining portion of the term of the executive officer's employment agreement through December 31, 2020 (such numbers do not forecast any increases to the target incentive compensation amounts following the date of this disclosure).

        Restrictive Covenants.    Each of the executive officers will be subject to a covenant not to compete and a non-solicitation of employees and customers for 12 months after termination. There will also be standard provisions pertaining to confidentiality of proprietary company information, the return of company property and an acknowledgement of applicable clawback policies.

        Treatment of Equity Awards.    The reorganization agreement generally provides that in the reclassification, outstanding equity awards relating to Old GCI Common Stock will be converted into corresponding awards of Reclassified GCI Liberty Common Stock and, in the auto conversion, outstanding equity awards relating to Reclassified GCI Liberty Common Stock will be converted into corresponding awards of GCI Liberty Capital Stock, and remain subject to substantially similar terms and conditions as were in effect prior to the closing date of the Transactions. The treatment of GCI equity awards is described in more detail under "—The Reorganization Agreement—Treatment of GCI Equity-Based Awards in the Transactions" below.

        As described above, pursuant to the terms and conditions of employment agreements that we expect to enter into with certain of GCI's executive officers, if such executive officers are terminated without cause, resign for good reason or die or become disabled before January 1, 2021, then their unvested equity awards will vest, and if such termination occurs on or after January 1, 2021, then their unvested equity awards that would have vested over the next 12 months will vest.

        Additionally, under the GCI Stock Option Plan (as defined below), if the employment of any participant (including executive officers) is involuntarily terminated without cause or terminated by such participant for good reason, within 12 months following a change of control, or if such participant dies or becomes disabled, then their unvested equity awards will vest. The Transactions are considered a change of control under the GCI Stock Option Plan. Following a change of control, "Cause" under the GCI Stock Option Plan shall mean only a felony conviction for fraud, misappropriation or embezzlement. "Good Reason" under the GCI Stock Option Plan means (i) a material (10% or more) reduction in participant's base compensation; (ii) a material diminution in the participant's authority, duties, responsibilities, or title; or (iii) a material change in the geographic location (50 miles or more) at which the participant regularly performs services.

        For an estimate of the value of the payments and benefits that would become payable to GCI's named executive officers in respect of their unvested equity awards, see "GCI Proposals—GCI Proposal 4: The GCI Compensation Proposal—Advisory Vote on Transaction-Related Compensation for GCI Named Executive Officers" below.

        The estimated aggregate value of the unvested equity awards held by GCI's other executive officers who will enter into employment agreements with GCI in connection with the Transactions, Ms. Pidgeon and Mr. Behnke (assuming for purpose of this disclosure only that he does enter into an employment agreement with a term of five years), is approximately $4.7 million. This value was calculated by assuming that: (i) the relevant price per share of GCI Class A Common Stock is $35.74, which equals the average closing price of a share of GCI Class A Common Stock over the five business day period following the first public announcement of the Transactions on April 4, 2017 and is the assumed price solely for purposes of this disclosure; (ii) each such executive officer was terminated without cause or resigned for good reason on January 1, 2018 (the anticipated effective date for the new employment agreements); and (iii) the number of outstanding equity awards held by each executive officer is based on the number of outstanding equity awards that we anticipate will be held by the executive officers as of January 1, 2018 (such numbers do not forecast any grants, any vesting, additional issuances, dividends, or additional forfeitures of equity-based awards following the date of this disclosure other than expected ordinary course time-based vesting between the date hereof and January 1, 2018).

        Future Equity Award Grants.    GCI may grant ordinary course equity incentive compensation awards prior to the effective time, subject to such terms and conditions as are more fully described in "—The Reorganization Agreement—Conduct of Business of GCI Pending the Completion of the Transactions" below. Any equity awards granted after the date hereof will be treated as described under "—The Reorganization Agreement—Treatment of GCI Equity-Based Awards in the Transactions" below.

Effect of the Transactions on Liberty Ventures Stockholders; What Liberty Ventures Stockholders Will Receive in the Transactions

        In the split-off, each outstanding share of LVNTA and LVNTB on the redemption date will be redeemed for one share of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock, respectively. The rights pertaining to shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock will be different from the rights pertaining to shares of LVNTA and LVNTB. A description of the rights pertaining to GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock is included in "Description of Reclassified GCI Liberty Common Stock and GCI Liberty Capital Stock—GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, and GCI Liberty Class C Common Stock" and "Comparison of Shareholders' Rights."

        From and after the redemption effective time, holders of Liberty Ventures Common Stock will no longer have any rights with respect to shares of Liberty Ventures Common Stock, except for the right to receive the whole number of shares of GCI Liberty Class A Common Stock and/or GCI Liberty Class B Common Stock to which such holders are entitled. Following the redemption, no shares of Liberty Ventures Common Stock will be issued and outstanding. As a result, following the split-off, the voting rights and liquidation units associated with the shares of Liberty Ventures Common Stock currently outstanding will be eliminated. The number of shares of QVC Group common stock outstanding prior to the split-off will not change as a result of the split-off.

        Based on the number of outstanding shares of Liberty Ventures Common Stock on the Liberty Interactive record date, and on the number of outstanding shares of Old GCI Common Stock on the GCI record date, after giving effect to the Transactions, it is expected that former Liberty Ventures stockholders will hold an aggregate of 81,354,748 shares of GCI Liberty Class A Common Stock and 100% of the shares of GCI Liberty Class B Common Stock, representing an approximate 74.1% equity interest and an approximate 83.2% voting interest in the combined company. Former Liberty Ventures stockholders will be entitled to exercise aggregate voting power of the combined company that is greater than their aggregate equivalent equity percentage due to the issuance of high-vote GCI Liberty Class B Common Stock to Liberty Interactive in the contribution, which shares will then be distributed to the holders of LVNTB in connection with the split-off.

Effect of the Transactions on GCI Shareholders; What GCI Shareholders Will Receive in the Transactions

        GCI shareholders will receive total consideration of $32.50 per share in respect of shares of Old GCI Common Stock in connection with the Transactions, based on (i) the fixed conversion ratios in the auto conversion, (ii) a LVNTA reference price of $43.65 per share (which was the closing price on February 4, 2017) and (iii) a $25.00 per share initial liquidation price of the GCI Liberty Preferred Stock. The total consideration of $32.50 will be comprised of $27.50 in GCI Liberty Class A Common Stock and $5.00 in GCI Liberty Preferred Stock, each of which will represent equity interests in the combined GCI Liberty company following the closing of the Transactions.

        No premium will be paid for shares of GCI Class B Common Stock in connection with the Transactions beyond the premium included in the Transaction Consideration for the benefit of all GCI shareholders.

        Certain of the rights pertaining to GCI Liberty Class A Common Stock received by the GCI shareholders will be different from the rights pertaining to shares of Old GCI Common Stock, including with respect to voting rights. A description of the rights pertaining to GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock is included under "Description of Reclassified GCI Liberty Common Stock and GCI Liberty Capital Stock—GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, and GCI Liberty Class C Common Stock" and "Comparison of Shareholders' Rights."

        Based on the number of outstanding shares of Old GCI Common Stock on the GCI record date, and on the number of outstanding share of Liberty Ventures Common Stock outstanding on the Liberty Interactive record date, after giving effect to the Transactions, it is expected that former GCI shareholders will hold an aggregate of 22,661,288 shares of GCI Liberty Class A Common Stock and 100% of the shares of GCI Liberty Preferred Stock, representing an approximate 25.9% equity interest and an approximate 16.8% voting interest in the combined company. Former Liberty Ventures stockholders will be entitled to exercise aggregate voting power of the combined company that is greater than their aggregate equivalent equity percentage due to the issuance of high-vote GCI Liberty Class B Common Stock to Liberty Interactive in the contribution, which shares will then be distributed to the holders of LVNTB in connection with the split-off.

Amount and Source of Funds and Financing of the Transactions; Expenses

        Pursuant to the terms of the reorganization agreement, each party agreed to pay its own expenses in connection with the Transactions, except that any filing fees pursuant to the HSR Act or any other antitrust laws will be split between Liberty Interactive and GCI. These expenses will consist of legal fees, accounting fees, filing fees pursuant to applicable antitrust laws and other miscellaneous expenses.

        For Liberty Interactive, these expenses will be paid from its existing cash balances and attributed to the Ventures Group.

        The expenses to be paid by GCI will be paid from its existing cash balances.

Accounting Treatment

        The contribution will be treated as a reverse acquisition under the acquisition method of accounting in accordance with GAAP. For accounting purposes, Liberty Interactive is considered to be acquiring GCI in the contribution based upon the fact that in exchange for the contribution of certain assets and liabilities, Liberty Interactive will receive a controlling interest in the combined company of GCI Liberty. Under the acquisition method of accounting, management of GCI and Liberty Interactive have made a preliminary estimated purchase price calculated as described in the unaudited pro forma condensed combined financial statements. See "GCI Liberty, Inc.—Unaudited Pro Forma Condensed Combined Financial Statements." The net tangible and intangible assets acquired and liabilities assumed in connection with the contribution are at their estimated acquisition date fair values. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the contribution, will be based on the actual net tangible and intangible assets of GCI that exist as of the date of completion of the contribution.

        The split-off of GCI Liberty will then be accounted for at historical cost due to the fact that Liberty Interactive's GCI Liberty Common Stock is to be distributed pro rata to holders of Liberty Ventures Common Stock.

Regulatory Approvals

  General

        Liberty Interactive and GCI have each agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing all applications, forms, registrations and notices required to be filed prior to the consummation of the Transactions and the taking of any actions as are reasonably necessary to obtain any requisite approvals, consents, orders, exemptions or waivers from any governmental authority or other third party required to be obtained prior to the consummation of the Transactions, including pursuant to the HSR Act, FCC requirements or as required in relation to any antitrust, trade, competition, or other regulatory matters. Liberty Interactive and GCI have also agreed to take all reasonable actions necessary to resolve any objection asserted under any domestic or foreign competition or antitrust law or any communications law, or any action asserted by any governmental authority objecting to the Transactions. However, neither Liberty Interactive nor GCI will be obligated to, consent to or agree to hold separate or otherwise dispose of, or restrict or otherwise change, its respective assets or business in any manner that, individually or in the aggregate, (i) materially adversely affects the financial condition, business or operations of Liberty Interactive or GCI, on a consolidated and post-closing basis, or (ii) prohibits or materially limits the ownership, control or operation by Liberty Interactive or GCI of any material portion of its or their respective businesses or assets, or compels Liberty Interactive or GCI to dispose of or hold separate any material portion of its business or assets.

        The parties' respective obligations to consummate the Transactions are conditioned, among other things, upon (a) the absence of any law, order or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other governmental authority of competent jurisdiction which prohibits, renders illegal or permanently enjoins the consummation of the Transactions, (b) the expiration or termination of any waiting period applicable to the consummation of the Transactions under the HSR Act, (c) the FCC having approved the applications for transfer of control and/or assignment of specified FCC licenses, authorizations, approvals and registrations of GCI, (d) the approval of the applications of GCI Liberty to acquire a controlling interest in GCI's licensee subsidiaries by the RCA and any other applicable state governmental authority that has issued licenses to GCI and (e) the effectiveness under the Securities Act of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, with no stop order or proceeding seeking a stop order having been initiated by the SEC.

        There can be no assurances that all of the regulatory approvals necessary to consummate the Transactions and described herein will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, Liberty Interactive's and GCI's ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. For more information, see "Risk Factors" above.

  Securities and Exchange Commission

        In connection with the issuance of shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock and GCI Liberty Preferred Stock in the Transactions, GCI must file a registration statement with the SEC under the Securities Act, of which this joint proxy statement/prospectus forms a part, and it is a condition to the Transactions that such registration statement has become effective under the Securities Act, and that no stop order has been issued or initiated by the SEC.

  Federal Communications Commission & Regulatory Commission of Alaska

        The Transactions are subject to the conditions that: (i) the FCC must have approved the applications for transfer of control and/or assignment of the FCC licenses and authorizations referred to in the reorganization agreement (the FCC Approvals); and (ii) the RCA must have approved the applications for acquisition of a controlling interest in the RCA certificates of public convenience and necessity (the RCA/State Commission Approvals). The FCC Approvals and the RCA/State Commission Approvals shall have been obtained without the imposition of any conditions or restrictions that prohibit or limit the ownership or operation by GCI Liberty or its subsidiaries of any portion of its or their respective businesses or assets, or compel them to dispose of or hold separate any portion of its business or assets, or impose material limitations on the ownership of GCI Liberty or GCI Liberty's ability to control any aspect of its business or which are reasonably likely to materially, adversely affect the financial condition, operations or business of either party, and no such FCC Approvals or RCA/State Commission Approvals shall have been withdrawn, reversed, stayed, enjoined, annulled, terminated or otherwise suspended prior to the effective time of the Transactions.

        GCI, through multiple subsidiaries, holds international and domestic Section 214 authorizations, submarine cable landing licenses, satellite earth station authorizations, broadcast television licenses, and wireless authorizations, issued by the FCC, and certificates of public convenience and necessity, issued by the RCA, the transfer of control of which requires the prior approval of the FCC and the RCA, respectively. On May 1, 2017, the parties filed applications seeking the FCC's consent to transfer control of the FCC licenses and authorizations in connection with the Transactions, and, on May 11, 2017, the parties filed applications seeking the RCA's consent to the acquisition of a controlling interest in the RCA certificates of public convenience and necessity. By order dated November 7, 2017, as amended on November 17, 2017, the RCA granted the applications to acquire a controlling interest in the certificates of public convenience and necessity, and the FCC approved the transfer of control applications by order dated November 8, 2017. Neither the RCA nor the FCC imposed any conditions on their respective approvals of the Transactions.

  HSR Act

        The Transactions are subject to the requirements of the HSR Act, which provides that certain transactions may not be completed until required information and materials are furnished to the Antitrust Division of the Department of Justice (the DOJ), and the Federal Trade Commission (the FTC), and until certain waiting period requirements have been satisfied. Each of GCI Liberty and Liberty Interactive filed a Pre-merger Notification and Report Form under the HSR Act with the DOJ and the FTC in connection with the Transactions effective May 15, 2017. The waiting period was scheduled to expire at 11:59 p.m., Eastern Time, on June 14, 2017. On June 7, 2017, the FTC granted early termination of the waiting period.

        The DOJ, the FTC, state attorneys general, and others may challenge the Transactions on antitrust grounds after the expiration or termination of the applicable waiting period. Accordingly, at any time before or after the completion of the Transactions, any of the DOJ, the FTC or others could take action under the antitrust laws, including without limitation seeking to enjoin the completion of the Transactions or permitting completion subject to regulatory concessions or conditions. Neither GCI nor Liberty Interactive believes that the Transactions violate U.S. antitrust laws, but there can be no assurance that a challenge to the Transactions on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

No Appraisal Rights or Dissenters' Rights

        Under the DGCL, holders of Liberty Ventures Common Stock will not have appraisal rights in connection with the contribution or the split-off.

        Under the ACC, holders of Old GCI Common Stock will not have dissenters' rights in connection with any of the reclassification, the auto conversion or the contribution.

Exchange of Shares of Liberty Ventures Common Stock, Old GCI Common Stock and Reclassified GCI Liberty Common Stock

        Liberty Interactive and GCI have selected Computershare to act as the transaction agent.

  Exchange of Shares of Liberty Ventures Common Stock

        Promptly after the closing of the Transactions, Liberty Interactive and GCI will, or will cause the transaction agent to, deliver or make available to all holders of certificated shares of Liberty Ventures Common Stock a letter of transmittal with which to surrender their certificated shares to be redeemed in exchange for shares of the applicable class of GCI Liberty Common Stock, as applicable, in book entry form. Holders of certificated shares of Liberty Ventures Common Stock must surrender their stock certificates together with a duly executed letter of transmittal (and any other documentation required thereby) in order to receive their shares of the combined company in the split-off. Accounts holding shares of Liberty Ventures Common Stock in book entry form will be debited for the shares of Liberty Ventures Common Stock to be redeemed as of the redemption effective time, and promptly thereafter credited with the shares of GCI Liberty Class A Common Stock or GCI Liberty Class B Common Stock, as applicable, issuable in exchange thereof. No letters of transmittal will be delivered to holders of shares in book entry form, and holders of book entry shares of Liberty Ventures Common Stock will not need to take any action to receive their shares of the combined company in the split-off. The applicable consideration will be delivered in non-certificated book entry form (unless a physical certificate is requested).

        Following the effective time of the split-off, each share of Liberty Ventures Common Stock, whether in certificated form or book entry form, will represent for all purposes only the right to receive shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock, respectively, and any dividends or other distributions as appropriate.

  Exchange of Shares of Old GCI Common Stock in the Reclassification

        Following the effective time of the reclassification, GCI Liberty and Liberty Interactive will cause the transaction agent to exchange each share of Old GCI Common Stock held in book entry form as of the effective date of the reclassification for shares (in book entry form) of GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock, respectively. If the auto conversion does not occur (or if any holder of a certificate representing such shares of Old GCI Common Stock properly requests a letter of transmittal prior to the effective time of the auto conversion), GCI Liberty and Liberty Interactive will mail, or cause the transaction agent to mail, to the holders of record of such certificated shares a letter of transmittal with instructions for use in effecting the surrender of such certificates representing shares of Old GCI Common Stock. For the avoidance of doubt, no letters of transmittal will be delivered to holders of shares in book entry form, and holders of book entry shares of Old GCI Common Stock will not need to take any action to receive their shares of Reclassified GCI Liberty Common Stock in the reclassification.

  Exchange of Shares of Reclassified GCI Liberty Common Stock in the Auto Conversion

        Promptly after the closing of the Transactions, Liberty Interactive and GCI Liberty will mail, or will cause the transaction agent to mail, to each holder of shares of GCI Liberty Class A-1 Common Stock or GCI Liberty Class B-1 Common Stock issued and outstanding immediately prior to the effective time of the auto conversion (i) a letter of transmittal in customary form for use in effecting the delivery of such holder's certificated shares to the transaction agent and (ii) instructions for effecting the surrender of certificates representing such shares in exchange for the consideration issuable and payable in respect thereof. Holders of shares of GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock in book entry form will have their transfer of shares effected in accordance with Liberty Interactive's customary procedures with respect to securities represented by book entry. No letters of transmittal will be delivered to holders of shares in book entry form, and holders of book entry shares of Reclassified GCI Liberty Common Stock will not need to take any action to receive their shares of GCI Liberty in the auto conversion. GCI Liberty and Liberty Interactive will cause the transaction agent to exchange each share of GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock held in book entry form as of the effective date of the auto conversion for shares (in book entry form) of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock. Regardless of whether a holder's shares of Reclassified GCI Liberty Common Stock are held in certificated or book entry form, the applicable consideration will be delivered in non-certificated book entry form (unless a physical certificate is requested).

        Following the effective time of the auto conversion, each share of Old GCI Common Stock (following the conversion of such shares in the reclassification and the auto conversion), whether in certificated form or book entry form, will represent for all purposes only the right to receive shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock, and any dividends or other distributions as appropriate.

        The above procedures are subject to the terms and conditions of the reorganization agreement, including those relating to the endorsement of certificates, the payment of transfer taxes thereon and procedures relating to lost, stolen or defaced certificates.

Listing of Shares

        It is a condition to the completion of the Transactions that the shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock and GCI Liberty Preferred Stock issuable in connection with the Transactions be authorized for listing on NASDAQ, subject to official notice of issuance. If the GCI Liberty Class B Common Stock is not eligible for listing on NASDAQ, Liberty Interactive and GCI have agreed to cause the GCI Liberty Class B Common Stock to be quoted on the over-the-counter markets.

The Reorganization Agreement

        This section summarizes material provisions of the reorganization agreement. This summary does not purport to be complete and may not contain all of the information about the reorganization agreement that is important to you. This summary is subject to, and is qualified in its entirety by reference to, the full text of the reorganization agreement, a copy of which is attached as Annex A, Annex B and Annex C to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the reorganization agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the reorganization agreement carefully and in its entirety before making any decisions regarding the reorganization agreement and the Transactions.

        This summary of the reorganization agreement is included in this joint proxy statement/prospectus only to provide you with information regarding the terms and conditions of the reorganization agreement, and not to provide any other factual information about Liberty Interactive or GCI or their respective subsidiaries or businesses. Accordingly, the representations and warranties and other provisions of the reorganization agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. For more information, see "Additional Information—Where You Can Find More Information."

        The representations, warranties and covenants contained in the reorganization agreement and described in this joint proxy statement/prospectus were made only for purposes of the reorganization agreement, as of specific dates and may be subject to more recent developments, were made solely for the benefit of the parties to the reorganization agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, for the purposes of allocating risk between the parties to the reorganization agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the reorganization agreement do not, with certain exceptions, survive the effective time of the Transactions. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of Liberty Interactive, GCI or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the reorganization agreement, which subsequent information may or may not be fully reflected in public disclosures by Liberty Interactive or GCI.

  The Reorganization Agreement

        The reorganization agreement sets forth the terms and conditions of the Transactions, including the reclassification, the auto conversion, the contribution and the split-off. Following the Transactions, subject to the reincorporation merger, the combined company (to be named "GCI Liberty, Inc.") will continue in existence as an Alaska corporation.

  Structure of the Transactions

        Filing of the Restated GCI Liberty Articles.    Pursuant to the terms of the reorganization agreement, prior to effecting the Transactions, and upon the certification in writing by each of Liberty Interactive, Liberty LLC and GCI that all of the conditions to the Transactions set forth in the reorganization agreement have been satisfied (or are capable of being satisfied if the auto conversion were to occur on the date such certifications are delivered) or waived (if permitted), on the date that such certifications are delivered (or on such later date as the parties may agree), GCI will file the restated GCI Liberty articles with the Alaska Commissioner. With respect to any condition to the Transactions relating to the delivery of a tax opinion by a party's tax counsel, the applicable condition will be deemed satisfied for purposes of filing the restated GCI Liberty articles upon the written notice from such party's tax counsel that as of the date on which the restated GCI Liberty articles are to be filed, no event or condition has occurred or is occurring that would reasonably be expected to prevent the delivery of such tax opinion.

  Reclassification

        Upon the receipt of the Alaska Notice, among other things, GCI will be renamed "GCI Liberty, Inc." and the capital stock of GCI will be reclassified such that (i) each outstanding share of GCI Class A Common Stock will be reclassified into one share of newly authorized GCI Liberty Class A-1 Common Stock and (ii) each outstanding share of GCI Class B Common Stock will be reclassified into one share of newly authorized GCI Liberty Class B-1 Common Stock. Pursuant to the restated GCI Liberty articles, the GCI Liberty Class A-1 Common Stock and the GCI Liberty Class B-1 Common Stock will have rights, powers and preferences substantially identical to those of the GCI Class A Common Stock and GCI Class B Common Stock, respectively, as in effect prior to the reclassification, except that the GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock will be subject to conversion in connection with the auto conversion as described below.

        The restated GCI Liberty articles will also authorize GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, GCI Liberty Class C Common Stock and GCI Liberty Preferred Stock. Immediately following the reclassification, there will be no shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, GCI Liberty Class C Common Stock or GCI Liberty Preferred Stock outstanding.

        The consummation of the reclassification will occur prior to the auto conversion (but no more than five business days prior to the auto conversion), and is a condition to the completion of the auto conversion.

  Auto Conversion

        No earlier than the eighth (8th) business day and no later than the thirteenth (13th) business day following the delivery of the final contribution schedule (as defined below), and subject to all of the conditions to the Transactions set forth in the reorganization agreement having been satisfied (or being capable of satisfaction) or waived (if permitted), GCI will effect the conversion of the GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock by filing with the SEC a Current Report on Form 8-K (the auto conversion notice) in accordance with the terms of the restated GCI Liberty articles at 4:01 p.m., New York City time, and no later than 5:00 p.m., New York City time.

        Upon the filing of the auto conversion notice with the SEC, each outstanding share of GCI Liberty Class A-1 Common Stock and each outstanding share of GCI Liberty Class B-1 Common Stock will be converted into (i) 0.63 of a share of GCI Liberty Class A Common Stock and (ii) 0.2 of a share of GCI Liberty Preferred Stock. Fractional shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock will be issued in the auto conversion as applicable to record holders of Reclassified GCI Liberty Common Stock. Such fractional shares will not be listed or traded on NASDAQ, but will entitle the record holder of such fractional share to vote in the same manner as the record holder of a whole share of GCI Liberty Capital Stock but proportional to the fractional interest held by such record holder. It is anticipated that such fractional shares will be eliminated in accordance with the reincorporation merger (as described below).

        In the event that the reorganization agreement is terminated after the filing of the restated GCI Liberty articles but prior to the filing of the auto conversion notice, the shares of GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock will not be subject to such automatic conversion, and such shares will not convert at any time other than the conversion, at the option of the holder, of shares of GCI Liberty Class B-1 Common Stock into shares of GCI Liberty Class A-1 Common Stock in accordance with the terms of the restated GCI Liberty articles (as may be amended from time to time).

        If, at any time prior to the filing of the auto conversion notice, any change in the number of outstanding shares of Old GCI Common Stock, or in the number of outstanding shares of Liberty Ventures Common Stock, occurs by reason of a reclassification, recapitalization, stock split or similar transaction with respect to such shares, or any stock or cash dividend thereon with a record date during such period, the conversion ratios applicable to shares of GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock in the auto conversion will be equitably adjusted to provide holders of shares of Old GCI Common Stock the comparable economic effect to that contemplated by the reorganization agreement prior to such change.

  Contribution

        At 8:00 a.m., New York City time, on the business day immediately following the day on which the auto conversion occurs, and subject to all of the conditions to the contribution set forth in the reorganization agreement having been satisfied (or being capable of satisfaction) or waived (if permitted) (including the reclassification and the auto conversion having occurred in accordance with the terms of the reorganization agreement), Liberty Interactive and Liberty LLC will contribute the contributed Ventures assets (as further discussed herein) to GCI Liberty. In exchange for the contributed Ventures assets, GCI Liberty will (i) issue to Liberty LLC a number of shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock equal to the number of shares of LVNTA and LVNTB outstanding on such date, respectively, (ii) assume the assumed liabilities as described below and (iii) distribute to Liberty LLC certain cash to be drawn by a subsidiary of Liberty LLC following such subsidiary's contribution to GCI Liberty.

        The number of shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock issued by GCI Liberty to Liberty LLC in exchange for the contributed Ventures assets will result in Liberty Interactive (through Liberty LLC) holding an approximate 74.1% equity interest and 83.2% voting interest in GCI Liberty, based on the number of shares of Liberty Ventures Common Stock outstanding on the Liberty Interactive record date and the number of shares of Old GCI Common Stock outstanding on the GCI record date, and will constitute "control" of the combined company within the meaning of Section 368(c) of the Code. Prior to the split-off, Liberty LLC will distribute the shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock received in the contribution to Liberty Interactive.

  Split-Off

        At 4:01 p.m., New York City time, on the same day on which the contribution occurs, and subject to all of the conditions to the split-off set forth in the reorganization agreement having been satisfied (or being capable of satisfaction) or waived (if permitted) (including the contribution having occurred in accordance with the terms of the reorganization agreement), Liberty Interactive will (i) redeem each outstanding share of LVNTA for one share of GCI Liberty Class A Common Stock and (ii) redeem each outstanding share of LVNTB for one share of GCI Liberty Class B Common Stock. At the time of the split-off, the shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock will represent equity interests in the combined company, which will consist of the GCI operating business and the contributed Ventures assets.

  Assets and Liabilities Subject to the Reattribution and Contribution

        Reattributed Assets and Liabilities.    Prior to the effective time of the contribution, Liberty Interactive will reattribute the reattributed assets and liabilities from the Ventures Group to the QVC Group in accordance with the Liberty Interactive charter. The reattribution will be accompanied by a representation from Liberty Interactive that the fair value of the assets to be reattributed in the reattribution is equivalent to the fair value of the liabilities to be reattributed in the reattribution. The reattributed assets and liabilities are expected to include, among certain other things:

  •
  certain green energy assets attributed to the Ventures Group;

  •
  certain private assets, including Sound Ventures, Quid, Brit+Co and Liberty Israel Venture Fund II;

  •
  Liberty LLC's outstanding 4% Exchangeable Senior Debentures due 2029;

  •
  Liberty LLC's outstanding 3.75% Exchangeable Senior Debentures due 2030;

  •
  Liberty LLC's outstanding 3.5% Exchangeable Senior Debentures due 2031;

  •
  Liberty LLC's outstanding 0.75% Exchangeable Senior Debentures due 2043;

  •
  the Liberty Charter Exchangeable Debentures;

  •
  a certain amount of cash;

  •
  deferred tax liabilities and tax attributes relating to the exchangeable senior debentures described above and certain tax items related to Liberty Interactive's repurchase of exchangeable debentures in prior years;

  •
  tax benefits relating to certain equity awards with respect to stock of Liberty Expedia, CommerceHub and Liberty TripAdvisor;

  •
  Liberty Interactive's interest in ILG;

  •
  Liberty Interactive's interest in Time, Inc.; and

  •
  Liberty Interactive's interest in Time Warner, Inc.

        Contributed Ventures Assets and Assumed Liabilities.    The contributed Ventures assets to be contributed to GCI Liberty in the contribution will include Liberty Interactive's entire equity interest in Liberty Broadband, which will be held by Broadband Holdco, and Charter (the core Ventures assets). In addition to the core Ventures assets, the contributed Ventures assets and the assumed liabilities to be assumed by GCI are expected to include, among certain other things, and subject to certain exceptions:

  •
  Liberty Interactive's rights under certain agreements and instruments relating to the contributed Ventures assets;

  •
  liabilities pursuant to the Indemnification Agreement;

  •
  Ventures Holdco, together with its subsidiaries, which will hold, among other assets, Evite and Liberty Interactive's interests in Giggle, LendingTree, and FTD;

  •
  intellectual property rights relating to the contributed Ventures assets; and

  •
  any remaining cash attributed to the Ventures Group.

        Changes to Reattributed Assets and Liabilities, Contributed Ventures Assets and Assumed Liabilities.    Pursuant to the terms of the reorganization agreement, no later than 5:00 p.m., New York City time, on the fifth business day following receipt of the Alaska Notice, Liberty Interactive will deliver to GCI a final schedule listing the reattributed assets and liabilities, the contributed Ventures assets and the assumed liabilities (the final contribution schedule). Except with respect to the core Ventures assets, prior to the delivery of the final contribution schedule, Liberty Interactive may make any changes with respect to the contemplated composition of the reattributed assets and liabilities, contributed Ventures assets and assumed liabilities, so long as (i) any change in the composition of the contributed Ventures assets or assumed liabilities that decreases the fair value of the contributed Ventures assets or increases the fair value of the assumed liabilities is contemporaneously offset by a corresponding increase in the fair value of the contributed Ventures assets (with such applicable fair value determined on the date such change occurs), (ii) the applicable change is not taken for the purpose of decreasing the economic benefit to the GCI shareholders contemplated by the terms of the reorganization agreement and (iii) such change would not prevent, impair or materially delay the ability of the parties to consummate the Transactions.

  Effect of the Transactions

        Upon the completion of the auto conversion, based on the number of outstanding shares of Old GCI Common Stock outstanding on the GCI record date, it is expected that former GCI shareholders will hold an aggregate of 22,661,288 shares of GCI Liberty Class A Common Stock and 7,194,060 shares of GCI Liberty Preferred Stock.

        Based on the number of outstanding shares of Liberty Ventures Common Stock outstanding on the Liberty Interactive record date, after giving effect to the reclassification, the auto conversion, the contribution and the split-off, former GCI shareholders will hold an approximate 25.9% equity interest and an approximate 16.8% voting interest in GCI Liberty, and former Liberty Ventures stockholders will hold an approximate 74.1% equity interest and an approximate 83.2% voting interest in GCI Liberty. Former Liberty Ventures stockholders will be entitled to exercise aggregate voting power of GCI Liberty that is greater than their aggregate equivalent equity percentage due to the issuance of high-vote GCI Liberty Class B Common Stock to Liberty Interactive in the contribution, which shares will then be distributed to the holders of shares of LVNTB in connection with the split-off.

  Consideration Received by GCI Shareholders in the Transactions

        GCI shareholders will receive total consideration of $32.50 per share in respect of shares of Old GCI Common Stock in connection with the Transactions, based on (i) the fixed conversion ratios in the auto conversion as described above, (ii) a LVNTA reference price of $43.65 per share (which was the closing price on February 4, 2017) and (iii) a $25 per share liquidation price of the GCI Liberty Preferred Stock. The $32.50 per share Transaction Consideration will be comprised of $27.50 in GCI Liberty Class A Common Stock and $5.00 in GCI Liberty Preferred Stock, each of which will represent equity interests in GCI Liberty following the closing of the Transactions.

        No premium will be paid for shares of GCI Class B Common Stock in connection with the Transactions beyond the premium included in the Transaction Consideration for the benefit of all GCI shareholders.

        Certain of the rights pertaining to shares of Reclassified GCI Liberty Common Stock and GCI Liberty Class A Common Stock and the GCI Liberty Preferred Stock to be received by the GCI shareholders will be different from the rights pertaining to shares of Old GCI Common Stock, including with respect to voting rights. A description of the rights pertaining to the GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock is set forth under "Description of

Reclassified GCI Liberty Common Stock and GCI Liberty Capital Stock" and "Comparison of Shareholders' Rights."

  Treatment of Liberty Ventures Stockholders in the Transactions

        In the split-off, following the contribution, each outstanding share of LVNTA and LVNTB on the redemption date will be redeemed for one share of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock, respectively.

        The rights pertaining to shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock will be substantially similar to the rights of LVNTA and LVNTB, respectively. A description of the rights pertaining to the GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock is set forth under "Description of Reclassified GCI Liberty Common Stock and GCI Liberty Capital Stock" and "Comparison of Shareholders' Rights."

  Treatment of GCI Equity-Based Awards in the Transactions

        GCI Stock Options in the Reclassification.    Pursuant to the terms of the reorganization agreement, in connection with the reclassification, each option to purchase shares of GCI Class A Common Stock that is outstanding immediately prior to the effective time of the reclassification will be converted into an option to purchase an equal number of shares of GCI Liberty Class A-1 Common Stock. Each option so adjusted will remain subject to the same terms and conditions applicable to such option as in effect immediately prior to the effective time of the reclassification.

        GCI Restricted Shares in the Reclassification.    Pursuant to the terms of the reorganization agreement, in connection with the reclassification, each award of restricted shares of GCI Class A Common Stock that is outstanding immediately prior to the effective time of the reclassification will be converted into an award with respect to an equal number of restricted shares of GCI Liberty Class A-1 Common Stock. Each award so adjusted will remain subject to the same terms and conditions applicable to such award as in effect immediately prior to the effective time of the reclassification.

        GCI Stock Options in the Auto Conversion.    Pursuant to the terms of the reorganization agreement, in connection with the auto conversion, each option to purchase shares of GCI Liberty Class A-1 Common Stock outstanding immediately prior to the effective time of the auto conversion (following the conversion of outstanding options in connection with the reclassification as described above) will be converted into an option to purchase a number of shares of GCI Liberty Class A Common Stock equal to the number of shares of GCI Liberty Class A-1 Common Stock subject to such option multiplied by the quotient of (i) (A) 0.63 times the VWAP of a share of GCI Liberty Class A Common Stock over the three-consecutive trading days immediately following the date on which the auto conversion occurs plus (B) 0.2 times the VWAP of a share of GCI Liberty Preferred Stock over the three-consecutive trading days immediately following the date on which the auto conversion occurs, divided by (ii) the VWAP of a share of GCI Liberty Class A Common Stock over the three-consecutive trading days immediately following the date on which the auto conversion occurs. The exercise price of such option shall be adjusted in a manner consistent with maintaining the applicable exemption from Section 409A of the Code. Each option so adjusted will remain subject to the same terms and conditions applicable to such option as in effect immediately prior to the effective time of the auto conversion.

        GCI Restricted Shares in the Auto Conversion.    Pursuant to the terms of the reorganization agreement, each award of restricted shares of GCI Liberty Class A-1 Common Stock (following the conversion of outstanding awards of restricted shares in connection with the reclassification as described above) will be converted in the auto conversion in the same manner as outstanding shares of GCI Liberty Class A-1 Common Stock. Each award so adjusted will remain subject to the same terms and conditions applicable to such award as in effect immediately prior to the effective time of the auto conversion.

  Treatment of Liberty Ventures Equity-Based Awards in the Transactions

        Liberty Ventures Stock Options in the Split-Off.    Pursuant to the terms of the reorganization agreement, in connection with the split-off, each option to purchase shares of LVNTA or LVNTB (whether unvested, partially vested or fully vested) will be exchanged for an option to purchase an equivalent number of shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock, respectively. Each option as so exchanged will have terms and conditions in all material respects the same as such option immediately prior to the effective time of the split-off, provided that the terms and conditions of the exercise of the options as so exchanged will be determined in a manner consistent with maintaining the applicable exemption from Section 409A of the Code.

        Liberty Ventures Stock Appreciation Rights in the Split-Off.    Pursuant to the terms of the reorganization agreement, in connection with the split-off, each stock appreciation right with respect to shares of LVNTA or LVNTB will be exchanged for a stock appreciation right with respect to an equivalent number of shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock, respectively. Each stock appreciation right as so exchanged will have terms and conditions in all material respects the same as such stock appreciation right immediately prior to the effective time of the split-off, provided that the terms and conditions of the exercise of the stock appreciation rights as so exchanged will be determined in a manner consistent with maintaining the applicable exemption from Section 409A of the Code.

        Liberty Ventures Restricted Stock Units in the Split-Off.    Pursuant to the terms of the reorganization agreement, in connection with the split-off, each equity award constituting a restricted stock unit with respect to shares of LVNTA or LVNTB will be exchanged for an equity award constituting a restricted stock unit with respect to an equivalent number of shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock, respectively. Each restricted stock unit as so exchanged will have terms and conditions in all material respects the same as such restricted stock unit immediately prior to the effective time of the split-off, provided that the terms and conditions of the restricted stock units as so exchanged will be determined in a manner consistent with maintaining the applicable exemption from or compliance with Section 409A of the Code.

        Liberty Ventures Restricted Stock in the Split-Off.    Pursuant to the terms of the reorganization agreement, shares of LVNTA or LVNTB that are subject to a restricted stock award will participate in the split-off in the same manner as outstanding shares of LVNTA and LVNTB. Each restricted stock award as so adjusted will have terms and conditions in all material respects the same as such restricted stock award immediately prior to the effective time of the split-off.

  Directors and Management of GCI Liberty Following the Transactions

        Pursuant to the reorganization agreement, GCI will use its best efforts to cause the members of the GCI Liberty Board in office immediately prior to the effective time of the contribution (other than Ronald A. Duncan) to resign in such capacity, with such resignations to be effective as of the effective time of the contribution and delivered to Liberty Interactive (which delivery is a condition for the parties to effect the contribution). GCI and Liberty Interactive will take all requisite action such that the directors of GCI as of the effective time of the contribution will include Ronald A. Duncan and Donne F. Fisher, together with any persons identified to GCI in writing by Liberty Interactive in its sole discretion prior to the effective time of the contribution, each of which will hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

        If, immediately prior to the effective time of the contribution, GCI has not received all requisite director resignations, GCI will give notice to the GCI shareholders pursuant to applicable law of a special meeting to seek the removal of such director or directors who have not delivered resignations.

        The parties will take all requisite action such that the officers of GCI Liberty as of the effective time of the contribution will include any person identified to GCI in writing by Liberty Interactive in its sole discretion prior to the effective time of the contribution, each of which will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

  Representations and Warranties

        The reorganization agreement contains a number of representations and warranties made by each of Liberty Interactive and Liberty LLC, on the one hand, and GCI, on the other hand, solely for the benefit of each other. These representations and warranties are subject in some cases to certain exceptions, qualifications and limitations, including, among other things, as to materiality and to material adverse effects when deemed repeated at the closing of the Transactions.

        Some of the significant representations and warranties made by both Liberty Interactive and Liberty LLC, on the one hand, and GCI, on the other hand, relate to, among other things:

  •
  organization, standing, and power;

  •
  organizational documents;

  •
  capital structure;

  •
  authority with respect to the execution and delivery of, and performance of obligations under, the reorganization agreement, and to consummate the Transactions;

  •
  required third party consents and approvals relating to the Transactions;

  •
  required stockholder approvals;

  •
  the absence of conflicts with, or violations of, organization documents or, assuming that all consents, approvals and other authorizations have been obtained, of applicable law;

  •
  filings made with the SEC and financial statements;

  •
  absence of undisclosed liabilities;

  •
  absence of certain changes;

  •
  absence of certain litigation;

  •
  compliance with applicable laws;

  •
  tax matters;

  •
  existence and validity of certain material contracts;

  •
  application of certain anti-takeover statutes including Section 203 of the DGCL;

  •
  payments of broker's, finder's, financial advisor's or other similar fees in connection with the Transactions; and

  •
  independent investigation and analysis by each party of the other party.

        The reorganization agreement also contains certain representations and warranties of GCI relating to internal controls and procedures over financial reporting in compliance with SEC rules, SEC correspondence, communications licenses and ownership thereof, real property, cable system operations, certain aggregate subscriber information, intellectual property matters, technology and computer systems, policies concerning personal information and data privacy, significant customers, environmental matters, insurance, employees and employee benefits, receipt of certain opinions with respect to the consideration to be received by GCI shareholders and certain financing matters.

        The reorganization agreement also contains certain representations and warranties of Liberty Interactive relating to title to the contributed Ventures assets, solvency of Liberty Interactive and Liberty LLC after giving effect to the Transactions, arrangements with certain related parties of GCI and the delivery of a schedule setting forth the composition of the reattributed assets and liabilities, the contributed Ventures assets and the assumed liabilities as contemplated as of the date of the execution of the reorganization agreement.

  Definition of "Material Adverse Effect"

        Certain of the representations and warranties of each of Liberty Interactive and GCI are qualified by a "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have a material adverse effect on such person and its subsidiaries taken as a whole).

        Under the terms of the reorganization agreement, a "material adverse effect" means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (i) is, or is reasonably expected to be, materially adverse to the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of the applicable party and its subsidiaries, taken as a whole, or (ii) prevents, impairs or delays the ability of the applicable party to perform its obligations under the reorganization agreement or to consummate the Transactions. However, none of the following changes or events will be deemed to constitute, or taken into account when determining the occurrence of, a material adverse effect with respect to either Liberty Interactive or GCI:

  •
  general economic conditions attributable to the U.S. economy or financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets);

  •
  general political conditions or changes therein (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events);

  •
  financial or security market fluctuations or conditions;

  •
  changes in, or events affecting, the industries in which the applicable party and its subsidiaries operate;

  •
  any effect arising out of a change or proposed change in GAAP or applicable law;

  •
  (i) the announcement, pendency or consummation of the Transactions, (ii) the announcement or pendency of any action brought or threatened asserting allegations of a breach of fiduciary duties relating to the reorganization agreement or the Transactions or (iii) any actions required by the reorganization agreement; or

  •
  any changes in the price or trading volume of the capital stock of the applicable party (provided that the events, occurrences, facts, conditions, developments or effects giving rise to or contributing to such change, if not otherwise excluded from the definition of "material adverse effect", will be taken into account).

        Notwithstanding the foregoing, any event, occurrence, fact, condition, change, development or effect listed in the first five bullets above which disproportionally affects the applicable party and its subsidiaries relative to other participants in the industries in which such party and its subsidiaries operate will not be excluded from the determination of whether a material adverse effect has occurred with respect to such party, but only to the extent such event occurrence, fact, condition, change, development or effect so disproportionately affects such party and its subsidiaries.

        In addition, with respect to GCI, when determining whether a material adverse effect has occurred:

  •
  any failure by GCI to meet published or unpublished revenue or earnings projections will not be taken into account in determining whether a material adverse effect has occurred (provided that the events, occurrences, facts, conditions, developments or effects giving rise to or contributing to such event, if not otherwise excluded from the definition of "material adverse effect", will be taken into account);

  •
  certain changes in law with respect to subsidy payments received, directly or indirectly, by GCI will constitute a material adverse effect; and

  •
  any material change or pending change in applicable law affecting the areas in which GCI provides service (but in no other area of the United States) will be deemed to have a disproportionate effect on GCI and its subsidiaries when determining whether a material adverse effect has occurred.

        In addition, with respect to Liberty Interactive, when determining whether a material adverse effect has occurred, such determination will be made only with respect to the contributed Ventures assets, taken as a whole.

  Conduct of Business of GCI Pending the Completion of the Transactions

        Pursuant to the terms of the reorganization agreement, from April 4, 2017 until the closing of the contribution, except (x) as expressly required or contemplated by the reorganization agreement or (y) as consented to in writing by Liberty Interactive (which consent will not be unreasonably withheld, delayed or conditioned), GCI has agreed that it will, and will cause each of its subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice and (ii) use its reasonable best efforts to preserve intact its business organization and goodwill and relationships with material customers, suppliers, licensors, licensees, distributors and other third parties and to keep available the services of its current officers and key employees.

        In addition, from April 4, 2017 until the closing of the contribution, except (x) as expressly required or contemplated by the reorganization agreement or (y) as consented to in writing by Liberty Interactive (which consent will not be unreasonably withheld, delayed or conditioned), GCI has agreed (and, in each case, as applicable, has agreed to cause its subsidiaries), subject to the terms of the reorganization agreement and to the exceptions set forth therein (including certain exceptions for actions taken in the ordinary course of business consistent with past practice, or as agreed upon by the parties):

  •
  not to amend or propose to amend its organizational documents;

  •
  not to (i) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, encumber or otherwise transfer, or agree to commit to take any such action with respect to, any shares of capital stock, equity interest or certain other securities and rights of GCI or any of its subsidiaries, or any options, warrants, or other rights to acquire any of the foregoing, except under certain circumstances including the issuance of Old GCI Common Stock issuable pursuant to outstanding equity awards, (ii) amend or modify any term or provision of any outstanding equity security or (iii) accelerate or waive any restrictions pertaining to the vesting of any equity awards, warrants or other rights to acquire shares of capital stock of GCI (provided that GCI may grant equity awards to certain employees in the ordinary course of business consistent with past practice);

  •
  not to sell, pledge, dispose of, transfer, lease, license or encumber, or authorize any such action with respect to, any property or assets (tangible or intangible) of GCI or any of its subsidiaries, except (i) on arms-length terms and in an amount not to exceed $5 million in the aggregate or (ii) to GCI or any of its subsidiaries;

  •
  not to acquire, or agree to acquire, directly or indirectly, by merger, consolidation or otherwise, any properties or assets of any business organization or other legal entity (or any division thereof) in excess of $5 million, or engage in any liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of GCI or any of its subsidiaries;

  •
  not to, nor propose or commit to, declare or pay any dividend or make any other distribution with respect to any shares of its capital stock (whether payable in cash, stock, property or any combination thereof) (except, among other things, distributions by a wholly owned subsidiary of GCI to another wholly owned subsidiary of GCI);

  •
  not to reclassify, combine, split or subdivide any of its capital stock, or redeem, purchase or otherwise acquire shares of its capital stock or other equity interests or those of its subsidiaries (subject to certain exceptions including in connection with the exercise, settlement or vesting of certain equity awards);

  •
  enter into any voting agreement with respect to shares of its capital stock, other than the Stanton voting agreement and the Duncan voting agreement;

  •
  not to, nor agree to, (i) make any loans, advances or capital contributions to, or investments in, any other legal entity or individual, (ii) incur, assume or modify any indebtedness or (iii) assume, guarantee, endorse or otherwise become liable or responsible for any indebtedness or other obligation of any other legal entity or individual (in each case, other than certain exceptions including GCI's obligations with respect to the debt restructuring as discussed below);

  •
  not to cancel, terminate, extend, renew or materially amend any material contract, or waive, release or assign any rights or obligations thereunder, or enter into any contract that would have been a material contract if entered into prior to the date of the reorganization agreement;

  •
  not to take certain specified actions with respect to changes in employee benefits or compensation, including increasing the compensation payable to any director, employee, consultant or other service provider or increase GCI's compensation expenses (subject to exceptions for annual merit-based and promotion-based pay increases in the ordinary course of business and customary year-end bonus awards), or grant, provide or increase any severance, change of control or retention payments to any of the foregoing, or establish or enter into any new collective bargaining or other compensation or benefit agreement, or amend or modify any existing benefit plans, or renew or enter into any modification to any labor agreement or implement any material reduction in work force or conduct any mass lay-off;

  •
  not to change its method of accounting, except as required by changes in GAAP or Regulation S-X under the Securities Exchange Act of 1934, as amended (the Exchange Act), or as may be required by a change in applicable law;

  •
  not to take certain actions with respect to tax matters, including changing any material tax election or settling any material tax liability;

  •
  not to authorize or enter into any commitment for any capital expenditure with respect to tangible or real property other than capital expenditures made in the ordinary course of business consistent with past practice, with such capital expenditures not exceeding certain caps based on the operating budget of GCI;

  •
  not to enter into any new line of business other than the lines of business in which GCI and its subsidiaries were engaged as of the date of the reorganization agreement, or establish any joint venture or any subsidiary that is not wholly owned;

  •
  not to fail to defend, or pay, discharge or settle, any action or liability, other than such actions taken in the ordinary course of business consistent with past practice where the amounts to be paid are less than $10 million in the aggregate;

  •
  not to permit any insurance policy or arrangement naming or providing for GCI as a beneficiary to be canceled or terminated or materially impaired, subject to certain ordinary course of business exceptions;

  •
  other than in connection with the Transactions, not to make any filings with the FCC or any state regulatory commission, or to take any actions which would require such filings, other than in the ordinary course of business consistent with past practice; and

  •
  not to take any action, or omit to take any action, if such action or omission would reasonably be expected to prevent, materially delay or impede the consummation of the Transactions.

  Conduct of Business of Liberty Interactive Pending the Completion of the Transactions

        From April 4, 2017 until the completion of the split-off, except (x) as expressly required or contemplated by the reorganization agreement or (y) as consented to in writing by GCI (which consent will not be unreasonably withheld, delayed or conditioned), Liberty Interactive has agreed, subject to certain exceptions agreed upon by the parties):

  •
  not to amend or propose to amend its organization documents or the organizational documents of Liberty LLC;

  •
  not to authorize or adopt, or publicly propose, a plan or agreement of complete or partial dissolution;

  •
  not to issue, or authorize for issuance, any shares of Liberty Ventures Common Stock, except for issuances not to exceed $150 million in the aggregate (i) to raise cash at then-prevailing market prices or (ii) in connection with an acquisition of a substantial equity interest or portion of assents of another legal entity, or issue or grant any equity awards with respect to shares of Liberty Ventures Common Stock except pursuant to Liberty Interactive's equity incentive plans in the ordinary course of business consistent with past practice or pursuant to employment contracts in effect on the date of the reorganization agreement, or accelerate the vesting of any compensatory equity award with respect to shares of Liberty Ventures Common Stock;

  •
  not to declare or pay any cash dividend or make any other cash distribution with respect to shares of Liberty Ventures Common Stock; and

  •
  not to take any action, or omit to take any action, if such action or omission would reasonably be expected to prevent, materially delay or impede the consummation of the Transactions.

  Other Covenants and Agreements

        The reorganization agreement contains certain other covenants and agreements of the parties, including, but not limited to:

  •
  each party's agreement to cooperate with the other party to prepare and file this joint proxy statement/prospectus;

  •
  each party's agreement to afford the representatives of the other party access to such party's books and records during normal business hours and such other information and governmental filings as is reasonably requested;

  •
  each party's agreement to maintain the confidentiality of certain information provided to such party by the other party;

  •
  each party's agreement to use reasonable best efforts to take all actions necessary to consummate the Transactions in the most expeditious manner practicable, including obtaining all requisite regulatory approvals from any governmental authority (provided that neither party will be required to sell or otherwise transfer its respective assets or businesses in any manner that materially adversely effects the financial condition or operations of, or the ownership or control of the business of, such party);

  •
  each party's agreement to promptly notify the other party of any material communications from or with any governmental authority regarding the Transactions, and to allow such other party to review and discuss such communications, and to consider in good faith the view of such other party with respect to such communications;

  •
  each party's agreement to take all reasonable action necessary to ensure that no state takeover statute is or becomes applicable to the reorganization agreement or the Transactions;

  •
  each party's agreement to consult with the other party in connection with public statements and announcements with respect to the Transactions;

  •
  each party's agreement to use reasonable best efforts to cause the Transactions to qualify for their intended tax treatment;

  •
  each party's agreement to provide prompt notice to the other party regarding certain matters relating to the representations and warranties or other covenants or agreements as they relate to the conditions necessary to close the Transactions;

  •
  each party's agreement to provide prompt notice to the other party regarding any action, proceeding or litigation commenced following the execution of the reorganization agreement and to provide certain consultation rights with respect thereto;

  •
  each party's agreement to take all requisite steps to obtain certain exemptions for certain individuals under Rule 16b-3 promulgated under the Exchange Act in connection with the Transactions;

  •
  each party's agreement to cooperate with respect to the debt restructuring (and pay fees and expenses in connection therewith) and the purchase offer; and

  •
  GCI's agreement to not adopt any shareholder rights plan or similar plan prior to the termination of the reorganization agreement.

  No Solicitation

        Pursuant to the terms of the reorganization agreement, each of Liberty Interactive and GCI has agreed to, and to cause their respective subsidiaries and their respective directors, officers, employees, advisors, agents or other representatives to, immediately cease and terminate any and all existing activities, discussions or negotiations with any third party with respect to any alternative transaction proposal and to enforce and not waive (except as otherwise prohibited by applicable law) any confidentiality agreement, standstill agreement or similar agreement to which such party or any of its subsidiaries is a party that relates to any alternative transaction proposal. In addition, each party further agrees to not, and to cause their respective subsidiaries and their respective directors, officers, employees, advisors, agents or other representatives not to:

  •
  solicit, initiate or knowingly facilitate (including by furnishing information), induce or encourage any inquiries, offers or proposals that constitute or would reasonably be expected to lead to an alternative transaction proposal, or

  •
  enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any information to any third party with respect to, or cooperate in any way that would reasonably be expected to lead to, an alternative transaction proposal.

        With respect to Liberty Interactive, an alternative transaction proposal means any offer, inquiry, proposal or indication of interest, written or oral (other than from GCI or an affiliate of GCI) relating to any of the following transactions: (i) any merger, consolidation, share exchange, business combination, reorganization, liquidation or similar transaction involving Liberty Interactive which would result in any third party owning 20% or more of the aggregate outstanding shares of Liberty Ventures Common Stock, (ii) any direct or indirect acquisition or purchase, by any third party or group of third parties, whether in a single transaction or a series of related transactions, of assets or properties that constitute 20% or more of the fair market value of the assets and properties attributed to the Ventures Group, (iii) any direct or indirect acquisition or purchase, whether in a single transaction or a series of related transactions, of 20% or more of the aggregate outstanding equity securities or voting power with respect to the Ventures Group (other than certain acquisitions by certain affiliates of Liberty Interactive), (iv) any combination of the foregoing or other transaction having a similar effect to those described in any of clauses (i), (ii) or (iii) (other than the Transactions), or (v) any transaction or series of related transactions (other than in connection with the reorganization agreement) pursuant to which the core Ventures assets are separated from the assets attributable to the QVC Group in connection with a transaction effected under Section 355 of the Code.

        With respect to GCI, an alternative transaction proposal means any offer, inquiry, proposal or indication of interest, written or oral (other than from Liberty Interactive or an affiliate of Liberty Interactive) relating to any of the following transactions: (i) any merger, consolidation, share exchange, business combination, reorganization, liquidation or similar transaction involving GCI which would result in any third party owning 20% or more of the aggregate outstanding voting securities of GCI, (ii) any direct or indirect acquisition or purchase, by any third party or group of third parties, whether in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any subsidiary of GCI, of assets or properties that constitute 20% or more of the fair market value of the assets and properties of GCI and its subsidiaries, taken as a whole, (iii) any direct or indirect acquisition or purchase, whether in a single transaction or a series of related transactions, of 20% or more of the aggregate outstanding equity securities or voting power of GCI, or (iv) any combination of the foregoing or other transaction having a similar effect to those described in any of clauses (i), (ii) or (iii) (other than the Transactions).

        In the event that Liberty Interactive or GCI receives, after the date of the reorganization agreement and prior to obtaining its respective stockholder approvals, a bona fide written alternative transaction proposal which (i) did not result from a breach of its non-solicitation obligations and (ii) such party's board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) to be, or to be reasonably expected to lead to, a superior transaction proposal, and that the failure to take certain actions with respect to such alternative transaction proposal would violate such board of directors' fiduciary duties under applicable law, such receiving party may, among other things (at its discretion): (i) furnish any non-public information with respect to such party to the third party making such alternative transaction proposal (provided that prior to furnishing any such information, it enters into a confidentiality agreement with such third party containing terms at least as restrictive as those contained in the Confidentiality Agreement between the parties to the reorganization agreement); and (ii) engage in further discussions or negotiations with such third party with respect to such alternative transaction proposal. Additionally, after receipt of any alternative transaction proposal, or any inquiry or request for information from, or for the initiation of negotiations with, GCI or Liberty Interactive concerning an alternative transaction proposal, the receiving party must (i) notify the other party to the reorganization agreement within 24 hours of the receipt of such alternative transaction proposal, including a written summary of the material terms and conditions thereof; and (ii) provide the other party to the reorganization agreement with all information provided by the receiving party to such third party that was not previously provided to such other party, and all material non-public information concerning the receiving party that is made available to such third party that was not previously made available to such other party.

        With respect to either Liberty Interactive or GCI, a superior transaction proposal means a bona fide written alternative transaction proposal with respect to such party which such party's board of directors reasonably determines in good faith (after consultation with its outside legal counsel and financial advisor), taking into account all legal, financial, tax, regulatory and other aspects, (i) is reasonably likely to be consummated, (ii) has, or the party making the proposal is likely to obtain, the necessary financing (if applicable), (iii) is more favorable from a financial point of view to such party's stockholders as compared to the Transactions, and (iv) is on other terms superior to those of the Transactions. However, under the terms of the reorganization agreement, no alternative transaction proposal can constitute a superior transaction proposal unless each reference to "20%" in the applicable definition of "alternative transaction proposal" is replaced with a reference to "80%".

  Board Recommendation and Adverse Recommendation Change

  Liberty Interactive

        Pursuant to the reorganization agreement, the Liberty Interactive Board has agreed to not, directly or indirectly, (i) withdraw, qualify or amend (or propose to withdraw, qualify or amend) its recommendation in favor of the split-off, (ii) recommend, adopt or approve (or propose to recommend, adopt or approve) any alternative transaction proposal, or (iii) fail to publicly reaffirm its approval or recommendation of the reorganization agreement within 5 business days after GCI so requests if any alternative transaction proposal with respect to Liberty Interactive has been made public or sent to the Liberty Ventures stockholders (any of the foregoing actions being a Liberty Interactive adverse recommendation change). In addition, Liberty Interactive has agreed not to approve or recommend, or execute or enter into, any letter of intent, merger agreement, acquisition agreement or other agreement constituting or relating to an alternative transaction proposal or requiring it to abandon, terminate or otherwise fail to consummate the Transactions.

        Notwithstanding the foregoing, the Liberty Interactive Board may make a Liberty Interactive adverse recommendation change in response to an intervening event or a superior transaction proposal with respect to Liberty Interactive if:

  •
  in the case of superior transaction proposal, such superior transaction proposal has been made and has not been withdrawn and continues to be a superior transaction proposal;

  •
  the Liberty Ventures stockholders have not yet approved the redemption proposal;

  •
  the Liberty Interactive Board has determined, after consultation with its outside legal counsel and financial advisor, that the failure to make a Liberty Interactive adverse recommendation change in response to such superior transaction proposal or intervening event would reasonably be expected to constitute a breach of its fiduciary duties under applicable law;

  •
  Liberty Interactive has provided GCI with 5 business days prior written notice (the Liberty Interactive notice), expressly stating (i) that it has received a superior transaction proposal or an intervening event has occurred, (ii) in the case of a superior transaction proposal, the material terms thereof and copies of the documents for the Transactions with respect thereto, and (iii) that it intends to make a Liberty Interactive adverse recommendation change;

  •
  during such 5 business day notice period, Liberty Interactive has (to the extent requested by GCI) negotiated in good faith with GCI to amend the reorganization agreement and considered in good faith any counteroffer made by GCI; and

  •
  following such good faith negotiations (to the extent requested by GCI), Liberty Interactive again determines, after consultation with its outside legal counsel and financial advisor, that the failure to make a Liberty Interactive adverse recommendation change would reasonably be expected to constitute a breach of its fiduciary duties under applicable law.

        In the event that any amendment is made to any material term of the superior transaction proposal that had originally caused Liberty Interactive to deliver the Liberty Interactive notice, Liberty Interactive will provide a new notice to GCI in accordance with the fourth bullet above and Liberty Interactive will again negotiate in good faith with GCI (to the extent requested by GCI), provided that such negotiation period for an amendment to a superior transaction proposal will be reduced to three business days.

        An intervening event with respect to Liberty Interactive is any event, fact, condition, occurrence or development with respect to the Ventures Group occurring after the date of the reorganization agreement that was not known to the Liberty Interactive Board prior to the date of the reorganization agreement and does not relate to or involve an alternative transaction proposal, excluding (i) any changes in the price or trading volume of capital stock of GCI or Liberty Ventures Common Stock and (ii) GCI failing to meet or exceeding revenue or earnings projections.

  GCI

        Pursuant to the reorganization agreement, the GCI Board has agreed to not, directly or indirectly, (i) withdraw, qualify or amend (or propose to withdraw, qualify or amend) its recommendation in favor of the Transactions and the reorganization agreement, (ii) recommend, adopt or approve (or propose to recommend, adopt or approve) any alternative transaction proposal, or (iii) fail to publicly reaffirm its approval or recommendation of the reorganization agreement within 5 business days after Liberty Interactive so requests if any alternative transaction proposal with respect to GCI has been made public or sent to the GCI shareholders (any of the foregoing actions being a GCI adverse recommendation change). In addition, GCI has agreed not to approve or recommend, or execute or enter into, any letter of intent, merger agreement, acquisition agreement or other agreement constituting or relating to an alternative transaction proposal or requiring it to abandon, terminate or otherwise fail to consummate the Transactions.

        Notwithstanding the foregoing, the GCI Board may make a GCI adverse recommendation change in response to an intervening event or a superior transaction proposal with respect to GCI if:

  •
  in the case of superior transaction proposal, such superior transaction proposal has been made and has not been withdrawn and continues to be a superior transaction proposal;

  •
  the GCI shareholders have not yet approved the Transactions;

  •
  each of the GCI Board and the Committee has determined, after consultation with its outside legal counsel and financial advisor, that the failure to make a GCI adverse recommendation change in response to such superior transaction proposal or intervening event would reasonably be expected to constitute a breach of its fiduciary duties under applicable law;

  •
  GCI has provided Liberty Interactive with 5 business days prior written notice (the GCI notice), expressly stating (i) that it has received a superior transaction proposal or an intervening event has occurred, (ii) in the case of a superior transaction proposal, the material terms thereof and copies of the documents for the Transactions with respect thereto, and (iii) that it intends to make a GCI adverse recommendation change;

  •
  during such 5 business day notice period, GCI has (to the extent requested by Liberty Interactive) negotiated in good faith with Liberty Interactive to amend the reorganization agreement and considered in good faith any counteroffer made by Liberty Interactive; and

  •
  following such good faith negotiations (to the extent requested by Liberty Interactive), GCI again determines, after consultation with its outside legal counsel and financial advisor, that the failure to make a GCI adverse recommendation change would reasonably be expected to constitute a breach of its fiduciary duties under applicable law.

In the event that any amendment is made to any material term of the superior transaction proposal that had originally caused GCI to deliver the GCI notice, GCI will provide a new notice to Liberty Interactive in accordance with the fourth bullet above and GCI will again negotiate in good faith with Liberty Interactive (to the extent requested by Liberty Interactive), provided that such negotiation period for an amendment to a superior transaction proposal will be reduced to three business days.

        An intervening event with respect to GCI is any event, fact, condition, occurrence or development with respect to GCI occurring after the date of the reorganization agreement that was not known to the GCI Board prior to the date of the reorganization agreement and does not relate to or involve an alternative transaction proposal, excluding (i) any changes in the price or trading volume of capital stock of GCI or Liberty Ventures Common Stock and (ii) GCI failing to meet or exceeding revenue or earnings projections.

  Indemnification and Insurance

        The reorganization agreement provides that, from and after the effective time of the contribution, GCI Liberty will indemnify and hold harmless, and advance expenses to, each individual who at the effective time of the contribution is, or prior to such time was, a director, officer, employee or agent of GCI or of any of its subsidiaries will respect to all claims, liabilities, losses, damages, costs and expenses (including amounts paid in settlement and any legal costs and expenses) in connection with any action based on or arising out of (i) the fact that such individual is or was a director or officer of GCI or of any of its subsidiaries or (ii) acts or omissions by such individual in such individual's capacity as a director or officer of GCI or of any of its subsidiaries. In addition, GCI Liberty will comply with its obligations to such individuals in respect of indemnification, advancement of expenses and exculpation for acts prior to the effective time of the contribution as provided in GCI's articles of incorporation or bylaws, or in any indemnification agreement, in each case as in effect prior to the effective time of the contribution. From and after the effective time of the contribution, GCI Liberty (and any successor thereto) will cause its organizational documents to contain indemnification provisions with respect to its directors and officers no less favorable to such individuals as those set forth in the organizational documents of GCI as in effect as of the date of the reorganization agreement.

        The reorganization agreement further provides that, for a period of six years after the contribution effective time, GCI Liberty will maintain in effect GCI's current D&O Insurance covering acts or omissions occurring at or prior to the effective time of the contribution, covering each person covered by the D&O Insurance immediately prior to the effective time of the contribution, on terms with respect to the coverage and amounts no less favorable to such individuals than those of the D&O Insurance in effect on the date of the reorganization agreement (or GCI Liberty may substitute policies of at least the same coverage for such matters), so long as GCI Liberty is not required to pay an annual premium in excess of 300% of the last annual premium paid by GCI for such insurance (the maximum premium). To fulfill its liability insurance obligations GCI will have the right, prior to the effective time of the contribution, to purchase a six year "tail policy" on terms and conditions providing at least substantially equivalent benefits as the current policies of directors' and officers' liability insurance maintained by GCI with respect to matters existing or occurring prior to the effective time of the contribution, so long as the effective annual premium under such policy does not exceed the maximum premium.

        If GCI Liberty or any of its successors or assigns consolidate with, or merge with or into, any other person or entity and is not the continuing or surviving corporation or entity of such consolidation or merger, or transfers all or substantially all of its properties or assets to any person or entity, then GCI Liberty will cause proper provision to be made so that such person or entity will assume all of the applicable obligations set forth in the provisions of the reorganization agreement relating to indemnification and insurance.

        The reorganization agreement further provides that each of the directors and officers or other persons who is an indemnified party or a beneficiary under the D&O Insurance is intended to be a third party beneficiary of the indemnification and insurance section of the reorganization agreement with full rights of enforcement as if a party thereto.

  Employee Benefits Matters

        For a period of not less than one year following the date of the closing of the contribution, the combined company will (i) provide the employees of GCI and its subsidiaries (the GCI employees) (for so long as they are employed following the closing of the contribution) with the benefits and compensation (excluding equity-based compensation) that is substantially comparable to such employee's benefits and compensation as of immediately prior to the contribution and (ii) maintain a severance pay practice for the GCI employees that is no less favorable than the severance pay practice of GCI as in effect as of the date of the reorganization agreement.

        The combined company will recognize the service of the GCI employees as service with the combined company in connection with any employee benefit plans, programs, contracts and arrangements (including 401(k) plans, severance, vacation, sick leave and holiday policies) that are made available by the combined company following the closing of the Transactions for purposes of any waiting period, vesting, eligibility and benefit entitlement.

        Nothing in the reorganization agreement prohibits the combined company to amend, terminate or otherwise modify any employee benefit plan or arrangement sponsored by GCI or any of its subsidiaries following the closing of the Transactions.

  Conditions to the Completion of the Transactions

        The respective obligations of Liberty Interactive and GCI to effect the auto conversion, the contribution and the split-off are subject to the satisfaction or waiver of the following conditions at or prior to the effective time of the auto conversion:

  •
  the approval by the GCI shareholders of the reorganization agreement proposal, the restated GCI Liberty articles proposal and the share issuance proposal;

  •
  the approval by the Liberty Ventures stockholders of the redemption proposal;

  •
  the expiration or termination of any waiting periods applicable to the Transactions under the HSR Act;

  •
  the absence of any law, order or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any governmental authority of competent jurisdiction rendering illegal, prohibiting or permanently enjoining the consummation of the Transactions;

  •
  the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and the absence of any stop order or proceeding seeking a stop order initiated by the SEC;

  •
  the listing of the shares of capital stock of GCI issuable pursuant to the auto conversion on NASDAQ (or, if the GCI Liberty Class B Common Stock is not eligible for listing on NASDAQ, the authorization of such class of capital stock for quotation on the over-the-counter markets);

  •
  the receipt of requisite FCC approvals;

  •
  the receipt of requisite RCA and state commissions approvals;

  •
  the satisfaction (or the capability of satisfaction) of the conditions to the contribution and the split-off;

  •
  the absence of any event, change in law, change in the composition of the contributed Ventures assets or other occurrence which, in the reasonable opinion of the outside counsel of each of Liberty Interactive and GCI, results or would result in the combined company (after giving effect to the Transactions) becoming required to register as an investment company under the 40 Act (a 40 Act event); and

  •
  the receipt by Liberty Interactive of an opinion regarding the capital adequacy of Liberty LLC immediately after giving effect to the Transactions (the Liberty capital adequacy opinion) from a nationally recognized provider of such opinions.

        Liberty Interactive's obligations to effect the Transactions are also subject to the satisfaction or waiver, if permitted, of each of the following additional conditions:

  •
  the accuracy of the representations and warranties of GCI contained in the reorganization agreement, subject in some cases to a "material adverse effect" standard;

  •
  GCI's performance in all material respects with its covenants and agreements required by the reorganization agreement to be performed prior to the effective time of the auto conversion;

  •
  the absence of the occurrence of a "material adverse effect" with respect to GCI, as defined in the reorganization agreement; and

  •
  the receipt of a tax opinion from Skadden Arps, dated the date on which the auto conversion occurs, substantially to the effect that (i) the auto conversion will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) the contribution and the split-off, taken together, will qualify as a tax-free transaction under Section 368(a)(1)(D), Section 355 and Section 361 of the Code, (iii) no income, gain or loss will be recognized by Liberty Interactive upon the receipt of GCI Liberty Common Stock in the contribution or the distribution of such stock pursuant to the split-off; and (iv) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Ventures Common Stock upon the exchange of shares of Liberty Ventures Common Stock for shares of GCI Liberty Common Stock pursuant to the split-off (the Liberty tax opinion).

        GCI's obligations to effect the Transactions are also subject to the satisfaction or waiver, if permitted, of each of the following additional conditions:

  •
  the accuracy of the representations and warranties of Liberty Interactive contained in the reorganization agreement, subject in some cases to a "material adverse effect" standard;

  •
  Liberty Interactive's performance in all material respects with its covenants and agreements required by the reorganization agreement to be performed prior to the effective time of the auto conversion;

  •
  the absence of the occurrence of a "material adverse effect" with respect to the Ventures Group, as defined in the reorganization agreement;

  •
  the delivery by Liberty Interactive of the final contribution schedule to GCI; and

  •
  the receipt of a tax opinion from Sherman & Howard, dated the date on which the auto conversion occurs, substantially to the effect that the auto conversion will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        The parties' obligations to effect the contribution are also conditioned upon (i) the reclassification having occurred in accordance with the terms of the reorganization agreement, (ii) the auto conversion having occurred in accordance with the terms of the reorganization agreement, (iii) each of the ancillary agreements (as discussed herein) having been duly executed and delivered by the parties thereto, (iv) confirmation that the Liberty capital adequacy opinion has not been withdrawn, invalidated or modified in an adverse manner from the provider thereof, (v) confirmation from Skadden Arps on the date of the closing of the contribution that the Liberty tax opinion has not been withdrawn, invalidated or modified in an adverse manner, and (vi) the delivery to Liberty Interactive of the director resignations required under the reorganization agreement.

        Liberty Interactive's obligation to effect the split-off is also conditioned upon (i) the contribution having occurred in accordance with the terms of the reorganization agreement and (ii) if the split-off does not occur on the date of the closing of the contribution, confirmation from Skadden Arps on the closing date of the split-off that the Liberty tax opinion has not been withdrawn, invalidated or modified in an adverse manner.

        Either party may waive any of the conditions to the closing of the Transactions, other than the receipt of tax opinions by each of GCI Liberty and Liberty Interactive. In the event that either Liberty Interactive or GCI waives a material condition to the Transactions, such party intends to promptly issue a press release and file a Current Report on Form 8-K to report such event. The parties do not intend to resolicit stockholder approval in the event of any such waiver.

  Termination of the Reorganization Agreement

        The reorganization agreement may be terminated by Liberty Interactive and GCI prior to the effective time of the auto conversion, whether before or after the required approvals of the GCI shareholders or the Liberty Ventures stockholders are obtained, in the following circumstances:

  •
  by the mutual written consent of each of Liberty Interactive, Liberty LLC and GCI;

  •
  by either Liberty Interactive or GCI, if the auto conversion is not consummated on or before April 4, 2018, provided that either party may extend the outside date for a period not to exceed six months upon written notice to the other party if all of the conditions to the closing of the Transactions have been satisfied or are capable of being satisfied other than certain conditions, including the conditions relating to (i) the receipt of regulatory approvals, (ii) the absence of a 40 Act event, or (iii) the delivery of required tax opinions;

  •
  by either Liberty Interactive or GCI, if there is a final, non-appealable order, injunction or other action by any governmental authority permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; or

  •
  by either Liberty Interactive or GCI, if the required approvals of either of the Liberty Ventures stockholders or the GCI shareholders is not obtained.

  •
  The reorganization agreement may also be terminated by Liberty Interactive if:

  •
  the GCI Board makes a GCI adverse recommendation change, or GCI materially breaches or fails to perform its non-solicitation obligations, in either case, if the required approvals of the GCI shareholders have not yet been obtained; or

  •
  provided that Liberty Interactive is not in material breach of any of its obligations, there is any continuing inaccuracy in the representations and warranties of GCI, or GCI is materially failing to perform any of its covenants or other agreements under the reorganization agreement, in any case, that would result in the failure of a closing condition to be satisfied (subject to a cure period of 60 days).

  •
  The reorganization agreement may also be terminated by GCI if:

  •
  the Liberty Interactive Board makes a Liberty Interactive adverse recommendation change, or Liberty Interactive materially breaches or fails to perform its non-solicitation obligations, in either case, if the required approvals of the Liberty Ventures stockholders have not yet been obtained; or

  •
  provided that GCI is not in material breach of any of its obligations, there is any continuing inaccuracy in the representations and warranties of Liberty Interactive, or Liberty Interactive is materially failing to perform any of its covenants or other agreements under the reorganization agreement, in any case, that would result in the failure of a closing condition to be satisfied (subject to a cure period of 60 days).

  Effect of Termination

        In the event that the reorganization agreement is terminated, it will become null and void and have no effect and the obligations of Liberty Interactive and GCI thereunder will terminate, except for provisions relating to confidentiality obligations, reimbursement of financing fees and termination fees, as well as specified general provisions, each of which will survive termination. Liberty Interactive and GCI each agreed that the parties will be entitled to seek an injunction or injunctions to prevents breaches of the reorganization agreement and to seek specific enforcement of the terms and provisions of the reorganization agreement as described below. The termination of the reorganization agreement will not affect the terms of the Confidentiality Agreement between Liberty Interactive and GCI, which will survive termination of the reorganization agreement.

  Termination Fees

        Subject to the terms and conditions of the reorganization agreement, GCI will pay Liberty Interactive a one-time termination fee of $40 million (i) within two business days of the date of termination, if (x) Liberty Interactive terminates the reorganization agreement prior to GCI shareholder approval of the Transactions as a result of the GCI Board making a GCI adverse recommendation or (y) Liberty Interactive terminates the reorganization agreement prior to GCI shareholder approval of the Transactions as a result of GCI materially breaching or failing to perform its non-solicitation obligations, or (ii) on the date of consummation or entry into an agreement therefor, (A) an alternative transaction proposal is made to GCI, (B) the reorganization agreement is terminated (1) by either party due to the failure to effect the auto conversion by the outside date (if such termination is prior to the GCI shareholder approval and such termination does not result in the payment of a termination fee by Liberty Interactive), (2) by either party due to the failure of the GCI shareholders to approve the Transactions or (3) by Liberty Interactive due to GCI's breach of its representations or covenants in a way that prevents satisfaction of a closing condition (subject to a 60 day cure period), and (C) within 18 months of such termination, GCI consummates an alternative transaction or enters into an agreement for an alternative transaction (for this purpose, any reference to "20%" in the definition of "alternative transaction proposal" with respect to GCI is replaced by "50%").

        Subject to the terms and conditions of the reorganization agreement, Liberty Interactive will pay GCI a one-time termination fee of $65 million, (i) within two business days of the date of termination, if GCI terminates the reorganization agreement prior to Liberty Ventures stockholder approval of the redemption as a result of the Liberty Interactive Board making a Liberty Interactive adverse recommendation change or if Liberty Interactive materially breaches or fails to perform its non-solicitation obligations, (ii) within two business days, in the event that the contribution and the split-off have not been completed within 5 business days following the date on which the auto conversion occurs and the Liberty Interactive shareholder approval has been obtained, or (iii) on the date of consummation or entry into an agreement therefor, (A) an alternative transaction proposal is made to Liberty Interactive, (B) the reorganization agreement is terminated (1) by either party due to the failure to effect the auto conversion by the outside date (if such termination is prior to the Liberty Interactive stockholder approval and such termination does not result in the payment of a termination fee by GCI), (2) by either party due to the failure of the Liberty Ventures stockholders to approve the redemption proposal or (3) by GCI due to Liberty Interactive's breach of its representations or covenants in a way that prevents satisfaction of a closing condition (subject to a 60 day cure period), and (C) within 18 months of such termination, Liberty Interactive consummates an Alternative Transaction or enters into an agreement with respect to an alternative transaction (for this purpose, any reference to "20%" in the definition of "alternative transaction proposal" with respect to Liberty Interactive is replaced by "50%").

  Specific Performance

        The reorganization agreement provides that the parties are entitled to seek an injunction or injunctions to prevent breaches of the reorganization agreement and to seek to enforce specifically its terms and provisions in the Court of Chancery of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

        However, in no event will any party be entitled to enforce any of the reclassification, the auto conversion, the contribution or the split-off, in any case, unless (i) all of the conditions to such event or events for which enforcement is sought have been satisfied (or are capable of satisfaction at the applicable effective time of such event or events) or waived (if permitted), and (ii) to the extent a party is seeking enforcement, such party has confirmed in writing that it is ready, willing and able to consummate the event or events for which enforcement is sought.

  Reincorporation Merger

        Pursuant to the terms of the reorganization agreement, GCI Liberty will enter into an agreement with respect to the reincorporation merger pursuant to which it will merge with and into a subsidiary of GCI Liberty (with such subsidiary being a Delaware corporation, and also to be named "GCI Liberty, Inc." upon the completion of the reincorporation merger), with such Delaware corporation continuing in effect as the surviving corporation in the reincorporation merger. The sole purpose of the reincorporation merger will be to change GCI Liberty's state of incorporation from the State of Alaska to the State of Delaware.

        Subject to the receipt of the required shareholder approvals with respect to the reincorporation merger, at the effective time of the reincorporation merger, the restated GCI Liberty articles will be amended and restated such that the GCI Liberty Delaware charter will be the surviving corporation's charter and will contain provisions substantially similar to those in the restated GCI Liberty articles, other than, among other things, those changes required by the DGCL and to remove any provisions related to Alaskan law, and that:

  •
  the reincorporation merger will not affect the amount of the accrued dividends on the GCI Liberty Preferred Stock;

  •
  the surviving corporation will have authorized one class of common stock, divided into three series, rather than three classes of common stock;

  •
  no GCI Liberty Class A-1 Common Stock or GCI Liberty Class B-1 Common Stock will be authorized;

  •
  subject to the rights of the holders of any series of preferred stock, the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of the surviving corporation's outstanding capital stock entitled to vote on such matter, voting together as a single class, is required for the merger or consolidation of the surviving corporation with or into any other corporation (including a merger consummated pursuant to Section 251(h) of the DGCL (pursuant to which an acquiror owning shares representing the voting percentage required to approve a merger may forego having a stockholder meeting to approve such transaction as long as certain conditions are met) and notwithstanding the exception to a vote of the stockholders for such merger set forth therein), provided, that the foregoing voting provision will not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the consent of the surviving corporation's stockholders (other than Section 251(h) of the DGCL), or (2) that at least 75% of the members of the surviving corporation's board of directors then in office have approved; and

  •
  the charter will provide that (i) the surviving corporation may have overlapping directors and officers with other entities that compete with its businesses and that the surviving corporation may engage in material business transactions with such entities and (ii) the surviving corporation has renounced any interest or expectancy in certain business opportunities and that no director or officer of the surviving corporation will breach their fiduciary duty and therefore be liable to the surviving corporation or its stockholders by reason of the fact that any such individual directs a corporate opportunity to another person or entity (including Liberty Interactive or Liberty Media) instead of the surviving corporation, or does not refer or communicate information regarding such corporate opportunity to the surviving corporation, unless (x) such opportunity was expressly offered to such person solely in his or her capacity as a director or officer of the surviving corporation or as a director or officer of any of the surviving corporation's subsidiaries, and (y) such opportunity relates to a line of business in which the surviving corporation or any of its subsidiaries is then directly engaged.

        Neither Liberty Interactive stockholders nor GCI shareholders are being asked to vote on the reincorporation merger at this time. Pursuant to the terms of the reorganization agreement, promptly following the mailing of this joint proxy statement/prospectus, Liberty Interactive and GCI will cooperate to file a preliminary proxy statement with respect to the reincorporation merger and, immediately following the split-off, each of Liberty Interactive and GCI will use its reasonable best efforts to cause such proxy statement with respect to the reincorporation merger to be mailed to the shareholders of GCI Liberty (as of immediately following the split-off) and to hold a special meeting of GCI Liberty shareholders as soon as practicable following the split-off to approve the reincorporation merger.

Agreements with Stockholders of Liberty Interactive and Shareholders of GCI

  Agreements with Shareholders of GCI

  The Duncan Voting Agreement

        In connection with the reorganization agreement, on April 4, 2017, Liberty Interactive and GCI entered into a voting agreement with Ronald A. Duncan and Dani Bowman, each a shareholder of GCI (such shareholders, the Duncan parties, and such agreement, the Duncan voting agreement) with respect to the Duncan parties' shares of GCI Class B Common Stock (including any shares of GCI Class B Common Stock acquired after the execution date of the Duncan voting agreement and any shares received upon reclassification, exchange or conversion of such all shares) (the Duncan shares). As of the GCI record date for the GCI special meeting, the Duncan parties collectively beneficially owned approximately 39.4% of the outstanding shares of GCI Class B Common Stock (collectively representing, in the aggregate, approximately 18.9% of the total voting power represented by the GCI Class A Common Stock and the GCI Class B Common Stock outstanding on the GCI record date).

        Pursuant to and during the term of the Duncan voting agreement, the Duncan parties agreed, among other things and subject to certain conditions and exceptions, to:

  •
  at any meeting of shareholders of GCI called to vote upon any of the Transactions, or at any postponement or adjournment thereof, vote the Duncan shares in favor of the Transactions, so long as the GCI Board has not made a GCI adverse recommendation change in response to a superior transaction proposal in accordance with the terms of the reorganization agreement;

  •
  at any meeting of shareholders of GCI Liberty called to vote upon the reincorporation merger, or at any postponement or adjournment thereof, vote the Duncan shares in favor of the reincorporation merger;

  •
  vote the Duncan shares against (i) any alternative transaction proposal with respect to GCI or any agreement relating thereto, and (ii) any amendments to the organizational documents of GCI which would reasonably be expected to (A) breach any covenant, obligation, representation or warranty of GCI set forth in the reorganization agreement, (B) change the voting rights of the capital stock of GCI or (C) prevent, impede, delay or otherwise adversely affect the timely consummation of the Transactions and the reincorporation merger, so long as, in the case of either clause (i) or (ii), the GCI Board has not made a GCI adverse recommendation change in response to a superior transaction proposal in accordance with the terms of the reorganization agreement;

  •
  not to, directly or indirectly, solicit, initiate, or facilitate any alternative transaction proposal with respect to GCI;

  •
  not enter into or otherwise participate in any discussions or negotiations regarding, furnish any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, an alternative transaction proposal with respect to GCI, unless GCI is permitted to take similar actions in response to a superior transaction proposal in accordance with the terms of the reorganization agreement;

  •
  not (i) sell, transfer, pledge, encumber, exchange, assign, convert, tender or otherwise dispose of the Duncan shares, or consent to any transfer thereof, or (ii) enter into any voting agreements, whether by proxy, voting agreement or otherwise, with respect to the Duncan shares, other than, in the cause of either of clause (i) or (ii), to certain permitted transferees who agree in writing to be bound by the terms of the Duncan voting agreement; and

  •
  grant authorized signatories of GCI, prior to the contribution, and GCI Liberty, following the contribution, an irrevocable proxy to vote the Duncan shares as described above.

        The obligations of the Duncan parties under the Duncan voting agreement will remain in effect until the earlier of certain termination events set forth in the Duncan voting agreement, including, without limitation, (i) the termination of the reorganization agreement in accordance with its terms, (ii) the consummation of the reincorporation merger, and (iii) the twelve month anniversary of the date on which the split-off occurs.

        This summary is subject to, and is qualified in its entirety by reference to, the full text of the Duncan voting agreement, a copy of which is attached hereto as Annex H to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

  The Stanton Voting Agreement

        In connection with the reorganization agreement, on April 4, 2017, Liberty Interactive and GCI also entered into a voting agreement with John W. Stanton and Theresa E. Gillespie, each a shareholder of GCI (such shareholders, the Stanton parties, and such agreement, the Stanton voting agreement) with respect to the Stanton parties' shares of Old GCI Common Stock (including any shares of Old GCI Common Stock and GCI Liberty Capital Stock acquired after the execution date of the Stanton voting agreement and any shares received upon reclassification, exchange or conversion of all such shares) (such shares, collectively, the Stanton shares). As of the GCI record date for the GCI special meeting, the Stanton parties collectively beneficially owned approximately 3.8% of the outstanding shares of GCI Class A Common Stock and approximately 47.1% of the outstanding shares of GCI Class B Common Stock (collectively representing, in the aggregate, approximately 24.6% of the total voting power represented by the GCI Class A Common Stock and the GCI Class B Common Stock outstanding on the GCI record date).

        Pursuant to and during the term of the Stanton voting agreement, the Stanton parties agreed, among other things and subject to certain conditions and exceptions, to:

  •
  at any meeting of shareholders of GCI called to vote upon any of the Transactions, or at any postponement or adjournment thereof, vote the Stanton shares in favor of the Transactions, so long as the GCI Board has not made a GCI adverse recommendation change in response to a superior transaction proposal in accordance with the terms of the reorganization agreement;

  •
  at any meeting of shareholders of GCI Liberty called to vote upon the reincorporation merger, or at any postponement or adjournment thereof, vote the Stanton shares in favor of the reincorporation merger;

  •
  vote the Stanton shares against (i) any alternative transaction proposal with respect to GCI or any agreement relating thereto, and (ii) any amendments to the organizational documents of GCI which would reasonably be expected to prevent, impede, interfere or be inconsistent with, delay, discourage or adversely affect the timely consummation of the Transactions and the reincorporation merger, so long as, in the case of either clause (i) or (ii), the GCI Board has not made a GCI adverse recommendation change in response to a superior transaction proposal in accordance with the terms of the reorganization agreement;

  •
  not to, directly or indirectly, solicit, initiate, or facilitate any alternative transaction proposal with respect to GCI;

  •
  not enter into or otherwise participate in any discussions or negotiations regarding, furnish any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, an alternative transaction proposal with respect to GCI, unless GCI is permitted to take similar actions in response to a superior transaction proposal in accordance with the terms of the reorganization agreement;

  •
  not (i) sell, transfer, pledge, encumber, exchange, assign, convert, tender or otherwise dispose of the Stanton shares, or consent to any transfer thereof, or (ii) enter into any voting agreements, whether by proxy, voting agreement or otherwise, with respect to the Stanton shares, other than, in the cause of either of clause (i) or (ii), to immediate family members, certain trusts, wholly-owned subsidiaries and certain other transferees as set forth in the Stanton voting agreement, if such transferees, agree in writing to be bound by the terms of the Stanton voting agreement; and

  •
  grant authorized signatories of GCI, prior to the contribution, and GCI Liberty, following the contribution, an irrevocable proxy to vote the Stanton shares as described above.

        GCI agreed to pay the fees and expenses of the Stanton parties incurred in connection with the Stanton voting agreement and to indemnify the Stanton parties for losses relating to or arising out of the Stanton voting agreement, the reorganization agreement, the reincorporation merger, and the transactions contemplated thereby. Any amounts payable to the Stanton parties pursuant to the indemnification and expense reimbursement provisions of the Stanton voting agreement will be paid in shares of GCI Class A Common Stock, GCI Liberty Class A-1 Common Stock or GCI Liberty Class A Common Stock, as applicable, subject to a cap.

        The obligations of the Stanton parties under the Stanton voting agreement will remain in effect until the earlier of certain termination events set forth in the Stanton voting agreement, including, without limitation, (i) the termination of the reorganization agreement in accordance with its terms, (ii) the consummation of the reincorporation merger, (iii) the six month anniversary of a meeting of the shareholders of the combined company at which the reincorporation merger is presented for approval, and (iv) the twelve month anniversary of the date on which the split-off occurs.

        This summary is subject to, and is qualified in its entirety by reference to, the full text of the Stanton voting agreement, a copy of which is attached hereto as Annex G to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

  Agreement with Stockholders of Liberty Interactive

  The Malone Voting Agreement

        In connection with the reorganization agreement, on April 4, 2017, Liberty Interactive and GCI also entered into the Malone voting agreement, a voting agreement with the Malone parties, Mr. Malone and Mrs. Malone, each a holder of shares of Liberty Ventures Common Stock, with respect to the Malone parties' shares of LVNTB (including any shares of LVNTB acquired after the execution date of the Malone voting agreement and any shares received upon reclassification, exchange or conversion of all such shares) (such shares, collectively, the Malone shares). As of the Liberty Interactive record date for the Liberty Interactive special meeting, the Malone parties collectively beneficially owned approximately 93.1% of the outstanding shares of LVNTB (collectively representing, in the aggregate, approximately 31.9% of the total voting power represented by the shares of Liberty Ventures Common Stock outstanding on the Liberty Interactive record date).

        Pursuant to and during the term of the Malone voting agreement, the Malone parties agreed, among other things and subject to certain conditions and exceptions, to:

  •
  at any meeting of Liberty Ventures stockholders called to vote upon the redemption, or at any postponement or adjournment thereof, vote the Malone shares in favor of the redemption, so long as the Liberty Interactive Board has not made a Liberty Interactive adverse recommendation change in response to a superior transaction proposal in accordance with the terms of the reorganization agreement;

  •
  at any meeting of shareholders of GCI Liberty called to vote upon the reincorporation merger, or at any postponement or adjournment thereof, vote the Malone shares in favor of the reincorporation merger;

  •
  vote the Malone shares against (i) any alternative transaction proposal with respect to Liberty Interactive (as described above), and (ii) any action, proposal, agreement or transaction (including any proposed amendments to the organizational documents of Liberty Interactive) that is intended to, or could reasonably be expected to, impair, impede, interfere with, delay, postpone, frustrate the purpose of or otherwise adversely affect (in any material respect) the approval of the redemption and the reincorporation merger, so long as, in the case of either clause (i) or (ii), the Liberty Interactive Board has not made a Liberty Interactive adverse recommendation change in response to a superior transaction proposal in accordance with the terms of the reorganization agreement;

  •
  not to, directly or indirectly, solicit, initiate, or facilitate any alternative transaction proposal with respect to Liberty Interactive (solely with respect to the Ventures Group or certain substantial investments in Liberty Ventures Common Stock);

  •
  not enter into or otherwise participate in any discussions or negotiations regarding, furnish any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, an alternative transaction proposal with respect to Liberty Interactive (solely with respect to the Ventures Group or certain substantial investments in Liberty Ventures Common Stock), unless Liberty Interactive is permitted to take similar actions in response to a superior transaction proposal in accordance with the terms of the reorganization agreement;

  •
  not (i) sell, dispose of or transfer any of the Malone shares, or the voting rights with respect thereto (including by way of tendering such shares into a tender or exchange offer, or converting such shares into another security), (ii) grant any proxies or powers of attorney with respect to the Malone shares, deposit the Malone shares into a voting trust or enter into a voting agreement with respect to the Malone shares, unless, in the case of either of clause (i) or (ii), to certain permitted transferees who agree in writing to be bound by the terms of the Malone voting agreement; and

  •
  grant authorized signatories of Liberty Interactive, prior to the split-off, and GCI Liberty, following the split-off, an irrevocable proxy to vote the Malone shares as described above.

        Liberty Interactive agreed to pay the reasonable out-of-pocket fees and expenses of the Malone parties incurred in connection with the Malone voting agreement up to $75,000. In addition, Liberty Interactive will indemnify the Malone parties for losses arising out of or resulting from the Malone voting agreement, the reorganization agreement, the reincorporation merger and the transactions contemplated thereby.

        The obligations of the Malone parties under the Malone voting agreement will remain in effect until the earlier of certain termination events set forth in the Malone voting agreement, including, without limitation, (i) the termination of the reorganization agreement in accordance with its terms, (ii) the consummation of the reincorporation merger, and (iii) the twelve month anniversary of the date on which the split-off occurs.

        This summary is subject to, and is qualified in its entirety by reference to, the full text of the Malone voting agreement, a copy of which is attached hereto as Annex F to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

THE GCI SPECIAL MEETING

Time, Place and Date

        The GCI special meeting will be held at 8:00 a.m., local time, on February 2, 2018, at the corporate offices of GCI, 2550 Denali Street, Suite 1600, Anchorage, Alaska 99503.

Purpose of the GCI Special Meeting

        At the GCI special meeting, shareholders of GCI will be asked to consider and vote upon:

  •
  the reorganization agreement proposal;

  •
  the restated GCI Liberty articles proposal;

  •
  the share issuance proposal;

  •
  the GCI compensation proposal; and

  •
  the GCI adjournment proposal.

Recommendation of the GCI Board

        The GCI Board, upon the unanimous recommendation of the Committee, unanimously determined that the reorganization agreement proposal, the restated GCI Liberty articles proposal, the share issuance proposal, the GCI compensation proposal and the transactions contemplated by the reorganization agreement, including, without limitation, the Transactions, are advisable and in the best interests of GCI and its shareholders, and approved and declared advisable the reorganization agreement proposal and the restated GCI Liberty articles proposal, the share issuance proposal, the GCI compensation proposal and the transactions contemplated by the reorganization agreement, including, without limitation, the Transactions.

        The GCI Board recommends that holders of Old GCI Common Stock vote "FOR" the reorganization agreement proposal, "FOR" the restated GCI Liberty articles proposal, "FOR" the share issuance proposal, "FOR" the GCI compensation proposal and "FOR" the GCI adjournment proposal.

GCI Record Date; Stock Entitled to Vote

        Only holders of record of Old GCI Common Stock at the close of business on December 4, 2017, the record date for the GCI special meeting, will be entitled to notice of, and to vote at, the GCI special meeting or any adjournments or postponements thereof. Each share of GCI Class A Common Stock is entitled to cast one vote on all matters that come before the GCI special meeting. Each share of GCI Class B Common Stock is entitled to cast ten votes on all matters that come before the GCI special meeting.

        On the GCI record date, there were 32,917,993 shares of GCI Class A Common Stock outstanding and entitled to vote at the GCI special meeting and approximately 3,052,305 shares of GCI Class B Common Stock outstanding and entitled to vote at the GCI special meeting.

        On the GCI record date, approximately 12.9% of the outstanding shares of GCI Class A Common Stock, representing 6.7% of the aggregate voting power of the outstanding shares of Old GCI Common Stock, were held by GCI directors and executive officers and their affiliates. On the record date, approximately 38.6% of the outstanding shares of GCI Class B Common Stock, representing 18.6% of the aggregate voting power of the outstanding shares of Old GCI Common Stock, were held by GCI directors and executive officers and their affiliates. To the knowledge of GCI, Liberty, Liberty LLC and Mr. Duncan, the directors, executive officers, and affiliates of GCI intend to vote their shares of Old GCI Common Stock in favor of the reorganization agreement proposal, the restated GCI Liberty articles proposal, the share issuance proposal, the GCI compensation proposal and the GCI adjournment proposal for the reasons more fully described in "Information About the Transactions—GCI's Purpose and Reasons for the Transactions and Other Proposals; Recommendation of the GCI Board; Fairness of the Transactions." For more information, see "Information About the Transactions—Agreements with Stockholders of Liberty Interactive and Shareholders of GCI—Agreements with Shareholders of GCI."

Quorum

        The holders of a majority of the total outstanding shares of Old GCI Common Stock entitled to vote at the special meeting present in person or represented by proxy constitute a quorum at the special meeting. For purposes of determining a quorum, your shares will be included as represented at the meeting even if your proxy indicates that you abstain from voting. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those shares will not be treated as present for purposes of determining the presence of a quorum.

Required Vote

        The reorganization agreement proposal and the restated GCI Liberty articles proposal require the affirmative votes of the holders of (x) at least a majority of the outstanding aggregate voting power of the outstanding shares of GCI Class A Common Stock and GCI Class B Common Stock, voting together as a single class, (y) at least a majority of the outstanding aggregate voting power of the outstanding shares of GCI Class A Common Stock, voting separately as a single class and (z) at least a majority of the outstanding aggregate voting power of the outstanding shares of GCI Class B Common Stock, voting separately as a single class. The share issuance proposal requires the affirmative vote of at least a majority of the outstanding aggregate voting power of the outstanding shares of GCI Class A Common Stock and GCI Class B Common Stock, voting together as a single class. The GCI compensation proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of GCI Class A Common Stock and GCI Class B Common Stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote thereon, assuming a quorum is present. The GCI adjournment proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of GCI Class A Common Stock and GCI Class B Common Stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote thereon, assuming a quorum is present. If a quorum is not present at the GCI special meeting, the chair of the GCI special meeting may adjourn the GCI special meeting in his sole discretion.

        The approval of the reorganization agreement proposal, the restated GCI Liberty articles proposal and the share issuance proposal are conditions to the completion of the Transactions. The approval of the GCI compensation proposal and the GCI adjournment proposal are not conditions to the completion of the Transactions.

Shares Held in Street Name

        If you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on any proposal to be considered at the GCI special meeting. Accordingly, your broker, bank or other nominee will vote your shares held in "street name" on the applicable proposals only if you provide instructions on how to vote. You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares or when granting or revoking a proxy. Please note that you may not vote shares held in street name by returning a proxy card directly to GCI or by voting in person at the GCI special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or nominee.

        If you are a GCI shareholder and you do not instruct your broker, bank or nominee to vote, your broker, bank or nominee may not vote those shares, and it will have the effect as described below under "—Abstentions and Failures to Vote."

Abstentions and Failures to Vote

        If you are a GCI shareholder and (a) fail to vote, it will have the same effect as a vote against the reorganization agreement proposal, the restated GCI Liberty articles proposal and the share issuance proposal, but it will have no effect on the GCI compensation proposal or the GCI adjournment proposal, assuming, in each case, a quorum is present, or (b) abstain from voting, it will have the same effect as a vote against the reorganization agreement proposal, the restated GCI Liberty articles proposal, the share issuance proposal, the GCI compensation proposal and the GCI adjournment proposal.

        If you do not instruct your broker, bank or nominee how to vote your shares of Old GCI Common Stock, they will have no effect (assuming a quorum is present) on the GCI compensation proposal and the GCI adjournment proposal. However, they will count as a vote "AGAINST" each of the reorganization agreement proposal, the restated GCI Liberty articles proposal and the share issuance proposal.

Voting of Proxies

        A proxy card is enclosed for your use. GCI requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Old GCI Common Stock represented by it will be voted at the GCI special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

        If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares of Old GCI Common Stock will be voted in accordance with the recommendation of the GCI Board with respect to such proposal. As of the date hereof, the management of GCI has no knowledge of any business that will be presented for consideration at the GCI special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Shareholders of GCI. In accordance with the Amended and Restated Bylaws of GCI (the GCI bylaws) and the ACC, business transacted at the GCI special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the GCI special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.

        Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the GCI special meeting in person.

Revocability of Proxies or Voting Instructions

        Even after you have submitted your proxy, you may change your vote by depositing a duly executed proxy bearing a later date. You may also change your vote at the special meeting. In particular, if you are a shareholder of record, you may revoke a previously deposited proxy (a) by an instrument in writing that is received by or at the GCI special meeting prior to the closing of the polls, (b) by an instrument in writing provided to the chair of the GCI special meeting at the GCI special meeting or any adjournment or postponement thereof, (c) by voting in person at the special meeting or (d) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the GCI special meeting in person and so request, although attendance at the GCI special meeting will not by itself revoke a previously granted proxy.

        If your shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote or revoke your proxy.

Solicitation of Proxies

        In accordance with the reorganization agreement, the cost of proxy solicitation for the GCI special meeting will be borne by GCI. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of GCI, without additional remuneration, by personal interview, telephone, facsimile or otherwise. GCI will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. GCI has retained D.F. King to assist in its solicitation of proxies and has agreed to pay them a fee of $7,500 plus reasonable expenses, for these services.

 GCI PROPOSALS

GCI Proposal 1: The Reorganization Agreement Proposal

        GCI is asking the GCI shareholders to approve the adoption of the reorganization agreement and the Transactions. For a detailed discussion of the terms of the reorganization agreement, see "Information About the Transactions—The Reorganization Agreement." As discussed in the section entitled "Information About the Transactions—GCI's Purpose and Reasons for the Transactions and Other Proposals; Recommendation of the GCI Board; Fairness of the Transactions," after careful consideration the GCI Board, upon unanimous recommendation of the Committee, unanimously determined that the reorganization agreement and the Transactions are advisable and in the best interests of GCI and its shareholders, and approved and declared advisable the reorganization agreement and the Transactions.

        Approval of the reorganization agreement proposal is a condition to the completion of the Transactions. If the reorganization agreement proposal is not approved, the Transactions will not occur. For a detailed discussion of the terms and conditions of the Transactions, see "Information About the Transactions."

  Required Vote

        Approval of the reorganization agreement proposal requires the affirmative vote of (i) the holders of at least a majority of the outstanding aggregate voting power of the Old GCI Common Stock voting together as a single class, (ii) the holders of at least a majority of the outstanding voting power of GCI Class A Common Stock voting separately as a single class and (iii) the holders of at least a majority of the outstanding voting power of the GCI Class B Common Stock voting separately as a single class. For purposes of this vote, an abstention or a failure to vote will have the same effect as a vote "AGAINST" the reorganization agreement proposal.

  Vote Recommendation

        The GCI Board unanimously recommends that the GCI shareholders vote "FOR" the reorganization agreement proposal.

GCI Proposal 2: The Restated GCI Liberty Articles Proposal

        GCI is asking the GCI shareholders to approve the adoption of the restated GCI Liberty articles to, among other things, effect the changes described below. The form of restated GCI Liberty articles is set out in full in Annex E to this joint proxy statement/prospectus.

  (a)
  To change the name of GCI to "GCI Liberty, Inc."

  (b)
  To effect the reclassification.    In order to effect the reclassification, the restated GCI Liberty articles will, in part, (i) create a new class of common stock designated as "GCI Liberty Class A-1 Common Stock," no par value, and to authorize GCI to issue up to 100,000,000 shares of this new class and (ii) create a new class of common stock designated as "GCI Liberty Class B-1 Common Stock," no par value, and to authorize GCI to issue up to 10,000,000 shares of this new class. The GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock will have rights and privileges substantially identical to those of the GCI Class A Common Stock and GCI Class B Common Stock, respectively, as in effect prior to the reclassification, except that the GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock will be subject to conversion in connection with the auto conversion.

    Upon the restated GCI Liberty articles becoming effective, (A) each share of GCI Class A Common Stock issued and outstanding immediately prior to the effective date will automatically be reclassified as one share of GCI Liberty Class A-1 Common Stock and (B) each share of GCI Class B Common Stock issued and outstanding immediately prior to the effective date will automatically be reclassified as one share of GCI Liberty Class B-1 Common Stock.

  (c)
  To provide for the terms of the auto conversion.    Upon the filing by GCI with the SEC of a Current Report on Form 8-K, each outstanding share of GCI Liberty Class A-1 Common Stock and each outstanding share of GCI Liberty Class B-1 Common Stock will be converted into (i) 0.63 of a share of GCI Liberty Class A Common Stock and (ii) 0.2 of a share of GCI Liberty Preferred Stock. Fractional shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock will be issued in the auto conversion as applicable to record holders of Reclassified GCI Liberty Common Stock. Such fractional shares will not be listed or traded on NASDAQ, but will entitle the record holder of such fractional share to vote in the same manner as the record holder of a whole share of GCI Liberty Capital Stock but proportional to the fractional interest held by such record holder.

    In the event that the reorganization agreement is terminated after the filing of the restated GCI Liberty articles but prior to the filing of the auto conversion notice, the shares of GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock will not be subject to such automatic conversion, and such shares will not convert at any time other than the conversion, at the option of the holder, of shares of GCI Liberty Class B-1 Common Stock into shares of GCI Liberty Class A-1 Common Stock in accordance with the terms of the restated GCI Liberty articles (as may be amended from time to time).

        Approval of the restated GCI Liberty articles proposal is a condition to the completion of the Transactions. If the restated GCI Liberty articles proposal is not approved, the Transactions will not occur. For a detailed discussion of the terms and conditions of the Transactions, see "Information About the Transactions."

  Required Vote

        Approval of the restated GCI Liberty articles proposal requires the affirmative vote of (i) the holders of at least a majority of the outstanding aggregate voting power of the Old GCI Common Stock voting together as a single class, (ii) the holders of at least a majority of the outstanding voting power of GCI Class A Common Stock voting separately as a single class and (iii) the holders of at least a majority of the outstanding voting power of the GCI Class B Common Stock voting separately as a single class. For purposes of this vote, an abstention or a failure to vote will have the same effect as a vote "AGAINST" the reorganization agreement proposal.

  Vote Recommendation

        The GCI Board unanimously recommends that GCI shareholders vote "FOR" the restated GCI Liberty articles proposal.

GCI Proposal 3: The Share Issuance Proposal

        The NASDAQ rules require shareholder approval of any issuance of the GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock in which the voting power of the shares issued will comprise more than 20% of the voting power of the shares outstanding immediately prior to the issuance. GCI is asking the GCI shareholders to approve the issuance of shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock to Liberty LLC, as described below.

        In exchange for the contributed Ventures assets, as described in the section entitled "Information About the Transactions—The Reorganization Agreement—Assets and Liabilities Subject to the Reattribution and Contribution," GCI Liberty will issue to Liberty LLC a number of shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock equal to the number of shares of LVNTA and LVNTB outstanding on such date, respectively. The number of shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock issued by GCI Liberty to Liberty LLC in exchange for the contributed Ventures assets will result in Liberty Interactive (through Liberty LLC) holding an approximate 74.1% equity interest and 83.2% voting interest in GCI Liberty, based on the number of shares of Liberty Ventures Common Stock outstanding on the Liberty Interactive record date and the number of shares of Old GCI Common Stock outstanding on the GCI record date.

        Approval of the share issuance proposal is a condition to the completion of the Transactions. If the share issuance proposal is not approved, the Transactions will not occur. For a detailed discussion of the terms and conditions of the Transactions, see "Information About the Transactions."

  Required Vote

        Approval of the share issuance proposal requires the affirmative vote of the holders of a majority of the outstanding aggregate voting power of the shares of Old GCI Common Stock voting together as a single class. For purposes of this vote, a failure to vote or an abstention will have the same effect as a vote "AGAINST" the share issuance proposal.

  Vote Recommendation

        The GCI Board unanimously recommends that GCI shareholders vote "FOR" the share issuance proposal.

GCI Proposal 4: The GCI Compensation Proposal

        Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, GCI is required to submit a proposal to its common shareholders for an advisory (nonbinding) vote to approve the compensation that may be paid or become payable to the named executive officers of GCI in connection with the completion of the Transactions, which have been quantified in the tables below and are discussed in more detail in the footnotes to the table and the associated narrative discussion in the section entitled "Information About the Transactions—Interests of Certain Persons of GCI in the Transactions."

  Advisory Vote on Transaction-Related Compensation for GCI Named Executive Officers

        The table below sets forth for each GCI named executive officer estimates of the amounts of compensation that are based on or otherwise relate to the Transactions or that will or may become payable to the named executive officer on a qualifying termination of employment following the Transactions (i.e., on a "double-trigger" basis). GCI shareholders are being asked to approve, on a non-binding, advisory basis, such compensation for these named executive officers. Because the vote to approve such compensation is advisory only, it will not be binding on either GCI or Liberty Interactive. Accordingly, if each of the reorganization agreement proposal, the restated GCI Liberty articles proposal and the share issuance proposal are approved by the GCI shareholders, and the redemption proposal is approved by the Liberty Interactive stockholders, and the Transactions are completed, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the table below and above under "Information About the Transactions—Interests of Certain Persons of GCI in the Transactions."

        The potential payments in the table below are based on the following assumptions:

  •
  the relevant price per share of GCI Class A Common Stock is $35.74, which equals the average closing price of a share of GCI Class A Common Stock over the five business day period following the first public announcement of the Transactions on April 4, 2017 and is the assumed price solely for purposes of this disclosure;

  •
  the named executive officers of GCI are terminated without "cause" or resign for "good reason" on January 1, 2018, which is the anticipated effective date of the employment agreements;

  •
  The new employment agreements with each executive officer contain the terms and conditions described above under "Information About the Transactions—Interests of Certain Persons of GCI in the Transactions", despite the fact that the final terms and conditions of each such employment agreement may change from the terms and conditions presented therein, based on tax structuring considerations and each executive officer's individual circumstances;

  •
  the number of outstanding equity awards held by each named executive officer is based on the number of outstanding equity awards held by the named executive officers as of January 1, 2018 (such numbers do not forecast any grants, any vesting, additional issuances, dividends, or additional forfeitures of equity-based awards following the date of this disclosure other than expected ordinary course time-based vesting between the date hereof and January 1, 2018); and

  •
  the cash payments for each named executive officer is based on their target incentive compensation (both cash and equity) for 2017 and assumes that such amounts remain constant through the term of the named executive officer's employment agreement beginning January 1, 2018 and ending December 31, 2020 (such numbers do not forecast any increases to the target incentive compensation amounts following the date of this disclosure).

        The amounts shown are estimates of amounts that would be payable to the named executive officers based on multiple assumptions that may or may not actually occur, including the assumptions described above. Some of the assumptions are based on information not currently available and, as a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table.

        The following table, footnotes and discussion describe the potential payments and benefits for the named executive officers. Please see "Information About the Transactions—Interests of Certain Persons of GCI in the Transactions" for a narrative description of the specific circumstances that would trigger payments, the timing and form of payments and the material conditions or obligations applicable to the receipt of such payments and benefits.

Golden Parachute Compensation

Named Executive Officer	Cash ($)(a)	Equity ($)(b)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Total ($)
Ronald A. Duncan(c)	—	$3,513,957	—	—	—	$3,513,957
Peter J. Pounds(c)	$2,565,000	$4,493,697	—	—	—	$7,058,697
Martin E. Cary(c)	$2,550,000	$4,294,375	—	—	—	$6,844,375
Gregory F. Chapados(c)	$4,958,250	$6,088,059	—	—	—	$11,046,309
Paul E. Landes(c)	$2,490,000	$3,335,686	—	—	—	$5,825,686

(a)
Amounts presented assume the termination of each named executive officer's employment on January 1, 2018 (the anticipated effective date for the new employment agreements) and consists of the executive officer's total target compensation (including base salary, incentive compensation and non-incentive equity compensation) for the remaining portion of the term of the employment agreement through December 31, 2020; provided, however, that the total amount was reduced by the dollar amount of any non-incentive equity compensation that was included in the total amount of such compensation. Each named executive officer's cash severance is a "double-trigger" benefit contingent upon such named executive officer's termination without cause or resignation with good reason as of the effective date of the new employment agreements.

(b)
For each named executive officer, equity award acceleration is a "double-trigger" benefit such that outstanding, unvested restricted stock awards that are converted into corresponding GCI Liberty awards upon the effective time will vest in full upon such named executive officer's termination without cause or resignation with good reason. Amounts presented assume the termination of each named executive officer's employment on January 1, 2018 (the anticipated effective date for the new employment agreements).

(c)
Under the General Communication, Inc. Amended and Restated 1986 Stock Option Plan (the GCI Stock Option Plan), if the employment of any participant (including executive officers) is involuntarily terminated without cause or terminated by such participant for good reason, within 12 months following a change of control, or if such participant dies or becomes disabled, then their unvested equity awards will vest. The Transactions are considered a change of control under the GCI Stock Option Plan.

The following table presents the amount of equity each named executive officer would receive pursuant to the terms and conditions of the GCI Stock Option Plan, assuming for purpose of this disclosure only that the effective time of the Transactions occurred on December 20, 2017 and the termination of each named executive officer occurred immediately thereafter:

Named Executive Officer	Equity ($)(i)
Ronald A. Duncan	$3,513,957
Peter J. Pounds	$4,493,697
Martin E. Cary	$4,294,375
Gregory F. Chapados	$6,088,059
Paul E. Landes	$3,335,686

(i)
For each named executive officer, equity award acceleration under the GCI Stock Option Plan is a "double-trigger" benefit such that outstanding, unvested restricted stock awards that are converted into corresponding GCI Liberty awards upon the effective time will vest in full if the employment of any participant (including executive officers) is involuntarily terminated without cause or terminated by such participant for good reason, within 12 months following a change of control, or if such participant dies or becomes disabled. The Transactions are considered a change of control under the GCI Stock Option Plan.

  Required Vote

        The vote on the GCI compensation proposal is a vote separate and apart from the vote on the reorganization agreement proposal, the restated GCI Liberty articles proposal and the share issuance proposal. Accordingly, GCI shareholders may vote to approve the reorganization agreement proposal, the restated GCI Liberty articles proposal and the share issuance proposal and vote not to approve the GCI compensation proposal and vice versa. Because the vote on the GCI compensation proposal is advisory only, it will not be binding on GCI or Liberty Interactive. Accordingly, if the reorganization agreement proposal, the restated GCI Liberty articles proposal and the share issuance proposal are approved and adopted and the Transactions are completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the GCI compensation proposal.

        Approval of the GCI compensation proposal requires the affirmative vote of the holders of a majority of the outstanding aggregate voting power of the shares of Old GCI Common Stock voting together as a single class, present in person or represented by proxy at the GCI special meeting and entitled to vote thereon, assuming a quorum is present. For purposes of this vote, a failure to vote will have no effect on the GCI compensation proposal (assuming a quorum is present) and an abstention will have the same effect as a vote "AGAINST" the GCI compensation proposal.

  Vote Recommendation

        The GCI Board unanimously recommends that the GCI shareholders approve the following resolution:

        "Resolved, that the compensation that may be paid or become payable to the named executive officers of General Communication, Inc. in connection with the Transactions, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled "GCI Proposals—GCI Proposal 4: The GCI Compensation Proposal" including the footnotes to the table and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, is hereby APPROVED."

        The GCI Board unanimously recommends that GCI shareholders vote "FOR" the GCI compensation proposal.

GCI Proposal 5: The GCI Adjournment Proposal

        GCI is asking the GCI shareholders to authorize the adjournment of the special meeting by GCI to permit further solicitation of proxies, if necessary or appropriate, if sufficient votes are not represented at the GCI special meeting to approve the reorganization agreement proposal, the restated GCI Liberty articles proposal or the share issuance proposal. If a quorum is not present at the GCI special meeting, however, the chair of the GCI special meeting may adjourn the GCI special meeting in his or her sole discretion. If the special meeting is adjourned, no notice of the time or place of the reconvened meeting will be given to our shareholders other than an announcement made at the special meeting. At the adjourned meeting any business may be transacted that might have been transacted at the original meeting. If after the adjournment a new record date for shareholders entitled to vote is fixed for the adjourned meeting, the GCI Board shall fix a new record date for notice of such adjourned meeting in accordance with Alaska law, and shall give notice of the adjourned meeting to each shareholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

  Required Vote

        Approval of the GCI adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding aggregate voting power of the shares of Old GCI Common Stock voting together as a single class, present in person or represented by proxy at the GCI special meeting and entitled to vote thereon, assuming a quorum is present. For purposes of this vote, a failure to vote will have no effect on the GCI adjournment proposal (assuming a quorum is present) and an abstention will have the same effect as a vote "AGAINST" the GCI adjournment proposal. If a quorum is not present at the GCI special meeting, the chair of the GCI special meeting may adjourn the GCI special meeting in his or her sole discretion.

  Vote Recommendation

        The GCI Board unanimously recommends that GCI shareholders vote "FOR" the GCI adjournment proposal.

 THE LIBERTY INTERACTIVE SPECIAL MEETING

Time, Place and Date

        The Liberty Interactive special meeting will be held at 8:00 a.m., local time, on February 2, 2018, at the corporate offices of Liberty Interactive, 12300 Liberty Boulevard, Englewood, Colorado 80112, telephone (720) 875-5300.

Purpose of the Liberty Interactive Special Meeting

        At the Liberty Interactive special meeting, Liberty Ventures stockholders will be asked to consider and vote on (i) the redemption proposal, which would allow Liberty Interactive to redeem all of the outstanding shares of Liberty Ventures Common Stock for the shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock held by Liberty LLC following the contribution, and (ii) the Liberty Interactive adjournment proposal. Please see "Information About the Transactions—Exchange of Shares of Liberty Ventures Common Stock, Old GCI Common Stock and Reclassified GCI Liberty Common Stock" and "Liberty Interactive Proposals—Liberty Interactive Proposal 2: Liberty Interactive Adjournment Proposal" for more information regarding the proposals.

Quorum

        In order to conduct the business of the Liberty Interactive special meeting, a quorum must be present. This means that holders of a majority in total voting power of the outstanding shares of LVNTA and LVNTB entitled to vote at the Liberty Interactive special meeting must be present in person or represented by proxy at the Liberty Interactive special meeting. For purposes of determining a quorum, shares will be included as represented at the meeting even if the proxy with respect to such shares indicates that the holder of such shares abstains from voting. Because applicable NYSE and NASDAQ rules do not permit discretionary voting by brokers with respect to any of the proposals to be acted upon at the Liberty Interactive special meeting, your shares of Liberty Ventures Common Stock will not count as present and entitled to vote for purposes of determining a quorum, unless you instruct your bank or broker on how to vote your shares. This may make it more difficult to establish a quorum at the Liberty Interactive special meeting. If a quorum is not present at the Liberty Interactive special meeting, Liberty Interactive expects the chairman of the meeting to adjourn the meeting in accordance with the terms of the Liberty Interactive bylaws for the purpose of soliciting additional proxies.

Who May Vote

        Holders of shares of LVNTA and LVNTB, as recorded in Liberty Interactive's stock register as of 5:00 p.m., New York City time, on December 4, 2017, the record date for the Liberty Interactive special meeting, may vote together, as a separate class, on the redemption proposal and the Liberty Interactive adjournment proposal at the Liberty Interactive special meeting or at any adjournment or postponement thereof.

        Holders of QVCA or QVCB are not entitled to vote at the Liberty Interactive special meeting. Pursuant to Article IV, Section A.2(f)(i) of the Liberty Interactive charter, only the holders of LVNTA and LVNTB are entitled to vote at the Liberty Interactive special meeting, and no additional vote of holders of QVCA and QVCB is required by the DGCL. The reattribution of certain assets and liabilities from the Ventures Group to the QVC Group following the execution of the reorganization agreement but prior to the completion of the Transactions has no impact on which tracking stock group holders are entitled to vote. No assets or liabilities of the QVC Group are being contributed to GCI Liberty in connection with the Transaction, and the Liberty Interactive Board is vested with the discretion to reattribute assets and liabilities that are attributed to one tracking stock group to another tracking stock group without the approval of any of its stockholders.

Votes Required

        Each of the redemption proposal and the Liberty Interactive adjournment proposal requires the approval of a majority of the aggregate voting power of the shares of Liberty Ventures Common Stock that are present in person or by proxy and entitled to vote at the Liberty Interactive special meeting, voting together as a separate class.

        As of the Liberty Interactive record date, Liberty Interactive's directors and executive officers beneficially owned approximately 37.1% of the total voting power of the outstanding shares of Liberty Ventures Common Stock. Liberty Interactive has been informed that all of its directors and executive officers (including Mr. Malone, who is subject to the Malone voting agreement) intend to vote "FOR" each of the redemption proposal and the Liberty Interactive adjournment proposal.

Votes You Have

        At the Liberty Interactive special meeting, holders of shares of LVNTA will have one vote per share, and holders of shares of LVNTB will have ten votes per share, in each case, that Liberty Interactive's records show are owned as of the Liberty Interactive record date.

Shares Outstanding

        As of December 4, 2017, the record date for the Liberty Interactive special meeting, an aggregate of 81,354,748 shares of LVNTA and 4,245,314 shares of LVNTB were issued and outstanding and entitled to vote at the Liberty Interactive special meeting.

Number of Holders

        As of December 4, 2017, the record date for the Liberty Interactive special meeting, there were 1,198 and 60 record holders of LVNTA and LVNTB, respectively (which amounts do not include the number of stockholders whose share are hold of record by banks, brokers or other nominees, but include each such institution as one holder).

Voting Procedures for Record Holders

        Holders of record of shares of Liberty Ventures Common Stock as of the Liberty Interactive record date for the Liberty Interactive special meeting may vote in person at the Liberty Interactive special meeting. Alternatively, they may give a proxy by completing, signing, dating and returning the enclosed proxy card by mail, or by voting by telephone or through the Internet. Instructions for voting by telephone or the Internet are printed on the proxy voting instructions attached to the proxy card. In order to vote through the Internet, holders should have their proxy cards available so they can input the required information from the card, and log onto the Internet website address shown on the proxy card. When holders log onto the Internet website address, they will receive instructions on how to vote their shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting stockholder separately. Unless subsequently revoked, shares of Liberty Ventures Common Stock represented by a proxy submitted as described herein and received at or before the Liberty Interactive special meeting will be voted in accordance with the instructions on the proxy.

        YOUR VOTE IS IMPORTANT.    It is recommended that you vote by proxy even if you plan to attend the Liberty Interactive special meeting. You may change your vote at the Liberty Interactive special meeting.

        If you submit a proxy but do not indicate how you want to vote, your proxy will be counted as a vote "FOR" the approval of each of the redemption proposal and the Liberty Interactive adjournment proposal.

        If you submit a proxy in which you indicate that you abstain from voting, your shares will count as present for purposes of determining a quorum, but your proxy will have the same effect as a vote "AGAINST" each of the redemption proposal and the Liberty Interactive adjournment proposal.

        If you do not submit a proxy or you do not vote in person at the Liberty Interactive special meeting, your shares will not be counted as present and entitled to vote for purposes of determining a quorum. Your failure to vote will have no effect on determining whether either of the redemption proposal or the Liberty Interactive adjournment proposal is approved (assuming a quorum is present), as those votes are based on the voting power of the shares of Liberty Ventures Common Stock present and entitled to vote at the Liberty Interactive special meeting.

Voting Procedures for Shares Held in Street Name

        If you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on any proposal to be considered at the Liberty Interactive special meeting. Accordingly, your broker, bank or other nominee will vote your shares held in "street name" on the applicable proposals only if you provide instructions on how to vote. You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares or when granting or revoking a proxy. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on the applicable proposals, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld with respect to the applicable proposals, these shares will not count as present and entitled to vote at the applicable special meeting and will not count for purposes of determining a quorum at the applicable special meeting. Please note that you may not vote shares held in street name by returning a proxy card directly to Liberty Interactive or by voting in person at the Liberty Interactive special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or nominee.

        If you do not instruct your bank or broker how to vote your shares of Liberty Ventures Common Stock, they will have no effect (assuming a quorum is present) on the redemption proposal or the Liberty Interactive adjournment proposal.

Revoking a Proxy

        You may change your vote by voting in person at the Liberty Interactive special meeting or, before the start of the Liberty Interactive special meeting, by delivering a signed proxy revocation or a new, signed proxy with a later date to Liberty Interactive Corporation, c/o Proxy Services, c/o Computershare Investor Services, P.O. Box 505008, Louisville, Kentucky 40233-9814. Any proxy revocation or new proxy must be received before the start of the Liberty Interactive special meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 1:00 a.m., Central time, on February 2, 2018.

        Your attendance at the Liberty Interactive special meeting will not, by itself, revoke your proxy.

        If your shares are held in an account by a broker, bank or other nominee who you previously contacted with voting instructions, you should contact your broker, bank or other nominee to change your vote.

Solicitation of Proxies

        The accompanying proxy for the Liberty Interactive special meeting is being solicited on behalf of the Liberty Interactive Board. In addition to this mailing, Liberty Interactive's employees may solicit proxies personally or by telephone. Liberty Interactive pays the cost of soliciting these proxies. Liberty Interactive also reimburses brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions. Liberty Interactive has also retained D.F. King to assist in the solicitation of proxies at a cost of $7,500, plus reasonable out of pocket expenses.

        If you have any further questions about voting or attending the Liberty Interactive special meeting, please contact Liberty Interactive Investor Relations at (877) 772-1518 or its proxy solicitor, D.F. King, at (212) 269-5550 (brokers and banks only) or (800) 820-2415 (toll free).

 LIBERTY INTERACTIVE PROPOSALS

Liberty Interactive Proposal 1: The Redemption Proposal

        Liberty Interactive is asking the Liberty Ventures stockholders to approve the redemption of each share of LVNTA and LVNTB in exchange for one share of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock, respectively, following the acquisition of such shares by Liberty LLC in connection with the contribution. For a detailed discussion of the redemption and the split-off, see "Information About The Transactions—The Reorganization Agreement—Structure of the Transactions."

        As discussed in the section entitled "Information About The Transactions—Liberty Interactive's Purpose and Reasons for the Transactions; Recommendations of the Liberty Interactive Board," after careful consideration the Liberty Interactive Board unanimously determined that the reorganization agreement and the Transactions, including the contribution and the split-off, are advisable and in the best interests of Liberty Interactive and its stockholders, and approved and declared advisable the reorganization agreement and the Transactions, including the contribution and the split-off.

        Approval of the redemption proposal is a condition to the closing of the Transactions. If the redemption proposal is not approved, the Transactions will not occur. For a detailed discussion of the terms and conditions of the Transactions, see "Information About The Transactions—The Reorganization Agreement—Conditions to the Completion of the Transactions."

  Required Vote

        Approval of the redemption proposal requires the affirmative vote of a majority of the aggregate voting power of the shares of LVNTA and LVNTB that are present in person or by proxy and entitled to vote at the Liberty Interactive special meeting, voting together as a separate class. For purposes of this vote, a failure to vote will have no effect on the outcome of the redemption proposal (assuming a quorum is present) and an abstention will have the same effect as a vote "AGAINST" the redemption proposal.

  Vote Recommendation

        The Liberty Interactive Board unanimously recommends that the Liberty Ventures stockholders vote "FOR" the redemption proposal.

Liberty Interactive Proposal 2: The Liberty Interactive Adjournment Proposal

        Liberty Interactive is asking the Liberty Ventures stockholders to authorize the adjournment of the Liberty Interactive special meeting by Liberty Interactive to permit further solicitation of proxies, if necessary or appropriate, if sufficient votes are not represented at the Liberty Interactive special meeting to approve the redemption proposal. If the Liberty Interactive special meeting is adjourned, and the adjournment is for a period of 30 days or less, no notice of the time or place of the reconvened meeting will be given to holders of Liberty Ventures Common Stock other than an announcement made at the Liberty Interactive special meeting. At the adjourned meeting any business may be transacted that might have been transacted at the original meeting. If the adjournment is for more than 30 days, however, a notice of the adjourned meeting shall be given to each holder of record of Liberty Ventures Common Stock entitled to vote at the original meeting. If after the adjournment a new record date is fixed for the adjourned meeting, the Liberty Interactive Board shall fix a new record date for notice of such adjourned meeting in accordance with Delaware law, and shall give notice of the adjourned meeting to each holder of record of Liberty Ventures Common Stock entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

        Approval of the Liberty Interactive adjournment proposal is not a condition to the closing of the Transactions.

  Required Vote

        Approval of the Liberty Interactive adjournment proposal requires the affirmative vote of a majority of the aggregate voting power of the shares of LVNTA and LVNTB that are present in person or by proxy and entitled to vote at the Liberty Interactive special meeting, voting together as a separate class. For purposes of this vote, a failure to vote will have no effect on the outcome of the Liberty Interactive adjournment proposal (assuming a quorum is present) and an abstention will have the same effect as a vote "AGAINST" the Liberty Interactive adjournment proposal.

  Vote Recommendation

        The Liberty Interactive Board unanimously recommends that Liberty Ventures stockholders vote "FOR" the Liberty Interactive adjournment proposal.

DESCRIPTION OF RECLASSIFIED GCI LIBERTY COMMON STOCK AND GCI LIBERTY CAPITAL STOCK

        The following is a summary of the Reclassified GCI Liberty Common Stock and the GCI Liberty Capital Stock and certain provisions of the restated GCI Liberty articles and GCI Liberty bylaws (as defined below), as such documents will be in effect upon the completion of the Transactions. The following summary of the terms of the GCI Liberty Capital Stock is not complete and is qualified in its entirety by reference to the restated GCI Liberty articles and the Amended and Restated Bylaws of GCI Liberty (the GCI Liberty bylaws). The restated GCI Liberty articles are attached hereto as Annex E and the GCI Liberty bylaws are filed as an exhibit to the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and each are incorporated by reference herein. You should read these documents for complete information on the Reclassified GCI Liberty Common Stock and the GCI Liberty Capital Stock. For a description of the Old GCI Common Stock, see "Rights of Holders of Old GCI Common Stock" in the table included under "Comparison of Shareholders' Rights."

Shares Authorized

        GCI Liberty is authorized to issue 1,720,000,000 shares of capital stock consisting of (i) 100,000,000 shares of GCI Liberty Class A-1 Common Stock, (ii) 10,000,000 shares of GCI Liberty Class B-1 Common Stock, (iii) 500,000,000 shares of Class A Common Stock, (iv) 20,000,000 shares of Class B Common Stock, (v) 1,040,000,000 shares of Class C Common Stock, and (vi) 50,000,000 shares of Preferred Stock, of which (A) 7,500,000 shares are designated Series A Cumulative Redeemable Preferred Stock, and (B) 42,500,000 shares are undesignated as to series.

Reclassification

        At the effective time of the reclassification, (i) each share of Class A Common Stock of GCI issued and outstanding immediately prior to the effective time of the reclassification will be reclassified as one share of the GCI Liberty Class A-1 Common Stock, and (ii) each share of Class B Common Stock of GCI issued and outstanding immediately prior to the effective time of the reclassification will be reclassified as one share of GCI Liberty Class B-1 Common Stock.

GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock

        Other than the conversion rights described under "—Mandatory Conversion Time" below, the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the GCI Liberty Class A-1 Common Stock and the GCI Liberty Class B-1 Common Stock substantively mirror those of the GCI Class A Common Stock and GCI Class B Common Stock, respectively, which are described under "Rights of Holders of Old GCI Common Stock" in the table included under "Comparison of Shareholders' Rights" below.

Mandatory Conversion Time

        Prior to the effective time of the auto conversion (the Mandatory Conversion Time), but following the effective time of the reclassification, shares of GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock will be the only issued and outstanding shares of capital stock of GCI.

        Upon the Mandatory Conversion Time, each outstanding share of GCI Liberty Class A-1 Common Stock and each outstanding share of GCI Liberty Class B-1 Common Stock will be converted automatically into (i) 0.63 of a share of GCI Liberty Class A Common Stock, and (ii) 0.20 of a share of GCI Liberty Preferred Stock (in each case, subject to adjustment pursuant to the reorganization agreement). Shares of GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock

will also be issued to Liberty Interactive in connection with the contribution, and such shares will be distributed to the holders of shares of Liberty Ventures Common Stock in connection with the split-off, in each case, in accordance with the terms of the reorganization agreement.

        No shares of GCI Liberty Class C Common Stock will be issued and outstanding immediately following the consummation of the Transactions.

        The Mandatory Conversion Time is the time and date specified in the accession notice for the Current Report on Form 8-K filed by GCI Liberty with the SEC containing a notice from GCI Liberty that the contribution will occur on the next business day.

        If the reorganization agreement is terminated prior to the Mandatory Conversion Time, then the shares of GCI Liberty Class A-1 Common Stock and the GCI Liberty Class B-1 Common Stock will cease to be subject to any mandatory conversion provisions and will remain outstanding.

GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, and GCI Liberty Class C Common Stock

  Voting Rights

        Holders of shares of GCI Liberty Class A Common Stock are entitled to one vote for each share of such stock held and holders of shares of GCI Liberty Class B Common Stock are entitled to ten votes for each share of such stock held on all matters submitted to a vote of shareholders. Holders of shares of GCI Liberty Class C Common Stock are not entitled to any voting powers, except as otherwise required by Alaska law. When so required, holders of shares of GCI Liberty Class C Common Stock will be entitled to 1/100th of a vote for each share of such stock held.

        Holders of shares of GCI Liberty Preferred Stock are entitled to one-third of a vote per share for each share of such stock held, subject to adjustment in accordance with the restated GCI Liberty articles.

        Following the Mandatory Conversion Time, except as otherwise required by Alaska law, the restated GCI Liberty articles, or the terms of any series of Preferred Stock, the holders of shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, and each series of Preferred Stock that is designated as a voting security (which includes the GCI Liberty Preferred Stock) will vote as one class with respect to the election of directors and with respect to all other matters to be voted on by the shareholders.

  Conversion Rights

        Each share of GCI Liberty Class B Common Stock is convertible, at the option of the holder, into one share of GCI Liberty Class A Common Stock. GCI Liberty Class A Common Stock, GCI Liberty Class C Common Stock, and GCI Liberty Preferred Stock are not convertible at the option of the holder.

  Dividends and Share Distributions

        Whenever a dividend, other than a dividend that constitutes a Share Distribution (as defined below), is paid to the holders of shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, or GCI Liberty Class C Common Stock then outstanding, GCI Liberty is required to also pay to the holders of shares of each other class of common stock of GCI Liberty then outstanding an equal dividend per share.

        If at any time a Share Distribution is to be made with respect to GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, or GCI Liberty Class C Common Stock, such Share Distribution may be declared and paid only as follows:

  •
  a Share Distribution (i) consisting of shares of GCI Liberty Class C Common Stock (or Class C convertible securities) may be declared and paid to holders of shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, and GCI Liberty Class C Common Stock, on an equal per share basis, or (ii) consisting of (A) shares of GCI Liberty Class A Common Stock (or Class A convertible securities) may be declared and paid to holders of shares of GCI Liberty Class A Common Stock, on an equal per share basis, (B) shares of GCI Liberty Class B Common Stock (or Class B convertible securities) may be declared and paid to holders of shares of GCI Liberty Class B Common Stock, on an equal per share basis, and (C) shares of GCI Liberty Class C Common Stock (or Class C convertible securities) may be declared and paid to holders of shares of GCI Liberty Class C Common Stock, on an equal per share basis; or

  •
  a Share Distribution consisting of any class or series of securities of GCI Liberty or any other person, other than GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock or GCI Liberty Class C Common Stock (or applicable convertible securities), may be declared and paid on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, and GCI Liberty Class C Common Stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of shares of each such class of GCI Liberty Common Stock or (iii) a separate class or series of securities to the holders of shares of one or more classes of GCI Liberty Common Stock and, on an equal per share basis, a different class or series of securities to the holders of shares of all other classes of GCI Liberty Common Stock, subject to certain limitations retaining the relative voting power of the GCI Liberty Class B Common Stock as set forth in the restated GCI Liberty articles.

        For purposes of the restated GCI Liberty articles, a "Share Distribution" means a dividend or distribution (including a distribution made in connection with any stock-split, reclassification, recapitalization, dissolution, winding up or full or partial liquidation of GCI Liberty) payable in shares of any class or series of capital stock, convertible securities or other securities of GCI Liberty or any other person.

        All decisions regarding the payment of dividends and share distributions on the shares of GCI Liberty Common Stock by GCI Liberty will be made by the GCI Liberty Board, from time to time, in accordance with applicable law after taking into account various factors, including financial condition, operating results, current and anticipated cash needs, plans for expansion and possible loan covenants which may restrict or prohibit payment of dividends.

  Reclassification

        GCI Liberty may not reclassify, subdivide, or combine the GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, or GCI Liberty Class C Common Stock then outstanding without reclassifying, subdividing, or combining each other such class of GCI Liberty Capital Stock then outstanding, on an equal per share basis.

  Liquidation and Dissolution

        In the event of a liquidation, dissolution or winding up of GCI Liberty, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of GCI Liberty and subject to the payment in full of the preferential or other amounts to which any series of Preferred Stock are entitled, the holders of shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, and GCI Liberty Class C Common Stock will share equally, on a share for share basis, in the assets of GCI Liberty remaining for distribution to the holders of shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, and GCI Liberty Class C Common Stock.

  Preemptive Rights

        The holders of shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, and GCI Liberty Class C Common Stock will not have any preemptive rights to subscribe for or purchase any capital stock or other securities which may be issued by GCI Liberty.

Blank Check Preferred Stock

        The GCI Liberty Board is authorized to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of the series, including:

  •
  the designation of the series;

  •
  the number of authorized shares of the series, which number the GCI Liberty Board may subsequently increase or decrease, but not below the number of such shares of such series then outstanding;

  •
  the dividend rate or amounts, if any, payable on the shares and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series will be cumulative, and the relative preferences or rights of priority or participation with respect to such dividends;

  •
  the rights of the series in the event of voluntary or involuntary liquidation, dissolution or winding up and the relative preferences or rights of priority of payment;

  •
  the rights, if any, of holders of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of the GCI Liberty Board;

  •
  the voting rights, if any, of the holders of the series, including whether such series will be a voting security and, if so designated, the terms and conditions on which the holders of such series may vote together with the holders of any other class or series of capital stock;

  •
  the terms and conditions, if any, for GCI Liberty to purchase or redeem the shares of the series; and

  •
  any other relative rights, powers. preferences and limitations of the series.

GCI Liberty Preferred Stock

  Voting Rights

        The shares of GCI Liberty Preferred Stock are designated as a voting security for purposes of the restated GCI Liberty articles.

        Each record holder of shares of GCI Liberty Preferred Stock is entitled to one-third a vote per share held by such holder, subject to adjustment (to the nearest tenth of a vote per share) in accordance with the restated GCI Liberty articles in the event of any stock split, stock dividend or other distribution, reclassification, recapitalization or similar event affecting the GCI Liberty Common Stock and the aggregate number of votes that may be cast by the holders of shares of the GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock, voting together as a separate class or series, such that the voting power of the GCI Liberty Preferred Stock immediately following the adjustment event is substantially equivalent to the voting power of the GCI Liberty Preferred Stock immediately prior to the adjustment event.

        The holders of shares of GCI Liberty Preferred Stock are entitled to vote together as a class generally with the holders of shares of the GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock on all matters submitted to a vote of the holders of the GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock (together with the holders of shares of any class or series of Senior Stock, Parity Stock or Junior Stock (as each such term is defined in the restated GCI Liberty articles) then entitled to vote together as a class with the holders of shares of the GCI Liberty Class A Common Stock and GCI Liberty Class B Common Stock), except as required by the restated GCI Liberty articles or by applicable law.

  Dividends

        The holders of shares of GCI Liberty Preferred Stock are entitled to receive, when and as declared by the GCI Liberty Board, out of legally available funds, preferential dividends that accrue and cumulate as provided in the restated GCI Liberty articles.

        Dividends on each share of GCI Liberty Preferred Stock accrue on a daily basis at an initial rate of 5.00% per annum of the liquidation price (with such amount increasing to 7.00% per annum of the liquidation price from and after the first day after the first dividend payment date following the effective date of the reincorporation merger pursuant to which GCI Liberty would merge with and into its wholly owned subsidiary, a Delaware corporation, to effect the reincorporation of GCI Liberty from Alaska to Delaware).

        Accrued dividends are payable quarterly on each dividend payment date, which is January 15, April 15, July 15, and October 15 of each year, commencing on the first such date following the Mandatory Conversion Time.

        If GCI Liberty fails to pay cash dividends on the GCI Liberty Preferred Stock in full for any four consecutive or non-consecutive dividend periods then the dividend rate shall increase by 2.00% per annum of the liquidation price until cured.

        Once the GCI Liberty Preferred Stock becomes initially eligible to be publicly traded, if at any time or from time to time the GCI Liberty Preferred Stock fails to be publicly traded for 90 consecutive days or longer, then the dividend rate shall increase by 2.00% per annum of the liquidation price until cured.

        To the extent the dividend amount due to the GCI Liberty Preferred Stock is not paid in full on a dividend payment date for any reason, all dividends (whether or not declared) that have accrued on a share of GCI Liberty Preferred Stock during the dividend period ending on such dividend payment date and which are unpaid will be added to the liquidation price of such share and remain until paid.

        Subject to certain exceptions, so long as any shares of GCI Liberty Preferred Stock shall be outstanding, GCI Liberty may not declare or pay any dividend or make any distribution whatsoever with respect to, or purchase, redeem, or otherwise acquire, any Junior Stock or any Parity Stock, unless and until (i) all dividends to which the holders of shares of GCI Liberty Preferred Stock are entitled for all current and all previous dividend periods have been paid (or appropriately set aside), and (ii) GCI Liberty shall have paid in full (or appropriately set aside), all redemption payments with respect to the GCI Liberty Preferred Stock that GCI Liberty is then obligated to pay.

  Distributions Upon Liquidation, Dissolution or Winding Up

        Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of GCI Liberty, whether voluntary or involuntary, the holders of shares of the GCI Liberty Preferred Stock are entitled to receive, before any payment or distribution shall be made to the holders of shares of any Junior Stock, an amount in property or cash, as determined by the GCI Liberty Board in good faith, or a combination thereof, per share, equal to the liquidation price plus all unpaid dividends (whether or not declared) accrued through the date of distribution of amounts payable to holders of shares of GCI Liberty Preferred Stock in connection with such liquidation, dissolution or winding up of GCI Liberty since the immediately preceding dividend payment date (or, if such date of distribution occurs prior to the first dividend payment date, since the Mandatory Conversion Time), which payment shall be made pari passu with any such payment made to the holders of shares of any Parity Stock.

        The liquidation price of each share of GCI Liberty Preferred Stock is the sum of (i) $25, plus (ii) an amount equal to all unpaid dividends (whether or not declared) accrued with respect to such share which pursuant to the terms of the restated GCI Liberty articles has been added to and then remain part of the liquidation price as of such date.

        The shares of GCI Liberty Preferred Stock are not participating.

  Mandatory Redemption

        GCI Liberty is required to redeem all outstanding shares of GCI Liberty Preferred Stock out of funds legally available, at the liquidation price plus all unpaid dividends (whether or not declared) accrued from the most recent dividend payment date through the redemption date, on the first business day following the twenty-first anniversary of the Mandatory Conversion Time.

        The restated GCI Liberty articles provide certain mechanisms for partial redemption and place certain restrictions on GCI Liberty in the event GCI Liberty does not have funds legally available to satisfy its redemption obligations.

  Protective Provisions

        In addition to any vote required by the restated GCI Liberty articles or applicable law, for so long as any of the shares of GCI Liberty Preferred Stock remain outstanding, GCI Liberty may not take the following actions without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of GCI Liberty Preferred Stock, consenting or voting separately as a series:

  •
  amend, alter or repeal the terms of the GCI Liberty Preferred Stock, whether by merger, share exchange, consolidation or otherwise, in a manner that adversely affects the powers, preferences or rights of the GCI Liberty Preferred Stock, unless each share of GCI Liberty Preferred Stock (i) will remain outstanding without material and adverse change to the powers or rights of the GCI Liberty Preferred Stock or (ii) will be converted or exchanged for preferred stock of the surviving entity having powers, preferences and rights substantially identical to that of a share of GCI Liberty Preferred Stock (with limited exceptions); or

  •
  authorize, create or issue, or increase the authorized or issued amount of, any class of Senior Stock or reclassify any of the authorized capital stock of GCI Liberty into such shares of Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of Senior Stock.

        In any merger or consolidation that provides for the payment of only cash to the holders of shares of GCI Liberty Preferred Stock, each holder of shares of GCI Liberty Preferred Stock is entitled to receive an amount equal to the liquidation price of the shares of GCI Liberty Preferred Stock held by such holder, plus an amount equal to the accrued and unpaid dividends (whether or not declared) on such shares since the immediately preceding dividend payment date.

  Preemptive Rights

        The holders of shares of GCI Liberty Preferred Stock do not have any preemptive right to subscribe for or purchase any capital stock or other securities which may be issued by GCI Liberty.

  Waiver

        Any provision of the restated GCI Liberty articles and any right of the holders of shares of GCI Liberty Preferred Stock may be waived as to all shares of GCI Liberty Preferred Stock (and the holders thereof) upon the written consent of the GCI Liberty Board (or any authorized committee thereof) and the holders of a majority of the shares of GCI Liberty Preferred Stock then outstanding.

Shareholder Action by Written Consent

        The restated GCI Liberty articles prohibit shareholder action by written consent, except that the holders of shares of any series of Preferred Stock may take action by written consent to the extent provided by its terms.

Board of Directors

        Prior to the Mandatory Conversion Time, the GCI Liberty Board will be classified; divided into three classes, with each class consisting, as nearly as possible, of one-third of the whole number of the GCI Liberty Board.

        From the Mandatory Conversion Time until the election of directors at the first meeting of shareholders following the Mandatory Conversion Time, the GCI Liberty Board will not be classified.

        Commencing with the election of directors at the first annual meeting of shareholders following the Mandatory Conversion Time, the GCI Liberty Board will again be classified; divided into three classes, with each class consisting, as nearly as possible, of a number of directors equal to one-third of the number of members of the GCI Liberty Board.

Limitation on Liability and Indemnification

        To the fullest extent permitted by the ACC, the GCI Liberty directors are not liable to GCI Liberty or any of its shareholders for monetary damages for breaches of fiduciary duties as a director.

        In addition, GCI Liberty will indemnify, subject to the requirements of, and to the fullest extent permitted by, applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he, or, to the fullest extent permitted by law, a person for whom he is the legal representative, is or was a director or officer of GCI Liberty or is or was serving at the request of GCI Liberty as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) incurred by such person.

        Subject to the requirements of the ACC, GCI Liberty will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the GCI Liberty Board.

        Subject to the requirements of the ACC, GCI Liberty will pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

Special Meetings of Shareholders

        Prior to the Mandatory Conversion Time, subject to the rights of any Preferred Stock and except as otherwise provided by law, special meetings of shareholders will only be called by the Secretary (i) at the request of the President or the Chairperson, (ii) at the request of a majority of the members of the

GCI Liberty Board then in office, or (ii) upon the written request of the holders of at least 10% of the total voting power of the then outstanding voting securities entitled to vote thereon.

        Following the Mandatory Conversion Time, subject to the rights of any Preferred Stock and except as otherwise provided by law, special meetings of shareholders will only be called by the Secretary (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the then outstanding voting securities entitled to vote thereon, or (ii) at the request of at least 75% of the member of the GCI Liberty Board then in office.

Advance Notice Provisions

        The GCI Liberty bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before a meeting of shareholders.

        All nominations by shareholders or other business to be properly brought before a meeting of shareholders will be made pursuant to timely notice in proper written form to the Secretary. To be timely, a shareholder's notice will be given to the Secretary at GCI Liberty's principal executive offices as follows:

  •
  with respect to an annual meeting of shareholders to be held on a day which is not more than 30 days in advance of the anniversary of the previous year's annual meeting of shareholders or not later than 70 days after the anniversary of the previous year's annual meeting of shareholders, such notice must be given not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, in advance of the anniversary of the previous year's annual meeting of shareholders;

  •
  with respect to any other annual meeting of shareholders, such notice must be given not later than the close of business on the tenth day following the date of public disclosure of the date of such meeting; and

  •
  with respect to a special meeting of shareholders for the purpose of electing one or more directors, such notice must be given not earlier than the close of business on the 120th day prior to such special meeting and not after the later of the close of business on the 90th day prior to such special meeting or the tenth day following the date of public disclosure of the date of the special meeting and of the nominees proposed by the GCI Liberty Board to be elected at such meeting.

        The public announcement of an adjournment or postponement of a meeting of shareholders does not commence a new time period (or extend any time period) for the giving of any such shareholder notice.

Bylaw Amendments

        Prior to the Mandatory Conversion Time, the GCI Liberty bylaws may only be amended by the affirmative vote of a majority of the members of the GCI Liberty Board then in office.

        Following the Mandatory Conversion Time, the shareholders and the GCI Liberty Board are each authorized to amend the GCI Liberty bylaws. In the case of the GCI Liberty Board, following the Mandatory Conversion Time, the affirmative vote of not less than 75% of the members of the GCI Liberty Board then in office is required to amend the GCI Liberty bylaws. In the case of the shareholders, following the Mandatory Conversion Time, the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of GCI Liberty Capital Stock entitled to vote, voting together as a single class, is required to amend the GCI Liberty bylaws.

Supermajority Voting Provisions

        Following the Mandatory Conversion Time, with limited exception, in addition to any other required approval under the ACC or the restated GCI Liberty articles, approval of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of GCI Liberty Capital Stock entitled to vote is required in order for GCI Liberty to take any action to authorize (i) the amendment, alteration, or repeal of any provision of the restated GCI Liberty articles, (ii) the adoption, amendment, or repeal of any provision of the GCI Liberty bylaws by the shareholders, (iii) the merger or consolidation of GCI Liberty with or into any other corporation, and (iv) the sale, lease or exchange of all, or substantially all, of the property or assets of GCI Liberty. Provided, however, that, for clauses (i) and (iv) above, only approval of a majority of shareholders entitled to vote is required if at least 75% of the GCI Liberty Board then in office have approved such action.

Alaska Takeover Bid Disclosure Act

        Pursuant to the Alaska Takeover Bid Disclosure Act, Alaska regulates "takeover bids," meaning an acquisition of or offer following which a shareholder would directly or indirectly be a beneficial owner of greater than 5% of any class of equity securities of a target corporation. Subject to certain exceptions, an offeror must make certain filings with the Alaska Department of Community and Economic Development and deliver to the target corporation certain materials in connection with the takeover bid, including copies of all offering information, certain information about the offeror, the source of financing for the offer, the number of shares to be acquired, and whether the offeror intends to sell the assets of the corporation. The Alaska Department of Community and Economic Development has the power to determine whether full and fair disclosure is being made and to enjoin a takeover bid if it is not made in compliance with the Alaska Takeover Bid Disclosure Act.

COMPARISON OF SHAREHOLDERS' RIGHTS

        If the Transactions are approved and completed, holders of shares of Old GCI Common Stock will have their shares reclassified and converted into newly authorized shares of Reclassified GCI Liberty Common Stock (as a result of the reclassification) and then converted into GCI Liberty Common Stock (as a result of the conversion), and the holders of shares of Liberty Ventures Common Stock will become shareholders of GCI Liberty as a result of the contribution and split-off, in each case, as described in this joint proxy statement/prospectus. The rights of the holders of shares of Old GCI Common Stock are currently governed by the ACC, the Amended and Restated Articles of Incorporation of GCI, as amended (the GCI articles), and the GCI bylaws. The rights of holders of shares of Liberty Ventures Common Stock are currently governed by the DGCL, the Liberty Interactive charter, and the Amended and Restated Bylaws of Liberty Interactive (the Liberty Interactive bylaws). Upon the completion of the reclassification, the rights of the shares of Reclassified GCI Liberty Common Stock and, upon the completion of the auto conversion, the rights of the shares of GCI Liberty Capital Stock will be governed by the ACC, the restated GCI Liberty articles, and the GCI Liberty bylaws.

        The following is a summary of certain material differences between the rights of holders of shares of Old GCI Common Stock, holders of shares of Liberty Ventures Common Stock, and holders of shares of GCI Liberty Capital Stock, but does not purport to be a complete description of those differences or a complete description of the terms of the shares of GCI Liberty Capital Stock. As noted above, the terms of the Reclassified GCI Liberty Common Stock substantially mirror those of the Old GCI Common Stock, other than with respect to the mandatory conversion provisions described in "Description of Reclassified GCI Liberty Common Stock and GCI Liberty Capital Stock—Mandatory Conversion Time." The following summary is qualified in its entirety by reference to the relevant provisions of (a) the DGCL, (b) the ACC, (c) the GCI articles, (d) the Liberty Interactive charter, (e) the restated GCI Liberty articles, (f) the GCI bylaws, (g) the Liberty Interactive bylaws, and (h) the GCI Liberty bylaws.

        This section does not include a complete description of all differences between the rights of holders of shares of Old GCI Common Stock (or Reclassified GCI Liberty Common Stock following the reclassification), holders of shares of Liberty Ventures Common Stock, and holders of shares of GCI Liberty Capital Stock, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of the ACC and the DGCL, as well as the applicable governing corporate instruments, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under "Additional Information—Where You Can Find More Information."

Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Corporate Governance	GCI is an Alaska corporation. The rights of holders of shares of Old GCI Common Stock are governed by the ACC, the GCI articles, and the GCI bylaws.	GCI Liberty is an Alaska corporation. The rights of holders of shares of GCI Liberty Capital Stock are governed by the ACC, the restated GCI Liberty articles, and the GCI Liberty bylaws.	Liberty Interactive is a Delaware corporation.

The rights of holders of shares of Liberty Ventures Common Stock are governed by the DGCL, the Liberty Interactive charter, and the Liberty Interactive bylaws.

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Authorized Capital Stock

GCI is authorized to issue 111 million shares divided into (i) 100 million shares of GCI Class A Common Stock, (ii) 10 million shares of GCI Class B Common Stock, and (iii) 1 million shares of Preferred Stock.

GCI Liberty is authorized to issue 1.72 billion shares of capital stock consisting of (i) 100 million shares of GCI Liberty Class A-1 Common Stock, (ii) 10 million shares of GCI Liberty Class B-1 Common Stock, (iii) 500 million shares of GCI Liberty Class A Common Stock, (iv) 20 million shares of GCI Liberty Class B Common Stock, (v) 1.04 billion shares of GCI Liberty Class C Common Stock, and (vi) 50 million shares of Preferred Stock, of which (A) 7.5 million shares are designated GCI Liberty Preferred Stock, and (B) 42.5 million shares are undesignated as to series.

Liberty Interactive is authorized to issue up to 815 million shares of Liberty Ventures Common Stock, of which (i) 400 million shares are designated as LVNTA, (ii) 15 million shares are designated as LVNTB and (iii) 400 million shares are designated as Series C Liberty Ventures Common Stock (LVNTK).

Other than the conversion rights described below in the section "Mandatory Conversion," the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the GCI Liberty Class A-1 Common Stock and the GCI Liberty Class B-1 Common Stock substantively mirror those of the GCI Class A Common Stock and GCI Class B Common Stock, respectively.

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Voting Rights

Holders of shares of GCI Class A Common Stock are entitled to one vote for each share of such stock held and holders of shares of GCI Class B Common Stock are entitled to ten votes for each share of such stock held.

Except as otherwise expressly required by Alaska law, holders of shares of GCI Class A Common Stock and holders of shares of the GCI Class B Common Stock shall vote with the holders of voting shares of Preferred Stock (subject to the rights of such Preferred Stock), if any, as one class with respect to the election of directors and with respect to all other matters to be voted on by the shareholders.

Holders of shares of GCI Liberty Class A-1 Common Stock are entitled to one vote for each share of such stock held and holders of shares of GCI Liberty Class B-1 Common Stock are entitled to ten votes for each share of such stock held.

Holders of shares of GCI Liberty Class A Common Stock are entitled to one vote for each share of such stock held and holders of shares of GCI Liberty Class B Common Stock are entitled to ten votes for each share of such stock held on all matters submitted to a vote of shareholders. Holders of shares of GCI Liberty Class C Common Stock are not entitled to any voting powers, except as otherwise required by Alaska law. When so required, holders of shares of GCI Liberty Class C Common Stock will be entitled to 1/100th of a vote for each share of such stock held.

Holders of shares of GCI Liberty Preferred Stock are entitled to one-third of a vote per share for each share of such stock held, subject to adjustment in accordance with the restated GCI Liberty articles.

Following the Mandatory Conversion Time, except as otherwise required by Alaska law, the restated GCI Liberty articles, or the terms of any series of Preferred Stock, the holders of shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, and each series of Preferred Stock that is designated as a voting security (which includes the GCI Liberty Preferred Stock) will vote as one class with respect to the election of directors and with respect to all other matters to be voted on by the shareholders.

Holders of shares of LVNTA are entitled to one vote for each share of such stock held and holders of shares of LVNTB are entitled to ten votes for each share of such stock held on all matters submitted to a vote of stockholders. Holders of shares of LVNTK are not entitled to any voting powers (including with respect to any class votes taken in accordance with the terms of the Liberty Interactive charter), except as otherwise required by Delaware law. When so required, holders of shares of LVNTK will be entitled to 1/100th of a vote for each share of such stock held.

Holders of shares of Liberty Ventures Common Stock will vote as one class with holders of shares of QVC Group common stock on all matters that are submitted to a vote of stockholders unless a separate class vote is required by the terms of the Liberty Interactive charter or the DGCL.

In connection with certain dispositions of Ventures Group assets, the board of directors may determine to seek approval of the holders of shares of Liberty Ventures Common Stock, voting together as a separate class, to avoid effecting a mandatory dividend, redemption or conversion under the Liberty Interactive charter.

Liberty Interactive may not redeem outstanding shares of Liberty Ventures Common Stock for shares of common stock of a subsidiary that holds assets and liabilities attributed to the Ventures Group unless its board of directors seeks and receives the approval to such redemption of holders of shares of Liberty Ventures Common Stock, voting together as a separate class, and, if such subsidiary also holds assets and liabilities of the QVC Group, the approval of the holders of shares of QVC Group common stock to the corresponding QVC Group common stock redemption, with each affected group voting as a separate class.

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Cumulative Voting	The ACC provides that cumulative voting is permitted unless the articles of incorporation provide otherwise.	The ACC provides that cumulative voting is permitted unless the articles of incorporation provide otherwise.	The DGCL provides that there is no cumulative voting unless expressly authorized in the certificate of incorporation.
The GCI articles do not permit cumulative voting.

The restated GCI Liberty articles do not permit for cumulative voting for the GCI Liberty Common Stock. The restated GCI Liberty articles authorize the GCI Liberty Board to issue preferred stock with such voting rights as the GCI Liberty Board may specify, and under the ACC such preferred stock will have cumulative voting rights unless the GCI Liberty Board specifies otherwise.

The Liberty Interactive charter does not provide for cumulative voting.
Conversion at Option of Holder

Each share of GCI Class B Common Stock is convertible, at the option of the holder, into one share of GCI Class A Common Stock.

Shares of GCI Class A Common Stock are not convertible at the option of the holder.

Each share of GCI Liberty Class B-1 Common Stock is convertible, at the option of the holder, into one share of GCI Liberty Class A-1 Common Stock.

Each share of GCI Liberty Class B Common Stock is convertible, at the option of the holder, into one share of GCI Liberty Class A Common Stock.

Shares of GCI Liberty Class A-1 Common Stock, GCI Liberty Class A Common Stock, GCI Liberty Class C Common Stock, and GCI Liberty Preferred Stock are not convertible at the option of the holder.

Each share of LVNTB is convertible, at the option of the holder, into one share of LVNTA. Shares of LVNTA and LVNTK are not convertible at the option of the holder.
Conversion at Option of Issuer	None.	None.

Liberty Interactive can convert each share of LVNTA, LVNTB and LVNTK into a number of shares of the corresponding series of QVC Group common stock at a ratio based on the relative trading prices of LVNTA (or another series of Liberty Ventures Common Stock subject to certain limitations) and the Series A QVC Group common stock (or another series of QVC Group common stock subject to certain limitations) over a specified 20-trading day period.

Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Mandatory Conversion	None.	Following the reclassification and prior to the Mandatory Conversion Time, only shares of GCI Liberty Class A-1 Common Stock and GCI Liberty Class B-1 Common Stock will be issued and outstanding.

Upon the Mandatory Conversion Time, each outstanding share of GCI Liberty Class A-1 Common Stock and each outstanding share of GCI Liberty Class B-1 Common Stock will be converted automatically into (i) 0.63 of a share of GCI Liberty Class A Common Stock, and (ii) 0.20 of a share of GCI Liberty Preferred Stock (in each case, subject to adjustment pursuant to the reorganization agreement).

None.

Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Dividends and Share Distributions	The ACC generally provides that, subject to any restrictions contained in the articles of incorporation, a corporation may not declare and pay distributions, whether by way of dividend or otherwise, unless the amount of the retained earnings of the corporation immediately before the distribution equals or exceeds the amount of the proposed distribution; or immediately after giving effect to the distribution the (i) sum of the assets of the corporation, exclusive of goodwill, capitalized research and development expenses, evidences of debts owing from directors or officers or secured by the corporation's own shares, and deferred charges, would be at least equal to one and one-fourth times its liabilities, not including deferred taxes, deferred income, and other deferred credits; and (ii) current assets of the corporation would be at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to one and one-fourth its current liabilities.	The ACC generally provides that, subject to any restrictions contained in the articles of incorporation, a corporation may not declare and pay distributions, whether by way of dividend or otherwise, unless the amount of the retained earnings of the corporation immediately before the distribution equals or exceeds the amount of the proposed distribution; or immediately after giving effect to the distribution the (i) sum of the assets of the corporation, exclusive of goodwill, capitalized research and development expenses, evidences of debts owing from directors or officers or secured by the corporation's own shares, and deferred charges, would be at least equal to one and one-fourth times its liabilities, not including deferred taxes, deferred income, and other deferred credits; and (ii) current assets of the corporation would be at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to one and one-fourth its current liabilities.

If dividends (other than share distributions) are paid to the holders of shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, or GCI Liberty Class C Common Stock then outstanding, GCI Liberty will also pay to the holders of shares of each other such class of GCI Liberty Capital Stock then outstanding an equal dividend per share.

GCI Liberty is permitted to make (i) share distributions of (A) GCI Liberty Class C Common Stock or Class C Convertible Securities to holders of shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, and GCI

The DGCL provides that a corporation's board of directors may declare and pay dividends to its stockholders, subject to the terms of its certificate of incorporation, either out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared, subject to certain limitations.

Liberty Interactive is permitted to pay dividends on shares of Liberty Ventures Common Stock out of the lesser of its assets legally available for the payment of dividends under Delaware law and the "Ventures Group Available Dividend Amount" (defined generally as a fraction of the excess of the total assets less the total liabilities attributed to the Ventures Group over the aggregate par value, or any greater amount determined to be capital in respect of, all outstanding shares of Liberty Ventures Common Stock or, if there is no such excess, an amount equal to the earnings or loss attributable to the Ventures Group (if positive) for the fiscal year in which such dividend is to be paid and/or the preceding fiscal year). If dividends (other than share distributions) are paid on any series of Liberty Ventures Common Stock, an equal per share dividend will be concurrently paid on the other series of Liberty Ventures Common Stock.

Liberty Interactive is permitted to make (i) share distributions of (A) shares of LVNTA or LVNTK to holders of shares of all series of Liberty Ventures Common Stock, on an equal per share basis; and (B) shares of LVNTA to holders of shares of LVNTA and, on an equal per share basis, shares of LVNTB to holders of shares of LVNTB and, on an equal per share basis, shares of LVNTK to holders of shares of LVNTK; and (ii) share distributions of (A) Series A or Series C shares of QVC Group common stock to holders of shares of all

Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Liberty Class C Common Stock, on an equal per share basis, (B) (x) GCI Liberty Class A Common Stock or Class A Convertible Securities to holders of shares of GCI Liberty Class A Common Stock, on an equal per share basis, (y) GCI Liberty Class B Common Stock or Class B Convertible Securities to holders of shares of GCI Liberty Class B Common Stock, on an equal per share basis, and (z) GCI Liberty Class C Common Stock or Class C Convertible Securities to holders of shares of GCI Liberty Class C Common Stock, on an equal per share basis; and (ii) share distributions of any other class or series of GCI Liberty's securities or the securities of any other person to holders of shares of GCI Liberty Class A Common Stock, GCI Liberty Class B Common Stock, and GCI Liberty Class C Common Stock, on an equal per share basis, subject to certain limitations.

The holders of shares of GCI Liberty Preferred Stock have certain preferential rights to dividends as described above in "Description of Reclassified GCI Liberty Common Stock and GCI Liberty Capital Stock".

series of Liberty Ventures Common Stock, on an equal per share basis, subject to certain limitations; and (B) shares of Series A QVC Group common stock to holders of shares of LVNTA and, on an equal per share basis, shares of Series B QVC Group common stock to holders of shares of LVNTB and, on an equal per share basis, shares of Series C QVC Group common stock to holders of shares of LVNTK, in each case, subject to certain limitations; and (iii) share distributions of shares of any other class or series of Liberty Interactive's securities or the securities of any other person to holders of shares of all series of Liberty Ventures Common Stock, on an equal per share basis, subject to certain limitations.

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Dissolution and Liquidation

The ACC provides that a corporation may voluntarily dissolve if approved by (i) 2/3 or more of the shares of the corporation entitled to vote, unless any class of shares is entitled to vote as a class, in which case the election is adopted upon receiving the affirmative vote of two-thirds or more of the shares of each class entitled to vote as a class and of two-thirds or more of the shares entitled to vote; or (ii) by an action taken by the shareholders, without a meeting, by written consent signed by all shareholders entitled to vote. The board of directors may elect to dissolve the corporation if the corporation (A) has been determined to be bankrupt, (B) disposed of all of its assets and not conducted business for a period of 5 years immediately preceding the adoption of the resolution or (C) issued no shares.

The ACC provides that a corporation may voluntarily dissolve if approved by (i) 2/3 or more of the shares of the corporation entitled to vote, unless any class of shares is entitled to vote as a class, in which case the election is adopted upon receiving the affirmative vote of two-thirds or more of the shares of each class entitled to vote as a class and of two-thirds or more of the shares entitled to vote; or (ii) by an action taken by the shareholders, without a meeting, by written consent signed by all shareholders entitled to vote. The GCI Liberty Board may elect to dissolve the corporation if the corporation (A) has been determined to be bankrupt, (B) disposed of all of its assets and not conducted business for a period of 5 years immediately preceding the adoption of the resolution or (C) issued no shares.

The holders of shares of GCI Liberty Preferred Stock have certain liquidation preferences described above in "Description of Reclassified GCI Liberty Common Stock and GCI Liberty Capital Stock".

The DGCL provides that dissolution must be approved by (i) the board of directors and (ii) the holders of a majority of the voting power of the outstanding shares of stock of the corporation entitled to vote thereon. Dissolution may also be authorized without board approval by the unanimous written consent of the stockholders.

The Liberty Interactive charter requires the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of Liberty Interactive capital stock entitled to vote, voting together as a single class, in order for the corporation to dissolve (in addition to the statutorily required approval), unless at least 75% of the members of the board of directors then in office have approved such dissolution.

Upon Liberty Interactive's liquidation, dissolution or winding up, holders of shares of Liberty Ventures Common Stock will be entitled to receive in respect of such stock their proportionate interest in Liberty Interactive's assets, if any, remaining for distribution to holders of Liberty Interactive common stock (regardless of the group to which such assets are then attributed) in proportion to their respective number of liquidation units per share.

As of the date of this joint proxy statement/prospectus, each share of Liberty Ventures Common Stock is entitled to 1.26409 liquidation units. The remaining liquidation units of Liberty Interactive are held by the holders of the QVC Group common stock, with each such share entitled to 0.82029 liquidation units.

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Size of the Board of Directors

The ACC provides that the board of directors shall consist of one or more members, with the number of directors (or the manner of determining such number) to be fixed by the bylaws, unless the articles of incorporation fix the number of directors, in which case a change in the number of directors shall be made only by amendment of the articles. If the number of directors is not otherwise set, the number of directors is three.

The GCI articles and GCI bylaws provide that the number of directors shall not be less than three nor more than twelve, and that the board of directors shall fix the number of directors.

The ACC provides that the GCI Liberty Board shall consist of one or more members, with the number of directors (or the manner of determining such number) to be fixed by the bylaws, unless the articles of incorporation fix the number of directors, in which case a change in the number of directors shall be made only by amendment of the articles. If the number of directors is not otherwise set, the number of directors is three.

The GCI Liberty bylaws provide that the number of directors shall not be less than three nor more than twelve, and that the GCI Liberty Board shall fix the number of directors.

The DGCL provides that the board of directors shall consist of one or more members, with the number of directors (or the manner of determining such number) to be set forth in the certificate of incorporation or bylaws.

The Liberty Interactive bylaws provide that the board of directors shall be comprised of not less than three members and the exact number will be fixed from time to time by the board of directors by resolution adopted by the affirmative vote of not less than 75% of the members of the board of directors then in office.

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Classified Board

The ACC provides that the articles of incorporation may create a classified board of directors, if the board of directors consists of three or more members. The directors can be divided into either two or three classes, with the number in each class to be as nearly equal as possible, with a maximum term for directors of 2 years if there are 2 classes and 3 years if there are 3 classes.

The GCI articles and GCI bylaws provide for a classified board of directors; divided into three classes, with each class consisting, as nearly as possible, of one-third of the whole number of the board of directors.

The ACC provides that the articles of incorporation may create a classified board of directors, if the GCI Liberty Board consists of three or more members. The directors can be divided into either two or three classes, with the number in each class to be as nearly equal as possible, with a maximum term for directors of 2 years if there are 2 classes and 3 years if there are 3 classes.

The restated GCI Liberty articles provide that, until the Mandatory Conversion Time, the GCI Liberty Board will be classified; divided into three classes, with each class consisting, as nearly as possible, of one-third of the whole number of the GCI Liberty Board.

The restated GCI Liberty articles further provide that from the Mandatory Conversion Time until the election of directors at the first meeting of shareholders following the Mandatory Conversion Time, the GCI Liberty Board will not be classified.

Commencing with the election of directors at the first annual meeting of shareholders following the Mandatory Conversion Time, the GCI Liberty Board will again be classified; divided into three classes, with each class consisting, as nearly as possible, of a number of directors equal to one-third of the number of members of the GCI Liberty Board.

The DGCL provides that the certificate of incorporation or initial bylaws or bylaws adopted by the stockholders may create a classified board with staggered terms. A maximum of three classes of directors is allowed with members of one class elected each year for a maximum term of three years. The DGCL does not include a requirement as to the number of directors in each class or that the number in each class be equal.

The Liberty Interactive charter provides for a classified board of directors, divided into three classes, with each class consisting, as nearly as possible, of a number of directors equal to one-third of the number of members of the board of directors (subject to the rights of the holders of shares of any series of Preferred Stock to separately elect additional directors).

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Removal of Directors

The ACC provides that any director or the entire board of directors may be removed without cause by the majority of outstanding shares of a corporation entitled to vote, subject to certain restrictions and proper notice of the meeting at which such action is to be taken.

The ACC provides that any director or the entire GCI Liberty Board may be removed without cause by the majority of outstanding shares of a corporation entitled to vote, subject to certain restrictions and proper notice of the meeting at which such action is to be taken.

However, if cumulative voting is allowed, then a director may not be removed, unless the entire board is removed, if the votes cast against removal would be sufficient to elect a director if voted cumulatively at an election at which the same number of votes were cast.

The DGCL provides that, subject to certain exceptions in the event a corporation has cumulative voting, (i) without a classified board, directors may be removed with or without cause by the holders of a majority of the voting power of the shares then entitled to vote at an election of directors and (ii) with a classified board, a director may be removed by the holders of a majority of the voting power of the shares then entitled to vote at an election of directors only for cause unless the certificate of incorporation provides otherwise.

The Liberty Interactive charter provides that, subject to the rights of the holders of shares of any series of Preferred Stock, directors may be removed from office only for cause.

The DGCL provides that whenever the holders of shares of any class or series are entitled to elect one or more directors by the terms of the certificate of incorporation, then, in respect to the removal without cause of a director or directors so elected, such director may be removed without cause by the vote of the holders of the outstanding shares of that class or series and not by the vote of the outstanding shares as a whole.

Election of Directors	The GCI bylaws provide that each director shall be elected by a vote of a majority of the votes cast for the election of directors.	The GCI Liberty bylaws provide that each director shall be elected by a vote of a majority of the votes cast for the election of directors.

The Liberty Interactive bylaws provide that, subject to the rights of the holders of shares of any series of Preferred Stock, at any meeting duly called and held for the election of directors at which a quorum is present, directors shall be elected by a plurality of the combined voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Filling Vacancies and Newly Created Directorships on the Board of Directors

The ACC provides that, subject to the articles of incorporation and bylaws, and except for a vacancy created by removal, vacancies on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Subject to the articles of incorporation and bylaws, vacancies resulting from removal may be filled only by approval of the shareholders.

The GCI articles and GCI bylaws provide that any vacancy occurring in the board of directors caused by death, resignation, removal and any newly created directorship resulting from an increase in the number of directors on the board of directors, may be filled by the directors then in office, although such directors are less than a quorum, or by a sole remaining director.

The GCI bylaws further provide that the shareholders may elect a director to fill any vacancy not filled by the board of directors.

If, after filling a vacancy by the board of directors, the elected directors constitute less than a majority of the directors, the GCI bylaws provide that a holder or holders of an aggregate of 10% or more of the shares outstanding at the time may call a special meeting of shareholders to elect the entire board.

The ACC provides that, subject to the articles of incorporation and bylaws, and except for a vacancy created by removal, vacancies on the GCI Liberty Board may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Subject to the articles of incorporation and bylaws, vacancies resulting from removal may be filled only by approval of the shareholders.

The GCI Liberty bylaws provide that any vacancy occurring in the GCI Liberty Board caused by death, resignation or removal, and any newly created directorship resulting from an increase in the number of directors on the GCI Liberty Board, may be filled by the directors then in office, although such directors are less than a quorum, or by a sole remaining director.

The GCI Liberty bylaws further provide that the shareholders may elect a director to fill any vacancy not filled by the GCI Liberty Board.

If, after filling a vacancy by the GCI Liberty Board, the elected directors constitute less than a majority of the directors, the GCI Liberty bylaws provide that a holder or holders of an aggregate of 10% or more of the shares outstanding at the time may call a special meeting of shareholders to elect the entire board.

The DGCL provides that, subject to the certificate of incorporation and bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Whenever the holders of shares of any class or classes of stock or series thereof are entitled to elect one or more directors by the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

If at any time, a corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the certificate of incorporation or the bylaws, or may apply to the Delaware Court of Chancery for a decree summarily ordering an election.

If at the time of filling any vacancy or newly created directorship, the directors then in office are less than a majority of the whole board, holders of shares representing at least 10% of the outstanding voting power of the shares of stock may file an application with the Delaware Court of Chancery to summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock

The Liberty Interactive charter and Liberty Interactive bylaws provide that, subject to the rights of the holders of shares of any series of Preferred Stock, vacancies on the board of directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the board of directors, shall be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director.
Mandatory Redemption	None.

The holders of shares of GCI Liberty Preferred Stock have certain rights to mandatory redemption described above in "Description of Reclassified GCI Liberty Common Stock and GCI Liberty Capital Stock".

None.
Optional Redemption for Stock of Subsidiary	None.	None.

Liberty Interactive may redeem outstanding shares of Liberty Ventures Common Stock for shares of common stock of a subsidiary that holds assets and liabilities attributed to the Ventures Group (and may or may not hold assets and liabilities attributed to the QVC Group), provided that its board of directors seeks and receives the approval of the holders of shares of Liberty Ventures Common Stock, voting together as a separate class.

If Liberty Interactive were to effect a redemption as described above with stock of a subsidiary that also holds assets and liabilities of the QVC Group, shares of QVC Group common stock would also be redeemed in exchange for shares of that subsidiary, and the entire redemption would be subject to the voting rights of the holders of shares of Liberty Ventures Common Stock described above as well as the separate class vote of the holders of shares of QVC Group common stock.

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Mandatory Dividend, Redemption, and Conversion Rights on Certain Dispositions of Assets	None.	None.

If Liberty Interactive disposes, in one transaction or a series of transactions, of all or substantially all of the assets attributed to the Ventures Group, it is required to choose one of the following four alternatives, unless its board of directors obtains the approval of the holders of shares of Liberty Ventures Common Stock to not take such action or the disposition qualifies under a specified exemption (in which case Liberty Interactive will not be required to take any of the following actions):

• pay a dividend to holders of shares of Liberty Ventures Common Stock out of the available net proceeds of such disposition; or

•

if there are legally sufficient assets and the "Ventures Group Available Dividend Amount" would have been sufficient to pay a dividend, then: (i) if the disposition involves all of the properties and assets attributed to the Ventures Group, redeem all outstanding shares of Liberty Ventures Common Stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition, or (ii) if the disposition involves substantially all (but not all) of the properties and assets attributed to the Ventures Group, redeem a portion of the outstanding shares of Liberty Ventures Common Stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition; or

• convert each outstanding share of each series of Liberty Ventures Common Stock into a number of shares of the corresponding series of QVC Group common stock at a specified premium; or

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock

•

combine a conversion of a portion of the outstanding shares of Liberty Ventures Common Stock into a number of shares of the corresponding series of QVC Group common stock with either the payment of a dividend on or a redemption of shares of Liberty Ventures Common Stock, subject to certain limitations.

Charter Amendments

The ACC provides that amendments to the articles of incorporation must be approved by a majority of the outstanding shares. A class has a separate vote on any amendment to the articles of incorporation if the amendment would (i) increase or decrease the aggregate number of authorized shares of such class; (ii) exchange, reclassify, or cancel all or part of the shares of such class; (iii) exchanges or creates a right of exchange of all or part of the shares of another class into the shares of the class; (iv) changes the designations, preferences, limitations, or relative rights of the shares of the class; (v) changes the shares of the class into the same or a different number of shares of the same class or another class; (vi) creates a new class of shares having rights and preferences prior and superior to the shares of the class, or increases the rights and preferences or the number of authorized shares of a class having rights and preferences prior or superior to the shares of the class; (vii) divides the shares of a preferred or special class into series and fixes and determines the designation of the series and the variations in the relative rights and preferences between the shares of the series or authorizes the board to do so; (viii) limits or denies the existing preemptive rights of the shares of the class; or (ix) cancels or otherwise affects dividends on the shares of the class that are accrued but not declared.

The ACC provides that amendments to the articles of incorporation must be approved by a majority of the outstanding shares. A class has a separate vote on any amendment to the articles of incorporation if the amendment would (i) increase or decrease the aggregate number of authorized shares of such class; (ii) exchange, reclassify, or cancel all or part of the shares of such class or (iii) exchanges or creates a right of exchange of all or part of the shares of another class into the shares of the class; (iv) changes the designations, preferences, limitations, or relative rights of the shares of the class; (v) changes the shares of the class into the same or a different number of shares of the same class or another class; (vi) creates a new class of shares having rights and preferences prior and superior to the shares of the class, or increases the rights and preferences or the number of authorized shares of a class having rights and preferences prior or superior to the shares of the class; (vii) divides the shares of a preferred or special class into series and fixes and determines the designation of the series and the variations in the relative rights and preferences between the shares of the series or authorizes the board to do so; (viii) limits or denies the existing preemptive rights of the shares of the class; or (ix) cancels or otherwise affects dividends on the shares of the class that are accrued but not declared.

The DGCL provides that amendments to the certificate of incorporation must be approved and declared advisable by the board of directors and, except in certain limited circumstances, adopted by the holders of a majority of the voting power of the outstanding shares of stock of the corporation entitled to vote thereon.

The holders of a class have the right to vote separately as a class on an amendment to the certificate of incorporation if such amendment (i) increases or decreases the number of authorized shares of such class (subject to the certificate of incorporation); (ii) increases or decreases the par value of the shares of such class; or (iii) alters or changes the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for purposes of this right to vote.

The number of authorized shares of any such class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the shares of

Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
With limited exception, the restated GCI Liberty articles require the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of GCI Liberty Capital Stock entitled to vote, voting together as a single class, in order for the corporation to amend, alter, or repeal any provision of the restated GCI Liberty articles (in addition to the statutorily required shareholder approval), unless at least 75% of the members of the board of directors then in office have approved such action.

With certain limited exceptions, the holders of GCI Liberty Preferred Stock are entitled to consent rights over certain amendments to the restated GCI Liberty articles that would have an adverse effect on the powers, preferences or rights of the GCI Liberty Preferred Stock, as described above in "Description of Reclassified GCI Liberty Common Stock and GCI Liberty Capital Stock".

stock of the corporation entitled to vote if so provided in the original certificate of incorporation, in any amendment thereto which created such class or classes of stock or which was adopted prior to the issuance of any shares of such class or classes of stock, or in any amendment thereto which was authorized by a resolution or resolutions adopted by the affirmative vote of the holders of a majority of such class or classes of stock (Class Vote Exception).

The Liberty Interactive charter includes the Class Vote Exception.

The Liberty Interactive charter also requires the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of Liberty Interactive capital stock entitled to vote, voting together as a single class, in order for Liberty Interactive to amend, alter, or repeal any provision of the Liberty Interactive charter (in addition to the statutorily required stockholder vote), unless at least 75% of the members of the board of directors then in office have approved such action.

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Bylaw Amendments

The ACC provides that bylaws may be amended by the approval of the outstanding shares or by approval of the board of directors, subject to the terms of the articles of incorporation.

The GCI articles provide that the power to alter, amend or repeal the GCI bylaws and adopt new bylaws is vested exclusively in the board of directors.

The ACC provides that bylaws may be amended by the approval of the outstanding shares or by approval of the board of directors, subject to the terms of the articles of incorporation.

The restated GCI Liberty articles provide that, prior to the Mandatory Conversion Time, the GCI Liberty bylaws may only be amended by the affirmative vote of a majority of the members of the board of directors then in office.

The restated GCI Liberty articles further provide that, following the Mandatory Conversion Time, the shareholders and the board of directors are each authorized to amend the GCI Liberty bylaws. Following the Mandatory Conversion Time, (i) the affirmative vote of not less than 75% of the members of the board of directors then in office is required for the board of directors to amend the GCI Liberty bylaws, or (ii) the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of GCI Liberty Capital Stock entitled to vote, voting together as a single class, is required for the shareholders to amend the GCI Liberty bylaws.

The DGCL provides that bylaws may be amended or repealed by stockholders, and, if provided for in the certificate of incorporation, by the board of directors.

The Liberty Interactive charter provides that the board of directors may amend or repeal the bylaws by action taken by the affirmative vote of not less than 75% of the members of the board of directors then in office.

The Liberty Interactive charter requires the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of Liberty Interactive capital stock entitled to vote, voting together as a single class, in order for the stockholders to adopt, amend, or repeal any provision of the Liberty Interactive bylaws.

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Vote on Mergers, Consolidations or Sales of All or Substantially All Assets

In a merger, consolidation or exchange of a corporation, the ACC requires that 2/3 of the outstanding shareholders approve the proposed plan approved by the board regardless of whether the shares have voting rights. If a class is entitled to vote on a plan as a class, the plan is approved if it receives an affirmative vote of at least 2/3 of the outstanding shares of each class entitled to vote as a class on the plan and the affirmative vote of at least 2/3 of the total shares entitled to vote on the plan.

A class of shares of a corporation is entitled to vote as a class if a plan contains a provision that, if contained in a proposed amendment to the articles of incorporation, would entitle the class of shares to vote as a class and, in the case of an exchange, if the class is included in the exchange.

In a sale of all or substantially all of the assets of a corporation, the ACC requires that a transaction be approved by at least two-thirds of the outstanding shares of the corporation, unless a class of shares is entitled to vote as a class, in which event the transaction shall be approved upon receiving the affirmative vote of at least two-thirds of the outstanding shares of each class of shares entitled to vote as a class and of the total shares entitled to vote.

In a merger, consolidation or exchange of a corporation, the ACC requires that 2/3 of the outstanding shareholders approve the proposed plan approved by the board regardless of whether the shares have voting rights. If a class is entitled to vote on a plan as a class, the plan is approved if it receives an affirmative vote of at least 2/3 of the outstanding shares of each class entitled to vote as a class on the plan and the affirmative vote of at least 2/3 of the total shares entitled to vote on the plan.

A class of shares of a corporation is entitled to vote as a class if a plan contains a provision that, if contained in a proposed amendment to the articles of incorporation, would entitle the class of shares to vote as a class and, in the case of an exchange, if the class is included in the exchange.

In a sale of all or substantially all of the assets of a corporation, the ACC requires that a transaction be approved by at least two-thirds of the outstanding shares of the corporation, unless a class of shares is entitled to vote as a class, in which event the transaction shall be approved upon receiving the affirmative vote of at least two-thirds of the outstanding shares of each class of shares entitled to vote as a class and of the total shares entitled to vote.

With limited exception, the restated GCI Liberty articles require the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of GCI Liberty Capital Stock entitled to vote, voting together as a single class, in order for the corporation (i) to merge or consolidate with or into any other corporation or (ii) to sell, lease or exchange all, or substantially all, of the property or assets of the corporation (in each case, in addition to the

Except in certain limited circumstances where stockholder approval is not required, the DGCL requires that a merger agreement be adopted by the holders of a majority of the voting power of the outstanding stock of the corporation entitled to vote thereon.

The DGCL provides that any sale, lease or exchange of all of substantially all of a corporation's property and assets requires approval of the holders of a majority of the voting power of the outstanding shares of stock of the corporation.

The Liberty Interactive charter requires the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of Liberty Interactive capital stock entitled to vote, voting together as a single class, in order for the corporation (i) to merge or consolidate with or into any other corporation or (ii) to sell, lease or exchange all, or substantially all, of the property or assets of the corporation (in each case, in addition to the statutorily required stockholder approval), unless, in either case, at least 75% of the members of the board of directors then in office have approved such merger or consolidation or such sale, lease, or exchange, as the case may be.

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
statutorily required shareholder approval), unless, in the case of sales, leases, or exchanges in the regular course of business, at least 75% of the members of the board of directors then in office have approved such sale, lease, or exchange.
Supermajority Approval	None.

Following the Mandatory Conversion Time, with limited exception, in addition to any other required approval under the ACC or the restated GCI Liberty articles, the restated GCI Liberty articles require approval of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of GCI Liberty Capital Stock entitled to vote in order for GCI Liberty to take any action to authorize (i) the amendment, alteration, or repeal of any provision of the restated GCI Liberty articles (unless at least 75% of the board of directors then in office have approved such action), (ii) the adoption, amendment, or repeal of any provision of the GCI Liberty bylaws by the shareholders, (iii) the merger or consolidation of GCI Liberty with or into any other corporation, and (iv) the sale, lease or exchange of all, or substantially all, of the property or assets of GCI Liberty (unless at least 75% of the board of directors then in office have approved such transaction).

With limited exception, in addition to any other required approval under the DGCL or the Liberty Interactive charter, the Liberty Interactive charter requires approval of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of Liberty Interactive capital stock entitled to vote in order for Liberty Interactive to take any action to authorize (i) the amendment, alteration, or repeal of any provision of the Liberty Interactive charter (unless at least 75% of the board of directors then in office have approved such action), (ii) the adoption, amendment, or repeal of any provision of the Liberty Interactive bylaws by the stockholders, (iii) the merger or consolidation of Liberty Interactive with or into any other corporation (unless at least 75% of the board of directors then in office have approved such transaction), (iv) the sale, lease or exchange of all, or substantially all, of the property or assets of Liberty Interactive (unless at least 75% of the board of directors then in office have approved such transaction), and (v) the dissolution of Liberty Interactive (unless at least 75% of the board of directors then in office have approved such dissolution).

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Annual Meetings of Shareholders

The GCI bylaws provide that the annual meeting of shareholders will either be held on the last Monday of June each year at a time to be designated by the board of directors, or at another time and date designated by the board of directors and stated in the notice of the meeting.

The GCI Liberty bylaws provide that the annual meeting of shareholders will either be held on the last Monday of June each year at a time to be designated by the board of directors, or at another time and date designated by the board of directors and stated in the notice of the meeting.

The Liberty Interactive bylaws provide that the annual meeting of stockholders shall be held each year at such date, time and place, either within or without the State of Delaware, or, if so determined by the board of directors in its sole discretion, by means of remote communication, as may be specified by the board of directors in the notice of the meeting.

Special Meetings of Shareholders

The ACC provides that a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of not less than 10% of all of the shares entitled to vote at the meeting, or as set forth in the articles of incorporation or bylaws.

The GCI bylaws provide that special meetings of shareholders may be called at any time by the president, the chairperson of the board of directors, the board of directors, or the holders of not less than 1/10th of all the shares entitled to vote at such meeting.

The ACC provides that a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of not less than 10% of all of the shares entitled to vote at the meeting, or as set forth in the articles of incorporation or bylaws.

The restated GCI Liberty articles provide that prior to the Mandatory Conversion Time, subject to the rights of any Preferred Stock and except as otherwise provided by law, special meetings of shareholders will only be called by the Secretary (i) at the request of the President or the Chairperson, (ii) at the request of a majority of the members of the board of directors then in office, or (iii) upon the written request of the holders of at least 10% of the total voting power of the then outstanding voting securities entitled to vote thereon.

The restated GCI Liberty articles further provide that, following the Mandatory Conversion Time, subject to the rights of any Preferred Stock and except as otherwise provided by law, special meetings of shareholders will only be called by the Secretary (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the then outstanding voting securities entitled to vote thereon or (ii) at the request of at least 75% of the member of the board of directors then in office.

The DGCL provides that a special meeting of stockholders may be called by the board of directors or as set forth in the certificate of incorporation or bylaws.

The Liberty Interactive bylaws provide that, except as otherwise provided in the terms of any series of Preferred Stock or unless otherwise provided by law or by the Liberty Interactive charter, special meetings of stockholders may be called by the Secretary only (i) upon written request received by the Secretary at the principal executive offices of Liberty Interactive by or on behalf of the holder or holders of not less than 66 2/3% of the total voting power of the outstanding shares of Liberty Interactive capital stock entitled to vote at such meeting, or (ii) at the request of not less than 75% of the members of the board of directors then in office.

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Advance Notice Provisions for Shareholder Director Nominations and Shareholder Business Proposals

The GCI bylaws provide that, with respect to an annual meeting of shareholders, to be properly brought before the meeting, nominations or other business must be: (i) specified in the notice of meeting given by or at the direction of the board of directors or any committee thereof, (ii) otherwise properly brought before the meeting by or at the direction of the board of directors or any committee thereof, or (iii) otherwise properly brought before the meeting by a shareholder in compliance with the procedures set forth in the GCI bylaws.

The GCI bylaws provide requirements for both form and timeliness. To be timely, a shareholder's notice must be delivered to the Secretary at the principal executive offices of GCI: (i) not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, in advance of the anniversary of the previous year's annual meeting of shareholders if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year's annual meeting of shareholders or not later than 70 days after the anniversary of the previous year's annual meeting of shareholders; and (ii) with respect to any other annual meeting of shareholders, the close of business on the tenth day following the date of public disclosure of the date of such meeting. The GCI bylaws further provide that in no event shall the public disclosure of an adjournment or postponement of an annual meeting of shareholders commence a new notice time period or extend any notice time period.

In the case of a special meeting of shareholders for the purpose of electing one or more directors, any shareholder

The GCI Liberty bylaws provide that, with respect to an annual meeting of shareholders, to be properly brought before the meeting, nominations or other business must be: (i) specified in the notice of meeting given by or at the direction of the board of directors or any committee thereof, (ii) otherwise properly brought before the meeting by or at the direction of the board of directors or any committee thereof, or (iii) otherwise properly brought before the meeting by a shareholder in compliance with the procedures set forth in the GCI Liberty bylaws.

The GCI Liberty bylaws provide requirements for both form and timeliness. To be timely, a shareholder's notice must be delivered to the Secretary at the principal executive offices of GCI Liberty: (i) not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, in advance of the anniversary of the previous year's annual meeting of shareholders if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year's annual meeting of shareholders or not later than 70 days after the anniversary of the previous year's annual meeting of shareholders; and (ii) with respect to any other annual meeting of shareholders, the close of business on the tenth day following the date of public disclosure of the date of such meeting. The GCI Liberty bylaws further provide that in no event shall the public disclosure of an adjournment or postponement of an annual meeting of shareholders commence a new notice time period or extend any notice time period.

In the case of a special meeting

The Liberty Interactive bylaws provide that, with respect to an annual meeting of stockholders, to be properly brought before the meeting, nominations for persons for election to the board of directors and the proposal of business to be considered by the stockholders must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the meeting by or at the direction of the board of directors (or any duly authorized committee thereof), or (iii) otherwise properly be requested to be brought before the meeting by a stockholder in compliance with the procedures set forth in the Liberty Interactive bylaws.

The Liberty Interactive bylaws provide requirements for both form and timeliness. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of Liberty Interactive (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to the meeting, and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was communicated to stockholders or public disclosure of the date of the meeting was made, whichever occurs first. The Liberty Interactive bylaws further provide that in no event shall the public announcement of an adjournment or postponement

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
entitled to vote in such election may nominate a person for election to such position as specified in GCI's notice of meeting, if the shareholders comply with the notice requirements in the GCI bylaws and deliver such notice to the Secretary at the principal executive offices of GCI not earlier than the close of business on the 120th day prior to such special meeting and not after the later of the close of business on the 90th day prior to such special meeting or the tenth day following the date of public disclosure of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. The GCI bylaws further provide that in no event shall the public disclosure of an adjournment or postponement of a special meeting commence a new time period.

The GCI bylaws provide that a shareholder may make a recommendation of a candidate for nomination and election to the board of directors subject to specific procedures and limitations set forth in GCI's Nominating and Corporate Governance Committee Charter approved by the board of directors.

of shareholders for the purpose of electing one or more directors, any shareholder entitled to vote in such election may nominate a person for election to such position as specified in GCI Liberty's notice of meeting, if the shareholders comply with the notice requirements in the GCI Liberty bylaws and deliver such notice to the Secretary at the principal executive offices of GCI Liberty not earlier than the close of business on the 120th day prior to such special meeting and not after the later of the close of business on the 90th day prior to such special meeting or the tenth day following the date of public disclosure of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. The GCI Liberty bylaws further provide that in no event shall the public disclosure of an adjournment or postponement of a special meeting commence a new time period.

The GCI Liberty bylaws provide that a shareholder may make a recommendation of a candidate for nomination and election to the board of directors subject to specific procedures and limitations set forth in GCI's Nominating and Corporate Governance Committee Charter approved by the board of directors.

of a meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder notice as described herein.

In the case of a special meeting called by Liberty Interactive for the purpose of electing one or more directors to the board of directors, nominations by a stockholder entitled to vote that would otherwise comply with the form requirements in the Liberty Interactive bylaws must be delivered to the Secretary at principal executive offices of Liberty Interactive not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. The Liberty Interactive bylaws provide further that in no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

Notice of Shareholder Meetings

In accordance with the ACC, the GCI bylaws provide that written notice stating the place, day and hour of a shareholders meeting, and in the case of a special meeting, the purpose(s) of the meeting, must be delivered to shareholders of record not less than 20 or more than 60 days before the date of the meeting.

In accordance with the ACC, the GCI Liberty bylaws provide that written notice stating the place, day and hour of a shareholders meeting, and in the case of a special meeting, the purpose(s) of the meeting, must be delivered to shareholders of record not less than 20 or more than 60 days before the date of the meeting.

In accordance with the DGCL, the Liberty Interactive bylaws provide that, unless otherwise provided by the DGCL, the written notice of any stockholders meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Inter-Group Interest	None.	None.

From time to time, the board of directors may determine to create an inter-group interest in the QVC Group in favor of the Ventures Group, or vice versa, subject to the terms of the Liberty Interactive charter.

If the QVC Group has an inter-group interest in the Ventures Group at such time as any extraordinary action is taken with respect to the Liberty Ventures Common Stock (such as the payment of a dividend, a share distribution, the redemption of such stock for stock of a subsidiary or an action required to be taken in connection with a disposition of all or substantially all of the assets attributed to the Ventures Group), the board of directors will consider what actions are required, or permitted, to be taken under the Liberty Interactive charter with respect to the QVC Group's inter-group interest in the Ventures Group. For example, in some instances, the board of directors may determine that a portion of the aggregate consideration that is available for distribution to holders of shares of Liberty Ventures Common Stock must be allocated to the QVC Group to compensate the QVC Group on a pro rata basis for its interest in the Ventures Group.

Similarly, if the Ventures Group has an inter-group interest in the QVC Group at such time as any extraordinary action is taken with respect to the QVC Group common stock (such as the payment of a dividend, a share distribution, the redemption of such stock for stock of a subsidiary or an action required to be taken in connection with a disposition of all or substantially all of the QVC Group's assets), the board of directors will consider what actions are required, or permitted, to be taken under the Liberty Interactive charter with respect to the Ventures Group's inter-group interest in the QVC Group.

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
All such determinations by the board of directors are made in accordance with the Liberty Interactive charter and Delaware law.
State Anti-Takeover Statutes

Pursuant to the Alaska Takeover Bid Disclosure Act, Alaska regulates "takeover bids," meaning an offer by any person to purchase any class of equity securities of a target corporation that, together with the offeror's presently owned shares, will in the aggregate exceed 5% of the outstanding shares of that class. Subject to certain exceptions, an offeror must make certain filings with the Alaska Department of Community and Economic Development and deliver to the target corporation certain materials in connection with the takeover bid, including copies of all offering information, certain information about the offeror, the source of financing for the offer, the number of shares to be acquired and whether the offeror intends to sell the assets of the corporation. The Alaska Department of Community and Economic Development has the power to determine whether full and fair disclosure is being made and to enjoin a takeover bid if it is not made in compliance with the Alaska Takeover Bid Disclosure Act.

Pursuant to the Alaska Takeover Bid Disclosure Act, Alaska regulates "takeover bids," meaning an offer by any person to purchase any class of equity securities of a target corporation that, together with the offeror's presently owned shares, will in the aggregate exceed 5% of the outstanding shares of that class. Subject to certain exceptions, an offeror must make certain filings with the Alaska Department of Community and Economic Development and deliver to the target corporation certain materials in connection with the takeover bid, including copies of all offering information, certain information about the offeror, the source of financing for the offer, the number of shares to be acquired and whether the offeror intends to sell the assets of the corporation. The Alaska Department of Community and Economic Development has the power to determine whether full and fair disclosure is being made and to enjoin a takeover bid if it is not made in compliance with the Alaska Takeover Bid Disclosure Act.

Under Section 203 of the DGCL, a corporation is prohibited from engaging in a "business combination" with a stockholder who owns 15% or more of the corporation's voting stock (an interested stockholder) for three years following the date that such stockholder became an interested stockholder unless (i) prior to the date such stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (subject to certain exclusions), or (iii) at or subsequent to such time, the business combination is approved by the board of directors and by the affirmative vote (but not written consent) of at least 66 2/3% of the corporation's outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of Section 203 in its certificate of incorporation or a stockholder approved bylaw.

Liberty Interactive has not elected to opt-out of Section 203.

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Appraisal Rights

The ACC provides that dissenters' rights of appraisal are available to a shareholder of a corporation only in connection with a plan of merger, consolidation, or exchange to which the corporation is a party, or a sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale under a court order or a sale for cash on terms requiring that all or substantially all of the net proceeds of the sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale involving that corporation.

Appraisal rights are not available under the ACC (i) to the holders of shares of a class or series if the shares of the class or series were registered on a national securities exchange on the date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which the plan of merger, consolidation, or exchange or the proposed sale or exchange of property and assets is to be acted upon unless the articles of incorporation provide otherwise; or (ii) to the shareholders of the surviving corporation if a vote of the shareholders of the surviving corporation is not necessary to authorize the merger.

The ACC provides that dissenters' rights of appraisal are available to a shareholder of a corporation only in connection with a plan of merger, consolidation, or exchange to which the corporation is a party, or a sale of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale under a court order or a sale for cash on terms requiring that all or substantially all of the net proceeds of the sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale involving that corporation.

Appraisal rights are not available under the ACC (i) to the holders of shares of a class or series if the shares of the class or series were registered on a national securities exchange on the date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which the plan of merger, consolidation, or exchange or the proposed sale or exchange of property and assets is to be acted upon unless the articles of incorporation provide otherwise; or (ii) to the shareholders of the surviving corporation if a vote of the shareholders of the surviving corporation is not necessary to authorize the merger.

The DGCL provides that stockholders who properly demand and perfect appraisal rights in connection with certain mergers or consolidations of the corporation may have the right to receive payment of the fair value of their stock in cash as appraised by the Delaware Court of Chancery. Subject to certain exceptions, the DGCL provides that appraisal rights are not available to any class of stock listed on a national securities exchange or held of record by more than 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (i) shares of the surviving corporation, (ii) shares of stock of another corporation which is listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash in lieu of fractional shares of such corporations, or (iv) any combination of the above.

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Interested Director Transactions

The ACC provides that a corporation may lend money to an officer or employee (who is not also a director) with approval of the board of directors. A loan may be extended to a director with the approval of 2/3 or more of the corporation's outstanding shares entitled to vote.

In accordance with the ACC, the GCI bylaws provide that a contract or other transaction between the corporation and one or more of the directors of the corporation, or between the corporation and a corporation, firm, or association in which one or more of the directors of the corporation has a material financial interest, is neither void nor voidable because the director or directors or other corporation, firm, or association is a party or because the director or directors is present at the meeting of the board of directors that authorizes, approves, or ratifies the contract or transaction, if the material facts as to the transaction and as to the director's interest are fully disclosed or known to the (1) shareholders and the contract or transaction is approved by the shareholders in good faith, with the shares owned by the interested director or directors not being entitled to vote; or (2) board of directors, and the board of directors authorizes, approves, or ratifies the contract or transaction in good faith by a sufficient vote without counting the vote of the interested director or directors, and the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved, or ratified.

The ACC provides that a corporation may lend money to an officer or employee (who is not also a director) with approval of the board of directors. A loan may be extended to a director with the approval of 2/3 or more of the corporation's outstanding shares entitled to vote.

In accordance with the ACC, the GCI Liberty bylaws provide that a contract or other transaction between the corporation and one or more of the directors of the corporation, or between the corporation and a corporation, firm, or association in which one or more of the directors of the corporation has a material financial interest, is neither void nor voidable because the director or directors or other corporation, firm, or association is a party or because the director or directors is present at the meeting of the board of directors that authorizes, approves, or ratifies the contract or transaction, if the material facts as to the transaction and as to the director's interest are fully disclosed or known to the (1) shareholders and the contract or transaction is approved by the shareholders in good faith, with the shares owned by the interested director or directors not being entitled to vote; or (2) board of directors, and the board of directors authorizes, approves, or ratifies the contract or transaction in good faith by a sufficient vote without counting the vote of the interested director or directors, and the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved, or ratified.

The DGCL provides that contracts and transactions between a corporation and one or more of its directors or officers or between a corporation and any other entity in which one or more of its directors or officers are directors or officers shall not be void or voidable solely for this reason or because such director was present at or participates in the meeting where such contract or transaction was approved or because such director's or officer's votes are counted for such purpose if (i) the interest was fully disclosed or known to the board and the transaction was approved by a majority of the disinterested directors, (ii) the interest was fully disclosed or known to the stockholders and the transaction is approved by a majority vote of the stockholders or (iii) the transaction is fair to the corporation when authorized by its board of directors or its stockholders.

	Rights of Holders of Old GCI Common Stock	Rights of Holders of GCI Liberty Capital Stock	Rights of Holders of Liberty Ventures Common Stock
Action by Written Consent

The ACC provides that shareholders may take action by unanimous written consent without a meeting.

The GCI bylaws provide that any action, except the election of directors, may be taken by unanimous written consent without a meeting.

The ACC provides that shareholders may take action by unanimous written consent without a meeting.

The restated GCI Liberty articles prohibit shareholder action by written consent, except that the holders of shares of any series of Preferred Stock may take action by written consent to the extent provided by its terms.

The DGCL provides that, unless prohibited by the certificate of incorporation, the stockholders may take action by written consent without a meeting.

The Liberty Interactive charter prohibits stockholder action by written consent, except that holders of shares of any series of Preferred Stock may take action by written consent to the extent provided by its terms.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

        The following discussion summarizes the U.S. federal income tax consequences of the reclassification, the auto conversion, and the split-off to (i) holders of Old GCI Common Stock that (a) exchange shares of Old GCI Common Stock for shares of Reclassified GCI Liberty Common Stock pursuant to the reclassification and (b) exchange shares of Reclassified GCI Liberty Common Stock for shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock pursuant to the auto conversion and (ii) holders of Liberty Ventures Common Stock that exchange shares of Liberty Ventures Common Stock for shares of GCI Liberty Common Stock pursuant to the split-off. In addition, this discussion summarizes the U.S. federal income tax consequences of the ownership and disposition of shares of GCI Liberty Preferred Stock received pursuant to the auto conversion.

        This discussion is based on the Code, applicable Treasury Regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date of this document, and all of which are subject to change at any time, possibly with retroactive effect. This discussion is limited to holders of Old GCI Common Stock and Liberty Ventures Common Stock that hold their shares of such stock as capital assets, within the meaning of Section 1221 of the Code. Except for the discussion under "—Ownership and Disposition of GCI Liberty Preferred Stock by Non-U.S. Holders," this discussion is limited to stockholders that are U.S. holders (as defined below). Further, this discussion does not discuss all tax considerations that may be relevant to holders of Old GCI Common Stock and Liberty Ventures Common Stock in light of their particular circumstances, nor does it address any tax consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), persons who acquired their shares of Old GCI Common Stock or Liberty Ventures Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or traders in securities, persons that have a functional currency other than the U.S. dollar, and persons who hold their shares of Old GCI Common Stock or Liberty Ventures Common Stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes. This discussion does not address any U.S. federal estate, gift, or other non-income tax consequences or any state, local, or foreign tax consequences.

        Holders of Old GCI Common Stock and Liberty Ventures Common Stock are urged to consult their tax advisors as to the particular tax consequences to them as a result of the reclassification, the auto conversion, and the split-off.

        For purposes of this section, a U.S. holder is a beneficial owner of Old GCI Common Stock or Liberty Ventures Common Stock that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or a resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust, if (a) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) it has a valid election in place under applicable Treasury Regulations to be treated as a U.S. person. A non-U.S. holder is a beneficial owner of Old GCI Common Stock or Liberty Ventures Common Stock that is neither a U.S. holder nor a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes.

        If a partnership (including any entity treated as partnership for U.S. federal income tax purposes) holds shares of Old GCI Common Stock or Liberty Ventures Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding shares of Old GCI Common Stock or Liberty Ventures

Common Stock should consult its tax advisor regarding the tax consequences of the reclassification, the auto conversion, and the split-off.

Tax Opinions

        The completion of the Transactions is conditioned upon the receipt at or prior to the effective time of the auto conversion by GCI Liberty and Liberty Interactive of the opinions of Sherman & Howard and Skadden Arps, respectively, to the effect that, under current U.S. federal income tax law, the auto conversion will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions are also expected to provide that, for U.S. federal income tax purposes, (i) GCI Liberty will not recognize any gain or loss on the auto conversion; (ii) no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Reclassified GCI Liberty Common Stock upon the receipt of shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock pursuant to the auto conversion; (iii) the aggregate tax basis of the shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock received in the auto conversion by a holder of Reclassified GCI Liberty Common Stock will equal the aggregate tax basis of the shares of Old GCI Common Stock held by such holder immediately prior to the Transactions; and (iv) the holding period of the shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock received in the reclassification by a holder of Reclassified GCI Liberty Common Stock will include the holding period of the shares of Old GCI Common Stock, provided that the holder holds the Reclassified GCI Liberty Common Stock, GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock as capital assets on the dates of the auto conversion and the reclassification.

        In addition, the completion of the Transactions is conditioned upon the receipt at or prior to the effective time of the auto conversion by Liberty Interactive of the opinion of Skadden Arps to the effect that, under current U.S. federal income tax law, (i) the split-off, taken together with the contribution, will qualify as a tax-free transaction under Section 355, Section 368(a)(1)(D), and related provisions of the Code, (ii) no income, gain or loss will be recognized by Liberty Interactive upon the receipt of GCI Liberty Common Stock in the contribution or the distribution of GCI Liberty Common Stock pursuant to the split-off and (iii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Ventures Common Stock upon the receipt of shares of GCI Liberty Common Stock pursuant to the split-off. The opinion of Skadden Arps is also expected to provide that, for U.S. federal income tax purposes, (i) the aggregate tax basis of the shares of GCI Liberty Common Stock received in the split-off by a holder of Liberty Ventures Common Stock will equal the aggregate tax basis of the shares of Liberty Ventures Common Stock exchanged therefor and (ii) the holding period of the shares of GCI Liberty Common Stock received in the split-off by a holder of Liberty Ventures Common Stock will include the holding period of the shares of Liberty Ventures Common Stock exchanged therefor, provided that the holder holds GCI Liberty Common Stock as a capital asset on the date of the split-off.

        The conditions to the completion of the Transactions described in the two preceding paragraphs may not be waived by either GCI Liberty or Liberty Interactive. The opinions of Sherman & Howard and Skadden Arps will be based on the law in effect as of the time of the auto conversion and the split-off and will rely upon certain assumptions, as well as statements, representations, and undertakings made by officers of Liberty Interactive and GCI Liberty and Mr. Malone. These assumptions, statements, representations, and undertakings are expected to relate to, among other things, the parties' business reasons for engaging in the auto conversion and the split-off, the conduct of certain business activities by Liberty Interactive and GCI Liberty, and the plans and intentions of Liberty Interactive and GCI Liberty to continue conducting those business activities and not to materially modify their ownership or capital structure following the split-off. If any of those statements, representations, or assumptions is incorrect or untrue in any material respect or any of those undertakings is not complied with, or if the facts upon which the opinions of Sherman & Howard and Skadden Arps are based are materially different from the actual facts that exist at the time of the auto conversion and the split-off, the conclusions reached in such opinions could be adversely affected.

        The parties do not intend to seek a ruling from the IRS regarding the U.S. federal income tax treatment of the Transactions. The legal authorities upon which the opinions of Sherman & Howard and Skadden Arps will be based are subject to change or differing interpretations at any time, possibly with retroactive effect. Opinions of counsel are not binding on courts or the IRS, and there can be no assurance that the IRS will not challenge the conclusions reached in such opinions or that a court would not sustain such a challenge.

Treatment of the Reclassification

        The reclassification will qualify as a tax-free "recapitalization" under Section 368(a)(1)(E) of the Code. As a result, for U.S. federal income tax purposes:

  •
  no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Old GCI Common Stock upon the receipt of shares of Reclassified GCI Liberty Common Stock pursuant to the reclassification;

  •
  the aggregate tax basis of the shares of Reclassified GCI Liberty Common Stock received in the reclassification by a holder of Old GCI Common Stock will equal the aggregate tax basis of the shares of Old GCI Common Stock exchanged therefor; and

  •
  the holding period of the shares of Reclassified GCI Liberty Common Stock received in the reclassification by a holder of Old GCI Common Stock will include the holding period of the shares of Old GCI Common Stock exchanged therefor.

        GCI shareholders who have acquired different blocks of Old GCI Common Stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate tax basis among, and the holding period of, the shares of Reclassified GCI Liberty Common Stock received in exchange for such blocks of Old GCI Common Stock.

  Information Reporting

        A GCI shareholder who owns at least 5% of the outstanding stock of GCI (by vote or value) immediately before the reclassification and who receives shares of Reclassified GCI Liberty Common Stock pursuant to the reclassification will generally be required to attach to such shareholder's U.S. federal income tax return for the year in which the reclassification occurs a statement setting forth certain information relating to the reclassification, including the aggregate fair market value and tax basis of the Old GCI Common Stock surrendered by such shareholder in the reclassification. GCI shareholders should consult their tax advisors to determine whether they are required to provide the foregoing statement.

Treatment of the Auto Conversion

        As discussed above, the completion of the Transactions is conditioned upon the receipt by GCI Liberty and Liberty Interactive of the opinions of Sherman & Howard and Skadden Arps, respectively, to the effect that, under current U.S. federal income tax law, the auto conversion will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Assuming, consistent with the opinions of Sherman & Howard and Skadden Arps, that the auto conversion qualifies for such treatment, then, for U.S. federal income tax purposes:

  •
  no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Reclassified GCI Liberty Common Stock upon the receipt of shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock pursuant to the auto conversion;

  •
  the aggregate tax basis of the shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock received in the auto conversion by a holder of Reclassified GCI Liberty Common Stock will equal the aggregate tax basis of the shares of Old GCI Common Stock exchanged therefor; and

  •
  the holding period of the shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock received in the auto conversion by a holder of Reclassified GCI Liberty Common Stock will include the holding period of the shares of Old GCI Common Stock exchanged therefor.

        GCI shareholders who have acquired different blocks of Old GCI Common Stock at different times or at different prices, and who exchange such blocks of Old GCI Common Stock for shares of Reclassified GCI Liberty Common Stock in the reclassification, should consult their tax advisors regarding the allocation of their aggregate tax basis among, and the holding period of, the shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock received in exchange for such Reclassified GCI Liberty Common Stock in the auto conversion.

  Information Reporting

        A GCI Liberty shareholder who owns at least 5% of the outstanding stock of GCI Liberty (by vote or value) immediately before the auto conversion and who receives shares of GCI Liberty Class A Common Stock and GCI Liberty Preferred Stock pursuant to the auto conversion will generally be required to attach to such shareholder's U.S. federal income tax return for the year in which the auto conversion occurs a statement setting forth certain information relating to the auto conversion, including the aggregate fair market value and tax basis of the Reclassified GCI Liberty Common Stock surrendered by such shareholder in the auto conversion. GCI shareholders should consult their tax advisors to determine whether they are required to provide the foregoing statement.

Treatment of the Split-Off

        As discussed above, the completion of the Transactions is conditioned upon the receipt by Liberty Interactive of the opinion of Skadden Arps to the effect that, under current U.S. federal income tax law, the split-off will qualify as a tax-free transaction under Section 355, Section 368(a)(1)(D), and related provisions of the Code. Assuming, consistent with the opinion of Skadden Arps, that the split-off qualifies for such treatment, then, for U.S. federal income tax purposes:

  •
  subject to the discussion below regarding Section 355(e) of the Code, no gain or loss will be recognized by Liberty Interactive upon the distribution of shares of GCI Liberty Common Stock to holders of Liberty Ventures Common Stock pursuant to the split-off;

  •
  no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Liberty Ventures Common Stock upon the receipt of shares of GCI Liberty Common Stock pursuant to the split-off;

  •
  the aggregate tax basis of the shares of GCI Liberty Common Stock received in the split-off by a holder of Liberty Ventures Common Stock will equal the aggregate tax basis of the shares of Liberty Ventures Common Stock exchanged therefor; and

  •
  the holding period of the shares of GCI Liberty Common Stock received in the split-off by a holder of Liberty Ventures Common Stock will include the holding period of the shares of Liberty Ventures Common Stock exchanged therefor.

        Stockholders who have acquired different blocks of Liberty Ventures Common Stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate tax basis among, and the holding period of, the shares of GCI Liberty Common Stock received in exchange for such blocks of Liberty Ventures Common Stock.

        If the split-off were determined not to qualify under Section 355 of the Code, Liberty Interactive would generally be subject to tax as if it sold the shares of GCI Liberty Common Stock distributed in the split-off in a taxable transaction. Liberty Interactive would recognize taxable gain in an amount equal to the excess of (i) the total fair market value of the shares of GCI Liberty Common Stock distributed in the split-off over (ii) Liberty Interactive's aggregate tax basis in such shares of GCI Liberty Common Stock. A holder of Liberty Ventures Common Stock who receives shares of GCI Liberty Common Stock in the split-off would be treated as either (i) recognizing capital gain or loss equal to the difference between the fair market value of the shares of GCI Liberty Common Stock received and the stockholder's tax basis in the Liberty Ventures Common Stock exchanged therefor or, in certain circumstances, (ii) receiving a taxable distribution in an amount equal to the total fair market value of the shares of GCI Liberty Common Stock received, which would generally be taxed (a) as a dividend to the extent of Liberty Interactive's current and accumulated earnings and profits, then (b) as a non-taxable return of capital to the extent of the stockholder's tax basis in its shares of Liberty Ventures Common Stock with respect to which the distribution was made, and thereafter (c) as capital gain with respect to the remaining value. If the split-off were determined not to qualify under Section 355 of the Code, a stockholder would have a tax basis in its shares of GCI Liberty Common Stock following the split-off equal to the fair market value of such stock. Certain stockholders may be subject to special rules governing taxable distributions, such as those that relate to the dividends received deduction, extraordinary dividends, and qualified dividend income.

        Even if the split-off otherwise qualifies under Section 355, Section 368(a)(1)(D), and related provisions of the Code, the split-off would result in a significant U.S. federal income tax liability to Liberty Interactive (but not to holders of Liberty Ventures Common Stock) under Section 355(e) of the Code if one or more persons acquire, directly or indirectly, a 50% or greater interest (measured by either vote or value) in the stock of Liberty Interactive or in the stock of GCI Liberty (or any successor corporation) (excluding, for this purpose, the acquisition of GCI Liberty Common Stock by Liberty Interactive in the contribution and by holders of Liberty Ventures Common Stock in the split-off) as part of a plan or series of related transactions that includes the split-off. Any acquisition of the stock of Liberty Interactive or GCI Liberty (or any successor corporation) within two years before or after the split-off would generally be presumed to be part of a plan that includes the split-off, although the parties may be able to rebut that presumption under certain circumstances. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature, and subject to a comprehensive analysis of the facts and circumstances of the particular case. Notwithstanding the opinion of Skadden Arps described above, Liberty Interactive or GCI Liberty might inadvertently cause or permit a prohibited change in the ownership of Liberty Interactive or GCI Liberty to occur. If the split-off were determined to be taxable to Liberty Interactive under Section 355(e) of the Code, Liberty Interactive would recognize taxable gain in an amount equal to the excess of (i) the total fair market value of the shares of GCI Liberty Common Stock distributed in the split-off over (ii) Liberty Interactive's aggregate tax basis in such shares of GCI Liberty Common Stock.

        Pursuant to the Tax Sharing Agreement, GCI Liberty will be required to indemnify Liberty Interactive, its subsidiaries and certain related persons for taxes and losses resulting from the failure of the split-off to qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D), and related provisions of the Code to the extent that such taxes and losses (i) result primarily from, individually or in the aggregate, the breach of certain covenants made by GCI Liberty (applicable to actions or failures to act by GCI Liberty and its subsidiaries following the completion of the split-off) or (ii) result from the application of Section 355(e) of the Code to the split-off as a result of the treatment of the split-off as part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, a 50% or greater interest (measured by either vote or value) in the stock of GCI Liberty (or any successor corporation). See "Certain Relationships and Related Party Transactions—Relationships Between GCI Liberty and Liberty Interactive and/or Liberty Media Following the

Transactions—Tax Sharing Agreement" for a more detailed discussion of the Tax Sharing Agreement between GCI Liberty and Liberty Interactive.

  Information Reporting

        A holder of Liberty Ventures Common Stock who owns at least 5% of the outstanding stock of Liberty Interactive (by vote or value) immediately before the split-off and who receives shares of GCI Liberty Common Stock pursuant to the split-off will generally be required to attach to such stockholder's U.S. federal income tax return for the year in which the split-off occurs a statement setting forth certain information relating to the split-off, including the aggregate fair market value and tax basis of the Liberty Ventures Common Stock surrendered by such stockholder in the split-off. Holders of Liberty Ventures Common Stock should consult their tax advisors to determine whether they are required to provide the foregoing statement.

Ownership and Disposition of GCI Liberty Preferred Stock by U.S. Holders

  Distributions

        Distributions of cash or other property with respect to the GCI Liberty Preferred Stock will generally be taxable as dividend income when paid to the extent of GCI Liberty's current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of a distribution with respect to the GCI Liberty Preferred Stock exceeds GCI Liberty's current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital that reduces the U.S. holder's adjusted tax basis in its GCI Liberty Preferred Stock, and any remaining portion will be treated as capital gain (which will be long-term capital gain if the U.S. holder's holding period in such stock exceeds one year at the time of the distribution). Dividends received by certain non-corporate U.S. holders in respect of the GCI Liberty Preferred Stock will generally be subject to tax at the preferential rates applicable to long-term capital gains, provided that applicable holding period requirements are met and certain other conditions are satisfied. Dividends paid to U.S. holders that are corporations will generally be eligible for the dividends received deduction, subject to various limitations.

        Dividends that exceed certain thresholds in relation to a U.S. holder's tax basis in its GCI Liberty Preferred Stock could be characterized as "extraordinary dividends" under the Code. If a corporate U.S. holder that has held GCI Liberty Preferred Stock for two years or less before the dividend announcement date receives an extraordinary dividend, the U.S. holder will generally be required to reduce its tax basis in the GCI Liberty Preferred Stock by the non-taxed portion of the dividend. In addition, a corporate U.S. holder will generally be required to reduce its tax basis in the GCI Liberty Preferred Stock by the non-taxed portion of any dividend (regardless of the U.S. holder's holding period in such stock or the amount of the dividend) if the issue price of the GCI Liberty Preferred Stock is greater than its redemption price. In either case, if the amount of the reduction exceeds the U.S. holder's tax basis in the GCI Liberty Preferred Stock, the excess will be taxable as capital gain. Certain non-corporate U.S. holders who receive extraordinary dividends will generally be required to treat any losses recognized on the sale or other disposition of the GCI Liberty Preferred Stock as long-term capital losses to the extent that such dividends are taxed at the preferential rates applicable to long-term capital gains.

  Potential Constructive Distributions

        Under Section 305 and the Treasury Regulations thereunder, if the redemption price of the GCI Liberty Preferred Stock exceeds the issue price of the GCI Liberty Preferred Stock, the excess will be treated as a "redemption premium" that may result in certain circumstances in a constructive distribution (or series of constructive distributions) to holders of GCI Liberty Preferred Stock.

        Although not free from doubt, the issue price of the GCI Liberty Preferred Stock should be determined under principles similar to the determination of original issue discount (OID) on debt instruments pursuant to the Treasury Regulations under Sections 1271 through 1275 of the Code (the OID Rules), in which case the issue price of the GCI Liberty Preferred Stock should be equal to its fair market value on the date of the auto conversion. The redemption price of the GCI Liberty Preferred Stock should be its liquidation price of $25 per share. Thus, the amount of redemption premium on the GCI Liberty Preferred Stock, if any, will not be known until the date of the auto conversion.

        Any redemption premium on the GCI Liberty Preferred Stock should not result in constructive distributions to holders of GCI Liberty Preferred Stock if such redemption premium is less than a de minimis amount, as determined under principles similar to the OID Rules. For this purpose, a redemption premium on the GCI Liberty Preferred Stock should generally be considered de minimis if it is less than (i) 0.25% of the redemption price multiplied by (ii) the number of complete years to the redemption date.

        If the GCI Liberty Preferred Stock is treated as having more than a de minimis amount of redemption premium, constructive distributions equal to such redemption premium would generally accrue without regard to a U.S. holder's method of accounting for U.S. federal income tax purposes at a constant yield determined under principles similar to the determination of OID on debt instruments pursuant to the OID Rules. Each such constructive distribution would be treated for U.S. federal income tax purposes as a distribution of additional GCI Liberty Preferred Stock that would generally be treated (i) as dividend income to the extent of GCI Liberty's current and accumulated earnings and profits, then (ii) as a non-taxable return of capital to the extent of the U.S. holder's tax basis in its shares of GCI Liberty Preferred Stock, and thereafter (iii) as capital gain to the extent of any excess amount, in the same manner as distributions described above under "—Distributions." Any such constructive distribution would generally increase the U.S. holder's tax basis in its GCI Liberty Preferred Stock or, to the extent that the distribution is treated as a non-taxable return of capital, offset the reduction in the U.S. holder's tax basis that would otherwise occur.

        GCI Liberty's determination of whether there are constructive distributions on the GCI Liberty Preferred Stock pursuant to these rules is generally binding on a holder of GCI Liberty Preferred Stock, unless such holder explicitly discloses that it is taking a contrary position in a statement attached to its U.S. federal income tax return in accordance with applicable Treasury Regulations. The application of principles similar to the OID Rules to a redemption premium on preferred stock is uncertain and complex. GCI Liberty shareholders should consult their tax advisors regarding the determination of whether there is more than a de minimis amount of redemption premium on the GCI Liberty Preferred Stock and the U.S. federal income tax consequences of any such redemption premium.

  Sales, Exchanges, and Redemptions

        Subject to the potential application of Section 306 of the Code to the GCI Liberty Preferred Stock, as discussed below under "—Section 306 Stock," a U.S. holder will generally recognize capital gain or loss on a sale, exchange, redemption (other than a redemption that is treated as a distribution, as discussed below), or other disposition of the GCI Liberty Preferred Stock equal to the difference between the amount realized on the disposition and the U.S. holder's tax basis in such stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period in the GCI Liberty Preferred Stock exceeds one year at the time of the disposition. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations under the Code.

        Subject to the potential application of Section 306 of the Code, a redemption of the GCI Liberty Preferred Stock will generally be treated as a sale or exchange described in the immediately preceding paragraph if the redemption (i) results in a "complete termination" of the U.S. holder's equity interest in GCI Liberty (within the meaning of section 302(b)(3) of the Code), (ii) is a "substantially disproportionate" redemption with respect to the U.S. holder (within the meaning of section 302(b)(2) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to the U.S. holder (within the meaning of section 302(b)(1) of the Code). In determining whether any of these tests has been met, a U.S. holder must take into account not only the GCI Liberty stock that the U.S. holder actually owns, but also other GCI Liberty stock that the U.S. holder constructively owns within the meaning of Section 318 of the Code. In appropriate circumstances, an increase or decrease in a U.S. holder's actual and constructive ownership of GCI Liberty stock as a result of transactions undertaken as part of a plan that includes a redemption may also be taken into account for purposes of these tests. In general, a U.S. holder that owns (actually or constructively) only an insubstantial percentage of the total equity interests in GCI Liberty and that exercises no control over GCI Liberty's corporate affairs may be entitled to sale or exchange treatment on a redemption of GCI Liberty Preferred Stock if the U.S. holder experiences a reduction in its equity interest in GCI Liberty (taking into account any constructively owned GCI Liberty stock) as a result of the redemption. If none of the alternative tests of Section 302(b) of the Code is satisfied, a redemption of the GCI Liberty Preferred Stock will be treated as a distribution subject to the rules described above under "—Distributions." Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of GCI Liberty Preferred Stock will depend upon the facts and circumstances as of the time of such determination, GCI Liberty shareholders should consult their tax advisors regarding the U.S. federal income tax treatment of a redemption.

        In the event that a redemption of the GCI Liberty Preferred Stock is properly treated as a distribution, the amount of the distribution will be equal to the amount of cash and the fair market value of property received in the redemption, generally without any offset for the U.S. holder's tax basis in the redeemed GCI Liberty Preferred Stock. Any tax basis in the redeemed GCI Liberty Preferred Stock should generally be transferred to the U.S. holder's remaining equity interests in GCI Liberty. If the U.S. holder has no remaining equity interests in GCI Liberty, such tax basis could, under certain circumstances, be transferred to any remaining equity interests in GCI Liberty that are held by a person related to the U.S. holder, or such tax basis could be lost entirely.

  Section 306 Stock

        The rules of Section 306 of the Code will generally apply to a sale or other disposition of the GCI Liberty Preferred Stock if such stock is treated as "Section 306 stock" within the meaning of Section 306(c) of the Code. In general, stock will be Section 306 stock if it is stock that is "not common stock" and satisfies certain other requirements described in Section 306(c)(1)(B) of the Code. The IRS has ruled that stock is other than common stock, for this purpose, if the stock does not participate in corporate growth to any significant extent.

        It is expected that the GCI Liberty Preferred Stock will be treated as stock other than common stock. As a result, pursuant to the Treasury Regulations under Section 306 of the Code, the GCI Liberty Preferred Stock received by a U.S. holder in the auto conversion will generally be treated as Section 306 stock if, in a hypothetical transaction otherwise identical to the auto conversion in which the U.S. holder received an equivalent amount of cash as a substitute for the GCI Liberty Preferred Stock, the receipt of such cash would be treated as a dividend (and not as a sale or exchange) for U.S. federal income tax purposes (the cash substitution test). Whether a U.S. holder's hypothetical receipt of cash would be treated as a dividend and, accordingly, whether the U.S. holder meets the cash substitution test, will be determined under the principles of Section 302(b) of the Code, as described above under "—Sales, Exchanges, and Redemptions," and will generally depend upon the U.S. holder's particular circumstances. This determination may, in appropriate circumstances, take into account any reduction in the U.S. holder's proportionate equity interest in GCI Liberty resulting from the contribution and the split-off and any other issuances of GCI Liberty stock undertaken as part of a plan that includes the auto conversion, as well as the effects of other acquisitions or dispositions of

GCI Liberty stock by the U.S. holder (or a person whose ownership of GCI Liberty stock is attributed to the U.S. holder pursuant to the constructive ownership rules of Section 318 of the Code) as part of such a plan. GCI Liberty shareholders should consult their tax advisors regarding the application of the cash substitution test in their particular circumstances.

        In general, if the GCI Liberty Preferred Stock constitutes Section 306 stock, then, except as otherwise indicated below, the amount realized by a U.S. holder (without reduction by the U.S. holder's tax basis in such stock) on a subsequent taxable disposition of such stock:

  •
  that is a redemption would be dividend income to the extent of GCI Liberty's available earnings and profits at such time; or

  •
  that is other than a redemption would be ordinary income to the extent that the U.S. holder's earlier receipt of such stock in the auto conversion would have been treated as a dividend if GCI Liberty had distributed cash in lieu of such stock in the auto conversion.

        Any excess of the amount realized from a disposition of Section 306 stock over (i) the amount treated as ordinary income or dividend income plus (ii) the U.S. holder's tax basis in such stock will be treated as capital gain (which will be long-term capital gain if the U.S. holder's holding period in such stock exceeds one year at the time of the distribution). Except as provided below, no loss may be recognized on the disposition of Section 306 stock. Non-corporate U.S. holders that satisfy certain holding period and other requirements will generally be subject to tax on any dividend income or ordinary income described above at the preferential rates applicable to long-term capital gains. U.S. holders that are corporations may be eligible for a dividends received deduction for amounts received in redemptions that are treated as dividends under these rules.

        No amount realized on the disposition of Section 306 stock will generally be treated as ordinary income or dividend income if the disposition completely terminates the U.S. holder's entire actual and constructive ownership interest (as defined in the Code) in GCI Liberty's equity. Moreover, the limitation on the recognition of loss, if any, will generally not apply in the case of such a complete termination.

        Even if the GCI Liberty Preferred Stock is treated as Section 306 stock, the foregoing rules may not apply if a U.S. holder establishes to the satisfaction of the IRS that neither the auto conversion nor the subsequent disposition of GCI Liberty Preferred Stock is pursuant to a plan having as one of its principal purposes the avoidance of U.S. federal income tax. GCI Liberty shareholders should consult their tax advisors concerning the potential application of Section 306 of the Code to the GCI Liberty Preferred Stock.

Ownership and Disposition of GCI Liberty Preferred Stock by Non-U.S. Holders

  Distributions

        Generally, distributions treated as dividends, as described above under "—Ownership and Disposition of GCI Liberty Preferred Stock by U.S. Holders—Distributions" and "—Ownership and Disposition of GCI Liberty Preferred Stock by U.S. Holders—Potential Constructive Distributions," that are paid (actually or constructively) to a non-U.S. holder with respect to the GCI Liberty Preferred Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Dividends that are effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder) will generally be subject to U.S. federal income tax on a net income basis at regular graduated rates in the same manner as if the non-U.S. holder were a United States person (as defined in the Code) and will be exempt from the 30% withholding tax (assuming compliance with certain certification and disclosure requirements). Any such effectively connected dividends paid (actually or constructively) to a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because constructive distributions do not give rise to a cash payment from which any applicable withholding tax could be satisfied, GCI Liberty or the applicable withholding agent may withhold U.S. federal income tax on any such constructive distributions by withholding amounts from any cash distributions otherwise payable to a non-U.S. holder.

        For purposes of obtaining a reduced rate of withholding under an income tax treaty, a non-U.S. holder will generally be required to provide its U.S. taxpayer identification number as well as certain information concerning the non-U.S. holder's country of residence and entitlement to tax treaty benefits. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable form (if the non-U.S. holder is claiming the benefits of an income tax treaty) or IRS Form W-8ECI (if the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business in the United States) or suitable substitute form (assuming that the payer has no actual knowledge or reason to know that the certifications are incorrect).

  Sales, Exchanges, and Redemptions

        Except for gain treated as ordinary income in the circumstances described above under "—Ownership and Disposition of GCI Liberty Preferred Stock by U.S. Holders—Section 306 Stock," a non-U.S. holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange, redemption (other than a redemption that is treated as a distribution, as discussed below), or other disposition of the GCI Liberty Preferred Stock unless (i) the non-U.S. holder is a non-resident alien individual that is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are satisfied, (ii) the gain is effectively connected with the U.S. holder's conduct of a trade or business in the United States (and, if a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder), or (iii) GCI Liberty is or has been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition and the period that the non-U.S. holder held the GCI Liberty Preferred Stock and either (a) the GCI Liberty Preferred Stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the disposition occurs or (b) the non-U.S. holder owns (actually or constructively) more than 5% of the GCI Liberty Preferred Stock at some time during the shorter of the five-year period ending on the date of the disposition and the period in which the non-U.S. holder held the GCI Liberty Preferred Stock. Although there can be no assurances, GCI believes that it is not, and does not expect to become, a United States real property holding corporation.

        An individual non-U.S. holder described in clause (i) of the immediately preceding paragraph will be required to pay (subject to any applicable income tax treaty) a flat 30% tax on any gain derived from the sale or other disposition of the GCI Liberty Preferred Stock, which may be offset by certain U.S. source capital losses, even though the individual is not considered a resident of the United States. Gain described in clause (ii) or (iii) of such paragraph will be subject to U.S. federal income tax on a net income basis at regular graduated rates in the same manner as if the non-U.S. holder were a United States person (as defined in the Code). A non-U.S. holder that is a corporation may also be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

        A non-U.S. holder will generally be subject to U.S. federal income tax (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on the amount realized on the sale, exchange, or other disposition (other than a redemption) of the GCI Liberty Preferred Stock to the extent that such amount is treated as ordinary income in the circumstances described above under

"—Ownership and Disposition of GCI Liberty Preferred Stock by U.S. Holders—Section 306 Stock." Non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax treatment of ordinary income described in this paragraph.

        A payment made to a non-U.S. holder in redemption of the GCI Liberty Preferred Stock may be treated as a dividend, rather than as a payment in exchange for such stock, in the circumstances discussed above under "—Ownership and Disposition of GCI Liberty Preferred Stock by U.S. Holders—Sales, Exchanges, and Redemptions" and "—Ownership and Disposition of GCI Liberty Preferred Stock by U.S. Holders—Section 306 Stock," in which event the payment would be subject to U.S. federal income tax in the manner described above under "—Ownership of and Disposition of GCI Liberty Preferred Stock by Non-U.S. Holders—Distributions."

  Information Reporting and Backup Withholding

        Actual and constructive payments of dividends on the GCI Liberty Preferred Stock, and the tax withheld with respect thereto, will be subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding is reduced or eliminated by an applicable income tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides. U.S. federal backup withholding may apply to dividends paid (actually or constructively) to certain non-U.S. holders unless the non-U.S. holder furnishes to the payer a properly executed IRS Form W-8BEN or other applicable form, or the non-U.S. holder otherwise establishes an exemption and the payer does not have actual knowledge or reason to know that the non-U.S. holder is a United States person, as defined under the Code, that is not an exempt recipient.

        Proceeds from a sale or other disposition of GCI Liberty Preferred Stock within the United States or conducted through certain U.S.-related financial intermediaries will be subject to information reporting and, depending on the circumstances, may be subject to backup withholding, unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on a properly executed IRS Form W-8BEN or other applicable form, or the non-U.S. holder otherwise establishes an exemption and the payer does not have actual knowledge or reason to know the holder is a United States person, as defined under the Code, that is not an exempt recipient.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from an actual or constructive payment to a non-U.S. holder is allowable as a credit against the non-U.S. holder's U.S. federal income tax, which may entitle the non-U.S. holder to a refund, provided that the non-U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a non-U.S. holder that is required to furnish information but does not do so in the proper manner. Non-U.S. holders are urged to consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

  Additional Withholding Requirements

        Withholding at a rate of 30% will generally be required in certain circumstances on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, the GCI Liberty Preferred Stock held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Accordingly, the entity through which the GCI Liberty Preferred Stock is held will affect the determination of whether such withholding is required. Similarly, in certain circumstances, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, the GCI Liberty Preferred Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that the entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which GCI Liberty will in turn provide to the U.S. Treasury Department. GCI Liberty will not pay any additional amounts to holders of GCI Liberty Preferred Stock in respect of any amounts withheld. Non-U.S. holders should consult their tax advisors regarding the possible implications of these rules on their investment in the GCI Liberty Preferred Stock.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facility

        Upon the satisfaction of certain conditions (including the consummation of the contribution) as set forth in the Fifth Amendment dated as of May 3, 2017 (the fifth amendment) to the Fourth Amended and Restated Credit and Guarantee Agreement dated as of February 2, 2015 among GCI Holdings, Inc., GCI, Inc., the subsidiary guarantors party thereto, the lenders party thereto, Credit Agricole Corporate and Investment Bank, as administrative agent, MUFG Union Bank, N.A. and SunTrust Bank, as co-syndication agents, and Bank of America, N.A., as documentation agent (as amended prior to the fifth amendment, the existing senior credit facility agreement), GCI LLC, as the successor in interest to GCI, Inc., will assume the obligations of the borrower under the existing senior secured credit facility (as amended after giving effect to the satisfaction of all of the conditions to effectiveness set forth in the fifth amendment, the senior credit facility and, the credit agreement governing the senior credit facility, the senior credit facility agreement). The existing senior secured credit facility provides for a $215.0 million Term Loan A, a $245.9 million Term Loan B and a $200.0 million revolving credit facility. As of September 30, 2017, there was $55.0 million in outstanding revolving loans and $21.0 million in outstanding letters of credit under the revolving credit facility, which leaves $124.0 million available for borrowing as of September 30, 2017. In addition, as of September 30, 2017, there was $215.0 million outstanding under the Term Loan A and $243.2 million outstanding under the Term Loan B.

        The borrowings under the Term Loan A and revolving credit facility are scheduled to mature on November 17, 2021, and the borrowings under the Term Loan B are scheduled to mature on February 2, 2022; provided that, if the 2021 Senior Notes are not refinanced by December 3, 2020, then all of the loans under the senior credit facility become due on such date. Amounts borrowed under the Term Loan A and the revolving credit facility will bear interest at the London interbank offered rate (LIBOR) plus 3.00% or less depending upon GCI LLC's total leverage ratio. Amounts borrowed under the Term Loan B will bear interest at LIBOR plus 2.25%.

        The obligations under the senior credit facility will be guaranteed by GCI Holdings, LLC, as the successor in interest to GCI Holdings, Inc. (GCI Holdings LLC) and each of GCI LLC's subsidiaries other than subsidiaries holding Liberty Ventures businesses, assets and liabilities (the Liberty subsidiaries) and subsidiaries otherwise excluded pursuant to the terms thereof. The obligations under the senior credit facility will be secured by a security interest on substantially all of the assets of GCI LLC. and the subsidiary guarantors, and on the equity interests of GCI Holdings LLC.

        The terms of the senior credit facility include customary representations and warranties, customary affirmative and negative covenants and customary events of default; provided that less restrictive covenants than those currently set forth in the existing senior secured credit facility agreement will apply with respect to certain actions of the Liberty subsidiaries. At any time after the occurrence of an event of default under the senior credit facility, the lenders may, among other options, declare any amounts outstanding under the senior credit facility immediately due and payable and terminate any commitment to make further loans under the senior credit facility.

2021 Senior Notes

        Upon the effectiveness of the supplemental indenture effective date as set forth in the supplemental indenture, dated as April 28, 2017, to the indenture governing the 2021 Senior Notes issued by GCI, Inc. (as amended through the date hereof, the 2021 Senior Notes Indenture), GCI LLC will assume the obligations of the issuer under the 2021 Senior Notes Indenture and the 2021 Senior Notes. As of September 30, 2017, there was $325 million in outstanding 2021 Senior Notes.

        The 2021 Senior Notes Indenture contains covenants that will restrict GCI LLC and certain of its subsidiaries from incurring additional debt or entering into sale and leaseback transactions; paying dividends or distributions on capital stock or repurchasing capital stock; issuing stock of subsidiaries; making certain investments; creating liens on assets to secure debt; entering into transactions with affiliates; merging or consolidating with another company; and transferring and selling assets; provided that less restrictive covenants than those currently set forth in the 2021 Senior Notes Indenture will apply with respect to certain actions of the Liberty subsidiaries. Limitations and exceptions to note covenants and events of default are described in the 2021 Senior Notes Indenture.

        In addition, upon the occurrence of a change of control (other than a change of control as a result of the Transactions), each holder of the 2021 Senior Notes will have the right to require GCI LLC to purchase all or any part of such holder's 2021 Senior Notes at a purchase price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest on such notes, if any. If GCI LLC or certain of its subsidiaries engage in asset sales, GCI LLC must generally either invest the net cash proceeds from such sales in its business within a period of time, prepay debt under any outstanding credit facility, or make an offer to purchase a principal amount of the 2021 Senior Notes equal to the excess net cash proceeds, with the purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any.

2025 Senior Notes

        Upon the effectiveness of the supplemental indenture effective date as set forth in the supplemental indenture, dated April 28, 2017, to the indenture governing the 2025 Senior Notes due 2025 issued by GCI, Inc. (as amended through the date hereof, the 2025 Senior Notes Indenture), GCI LLC will assume the obligations of the issuer under the 2025 Senior Notes Indenture and the 2025 Senior Notes. As of September 30, 2017, there was $450 million in outstanding 2025 Senior Notes.

        The 2025 Senior Notes Indenture contains covenants that will restrict GCI LLC and certain of its subsidiaries from incurring additional debt or entering into sale and leaseback transactions; paying dividends or distributions on capital stock or repurchasing capital stock; issuing stock of subsidiaries; making certain investments; creating liens on assets to secure debt; entering into transactions with affiliates; merging or consolidating with another company; and transferring and selling assets; provided that less restrictive covenants than those currently set forth in the 2025 Senior Notes Indenture will apply with respect to certain actions of the Liberty subsidiaries. Limitations and exceptions to note covenants and events of default are described in the 2025 Senior Notes Indenture.

        In addition, upon the occurrence of a change of control (other than a change of control as a result of the Transactions), each holder of the 2025 Senior Notes will have the right to require GCI LLC to purchase all or any part of such holder's 2025 Senior Notes at a purchase price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest on such notes, if any. If GCI LLC or certain of its subsidiaries engage in asset sales, GCI LLC must generally either invest the net cash proceeds from such sales in its business within a period of time, prepay debt under any outstanding credit facility, or make an offer to purchase a principal amount of the 2025 Senior Notes equal to the excess net cash proceeds, with the purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any.

Broadband Holdco Margin Loan

        GCI Liberty anticipates that Broadband Holdco will enter into the margin loan facility (the margin loan facility and, the credit agreement governing the margin loan facility, the margin loan agreement) in connection with the Transactions. The summary provided in this section is based solely on the terms of the margin loan agreement as currently anticipated between Broadband Holdco and the prospective lenders that will be party thereto.

        The margin loan agreement will permit Broadband Holdco, subject to certain funding conditions, to borrow a term loan on or about the closing date of the margin loan facility (the closing date) in an aggregate principal amount up to $1 billion. Broadband Holdco will be permitted to use the proceeds of the loans under the margin loan facility for (i) distributions as a dividend or a return of capital to the equity or limited liability company interests of any person owning equity interests in Broadband Holdco and/or (ii) for working capital needs and other general corporate purposes.

        The margin loan facility will mature on the date that is the second anniversary of the closing date. In addition, Broadband Holdco's obligations under the margin loan facility will be secured by first priority liens on Broadband Holdco's ownership of approximately 42.7 million shares of LBRDK, sufficient for Broadband Holdco to meet its loan to value requirement under the margin loan agreement (the pledged stock). If Broadband Holdco defaults on its obligations under the margin loan agreement, each lender (subject to applicable cure periods) will have the right to terminate its commitments and declare the outstanding principal amount of its loans under the margin loan facility, together with any accrued and unpaid interest thereon, the amount of the prepayment premium, if applicable, and all other amounts owing or payable under the margin loan agreement and the other loan documents entered into in connection with the margin loan facility to be immediately due and payable, and such lender will have the right to (i) foreclose on that portion of the pledged stock securing its respective portion of the margin loan facility and any other collateral that then secures Broadband Holdco's obligations to such lender and (ii) exercise any and all other rights such lender may have against Broadband Holdco at law or in equity.

        Borrowings under the margin loan facility are expected to bear interest at a per annum rate equal to the 3-month LIBOR rate plus a spread to be determined. Broadband Holdco will also have the option to elect that interest payments be added to the principal amount of the outstanding loans under the margin loan facility.

        The margin loan agreement will provide that Broadband Holdco may prepay the loans under the margin loan facility at any time, subject to certain notice requirements and a prepayment premium under certain conditions if Broadband Holdco prepays all or any portion of such loans prior to the date that is the first anniversary of the closing date. The margin loan agreement will also require mandatory prepayments, together with the payment of the prepayment premium, if applicable, or, in some cases, the posting of additional collateral, upon the occurrence of certain events that are customary for margin loans of this type.

        The margin loan agreement is expected to contain various affirmative and negative covenants that restrict the activities of Broadband Holdco (including, with limited exceptions, the incurrence of additional indebtedness by Broadband Holdco). It is also expected that the margin loan agreement will not contain any financial covenants.

        In addition, the margin loan agreement will contain events of default that are customary for margin loans of this type, including the occurrence of the following events (and subject to customary cure periods and materiality thresholds):

  •
  failure to pay principal, interest or other amounts due under the margin loan agreement;

  •
  failure to observe specified covenants or other agreements in the margin loan agreement and the inaccuracy of representations or warranties under the margin loan agreement;

  •
  insolvency and related occurrences or events of insolvency with respect to Broadband Holdco;

  •
  judgments entered against Broadband Holdco above certain thresholds;

  •
  failure of enforceability or invalidity of the margin loan facility loan documents or the effectiveness of the liens created under the margin loan facility loan documents;

  •
  failure to satisfy collateral shortfalls or the unauthorized withdrawal of collateral; and

  •
  default by Broadband Holdco under other agreements governing material indebtedness.

MANAGEMENT OF GCI LIBERTY

Directors

        Pursuant to the terms of the reorganization agreement, the members of the GCI Liberty Board in office immediately prior to the consummation of the contribution (other than Mr. Duncan) will resign from the GCI Liberty Board and, in addition to Mr. Duncan and Mr. Donne F. Fisher who will serve on the GCI Liberty Board pursuant to the terms of the reorganization agreement, Liberty Interactive shall designate the persons who will serve on the GCI Liberty Board from and after the contribution. The following sets forth certain information concerning the persons who are expected to serve as the directors of GCI Liberty immediately following the consummation of the contribution, including their ages, directorships held and a description of their business experience, including, if applicable, current positions held with Liberty Interactive. No assurance can be given, however, as to whether these directors will continue to serve on the GCI Liberty Board following the expiration of their respective terms, as their re-election will be subject to the approval of GCI Liberty's shareholders.

Name	Position and Experience
John C. Malone Age: 76	Chairman of the Board and a director of GCI Liberty.

Professional Background: Mr. Malone has served as Chairman of the Board of Liberty Interactive, including its predecessors, since its inception in 1994 and served as Liberty Interactive's Chief Executive Officer from August 2005 to February 2006. Mr. Malone served as Chairman of the Board of Tele-Communications, Inc. (TCI) from November 1996 until March 1999, when it was acquired by AT&T Corp., and as Chief Executive Officer of TCI from January 1994 to March 1997.

Other Public Company Directorships: Mr. Malone has served as (i) Chairman of the Board of Liberty Media (including its predecessor) since August 2011 and as a director since December 2010, (ii) the Chairman of the Board of Liberty Broadband since November 2014, (iii) the Chairman of the Board of Liberty Global plc (LGP) since June 2013, having previously served as Chairman of the Board of Liberty Global, Inc. (LGI), LGP's predecessor, from June 2005 to June 2013, as a director of LGI's predecessor, Liberty Media International, Inc. (LMI), from March 2004 to June 2005 and as a director of UnitedGlobalCom, Inc., now a subsidiary of LGP, from January 2002 to June 2005, (iv) a director of Discovery Communications, Inc. (Discovery) since September 2008 and a director of Discovery's predecessor, Discovery Holding Company, from May 2005 to September 2008, and as Chairman of the Board from March 2005 to September 2008, (v) a director of Expedia from August 2005 to November 2012 and from December 2012 to December 2017, (vi) a director of Charter since May 2013, (vii) a director of Lions Gate Entertainment Corp. (Lions Gate) since March 2015 and (viii) Chairman of the Board of Liberty Expedia since November 2016. Previously, he served as (i) the Chairman of the Board of Liberty TripAdvisor from August 2014 to June 2015, (ii) a director of Sirius XM Holdings Inc. (Sirius XM) from April 2009 to May 2013, (iii) a director of Ascent Capital Group, Inc. from January 2010 to September 2012, (iv) a director of Live Nation Entertainment, Inc. (Live Nation) from January 2010 to February 2011, (v) Chairman of the Board of DIRECTV and its predecessors from February 2008 to June 2010 and (vi) a director of IAC/InterActiveCorp from May 2006 to June 2010.

Name	Position and Experience
Board Membership Qualifications: Mr. Malone, as President of TCI, co-founded Liberty Interactive's former parent company and is considered one of the preeminent figures in the media and telecommunications industry. He is well known for his sophisticated problem solving and risk assessment skills.
Gregory B. Maffei Age: 57	Chief Executive Officer, President and a director of GCI Liberty.

Professional Background: Mr. Maffei has served as a director of Liberty Interactive since November 2005, and as the President and Chief Executive Officer of Liberty Interactive since February 2006. He also served as Liberty Interactive's CEO-Elect from November 2005 through February 2006. Mr. Maffei has served as the President and Chief Executive Officer of Liberty Media (including its predecessor) since May 2007, Liberty TripAdvisor since July 2013 and Liberty Broadband since June 2014. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, Chairman, President and Chief Executive Officer of 360networks Corporation (360networks), and Chief Financial Officer of Microsoft Corporation (Microsoft).

Other Public Company Directorships: Mr. Maffei has served as (i) a director of Liberty Media (including its predecessor) since May 2007, (ii) a director of Liberty TripAdvisor since July 2013 and as its Chairman of the Board since June 2015 and (iii) a director of Liberty Broadband since June 2014. He has served as (i) the Chairman of the Board of Sirius XM since April 2013 and as a director since March 2009, (ii) the Chairman of the Board of Live Nation since March 2013 and as a director since February 2011, (iii) the Chairman of the Board of TripAdvisor since February 2013, (iv) a director of Charter since May 2013, (v) a director of Zillow Group since May 2005 and (vi) the Chairman of the Board of Pandora Media, Inc. since September 2017. Mr. Maffei served as (i) a director of DIRECTV and its predecessors from February 2008 to June 2010, (ii) a director of Electronic Arts, Inc. from June 2003 to July 2013, (iii) a director of Barnes & Noble, Inc. from September 2011 to April 2014 and (iv) Chairman of the Board of Starz from January 2013 until its acquisition by Lions Gate in December 2016.

Board Membership Qualifications: Mr. Maffei brings to the GCI Liberty Board significant financial and operational experience based on his current senior policy making positions at Liberty Interactive, Liberty Media, Liberty TripAdvisor, and Liberty Broadband and his previous executive positions at Oracle Corporation, 360networks and Microsoft. In addition, Mr. Maffei has extensive public company board experience. He provides the GCI Liberty Board with an executive leadership perspective on the strategic planning for, and operations and management of, large public companies and risk management principles.

Name	Position and Experience
Ronald A. Duncan Age: 65	A director of GCI Liberty.

Professional Background: Mr. Duncan is a co-founder of GCI and has served as a director of GCI since 1979. Mr. Duncan has served as GCI's chief executive officer since January 1989 and served as its President from January 1989 through August 2017. He will be the Chief Executive Officer of GCI Holdings LLC from and following the completion of the Transactions.
Other Public Company Directorships: None.

Board Member Qualifications: Mr. Duncan brings to the GCI Liberty Board significant financial and operational experience in the telecommunications industry as the co-founder of GCI and its chief executive officer and former President.
Gregg L. Engles Age: 60	A director of GCI Liberty.

Professional Background: Mr. Engles has served as Chairman of the Board and Chief Executive Officer of The WhiteWave Foods Company (WhiteWave) from October 2012 to April 2017. He previously served as Chief Executive Officer of Dean Foods Company, WhiteWave's former parent company, from April 1996 until WhiteWave's initial public offering in October 2012.

Other Public Company Directorships: Mr. Engles has served as a director of Liberty Expedia since November 2016. He previously served as a director and Chairman of the Board of Dean Foods Company from April 1996 to July 2013, except when he served as its Vice-Chairman from January 2002 to May 2002. He also served as a director of Treehouse Foods, Inc. from June 2005 to May 2008.

Board Member Qualifications: Mr. Engles brings to the GCI Liberty Board significant operational experience gained through his senior leadership positions at WhiteWave and other large public companies. He provides the GCI Liberty Board with executive leadership perspective on the operations and management of public companies, which will assist the GCI Liberty Board in evaluating strategic opportunities.
Donne F. Fisher Age: 79	A director of GCI Liberty.

Professional Background: Mr. Fisher has served as President of Fisher Capital Partners, Ltd., a venture capital partnership, since December 1991. Mr. Fisher also served in various positions at TCI from 1968 to 1996 including as Executive Vice President of TCI from January 1994 to January 1996 and served as a consultant to TCI, including its successors AT&T Broadband LLC and Comcast Corporation, from 1996 to December 2005.

Name	Position and Experience
Other Public Company Directorships: Mr. Fisher served as a director of Liberty Broadband from November 2014 to June 2015 and served as a director of Liberty Media (including its predecessor) from September 2011 to June 2015. Mr. Fisher served as a director of GCI from 1980 to December 2005, as a director of LMI from May 2004 to June 2005 and as a director of Liberty Interactive from October 2001 to September 2011. Mr. Fisher was also Chairman of the Board of GCI from June 2002 to December 2005.

Board Member Qualifications: Mr. Fisher brings extensive industry experience to the GCI Liberty Board and a critical perspective on its business, having held several executive positions over many years with TCI, having previously served as a director of Liberty Interactive, Liberty Media, Liberty Broadband and GCI. In addition, Mr. Fisher's financial expertise includes a focus on venture capital investment, which is different from the focus of GCI Liberty's other board members and helpful to its board in formulating investment objectives and determining the growth potential of businesses both within GCI Liberty and those that the board evaluates for investment purposes.
Richard R. Green Age: 80	A director of GCI Liberty.

Professional Background: For over 20 years, Dr. Green served as President and Chief Executive Officer of CableLabs® before retiring in December 2009. Prior to joining CableLabs®, he was a senior vice president at PBS from 1984 through 1988, and served as Director of CBS's Advanced Television Technology Laboratory from 1980 through 1983. Dr. Green is a Professor of Engineering and Director of the Center of Technology and Innovation at the University of Denver. He also serves as a director of Jones/NCTI, a Jones Knowledge Company, which is a workforce performance solutions company for individuals and broadband companies.

Other Public Company Directorships: Dr. Green has served as a director of Liberty Broadband since November 2014. He has also served as a director of LGP and its predecessors since December 2008. He has also served as a director of Shaw Communications, Inc., a telecommunications company based in Canada (Shaw), since 2010. Dr. Green has served on the Audit Committee of Shaw since January 1, 2015 and the Audit Committee of Liberty Broadband since December 2014.

Board Member Qualifications: Dr. Green brings to the GCI Liberty Board his extensive professional and executive background and his particular knowledge and experience in the complex and rapidly changing field of technology for broadband communications services, which contributes to GCI Liberty's evaluation of technological initiatives and challenges and strengthens the GCI Liberty Board's collective qualifications, skills and attributes.

Name	Position and Experience
Sue Ann Hamilton Age: 57	A director of GCI Liberty.

Professional Background: As Principal of the consultancy Hamilton Media LLC (Hamilton Media), Ms. Hamilton advises and represents major media and technology companies. In this role, she serves as Executive Vice President—Distribution and Business Development for AXS TV LLC, a partnership between founder Mark Cuban, AEG, Ryan Seacrest Media, Creative Artists Agency and CBS, and she represents The Mark Cuban Companies/Radical Ventures as board observer for Philo, Inc., a privately held technology company. Prior to launching Hamilton Media, from 2003 until 2007, she served as Executive Vice President—Programming and Senior Vice President—Programming for Charter, the cable and internet service provider. Before her work at Charter, she held numerous management positions at AT&T Broadband LLC. and its predecessor, TCI dating back to 1993. Prior to her career in technology, media, and telecommunications, she was a partner at Chicago-based law firm Kirkland & Ellis, specializing in complex commercial transactions. She received her J.D. degree from Stanford Law School, where she was Associate Managing Editor of the Stanford Law Review and Editor of the Stanford Journal of International Law. She is a magna cum laude graduate of Carleton College in Northfield, Minnesota.
Other Public Company Directorships: Ms. Hamilton has served as a director of FTD since December 2014.

Board Member Qualifications: As a result of her extensive management experience, Ms. Hamilton brings to the GCI Liberty Board significant leadership, oversight and consulting skills, as well as experience in the media, technology and legal fields.

Executive Officers

        Pursuant to the terms of the reorganization agreement, GCI will appoint certain persons identified by Liberty Interactive as officers of GCI Liberty to serve from and after the contribution. The following sets forth certain information concerning the persons (other than Messrs. Malone and Maffei, who are also expected to serve as Chairman of the Board and a director of GCI Liberty, respectively and are described above) who are the existing executive officers of Liberty Interactive and who are expected to serve as GCI Liberty's executive officers immediately following the consummation of the contribution, including their ages and a description of their business experience, including positions held with Liberty Interactive (including its predecessors). All of these executive officers also hold the positions indicated below with Liberty Interactive and provide such services pursuant to an existing services agreement between Liberty Interactive and Liberty Media. Notwithstanding the multiple roles to be served by certain of these persons at GCI Liberty, Liberty Interactive, Liberty TripAdvisor, Liberty Broadband, Liberty Expedia and/or Liberty Media following the contribution, GCI Liberty and Liberty Interactive believe the following persons are the most qualified and appropriate to serve in these multiple roles following the contribution given such persons' in-depth knowledge of and experience with the businesses of GCI Liberty, Liberty Interactive, Liberty TripAdvisor, Liberty Broadband, Liberty Expedia

and Liberty Media, as applicable. No assurance can be given, however, as to whether or how long these executive officers will continue to serve at any of the companies.

Name	Positions
Richard N. Baer Age: 60	Chief Legal Officer of GCI Liberty.

Chief Legal Officer of Liberty Interactive, Liberty Media, Liberty TripAdvisor and Liberty Broadband since January 2016 and Liberty Expedia since March 2016. Senior Vice President and General Counsel of Liberty Interactive and Liberty Media from January 2013 to December 2015, Liberty TripAdvisor from July 2013 to December 2015 and Liberty Broadband from June 2014 to December 2015. Executive Vice President and Chief Legal Officer of UnitedHealth Group Incorporated from May 2011 to December 2012. Executive Vice President and General Counsel of Qwest Communications International Inc. from December 2002 to April 2011 and Chief Administrative Officer from August 2008 to April 2011.
Albert E. Rosenthaler Age: 58	Chief Corporate Development Officer of GCI Liberty.

Chief Corporate Development Officer of Liberty Interactive, Liberty Media, Liberty TripAdvisor, Liberty Broadband and Liberty Expedia since October 2016. Chief Tax Officer of Liberty Interactive, Liberty Media, Liberty TripAdvisor and Liberty Broadband from January 2016 to September 2016 and Liberty Expedia from March 2016 to September 2016. Senior Vice President of Liberty Interactive from April 2002 to December 2015, Liberty Media (including its predecessor) from May 2007 to December 2015, Liberty TripAdvisor from July 2013 to December 2015 and Liberty Broadband from June 2014 to December 2015.
Mark D. Carleton Age: 57	Chief Financial Officer of GCI Liberty.

Chief Financial Officer of Liberty Interactive, Liberty Media and Liberty Broadband since October 2016. Chief Development Officer of Liberty Interactive, Liberty Media, Liberty Broadband and Liberty TripAdvisor from January 2016 to September 2016, Senior Vice President of Liberty Interactive from November 2014 to December 2015, of Liberty Media from January 2013 to December 2015, of Liberty Broadband from October 2014 to December 2015, and Senior Vice President of predecessors of Liberty Media from December 2003 to January 2013. Previously a partner at KPMG LLP.

        GCI Liberty's executive officers will serve in such capacities until the first annual meeting of the GCI Liberty Board, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office.

Directors and Executive Officers

        There is no family relationship between any of GCI Liberty's executive officers or directors, by blood, marriage or adoption.

        During the past ten years, none of the above persons has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

Director Independence

        It is GCI Liberty's policy that a majority of the members of the GCI Liberty Board will be independent of its management. For a director to be deemed independent, the GCI Liberty Board must affirmatively determine that the director has no direct or indirect material relationship with the company. To assist the GCI Liberty Board in determining which of its directors will qualify as independent, the nominating and corporate governance committee of the GCI Liberty Board will follow the Corporate Governance Rules of NASDAQ on the criteria for director independence.

        In accordance with these criteria, it is expected that the GCI Liberty Board will determine that each of Mr. Fisher, Mr. Engles, Dr. Green and Ms. Hamilton qualifies as an independent director of GCI Liberty.

Board Composition

        The GCI Liberty Board will be comprised of directors with a broad range of backgrounds and skill sets, including in media and telecommunications, venture capital and technology. Detailed information on GCI Liberty's policies with respect to board candidates is set forth in the GCI Liberty Board's nominating and corporate governance committee charter.

        From the effective time of the auto conversion until the first annual meeting of shareholders of GCI Liberty following the auto conversion, the GCI Liberty Board will not be classified. Commencing with the election of directors at the 2018 annual meeting of GCI Liberty's shareholders, the members of the GCI Liberty Board, other than those who may be elected by holders of any then-outstanding preferred stock, will be divided into three classes. See "Description of Reclassified GCI Liberty Common Stock and GCI Liberty Capital Stock—Board of Directors."

Committees of the Board

        The GCI Liberty Board will continue to have the following standing committees: audit committee, compensation committee, nominating and corporate governance committee, finance committee and executive committee, which will continue to have comparable responsibilities to such existing committees of the GCI Board. It is currently contemplated that the members and chairmen of these committees (with the exception of the executive committee, which will not have a chairman) will be appointed prior to the completion of the contribution. In addition, it is currently contemplated that the "audit committee financial expert" for purposes of the Exchange Act and the rules and regulations of NASDAQ will be designated at such time.

Compensation Committee Interlocks and Insider Participation

        It is expected that no member of GCI Liberty's compensation committee following the contribution will be or will have been, during 2017, an officer or employee of GCI (including its successor GCI Liberty) or Liberty Interactive, or will have engaged in any related party transaction in which GCI (including its successor GCI Liberty) or Liberty Interactive was a participant. It is expected that no interlocking relationship will exist between the GCI Liberty Board and its compensation committee and the board of directors or compensation committee of any other company.

EXECUTIVE COMPENSATION

Executive Officers of GCI Liberty

        Pursuant to the terms of the reorganization agreement, GCI will appoint certain Liberty Interactive officers identified by Liberty Interactive to serve as officers of GCI Liberty from and after the contribution. The Liberty Interactive officers have not previously served as officers of GCI, and therefore have not received any compensation from GCI or GCI Liberty. As noted elsewhere and described in more detail herein, in connection with the Transactions, GCI Liberty and Liberty Media will enter into a services agreement pursuant to which GCI Liberty will pay Liberty Media an agreed-upon services fee in exchange for the performance of specified services by Liberty Media and its employees for GCI Liberty, including the services of GCI Liberty's executive officers. For more information regarding this agreement, please see "Certain Relationships and Related Party Transactions—Relationships Between GCI Liberty and Liberty Interactive and/or Liberty Media Following the Transactions—Services Agreement." Although, as noted above, GCI Liberty has not paid any compensation to any of its executive officers, compensation has historically been paid to these executive officers for their service to Liberty Media and Liberty Interactive. Thus, for information concerning the compensation paid to the "named executive officers" of GCI Liberty for their service to each of Liberty Media and Liberty Interactive for the year ended December 31, 2016 and certain related information, see Exhibit 99.1 to the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, which includes substantially the same information that is included in the "Executive Compensation" section of the definitive proxy statement on Schedule 14A filed by each of Liberty Media and Liberty Interactive with the SEC on April 20, 2017 relating to their respective 2017 annual meetings of stockholders.

        The historical compensation information included in Exhibit 99.1 is not solely attributable to services performed with respect to GCI Liberty's business and assets and no specific allocation of such compensation is determinable solely with respect to such services. Rather it reflects the full amount of compensation paid by Liberty Media and Liberty Interactive to each applicable person during the applicable period.

        The amount and timing of any equity-based compensation to be paid to the GCI Liberty executive officers following the contribution (other than awards issued pursuant to the transitional plan) will be determined by the compensation committee of the GCI Liberty Board. Any equity incentive awards granted to executive officers of GCI Liberty following the contribution will generally be granted pursuant to the GCI Liberty 2018 Omnibus Incentive Plan, which is described under "—Equity Incentive Plans" below.

Directors of GCI Liberty

        GCI Liberty's nonemployee directors will receive cash compensation directly from GCI Liberty in such amounts and at such times as the GCI Liberty Board shall determine. The amount and timing of any equity-based compensation to be paid to the GCI Liberty directors following the contribution (other than awards issued pursuant to the transitional plan) will be determined by the GCI Liberty Board. Any equity incentive awards granted to nonemployee directors of GCI Liberty following the contribution will generally be granted pursuant to the GCI Liberty 2018 Omnibus Incentive Plan, which is described under "—Equity Incentive Plans" below. For information concerning the compensation paid to the directors of Liberty Media and Liberty Interactive for the year ended December 31, 2016 and certain related information, see Exhibit 99.1 to the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part.

        Pursuant to the terms of the reorganization agreement, one of GCI's existing directors, Ronald Duncan, is expected to remain on the board of GCI Liberty at the closing of the Transactions, and GCI has also designated Donne Fisher to join the board of GCI Liberty at the closing of the Transactions.

Information with respect to the compensation previously paid to Mr. Duncan by GCI and to GCI's non-employee directors is incorporated herein by reference to GCI's Annual Report on Form 10-K filed by GCI with the SEC on March 2, 2017.

Equity Incentive Plans

  GCI Liberty 2018 Omnibus Incentive Plan

        In connection with the Transactions, GCI Liberty will adopt the GCI Liberty 2018 Omnibus Incentive Plan (the incentive plan). The incentive plan is designed to provide additional remuneration to officers, employees, nonemployee directors and independent contractors for exceptional service and to encourage their investment in GCI Liberty. Non-qualified stock options, SARs, restricted shares, restricted stock units, cash awards, performance awards or any combination of the foregoing may be granted under the incentive plan (collectively, awards). The maximum number of shares of GCI Liberty Common Stock with respect to which awards may be granted is 8 million, subject to anti-dilution and other adjustment provisions of the incentive plan. With limited exceptions, under the incentive plan, no person may be granted in any calendar year awards covering more than 1.5 million shares of GCI Liberty Common Stock, subject to anti-dilution and other adjustment provisions of the incentive plan. In addition, no person may receive payment for cash awards during any calendar year in excess of $10 million and no nonemployee director may be granted during any calendar year awards having a value (as determined on the grant date of such award) in excess of $3 million. Shares of GCI Liberty Common Stock issuable pursuant to awards will be made available from either authorized but unissued shares or shares that have been issued but reacquired by GCI Liberty. The incentive plan will be administered by the compensation committee of the GCI Liberty Board, other than awards granted to nonemployee directors, which may be administered by the full GCI Liberty Board or the compensation committee.

  GCI Liberty Transitional Stock Adjustment Plan

        At the time of the contribution, GCI Liberty will also have awards outstanding under the transitional plan as described under "Information About the Transactions—The Reorganization Agreement—Treatment of Liberty Ventures Equity-Based Awards in the Transactions."

  General Communication, Inc. Amended and Restated 1986 Stock Option Plan

        At the time of the contribution, GCI will have awards outstanding under the GCI Stock Option Plan as described under "Information About the Transactions—The Reorganization Agreement—Treatment of GCI Equity-Based Awards in the Transactions."

Equity Compensation Plan Information

        At the time of the split-off, GCI Liberty will have three equity compensation plans, each of which is listed below. The equity compensation plans under which awards will be outstanding immediately following the split-off are the transitional plan and the GCI Stock Option Plan.

        The following table reflects the awards that would have been outstanding as of December 31, 2016 assuming (i) that the Transactions had occurred on that date, (ii) the treatment of the outstanding Ventures Group incentive awards described under "Information About the Transactions—The Reorganization Agreement—Treatment of Liberty Ventures Equity-Based Awards in the Transactions" and (iii) the treatment of the outstanding GCI incentive awards described under "Information About the Transactions—The Reorganization Agreement—Treatment of GCI Equity-Based Awards in the Transactions."

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans not approved by security holders:
GCI Liberty, Inc. 2018 Omnibus Incentive Plan:(1)			8,000,000
GCI Liberty Class A Common Stock	—	N/A
GCI Liberty Class B Common Stock	—	N/A
GCI Liberty, Inc. Transitional Stock Adjustment Plan:(1)			—	(2)
GCI Liberty Class A Common Stock	1,973,915	$22.19
GCI Liberty Class B Common Stock	987,522	$35.02
Equity compensation plans approved by security holders:
General Communication, Inc. Amended and Restated 1986 Stock Option Plan			—	(2)
GCI Liberty Class A Common Stock(3)	2,234	$9.05
Total
GCI Liberty Class A Common Stock	1,976,149

GCI Liberty Class B Common Stock	987,522

			8,000,000

(1)
Each plan permits grants of, or with respect to, any class of GCI Liberty Common Stock, subject to a single aggregate limit. Following the Transactions, GCI Liberty will seek shareholder approval of the incentive plan at its first annual meeting of shareholders.

(2)
The GCI Liberty, Inc. Transitional Stock Adjustment Plan governs the terms and conditions of awards with respect to GCI Liberty Common Stock that were granted in connection with adjustments made to awards granted by Liberty Interactive with respect to its Liberty Ventures Common Stock. The GCI Stock Option Plan governs the terms and conditions of awards with respect to GCI Liberty Common Stock that were granted in connection with adjustments made to awards granted by GCI with respect to GCI Class A Common Stock. As a result, no further grants will be permitted under the transitional plan and the GCI Stock Option Plan.

(3)
Based on the assumption that (i) the VWAP of a share of GCI Liberty Class A Common Stock over the three-consecutive trading days immediately following the date on which the auto conversion occurs is $43.65, and (ii) the VWAP of a share of GCI Liberty Preferred Stock over the three-consecutive trading days immediately following the date on which the auto conversion occurs is $25.00.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners—Liberty Interactive

        The following table sets forth information concerning shares of Liberty Interactive's common stock beneficially owned by each person or entity known by Liberty Interactive to own more than five percent of the outstanding shares of each series of its common stock. All of such information is based on publicly available filings, unless otherwise known to Liberty Interactive from other sources.

        The security ownership information is given as of November 30, 2017 and, in the case of percentage ownership information, is based upon (1) 395,529,658 QVCA shares, (2) 29,217,195 QVCB shares, (3) 81,354,748 LVNTA shares and (4) 4,245,314 LVNTB shares, in each case, outstanding on that date. The percentage voting power is presented on an aggregate basis for all series of common stock.

Name and Address of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
John C. Malone	QVCA	392,730	(1)	*	39.2
c/o Liberty Interactive Corporation	QVCB	27,655,931	(1)	94.7
12300 Liberty Boulevard	LVNTA	606,989	(1)	*
Englewood, CO 80112	LVNTB	4,021,175	(1)	94.7
Jackson Square Partners, LLC	QVCA	24,164,803	(2)	6.1	3.0
101 California Street, Suite 3750
San Francisco, CA 94111
The Vanguard Group	QVCA	34,530,352	(3)	8.7	5.0
100 Vanguard Blvd.	LVNTA	6,119,302	(4)	7.5
Malvern, PA 19355
Harris Associates L.P.	QVCA	25,689,904	(5)	6.5	3.2
111 S. Wacker Drive, Suite 4600
Chicago, IL 60606
FPR Partners LLC	QVCA	9,996,299	(6)	2.5	2.2
199 Fremont Street, Suite 2500	LVNTA	8,108,508	(6)	10.0
San Francisco, CA 94105
T. Rowe Price Associates, Inc.	QVCA	154,407	(7)	*	1.0
100 E. Pratt Street	LVNTA	7,691,505	(8)	9.5
Baltimore, MD 21202

*
Less than one percent

(1)
Information with respect to shares of Liberty Interactive common stock beneficially owned by Mr. Malone, Chairman of the Board of Liberty Interactive, is also set forth in "—Security Ownership of Management—Liberty Interactive."

(2)
Based on Form 13F, filed November 14, 2017, by Jackson Square Partners, LLC (Jackson), which states that, with respect to QVCA, Jackson has sole investment discretion over 24,164,803 shares, sole voting power over 9,642,804 shares and shared voting power over 6,053,857 shares.

(3)
Based on Form 13F, filed November 14, 2017, by The Vanguard Group (Vanguard), which states that, with respect to QVCA, Vanguard has sole investment discretion over 34,141,623 shares, shared investment discretion over 388,729 shares, sole voting power over 335,553 shares and shared voting power over 88,323 shares.

(4)
Based on Form 13F, filed November 14, 2017, by Vanguard, which states that, with respect to LVNTA, Vanguard has sole investment discretion over 6,070,531 shares, shared investment discretion over 48,771 shares, sole voting power over 44,594 shares and shared voting power over 10,297 shares.

(5)
Based on Form 13F, filed November 14, 2017, by Harris Associates L.P. (Harris L.P.), which states that, with respect to QVCA, Harris L.P. has sole investment discretion over 25,061,404 shares, shared investment discretion over 628,500 shares, sole voting power over 23,558,668 shares and shared voting power over 628,500 shares.

(6)
Based on Form 13F, filed November 14, 2017, by FPR Partners, LLC (FPR), which states that FPR has sole investment discretion and sole voting power over 9,996,299 QVCA shares and 8,108,508 LVNTA shares.

(7)
Based on Form 13F, filed November 14, 2017, by T. Rowe Price Associates, Inc. (T. Rowe Price), which states that, with respect to QVCA, T. Rowe Price has sole investment discretion over 154,407 shares and sole voting power over 57,707 shares.

(8)
Based on Form 13F, filed November 14, 2017, by T. Rowe Price, which states that, with respect to LVNTA, T. Rowe Price has sole investment discretion over 7,691,505 shares and sole voting power over 1,529,264 shares.

Security Ownership of Management—Liberty Interactive

        The following table sets forth information with respect to the ownership by each of Liberty Interactive's directors and named executive officers and by all of Liberty Interactive's directors and executive officers as a group of shares of each series of Liberty Interactive's common stock (QVCA, QVCB, LVNTA and LVNTB). The security ownership information with respect to Liberty Interactive's common stock is given as of November 30, 2017 and, in the case of percentage ownership information, is based upon (1) 395,529,658 QVCA shares, (2) 29,217,195 QVCB shares, (3) 81,354,748 LVNTA shares and (4) 4,245,314 LVNTB shares, in each case, outstanding on that date. The percentage voting power is presented in the table below on an aggregate basis for all series of common stock.

        Shares of restricted stock that have been granted pursuant to Liberty Interactive's incentive plans are included in the outstanding share numbers, for purposes of the table below and throughout this report. Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after November 30, 2017 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of that person and for the aggregate percentage owned by the directors and named executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person. For purposes of the following presentation, beneficial ownership of shares of QVCB or LVNTB, though convertible on a one-for-one basis into shares of QVCA or LVNTA, respectively, are reported as beneficial ownership of QVCB or LVNTB only, and not as beneficial ownership of QVCA or LVNTA, respectively. So far as is known to Liberty Interactive, the persons indicated below have sole voting and dispositive power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

        The number of shares indicated as owned by the persons in the table includes interests in shares held by the Liberty Media 401(k) Savings Plan as of November 30, 2017. The shares held by the trustee of the Liberty Media 401(k) Savings Plan for the benefit of these persons are voted as directed by such persons.

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
		(In thousands)
John C. Malone	QVCA	393	(1)(2)(3)	*	39.2
Chairman of the Board and Director	QVCB	27,656	(1)(4)(5)	94.7
	LVNTA	607	(1)(3)	*
	LVNTB	4,021	(1)(4)(5)	94.7
Gregory B. Maffei	QVCA	9,217	(2)(6)(7)(8)	2.3	3.5
President, Chief Executive Officer	QVCB	1,341	(7)	4.4
and Director	LVNTA	1,421	(2)(7)(8)(9)	1.7
	LVNTB	490	(7)	10.4
Michael A. George	QVCA	1,265		*	*
Director; President and	QVCB	—		—
Chief Executive Officer, QVC, Inc.	LVNTA	135	(10)	*
	LVNTB	—		—
Richard N. Barton	QVCA	14	(7)(11)	*	*
Director	QVCB	—		—
	LVNTA	3	(7)(11)	*
	LVNTB	—		—
M. Ian G. Gilchrist	QVCA	20	(7)(12)	*	*
Director	QVCB	—		—
	LVNTA	5	(7)(12)	*
	LVNTB	—		—
Evan D. Malone	QVCA	54	(7)(12)	*	*
Director	QVCB	—		—
	LVNTA	9	(7)(12)	*
	LVNTB	—		—
David E. Rapley	QVCA	19	(7)(12)	*	*
Director	QVCB	—		—
	LVNTA	8	(7)(12)	*
	LVNTB	—		—
M. LaVoy Robison	QVCA	56	(7)	*	*
Director	QVCB	—		—
	LVNTA	11	(7)	*
	LVNTB	—		—
Larry E. Romrell	QVCA	68	(7)	*	*
Director	QVCB	**		*
	LVNTA	13	(7)	*
	LVNTB	**		*

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
		(In thousands)
Mark C. Vadon	QVCA	869	(7)(12)(13)	*	*
Director	QVCB	—		—
	LVNTA	493	(12)(14)	*
	LVNTB	—		—
Andrea L. Wong	QVCA	27	(12)	*	*
Director	QVCB	—		—
	LVNTA	4	(12)	*
	LVNTB	—		—
Richard N. Baer	QVCA	262	(7)	*	*
Chief Legal Officer	QVCB	—		—
	LVNTA	—		*
	LVNTB	—		—
Mark D. Carleton	QVCA	149	(7)	*	*
Chief Financial Officer	QVCB	—		—
	LVNTA	25	(7)	*
	LVNTB	—		—
Albert E. Rosenthaler	QVCA	420	(2)(7)	*	*
Chief Corporate Development Officer	QVCB	—		—
	LVNTA	64	(2)(7)	*
	LVNTB	—		—
Christopher W. Shean	QVCA	446	(2)(7)	*	*
Senior Advisor and Former	QVCB	—		—
Chief Financial Officer(15)	LVNTA	113	(2)(7)	*
	LVNTB	—		—
All directors and executive officers (as a group (14 persons))	QVCA	12,834 (11	(1)(2)(3)(6)(7)(8) )(12)(13)	3.2	42.0
	QVCB	28,998	(1)(4)(5)(7)	96.0
	LVNTA	2,796 (10	(1)(2)(3)(7)(8)(9) )(11)(12)(14)	3.4
	LVNTB	4,511	(1)(4)(5)(7)	96.0

*
Less than one percent

**
Less than 1,000 shares

(1)
Includes 376,260 QVCA shares, 852,358 QVCB shares, 79,243 LVNTA shares and 123,847 LVNTB shares held by Mrs. Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)
Includes shares held in the Liberty Media 401(k) Savings Plan as follows:

	QVCA	LVNTA
John C. Malone	2,532	—
Gregory B. Maffei	7,511	878
Albert E. Rosenthaler	15,077	1,857
Christopher W. Shean	11,190	1,319

Total	36,310	4,054

(3)
Includes (i) 16,470 QVCA shares and 410,146 LVNTA shares pledged to Fidelity Brokerage Services, LLC (Fidelity) in connection with a margin loan facility extended by Fidelity and (ii) 117,600 LVNTA shares pledged to Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch) in connection with a margin loan facility extended by Merrill Lynch.

(4)
Includes 458,946 QVCB shares and 66,683 LVNTB shares held by two trusts which are managed by an independent trustee, of which the beneficiaries are Mr. Malone's adult children and in which Mr. Malone has no pecuniary interest. Mr. Malone retains the right to substitute assets held by the trusts and has disclaimed beneficial ownership of the shares held by the trusts.

(5)
In February 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness, the late founder and former Chairman of the Board of TCI, TCI entered into a call agreement with Mr. Malone and Mr. Malone's wife. In connection with the acquisition by AT&T of TCI, TCI assigned to Liberty Interactive's predecessor its rights under this call agreement. Liberty Interactive has since succeeded to these rights. As a result, Liberty Interactive has the right, under certain circumstances, to acquire QVCB and LVNTB shares owned by the Malones. The call agreement also prohibits the Malones from disposing of their QVCB and LVNTB shares, except for certain exempt transfers (such as transfers to related parties or public sales of up to an aggregate of 5% of their shares of QVCB or LVNTB after conversion to shares of QVCA or LVNTA) and except for transfers made in compliance with our call rights. The call agreement will not apply to the shares of GCI Liberty Class B Common Stock received by Mr. Malone and his wife in connection with the split-off.

(6)
Includes 41,017 QVCA shares held by the Maffei Foundation, as to which shares Mr. Maffei has disclaimed beneficial ownership.

(7)
Includes beneficial ownership of shares that may be acquired upon exercise of, or which relate to, stock options exercisable within 60 days after November 30, 2017.

	QVCA	QVCB	LVNTA	LVNTB
Gregory B. Maffei	5,470,228	996,515	765,441	453,166
Richard N. Barton	13,785	—	2,615	—
M. Ian G. Gilchrist	17,066	—	3,426	—
Evan D. Malone	10,958	—	1,572	—
David E. Rapley	11,223	—	1,904	—
M. LaVoy Robison	42,108	—	6,923	—
Larry E. Romrell	33,404	—	5,380	—
Mark C. Vadon	864,737	—	—	—
Richard N. Baer	238,109	—	—	—
Mark D. Carleton	134,628	—	22,217	—
Albert E. Rosenthaler	238,240	—	34,901	—
Christopher W. Shean	238,240	—	67,047	—

Total	7,312,726	996,515	911,426	453,166

(8)
Includes 1,948,442 QVCA shares and 80,435 LVNTA shares pledged to Morgan Stanley Private Bank, National Association in connection with a loan facility.

(9)
Includes 574,211 LVNTA shares held by a grantor retained annuity trust.

(10)
Includes 22,010 LVNTA shares held by The George Family Foundation.

(11)
Includes 17 QVCA shares and 64 LVNTA shares held by the Barton Descendants' Trust 12/30/2004 over which Mr. Barton has investment power but not voting power.

(12)
Includes restricted stock units that will vest within 60 days after November 30, 2017 as follows:

	QVCA	QVCB	LVNTA	LVNTB
M. Ian G. Gilchrist	2,048	—	365	—
Evan D. Malone	4,096	—	730	—
David E. Rapley	2,048	—	365	—
Mark C. Vadon	4,096	—	730	—
Andrea L. Wong	4,096	—	730	—

Total	16,384	—	2,920	—

(13)
Upon the completion of Liberty Interactive's acquisition of zulily, Liberty Interactive assumed Mr. Vadon's outstanding options to acquire 1,315,390 shares of zulily's Class B common stock and converted such options into 864,737 options to purchase QVCA shares.

(14)
Includes 297,261 LVNTA shares held by Lake Tana LLC for which Mr. Vadon serves as manager and retains full investment and voting control.

(15)
Mr. Shean ceased serving as Liberty Interactive's Chief Financial Officer and began serving as a Senior Advisor, effective October 1, 2016.

Change of Control

        Liberty Interactive knows of no arrangements, including any pledge by any person of Liberty Interactive's securities, the operation of which may at a subsequent date result in a change in control of Liberty Interactive.

Security Ownership of Certain Beneficial Owners and Management—GCI

        The following table sets forth, as of November 30, 2017 (unless otherwise noted), certain information regarding the beneficial ownership of Old GCI Common Stock by each of the following:

  •
  Each person known by GCI to own beneficially 5% or more of the outstanding shares of GCI Class A Common Stock or GCI Class B Common Stock;

  •
  Each of GCI's directors as of November 30, 2017;

  •
  Each of GCI's named executive officers, who were identified in GCI's proxy statement relating to its 2017 annual meeting of shareholders; and

  •
  All of GCI's executive officers and directors, as of November 30, 2017, as a group.

        All information with respect to beneficial ownership has been furnished to GCI by the respective shareholders.

Name of Beneficial Owner (1)	Title of Class(2)	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)(2)
		(In thousands)
Stephen M. Brett	Class A	98		*	*
Chairman of the Board and Director	Class B	—		—

Ronald A. Duncan	Class A	1,099	(3)	3.3	20.3
Chief Executive Officer and Director	Class B	1,175	(3)	38.5

Bridget L. Baker	Class A	35	(4)	*	*
Director	Class B	—		—

Jerry A. Edgerton	Class A	62	(5)	*	*
Director	Class B	—		—

Scott M. Fisher	Class A	598	(6)	1.8	*
Director	Class B	—		—

William P. Glasgow	Class A	52	(7)	*	*
Director	Class B	—		—

Mark W. Kroloff	Class A	66		*	*
Director	Class B	—		—

Stephen R. Mooney	Class A	74		*	*
Director	Class B	—		—

James M. Schneider	Class A	59		*	*
Director	Class B	—		—

Eric L. Zinterhofer	Class A	—		—	—
Director	Class B	—		—

G. Wilson Hughes	Class A	681	(8)	2.1	1.1
Chief Executive Officer,	Class B	3	(8)	*
The Alaska Wireless Network

Peter J. Pounds	Class A	209		*	*
Senior Vice President, Chief Financial Officer and Secretary	Class B	—		—

Martin E. Cary	Class A	147		*	*
Senior Vice President and General Manager, GCI Business	Class B	—		—

Gregory F. Chapados	Class A	519	(9)	1.6	*
Executive Vice President and Chief Operating Officer	Class B	—		—

Paul E. Landes	Class A	166	(10)	*	*
Senior Vice President and General Manager, Consumer Services	Class B	—		—

Black Rock, Inc.	Class A	4,222	(11)	12.8	6.7
40 East 52nd Street New York, New York 10022	Class B	—		—

Name of Beneficial Owner (1)	Title of Class(2)	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)(2)
		(In thousands)
Dimensional Fund Advisors LP	Class A	2,308	(12)	7.0	3.6
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	Class B	—		—

GCI 401(k) Plan	Class A	1,648		5.0	3.0
2550 Denali St., Ste. 1000 Anchorage, Alaska 99503	Class B	23		*

Gary Magness	Class A	—		—	5.3
c/o Raymond L. Sutton, Jr. 303 East 17th Ave., Ste 1100 Denver, Colorado 80203-1264	Class B	335		11.0

Searchlight ALX, L.P.	Class A	1,728		5.2	2.7
745 5th Avenue—27th Floor New York, NY 10151	Class B	—		—

John W. Stanton and Theresa E. Gillespie	Class A	1,244		3.8	24.6
155 108th Avenue., N.E. Suite 450 Bellevue, Washington 98004	Class B	1,436		47.1

The Vanguard Group, Inc.	Class A	3,015	(13)	9.2	4.8
100 Vanguard Blvd Malvern, Pennsylvania 19355	Class B	—		—

All Directors and Executive Officers As a Group (17 Persons)	Class A	4,242	(14)	12.9	25.2
	Class B	1,178	(14)	38.6

*
Represents beneficial ownership of less than 1% of the corresponding class of stock.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Shares of our stock that a person has the right to acquire within 60 days of November 30, 2017 are deemed to be beneficially owned by such person and are included in the computation of the ownership and voting percentages only of such person. Each person has sole voting and investment power with respect to the shares indicated, except as otherwise stated in the footnotes to the table. Addresses are provided only for persons other than management who own beneficially more than 5% of the outstanding shares of GCI Class A or B Common Stock. The Class A shares do not include the number of Class B shares owned although the Class B shares are convertible on a share-per-share basis into Class A shares.

(2)
"Title of Class" includes the GCI Class A Common Stock and GCI Class B Common Stock. "Amount and Nature of Beneficial Ownership" and "% of Class" are given for each class of stock. "% of Total Shares Outstanding" and "% Combined Voting Power" are given for the combination of outstanding GCI Class A Common Stock and GCI Class B Common Stock, and the voting power for GCI Class B Common Stock (10 votes per share) is factored into the calculation of that combined voting power.

(3)
Includes the following: (a) 1,904 shares of GCI Class A Common Stock allocated to Mr. Duncan under the Issuer's GCI 401(k) Plan, formerly known as the Stock Purchase Plan; (b) 1,062,082 shares of GCI Class A Common Stock and 1,174,918 shares of GCI Class B Common Stock to which Mr. Duncan has a pecuniary interest (and for which 968,618 shares of GCI Class A Common Stock and 1,116,917 shares of GCI Class B Common Stock are pledged as security); (c) 20,000 shares of GCI Class A Common Stock held by Missy, LLC, an entity for which Mr. Duncan is the General Manager with voting and dispositive power and which is 25% owned by Mr. Duncan, 25% owned by Dani Bowman (Mr. Duncan's wife) and 50% owned by the Neoma Lowndes Trust which Amanda Miller (Mr. Duncan's daughter) is the 50% beneficiary; (d) 15,000 shares of GCI Class A Common Stock owned by the Neoma Lowndes Trust, for which Mr. Duncan is the trustee with sole voting and dispositive power. Does not include the following: (i) 18,560 shares of GCI Class A Common Stock or 8,242 shares of GCI Class B Common Stock held by Amanda Miller, with respect to which Mr. Duncan disclaims beneficial ownership; (ii) 37,000 shares of GCI Class A Common Stock held by the Amanda Miller Trust, with respect to which Mr. Duncan disclaims beneficial ownership; (iii) 63,186 shares of GCI Class A Common Stock or 27,020 shares of GCI Class B Common Stock held by Dani Bowman, of which Mr. Duncan disclaims beneficial ownership.

(4)
Includes 5,000 shares of GCI Class A Common Stock pledged as security.

(5)
Includes 61,750 shares of GCI Class A Common Stock pledged as security.

(6)
Includes 525,200 shares of GCI Class A Common Stock owned by Fisher Capital Partners, Ltd. of which Mr. Fisher is a partner.

(7)
Does not include 158 shares owned by a daughter of Mr. Glasgow. Mr. Glasgow disclaims any beneficial ownership of the shares held by his daughter.

(8)
Includes 25,781 shares of GCI Class A Common Stock allocated to Mr. Hughes under the GCI 401(k) Plan, as of November 30, 2017. Includes 178,398 shares of GCI Class A Common Stock pledged as security. Excludes 26,270 shares held by GCI pursuant to Mr. Hughes' Deferred Compensation Agreement.

(9)
Includes 11,708 shares of GCI Class A Common Stock allocated to Mr. Chapados under the GCI 401(k) Plan, as of November 30, 2017. Includes 305,599 shares of GCI Class A Common Stock pledged as security.

(10)
Includes 35,387 shares of GCI Class A Common Stock allocated to Mr. Landes under the GCI 401(k) Plan, as of November 30, 2017.

(11)
As disclosed in Schedule 13G filed with the SEC on January 12, 2017, Black Rock, Inc. has sole voting power for 4,152,366 shares of GCI Class A Common Stock and sole dispositive power for 4,221,965 shares of GCI Class A Common Stock.

(12)
As disclosed in Schedule 13G filed with the SEC on February 9, 2017, Dimensional Fund Advisors LP has sole voting power for 2,212,028 shares of GCI Class A Common Stock and sole dispositive power for 2,308,248 shares of GCI Class A Common Stock.

(13)
As disclosed in Schedule 13G filed with the SEC on February 13, 2017, The Vanguard Group, Inc. has sole voting power of 53,353 shares of GCI Class A Common Stock, shared dispositive power for 54,253 shares of GCI Class A Common Stock and sole dispositive power for 2,960,968 shares of GCI Class A Common Stock.

(14)
Includes 113,127 shares of GCI Class A Common Stock allocated to such persons under the GCI 401(k) Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationships Between GCI Liberty and Liberty Interactive and/or Liberty Media Following the Transactions

        Upon completion of the split-off, Liberty Interactive and GCI Liberty will operate independently, and neither will have any ownership interest in the other. In order to govern certain of the ongoing relationships between Liberty Interactive and/or Liberty Media (or their respective subsidiaries), on the one hand, and GCI Liberty, on the other hand, after the split-off and to provide mechanisms for an orderly transition, Liberty Interactive and/or Liberty Media (or their respective subsidiaries), on the one hand, and GCI Liberty, on the other hand, are entering into certain agreements, the terms of which are summarized below.

        In addition to the agreements described below, Liberty Interactive and/or Liberty Media may enter into, from time to time, agreements and arrangements with GCI Liberty and certain of its related entities, in connection with, and in the ordinary course of, its business.

  Tax Sharing Agreement

        In connection with the contribution and split-off, GCI Liberty and Liberty Interactive will enter into the Tax Sharing Agreement. The Tax Sharing Agreement generally allocates taxes, tax benefits, tax items, and tax-related losses between Liberty Interactive and GCI Liberty in a manner consistent with the tax sharing policies of Liberty Interactive in effect prior to the contribution and split-off, with taxes, tax benefits and tax items attributable to the assets, liabilities and activities attributed to the QVC Group (and former Interactive Group) being allocated to Liberty Interactive, and taxes, tax benefits and tax items attributable to the assets, liabilities and activities attributed to the Ventures Group being allocated to GCI Liberty. In addition, the Tax Sharing Agreement includes specific rules, some of which are not specifically addressed by the Liberty Interactive tax sharing policies, related to the manner in which any taxes or tax-related losses arising from the contribution, split-off and related restructuring transactions, as well as from prior transactions that have been effected by Liberty Interactive and its subsidiaries (including the LEXE Split-Off effected on November 4, 2016, the spin-off of CommerceHub on July 22, 2016 (the CHUB Spin-Off), and the TripAdvisor Holdings Spin-Off), will be allocated between the parties and provides restrictive covenants intended to preserve the tax-free treatment of the contribution, split-off and related restructuring transactions and certain historic transactions. The failure by a party to comply with its restrictive covenants may change the general allocation of taxes, tax benefits and tax items between the parties related to those transactions. The Tax Sharing Agreement also provides for the agreements between the parties related to the filing of tax returns, control of tax audits, cooperation on tax matters, retention of tax records, indemnification, and other tax matters.

        References in this summary (i) to the terms tax or taxes mean U.S. federal, state, local and foreign taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes, (ii) to the term tax-related losses refer to losses arising from the failure of a transaction to be tax-free, (iii) to the term compensatory equity interests refer to options, stock appreciation rights, restricted stock, restricted stock units or other similar rights with respect to the equity of any entity that are granted on or prior to the split-off date in connection with employee, independent contractor or director compensation and (iv) to the term QVC Group common stock refer to the QVC Group common stock and, for taxable periods (or portions thereof) prior to the redesignation of such stock, the Liberty Interactive common stock. In addition, references to the Splitco group mean, following the effective time of the split-off, GCI Liberty and its subsidiaries; and references to the Splitco business generally mean:

  •
  with respect to any taxable period (or portion thereof) ending on or before 5:00 p.m., New York City time, on August 9, 2012 (the tracking stock record date, and such period, a Pre-Issue

    Period), those assets, liabilities and businesses attributed to the Ventures group as of the tracking stock record date during such Pre-Issue Period;

  •
  with respect to any tax year (or portion thereof) beginning after the tracking stock record date and ending at or before the effective time of the split-off, the assets, liabilities and businesses that were tracked during such tax year (or portion thereof), and only for so long as so tracked, by the Liberty Ventures Common Stock; and

  •
  with respect to any tax year (or portion thereof) beginning after the effective time of the split-off, the assets, liabilities, and businesses of the Splitco group.

        References to the "Liberty group" mean, following the effective time of the split-off, Liberty Interactive and its subsidiaries; and references to the "Liberty business" generally mean, (x) with respect to any tax year (or portion thereof) ending at or before the effective time of the split-off, the assets, liabilities and businesses of Liberty Interactive and its subsidiaries (other than the Splitco business), and (y) with respect to any tax year (or portion thereof) beginning after the effective time of the split-off, the assets, liabilities, and businesses of the Liberty group.

        Certain of the subsidiaries contributed to GCI Liberty in connection with the contribution (the Contributed Subsidiaries) currently join with Liberty Interactive in the filing of a consolidated return for U.S. federal income tax purposes and also join with Liberty Interactive in the filing of certain consolidated, combined, and unitary returns for state, local, and foreign tax purposes. However, generally for tax periods beginning after the contribution, these subsidiaries of GCI Liberty will not join with Liberty Interactive in the filing of federal, state, local or foreign consolidated, combined or unitary tax returns.

        Under the Tax Sharing Agreement, Liberty Interactive is liable for the taxes (determined without regard to tax benefits) allocated to it, as reduced first by any tax benefits allocated to it and then by any tax benefits allocated to GCI Liberty (to the extent such benefits are not first used by GCI Liberty), and must pay such taxes, as so reduced, to the applicable tax authority or to GCI Liberty (if GCI Liberty is responsible for preparing the applicable tax return), and Liberty Interactive is liable for paying GCI Liberty for any tax benefits allocated to GCI Liberty that are used by Liberty Interactive to reduce the taxes allocated to it. Similarly, GCI Liberty is liable for the taxes (determined without regard to tax benefits) allocated to GCI Liberty, as reduced first by any tax benefits allocated to it and then by any tax benefits allocated to Liberty Interactive (to the extent such benefits are not first used by Liberty Interactive), and must pay such taxes, as so reduced, to the applicable tax authority or to Liberty Interactive (if Liberty Interactive is responsible for preparing the applicable tax return), and GCI Liberty is liable for paying Liberty Interactive for any tax benefits allocated to Liberty Interactive that are used by GCI Liberty to reduce the taxes allocated to it.

        Generally, taxes (determined without regard to tax benefits) for any tax year (or portion thereof) shall be allocated between GCI Liberty and Liberty Interactive in proportion to the taxable income or other applicable items of the Splitco business and the Liberty business that contribute to such taxes, and tax benefits shall be allocated between GCI Liberty and Liberty Interactive in proportion to the losses, credits or other applicable items of the Splitco business and the Liberty business that contribute to such tax benefits.

        Special allocation rules apply, however, as follows:

  •
  Liberty Interactive shall be allocated any taxes and tax-related losses (other than a portion of any transfer taxes as described below) that result from the contribution, the split-off, and the reattribution, except that GCI Liberty shall be allocated any such taxes or tax-related losses that (i) result primarily from, individually or in the aggregate, a breach by GCI Liberty of any of its restrictive covenants described below, or (ii) result from Section 355(e) of the Code applying to the split-off as a result of the split-off being part of a plan (or series of related transactions)

    pursuant to which one or more persons acquire a 50-percent or greater interest (measured by vote or value) in the stock of GCI Liberty;

  •
  GCI Liberty shall be allocated any taxes and tax-related losses resulting from the failure of the LEXE Split-Off and related restructuring transactions to qualify as tax-free, except that Liberty Interactive shall be allocated any such taxes or tax-related losses that result primarily from, individually or in the aggregate, a breach by Liberty Interactive of any of its restrictive covenants described below;

  •
  GCI Liberty shall be allocated any taxes and tax-related losses resulting from the failure of the CHUB Spin-Off and related restructuring transactions to qualify as tax-free, except that Liberty Interactive shall be allocated any such taxes or tax-related losses that result primarily from, individually or in the aggregate, a breach by Liberty Interactive of any of its restrictive covenants described below;

  •
  GCI Liberty shall be allocated any taxes and tax-related losses resulting from the failure of the LTRIP Spin-Off and related restructuring transactions to qualify as tax-free, except that Liberty Interactive shall be allocated any such taxes or tax-related losses that result primarily from, individually or in the aggregate, a breach by Liberty Interactive of any of its restrictive covenants described below;

  •
  Liberty Interactive and GCI Liberty shall each be allocated a proportionate amount, based upon the relative market capitalization of the Liberty Interactive common stock and the Liberty Ventures Common Stock (in each case, determined based upon the VWAP for the Series A Liberty Interactive common stock or LVNTA, as applicable, over the first three trading days following the commencement of regular way trading of the Liberty Ventures Common Stock after the tracking stock record date, multiplied by the number of outstanding shares of Liberty Interactive common stock or Liberty Ventures Common Stock, as applicable, in each case, immediately following the tracking stock record date), of any taxes or losses resulting from (i) the tracking stock recapitalization and distribution of Liberty Ventures Common Stock and rights to acquire shares of LVNTA (Series A Rights) effected on August 9, 2012 (the Recapitalization) failing to qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) the treatment, for U.S. federal income tax purposes, with respect to any taxable period (or portion thereof) ending on or before the date of the split-off, of the QVC Group common stock or the Liberty Ventures Common Stock as other than stock of Liberty Interactive, (iii) the treatment, for U.S. federal income tax purposes, of the Series A Rights as other than rights issued by Liberty Interactive to acquire Liberty Interactive stock, (iv) the treatment of the QVC Group common stock, the Liberty Ventures Common Stock or the Series A Rights as Section 306 stock within the meaning of Section 306(c) of the Code with respect to any taxable period (or portion thereof) ending on or before the date of the split-off, (v) the actual or deemed disposition or exchange of any assets or liabilities of Liberty Interactive and its subsidiaries for U.S. federal income tax purposes caused by the Recapitalization, (vi) any income, gain or loss recognized by Liberty Interactive stockholders for U.S. federal income tax purposes resulting from the Recapitalization (except with respect to the receipt of cash in lieu of fractional shares of Liberty Ventures Common Stock) or (vii) the reattribution of assets and liabilities effected on October 3, 2014, together with the related dividend of Liberty Ventures Common Stock to holders of Liberty Interactive common stock effected on October 20, 2014; provided, however, that any taxes and losses resulting from (x) deferred intercompany items or excess loss accounts that were triggered by the Recapitalization and that would otherwise have been allocable to the Interactive Group or the Ventures Group as of the tracking stock record date shall be allocated to Liberty Interactive or GCI Liberty, respectively, (y) any actual or deemed exchange or disposition for tax purposes of Liberty LLC's senior notes and debentures outstanding as of the tracking stock record date (other than any exchangeable debentures)

    resulting from the Recapitalization shall be allocated to Liberty Interactive, and (z) any actual or deemed exchange or disposition for tax purposes of Liberty LLC's exchangeable debentures outstanding as of the tracking stock record date resulting from the Recapitalization shall be allocated to GCI Liberty;

  •
  GCI Liberty shall be allocated any taxes and tax items resulting from Expedia's spin-off of TripAdvisor;

  •
  any taxes and tax items (including from any cancellation of indebtedness income recognized or income recognized under the U.S. federal income tax regulations applicable to contingent payment debt instruments) with respect to Liberty LLC's 4% Exchangeable Senior Debentures due 2029, 3.75% Exchangeable Senior Debentures due 2030, 3.5% Exchangeable Senior Debentures due 2031, 0.75% Exchangeable Senior Debentures due 2043, and Liberty Charter Exchangeable Debentures, which are recognized during any taxable period (or portion thereof) (x) ending on or before the date of the reattribution shall be allocated to GCI Liberty, and (y) beginning after the date of the reattribution shall be allocated to Liberty Interactive, provided, however, that GCI Liberty will be allocated any tax items resulting from (x) in the case of an exchanged Liberty Charter Exchangeable Debenture in respect of which GCI Liberty will make a spread indemnity payment to Liberty LLC pursuant to the terms of the Indemnification Agreement, the amount by which the exchange value payable by Liberty LLC upon the exchange of such debenture exceeds the adjusted issue price of such Liberty Charter Exchangeable Debenture at the time of the exchange, and (y) in the case of a purchased Liberty Charter Exchangeable Debenture in respect of which GCI Liberty will make a purchase offer indemnity payment to Liberty LLC pursuant to the terms of the Indemnification Agreement, the amount by which the purchase price paid to repurchase such Liberty Charter Exchangeable Debenture exceeds the adjusted issue price of such Liberty Charter Exchangeable Debenture at the time of the repurchase;

  •
  any taxes and tax items resulting from an aggregate of approximately $846.2 million in net taxable income to be recognized ratably in tax years 2014 through 2018 as a result of the cancellation in April 2009 of $400 million in principal amount of the 4% Exchangeable Senior Debentures due 2029 issued by Liberty LLC and $350 million in principal amount of the 3.75% Exchangeable Senior Debentures due 2030 issued by Liberty LLC and the cancellation in March 2009 of $10 million in principal amount of the 3.25% Exchangeable Senior Debentures due 2031 issued by Liberty LLC (which taxes and tax items, and their attribution to the QVC Group for taxable periods beginning after the date of the reattribution, will be taken into account in connection with the reattribution) that are recognized during any taxable period (or portion thereof) (x) ending on or before the date of the reattribution shall be allocated to GCI Liberty, and (y) beginning after the date of the reattribution shall be allocated to Liberty Interactive;

  •
  GCI Liberty shall be allocated any tax benefit resulting from the carryback of a tax benefit allocated to GCI Liberty during any taxable period, except that Liberty Interactive shall be allocated any tax benefit that results from the carryback of a tax item that would otherwise be allocated to GCI Liberty during a tax year beginning after the date of the split-off to a tax return that Liberty Interactive is responsible for filing for a tax year beginning before the split-off to the extent (and only to such extent) that such carryback increases the taxes or reduces the tax benefits that would otherwise be allocable to Liberty Interactive;

  •
  for any taxable period (or portion thereof) ending on or before the date of the split-off (a pre-distribution period): (u) taxes and tax items arising from the issuance, vesting, exercise or settlement of any compensatory equity interests with respect to any series of QVC Group common stock or in any entity that was owned directly or indirectly by Liberty Interactive prior to the split-off during a period that such entity is or was tracked by the QVC Group common stock or that is acquired, directly or indirectly, by Liberty following the split-off shall be allocated to Liberty Interactive, (v) taxes and tax items (other than any taxes or tax items which are required to be paid by, or are permitted to be claimed by, Liberty Expedia under the Tax Sharing Agreement, dated November 4, 2016, between Liberty Interactive and Liberty Expedia (the LEXE Tax Sharing Agreement), CommerceHub under the Tax Sharing Agreement, dated July 22, 2016, between Liberty Interactive and CommerceHub (the CHUB Tax Sharing Agreement), or Liberty TripAdvisor under the Tax Sharing Agreement, dated August 27, 2014, between Liberty Interactive and Liberty TripAdvisor (the LTRIP Tax Sharing Agreement)) arising from the issuance, vesting, exercise or settlement of any compensatory equity interests with respect to any class or series of Liberty Ventures Common Stock or in any entity that was owned directly or indirectly by Liberty Interactive prior to the split-off during a period that such entity is or was tracked by the Liberty Ventures Common Stock or that is acquired, directly or indirectly, by GCI Liberty following the split-off shall be allocated to GCI Liberty, (w) taxes and tax items arising from the issuance, vesting, exercise or settlement of any compensatory equity interests with respect to any class or series of Liberty Ventures Common Stock or in any entity that was owned directly or indirectly by Liberty Interactive prior to the split-off during a period that such entity is or was tracked by the Liberty Ventures Common Stock that are required to be paid by, or are permitted to be claimed by, Liberty Expedia under the LEXE Tax Sharing Agreement, CommerceHub under the CHUB Tax Sharing Agreement, or Liberty TripAdvisor under the LTRIP Tax Sharing Agreement shall be allocated to (A) GCI Liberty for the portion of the pre-distribution period ending on the date of the reattribution, and (B) Liberty Interactive for the portion of the pre-distribution period beginning on the day after the reattribution, (x) taxes and tax items arising from the issuance, vesting, exercise or settlement of any compensatory equity interests with respect to any class or series of stock of Liberty Expedia, CommerceHub, or Liberty TripAdvisor (or any of their respective successors) shall be allocated to (A) GCI Liberty for the portion of the pre-distribution period ending on the date of the reattribution, and (B) Liberty Interactive for the portion of the pre-distribution period beginning on the day after the reattribution, (y) taxes and tax items recognized in any Pre-Issue Period arising from the issuance, vesting, exercise or settlement of any compensatory equity interests with respect to any series of Liberty Interactive stock or in any entity that was owned directly or indirectly by Liberty Interactive in any Pre-Issue Period shall be allocated to Liberty Interactive, and (z) any other taxes or tax items related to employee, independent contractor or director compensation or employee benefits shall be allocated to Liberty Interactive to the extent that the Liberty business is or was responsible for the underlying obligation and to GCI Liberty to the extent that the Splitco business is or was responsible for the underlying obligation;

  •
  for any taxable period beginning after the effective time of the split-off: (v) taxes and tax items arising from the issuance, vesting, exercise or settlement of any compensatory equity interests with respect to any class or series of Liberty Interactive stock or in any member of the Liberty group shall be allocated to Liberty Interactive, (w) taxes and tax items (other than any taxes or tax items which are required to be paid by, or are permitted to be claimed by, Liberty Expedia under the LEXE Tax Sharing Agreement, CommerceHub under the CHUB Tax Sharing Agreement, or Liberty TripAdvisor under the LTRIP Tax Sharing Agreement) arising from the issuance, vesting, exercise or settlement of any compensatory equity interests with respect to any class or series of GCI Liberty stock or in any member of the Splitco group shall be allocated to GCI Liberty, (x) taxes and tax items arising from the issuance, vesting, exercise or settlement of any compensatory equity interests with respect to any class or series of GCI Liberty stock or in any member of the Splitco group shall be allocated to Liberty Interactive if such taxes or tax items are required to be paid by, or are permitted to be claimed by, Liberty Expedia under the LEXE Tax Sharing Agreement, CommerceHub under the CHUB Tax Sharing Agreement, or Liberty TripAdvisor under the LTRIP Tax Sharing Agreement, (y) taxes and tax items arising from the issuance, vesting, exercise or settlement of any compensatory equity interests with respect to any class or series of stock of Liberty Expedia, CommerceHub, or Liberty TripAdvisor (or any of their respective successors) shall be allocated to Liberty Interactive, and (z) any other taxes or tax items related to employee, independent contractor or director compensation or employee benefits shall be allocated to Liberty Interactive to the extent that the Liberty business is or was responsible for the underlying obligation and to GCI Liberty to the extent that the Splitco business is or was responsible for the underlying obligation;

  •
  any alternative minimum federal tax credit shall be allocated between GCI Liberty and Liberty Interactive in a manner that offsets the excess of the net payments previously made between the parties with respect to the tax return in which the corresponding alternative minimum federal tax liability was reported and the net payments that would have been made between the parties if no alternative minimum federal tax liability had been owed with respect to such tax return (treating any payment received as a negative amount of net payments made for this purpose);

  •
  for any tax period (whether beginning before, at or after the effective time of the split-off), taxes and tax items of any subsidiary that is acquired, directly or indirectly, after the split-off by any member of the Splitco group or by any member of the Liberty group shall generally be allocated to GCI Liberty or Liberty Interactive, respectively;

  •
  taxes and tax items of GCI Liberty (and its subsidiaries at the effective time of the auto conversion) attributable to any taxable period (or portion thereof) ending at or before the effective time of the split-off shall be allocated to GCI Liberty;

  •
  Liberty Interactive and GCI Liberty shall each be allocated 50 percent of any transfer taxes arising from the split-off and related restructuring transactions; and

  •
  except as otherwise described by the specific allocation rules above, income taxes and income tax benefits that are attributable to any Pre-Issue Period and are reported on any tax return that, without regard to this provision, would include tax items allocable to both the Splitco business and the Liberty business shall be allocated to Liberty Interactive.

        Tax sharing payments required to be made by Liberty Interactive pursuant to the terms of the LEXE Tax Sharing Agreement, the CHUB Tax Sharing Agreement, or the LTRIP Tax Sharing Agreement shall be required to be made by GCI Liberty to the extent such tax sharing payments are attributable to taxes or tax items allocated to GCI Liberty under the Tax Sharing Agreement that have not already been taken into account in determining a payment obligation of GCI Liberty to Liberty Interactive. Tax sharing payments received by Liberty Interactive pursuant to the terms of the LEXE Tax Sharing Agreement, the CHUB Tax Sharing Agreement, or the LTRIP Tax Sharing Agreement shall be paid to GCI Liberty to the extent such tax sharing payments are attributable to tax benefits or tax items allocated to GCI Liberty under the Tax Sharing Agreement that have not already been taken into account in determining a payment amount between Liberty Interactive and GCI Liberty.

        Except as described below, payments will initially be made between Liberty Interactive and GCI Liberty on the basis of the tax returns as filed, or if the tax is not reported on a tax return, on the basis of the amount of tax initially paid to the tax authority. Additional payments will then be made if additional taxes are subsequently paid, refunds or tax benefits are subsequently received or utilized, or the amount or character of any tax item is adjusted or redetermined. Payments that are not made within the time period prescribed by the Tax Sharing Agreement will bear interest until they are made.

        With respect to any tax items allocated to GCI Liberty related to the exchange or purchase of Liberty Charter Exchangeable Debentures in respect of which an indemnity payment will be made by GCI Liberty under the Indemnification Agreement, Liberty Interactive will reasonably estimate the tax benefits it expects will be allocated to GCI Liberty under the terms of the Tax Sharing Agreement for the applicable tax year in which the indemnity payment will be made, and the amount of GCI Liberty's indemnity payment to Liberty LLC under the Indemnification Agreement will be reduced by such estimated amount. A true-up based upon the difference between the actual tax benefit used for such tax year that would be allocated and paid to GCI Liberty under the terms of the Tax Sharing Agreement and the estimated tax benefit amount that reduced the applicable indemnity payment under the Indemnification Agreement will be made under the Tax Sharing Agreement following the time the tax return is filed for the applicable tax year.

        Liberty Interactive will be responsible for preparing and filing all tax returns for any tax year beginning on or before the date of the split-off which include tax items allocable to both the Splitco business and Liberty business, and any tax returns for any tax year beginning after the date of the split-off that includes one or more members of the Splitco group and the Liberty group. In addition, for any tax year beginning on or before the date of the split-off, Liberty Interactive will be responsible for preparing and filing any tax returns that include only tax items allocable to Liberty's business, and GCI Liberty will be responsible for preparing and filing any tax returns that include only tax items allocable to the Splitco business, and for any tax year beginning after the date of the split-off, Liberty Interactive will be responsible for preparing and filing any tax returns that include only one or more members of the Liberty group, and GCI Liberty will be responsible for preparing and filing any tax returns that include only one or more members of the Splitco group.

        On any tax return that GCI Liberty is responsible for preparing and filing, GCI Liberty may not take (and shall cause the members of the Splitco group not to take) any position that it knows, or reasonably should know, would adversely affect the Liberty group (unless the failure to take such position would be contrary to applicable law), and GCI Liberty and the members of the Splitco group must allocate tax items between any tax returns for which GCI Liberty is responsible and any related tax return for which Liberty Interactive is responsible that are filed with respect to the same tax year in a manner that is consistent with the reporting of such tax items on the tax return prepared by Liberty Interactive. GCI Liberty has also agreed to make any applicable elections under applicable tax law necessary to effect such allocation. GCI Liberty's ability to obtain a refund from the carryback of a tax benefit that is allocable to the Splitco business in a tax year beginning after the split-off to a tax return for which Liberty Interactive is responsible for preparing in a tax year beginning prior to the split-off will be at the discretion of Liberty Interactive. Moreover, any refund that GCI Liberty may obtain will be net of any portion of such tax benefit that is allocated to Liberty Interactive under the special allocation rules described above.

        Liberty Interactive will generally have the authority to respond to and control all tax proceedings, including tax audits, involving any taxes reported on tax returns for which Liberty Interactive is responsible for preparing and filing, and GCI Liberty will have the right to participate, at GCI Liberty's own cost and expense, in such tax proceedings to the extent they involve taxes or tax benefits allocable to GCI Liberty. GCI Liberty will generally have the authority to respond to and control all tax proceedings, including tax audits, involving any taxes reported on tax returns for which GCI Liberty is responsible for preparing and filing, and Liberty Interactive will have the right to participate, at its own cost and expense, in such tax proceedings to the extent they involve taxes or tax benefits allocable to Liberty Interactive. Notwithstanding the foregoing, Liberty Interactive and GCI Liberty will have the authority to jointly control all proceedings, including tax audits, involving any taxes or tax-related losses arising from the contribution and split-off (including related restructuring transactions), the LEXE Split-Off, the CHUB Spin-Off, and the LTRIP Spin-Off. The Tax Sharing Agreement further provides for the exchange of information for tax matters (and confidentiality protections related to such exchanged information), the retention of records that may affect the tax liabilities of the parties to the agreement, and cooperation between Liberty and GCI Liberty with respect to tax matters.

        To the extent permitted by applicable tax law, GCI Liberty and Liberty Interactive will treat any payments made under the Tax Sharing Agreement as a capital contribution or distribution (as applicable) immediately prior to the split-off, and the estimated amount of any tax benefits allocated to

GCI Liberty that reduce an indemnification payment under the Indemnification Agreement shall be treated by Liberty Interactive and GCI Liberty as a reduction of such indemnity payment for tax purposes.

        Finally, each of Liberty Interactive and GCI Liberty will be restricted by certain covenants related to the split-off, the LEXE Split-Off, the CHUB Spin-Off, the LTRIP Spin-Off, and related restructuring transactions. These restrictive covenants require that none of Liberty Interactive, GCI Liberty, any member of their respective groups, or any of their respective affiliates take, or fail to take, any action following the split-off if such action, or failure to act:

  •
  would be inconsistent with or preclude the contribution and split-off from qualifying as a tax-free transaction under Sections 368(a)(1)(D), 355 and 361 of the Code to Liberty Interactive, GCI Liberty, each of their respective subsidiaries at the time of the split-off, and the holders of Liberty Ventures Common Stock who receive shares of GCI Liberty stock pursuant to the split-off;

  •
  would be inconsistent with or preclude the reattribution from qualifying for tax-free treatment for U.S. federal income tax purposes to Liberty and each of its subsidiaries immediately prior to the split-off;

  •
  would be inconsistent with or preclude the LEXE Split-Off from qualifying as a tax-free transaction under Sections 368(a)(1)(D), 355 and 361 of the Code to Liberty Interactive, each of its subsidiaries immediately prior to the LEXE Split-Off, and the holders of Liberty Ventures Common Stock who received shares of Liberty Expedia common stock pursuant to the LEXE Split-Off (except with respect to cash received in lieu of fractional shares);

  •
  would be inconsistent with or preclude the CHUB Spin-Off from qualifying as a tax-free transaction under Section 355 of the Code to Liberty Interactive, each of its subsidiaries immediately prior to the CHUB Spin-Off, and the holders of Liberty Ventures Common Stock who received shares of CommerceHub common stock pursuant to the CHUB Spin-Off (except with respect to cash received in lieu of fractional shares);

  •
  would be inconsistent with or preclude the LTRIP Spin-Off from qualifying as a tax-free transaction under Sections 368(a)(1)(D), 355 and 361 of the Code to Liberty Interactive, each of its subsidiaries immediately prior to the LTRIP Spin-Off, and the holders of Liberty Ventures Common Stock who received shares of LTRIP common stock pursuant to the LTRIP Spin-Off;

  •
  would be inconsistent with, or otherwise cause any person to be in breach of, any representation, covenant, or material statement made in connection with obtaining any tax opinion, or if applicable, any IRS private letter ruling, relating to the U.S. federal income tax consequences of the split-off, the LEXE Split-Off, the CHUB Spin-Off, or the LTRIP Spin-Off; or

  •
  would be inconsistent with, or otherwise cause any person to be in breach of, any representation or covenant made in the LEXE Tax Sharing Agreement, the CHUB Tax Sharing Agreement or the LTRIP Tax Sharing Agreement.

        Further, each party will be restricted from taking any position for tax purposes that is inconsistent with the tax opinion obtained in connection with the split-off.

        The parties must indemnify each other for taxes and losses allocated to them under the Tax Sharing Agreement and for taxes and losses arising from a breach by them of their respective covenants and obligations under the Tax Sharing Agreement. Liberty Interactive also assigns its indemnification payment and related rights under its Tax Sharing Agreements with Liberty Expedia, CommerceHub, and Liberty TripAdvisor to GCI Liberty to the extent those rights relate to taxes or losses allocated to GCI Liberty under the Tax Sharing Agreement that GCI Liberty has paid.

        Notwithstanding the Tax Sharing Agreement, under U.S. Treasury Regulations, each member of a consolidated group is severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Accordingly, with respect to periods prior to the contribution in which certain of the Contributed Subsidiaries have been included in Liberty Interactive's consolidated group or another company's consolidated group, the Contributed Subsidiaries could be liable to the U.S. government for any U.S. federal income tax liability incurred, but not discharged, by any other member of such consolidated group. However, if any such liability were imposed, GCI Liberty would generally be entitled to be indemnified by Liberty Interactive for tax liabilities allocated to Liberty Interactive under the Tax Sharing Agreement.

        This summary is qualified by reference to the full text of the Tax Sharing Agreement, a form of which is filed as an exhibit to the registration statement of which this joint proxy/prospectus forms a part and is incorporated by reference herein.

  Indemnification Agreement

        In connection with the contribution and split-off, Liberty Interactive, Liberty LLC, GCI Liberty and the other party thereto, will enter into the Indemnification Agreement, pursuant to which, and subject to certain exceptions, GCI Liberty will indemnify and hold harmless Liberty Interactive and Liberty LLC, their subsidiaries, and certain related persons specified therein (the LIC Indemnified Parties) from and against any losses incurred by such parties to the extent arising out of or resulting from (i) the assets of GCI Liberty and its subsidiaries immediately prior to the closing of the contribution, (ii) the assets contributed to GCI Liberty pursuant to the contribution (together with (i), the Company Assets), (iii) the conduct of the businesses of the Company Assets, (iv) (a) the liabilities of GCI Liberty and its subsidiaries immediately prior to the closing of the contribution and (b) the liabilities assumed by GCI Liberty pursuant to the contribution, and (v) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of GCI Liberty or any of its subsidiaries under the Indemnification Agreement. The Indemnification Agreement also provides that, except under specified circumstances, LIC and Liberty LLC will (jointly and severally) indemnify and hold harmless GCI Liberty, its subsidiaries and certain related persons specified therein from and against any losses incurred by such parties arising out of or resulting from (i) the conduct of the businesses of the assets held by Liberty Interactive and its subsidiaries immediately prior to the closing of the contribution, other than the contributed Ventures assets (the LIC Retained Assets), (ii) the LIC Retained Assets, (iii) the liabilities held by Liberty Interactive and its subsidiaries immediately prior to the closing of the contribution, other than the assumed liabilities, and (iv) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of Liberty Interactive or any of its subsidiaries under the Indemnification Agreement.

        Pursuant to the Indemnification Agreement, within six months of the redemption date, each of Liberty Interactive and Liberty LLC will use its commercially reasonable efforts to purchase Liberty Charter Exchange Debentures in the purchase offer, whereby Liberty LLC will offer to purchase, either pursuant to privately negotiated transactions or a tender offer, the outstanding Liberty Charter Exchangeable Debentures on terms and conditions (including maximum offer price) mutually agreed upon between Liberty Interactive and Liberty LLC, on the one hand, and GCI Liberty, on the other. GCI Liberty will indemnify Liberty LLC for each Liberty Charter Exchangeable Debenture repurchased by Liberty LLC in the purchase offer in an amount equal to the difference between (x) the purchase price paid by Liberty LLC to acquire such Liberty Charter Exchangeable Debenture in the purchase offer and (y) the sum of the amount of cash reattributed with such purchased Liberty Charter Exchangeable Debenture in the reattribution plus the amount of certain tax benefits attributable to such Liberty Charter Exchangeable Debenture so purchased. Additionally, Liberty LLC will be reimbursed by GCI Liberty for all reasonable costs and expenses incurred by Liberty LLC relating to the completion of the purchase offer. The Liberty Charter Exchangeable Debentures repurchased by

Liberty LLC in the purchase offer will be cancelled, and GCI Liberty's spread indemnity obligations with respect thereto will be extinguished.

        Furthermore, GCI Liberty will indemnify and reimburse the LIC Indemnified Parties and hold each of them harmless against any and all other losses to which such LIC Indemnified Party may become subject arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding relating to the purchase offer or any other agreement, document, instrument or transaction related thereto.

        The Indemnification Agreement further provides that with respect to any Liberty Charter Exchangeable Debentures not purchased in the purchase offer and surrendered for exchange to Liberty LLC on or before October 5, 2023, GCI Liberty will indemnify Liberty LLC for the spread indemnity, the amount by which (x) the exchange value exceeds (y) the sum of the adjusted principal amount of such Liberty Charter Exchangeable Debentures plus the amount of certain tax benefits attributable to such Liberty Charter Exchangeable Debentures so exchanged.

        This summary is qualified by reference to the full text of the Indemnification Agreement, a form of which is filed as an exhibit to the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and is incorporated by reference herein.

  Services Agreement

        Liberty Interactive is currently a party to a services agreement with Liberty Media under which Liberty Media provides Liberty Interactive with certain specified services. Similarly, in connection with the split-off, GCI Liberty will enter into a services agreement with Liberty Media, pursuant to which, following the split-off, Liberty Media will provide GCI Liberty with specified services, including:

  •
  insurance administration and risk management services;

  •
  other services typically performed by Liberty Media's legal, investor relations, tax, accounting and internal audit departments; and

  •
  such other services as Liberty Media may obtain from its officers, employees and consultants in the management of its own operations that GCI Liberty may from time to time request or require.

        In addition, Liberty Media will provide to GCI Liberty certain technical and information technology services, including management information systems, computer, data storage, network and telecommunications services.

        GCI Liberty will pay Liberty Media an agreed-upon services fee under the Services Agreement. GCI Liberty will also reimburse Liberty Media for direct out-of-pocket costs incurred by Liberty Media for third party services provided to GCI Liberty. Liberty Media and GCI Liberty will evaluate all charges for reasonableness semi-annually and make adjustments to these charges as the parties mutually agree upon. The fees payable to Liberty Media for the first year of the Services Agreement are not expected to exceed approximately $3 million.

        The Services Agreement will continue in effect until the close of business on the third anniversary of the split-off, unless earlier terminated (1) by GCI Liberty at any time on at least 30 days' prior written notice, (2) by Liberty Media upon written notice to GCI Liberty following a change in control or certain bankruptcy or insolvency-related events affecting GCI Liberty or (3) by GCI Liberty, upon written notice to Liberty Media, following certain changes in control of Liberty Media or Liberty Media being the subject of certain bankruptcy or insolvency-related events.

        This summary is qualified by reference to the full text of the Services Agreement, a form of which is filed as an exhibit to the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and is incorporated by reference herein.

  Facilities Sharing Agreement

        In connection with the split-off, GCI Liberty will enter into a facilities sharing agreement with Liberty Media and Liberty Property Holdings, Inc. (LPH), a wholly-owned subsidiary of Liberty Media, pursuant to which, following the split-off, GCI Liberty will share office facilities with Liberty Interactive and Liberty Media located at 12300 Liberty Boulevard, Englewood, Colorado. GCI Liberty will pay a sharing fee for use of the office based on a comparable fair market rental rate and an estimate of the usage of the office facilities by or on behalf of GCI Liberty. The Facilities Sharing Agreement will continue in effect until the close of business on the third anniversary of the split-off, unless earlier terminated (1) by GCI Liberty at any time on at least 30 days' prior written notice, (2) by LPH upon written notice to GCI Liberty following a default by GCI Liberty of any of its material obligations under the Facilities Sharing Agreement, which default remains unremedied for 30 days after written notice of such default is provided, (3) by GCI Liberty upon written notice to LPH, following certain changes in control of Liberty Media or Liberty Media being the subject of certain bankruptcy or insolvency-related events or (4) by LPH upon written notice to GCI Liberty, following certain changes in control of GCI Liberty or GCI Liberty being the subject of certain bankruptcy or insolvency-related events.

        This summary is qualified by reference to the full text of the Facilities Sharing Agreement, a form of which will be filed as an exhibit to the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and is incorporated by reference herein.

  Aircraft Time Sharing Agreements

        Prior to the completion of the split-off, GCI Liberty (Lessee) will enter into three aircraft time sharing agreements with Liberty Media or one or more of its wholly-owned subsidiaries (individually, the Aircraft Time Sharing Agreement, or collectively, the Aircraft Time Sharing Agreements) for each of three aircraft owned by Liberty Media or in which a wholly owned subsidiary of Liberty Media owns a fractional interest. Each Aircraft Time Sharing Agreement will provide that Liberty Media or its subsidiaries will lease the aircraft to Lessee and provide or arrange for a fully qualified flight crew for all operations on a periodic, non-exclusive time sharing basis. Lessee will pay Liberty Media or its subsidiaries an amount equal to the actual expenses of each flight conducted under each Aircraft Time Sharing Agreement to the maximum extent permitted under Federal Aviation Administration rules (which GCI Liberty estimates will be a de minimis amount for the first year under the Aircraft Time Sharing Agreements). Such expenses may include fuel, oil, lubricants and other additives (plus an additional charge of 100% thereof), travel expenses of the crew, hanger and tie down costs, insurance obtained for a specific flight, landing fees, airport taxes and similar assessments, customs and similar fees, in-flight food and beverage costs, ground transportation, flight planning and weather contact services. The Aircraft Time Sharing Agreements will continue in effect until the close of business on the first anniversary of the split-off, and then will be automatically renewed on a month-to-month basis, unless terminated earlier by either party upon at least 30 days' prior written notice.

        This summary is qualified by reference to the full text of the Aircraft Time Sharing Agreements, forms of which are filed as an exhibit to the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and is incorporated by reference herein.

GCI Related Party Agreements

        The following describes certain transactions between GCI and its related persons as of the date of this joint proxy statement/prospectus.

  Stanton Registration Rights Agreement

        GCI is a party to a registration rights agreement (Stanton Registration Rights Agreement) with the Stanton parties regarding all unregistered shares the Stanton parties hold in GCI Class B Common Stock and any shares of GCI Class A Common Stock resulting from conversion of that GCI Class B Common Stock to GCI Class A Common Stock. If GCI proposes to register any of its securities under the Securities Act for its own account or for the account of one or more of its shareholders, GCI must notify the Stanton parties of that intent. In addition, GCI must allow the Stanton parties an opportunity to include the holder's shares (Stanton Registerable Shares) in that registration.

        Under the Stanton Registration Rights Agreement, the Stanton parties also have the right, under certain circumstances, to require GCI to register all or any portion of the Stanton Registerable Shares under the Securities Act. The agreement is subject to certain limitations and restrictions, including that such rights do not extend to a registration on Form S-4 or Form S-8 and including GCI's right to limit the number of Stanton Registerable Shares included in the registration. Generally, GCI is required to pay all registration expenses in connection with each registration of Stanton Registerable Shares pursuant to this agreement.

        The Stanton Registration Rights Agreement specifically states GCI is not required to effect any registration on behalf of the Stanton parties regarding Stanton Registerable Shares if the request for registration covers an aggregate number of Stanton Registerable Shares having a market value of less than $1.5 million. The agreement further states GCI is not required to effect such a registration for the Stanton parties where GCI have at that point previously filed two registration statements with the SEC, or where the registration would require GCI to undergo an interim audit or prepare and file with the SEC sooner than otherwise required financial statements relating to the proposed transaction. Finally, the agreement states GCI is not required to effect such a registration when in the opinion of GCI's legal counsel a registration is not required in order to permit resale under Rule 144 as adopted by the SEC pursuant to the Exchange Act.

        The Stanton Registration Rights Agreement provides that the first demand for registration by the Stanton parties must be for no less than 15% of the total number of Stanton Registerable Shares. However, the Stanton parties may take the opportunity to require GCI to include the Stanton Registerable Shares as incidental to a registered offering proposed by GCI.

  Repurchase of Stock from the Stanton Parties

        On July 11, 2016, GCI repurchased 1,000,000 shares of GCI Class A Common Stock for $16.1 million from the Stanton parties.

  Duncan Leases

        GCI entered into a long-term capital lease agreement in 1991 with the wife of GCI's President and CEO for property occupied by GCI. The leased asset was capitalized in 1991 at the owner's cost of $900,000 and the related obligation was recorded. The lease agreement was amended in April 2008 and GCI's existing capital lease asset and liability increased by $1.3 million to record the extension of this capital lease. The amended lease terminates on September 30, 2026. The property consists of a building presently occupied by GCI. As of December 31, 2016, the payments on the lease were $26,332 per month. They continued at that rate through September 2017, at which time they increased to $27,132 per month.

        In January 2001 GCI entered into an aircraft operating lease agreement with a company owned by GCI's President and CEO. The lease was amended several times, most recently in May 2011. The lease term of the aircraft may be terminated at any time by GCI upon 12 months' written notice. The monthly lease rate of the aircraft is $132,000. In 2001, GCI paid a deposit of $1.5 million in connection with the lease. The deposit will be repaid to GCI no later than six months after the agreement terminates.

  Searchlight Note and Searchlight SARS

        On February 2, 2015, GCI sold the Searchlight Note to Searchlight Investor in the principal amount of $75.0 million at an issue price of 100% that will mature on February 2, 2023 and bears interest at a rate of 7.5% per year. GCI may not prepay the Searchlight Note prior to February 2, 2019. On July 13, 2015, GCI amended the Searchlight transaction documents to permit Searchlight Investor to pledge the Searchlight Note and Searchlight SARS, subject to GCI's right to redeem the Searchlight Note for 50% of its then current outstanding balance in the event a lender attempts to enforce its rights with respect to such pledged collateral. The Searchlight Note is expected to be paid off or refinanced in connection with the closing of the Transactions using a combination of cash, capacity under GCI LLC's revolver, or new borrowing.

        In conjunction with the Searchlight Note, GCI entered into a stock appreciation rights agreement pursuant to which GCI issued to Searchlight Investor the Searchlight SARs which entitle Searchlight to receive, upon exercise, an amount payable at GCI's election in either cash or shares of GCI Class A Common Stock equal in value to the excess of the fair market value of a share of GCI Class A Common Stock on the date of exercise over the price of $13.00.

        See "Information About the Transactions—Interests of Certain Persons of GCI in the Transactions—Non-Employee Directors" for additional information about Searchlight's relationship with GCI.

  Review Procedure for Transactions with Related Persons

        The following describes GCI's policies and procedures for the review, approval or ratification of transactions in which GCI is to be a participant and where the amount involved in each instance exceeds $120,000 and in which any related person had or is to have a direct or indirect material interest (Related Transactions). Here, the term "related person" means any person who is one of GCI's directors, a nominee for director, an immediate family member of one of GCI's directors or executive officers, any person who is a holder of five percent or more of a class of GCI's common stock, or any immediate family member of such a holder.

        A related person who is one of GCI's officers, directors or employees (Employee) is subject to GCI's Ethics Code. The Ethics Code requires the Employee to act in the best interest of GCI and to avoid situations which may conflict with this obligation. The Ethics Code specifically provides that a conflict of interest occurs when an Employee's private interest interferes in any way with GCI's interest. In the event an Employee suspects such a conflict, or even an appearance of conflict, he or she is urged by the Ethics Code to report the matter to an appropriate authority. The Ethics Code, Nominating and Corporate Governance Committee Charter of GCI and the Audit Committee Charter of GCI define that authority as being GCI's Chief Financial Officer, the GCI Nominating and Corporate Governance Committee, the GCI Audit Committee (in the context of suspected illegal or unethical behavior-related violations pertaining to accounting, or internal controls on accounting or audit matters), or the Employee's supervisor within GCI, as the case may be.

        The Ethics Code further provides that an Employee is prohibited from taking a personal interest in a business opportunity discovered through use of corporate position, information or property that properly belongs to GCI. The Ethics Code also provides that an Employee must not compete with, and in particular, must not use corporate position, information, or property for personal gain or to compete with, GCI.

        The Ethics Code provides that any waiver of its provisions for GCI's executive officers and directors may be made only by GCI's board and must be promptly disclosed to GCI's shareholders. This disclosure must include an identification of the person who received the waiver, the date of the grant of the waiver by our board, and a brief description of the circumstances and reasons under which it was given.

        The Ethics Code is silent as to the treatment of immediate family members of GCI's Employees, holders of five percent or more of a class of GCI's stock, or the immediate family members of them. GCI considers such Related Transactions with such persons on a case-by-case basis, if at all, by analogy to existing procedures as above described pertaining to GCI's Employees.

        The leases described previously were entered into prior to the establishment of the Ethics Code.

ADDITIONAL INFORMATION

Legal Matters

        Legal matters relating to the validity of the securities to be issued in the Transactions will be passed upon by Stoel Rives LLP. Legal matters relating to the U.S. federal income tax consequences of the Transactions will be passed upon by Skadden Arps and Sherman & Howard.

Experts

        The combined financial statements of HoldCo as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been included herein and in the joint proxy statement / prospectus on Form S-4 in reliance upon the report of KPMG LLP (KPMG), independent registered public accounting firm, appearing elsewhere herein, and upon authority of such firms as experts in accounting and auditing.

        In connection with the split-off filing, Liberty Interactive requested our registered independent accounting firm to affirm their independence relative to the rules and regulations of the Public Company Accounting Oversight and the SEC as they apply to audits of the combined financial statements of HoldCo.

        KPMG's independence evaluation procedures identified a service whereby KPMG loaned an employee to provide tax provision assistance to an affiliate of HoldCo (the Affiliate) that is impermissible under SEC independence rules. This engagement was completed in 2015. KPMG does not audit the financial statements of the Affiliate and the services did not have any impact on HoldCo. The fees for such impermissible service were insignificant.

        KPMG considered whether the matters noted above impacted its objectivity and ability to exercise impartial judgment with regard to its engagement HoldCo's registered independent accounting firm and has concluded that there has been no impairment of KPMG's objectivity and ability to exercise impartial judgment on all matters encompassed within its audits of the HoldCo combined financial statements. After taking into consideration the facts and circumstances of the above matter and KPMG's determination, Liberty Interactive's audit committee also concluded that KPMG's objectivity and ability to exercise impartial judgment has not been impaired.

        The audited consolidated financial statements and management's assessment on the effectiveness of internal control over financial reporting of GCI and its subsidiaries as of December 31, 2016 and 2015, and for the years ended December 31, 2016, 2015, and 2014, incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Liberty Interactive and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein and in the joint proxy statement/prospectus on Form S-4 in reliance upon the reports of KPMG, incorporated by reference herein, and upon authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Liberty Broadband and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been included herein and in the joint proxy statement/prospectus on Form S-4 in reliance upon the report of KPMG, appearing elsewhere herein, and upon authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of FTD Companies, Inc. and subsidiaries as of December 31, 2016 and 2015, and for the years ended December 31, 2016, 2015, and 2014, included in this joint proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Stockholder Proposals

  Liberty Interactive

        Liberty Interactive currently expects that its annual meeting of stockholders for the calendar year 2018 will be held during the second quarter of 2018. In order to be eligible for inclusion in Liberty Interactive's proxy materials for the 2018 annual meeting, any stockholder proposal must have been submitted in writing to Liberty Interactive's Corporate Secretary and received at Liberty Interactive's executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on December 25, 2017 unless a later date is determined and announced in connection with the actual scheduling of the annual meeting. To be considered for presentation at the 2018 annual meeting, any stockholder proposal must have been received at Liberty Interactive's executive offices at the foregoing address not earlier than February 23, 2018 and not later than March 26, 2018 to be considered for presentation at the 2018 annual meeting. If the 2018 annual meeting takes place more than 30 days before or 30 days after May 24, 2018 (the anniversary of the 2017 annual meeting), a stockholder proposal will instead be required to be received at Liberty Interactive's executive offices at the foregoing address not later than the close of business on the tenth day following the first day on which notice of the date of the 2018 annual meeting is communicated to stockholders or public disclosure of the date of the 2018 annual meeting is made, whichever occurs first, in order to be considered for presentation at the 2018 annual meeting.

        All stockholder proposals for inclusion in Liberty Interactive's proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder (regardless of whether it is included in Liberty Interactive's proxy materials), the Liberty Interactive charter and Liberty Interactive bylaws and Delaware law.

  GCI Liberty

        GCI Liberty's first annual meeting of shareholders is currently expected to be held during the second quarter of 2018. In order to be eligible for inclusion in GCI Liberty's proxy materials for its first annual meeting, any shareholder proposal must have been submitted in writing to GCI Liberty's Corporate Secretary and received at its executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on the tenth day following the date on which a public announcement is made by GCI Liberty of the annual meeting date. To be considered for presentation at GCI Liberty's first annual meeting, any shareholder proposal must have been received at GCI Liberty's executive offices at the foregoing address on or before the close of business on the tenth day following the date on which a public announcement is made by GCI Liberty of the annual meeting date.

        All shareholder proposals for inclusion in GCI Liberty's proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any shareholder proposal (regardless of whether it is included in GCI Liberty's proxy materials), the restated GCI Liberty articles and GCI Liberty bylaws and Alaska law.

Where You Can Find More Information

        GCI and Liberty Interactive file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including GCI and Liberty Interactive, who file electronically with the SEC. The address of that site is www.sec.gov.

        Investors may also consult the website of GCI or Liberty Interactive for more information concerning the merger. The website of GCI is www.gci.com. The website of Liberty Interactive is www.libertyinteractive.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        GCI has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and is incorporated by reference herein. The registration statement registers the Reclassified GCI Liberty Common Stock to be issued to GCI Liberty shareholders in the reclassification and the GCI Liberty Capital Stock to be issued to GCI Liberty shareholders in the auto conversion and Liberty LLC in the contribution, in each case, in connection with the reclassification and the Transactions. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the Reclassified GCI Liberty Common Stock and the GCI Liberty Capital Stock. The rules and regulations of the SEC allow GCI and Liberty Interactive to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        In addition, the SEC allows GCI and Liberty Interactive to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that GCI has previously filed with the SEC (File No. 00-15279); provided, however, that this joint proxy statement/prospectus is not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents may contain important information about GCI, its financial condition or other matters:

  •
  Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 2, 2017;

  •
  Quarterly Reports on Form 10-Q for the three months ended March 31, 2017, filed on May 4, 2017, for the three months ended June 30, 2017, filed on August 3, 2017, and for the three months ended September 30, 2017, filed on November 2, 2017; and

  •
  Current Reports on Form 8-K, filed on April 4, 2017 (as amended by Current Report on Form 8-K/A on April 10, 2017), April 10, 2017 (as amended by Current Report on Form 8-K/A on May 1, 2017), April 13, 2017, May 2, 2017, May 9, 2017, June 29, 2017, August 18, 2017, August 23, 2017, November 2, 2017, November 9, 2017 and November 15, 2017 (other than documents or portions of those documents deemed to be furnished but not filed).

        In addition, GCI incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the GCI special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above, or from GCI, at no cost, by requesting them in writing or by telephone at the following address:

General Communication, Inc.
2550 Denali Street
Suite 1000
Anchorage, Alaska 99503
(907) 868-5600
Attn.: Bryan Fick

        These documents are available from GCI without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and is incorporated by reference herein.

        This joint proxy statement/prospectus also incorporates by reference the documents listed below that Liberty Interactive has previously filed with the SEC (File No. 01-33982); provided, however, that Liberty Interactive is not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents contain important information about Liberty Interactive, its financial condition or other matters:

  •
  Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 28, 2017;

  •
  Quarterly Reports on Form 10-Q for the three months ended March 31, 2017, filed on May 9, 2017, for the three months ended June 30, 2017, filed on August 8, 2017, and for the three months ended September 30, 2017, filed on November 9, 2017;

  •
  Current Reports on Form 8-K, filed April 4, 2017 (as amended by the Current Report on Form 8-K/A on April 10, 2017), April 10, 2017 (as amended by the Current Report on Form 8-K/A on May 1, 2017), April 11, 2017, May 15, 2017, May 30, 2017, July 6, 2017, July 11, 2017, July 12, 2017, November 9, 2017, November 9, 2017, December 19, 2017 and December 26, 2017 (other than documents or portions of those documents deemed to be furnished but not filed);

  •
  The description of Liberty Interactive's Series A and Series B QVC Group common stock contained in Liberty Interactive's Amendment No. 4 to Form 8-A on Form 8-A/A filed under the Exchange Act on June 4, 2015, and any amendment or report filed for the purpose of updating such description; and

  •
  The description of Liberty Interactive's Series A and Series B Liberty Ventures common stock, contained in Liberty Interactive's Amendment No. 1 to Form 8-A on Form 8-A/A filed under the Exchange Act on June 4, 2015, and any amendment or report filed for the purpose of updating such description.

        In addition, Liberty Interactive incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Liberty Interactive special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You can obtain any of these documents from the SEC, through the website of the SEC at the address described above, or Liberty Interactive will provide you with copies of these documents, upon written or oral request to:

Liberty Interactive Corporation
12300 Liberty Blvd.
Englewood, Colorado 80112
(720) 875-5300
Attn.: Investor Relations

        If you are a shareholder of GCI or a stockholder of Liberty Interactive and would like to request documents, please do so five business days before the date of the GCI special meeting and the Liberty Interactive special meeting in order to receive them before the meeting. If you request any documents from GCI or Liberty Interactive, GCI or Liberty Interactive will mail them to you by first class mail, or by another equally prompt means, within one business day after GCI or Liberty Interactive receives your request.

        This document is a prospectus of GCI and is a joint proxy statement of GCI and Liberty Interactive for the GCI special meeting and the Liberty Interactive special meeting. Neither GCI nor Liberty Interactive has authorized anyone to give any information or make any representation about the Transactions or GCI or Liberty Interactive that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that GCI or Liberty Interactive has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus reads only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

HoldCo

Condensed Combined Balance Sheets

(unaudited)

	September 30, 2017	December 31, 2016
	(unaudited)
	amounts in thousands
Assets
Current assets:
Cash and cash equivalents	$511,935	487,163
Trade and other receivables, net	36,689	38,495
Other current assets	1,297	1,375

Total current assets	549,921	527,033

Investments in available-for-sale securities and other cost investments (note 4)	1,950,664	1,546,615
Investments in affiliates, accounted for using the equity method (note 5)	245,826	259,017
Investment in Liberty Broadband measured at fair value (note 5)	4,067,580	3,161,444
Other assets	34,546	34,259

Total assets	$6,848,537	5,528,368

Liabilities and Equity
Current liabilities	$6,967	4,741
Deferred income tax liabilities	1,200,411	759,121
Taxes payable	1,136,021	904,906
Other liabilities	42,149	1,602

Total liabilities	2,385,548	1,670,370

Equity
Parent's investment	2,585,003	2,697,122
Accumulated other comprehensive earnings (loss), net of taxes	(3,582)	(6,165)
Retained earnings	1,877,979	1,163,379
Noncontrolling interests in equity of subsidiaries	3,589	3,662

Total equity	4,462,989	3,857,998

Commitments and contingencies (note 7)
Total liabilities and equity	$6,848,537	5,528,368

See accompanying notes to condensed combined financial statements.

HoldCo

Condensed Combined Statements of Operations

(unaudited)

	Nine months ended September 30,
	2017	2016
	amounts in thousands, except per share amounts
Service revenue	$15,639	14,640
Retail revenue	—	1,383

Total revenue, net	15,639	16,023
Operating costs and expenses:
Operating expense	8,395	9,302
Selling, general and administrative, including stock-based compensation	29,295	30,649
Cost of retail sales (exclusive of depreciation shown separately below)	—	1,099
Depreciation and amortization	2,398	2,225

	40,088	43,275

Operating income	(24,449)	(27,252)
Other income (expense):
Share of earnings (losses) of affiliates, net (note 5)	(92,082)	(643)
Realized and unrealized gains (losses) on financial instruments, net (note 3)	1,270,764	1,102,427
Other, net	364	38,174

	1,179,046	1,139,958

Earnings (loss) from continuing operations before income taxes	1,154,597	1,112,706
Income tax (expense) benefit	(439,877)	(428,038)

Net earnings (loss)	714,720	684,668
Less net earnings (loss) attributable to noncontrolling interests	(73)	(114)

Net earnings (loss) attributable to HoldCo shareholders	$714,793	684,782

Unaudited Pro Forma basic net earnings (loss) attributable to Series A and Series B HoldCo shareholders per common share (note 2) :	$8.35	8.00

See accompanying notes to condensed combined financial statements.

HoldCo

Condensed Combined Statements of Comprehensive Earnings (Loss)

(unaudited)

	Nine months ended September 30,
	2017	2016
	amounts in thousands
Net earnings (loss)	$714,720	684,668

Other comprehensive earnings (loss), net of taxes:
Share of other comprehensive earnings (loss) of equity affiliates	2,583	(3,312)

Other comprehensive earnings (loss)	2,583	(3,312)

Comprehensive earnings (loss)	717,303	681,356
Less comprehensive earnings (loss) attributable to the noncontrolling interests	(73)	(114)

Comprehensive earnings (loss)	717,376	681,470

See accompanying notes to condensed combined financial statements.

HoldCo

Condensed Combined Statements of Cash Flows

(unaudited)

	Nine months ended September 30,
	2017	2016
	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$714,720	684,668
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,398	2,225
Stock-based compensation	10,968	11,737
Share of (earnings) losses of affiliates, net	92,082	643
(Gain) loss of dilution of investment in affiliates	2,252	(17,010)
Realized and unrealized (gains) losses on financial instruments, net	(1,270,764)	(1,102,427)
(Gains) losses on transactions, net	815	(8,670)
Intergroup tax receipts (payments)	231,114	217,056
Deferred income tax expense (benefit)	439,877	429,898
Other noncash charges (credits), net	(32)	(45)
Changes in operating assets and liabilities
Current and other assets	1,858	7,666
Payables and other liabilities	563	5,142

Net cash provided (used) by operating activities	225,851	230,883

Cash flows from investing activities:
Cash proceeds from dispositions of investments	1,606	70
Investment in and loans to cost and equity investees	(76,815)	(3,224)
Investment in Liberty Broadband	—	(2,400,000)
Capital expended for property and equipment	(2,686)	(1,730)
Purchases of short term investments and other marketable securities	—	(264,990)
Sales of short term investments and other marketable securities	—	1,162,832
Other investing activities, net	26	(1,163)

Net cash provided (used) by investing activities	(77,869)	(1,508,205)

Cash flows from financing activities:
Withholding taxes on net share settlements of stock-based compensation	(1,122)	(1,135)
Intergroup (payments) receipts, net	(7,600)	(22,420)
Contributions from (distributions to) parent, net	(115,098)	(548,214)
Other financing activities, net	610	3,398

Net cash provided (used) by financing activities	(123,210)	(568,371)

Net increase (decrease) in cash and cash equivalents	24,772	(1,845,693)
Cash and cash equivalents at beginning of period	487,163	2,001,602

Cash and cash equivalents at end of period	$511,935	155,909

See accompanying notes to condensed combined financial statements.

HoldCo

Condensed Combined Statements of Equity

(unaudited)

	Parent's Investment	Accumulated other comprehensive earnings (loss), net of taxes	Retained Earnings	Noncontrolling interest in equity of subsidiaries	Total equity
	amounts in thousands
Balance at January 1, 2017	$2,697,122	(6,165)	1,163,379	3,662	3,857,998
Net earnings	—	—	714,793	(73)	714,720
Other comprehensive earnings (loss)	—	2,583	—	—	2,583
Stock-based compensation	10,763	—	—	—	10,763
Withholding taxes on net share settlements of stock-based compensation	(1,122)	—	—	—	(1,122)
Stock issued upon exercise of stock options	610	—	—	—	610
Intergroup (payments) receipts	(7,600)	—	—	—	(7,600)
Contributions from (distributions to) parent, net	(115,098)	—	—	—	(115,098)
Other	328	—	(193)	—	135

Balance at September 30, 2017	$2,585,003	(3,582)	1,877,979	3,589	4,462,989

See accompanying notes to condensed combined financial statements.

HoldCo

Notes to Condensed Combined Financial Statements

September 30, 2017 and 2016

(1) Basis of Presentation

        On April 4, 2017, Liberty Interactive Corporation (Liberty Interactive) entered into an Agreement and Plan of Reorganization (as amended, the reorganization agreement and the transactions contemplated thereby, the Transactions) with General Communication, Inc. (GCI), an Alaska corporation, and Liberty Interactive LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Liberty Interactive (LI LLC). Pursuant to the reorganization agreement, GCI will effect a restatement of its articles of incorporation (which will result in GCI being renamed GCI Liberty, Inc. (GCI Liberty)) and a reclassification and auto conversion of its common stock. Following these events, Liberty Interactive will acquire GCI (then renamed "GCI Liberty") through a reorganization in which certain Liberty Interactive interests, assets and liabilities, subject to the final approval of Liberty Interactive, will be contributed to GCI in exchange for a controlling interest in GCI. Liberty Interactive and LI LLC intend to contribute to GCI Liberty their entire equity interest in Liberty Broadband Corporation (Liberty Broadband), Charter Communications, Inc. (Charter), FTD Companies, Inc. (FTD) and LendingTree, Inc. (LendingTree), the Evite, Inc. (Evite) operating business and certain other assets and liabilities (collectively, HoldCo), in exchange for (a) the issuance to LI LLC of (i) a number of shares of GCI Liberty Class A Common Stock and a number of shares of GCI Liberty Class B Common Stock equal to the number of outstanding shares of Series A Liberty Ventures common stock and Series B Liberty Ventures common stock outstanding on the closing date of the contribution, respectively, and (ii) cash and (b) the assumption of certain liabilities by GCI Liberty.

        The contribution will be treated as a reverse acquisition under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (GAAP). For accounting purposes, Liberty Interactive is considered to be acquiring GCI in the contribution based, among other considerations, upon the fact that in exchange for the contribution of certain assets and liabilities of Liberty Interactive, including HoldCo, Liberty Interactive will receive a controlling interest in the combined company of GCI Liberty.

        Following the contribution and acquisition of GCI Liberty, Liberty Interactive will then effect a tax-free separation of its controlling interest in the combined company, GCI Liberty, to the holders of Liberty Ventures common stock in full redemption of all outstanding shares of such stock (the HoldCo Split-Off), in which each outstanding share of Series A Liberty Ventures common stock will be redeemed for one share of GCI Liberty Class A common stock and each outstanding share of Series B Liberty Ventures common stock will be redeemed for one share of GCI Liberty Class B common stock.

        The accompanying condensed combined financial statements represent a combination of the historical financial information of Liberty Interactive's non-controlling interests in Liberty Broadband and Charter (collectively, the core Ventures assets) and Liberty Interactive's controlling interest in Evite and non-controlling interests in LendingTree, FTD and certain other assets and liabilities (collectively, the Discretionary assets). These financial statements refer to the combination of the aforementioned subsidiary and investments as the Company, us, we and our in the notes to the combined financial statements. The HoldCo Split-Off will be accounted for at historical cost due to the pro rata nature of the distribution to holders of Liberty Ventures common stock. All significant intercompany accounts and transactions have been eliminated in the combined financial statements.

HoldCo

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2017 and 2016

(1) Basis of Presentation (Continued)

        If Liberty Interactive were to change the composition of Discretionary assets, excluding LendingTree and FTD as disclosed in note 5, the maximum impact to total assets and net earnings (loss) as of September 30, 2017 would be less than 1%.

        The accompanying (a) condensed combined balance sheet as of December 31, 2016, which has been derived from audited financial statements, and (b) the interim unaudited condensed combined financial statements have been prepared in accordance with GAAP for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X as promulgated by the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for such periods have been included. These condensed combined financial statements should be read in conjunction with the combined financial statements and notes thereto contained in the Company's combined financial statements for the year ended December 31, 2016.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The Company considers (i) fair value measurement, (ii) accounting for income taxes and (iii) assessments of other-than-temporary declines in fair value of its investments to be its most significant estimates.

  Split-off from Liberty Interactive

        Following the HoldCo Split-Off, Liberty Interactive and GCI Liberty will operate as separate, publicly traded companies, and neither will have any stock ownership, beneficial or otherwise, in the other. In connection with the HoldCo Split-Off, Liberty Interactive, Liberty Media Corporation (Liberty Media) and GCI Liberty will enter into certain agreements in order to govern certain of the ongoing relationships between the companies after the HoldCo Split-Off and to provide for an orderly transition. These agreements include an indemnification agreement, a services agreement, a facilities sharing agreement and a tax sharing agreement.

        The reorganization agreement provides for, among other things, the principal corporate transactions (including the internal restructuring) required to effect the HoldCo Split-Off, certain conditions to the HoldCo Split-Off and provisions governing the relationship between GCI Liberty and Liberty Interactive with respect to and resulting from the HoldCo Split-Off. The tax sharing agreement will provide for the allocation and indemnification of tax liabilities and benefits between Liberty Interactive and GCI Liberty and other agreements related to tax matters. Pursuant to the services agreement, Liberty Media will provide GCI Liberty with general and administrative services including legal, tax, accounting, treasury and investor relations support. Under the facilities sharing agreement, GCI Liberty will share office space with Liberty Interactive and Liberty Media and related amenities at their corporate headquarters. GCI Liberty will reimburse Liberty Media for direct, out-of-pocket expenses incurred by Liberty Media in providing these services and for costs that will be negotiated semi-annually.

HoldCo

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2017 and 2016

(1) Basis of Presentation (Continued)

        Pursuant to the indemnification agreement, GCI Liberty will indemnify LI LLC against any payments made by LI LLC in excess of stated principal and interest to any holder that exercises its exchange right under the terms of LI LLC's 1.75% exchangeable debentures due 2046 (the 1.75% Exchangeable Debentures) through October 5, 2023. Within six months of the HoldCo Split-Off, Liberty Interactive, LI LLC and GCI Liberty will cooperate with, and reasonably assist each other with respect to, the commencement and consummation of a purchase offer (the Purchase Offer) whereby LI LLC will offer to purchase, either pursuant to privately negotiated transactions or a tender offer, the 1.75% Exchangeable Debentures on terms and conditions (including maximum offer price) reasonably acceptable to GCI Liberty. GCI Liberty will indemnify LI LLC (using funds expected to be borrowed under a new $1 billion margin loan agreement) for each 1.75% Exchangeable Debenture repurchased by LI LLC in the Purchase Offer in an amount equal to the difference between (x) the purchase price paid by LI LLC to acquire such 1.75% Exchangeable Debenture in the Purchase Offer and (y) the sum of the amount of cash with respect to such purchased 1.75% Exchangeable Debenture plus the amount of certain tax benefits attributable to such 1.75% Exchangeable Debenture so purchased. GCI Liberty's indemnity obligation with respect to payments made upon a holder's exercise of its exchange right will be eliminated as to any 1.75% Exchangeable Debentures purchased in the Purchase Offer.

        In January 2016, the FASB issued new accounting guidance that is intended to improve the recognition and measurement of financial instruments. The new guidance requires equity investments with readily determinable fair values (except those accounted for under the equity method of accounting or those that result in consolidation) to be measured at fair value with changes in fair value recognized in net income and simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. The new standard is effective for the Company for fiscal years and interim periods beginning after December 15, 2017, with early adoption permitted under certain circumstances. The Company has not yet determined the effect of the standard on its ongoing financial reporting.

        In May 2014, the FASB issued new accounting guidance on revenue from contracts with customers. The new guidance requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This new guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In March 2016, the FASB issued additional guidance which clarifies principal versus agent considerations, and in April 2016, the FASB issued further guidance which clarifies the identification of performance obligations and the implementation guidance for licensing. The updated guidance will replace most existing revenue recognition guidance in GAAP when it becomes effective and permits the use of either a full retrospective or modified retrospective transition method. The Company plans to adopt this new guidance under the modified retrospective method on January 1, 2018. The Company is working with Evite to evaluate the quantitative effects of the new guidance.

        In October 2016, the FASB issued new accounting guidance which requires an entity to recognize at the transaction date the income tax consequences of intercompany asset transfers. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15,

HoldCo

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2017 and 2016

(1) Basis of Presentation (Continued)

2017, with early adoption permitted. We are currently evaluating the effect that the updated standard will have on our combined financial statements and related disclosures.

        In February 2016, the FASB issued new guidance which revises the accounting for leases. Under the new guidance, lessees will be required to recognize a lease liability and a right-of-use asset for all leases. The new guidance also simplifies the accounting for sale and leaseback transactions. The new standard, to be applied via a modified retrospective transition approach, is effective for the Company for fiscal years and interim periods beginning after December 15, 2018, with early adoption permitted. The Company is currently working with Evite to evaluate the impact of the adoption of this new guidance on our combined financial statements, including identifying the population of leases, evaluating technology solutions and collecting lease data.

(2) Pro Forma Earnings (Loss) per Share (EPS)

        Unaudited pro forma earnings (loss) per common share for all periods presented is computed by dividing net earnings (loss) for the respective period by 85,596,616 common shares, which is the total number of shares of Series A and Series B Liberty Ventures common stock outstanding at September 30, 2017, which is being used as a proxy for the outstanding shares of the Company as of September 30, 2017.

(3) Assets and Liabilities Measured at Fair Value

        For assets and liabilities required to be reported at fair value, GAAP provides a hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three broad levels. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs, other than quoted market prices included within Level 1, are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. The Company does not have any recurring assets or liabilities measured at fair value that would be considered Level 3.

        The Company's assets and liabilities measured at fair value are as follows:

	September 30, 2017			December 31, 2016
Description	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)
	amounts in thousands
Cash equivalents	$510,663	510,663	—	475,812	475,812	—
Available-for-sale securities	$1,947,350	1,947,350	—	1,542,791	1,542,791	—
Investment in Liberty Broadband	$4,067,580	4,067,580	—	3,161,444	3,161,444	—
Variable Forward	$41,027	—	41,027	NA	NA	NA

        On June 6, 2017, Liberty Interactive purchased 450,000 LendingTree shares and executed a 2-year variable forward with respect to 642,850 LendingTree shares. The variable forward was executed at the

HoldCo

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2017 and 2016

(3) Assets and Liabilities Measured at Fair Value (Continued)

LendingTree closing price on June 6, 2017 of $170.70 per share and has a floor price of $128.025 per share and a cap price of $211.668 per share. The liability associated with this instrument is included in the Other liabilities line item on the face of the accompanying condensed consolidated balance sheets.

        The majority of the Company's Level 2 financial assets and liabilities are debt instruments with quoted market prices that are not considered to be traded on "active markets," as defined in GAAP. Accordingly, the debt instruments are reported in the foregoing table as Level 2 fair value. The fair value of Level 2 derivative liabilities were derived from a Black-Scholes-Merton model using observable market data as the significant inputs.

  Realized and Unrealized Gains (Losses) on Financial Instruments

        Realized and unrealized gains (losses) on financial instruments are comprised of changes in the fair value of the following:

	Nine months ended September 30,
	2017	2016
	amounts in thousands
Fair Value Option Securities—AFS	$405,655	451,529
Fair Value Option Securities—Liberty Broadband	906,136	650,898
Variable Forward	(41,027)	—

	$1,270,764	1,102,427

(4) Investments in Available-for-Sale Securities and Other Cost Investments

        All marketable equity securities held by the Company are classified as available-for-sale (AFS) and are carried at fair value generally based on quoted market prices. GAAP permits entities to choose to measure many financial instruments, such as AFS securities, and certain other items at fair value and to recognize the changes in fair value of such instruments in the entity's statements of operations (the fair value option). Liberty Interactive originally elected the fair value option for those of its AFS securities which it considered to be non-strategic (Fair Value Option Securities), including Liberty Interactive's historical investment in Time Warner, Inc. (TWC). As described in note 5, Liberty Interactive's shares of TWC were exchanged for shares of Charter. HoldCo's accounting treatment for the investment in Charter is consistent with Liberty Interactive's accounting treatment. Changes in the fair value of Fair Value Option Securities, as determined by quoted market prices, are reported in realized and unrealized gains (losses) on financial instruments in the accompanying condensed combined statements of operations.

HoldCo

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2017 and 2016

(4) Investments in Available-for-Sale Securities and Other Cost Investments (Continued)

        Investments in AFS securities, the majority of which are considered Fair Value Option Securities and other cost investments, are summarized as follows:

	September 30, 2017	December 31, 2016
	amounts in thousands
Charter	$1,947,350	1,542,791
Other investments	3,314	3,824

	$1,950,664	1,546,615

(5) Investments in Affiliates Accounted for Using the Equity Method

        The Company has various investments accounted for using the equity method. The following table includes the Company's carrying amount and percentage ownership of the more significant investments in affiliates at September 30, 2017 and the carrying amount at December 31, 2016:

	September 30, 2017			December 31, 2016
	Percentage ownership	Market value	Carrying amount	Carrying amount
		dollars in thousands
FTD(a)	37%	$133,047	133,047	216,230
LendingTree(b)	27%	$790,549	112,779	31,493
Other	various	NA	—	11,294

			$245,826	259,017

(a)
The Company recorded an impairment on its investment in FTD during the third quarter of 2017 in the amount of $50 million.

(b)
In connection with the variable forward transaction entered into on June 6, 2017, as described in note 3, the Company purchased 450,000 shares of LendingTree for $76.8 million. As a result, the Company's undiluted ownership in LendingTree was adjusted to approximately 27% and continues to be accounted for under the equity method of accounting.

HoldCo

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2017 and 2016

(5) Investments in Affiliates Accounted for Using the Equity Method (Continued)

        The following table presents the Company's share of earnings (losses) of affiliates:

	Nine months ended September 30,
	2017	2016
	amounts in thousands
FTD(a)	$(85,760)	(8,495)
LendingTree	4,971	10,274
Other	(11,293)	(2,422)

	$(92,082)	(643)

(a)
The Company recorded an impairment on its investment in FTD during the third quarter of 2017 in the amount of $50 million.

        Included in our share of earnings from FTD for the nine months ended September 30, 2017 and 2016, respectively, were $50.8 million and $9.9 million of losses, net of taxes, due to the amortization of the excess basis of our investment in FTD related to debt and intangible assets with identified useful lives.

  Investment in Liberty Broadband

        On May 18, 2016, Liberty Interactive completed a $2.4 billion investment in Liberty Broadband Series C nonvoting shares (for accounting purposes a related party of the Company) in connection with the merger of Charter and TWC. The proceeds of this investment were used by Liberty Broadband to fund, in part, its acquisition of $5.0 billion of stock in the new public parent company, Charter, of the combined enterprises. Liberty Interactive, along with third party investors, all of whom invested on the same terms as Liberty Interactive, purchased newly issued shares of Liberty Broadband Series C common stock at a per share price of $56.23, which was determined based upon the fair value of Liberty Broadband's net assets on a sum-of-the parts basis at the time the investment agreements were executed (May 2015). Liberty Interactive, as part of the merger described above, exchanged, in a tax-free transaction, its shares of TWC common stock for shares of Charter Class A common stock, on a one-for-one basis, and Liberty Interactive has granted to Liberty Broadband a proxy and a right of first refusal with respect to the shares of Charter Class A common stock held by Liberty Interactive in the exchange.

        As of September 30, 2017, the Company has a 23% economic ownership interest in Liberty Broadband. Due to overlapping boards of directors and management, the Company has been deemed to have significant influence over Liberty Broadband for accounting purposes, even though the Company does not have any voting rights. The Company has elected to apply the fair value option for its investment in Liberty Broadband (Level 1) as it is believed that investors value this investment based on the trading price of Liberty Broadband. The Company recognizes changes in the fair value of its investment in Liberty Broadband in realized and unrealized gains (losses) on financial instruments,

HoldCo

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2017 and 2016

(5) Investments in Affiliates Accounted for Using the Equity Method (Continued)

net in the combined statements of operations. Summarized financial information for Liberty Broadband is as follows:

	September 30, 2017	December 31, 2016
	amounts in thousands
Current assets	$141,977	258,419
Investment in Charter, accounted for using the equity method	9,326,871	9,315,253
Other assets	13,046	17,288

Total assets	9,481,894	9,590,960
Long-term debt, including current portion	496,975	598,512
Deferred income taxes	497,414	504,644
Other liabilities	17,270	14,712
Equity	8,470,235	8,473,092

Total liabilities and shareholders' equity	$9,481,894	9,590,960

Nine months ended September 30, 2017
amounts in thousands
Revenue	$9,643
Operating expenses, net	29,125

Operating income (loss)	(19,482)
Share of earnings (losses) of affiliates	25,109
Gain (loss) on dilution of investment in affiliate	(42,515)
Realized and unrealized gains (losses) on financial instruments, net	5,026
Other income (expense), net	(13,669)
Income tax benefit (expense)	18,245

Net earnings (loss)	$(27,286)

(6) Stock-Based Compensation

  Liberty Interactive—Incentive Plans

        Liberty Interactive has granted to certain directors, officers, employees and consultants of Liberty Interactive stock options to purchase shares of Liberty Ventures common stock pursuant to applicable incentive plans in place at Liberty Interactive. Each holder of an outstanding option to purchase shares of Liberty Ventures common stock on the date of the HoldCo Split-Off (an original Ventures option award or Award) will receive a converted option to purchase an equivalent number of shares of the corresponding series of GCI Liberty common stock, at an exercise price equivalent to the original Ventures option award exercise price.

HoldCo

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2017 and 2016

(6) Stock-Based Compensation (Continued)

  Liberty Interactive—Outstanding Awards

        The following table presents the number and weighted average exercise price (WAEP) of the Awards to purchase Liberty Ventures common stock granted to certain officers, employees and directors of Liberty Interactive, as well as the weighted average remaining life and aggregate intrinsic value of the Awards.

	Liberty Ventures
	Series A				Series B
	Awards (000's)	WAEP	Weighted average remaining life	Aggregate intrinsic value	Awards (000's)	WAEP	Weighted average remaining life	Aggregate intrinsic value
				(in thousands)				(in thousands)
Outstanding at January 1, 2017	1,974	$22.18			987	$35.02
Granted	34	$52.00			269	$52.39
Exercised	(428)	$16.48			—	—
Forfeited/Cancelled	(12)	$38.21			—	—

Outstanding at September 30, 2017	1,568	$24.27	2.9 years	$52,182	1,256	$38.74	4.9 years	$26,561

Exercisable at September 30, 2017	1,161	$19.30	2.0 years	$44,423	184	$36.82	5.2 years	$4,249

        As of September 30, 2017, the total unrecognized compensation cost related to unvested Liberty Ventures awards was approximately $21.8 million. Such amount will be recognized in the combined statements of operations over a weighted average period of approximately 2.4 years.

        As of September 30, 2017, Liberty Interactive reserved for issuance upon exercise of outstanding stock options approximately, 1.6 million shares of Series A Liberty Ventures common stock and 1.3 million shares of Series B Liberty Ventures common stock.

(7) Commitments and Contingencies

  Operating Leases

        The Company leases business offices and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to $1.3 million and $815 thousand for the nine months ended September 30, 2017 and 2016, respectively.

        It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties; thus, it is anticipated that future lease commitments will not be less than the amount shown for 2016.

  Litigation

        The Company has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the

HoldCo

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2017 and 2016

(7) Commitments and Contingencies (Continued)

opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

(8) Information About the Company's Operating Segments

        The Company, through its interests in subsidiaries and other companies, is primarily engaged in the on-line commerce and broadband communications services industries. The Company identifies its reportable segments as (A) those combined companies that represent 10% or more of its combined annual revenue, annual Adjusted OIBDA or total assets and (B) those equity method affiliates whose share of earnings represent 10% or more of the Company's annual pre-tax earnings. The segment presentation for prior periods has been conformed to the current period segment presentation.

        The Company evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as revenue, Adjusted OIBDA, gross margin, average sales price per unit, number of units shipped and revenue or sales per customer equivalent. In addition, the Company reviews nonfinancial measures such as unique website visitors, conversion rates and active customers, as appropriate.

        The Company defines Adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock-based compensation). The Company believes this measure is an important indicator of the operational strength and performance of its businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock-based compensation, certain purchase accounting adjustments, separately reported litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.

        For the nine months ended September 30, 2017, the Company has identified the following subsidiary as its reportable segment:

  •
  Evite—a wholly owned subsidiary, that provides an online invitation and social event planning service on the Web. Evite offers a free private sharing feed in every invitation that allows users to share photos and conversations before, during and after an event. Evite also provides free thank you notes, instant gifting, one-click donations and video content.

        For presentation purposes the Company is providing financial information for Liberty Broadband. While the Company's equity method investment in Liberty Broadband does not meet the reportable segment threshold defined above, the Company believes that the inclusion of such information is relevant to users of these financial statements.

  •
  Liberty Broadband—an equity method affiliate of the Company, accounted for at fair value, that has a non-controlling interest in Charter, and a wholly-owned subsidiary, Skyhook Wireless, Inc. (Skyhook). Charter is the second largest cable operator in the United States and a leading

HoldCo

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2017 and 2016

(8) Information About the Company's Operating Segments (Continued)

    broadband communications services company providing video, Internet and voice services. Skyhook provides a Wi-Fi based location platform focused on providing positioning technology and contextual location intelligence solutions.

        The Company's operating segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technologies, distribution channels and marketing strategies. The accounting policies of the segments that are also combined subsidiaries are the same as those described in the Company's summary of significant accounting policies.

  Performance Measures

	Nine months ended September 30,
	2017		2016
	Revenue	Adjusted OIBDA	Revenue	Adjusted OIBDA
	amounts in thousands
Evite	$15,639	(1,177)	14,640	(1,289)
Liberty Broadband	9,643	(12,262)	27,413	(5,936)
Corporate and other	—	(9,906)	1,383	(12,001)

	25,282	(23,345)	43,436	(19,226)
Eliminate equity method affiliate	(9,643)	12,262	(27,413)	5,936

	$15,639	(11,083)	16,023	(13,290)

  Other Information

	September 30, 2017
	Total assets	Investments in affiliates	Capital expenditures
	amounts in thousands
Evite	$41,293	—	2,686
Liberty Broadband	9,481,894	9,326,871	27
Corporate and other	6,807,244	245,826	—

	16,330,431	9,572,697	2,713
Eliminate equity method affiliate	(9,481,894)	(9,326,871)	(27)

	$6,848,537	245,826	2,686

HoldCo

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2017 and 2016

(8) Information About the Company's Operating Segments (Continued)

        The following table provides a reconciliation of segment Adjusted OIBDA to operating income and earnings (loss) from continuing operations before income taxes:

	Nine months ended September 30,
	2017	2016
	amounts in thousands
Combined segment Adjusted OIBDA	$(11,083)	(13,290)
Stock-based compensation	(10,968)	(11,737)
Depreciation and amortization	(2,398)	(2,225)

Operating income	(24,449)	(27,252)

Share of earnings (loss) of affiliates, net	(92,082)	(643)
Realized and unrealized gains (losses) on financial instruments, net	1,270,764	1,102,427
Other, net	364	38,174

Earnings (loss) from continuing operations before income taxes	$1,154,597	1,112,706

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Liberty Interactive Corporation:

        We have audited the accompanying combined balance sheets of Liberty Interactive Corporation's and Liberty Interactive LLC's entire equity interests in Liberty Broadband Corporation, Charter Communications, Inc., FTD Companies, Inc., and LendingTree, Inc., the Evite, Inc. operating business and certain other assets and liabilities (collectively "HoldCo") as of December 31, 2016 and 2015, and the related combined statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2016. These combined financial statements are the responsibility of HoldCo's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of HoldCo as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Denver, Colorado November 20, 2017

HoldCo

Combined Balance Sheets

December 31, 2016 and 2015

	2016	2015
	amounts in thousands
Assets
Current assets:
Cash and cash equivalents	$487,163	2,001,602
Trade and other receivables, net	38,495	43,524
Short-term marketable securities	—	897,842
Other current assets	1,375	4,433

Total current assets	527,033	2,947,401

Investments in available-for-sale securities and other cost investments (note 5)	1,546,615	998,693
Investments in affiliates, accounted for using the equity method (note 6)	259,017	267,439
Investment in Liberty Broadband measured at fair value (note 6)	3,161,444	—
Other assets	34,259	36,218

Total assets	$5,528,368	4,249,751

Liabilities and Equity
Current liabilities	$4,741	10,871
Deferred income tax liabilities (note 7)	759,121	268,222
Taxes payable (note 7)	904,906	613,300
Other liabilities	1,602	2,561

Total liabilities	1,670,370	894,954

Equity
Parent's investment	2,697,122	2,979,156
Accumulated other comprehensive earnings (loss), net of taxes	(6,165)	(1,637)
Retained earnings	1,163,379	373,731
Noncontrolling interests in equity of subsidiaries	3,662	3,547

Total equity	3,857,998	3,354,797

Commitments and contingencies (note 9)
Total liabilities and equity	$5,528,368	4,249,751

See accompanying notes to combined financial statements.

HoldCo

Combined Statements of Operations

Years ended December 31, 2016, 2015 and 2014

	2016	2015	2014
	amounts in thousands, except per share amounts
Retail revenue, net	$1,382	21,772	691,032
Service revenue, net	22,552	20,307	17,032

Total revenue, net	23,934	42,079	708,064
Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	1,099	16,537	434,842
Operating expense	12,079	12,988	66,810
Selling, general and administrative, including stock-based compensation (note 2)	43,060	41,818	215,417
Depreciation and amortization	2,975	4,434	33,699
Impairment of intangible assets	—	—	7,313

	59,213	75,777	758,081

Operating income	(35,279)	(33,698)	(50,017)
Other income (expense):
Share of earnings (losses) of affiliates, net (note 6)	(32,010)	(81,280)	1,000
Realized and unrealized gains (losses) on financial instruments, net (note 4)	1,309,365	179,699	90,447
Gains (losses) on transactions, net	8,660	5,893	74,767
Other, net	28,944	16,211	17,685

	1,314,959	120,523	183,899

Earnings (loss) from continuing operations before income taxes	1,279,680	86,825	133,882
Income tax (expense) benefit (note 7)	(490,829)	(28,115)	(53,149)

Net earnings (loss)	788,851	58,710	80,733
Less net earnings (loss) attributable to the noncontrolling interests	(114)	(34)	(17)

Net earnings (loss) attributable to HoldCo shareholders	$788,965	58,744	80,750

Unaudited Pro Forma basic net earnings (loss) attributable to Series A and Series B HoldCo shareholders per common share (note 2) :	$9.24	0.69	0.95

See accompanying notes to combined financial statements.

HoldCo

Combined Statements of Comprehensive Earnings (Loss)

Years ended December 31, 2016, 2015 and 2014

	2016	2015	2014
	amounts in thousands
Net earnings (loss)	$788,851	58,710	80,733

Other comprehensive earnings (loss), net of taxes:
Share of other comprehensive earnings (loss) of equity affiliates	(4,528)	(1,637)	—

Other comprehensive earnings (loss)	(4,528)	(1,637)	—

Comprehensive earnings (loss)	784,323	57,073	80,733
Less comprehensive earnings (loss) attributable to the noncontrolling interests	(114)	(34)	(17)

Comprehensive earnings (loss) attributable to HoldCo shareholders	$784,437	57,107	80,750

See accompanying notes to combined financial statements.

HoldCo

Combined Statements of Cash Flows

Years ended December 31, 2016, 2015 and 2014

	2016	2015	2014
	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$788,851	58,710	80,733
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,975	4,434	33,699
Stock-based compensation	15,982	11,016	1,863
Cash payments for stock-based compensation	—	(62)	(1,687)
Noncash interest expense	—	(44)	—
Share of (earnings) losses of affiliates, net	32,010	81,280	(1,000)
(Gain) loss on dilution of investment in affiliates	(16,305)	3,951	1,000
Realized and unrealized (gains) losses on financial instruments, net	(1,309,365)	(179,699)	(90,447)
(Gains) losses on transactions, net	(8,660)	(5,893)	(74,767)
Impairment of intangible assets	—	—	7,313
Deferred income tax expense (benefit)	493,927	31,339	30,257
Intergroup tax (payments) receipts	294,704	159,905	383,338
Other noncash charges (credits), net	(32)	(119)	—
Changes in operating assets and liabilities
Current and other assets	6,078	(374)	8,681
Payables and other liabilities	(11,329)	(8,573)	22,770

Net cash provided (used) by operating activities	288,836	155,871	401,753

Cash flows from investing activities:
Cash proceeds from dispositions of investments	2,280	8,681	124,058
Investment in and loans to cost and equity investees	(3,224)	—	—
Capital expended for property and equipment	(2,641)	(3,548)	(22,513)
Purchases of short term investments and other marketable securities	(264,703)	(1,185,569)	(790,812)
Sales of short term investments and other marketable securities	1,161,596	1,165,846	538,569
Investment in Liberty Broadband	(2,400,000)	—	—
Other investing activities, net	14	—	(1,052)

Net cash provided (used) by investing activities	(1,506,678)	(14,590)	(151,750)

Cash flows from financing activities:
Borrowings of debt	—	—	10,000
Repayments of debt	—	—	(10,004)
Withholding taxes on net share settlements of stock-based compensation	(1,450)	(5,499)	(1,441)
Intergroup (payments) receipts, net	(30,602)	(4,322)	3,238
Contributions from (distributions to) parent, net	(267,984)	(177,330)	1,240,549
Equity transactions related to BCY Holdings	—	194,439	—
Other financing activities, net	3,439	5,859	1,512

Net cash provided (used) by financing activities	(296,597)	13,147	1,243,854

Net increase (decrease) in cash and cash equivalents	(1,514,439)	154,428	1,493,857
Cash and cash equivalents at beginning of period	2,001,602	1,847,174	353,317

Cash and cash equivalents at end of period	$487,163	2,001,602	1,847,174

        Supplemental disclosure to the combined statements of cash flows:

	2016	2015	2014
	amounts in thousands
Cash paid for interest	$—	114	—
Cash received for taxes	$294,704	159,905	383,338

See accompanying notes to combined financial statements.

HoldCo

Combined Statements of Equity

Years ended December 31, 2016, 2015 and 2014

	Parent's investment	Accumulated other comprehensive earnings (loss), net of taxes	Retained Earnings	Noncontrolling interest in equity of Combined company	Total equity
	amounts in thousands
Balance at January 1, 2014	$1,664,129	—	225,719	—	1,889,848
Net earnings	—	—	80,750	(17)	80,733
Stock-based compensation	8,999	—	—	—	8,999
Minimum withholding taxes on net share settlements of stock-based compensation	(1,441)	—	—	—	(1,441)
Excess tax benefits on stock-based compensation	4,726	—	—	—	4,726
Option exercises	1,709	—	—	—	1,709
Intergroup (payments) receipts	3,238	—	—	—	3,238
Contributions from (distributions to) parent, net	1,240,549	—	—	—	1,240,549
Other	(6,318)	—	8,484	—	2,166

Balance at December 31, 2014	$2,915,591	—	314,953	(17)	3,230,527
Net earnings	—	—	58,744	(34)	58,710
Other comprehensive earnings (loss)	—	(1,637)	—	—	(1,637)
Stock-based compensation	11,009	—	—	—	11,009
Minimum withholding taxes on net share settlements of stock-based compensation	(5,499)	—	—	—	(5,499)
Excess tax benefits on stock-based compensation	6,704	—	—	—	6,704
Option exercises	5,859	—	—	—	5,859
Equity transactions with parent related to sale on non-group company	223,956	—	—	3,776	227,732
Intergroup (payments) receipts	(4,322)	—	—	—	(4,322)
Contributions from (distributions to) parent, net	(177,330)	—	—	—	(177,330)
Other	3,188	—	34	(178)	3,044

Balance at December 31, 2015	$2,979,156	(1,637)	373,731	3,547	3,354,797
Net earnings	—	—	788,965	(114)	788,851
Other comprehensive earnings (loss)	—	(4,528)	—	—	(4,528)
Cumulative effect of accounting change	—	—	185	—	185
Stock-based compensation	14,906	—	—	—	14,906
Withholding taxes on net share settlements of stock-based compensation	(1,450)	—	—	—	(1,450)
Option exercises	3,439	—	—	—	3,439
Intergroup (payments) receipts	(30,602)	—	—	—	(30,602)
Contributions from (distributions to) parent, net	(267,984)	—	—	—	(267,984)
Other	(343)	—	498	229	384

Balance at December 31, 2016	$2,697,122	(6,165)	1,163,379	3,662	3,857,998

See accompanying notes to combined financial statements.

HoldCo

Notes to Combined Financial Statements

December 31, 2016, 2015 and 2014

(1) Basis of Presentation

        On April 4, 2017, Liberty Interactive Corporation (Liberty Interactive) entered into an Agreement and Plan of Reorganization (as amended, the reorganization agreement and the transactions contemplated thereby, the Transactions) with General Communication, Inc. (GCI), an Alaska corporation, and Liberty Interactive LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Liberty Interactive (LI LLC). Pursuant to the reorganization agreement, GCI will effect a restatement of its articles of incorporation (which will result in GCI being renamed GCI Liberty, Inc. (GCI Liberty)) and a reclassification and auto conversion of its common stock. Following these events, Liberty Interactive will acquire GCI (then renamed "GCI Liberty") through a reorganization in which certain Liberty Interactive interests, assets and liabilities, subject to the final approval of Liberty Interactive, will be contributed to GCI in exchange for a controlling interest in GCI. Liberty Interactive and LI LLC will contribute to GCI Liberty its entire equity interest in Liberty Broadband Corporation (Liberty Broadband), Charter Communications, Inc. (Charter), FTD Companies, Inc. (FTD) and LendingTree, Inc. (LendingTree), the Evite, Inc. (Evite) operating business and certain other assets and liabilities (collectively, HoldCo), in exchange for (a) the issuance to LI LLC of (i) a number of shares of GCI Liberty Class A Common Stock and a number of shares of GCI Liberty Class B Common Stock equal to the number of outstanding shares of Series A Liberty Ventures common stock and Series B Liberty Ventures common stock outstanding on the closing date of the contribution, respectively, and (ii) cash and (b) the assumption of certain liabilities by GCI Liberty.

        The contribution will be treated as a reverse acquisition under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (GAAP). For accounting purposes, Liberty Interactive is considered to be acquiring GCI in the contribution based, among other considerations, upon the fact that in exchange for the contribution of certain assets and liabilities of Liberty Interactive, including HoldCo, Liberty Interactive will receive a controlling interest in the combined company of GCI Liberty.

        Following the contribution and acquisition of GCI Liberty, Liberty Interactive will then effect a tax-free separation of its controlling interest in the combined company, GCI Liberty, to the holders of Liberty Ventures common stock in full redemption of all outstanding shares of such stock (the HoldCo Split-Off), in which each outstanding share of Series A Liberty Ventures common stock will be redeemed for one share of GCI Liberty Class A common stock and each outstanding share of Series B Liberty Ventures common stock will be redeemed for one share of GCI Liberty Class B common stock.

        The accompanying combined financial statements have been prepared in accordance with GAAP and represent a combination of the historical financial information of Liberty Interactive's non-controlling interests in Liberty Broadband and Charter (collectively, the core Ventures assets) and Liberty Interactive's controlling interest in Evite and non-controlling interests in LendingTree, FTD, and certain other assets and liabilities (collectively, the Discretionary assets). These financial statements refer to the combination of the aforementioned subsidiary and investment as the Company, us, we and our in these notes to the combined financial statements. The HoldCo Split-Off is expected to be accounted for at historical cost due to the pro rata nature of the distribution to holders of Liberty Ventures common stock. All significant intercompany accounts and transactions have been eliminated in the combined financial statements.

HoldCo

Notes to Combined Financial Statements (Continued)

December 31, 2016, 2015 and 2014

(1) Basis of Presentation (Continued)

        Pursuant to the reorganization agreement, Liberty Interactive may change the composition of the Discretionary assets, so long as (i) any increase or decrease in reattributed assets or liabilities is fully offset by a corresponding increase or decrease in assets or liabilities, as the case may be, (ii) the change is not taken for the purpose of decreasing the economic benefit of the Transactions to the GCI shareholders and (iii) the change would not prevent or materially delay the consummation of the Transactions.

        If Liberty Interactive were to change the composition of Discretionary assets, excluding LendingTree and FTD as disclosed in note 6, the maximum impact to total assets and net earnings (loss) as of December 31, 2016 would be less than 1%.

  Split-off from Liberty Interactive

        Following the HoldCo Split-Off, Liberty Interactive and GCI Liberty will operate as separate, publicly traded companies, and neither will have any stock ownership, beneficial or otherwise, in the other. In connection with the HoldCo Split-Off, Liberty Interactive, Liberty Media Corporation (Liberty Media) and GCI Liberty will enter into certain agreements in order to govern certain of the ongoing relationships between the companies after the HoldCo Split-Off and to provide for an orderly transition. These agreements include an indemnification agreement, a services agreement, a facilities sharing agreement and a tax sharing agreement.

        The reorganization agreement provides for, among other things, the principal corporate transactions (including the internal restructuring) required to effect the HoldCo Split-Off, certain conditions to the HoldCo Split-Off and provisions governing the relationship between GCI Liberty and Liberty Interactive with respect to and resulting from the HoldCo Split-Off. The tax sharing agreement will provide for the allocation and indemnification of tax liabilities and benefits between Liberty Interactive and GCI Liberty and other agreements related to tax matters. Pursuant to the services agreement, Liberty Media will provide GCI Liberty with general and administrative services including legal, tax, accounting, treasury and investor relations support. Under the facilities sharing agreement, GCI Liberty will share office space with Liberty Interactive and Liberty Media and related amenities at their corporate headquarters. GCI Liberty will reimburse Liberty Media for direct, out-of-pocket expenses incurred by Liberty Media in providing these services and for costs that will be negotiated semi-annually.

        Pursuant to the indemnification agreement, GCI Liberty will indemnify LI LLC against any payments made by LI LLC in excess of stated principal and interest to any holder that exercises its exchange right under the terms of LI LLC's 1.75% exchangeable debentures due 2046 (the 1.75% Exchangeable Debentures) through October 5, 2023. Within six months of the HoldCo Split-Off, Liberty Interactive, LI LLC and GCI Liberty will cooperate with, and reasonably assist each other with respect to, the commencement and consummation of a purchase offer (the Purchase Offer) whereby LI LLC will offer to purchase, either pursuant to privately negotiated transactions or a tender offer, the 1.75% Exchangeable Debentures on terms and conditions (including maximum offer price) reasonably acceptable to GCI Liberty. GCI Liberty will indemnify LI LLC (using funds expected to be borrowed under a new $1 billion margin loan agreement) for each 1.75% Exchangeable Debenture repurchased by LI LLC in the Purchase Offer in an amount equal to the difference between (x) the purchase price paid by LI LLC to acquire such 1.75% Exchangeable Debenture in the Purchase Offer and (y) the sum

HoldCo

Notes to Combined Financial Statements (Continued)

December 31, 2016, 2015 and 2014

(1) Basis of Presentation (Continued)

of the amount of cash with respect to such purchased 1.75% Exchangeable Debenture plus the amount of certain tax benefits attributable to such 1.75% Exchangeable Debenture so purchased. GCI Liberty's indemnity obligation with respect to payments made upon a holder's exercise of its exchange right will be eliminated as to any 1.75% Exchangeable Debentures purchased in the Purchase Offer.

        In addition, Liberty Interactive and GCI Liberty have agreed to indemnify each other with respect to certain potential losses in respect of the HoldCo Split-Off.

(2) Summary of Significant Accounting Policies

  Cash and Cash Equivalents

        Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition. Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents and corporate debt securities. The Company maintains some cash and cash equivalents balances with financial institutions that are in excess of Federal Deposit Insurance Corporation insurance limits.

  Investments

        All marketable equity and debt securities held by the Company are classified as available-for-sale (AFS) and are carried at fair value generally based on quoted market prices. GAAP permits entities to choose to measure many financial instruments, such as AFS securities, and certain other items at fair value and to recognize the changes in fair value of such instruments in the entity's statements of operations (the fair value option). Liberty Interactive had previously entered into economic hedges for certain of its non-strategic AFS securities (although such instruments were not accounted for as fair value hedges by the Company). Changes in the fair value of these economic hedges were reflected in the Company's statements of operations as unrealized gains (losses). Liberty Interactive originally elected the fair value option for those of its AFS securities which it considered to be non-strategic (Fair Value Option Securities), including Liberty Interactive's historical investment in Time Warner, Inc. (TWC). As described in note 6, Liberty Interactive's shares of TWC were exchanged for shares of Charter. The Company's accounting treatment for the investment in Charter is consistent with Liberty Interactive's accounting treatment. Changes in the fair value of Fair Value Option Securities, as determined by quoted market prices, are reported in realized and unrealized gains (losses) on financial instruments in the accompanying combined statements of operations. The total value of AFS securities for which the Company has elected the fair value option aggregated $1,542.8 million and $994.5 million as of December 31, 2016 and 2015, respectively.

        Other investments in which the Company's ownership interest is less than 20%, unless the Company has the ability to exercise significant influence, and that are not considered marketable securities are carried at cost.

        For those investments in affiliates in which the Company has the ability to exercise significant influence, the equity method of accounting is used, except in situations where the fair value option has been selected. Under the equity method of accounting, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the affiliate as they occur rather than as dividends or other distributions are received. Losses are limited to the extent of the Company's

HoldCo

Notes to Combined Financial Statements (Continued)

December 31, 2016, 2015 and 2014

(2) Summary of Significant Accounting Policies (Continued)

investment in, advances to and commitments for the investee. In the event the Company is unable to obtain accurate financial information from an equity affiliate in a timely manner, the Company records its share of earnings or losses of such affiliate on a lag.

        Changes in the Company's proportionate share of the underlying equity of an equity method investee, which result from the issuance of additional equity securities by such equity investee, are recognized in the statements of operations through the Other, net line item. To the extent there is a difference between our ownership percentage in the underlying equity of an equity method investee and our carrying value, such difference is accounted for as if the equity method investee were a consolidated subsidiary.

        The Company continually reviews its equity investments and its AFS securities which are not Fair Value Option Securities to determine whether a decline in fair value below the carrying value is other than temporary. The primary factors the Company considers in its determination are the length of time that the fair value of the investment is below the Company's carrying value; the severity of the decline; and the financial condition, operating performance and near term prospects of the investee. In addition, the Company considers the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts' ratings and estimates of 12 month share price targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and the Company's intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. If the decline in fair value is deemed to be other than temporary, the carrying value of the security is written down to fair value. In situations where the fair value of an investment is not evident due to a lack of a public market price or other factors, the Company uses its best estimates and assumptions to arrive at the estimated fair value of such investment. The Company's assessment of the foregoing factors involves considerable management judgment and accordingly, actual results may differ materially from the Company's estimates and judgments. Writedowns for AFS securities which are not Fair Value Option Securities would be included in the combined statements of operations as other than temporary declines in fair values of investments. Writedowns for equity method investments would be included in share of earnings (losses) of affiliates.

        In January 2016, the FASB issued new accounting guidance that is intended to improve the recognition and measurement of financial instruments. The new guidance requires equity investments with readily determinable fair values (except those accounted for under the equity method of accounting or those that result in consolidation) to be measured at fair value with changes in fair value recognized in net income and simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. The new standard is effective for the Company for fiscal years and interim periods beginning after December 15, 2017, with early adoption permitted under certain circumstances. The Company has not yet determined the effect of the standard on its ongoing financial reporting.

  Revenue Recognition

        Retail revenue is recognized at the time of delivery to customers. The revenue for shipments in-transit is recorded as deferred revenue and included in other current liabilities. Service revenue is recognized when the applicable criteria are met: persuasive evidence of an arrangement exists, services have been rendered, the price is fixed and determinable and collectability is reasonably assured.

HoldCo

Notes to Combined Financial Statements (Continued)

December 31, 2016, 2015 and 2014

(2) Summary of Significant Accounting Policies (Continued)

        In May 2014, the FASB issued new accounting guidance on revenue from contracts with customers. The new guidance requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This new guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In March 2016, the FASB issued additional guidance which clarifies principal versus agent considerations, and in April 2016, the FASB issued further guidance which clarifies the identification of performance obligations and the implementation guidance for licensing. The updated guidance will replace most existing revenue recognition guidance in GAAP when it becomes effective and permits the use of either a full retrospective or modified retrospective transition method. The Company plans to adopt this new guidance under the modified retrospective method on January 1, 2018. The Company is working with Evite to evaluate the quantitative effects of the new guidance.

  Cost of Sales

        Cost of sales primarily includes actual product cost, provision for obsolete inventory, buying allowances received from suppliers, shipping and handling costs and warehouse costs.

  Advertising Costs

        Advertising costs generally are expensed as incurred. Advertising expense aggregated $2.0 million, $3.0 million and $146.6 million for the years ended December 31, 2016, 2015 and 2014, respectively. Advertising costs are reflected in the selling, general and administrative, including stock-based compensation line item in our combined statements of operations.

  Stock-Based Compensation

        As more fully described in note 8, Liberty Interactive has granted to its directors, employees and employees of its subsidiaries options, restricted stock and stock appreciation rights relating to shares of Liberty Ventures common stock (Awards). Liberty Interactive measures the cost of employee services received in exchange for an Award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the Award, and recognizes that cost over the period during which the employee is required to provide service (usually the vesting period of the Award). Liberty Interactive measures the cost of employee services received in exchange for an Award of liability instruments (such as stock appreciation rights that will be settled in cash) based on the current fair value of the Award, and remeasures the fair value of the Award at each reporting date.

        Stock compensation expense was $16.0 million, $11.0 million and $1.9 million for the years ended December 31, 2016, 2015 and 2014, respectively, included in selling, general and administrative expense in the accompanying combined statements of operations.

        In March 2016, the FASB issued new guidance which simplifies several aspects of the accounting for share-based payment award transactions, including the income tax consequences, forfeitures, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The new standard is effective for the Company for fiscal years and interim periods beginning after

HoldCo

Notes to Combined Financial Statements (Continued)

December 31, 2016, 2015 and 2014

(2) Summary of Significant Accounting Policies (Continued)

December 15, 2016, with early application permitted. The Company adopted this guidance in the third quarter of 2016. In accordance with the new guidance, excess tax benefits and tax deficiencies are recognized as income tax benefit or expense rather than as additional paid-in capital. The Company has elected to recognize forfeitures as they occur rather than continue to estimate expected forfeitures. In addition, pursuant to the new guidance, excess tax benefits are classified as an operating activity on the combined statements of cash flows. The recognition of excess tax benefits and deficiencies are applied prospectively from January 1, 2016. For tax benefits that were not previously recognized and for adjustments to compensation cost based on actual forfeitures, the Company has recorded a cumulative-effect adjustment in retained earnings as of January 1, 2016.

  Income Taxes

        The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value amounts and income tax bases of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards. The deferred tax assets and liabilities are calculated using enacted tax rates in effect for each taxing jurisdiction in which the Company operates for the year in which those temporary differences are expected to be recovered or settled. Net deferred tax assets are then reduced by a valuation allowance if the Company believes it more likely than not such net deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of an enacted change in tax rates is recognized in income in the period that includes the enactment date.

        When the tax law requires interest to be paid on an underpayment of income taxes, the Company recognizes interest expense from the first period the interest would begin accruing according to the relevant tax law. Such interest expense is included in interest expense in the accompanying combined statements of operations. Any accrual of penalties related to underpayment of income taxes on uncertain tax positions is included in other income (expense) in the accompanying combined statements of operations.

        In October 2016, the FASB issued new accounting guidance which requires an entity to recognize at the transaction date the income tax consequences of intercompany asset transfers. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. We are currently evaluating the effect that the updated standard will have on our combined financial statements and related disclosures.

  Pro Forma Earnings per Share (EPS)

        Unaudited pro forma earnings (loss) per common share for all periods presented is computed by dividing net earnings (loss) for the respective period by 85,422,669 common shares, which is the total number of shares of Series A and Series B Liberty Ventures common stock outstanding at December 31, 2016, which is being used as a proxy for the outstanding shares of the Company as of December 31, 2016.

HoldCo

Notes to Combined Financial Statements (Continued)

December 31, 2016, 2015 and 2014

(2) Summary of Significant Accounting Policies (Continued)

  Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The Company considers (i) recurring and non-recurring fair value measurements, (ii) accounting for income taxes and (iii) assessments of other-than-temporary declines in fair value of its investments to be its most significant estimates.

        The Company has investments that are accounted for using the equity method. The Company does not control the decision making process or business management practices of these affiliates. Accordingly, the Company relies on management of these affiliates to provide it with accurate financial information prepared in accordance with GAAP that the Company uses in the application of the equity method. In addition, the Company relies on audit reports that are provided by the affiliates' independent auditors on the financial statements of such affiliates. The Company is not aware, however, of any errors in or possible misstatements of the financial information provided by its equity affiliates that would have a material effect on the Company's combined financial statements.

  Recently Adopted Accounting Pronouncements

        In August 2014, the FASB issued new accounting guidance which requires management to assess whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity's ability to continue as a going concern within one year after the financial statements are issued. If substantial doubt exists, additional disclosures are required. The Company adopted this guidance during the year ended December 31, 2016. The adoption of this guidance did not have an impact on our combined financial statements and related disclosures. In September 2015, the FASB issued new accounting guidance which eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Instead, acquirers must recognize measurement-period adjustments during the period in which they determine the amounts, including the effect on earnings of any amounts that would have been recorded in previous periods if the accounting had been completed at the acquisition date. The Company adopted this guidance in the first quarter of 2016. The adoption of this guidance did not have a material impact on our combined financial statements and related disclosures.

  New Accounting Pronouncements Not Yet Adopted

        In February 2016, the FASB issued new guidance which revises the accounting for leases. Under the new guidance, lessees will be required to recognize a lease liability and a right-of-use asset for all leases. The new guidance also simplifies the accounting for sale and leaseback transactions. The new standard, to be applied via a modified retrospective transition approach, is effective for the Company for fiscal years and interim periods beginning after December 15, 2018, with early adoption permitted. The Company is currently working with Evite to evaluate the impact of the adoption of this new guidance on our combined financial statements, including identifying the population of leases, evaluating technology solutions and collecting lease data.

HoldCo

Notes to Combined Financial Statements (Continued)

December 31, 2016, 2015 and 2014

(3) Disposals

        On December 31, 2014, Liberty Interactive announced the closing of the acquisition by FTD of Provide Commerce, Inc. (Provide) (the FTD Transaction). Under the terms of the transaction, Liberty Interactive received approximately 10.2 million shares of FTD common stock representing approximately 35% of the combined company and approximately $144.7 million in cash. A gain of $74.8 million was recognized as a result of the transaction, which is included in the Gains (losses) on transactions, net line item in the combined statements of operations. Subsequent to completion of the transaction, Liberty Interactive accounts for FTD as an equity-method affiliate based on the ownership level and board representation. The FTD Transaction resulted in a non-cash investing addition of $355.3 million to the investments in affiliates, accounted for using the equity method line item within the combined balance sheets. Given Liberty Interactive's significant continuing involvement with FTD, and relevant GAAP at the time of the transaction, Provide is not presented as a discontinued operation in the Company's combined financial statements. Included in revenue in the accompanying combined statements of operations is $665.5 million for the year ended December 31, 2014, related to Provide. Included in net earnings (loss) in the accompanying combined statements of operations are losses of $9.7 million for the year ended December 31, 2014, related to Provide.

(4) Assets and Liabilities Measured at Fair Value

        For assets and liabilities required to be reported at fair value, GAAP provides a hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three broad levels. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs, other than quoted market prices included within Level 1, are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. The Company does not have any recurring assets or liabilities measured at fair value that would be considered Level 3.

        The Company's assets and liabilities measured at fair value are as follows:

	December 31, 2016			December 31, 2015
Description	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)
	amounts in thousands
Cash equivalents	$475,812	475,812	—	1,978,288	1,978,288	—
Short term marketable securities	$—	—	—	897,842	319,254	578,588
Available-for-sale securities	$1,542,791	1,542,791	—	994,466	994,466	—
Investment in Liberty Broadband	$3,161,444	3,161,444	—	NA	NA	NA

        The majority of the Company's Level 2 financial assets and liabilities are debt instruments with quoted market prices that are not considered to be traded on "active markets," as defined in GAAP. Accordingly, the debt instruments are reported in the foregoing table as Level 2 fair value.

HoldCo

Notes to Combined Financial Statements (Continued)

December 31, 2016, 2015 and 2014

(4) Assets and Liabilities Measured at Fair Value (Continued)

  Realized and Unrealized Gains (Losses) on Financial Instruments

        Realized and unrealized gains (losses) on financial instruments are comprised of changes in the fair value of the following:

	Years ended December 31,
	2016	2015	2014
	amounts in thousands
Fair Value Option Securities—AFS	$547,921	179,699	90,447
Fair Value Option Securities—Liberty Broadband	761,444	NA	NA

	$1,309,365	179,699	90,447

(5) Investments in Available-for-Sale Securities and Other Cost Investments

        Investments in AFS securities, the majority of which are considered Fair Value Option Securities and other cost investments, are summarized as follows:

	December 31, 2016	December 31, 2015
	amounts in thousands
Charter(1)	$1,542,791	NA
TWC(1)	NA	994,465
Other investments	3,824	4,228

	$1,546,615	998,693

(1)
As discussed in note 6, in connection with the merger of legacy Charter and TWC, Liberty Interactive exchanged, in a tax-free transaction, its shares of TWC common stock for shares of Charter Class A common stock, on a one-for-one basis, and Liberty Interactive has granted to Liberty Broadband a proxy and a right of first refusal with respect to the shares of Charter Class A common stock held by Liberty Interactive after the exchange.

HoldCo

Notes to Combined Financial Statements (Continued)

December 31, 2016, 2015 and 2014

(6) Investments in Affiliates Accounted for Using the Equity Method

        The Company has various investments accounted for using the equity method. The following table includes the Company's carrying amount and percentage ownership of the more significant investments in affiliates at December 31, 2016 and the carrying amount at December 31, 2015:

	December 31, 2016			December 31, 2015
	Percentage ownership	Market value	Carrying amount	Carrying amount
		dollars in thousands
FTD	37%	$243,239	216,230	267,013
LendingTree	24%	$281,144	31,493	426
Other	various	NA	11,294	—

			$259,017	267,439

The following table presents the Company's share of earnings (losses) of affiliates:

	Years ended December 31,
	2016	2015	2014
	amounts in thousands
FTD(1)	$(40,706)	(83,421)	—
LendingTree	11,831	2,141	1,000
Other	(3,135)	—	—

	$(32,010)	(81,280)	1,000

(1)
The carrying value of the Company's investment in FTD was impaired to the fair value (based on the closing price (Level 1)) as of December 31, 2015.

        Included in our share of earnings from FTD for the years ended December 31, 2016 and 2015, respectively, were $13.2 million and $85.3 million of losses, net of taxes, due to the amortization of the excess basis of our investment in FTD related to debt and intangible assets with identified useful lives.

  Investment in Liberty Broadband

        On May 18, 2016, Liberty Interactive completed a $2.4 billion investment in Liberty Broadband Series C nonvoting shares (for accounting purposes a related party of the Company) in connection with the merger of Charter and TWC. The proceeds of this investment were used by Liberty Broadband to fund, in part, its acquisition of $5 billion of stock in the new public parent company, Charter, of the combined enterprises. Liberty Interactive, along with third party investors, all of whom invested on the same terms as Liberty Interactive, purchased newly issued shares of Liberty Broadband Series C common stock at a per share price of $56.23, which was determined based upon the fair value of Liberty Broadband's net assets on a sum-of-the parts basis at the time the investment agreements were executed (May 2015). Liberty Interactive, as part of the merger described above, exchanged, in a tax-free transaction, its shares of TWC common stock for shares of Charter Class A common stock, on a one-for-one basis, and Liberty Interactive has granted to Liberty Broadband a proxy and a right of

HoldCo

Notes to Combined Financial Statements (Continued)

December 31, 2016, 2015 and 2014

(6) Investments in Affiliates Accounted for Using the Equity Method (Continued)

first refusal with respect to the shares of Charter Class A common stock held by Liberty Interactive in the exchange.

        As of December 31, 2016, the Company has a 23% economic ownership interest in Liberty Broadband. Due to overlapping boards of directors and management, the Company has been deemed to have significant influence over Liberty Broadband for accounting purposes, even though the Company does not have any voting rights. The Company has elected to apply the fair value option for its investment in Liberty Broadband (Level 1) as it is believed that investors value this investment based on the trading price of Liberty Broadband. The Company recognizes changes in the fair value of its investment in Liberty Broadband in realized and unrealized gains (losses) on financial instruments, net in the combined statements of operations. Summarized financial information for Liberty Broadband is as follows:

December 31, 2016
amounts in thousands
Current assets	$258,419
Investment in Charter, accounted for using the equity method	9,315,253
Other assets	17,288

Total assets	9,590,960
Long-term debt, including current portion	598,512
Deferred income tax liabilities	504,644
Other liabilities	14,712
Equity	8,473,092

Total liabilities and shareholders' equity	$9,590,960

Year ended December 31, 2016
amounts in thousands
Revenue	$30,586
Operating expenses, net	(51,746)

Operating income (loss)	(21,160)

Share of earnings (losses) of affiliates	641,544
Gain (loss) on dilution of investment in affiliate	770,766
Realized and unrealized gains (losses) on financial instruments, net	94,122
Other income (expense), net	(9,600)
Income tax benefit (expense)	(558,369)

Net earnings (loss)	$917,303

HoldCo

Notes to Combined Financial Statements (Continued)

December 31, 2016, 2015 and 2014

(7) Income Taxes

        The Company, as combined, was included in the federal combined income tax return of Liberty Interactive during the periods presented. The tax provision included in these financial statements has been prepared on a stand-alone basis, as if the Company was not part of the consolidated Liberty group. Upon completion of the HoldCo Split-Off, $904.9 million and $613.3 million of income taxes payable allocated to the Company by Liberty Interactive as of December 31, 2016 and 2015, respectively, will be eliminated through an equity contribution from Liberty Interactive to the Company.

        Income tax benefit (expense) consists of:

	Years ended December 31,
	2016	2015	2014
	amounts in thousands
Current:
Federal	$3,125	3,220	(22,443)
State and local	(27)	4	(449)

	$3,098	3,224	(22,892)

Deferred:
Federal	$(423,952)	(29,321)	(16,038)
State and local	(69,975)	(2,018)	(14,219)

	(493,927)	(31,339)	(30,257)

Income tax benefit (expense)	$(490,829)	(28,115)	(53,149)

        Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2016	2015	2014
	amounts in thousands
Computed expected tax benefit (expense)	$(447,888)	(30,389)	(46,859)
State and local income taxes, net of federal income taxes	(38,085)	(1,328)	(14)
Sale of combined subsidiary	(945)	—	2,550
Impairment of intangible assets not deductible for tax purposes	—	—	(2,579)
Dividends received deductions	1,969	4,019	4,037
Change in valuation allowance affecting tax expense	(219)	(383)	(11)
Impact of change in state rate on deferred taxes	(7,408)	—	(9,508)
Other, net	1,747	(34)	(765)

Income tax benefit (expense)	$(490,829)	(28,115)	(53,149)

        Income tax expense was higher than the U.S. statutory tax rate of 35% in 2016 due to state tax expense related to unrealized gains on the Company's investments and the impact of the change in state tax rate due to the sale of a combined subsidiary. Income tax expense was lower than the U.S. statutory tax rate of 35% in 2015 due to the receipt of taxable dividends that are subject to a dividends received deduction. Income tax expense was higher than the U.S. statutory rate of 35% in 2014. During

HoldCo

Notes to Combined Financial Statements (Continued)

December 31, 2016, 2015 and 2014

(7) Income Taxes (Continued)

2014, Liberty Interactive changed its estimate of the effective state tax rate used to measure its net deferred tax liabilities, based on expected changes in state apportionment factors. This change was caused by the sale of Provide on December 31, 2014. In 2014, the rate change required an adjustment to the recognized deferred taxes at the corporate level.

        The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2016	2015
	amounts in thousands
Deferred tax assets:
Net operating and capital loss carryforwards	$6,868	6,367
Accrued stock compensation	11,659	6,451
Other accrued liabilities	527	686
Other future deductible amounts	6,555	3,034

Deferred tax assets	25,609	16,538
Valuation allowance	(662)	(824)

Net deferred tax assets	24,947	15,714

Deferred tax liabilities:
Investments	781,044	280,503
Intangible assets	3,024	3,433

Deferred tax liabilities	784,068	283,936

Net deferred tax liabilities	$759,121	268,222

        During the year ended December 31, 2016, there was a $219 thousand increase in the Company's valuation allowance that affected tax expense and a $381 thousand decrease in the valuation allowance due to the sale of a combined subsidiary.

        At December 31, 2016, Liberty Interactive had net operating losses (on a tax effected basis) for income tax purposes aggregating approximately $6.9 million. $1.7 million of these net operating losses are allocable to Liberty Interactive and will be treated as an equity distribution to Liberty Interactive upon completion of the HoldCo Split-Off. The remaining $5.2 million of net operating losses are limited under IRC Section 382 and will begin to expire in 2028 and beyond if not utilized to reduce domestic income tax liabilities in future periods. These net operating losses are expected to be utilized prior to expiration.

        As of December 31, 2016, the Company had not recorded tax reserves related to unrecognized tax benefits for uncertain tax positions.

        As of December 31, 2016, Liberty Interactive's tax years prior to 2013 are closed for federal income tax purposes, and the Internal Revenue Service (IRS) has completed its examination of Liberty Interactive's 2013 and 2014 tax year. Liberty Interactive's 2015 and 2016 tax years are being examined currently as part of the IRS's Compliance Assurance Process program. Various states are currently examining Liberty Interactive's prior years' state income tax returns.

HoldCo

Notes to Combined Financial Statements (Continued)

December 31, 2016, 2015 and 2014

(8) Stock-Based Compensation

  Liberty Interactive—Incentive Plans

        Liberty Interactive has granted to certain directors, officers, employees and consultants of Liberty Interactive stock options to purchase shares of Liberty Ventures common stock pursuant to applicable incentive plans in place at Liberty Interactive. Each holder of an outstanding option to purchase shares of Liberty Ventures common stock on the date of the HoldCo Split-Off (an original Ventures option award) will receive a converted option to purchase an equivalent number of shares of the corresponding series of GCI Liberty common stock, at an exercise price equivalent to the original Ventures option award exercise price.

Liberty Interactive—Grants

	Liberty Ventures
	Series A		Series B
December 31, 2016	Awards (000's)	Grant Date Fair Value	Awards (000's)	Grant Date Fair Value
Granted options(1)(2)	114	$12.25	209	$12.48
Granted restricted stock units(3)			16	$38.79
December 31, 2015
Granted options(4)	683	$18.10	135	$16.94
Granted restricted stock units(4)			13	$42.33
December 31, 2014
Granted options(5)(6)	20	$16.55	1,400	$15.52

(1)
Options to purchase Series A Liberty Ventures common stock vest 50% each on December 31, 2019 and 2020.

(2)
Options to purchase Series B Liberty Ventures common stock were awarded to the CEO, and vested on December 31, 2016.

(3)
Restricted stock units cliff vest in one year, subject to satisfaction of certain performance objectives.

(4)
The performance-based options and restricted stock units cliff vested in March 2016 based on an amount determined by the compensation committee.

(5)
Options to purchase Series A Liberty Ventures common stock vest quarterly over four years.

(6)
Options to purchase Series B Liberty Ventures common stock were awarded to the CEO and vest 50% on each of December 24, 2018 and 2019.

        Liberty Interactive has calculated the grant-date fair value for all of its equity classified awards using the Black-Scholes-Merton Model. Liberty Interactive estimates the expected term of the Awards based on historical exercise and forfeiture data. For grants made in 2016, 2015 and 2014, the range of expected terms was 5.8 to 6.7 years. The volatility used in the calculation for Awards is based on the historical volatility of Liberty Interactive's stocks and the implied volatility of publicly traded Liberty

HoldCo

Notes to Combined Financial Statements (Continued)

December 31, 2016, 2015 and 2014

(8) Stock-Based Compensation (Continued)

Interactive options. Liberty Interactive uses a zero dividend rate and the risk-free rate for Treasury Bonds with a term similar to that of the subject options.

        The following table presents the range of volatilities used by Liberty Interactive in the Black-Scholes-Merton Model for the 2016, 2015 and 2014 Liberty Ventures grants.

Volatility
2016 grants
Liberty Ventures options	30.6% - 30.6%
2015 grants
Liberty Ventures options	30.6% - 42.4%
2014 grants
Liberty Ventures options	41.1% - 43.7%

  Liberty Interactive—Outstanding Awards

        The following table presents the number and weighted average exercise price (WAEP) of the Awards to purchase Liberty Ventures common stock granted to certain officers, employees and directors of Liberty Interactive, as well as the weighted average remaining life and aggregate intrinsic value of the Awards.

	Liberty Ventures
	Series A				Series B
	Awards (000's)	WAEP	Weighted average remaining life	Aggregate intrinsic value	Awards (000's)	WAEP	Weighted average remaining life	Aggregate intrinsic value
				(in thousands)				(in thousands)
Outstanding at January 1, 2016	3,684	$23.29			1,542	$38.04
Granted	114	$37.77			209	$38.79
Exercised	(323)	$19.33			—	$—
Liberty transactions	(1,499)	$23.26			(744)	$35.44
Forfeited/Cancelled	(2)	$36.39			(20)	$42.33

Outstanding at December 31, 2016	1,974	$22.18	3.3 years	$29,514	987	$35.02	5.2 years	$2,013

Exercisable at December 31, 2016	1,540	$18.01	2.5 years	$29,117	184	$36.82	5.9 years	$149

        As of December 31, 2016, the total unrecognized compensation cost related to unvested Liberty Interactive Awards was approximately $25.9 million. Such amount will be recognized in the combined statements of operations over a weighted average period of approximately 2.1 years.

HoldCo

Notes to Combined Financial Statements (Continued)

December 31, 2016, 2015 and 2014

(8) Stock-Based Compensation (Continued)

  Liberty Interactive—Exercises

        The aggregate intrinsic value of all options exercised during the years ended December 31, 2016, 2015 and 2014 was $6.6 million, $25.5 million and $13.9 million, respectively.

  Liberty Interactive—Restricted Stock

        Liberty Interactive had approximately 78 thousand unvested restricted shares of Liberty Ventures common stock held by certain directors, officers and employees of Liberty Interactive as of December 31, 2016. These Series A and Series B unvested restricted shares of Liberty Ventures had a weighted average grant-date fair value of $25.77 per share.

        The aggregate fair value of all restricted shares of Liberty Interactive common stock that vested during the years ended December 31, 2016, 2015 and 2014 was $1.3 million, $3.5 million and $4.7 million, respectively.

(9) Commitments and Contingencies

  Operating Leases

        Liberty Interactive leases business offices and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to $1.1 million, $3.4 million and $2.3 million for the years ended December 31, 2016, 2015 and 2014, respectively. A summary of future minimum lease payments under noncancelable operating leases as of December 31, 2016 follows (amounts in thousands):

Years ending December 31:
2017	$1,363
2018	$1,731
2019	$1,768
2020	$1,330
2021	$807
Thereafter	$286

        It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties; thus, it is anticipated that future lease commitments will not be less than the amount shown for 2016.

  Litigation

        Liberty Interactive has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Liberty Interactive may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

HoldCo

Notes to Combined Financial Statements (Continued)

December 31, 2016, 2015 and 2014

(10) Information About the Company's Operating Segments

        The Company, through its interests in subsidiaries and other companies, is primarily engaged in the on-line commerce and broadband communications services industries. The Company identifies its reportable segments as (A) those combined companies that represent 10% or more of its combined annual revenue, annual Adjusted OIBDA or total assets and (B) those equity method affiliates whose share of earnings represent 10% or more of the Company's annual pre-tax earnings. The segment presentation for prior periods has been conformed to the current period segment presentation.

        The Company evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as revenue, Adjusted OIBDA, gross margin, average sales price per unit, number of units shipped and revenue or sales per customer equivalent. In addition, the Company reviews nonfinancial measures such as unique website visitors, conversion rates and active customers, as appropriate.

        The Company defines Adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock-based compensation). The Company believes this measure is an important indicator of the operational strength and performance of its businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock-based compensation, certain purchase accounting adjustments, separately reported litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.

        For the year ended December 31, 2016, the Company has identified the following subsidiary as its reportable segment:

  •
  Evite—a wholly owned subsidiary, that provides an online invitation and social event planning service on the Web. Evite offers a free private sharing feed in every invitation that allows users to share photos and conversations before, during and after an event. Evite also provides free thank you notes, instant gifting, one-click donations and video content.

        For presentation purposes the Company is providing financial information for Liberty Broadband. While the Company's equity method investment in Liberty Broadband does not meet the reportable segment threshold defined above, the Company believes that the inclusion of such information is relevant to users of these financial statements.

  •
  Liberty Broadband—an equity method affiliate of the Company, accounted for at fair value, that has a non-controlling interest in Charter, and a wholly-owned subsidiary, Skyhook Wireless, Inc. (Skyhook). Charter is the second largest cable operator in the United States and a leading broadband communications services company providing video, Internet and voice services. Skyhook provides a Wi-Fi based location platform focused on providing positioning technology and contextual location intelligence solutions.

HoldCo

Notes to Combined Financial Statements (Continued)

December 31, 2016, 2015 and 2014

(10) Information About the Company's Operating Segments (Continued)

        Liberty Interactive's operating segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technologies, distribution channels and marketing strategies. The accounting policies of the segments that are also combined subsidiaries are the same as those described in the Company's summary of significant accounting policies.

  Performance Measures

	Years ended December 31,
	2016		2015		2014
	Revenue	Adjusted OIBDA	Revenue	Adjusted OIBDA	Revenue	Adjusted OIBDA
	amounts in thousands
Evite	$22,552	1,548	20,307	784	17,031	(537)
Liberty Broadband	30,586	(11,442)	NA	NA	NA	NA
Corporate and other	1,382	(17,870)	21,772	(19,032)	691,033	(6,605)

	54,520	(27,764)	42,079	(18,248)	708,064	(7,142)
Eliminate equity method affiliate	(30,586)	11,442	NA	NA	NA	NA

	$23,934	(16,322)	42,079	(18,248)	708,064	(7,142)

  Other Information

	December 31, 2016			December 31, 2015
	Total assets	Investments in affiliates	Capital expenditures	Total assets	Investments in affiliates	Capital expenditures
	amounts in thousands
Evite	$44,409	—	2,642	43,988	—	3,337
Liberty Broadband	9,590,960	9,315,253	267	NA	NA	NA
Corporate and other	5,483,959	259,017	—	4,205,763	267,439	212

	15,119,328	9,574,270	2,909	4,249,751	267,439	3,549
Eliminate equity method affiliate	(9,590,960)	(9,315,253)	(267)	NA	NA	NA

	$5,528,368	259,017	2,642	4,249,751	267,439	3,549

HoldCo

Notes to Combined Financial Statements (Continued)

December 31, 2016, 2015 and 2014

(10) Information About the Company's Operating Segments (Continued)

        The following table provides a reconciliation of segment Adjusted OIBDA to operating income and earnings (loss) from continuing operations before income taxes:

	Years ended December 31,
	2016	2015	2014
	amounts in thousands
Combined segment Adjusted OIBDA	$(16,322)	(18,248)	(7,142)
Stock-based compensation	(15,982)	(11,016)	(1,863)
Depreciation and amortization	(2,975)	(4,434)	(33,699)
Impairment of long-lived assets	—	—	(7,313)

Operating income	(35,279)	(33,698)	(50,017)

Share of earnings (loss) of affiliates, net	(32,010)	(81,280)	1,000
Realized and unrealized gains (losses) on financial instruments, net	1,309,365	179,699	90,447
Gains (losses) on transactions, net	8,660	5,893	74,767
Other, net	28,944	16,211	17,685

Earnings (loss) from continuing operations before income taxes	$1,279,680	86,825	133,882

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Liberty Broadband Corporation:

        We have audited the accompanying consolidated balance sheets of Liberty Broadband Corporation (the Company) (as defined in note 1) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity, for each of the years in the three-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Liberty Broadband Corporation as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Denver, Colorado February 17, 2017

LIBERTY BROADBAND CORPORATION

Consolidated Balance Sheets

December 31, 2016 and 2015

	2016	2015
	amounts in thousands
Assets
Current assets:
Cash and cash equivalents	$205,728	655,079
Trade and other receivables, net of allowance for doubtful accounts of $136 thousand and $138 thousand, respectively	878	2,462
Short-term marketable securities	—	9,014
Derivative instruments	49,019	—
Other current assets	2,794	11,660

Total current assets	258,419	678,215
Investments in available-for-sale securities (note 5)	—	439,560
Investments in affiliates, accounted for using the equity method (note 6)	9,315,253	2,372,699
Property and equipment, net	710	1,248
Goodwill (note 7)	6,497	6,497
Intangible assets subject to amortization, net (note 7)	8,596	11,887
Deferred income tax assets (note 9)	—	55,368
Other assets	1,485	267

Total assets	$9,590,960	3,565,741

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$7,931	10,493
Deferred revenue	2,171	2,629
Current portion of debt (note 8)	400,000	—
Other current liabilities	2,014	2,254

Total current liabilities	412,116	15,376

Debt (note 8)	198,512	399,703
Deferred income tax liabilities (note 9)	504,644	—
Deferred revenue	2,596	2,443

Total liabilities	1,117,868	417,522

Equity
Preferred stock, $.01 par value. Authorized 50,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 26,251,533 and 26,163,206 at December 31, 2016 and 2015, respectively	262	262
Series B common stock, $.01 par value. Authorized 18,750,000 shares; issued and outstanding 2,467,509 and 2,467,547 at December 31, 2016 and 2015, respectively	25	25
Series C common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 153,019,547 and 74,643,546 at December 31, 2016 and 2015, respectively	1,530	746
Additional paid-in capital	7,945,883	3,537,848
Accumulated other comprehensive earnings, net of taxes	7,656	8,905
Retained earnings (accumulated deficit)	517,736	(399,567)

Total equity	8,473,092	3,148,219
Commitments and contingencies (note 14)

Total liabilities and equity	$9,590,960	3,565,741

See accompanying notes to consolidated financial statements.

LIBERTY BROADBAND CORPORATION

Consolidated Statements of Operations

Years ended December 31, 2016, 2015 and 2014

	2016	2015	2014
	amounts in thousands,
	except per share amounts
Revenue:
Software sales	$28,597	10,364	8,428
Service	1,858	76,139	58,426
Other	131	4,679	2,191

Total revenue	30,586	91,182	69,045
Operating costs and expenses
Operating, including stock-based compensation (note 11)	2,798	6,096	7,500
Selling, general and administrative, including stock-based compensation (note 11)	34,703	42,792	47,778
Research and development, including stock-based compensation (note 11)	10,240	17,032	18,477
Gain on legal settlement	—	(60,450)	(6,000)
Impairment of intangible assets (note 7)	—	20,669	35,221
Depreciation and amortization	4,005	6,088	9,043

	51,746	32,227	112,019

Operating income (loss)	(21,160)	58,955	(42,974)
Other income (expense):
Interest Expense	(14,956)	(7,424)	(1,138)
Dividend and interest income	5,020	3,797	5,426
Share of earnings (losses) of affiliate (note 6)	641,544	(120,962)	(127,573)
Gain (loss) on dilution of investment in affiliate (note 6)	770,766	(7,198)	(87,158)
Realized and unrealized gains (losses) on financial instruments, net (note 4)	94,122	2,619	51,189
Other, net	336	158	(63)

Earnings (loss) from continuing operations before income taxes	1,475,672	(70,055)	(202,291)

Income tax benefit (expense)	(558,369)	19,868	67,686

Net earnings (loss) attributable to Liberty Broadband shareholders	$917,303	(50,187)	(134,605)

Basic earnings (loss) from continuing operations attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share (note 3)	$6.03	(0.49)	(1.52)
Diluted net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share (note 3)	$6.00	(0.49)	(1.52)

See accompanying notes to consolidated financial statements.

LIBERTY BROADBAND CORPORATION

Consolidated Statements of Comprehensive Earnings (Loss)

Years ended December 31, 2016, 2015 and 2014

	2016	2015	2014
	amounts in thousands
Net earnings (loss)	$917,303	(50,187)	(134,605)
Other comprehensive earnings (loss), net of taxes:
Unrealized holding gains (losses) arising during the period	(221)	(287)	(3,163)
Share of other comprehensive earnings (loss) of equity affiliate	811	1,274	3,191
Other	(1,839)	—	—

Other comprehensive earnings (loss), net of taxes	(1,249)	987	28

Comprehensive earnings (loss) attributable to Liberty Broadband shareholders	$916,054	(49,200)	(134,577)

See accompanying notes to consolidated financial statements.

LIBERTY BROADBAND CORPORATION

Consolidated Statements of Cash Flows

Years ended December 31, 2016, 2015 and 2014

	2016	2015	2014
	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$917,303	(50,187)	(134,605)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	4,005	6,088	9,043
Stock-based compensation	5,713	6,380	999
Impairment of intangible assets	—	20,669	35,221
Cash payments for stock-based compensation	(591)	(1,268)	(732)
Share of (earnings) losses of affiliate, net	(641,544)	120,962	127,573
(Gain) loss on dilution of investment in affiliate	(770,766)	7,198	87,158
Realized and unrealized (gains) losses on financial instruments, net	(94,122)	(2,619)	(51,189)
Deferred income tax expense (benefit)	560,778	(24,964)	(66,703)
Other, net	1,033	(1,440)	18
Changes in operating assets and liabilities:
Current and other assets	9,161	(1,238)	446
Payables and other liabilities	(2,868)	(44,292)	(4,501)

Net cash provided by operating activities	(11,898)	35,289	2,728

Cash flows from investing activities:
Capital expended for property and equipment	(267)	(731)	(1,398)
Cash paid for acquisitions, net of cash acquired	—	—	(48,088)
Investments in equity investees	(5,000,000)	—	(175,857)
Amounts loaned to former parent	—	—	(55,646)
Repayments by former parent on loan receivable	—	—	80,012
Purchases of short term investments and other marketable securities	(155,444)	(18,032)	(9,001)
Sales of short term investments and other marketable securities	164,458	18,019	—
Other investing activities, net	453	(1,735)	(8)

Net cash used in investing activities	(4,990,800)	(2,479)	(209,986)

Cash flows from financing activities:
Cash received from rights offering	—	697,309	—
Borrowings of debt	200,000	67,995	372,000
Repayments of debt	—	(40,000)	—
Cash received from issuance of Series C Liberty Broadband common stock	4,400,000	—	—
Contribution from (distribution to) former parent, net	—	—	(129,184)
Proceeds (payments) from issuances of financial instruments	(47,888)	30,158	130,237
Payments from settlements of financial instruments	—	(182,192)	(130,237)
Other financing activities, net	1,235	4,190	—

Net cash provided by (used in) financing activities	4,553,347	577,460	242,816

Net increase (decrease) in cash	(449,351)	610,270	35,558
Cash and cash equivalents, beginning of year	655,079	44,809	9,251

Cash and cash equivalents, end of year	$205,728	655,079	44,809

        Supplemental disclosure to the consolidated statements of cash flows:

	Years ended December 31,
	2016	2015	2014
	amounts in thousands
Cash paid for interest	$13,783	7,251	1,078
Cash paid (received) for taxes	$(9,410)	5,485	2,870

See accompanying notes to consolidated financial statements.

LIBERTY BROADBAND CORPORATION

Consolidated Statement of Equity

Years ended December 31, 2016, 2015 and 2014

		Common stock					Accumulated other comprehensive earnings	Retained earnings (accumulated deficit)
	Preferred Stock				Additional paid-in capital	Parent's investment			Total equity
		Series A	Series B	Series C
	amounts in thousands
Balance at January 1, 2014	$—	—	—	—	—	2,986,079	7,890	(214,775)	2,779,194

Net earnings (loss)	—	—	—	—	—	—	—	(134,605)	(134,605)
Other comprehensive earnings (loss)	—	—	—	—	—	—	28	—	28
Stock-based compensation	—	—	—	—	422	—	—	—	422
Change in capitalization in connection with Broadband Spin-Off	—	261	25	572	3,155,537	(3,156,395)	—	—	—
Contribution from (distribution to) former parent	—	—	—	—	(299,500)	170,316	—	—	(129,184)
Tax attributes in connection with Broadband Spin-Off	—	—	—	—	(21,086)	—	—	—	(21,086)

Balance at December 31, 2014	—	261	25	572	2,835,373	—	7,918	(349,380)	2,494,769

Net earnings (loss)	—	—	—	—	—	—	—	(50,187)	(50,187)
Other comprehensive earnings (loss)	—	—	—	—	—	—	987	—	987
Stock-based compensation	—	—	—	—	5,200	—	—	—	5,200
Issuance of common stock upon exercise of stock options	—	1	—	1	138	—	—	—	140
Excess tax benefits from stock-based compensation	—	—	—	—	1,217	—	—	—	1,217
Common stock issued pursuant to the rights offering	—	—	—	173	697,136	—	—	—	697,309
Other	—	—	—	—	(1,216)	—	—	—	(1,216)

Balance at December 31, 2015	—	262	25	746	3,537,848	—	8,905	(399,567)	3,148,219

Net earnings (loss)	—	—	—	—	—	—	—	917,303	917,303
Other comprehensive earnings (loss)	—	—	—	—	—	—	(1,249)	—	(1,249)
Stock-based compensation	—	—	—	—	5,362	—	—	—	5,362
Issuance of common stock upon exercise of stock options	—	—	—	1	3,529	—	—	—	3,530
Issuance of common stock	—	—	—	783	4,399,217	—	—	—	4,400,000
Other	—	—	—	—	(73)	—	—	—	(73)

Balance at December 31, 2016	$—	262	25	1,530	7,945,883	—	7,656	517,736	8,473,092

See accompanying notes to consolidated financial statements.

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements

Years ended December 31, 2016, 2015 and 2014

(1) Basis of Presentation

        During May 2014, the board of directors of Liberty Media Corporation and its subsidiaries (Liberty Media) authorized management to pursue a plan to spin-off to its stockholders common stock of a wholly-owned subsidiary, Liberty Broadband Corporation (Liberty Broadband or the Company), and to distribute subscription rights to acquire shares of Liberty Broadband's common stock (the Broadband Spin-Off). At the time of the Broadband Spin-off, Liberty Broadband was comprised of (i) Liberty Media's former interest in Charter Communications, Inc. (Legacy Charter), (ii) Liberty Media's former wholly-owned subsidiary TruePosition, Inc. (TruePosition), (iii) Liberty Media's former minority equity investment in Time Warner Cable, Inc. (Time Warner Cable), (iv) certain deferred tax liabilities, as well as liabilities related to the Time Warner Cable written call options and (v) initial indebtedness, pursuant to margin loans entered into prior to the completion of the Broadband Spin-Off. These financial statements refer to the combination of the aforementioned subsidiary, investments, and financial instruments, as Liberty Broadband, the Company, us, we and our in the notes to the consolidated financial statements. The Broadband Spin-Off was accounted for at historical cost due to the pro rata nature of the distribution to holders of Liberty Media common stock.

        In the Broadband Spin-Off, record holders of Liberty Series A, Series B and Series C common stock received one-fourth of a share of the corresponding series of Liberty Broadband common stock for each share of Liberty Media common stock held by them, with cash paid in lieu of fractional shares. In addition, following the completion of the Broadband Spin-Off, on December 10, 2014, stockholders received a subscription right to acquire one share of Series C Liberty Broadband common stock for every five shares of Liberty Broadband common stock. See note 10 for additional information related to the rights offering.

        Following the Broadband Spin-Off, Liberty Media and Liberty Broadband operate as separate, publicly traded companies, and neither has any stock ownership, beneficial or otherwise, in the other. In connection with the Broadband Spin-Off, Liberty Media (for accounting purposes a related party of the Company) and Liberty Broadband entered into certain agreements in order to govern certain of the ongoing relationships between the two companies after the Broadband Spin-Off and to provide for an orderly transition. These agreements include a reorganization agreement, a services agreement, a facilities sharing agreement and a tax sharing agreement.

        The reorganization agreement provides for, among other things, the principal corporate transactions (including the internal restructuring) required to effect the Broadband Spin-Off, certain conditions to the Broadband Spin-Off and provisions governing the relationship between Liberty Broadband and Liberty Media with respect to and resulting from the Broadband Spin-Off. The tax sharing agreement provides for the allocation and indemnification of tax liabilities and benefits between Liberty Media and Liberty Broadband and other agreements related to tax matters. Pursuant to the tax sharing agreement, Liberty Broadband has agreed to indemnify Liberty Media, subject to certain limited exceptions, for losses and taxes resulting from the Broadband Spin-Off to the extent such losses or taxes result primarily from, individually or in the aggregate, the breach of certain restrictive covenants made by Liberty Broadband (applicable to actions or failures to act by Liberty Broadband and its subsidiaries following the completion of the Broadband Spin-Off). Pursuant to the services agreement, Liberty Media provides Liberty Broadband with general and administrative services including legal, tax, accounting, treasury and investor relations support. Under the facilities sharing agreement, Liberty Broadband shares office space with Liberty Media and related amenities at Liberty

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(1) Basis of Presentation (Continued)

Media's corporate headquarters. Liberty Broadband will reimburse Liberty Media for direct, out-of-pocket expenses incurred by Liberty Media in providing these services which will be negotiated semi-annually. Under these various agreements, approximately $3.4 million and $3.3 million were reimbursed to Liberty Media for the years ended December 31, 2016 and 2015, respectively.

        On May 18, 2016, Time Warner Cable merged with Charter (the Time Warner Cable Merger). In connection with the Time Warner Cable Merger, Legacy Charter underwent a corporate reorganization, resulting in CCH I, LLC (Charter), a former subsidiary of Charter, becoming the new publicly traded parent company. Also on May 18, 2016, the previously announced acquisition of Bright House Networks, LLC (Bright House) from Advance/Newhouse Partnership (A/N) by Charter (the Bright House Transaction) was completed. In connection with the Time Warner Cable Merger and Bright House Transaction, Liberty Broadband entered into certain agreements with Legacy Charter, Charter (for accounting purposes a related party of the Company), Liberty Interactive Corporation (Liberty Interactive, for accounting purposes a related party of the Company) and Time Warner Cable. As a result of the Time Warner Cable Merger and Bright House Transaction (collectively, the Transactions), Liberty Broadband exchanged its shares of Time Warner Cable for shares of Charter and purchased additional shares of Charter. As a result, and pursuant to proxy agreements entered into with Liberty Interactive and A/N, Liberty Broadband controls 25.01% of the aggregate voting power of Charter. See note 6 for additional detail regarding these transactions and corresponding agreements.

        The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) and represent a combination of the historical financial information of Skyhook, the Company's interest in Charter, the Company's former minority equity investment in Time Warner Cable and certain deferred tax liabilities. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

(2) Description of Business

        Skyhook Holding, Inc. (formerly known as TruePosition, Inc.) was originally incorporated on November 24, 1992 to provide technology for locating wireless phones and other mobile devices. Skyhook Holding, Inc.'s location offering was a passive network overlay system using its patented U-TDOA technology (U-TDOA service) and was used primarily to provide E-9-1-1 services domestically and to enhance services in support of commercial applications, national security and law enforcement worldwide. In February 2014, Skyhook Holding, Inc. acquired 100% of the outstanding common shares of Skyhook Wireless, Inc., for approximately $57.5 million in cash. Skyhook Wireless, Inc. operates a global location network containing billions of geolocated Wi-Fi access points (Wi-Fi location software solutions) and cell towers that serve as the reference infrastructure for providing location services. These Wi-Fi location software solutions are used primarily by mobile device makers, wireless carriers, and asset tracking platforms to understand the precise geographic location and movement of a mobile device. In addition to Wi-Fi location software solutions, Skyhook also provides location-based context services that provide not just the precise latitude and longitude of a given mobile device, but also the real world context of that location. For example, Skyhook can provide customers with an understanding of the type of location (e.g., a fast-food restaurant or an airport), the ability to provide notifications and triggers upon the entry or exit of a device from a pre-defined location, and insights based on

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(2) Description of Business (Continued)

historical device locations. These location-based context solutions provide a way for application developers, enterprises, and advertisers to understand consumers' mobile behavior and to improve their user experience, while also providing companies with the ability to reach and measure their audiences in new and relevant ways. Acquisition related costs of $958 thousand are included in selling, general and administrative expenses for the year ending December 31, 2014.

        In 2015, one of Skyhook Holding, Inc.'s customers, a wireless carrier utilizing the legacy U-TDOA service which accounted for approximately 80%—90% of consolidated revenue at the time, gave notice that it planned to discontinue use of the U-TDOA service and did not intend to renew its contract, which expired on December 31, 2015. The loss of this customer had a material adverse effect on Skyhook Holding, Inc.'s business. As a result of the loss of this wireless carrier customer, further changes in the regulatory environment and a shift in the overall market for the legacy U-TDOA service, Skyhook Holding, Inc. ceased making further investment in its U-TDOA products. In 2016, Skyhook Holding, Inc. and Skyhook Wireless, Inc. combined operations in order to focus on the development and sale of the suite of location and context products, and are referred to collectively herein as Skyhook.

        For both its location and context solutions, Skyhook earns revenue from device makers, application providers, enterprises and advertising companies through the integration of Skyhook's technology, the provision of location services and via the sale of data. Skyhook also earns revenue through entering into licensing agreements with companies to utilize its intellectual property. Although the revenue generated from license agreements has thus far been one-time in nature, Skyhook anticipates a recurring revenue stream from its licensing activities in future periods.

        Charter is the second largest cable operator in the United States and a leading broadband communications services company providing video, Internet and voice services to approximately 26.2 million residential and business customers at December 31, 2016. In addition, Charter sells video and online advertising inventory to local, regional and national advertising customers; and fiber-delivered communications and managed information technology (IT) solutions to business customers. Charter also owns and operates regional sports networks and local sports, news and lifestyle channels and its residential services include security and home management services. Charter's core strategy is to deliver high quality products at highly competitive prices, combined with outstanding service.

        Also included in Liberty Broadband is a former investment in outstanding shares of Time Warner Cable, which was classified as available-for-sale and carried at fair value based on quoted market prices until the second quarter of 2016 when Time Warner Cable merged with Charter. See note 5 for information regarding the Company's former investment in Time Warner Cable. Additionally, the Company historically had written call options and a cashless collar agreement on Time Warner Cable shares. See note 4 for information regarding the Time Warner Cable written call options and cashless collar agreement.

(3) Summary of Significant Accounting Policies

  Cash and Cash Equivalents

        Cash consists of cash deposits held in global financial institutions. Cash equivalents consist of highly liquid investments with original maturities of three months or less at the time of acquisition.

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(3) Summary of Significant Accounting Policies (Continued)

Cash that has restrictions upon its usage has been excluded from cash and cash equivalents. Restricted cash is comprised of a certificate of deposit being held as collateral against Skyhook's office lease in Boston. Restricted cash was $32 thousand and included in Other assets in the consolidated balance sheets at both December 31, 2016 and 2015.

  Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are recorded at the invoiced amount and reduced by an allowance for doubtful accounts. For accounts outstanding longer than the contractual payment terms, the Company determines an allowance by considering a number of factors, including the length of time trade accounts receivable are past due, previous loss history, a specific customer's ability to pay its obligations to us, and current economic conditions.

  Derivative Instruments and Hedging Activities

        All of the Company's derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive earnings and are recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. If the derivative is not designated as a hedge, changes in the fair value of the derivative are recognized in earnings. None of the Company's derivatives are currently designated as hedges.

        The fair value of certain of the Company's derivative instruments are estimated using the Black Scholes Merton option-pricing model (Black-Scholes model). The Black-Scholes model incorporates a number of variables in determining such fair values, including expected volatility of the underlying security and an appropriate discount rate. The Company obtained volatility rates from pricing services based on the expected volatility of the underlying security over the remaining term of the derivative instrument. A discount rate was obtained at the inception of the derivative instrument and updated each reporting period, based on the Company's estimate of the discount rate at which it could currently settle the derivative instrument. The Company considered its own credit risk as well as the credit risk of its counterparties in estimating the discount rate. Management judgment was required in estimating the Black-Scholes variables. See note 4 for further discussion of fair value of the Company's derivative instruments. The Company had an outstanding derivative instrument classified as an asset at December 31, 2016. See note 4 for further information.

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(3) Summary of Significant Accounting Policies (Continued)

  Property and Equipment

        Property and equipment consists of the following (amounts in thousands):

	December 31,
	2016	2015
Support equipment	$5,177	21,769
Computer equipment	2,040	2,257
Furniture & fixtures	1,813	2,025

	9,030	26,051

Accumulated depreciation	(8,320)	(24,803)

	$710	1,248

        Property and equipment is recorded at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is three years for computer equipment and five years for support equipment and furniture and fixtures. In 2015, Skyhook wrote-off the majority of its assets related to its legacy U-TDOA service.

  Investments

        All marketable debt and equity securities held by the Company are classified as available-for-sale (AFS) and are carried at fair value generally based on quoted market prices. Fair values are determined for each individual security in the investment portfolio. Unrealized gains and losses, net of taxes, arising from changes in fair value are reported in accumulated other comprehensive income (loss) as a component of shareholders' equity.

        GAAP permits entities to choose to measure many financial instruments, such as AFS securities, and certain other items at fair value and to recognize the changes in fair value of such instruments in the entity's statements of operations (the Fair Value Option). Liberty Broadband has elected the Fair Value Option for those of its AFS securities which it considers to be non-strategic (Fair Value Option Securities). Accordingly, changes in the fair value of Fair Value Option Securities, as determined by quoted market prices, are reported in realized and unrealized gain (losses) on financial instruments in the accompanying consolidated statements of operations. The total value of AFS securities for which the Company has elected the Fair Value Option aggregated $438.9 million as of December 31, 2015. There were no AFS securities outstanding at December 31, 2016.

        The Company continually reviews its AFS securities not designated as Fair Value Option Securities to determine whether a decline in fair value below the carrying value is other than temporary. The primary factors considered in this determination are the length of time that the fair value of the investment is below the carrying value, the severity of the decline, and the financial condition, operating performance and near term prospects of the investee. In addition, the Company considers the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts' ratings and estimates of 12 month share price targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and the Company's intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. If the decline in

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(3) Summary of Significant Accounting Policies (Continued)

fair value is deemed to be other than temporary, the carrying value of the security is written down to fair value. In situations where the fair value of an investment is not evident due to a lack of public market price or other factors, the Company uses its best estimates and assumptions to arrive at the estimated fair value of such investments. The Company's assessment of the foregoing factors involves considerable management judgment and accordingly, actual results may differ materially from the Company's estimates and judgments. Writedowns of AFS securities would be included in the consolidated statements of operations as other than temporary declines in fair values of investments. There were no impairment charges recorded during 2016, 2015 or 2014.

        For those investments in affiliates in which the Company has the ability to exercise significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the affiliate as they occur rather than as dividends or other distributions are received. Losses are limited to the extent of the Company's investment in, advances to and commitments for the investee. The Company determines the difference between the purchase price of the investee and the underlying equity which results in an excess basis in the investment. This excess basis is allocated to the underlying assets and liabilities of the Company's investee through a purchase accounting exercise and is allocated within memo accounts used for equity accounting purposes. Depending on the applicable underlying assets, these amounts are either amortized over the applicable useful lives or determined to be indefinite lived. We periodically evaluate our equity method investment to determine if decreases in fair value below our cost basis are other than temporary. If a decline in fair value is determined to be other than temporary, we are required to reflect such decline in our consolidated statement of operations. Other than temporary declines in fair value of our equity method investment would be included in share of earnings (losses) of affiliate in our consolidated statement of operations. Changes in the Company's proportionate share of the underlying equity of an equity method investee, which result from the issuance of additional equity securities by such equity investee, are recognized in the statement of operations through the gain (loss) on dilution of investment in affiliate line item.

        As Liberty Broadband does not control the decision making process or business management practices of our affiliate accounted for using the equity method, Liberty Broadband relies on management of its affiliate to provide it with accurate financial information prepared in accordance with GAAP that the Company uses in the application of the equity method. In addition, Liberty Broadband relies on the audit reports that are provided by the affiliate's independent auditors on the financial statements of such affiliate. The Company is not aware, however, of any errors in or possible misstatements of the financial information provided by its equity affiliate that would have a material effect on Liberty Broadband's consolidated financial statements. See note 6 for additional discussion regarding our investment in Charter and the Transactions that occurred during the second quarter of 2016.

  Leases

        The Company, through its consolidated entities, leases facilities and certain equipment under cancelable and non-cancelable lease agreements. The terms of some of the lease agreements provide for rental payments on a graduated basis. Rent expense is recognized on a straight-line basis over the lease period and accrued as rent expense incurred but not paid. The lease term begins on the date we

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(3) Summary of Significant Accounting Policies (Continued)

become legally obligated for the rent payments or when we take possession of the office space, whichever is earlier.

        In February 2016, the FASB issued new accounting guidance on lease accounting. This guidance requires a company to recognize lease assets and lease liabilities arising from operating leases in the statement of financial position. The new guidance also simplifies the accounting for sale and leaseback transactions. The amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, and early adoption is permitted. Companies are required to use a modified retrospective approach to adopt this guidance. The Company has not yet determined the effect of the standard on its ongoing financial reporting, and has not yet determined an adoption date. The Company is currently working with its consolidated subsidiary to evaluate the impact of the adoption of this new guidance on our consolidated financial statements, including identifying the population of leases, evaluating technology solutions and collecting lease data.

  Goodwill and Other Indefinite Lived Intangible Assets

        The Company performs at least annually an assessment of the recoverability of goodwill and other indefinite-lived intangible assets during the fourth quarter of each year. The Company utilizes a qualitative assessment for determining whether the quantitative impairment analysis is necessary. The accounting guidance permits entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step impairment test. In evaluating goodwill on a qualitative basis, the Company reviews the business performance of each reporting unit and evaluates other relevant factors as identified in the relevant accounting guidance to determine whether it was more likely than not that an indicated impairment exists for any of our reporting units. The Company considers whether there are any negative macroeconomic conditions, industry specific conditions, market changes, increased competition, increased costs in doing business, management challenges, the legal environments and how these factors might impact company-specific performance in future periods.

        If based on the qualitative analysis it is more likely than not that an impairment exists, the Company performs the two-step impairment test. In the Step 1 Test, the Company compares the estimated fair value of a reporting unit to its carrying value. Developing estimates of fair value requires significant judgments, including making assumptions about appropriate discount rates, perpetual growth rates, relevant comparable market multiples, public trading prices and the amount and timing of expected future cash flows. The cash flows employed in the Company's valuation analysis are based on management's best estimates considering current marketplace factors and risks as well as assumptions of growth rates in future years. There is no assurance that actual results in the future will approximate these forecasts. For those reporting units whose carrying value exceeds the fair value, a second test is required to measure the impairment loss (the Step 2 Test). In the Step 2 Test, the fair value (Level 3) of the reporting unit is allocated to all of the identifiable assets and liabilities of the reporting unit, including identifiable assets that may not currently be recognized, with any residual value being allocated to goodwill. Any excess of the carrying value of the goodwill over this allocated amount is recorded as an impairment charge.

        The accounting guidance also permits entities to first perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. If the

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(3) Summary of Significant Accounting Policies (Continued)

qualitative assessment supports that it is more likely than not that the carrying value of the Company's indefinite-lived intangible assets, other than goodwill, exceeds its fair value, then a quantitative assessment is performed. If the carrying value of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

        See note 7 for additional discussion regarding goodwill impairment losses recorded during the years ended December 31, 2015 and 2014. There was no goodwill impairment loss recorded during the year ended December 31, 2016.

  Internal Use Software Development Costs

        Certain costs incurred during the application development stage related to the development of internal use software are capitalized and included in other intangible assets. Capitalized costs include internal and external costs, if direct and incremental, and deemed by management to be significant. Costs related to the planning and post implementation phases of software development are expensed as these costs are incurred. Maintenance and enhancement costs (including those costs in the post-implementation stages) are typically expensed as incurred, unless such costs relate to substantial upgrades and enhancements to the website or software resulting in added functionality, in which case the costs are capitalized.

  Impairment of Long-Lived Assets

        Intangible assets with definite lives and other long-lived assets are carried at cost and are amortized on a straight-line basis over their estimated useful lives of three to five and a half years. The Company periodically reviews the carrying value of long-lived assets or asset groups, including property and equipment, to be used in operations whenever events or changes in circumstances indicate that the carrying amount of the assets or asset groups might not be recoverable.

        Factors that would necessitate an impairment assessment include a significant adverse change in the extent or manner in which an asset is used, a significant adverse change in legal factors or the business climate that could affect the value of the asset group, or a significant decline in the observable market value of an asset group, among others. If such facts indicate a potential impairment, the recoverability of the asset group is assessed by determining whether the carrying value of the asset group exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the asset group over the remaining economic life of the asset group. If the carrying amount of the asset group is greater than the expected undiscounted cash flows to be generated by such asset group, including its ultimate disposition, an impairment adjustment is to be recognized. Such adjustment is measured by the amount that the carrying value of such asset groups exceeds their fair value. The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of asset groups. Accordingly, actual results could vary significantly from such estimates. Asset groups to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell. The Company recorded a $16.8 million impairment loss to its intangible assets with definite lives during the year ended December 31, 2014 due to an anticipated decline in Skyhook's operations as a result of the loss

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(3) Summary of Significant Accounting Policies (Continued)

of one of its significant Wi-Fi location software solution customers, as discussed in note 7. There was no indication of impairment of long-lived assets during the years ended December 31, 2016 or 2015.

  Foreign Currency Translation and Transaction Gains and Losses

        The functional currency of the Company is the United States (U.S.) dollar. Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the accompanying consolidated statements of operations and comprehensive earnings (loss) as unrealized (based on the applicable period end exchange rate) or realized upon settlement of the transactions.

  Revenue Recognition

        Skyhook earns revenue from device makers, application providers, enterprises and advertising companies through the integration of Skyhook's software and technology, the provision of location services and through the sale of data. In addition, Skyhook earns revenue from licensing its intellectual property to other enterprises. Prior to 2016, Skyhook also earned significant revenue from the sale of hardware and the licensing of associated software required to operate a passive network overlay system for generating location records for wireless devices using U-TDOA technology, and from professional and support services related thereto. These services were primarily sold to wireless carriers to provide E-9-1-1 services domestically and to enhance services in support of commercial applications, national security and law enforcement worldwide.

        Skyhook recognizes fees received from intellectual property licensing at the inception of a license term for perpetual licenses (or licenses with terms comprising substantially all of the remaining life of the intellectual property) when collectability of the license fee is probable and there are no ongoing performance obligations. Revenue recognition is deferred when collectability of the license fee is not considered probable, when the license term is less than substantially all of the remaining life of the intellectual property, or when there are ongoing performance obligations which are not separate elements from the license. In such circumstances, revenue may be recognized as the license fees are collected or over the license term or performance period as appropriate.

        Fees from the integration of Skyhook technology are accounted for consistent with the outstanding guidance for software revenue recognition. Under those policies, for revenue derived from multiple-element arrangements, if vendor specific objective evidence (VSOE) exists for each of the elements of the arrangement at the outset, the Company allocates the revenue to the various elements for recognition upon delivery of each element. If VSOE is not present, the revenue is deferred until the earlier of establishing sufficient VSOE for allocating revenue for recognition or delivery of all of the elements. If a multiple-element arrangement includes post-contract customer support (commonly referred to as maintenance), VSOE must exist for the maintenance in order to allocate revenue to all of the elements of the arrangement. If VSOE does not exist for the maintenance, revenue for the entire arrangement is recognized ratably over the contractual or expected term of the maintenance arrangement.

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(3) Summary of Significant Accounting Policies (Continued)

        Revenue from the provision of location services and through the sale of data and revenue from tangible products that contain software components and non-software components that function together to deliver the tangible products essential functionality are not under the scope of software revenue recognition guidance and are instead subject to the guidance for multiple-element arrangements. Accordingly, for multiple-element arrangements entered into or materially modified on or after January 1, 2011, the overall arrangement fee is allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or third-party evidence of selling price or are based on the entity's estimated selling price. The associated revenue for each element is recognized upon delivery assuming all other criteria for revenue recognition are met.

        In May 2014, the Financial Accounting Standards Board (FASB) issued new accounting guidance on revenue from contracts with customers. The new guidance requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This new guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In March 2016, the FASB issued additional guidance which clarifies principal versus agent considerations, and in April 2016, the FASB issued further guidance which clarifies the identification of performance obligations and the implementation guidance for licensing. The updated guidance will replace most existing revenue recognition guidance in GAAP when it becomes effective and permits the use of either a retrospective or cumulative effect transition method. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, and early adoption is permitted only for fiscal years beginning after December 15, 2016. We have identified the Company's various revenue streams and are working with our subsidiary to evaluate the quantitative effects of the new guidance. The Company has not yet selected a transition method. We will continue to provide updates as to the progress of our evaluation in our quarterly reports during 2017.

  Research and Development Costs

        Research and development costs are expensed as incurred.

  Deferred Revenue and Deferred Costs

        Deferred revenue represents billings in excess of revenue previously recognized. Deferred costs represent direct costs related to installation services, hardware, and software, which, to the extent not previously recognized, are recognized as the related revenue is recognized. As discussed in note 7, Skyhook recognized $35.5 million of deferred revenue during December 2015, which was attributable to prepaid transaction fees, in connection with the expiration of its largest legacy U-TDOA service customer's contract.

  Stock-Based Compensation

        As more fully described in note 11, Liberty Broadband has granted to its directors, employees and employees of certain of its subsidiaries options, restricted stock and stock appreciation rights (SARs) to purchase shares of Liberty Broadband common stock (collectively, Awards). Liberty Broadband

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(3) Summary of Significant Accounting Policies (Continued)

measures the cost of employee services received in exchange for an Award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the Award, and recognizes that cost over the period during which the employee is required to provide service (usually the vesting period of the Award). Liberty Broadband measures the cost of employee services received in exchange for an Award of liability instruments (such as stock appreciation rights that will be settled in cash) based on the current fair value of the Award, and remeasures the fair value of the Award at each reporting date. Certain outstanding awards of Liberty were assumed by Liberty Broadband at the time of the Broadband Spin-Off.

        Additionally, Skyhook sponsors long-term incentive plans (LTIPs) which provide for the granting of phantom stock units (PSUs), and phantom stock appreciation rights (PARs) to employees, directors, and consultants of Skyhook. Skyhook measures the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of the award and recognizes that cost ratably over the period during which the employee is required to provide service (usually the vesting period of the award). Skyhook measures the cost of employee services received in exchange for awards of liability instruments (such as PSUs and PARs that will be settled in cash) based on the current fair value of the award, and remeasures the fair value of the award at each reporting date. The consolidated statements of operations includes stock-based compensation related to Skyhook awards.

        In March 2016, the FASB issued new guidance which simplifies several aspects of the accounting for share-based payment award transactions, including the income tax consequences, forfeitures, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The new standard is effective for the Company for fiscal years and interim periods beginning after December 15, 2016, with early application permitted. The Company adopted this guidance in the third quarter of 2016. In accordance with the new guidance, excess tax benefits and tax deficiencies are recognized as income tax benefit or expense rather than as additional paid-in capital. The Company has elected to recognize forfeitures as they occur rather than continue to estimate expected forfeitures. In addition, pursuant to the new guidance, excess tax benefits are classified as an operating activity on the consolidated statements of cash flows. The recognition of excess tax benefits and deficiencies are applied prospectively from January 1, 2016. Based on the Company's analysis, no cumulative effect adjustment to retained earnings was necessary for tax benefits that were not previously recognized and for adjustments to compensation cost based on actual forfeitures. The presentation changes for excess tax benefits have been applied retrospectively in the consolidated statements of cash flows, resulting in the reclassification of $1.2 million of excess tax benefits for the year ended December 31, 2015, from cash flows from financing activities to cash flows from operating activities. There were no excess tax benefits reclassified for the years ended December 31, 2016 and December 31, 2014.

  Income Taxes

        The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value amounts and income tax bases of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards. The deferred tax assets and liabilities are calculated using enacted tax rates in effect for each taxing jurisdiction in which the Company operates for the year in which those temporary differences are expected to be recovered or

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(3) Summary of Significant Accounting Policies (Continued)

settled. Net deferred tax assets are then reduced by a valuation allowance if the Company believes it more likely than not that such net deferred tax assets will not be realized. We consider all relevant factors when assessing the likelihood of future realization of our deferred tax assets, including our recent earnings experience by jurisdiction, expectations of future taxable income, and the carryforward periods available to us for tax reporting purposes, as well as assessing available tax planning strategies. The effect on deferred tax assets and liabilities of an enacted change in tax rates is recognized in income in the period that includes the enactment date. Due to inherent complexities arising from the nature of our businesses, future changes in income tax law, tax sharing agreements or variances between our actual and anticipated operating results, we make certain judgments and estimates. Therefore, actual income taxes could materially vary from these estimates.

        When the tax law requires interest to be paid on an underpayment of income taxes, the Company recognizes interest expense from the first period the interest would begin accruing according to the relevant tax law. Such interest expense is included in interest expense in the accompanying consolidated statements of operations. Any accrual of penalties related to underpayment of income taxes on uncertain tax positions is included in other income (expense) in the accompanying consolidated statements of operations.

        We recognize in our consolidated financial statements the impact of a tax position, if that position is more likely than not to be sustained upon an examination, based on the technical merits of the position.

  Certain Risks and Concentrations

        The Skyhook business was subject to certain risks and concentrations including dependence on relationships with its customers. Skyhook had one significant legacy U-TDOA service customer whose contract expired on December 31, 2015. The loss of this customer had a material adverse effect on Skyhook's business which is expected to continue unless Skyhook is able to generate significant new business to replace the financial impact of this customer. For the years ended December 31, 2015 and 2014, this customer accounted for 85% and 83%, respectively, of Skyhook's total revenue.

  Contingent Liabilities

        Periodically, we review the status of all significant outstanding matters to assess any potential financial exposure. When (i) it is probable that an asset has been impaired or a liability has been incurred and (ii) the amount of the loss can be reasonably estimated, we record the estimated loss in our consolidated statements of operations. We provide disclosure in the notes to the consolidated financial statements for loss contingencies that do not meet both these conditions if there is a reasonable possibility that a loss may have been incurred that would be material to the financial statements. Significant judgment is required to determine the probability that a liability has been incurred and whether such liability is reasonably estimable. We base accruals made on the best information available at the time which can be highly subjective. The final outcome of these matters could vary significantly from the amounts included in the accompanying consolidated financial statements.

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(3) Summary of Significant Accounting Policies (Continued)

  Comprehensive Earnings (Loss)

        Comprehensive earnings (loss) consists of net income (loss), cumulative foreign currency translation adjustments, unrealized gains and losses on available-for-sale securities, net of tax and the Company's share of the comprehensive earnings (loss) of our equity method affiliate.

  Earnings per Share (EPS)

        Basic earnings (loss) per common share (EPS) is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of potential common shares as if they had been converted at the beginning of the periods presented.

        The Company issued 85,761,332 common shares, which is the aggregate number of shares of Series A, Series B and Series C common stock outstanding upon the completion of the Broadband Spin-Off on November 4, 2014. Additionally, following the completion of the Broadband Spin-Off, Liberty Broadband distributed subscription rights, which were priced at a discount to the market value, to all holders of Liberty Broadband common stock (see further discussion in note 10). The rights offering, because of the discount, is considered a stock dividend which requires retroactive treatment for prior periods for the weighted average shares outstanding based on a factor applied determined by the fair value per share immediately prior to the rights exercise and the theoretical fair value after the rights exercise. The number of shares issued upon completion of the Broadband Spin-Off, adjusted for the rights factor, was used to determine both basic and diluted EPS for the period from January 1, 2014 through the date of the Broadband Spin-Off, as no Company equity awards were outstanding prior to the Broadband Spin-Off. In addition, the Company issued 78,250,042 shares of Series C common stock in connection with the Time Warner Cable Merger on May 18, 2016 (see further discussion in note 10). Basic EPS subsequent to the Broadband Spin-Off was computed using the weighted average number of shares outstanding (WASO), adjusted for the rights factor, from the date of the completion of the Broadband Spin-Off through January 9, 2015, the date on which the rights offering was fully subscribed. Basic EPS subsequent to January 9, 2015 was computed using WASO. Diluted EPS subsequent to the Broadband Spin-Off was computed using the WASO from the date of the completion of the Broadband Spin-Off through January 9, 2015, adjusted for the rights factor and potentially dilutive equity awards outstanding during the same period. Subsequent to January 9, 2015, basic EPS was computed using the WASO during the period, and diluted EPS was computed using the WASO adjusted for potentially dilutive equity awards outstanding during the period.

	Years ended December 31,
	2016	2015	2014
	number of shares in thousands
Basic WASO	152,103	102,504	88,143
Potentially dilutive shares	749	494	630

Diluted WASO	152,852	102,998	88,773

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(3) Summary of Significant Accounting Policies (Continued)

        Potential common shares excluded from diluted EPS because their inclusion would be antidilutive for the years ended December 31, 2016, 2015 and 2014 are approximately 17 thousand, 3 thousand, and 17 thousand, respectively.

  Reclasses and adjustments

        Certain prior period amounts have been reclassified for comparability with the current year presentation.

  Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The Company considers (i) application of the equity method of accounting for its affiliates, (ii) fair value of non-financial instruments, (iii) fair value of financial instruments, (iv) revenue recognition, and (v) accounting for income taxes to be its most significant estimates.

  Recent Accounting Pronouncements

        In August 2014, the FASB issued new accounting guidance which requires management to assess whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity's ability to continue as a going concern within one year after the financial statements are issued. If substantial doubt exists, additional disclosures are required. The amendments in this update are effective for the annual period ending after December 15, 2016, and the Company adopted this standard during the year ended December 31, 2016. The Company's management completed the required analysis as of December 31, 2016, noting no conditions or events, considered in the aggregate, that raised substantial doubt about the Company's ability to continue as a going concern.

(4) Assets and Liabilities Measured at Fair Value

        For assets and liabilities required to be reported at fair value, GAAP provides a hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three broad levels. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs, other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. The Company does not have any recurring assets or liabilities measured at fair value that would be considered Level 3.

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(4) Assets and Liabilities Measured at Fair Value (Continued)

        The Company's assets and liabilities measured at fair value are as follows:

	December 31, 2016			December 31, 2015
Description	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)
	amounts in thousands
Cash equivalents	$198,011	198,011	—	639,956	639,956	—
Short-term marketable securities	$—	—	—	9,014	9,014	—
Available-for-sale securities	$—	—	—	439,560	439,560	—
Derivative instruments(1)	$49,019	—	49,019	—	—	—

(1)
As of December 31, 2016, the Company has an outstanding zero-strike call option on 704,908 shares of Liberty Broadband Series C common stock which expires in March 2017. The Company prepaid a premium of $47.9 million in December 2016. Liberty Broadband has the option to settle in cash or shares of Liberty Broadband Series C common stock upon expiration of the contract.

        The fair value of Level 2 derivative instruments were derived from a Black-Scholes model using observable market data as the significant inputs. The inputs used in the model during the period outstanding (exclusive of the applicable trading price of Series C Liberty Broadband common stock and the strike prices associated with the call options) were as follows:

Range
Volatility	21.1% - 21.5%
Interest rate	1.0% - 1.0%
Dividend yield	0% - 0%

  Other Financial Instruments

        Other financial instruments not measured at fair value on a recurring basis include trade receivables, trade payables, accrued and other current liabilities, current portion of debt and long-term debt. With the exception of long-term debt, the carrying amount approximates fair value due to the short maturity of these instruments as reported on our consolidated balance sheets. The carrying value of our long-term debt bears interest at a variable rate and therefore is also considered to approximate fair value.

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(4) Assets and Liabilities Measured at Fair Value (Continued)

  Realized and Unrealized Gains (Losses) on Financial Instruments

        Realized and unrealized gains (losses) on financial instruments are comprised of changes in the fair value of the following:

	Years ended December 31,
	2016		2015	2014
	(amounts in thousands)
Legacy Charter warrants(1)	$	NA	NA	32,782
Time Warner Cable investment and financial instruments(2)(3)(4)		92,990	2,619	18,407
Derivative instruments(5)		1,132	—	—

		$94,122	2,619	51,189

(1)
As discussed in note 6, Liberty Broadband exercised all of the Company's outstanding warrants to purchase shares of Legacy Charter common stock during November 2014, subsequent to the completion of the Broadband Spin-Off.

(2)
As of December 31, 2014, the Company had an outstanding written call option on 625,000 Time Warner Cable shares with a strike price of $92.02 per share which expired in February 2015. Upon expiration, this written call option was rolled into a new written call option on 625,000 Time Warner Cable shares with a strike price of $100.39 per share which the Company cash settled during June 2015 for $48.3 million. Additionally, as of December 31, 2014, the Company had another outstanding written call option on 625,000 Time Warner Cable shares with a strike price of $90.84 per share which the Company cash settled during April 2015 for $36.7 million. No written call options on Time Warner Cable shares were outstanding as of or during the year ended December 31, 2016.

(3)
On March 27, 2015, Liberty Broadband entered into a cashless collar agreement with a financial institution on 1.7 million Time Warner Cable shares held by the Company with a put option strike price of $136.80 per share and a call option strike price of $161.62 per share. The collar was originally scheduled to expire during March 2017. The Company unwound the agreement during July 2015 for $67.1 million cash paid to the counterparty. In connection with this collar agreement, the Company also entered into a revolving loan agreement with an availability of $234 million, which was terminated upon unwinding of the collar agreement during July 2015 (note 8).

(4)
As discussed in note 6, Time Warner Cable merged with Charter on May 18, 2016. Therefore the Company no longer has an investment in Time Warner Cable as of May 18, 2016, and the unrealized gain (loss) related to our investment in Time Warner Cable is recorded through this date. In connection with the merger, the Company exchanged, in a tax-free transaction, its shares of Time Warner Cable for shares of Charter Class A common stock.

(5)
As of December 31, 2016, the Company had an outstanding zero-strike call option on 704,908 shares of Liberty Broadband Series C common stock which expires in March

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(4) Assets and Liabilities Measured at Fair Value (Continued)

  2017. The Company had an unrealized gain on the option during the current year primarily due to an increase in the market price of Liberty Broadband Series C common stock during that period.

(5) Investments in Available-for-Sale Securities

        Investments in AFS securities, including our interest in Time Warner Cable which was our only Fair Value Option Security, are summarized as follows:

	December 31, 2016	December 31, 2015
	amounts in thousands
Time Warner Cable(1)	$—	438,912
Other equity securities	—	648

Total Investments in available-for-sale securities	$—	439,560

(1)
As discussed in note 6, Time Warner Cable merged with Charter on May 18, 2016. Therefore the Company no longer has an investment in Time Warner Cable as of this date.

Unrealized Holding Gains and Losses

        There were no unrealized holding gains in Accumulated other comprehensive earnings (loss) related to investment in AFS securities for the year ended December 31, 2016. For the year ended December 31, 2015, the gross unrealized holding gain related to investment in AFS securities was $357 thousand. There were no gross unrealized holding losses related to investment in AFS securities for the periods presented.

(6) Investments in Affiliates Accounted for Using the Equity Method

        In May 2013, Liberty Media completed a transaction with investment funds managed by, or affiliated with, Apollo Management, Oaktree Capital Management and Crestview Partners to acquire approximately 26.9 million shares of common stock and approximately 1.1 million warrants in Legacy Charter for approximately $2.6 billion, which represented an approximate 27% beneficial ownership (including the warrants on an as if converted basis) in Legacy Charter at the time of purchase and a price per share of $95.50. Liberty Media funded the purchase with a combination of cash of approximately $1.2 billion on hand and new margin loan arrangements on approximately 20.3 million Legacy Charter common shares, approximately 720 million SIRIUS XM common shares, approximately 8.1 million Live Nation common shares and a portion of Liberty Media's available for sale securities, including shares of Time Warner Cable. The margin loan secured by the Charter and Time Warner Cable shares was repaid and the collateral was released prior to completion of the Broadband Spin-Off. Under Liberty Media's stockholders agreement with Charter, Liberty Media had the right to nominate four directors to the Charter board of directors, subject to certain exclusions and requirements. Liberty Media also had the right to cause one of its nominees to serve on the nominating and corporate governance, audit and compensation and benefits committees of the board, provided they meet the

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(6) Investments in Affiliates Accounted for Using the Equity Method (Continued)

independence and other qualifications for membership on those committees. These rights were transferred to Liberty Broadband in connection with the Broadband Spin-Off and, in connection with the Bright House Transaction, on May 23, 2015, Liberty Broadband entered into the Second Amended and Restated Stockholders Agreement with Legacy Charter, Charter and A/N, as amended (the Stockholders Agreement). The Stockholders Agreement became fully effective upon the closing of the Time Warner Cable Merger and continues to provide Liberty Broadband with board nomination rights. Liberty Media allocated the purchase price between the shares of common stock and the warrants acquired in the transaction by determining the fair value of the publicly traded warrants and allocating the remaining balance to the shares acquired, which resulted in an excess basis in the investment of $2,532.3 million. The investment in Charter is accounted for as an equity method affiliate based on our ownership interest and the board seats held by individuals appointed by Liberty Broadband.

        During May 2014, Liberty Media purchased 897 thousand Legacy Charter shares for approximately $124.5 million. During November 2014, subsequent to the completion of the Broadband Spin-Off, Liberty Broadband borrowed $52 million to fund the exercise of all of the Company's outstanding Legacy Charter warrants (see note 8). The exercise of the Legacy Charter warrants resulted in a non-cash investing addition of $130.6 million to the equity method investments line item and a $130.6 million non-cash investing reduction to the derivative instruments line item within the consolidated balance sheets.

        On May 18, 2016, the Time Warner Cable Merger was completed, which resulted in Legacy Charter and Time Warner Cable becoming wholly owned subsidiaries of Charter. Also on May 18, 2016, the previously announced Bright House Transaction was completed. In connection with these transactions, Legacy Charter underwent a corporate reorganization, resulting in Charter, a former subsidiary of Legacy Charter, becoming the new publicly traded parent company. In connection with the Time Warner Cable Merger and the Bright House Transaction, Liberty Broadband completed the previously announced transactions described below:

  Transactions completed in connection with the Time Warner Cable Merger

  Charter Investment Agreement

        On May 18, 2016, Liberty Broadband completed its previously announced investment in Charter in accordance with the investment agreement dated May 23, 2015 by and among Liberty Broadband, Legacy Charter and Charter (the Charter Investment Agreement). Pursuant to the Charter Investment Agreement, immediately following the consummation of the Time Warner Cable Merger, Liberty Broadband purchased from Charter $4.3 billion of shares of Charter Class A common stock, par value $0.001 per share, at a price per share of $195.70 following adjustment by the applicable exchange ratio. As a result, Liberty Broadband received approximately 22.0 million shares of Charter Class A common stock. Liberty Broadband funded its purchase of these shares of New Charter Class A common stock with proceeds from the issuance of Liberty Broadband Series C common stock (note 10).

  Charter Contribution Agreement

        Also on May 18, 2016, shares of Time Warner Cable common stock held by Liberty Broadband and Liberty Interactive were exchanged, in a tax-free transaction, for shares of Charter Class A

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(6) Investments in Affiliates Accounted for Using the Equity Method (Continued)

common stock which resulted in each of Liberty Broadband and Liberty Interactive receiving one share of Charter Class A common stock for each share of Time Warner Cable common stock so exchanged. In the exchange, Liberty Broadband received approximately 2.4 million shares of Charter Class A common stock, with a fair value of $531.9 million.

  Liberty Interactive Proxy Agreement

        Pursuant to the Proxy and Right of First Refusal Agreement, dated May 23, 2015, as amended (the Liberty Interactive Proxy Agreement), by and between Liberty Broadband and Liberty Interactive, Liberty Interactive granted Liberty Broadband an irrevocable proxy to vote all shares of Charter common stock owned beneficially or of record by Liberty Interactive following the closing of the Time Warner Cable Merger, for a five year term subject to extension upon the mutual agreement of both parties, subject to certain limitations. So long as the Liberty Interactive Proxy Agreement is in effect, Liberty Broadband also has a right of first refusal to purchase all or a portion of any shares of Charter common stock which Liberty Interactive proposes to transfer, subject to certain limitations.

  Transactions Completed in connection with the Bright House Transaction

  Second Amended and Restated Stockholders Agreement

        On May 18, 2016, pursuant to the Stockholders Agreement, upon the closing of the Bright House Transaction, Liberty Broadband purchased from Charter approximately 3.7 million additional shares of Charter Class A common stock at a price per share of $191.33 following adjustment by the applicable exchange ratios, for an aggregate purchase price of $700 million. Liberty Broadband funded its $700 million purchase in shares of Charter through cash on hand and margin loan draws (note 8).

  Proxy and Right of First Refusal Agreement

        In connection with the Bright House Transaction, on May 18, 2016, A/N and Liberty Broadband entered into a proxy and right of first refusal agreement, as amended (the A/N Proxy), pursuant to which A/N granted Liberty Broadband a five-year proxy to vote shares of Charter held by A/N, capped at a number of shares representing 7% of the voting power of Charter's outstanding shares. As a result of the A/N Proxy and the Liberty Interactive Proxy Agreement, Liberty Broadband controls 25.01% of the aggregate voting power of Charter following the completion of the Time Warner Cable Merger and the Bright House Transaction and is Charter's largest stockholder.

        So long as the A/N Proxy is in effect, if A/N proposes to transfer common units of Charter Communications Holdings, LLC (which units are exchangeable into Charter shares and which will, under certain circumstances, result in the conversion of certain shares of Class B Common Stock into Charter shares) or Charter shares, in each case, constituting either (i) shares representing the first 7.0% of the outstanding voting power of Charter held by A/N or (ii) shares representing the last 7.0% of the outstanding voting power of New Charter held by A/N, Liberty Broadband will have a right of first refusal (ROFR) to purchase all or a portion of any such securities A/N proposes to transfer. The purchase price per share for any securities sold to Liberty Broadband pursuant to the ROFR will be the volume-weighted average price of Charter shares for the two trading day period before the notice of a proposed sale by A/N, payable in cash. Certain transfers are permitted to affiliates of A/N, subject

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(6) Investments in Affiliates Accounted for Using the Equity Method (Continued)

to the transferee entity entering into an agreement assuming the transferor's obligations under the A/N Proxy.

  Investment in Charter

        For discussion purposes the term "Charter" will be used to discuss both our previous and current holdings in Legacy Charter and Charter. It is noted that the ticker symbol for Legacy Charter and Charter are the same, and that in connection with the Time Warner Cable Merger, Legacy Charter underwent a corporate reorganization, resulting in Charter, a former subsidiary of Legacy Charter, becoming the new publicly traded parent company.

        As of December 31, 2016, the carrying value of Liberty Broadband's ownership in Charter was approximately $9,315 million. The market value of Liberty Broadband's ownership in Charter as of December 31, 2016 was approximately $15,568 million, which represented an approximate ownership of 20% of the outstanding equity of Charter as of that date.

        During the years ended December 31, 2016, 2015 and 2014, there was a dilution gain of $770.8 million, and dilution losses of $7.2 million and $87.2 million, respectively, in the Company's investment in Charter. The gain during 2016 is primarily due to the Time Warner Cable Merger. Even after considering the exchange of Time Warner Cable shares held by Liberty Broadband to shares of Charter, Liberty Broadband's interest in Charter was diluted as a result of the conversion of outstanding Time Warner Cable shares held by third parties into shares of Charter. However, Liberty Broadband recognized a gain during the period as Liberty Broadband's investment basis in Charter was at a price per share below the new equity issued in the Time Warner Cable Merger. This gain was partially offset by losses due to the issuance of Charter common stock from the exercise of warrants and stock options, held by outside investors (employees and other third parties), at prices below Liberty Broadband's investment basis per share during the year. The loss during 2015 is the result of the issuance of Charter common stock from the exercise of warrants and stock options, held by outside investors (employees and other third parties), at prices below Liberty Broadband's investment basis per share during the year.

        During the years ended December 31, 2016, 2015 and 2014, the Company recorded $811 thousand, $1.3 million and $3.2 million, respectively, of its share of Charter's other comprehensive earnings, net of income taxes. Charter records gains and losses related to the fair value of its interest rate swap agreements which qualify as hedging activities in other comprehensive income. The pre-tax portion of Liberty Broadband's share of Charter's other comprehensive earnings was $1.3 million, $2.1 million and $5.2 million for the years ended December 31, 2016, 2015 and 2014, respectively.

        Due to the amortization of amortizable assets acquired and losses due to warrant and stock option exercises at Charter (as previously discussed), the excess basis has decreased to $1,243.7 million as of

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(6) Investments in Affiliates Accounted for Using the Equity Method (Continued)

December 31, 2016. Such amount has been allocated within memo accounts used for equity method accounting purposes as follows (amounts in millions):

Property and equipment	$222.2
Customer relationships	386.1
Franchise fees	1,170.2
Trademarks	29.2
Goodwill	145.6
Debt	(37.5)
Deferred income tax liability	(672.1)

$1,243.7

        Upon acquisition, the Company ascribed remaining useful lives of 7 years and 13 years to property and equipment and customer relationships, respectively, and indefinite lives to franchise fees, trademarks and goodwill. Outstanding debt is amortized over the contractual period using the effective interest rate method. Included in our share of earnings from Charter of $641.5 million, and losses of Charter of $121.0 million and $127.6 million for the years ended December 31, 2016, 2015 and 2014, respectively, are $41.8 million, $51.6 million and $81.2 million, respectively, of losses, net of taxes, due to the amortization of the excess basis of our investment in Charter related to debt and intangible assets with identifiable useful lives. The excess basis amortization during the year ended December 31, 2015 was offset by the write-off of the excess basis related to debt instruments which Charter repaid during the second quarter of 2015 prior to their contractual maturity.

Charter Communications, Inc.

        Summarized financial information for Charter is as follows:

Consolidated Balance Sheets

	December 31, 2016	December 31, 2015
	amounts in millions
Current assets	$3,300	345
Property and equipment, net	32,963	8,345
Goodwill	29,509	1,168
Intangible assets	81,924	6,862
Other assets	1,371	22,596

Total assets	$149,067	39,316

Current liabilities	$9,572	1,972
Deferred income taxes	26,665	1,590
Long-term debt	59,719	35,723
Other liabilities	2,745	77
Equity	50,366	(46)

Total liabilities and equity	$149,067	39,316

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(6) Investments in Affiliates Accounted for Using the Equity Method (Continued)

Consolidated Statements of Operations

	Years ended December 31,
	2016	2015	2014
	amounts in millions
Revenue	$29,003	9,754	9,108
Cost and expenses:
Operating costs and expenses (excluding depreciation and amortization)	18,655	6,426	5,973
Depreciation and amortization	6,907	2,125	2,102
Other operating expenses, net	86	89	62

	25,648	8,640	8,137

Operating income	3,355	1,114	971
Interest expense	(2,499)	(1,306)	(911)
Loss on extinguishment of debt	(111)	(128)	—
Other income (expense), net	75	(11)	(7)
Income tax (expense) benefit	2,925	60	(236)

Net earnings (loss)	3,745	(271)	(183)
Less: Net income attributable to noncontrolling interests	(223)	—	—

Net Income (loss) attributable to Charter shareholders	$3,522	(271)	(183)

(7) Goodwill and Other Intangible Assets

        Changes in the carrying amount of Skyhook goodwill is as follows (amounts in thousands):

Balance at January 1, 2014	$20,669
Acquisitions(1)	24,931
Impairments(2)	(18,434)

Balance at December 31, 2014	27,166

Impairments(3)	(20,669)

Balance at December 31, 2015	6,497

Other	—

Balance at December 31, 2016	$6,497

(1)
As discussed in note 2, Skyhook Holding, Inc. acquired Skyhook Wireless, Inc. on February 14, 2014.

(2)
In mid-November 2014, Skyhook was notified that one of its significant customers was not expected to renew its contract related to Wi-Fi location software solution for 2015. As a result, approximately 30-40% of Skyhook's Wi-Fi location software solution revenue was not expected to recur during 2015. Due to this anticipated decline in Skyhook's

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(7) Goodwill and Other Intangible Assets (Continued)

  operations, the Company determined the fair value of Skyhook and performed a Step 2 impairment test. The fair value of Skyhook, including the related intangibles and goodwill, was determined using Skyhook's projections of future operating performance and applying a combination of market multiples (market approach) and discounted cash flow (income approach) calculations (Level 3). The impairment test resulted in a $35.2 million impairment loss recorded to Skyhook's goodwill and intangible assets related to Skyhook's Wi-Fi location software solution during December 2014.

(3)
Skyhook's legacy U-TDOA service was historically largely dependent on one wireless carrier (AT&T), which accounted for approximately 80% - 90% of Skyhook's overall revenue related to its U-TDOA service. During September 2015, AT&T gave notice that it did not intend to renew its contract, which expired on December 31, 2015. The Company believed that the receipt of the notification represented a significant change in circumstances since we last performed our annual goodwill impairment test. Accordingly, we performed a goodwill impairment test upon receipt of the notification. At that time, the estimated fair value of the reporting unit was primarily determined based on the cash and cash equivalents held by the reporting unit, and when compared to its carrying value, it was concluded that a goodwill impairment did not exist. The carrying value of Skyhook included a $35.5 million deferred revenue liability related to the contract with AT&T. Upon expiration of the contract on December 31, 2015, the deferred revenue was recognized, as all contractual obligations were satisfied at that time. The recognition of this deferred revenue liability increased the reporting unit carrying value. As a result, the Company determined the fair value of Skyhook. As the reporting unit's carrying value exceeded the fair value, we performed a Step 2 impairment test. The fair value of Skyhook, including the related intangibles and goodwill, was determined using Skyhook's projections of future operating performance and applying a combination of market multiples (market approach) and discounted cash flow (income approach) calculations (Level 3). The impairment test resulted in a $20.7 million impairment loss related to Skyhook's goodwill related to Skyhook's legacy U-TDOA service during December 2015.

        As of December 31, 2016, the Company's accumulated goodwill impairment loss was $39.1 million. The Company does not have any significant indefinite lived intangible assets other than goodwill.

        Intangible assets subject to amortization are comprised of the following (amounts in thousands):

	December 31, 2016			December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Acquired patents	$10,823	(8,450)	2,373	10,823	(6,872)	3,951
Tradename	2,838	(1,528)	1,310	2,838	(1,154)	1,684
Capitalized software	850	(710)	140	10,973	(10,857)	116
Customer relationships	10,213	(5,440)	4,773	10,212	(4,076)	6,136

	$24,724	(16,128)	8,596	34,846	(22,959)	11,887

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(7) Goodwill and Other Intangible Assets (Continued)

        Effective January 1, 2015, Skyhook's patents are amortized straight-line over three to three and a half years. Skyhook's capitalized software intangible assets are amortized straight-line over three to five years. Skyhook's customer relationships and tradename are amortized straight-line over five and a half years. Amortization expense was $3.4 million, $3.1 million and $6.5 million for each of the years ended December 31, 2016, 2015 and 2014, respectively.

        The estimated future amortization expense for the next five years related to intangible assets with definite lives as of December 31, 2016 is as follows (amounts in thousands):

2017	$3,368
2018	2,573
2019	1,786
2020	869
2021	—

Total	$8,596

(8) Debt

        Outstanding debt at December 31, 2016 and December 31, 2015 is summarized as follows:

	December 31, 2016	December 31, 2015
	amounts in thousands
2014 Margin Loans	400,000	400,000
2016 Margin Loans	200,000	—

Total	$600,000	400,000

2014 Margin Loans

        On October 30, 2014, in connection with and prior to the effectiveness of the Broadband Spin-Off, a wholly-owned special purpose subsidiary of the Company (BroadbandSPV) entered into two margin loan agreements (the 2014 Margin Loan Agreements) with each of the lenders party thereto. The 2014 Margin Loan Agreements permit BroadbandSPV, subject to certain funding conditions, to borrow term loans up to an aggregate principal amount equal to $400 million (the 2014 Margin Loans), of which BroadbandSPV borrowed $320 million on October 31, 2014 and had $80 million available to be drawn immediately following the Broadband Spin-Off. During November 2014, subsequent to the Broadband Spin-Off, Liberty Broadband borrowed an additional $52 million to fund the exercise of the Legacy Charter warrants. As of December 31, 2014, Liberty Broadband had $372 million outstanding under the 2014 Margin Loan Agreements, with an additional $28 million available to be drawn. $300 million of the amount borrowed pursuant to the 2014 Margin Loan Agreements (less certain expenses incurred in connection with the 2014 Margin Loans) was distributed to Liberty prior to the Broadband Spin-Off. During October 2015, Liberty Broadband borrowed an additional $28 million pursuant to the 2014 Margin Loan Agreements. The maximum borrowing capacity of $400 million under the 2014 Margin Loan Agreements was outstanding at December 31, 2016. The maturity date of the 2014 Margin Loans is October 30, 2017. Borrowings under the 2014 Margin Loan Agreements bear

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(8) Debt (Continued)

interest at the three-month LIBOR rate plus 1.55% and have an unused commitment fee of 0.25% per annum based on the average daily unused portion of the 2014 Margin Loans. Borrowings outstanding under these margin loans bore interest at a rate of 2.39% per annum at December 31, 2016. Interest is payable quarterly in arrears beginning on December 31, 2014. The 2014 Margin Loan Agreements contain various affirmative and negative covenants that restrict the activities of BroadbandSPV. The 2014 Margin Loan Agreements do not include any financial covenants. The 2014 Margin Loan Agreements also contain certain restrictions related to additional indebtedness. In connection with Cheetah 5's (as defined below) execution of the 2016 Margin Loan Agreements (as defined below), the 2014 Margin Loan Agreements were amended to, among other things, permit the transactions under the 2016 Margin Loan Agreements and conform certain of the terms in the 2014 Margin Loan Agreements to the 2016 Margin Loan Agreements.

2016 Margin Loans

        On March 21, 2016, a wholly-owned special purpose subsidiary of the Company (Cheetah 5), entered into two margin loan agreements (the 2016 Margin Loan Agreements and together with the 2014 Margin Loan Agreements, the Margin Loan Agreements) with each of the lenders thereto. The 2016 Margin Loan Agreements permit Cheetah 5, subject to certain funding conditions, to borrow initial term loans up to an aggregate principal amount equal to $200 million and delayed draw loans (the Draw Loans) up to an aggregate principal amount equal to $100 million, for an aggregate total of $300 million (collectively, the 2016 Margin Loans). At December 31, 2016, Cheetah 5 had borrowed $200 million as of December 31, 2016 and had $100 million available to be drawn until March 21, 2017. The maturity date of the 2016 Margin Loans is March 21, 2018. Borrowings under the 2016 Margin Loans bear interest at the applicable LIBOR rate plus 2.10% per annum and have an unused commitment fee of 0.5% per annum based on the average daily unused portion of the Draw Loans. Borrowings outstanding under the 2016 Margin Loan Agreements bore interest at a rate of 2.94% per annum at December 31, 2016. Interest is payable quarterly in arrears beginning on March 31, 2016. The proceeds of the 2016 Margin Loans were used for the Company's additional investment in Charter during May 2016 (note 6). Borrowings may also be used for distribution as a dividend or a return of capital, for the purchase of margin stock and for general corporate purposes. The 2016 Margin Loan Agreements contain various affirmative and negative covenants that restrict the activities of Cheetah 5. The 2016 Margin Loan Agreements do not include any financial covenants. The 2016 Margin Loan Agreements also contain restrictions related to additional indebtedness.

        BroadbandSPV and Cheetah 5's respective obligations under the Margin Loan Agreements, are guaranteed by the Company. In addition, BroadbandSPV and Cheetah 5's obligations are secured by first priority liens on a portion of the Company's ownership interest in Charter, sufficient for BroadbandSPV and Cheetah 5 to meet the loan to value requirements under the Margin Loan Agreements. The Margin Loan Agreements each contain language that indicates that Liberty Broadband, transferor of underlying shares as collateral, has the right to exercise all voting, consensual and other powers of ownership pertaining to the transferred shares for all purposes, provided that Liberty Broadband agrees that it will not vote the shares in any manner that would reasonably be expected to give rise to transfer or other certain restrictions. Similarly, the Margin Loan Agreements indicate that no lender party shall have any voting rights with respect to the shares transferred, except to the extent that a lender party buys any shares in a sale or other disposition made pursuant to the

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(8) Debt (Continued)

terms of the Margin Loan Agreements. As of December 31, 2016, 9.5 million shares of Charter with a value of $2.7 billion were pledged as collateral pursuant to the Margin Loan Agreements.

        As mentioned, the 2014 Margin Loans have a maturity date of October 2017, which is within one year of the balance sheet date. As such, the 2014 Margin Loans have been classified as a current liability in the consolidated balance sheet as of December 31, 2016. Management intends to refinance the loan on a long-term basis. In addition, the 2014 Margin Loans are adequately collateralized, as discussed above.

        In connection with the collar agreement on shares of Time Warner Cable entered into on March 27, 2015, as discussed in note 4, the Company also entered into a $234 million revolving loan agreement. On April 7, 2015, Liberty Broadband drew $40 million on this loan, which was the amount used to match the outstanding call liability due in April 2015. The shares of Time Warner Cable underlying the collar served as collateral for borrowings under the revolving loan agreement. Borrowings outstanding under the revolving loan agreement bore interest at the three-month LIBOR rate plus 0.64%, payable quarterly in arrears beginning on March 31, 2015. The interest rate on the unused portion of the revolving loan agreement was 0.12% per annum. The Company repaid the $40 million drawn on the loan during July 2015 and the agreement was terminated upon unwinding of the Time Warner Cable collar agreement.

(9) Income Taxes

        Liberty Broadband, as consolidated, was included in the federal consolidated income tax return of Liberty through November 4, 2014. Subsequent to the Broadband Spin-Off, Liberty Broadband files separate federal consolidated income tax returns. The tax provision included in these financial statements has been prepared on a stand-alone basis, as if Liberty Broadband was not part of the consolidated Liberty group for the periods prior to the Broadband Spin-Off. Charter is not included in the Liberty Broadband consolidated group tax return as Liberty Broadband owns less than 80% of the company. A portion of the income taxes allocated to Liberty Broadband by Liberty were treated as an equity contribution by Liberty upon completion of the Broadband Spin-Off.

        Income tax benefit (expense) consists of:

	Years ended December 31,
	2016	2015	2014
	amounts in thousands
Current:
Federal	$1,556	(4,234)	510
State and local	853	(862)	473

	2,409	(5,096)	983

Deferred:
Federal	(493,890)	23,512	62,014
State and local	(66,888)	1,452	4,689

	(560,778)	24,964	66,703

Income tax benefit (expense)	$(558,369)	19,868	67,686

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(9) Income Taxes (Continued)

        Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2016	2015	2014
	amounts in thousands
Computed expected tax benefit (expense)	$(516,485)	24,519	70,802
State and local taxes, net of federal income taxes	(42,995)	1,786	2,657
Foreign taxes, net of foreign tax credit	(1,180)	(59)	—
Change in valuation allowance	683	612	(2,154)
Dividends received deduction	931	752	819
Change in tax rate	45	(179)	(998)
Impairment of intangible assets not deductible for tax purposes	—	(7,234)	(6,452)
Loss on liquidation of subsidiary	—	—	3,082
Derivative instrument	396	—	—
Other	236	(329)	(70)

Income tax (expense) benefit	$(558,369)	19,868	67,686

        For the year ended December 31, 2016 the significant reconciling items, as noted in the table above, are the result of the effect of state income taxes.

        For the year ended December 31, 2015 the significant reconciling items, as noted in the table above, are the result of the impairment to non-deductible goodwill related to Skyhook's legacy U-TDOA service.

        For the year ended December 31, 2014 the significant reconciling items, as noted in the table above, are the result of the impairment to non-deductible goodwill at Skyhook related to its Wi-Fi location software solution and a tax loss from the liquidation of a consolidated subsidiary at Skyhook.

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(9) Income Taxes (Continued)

        The tax effects of temporary differences and tax attributes that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2016	2015
	amounts in thousands
Deferred tax assets:
Net operating loss and tax credit carryforwards	$23,017	12,585
Investments	—	45,195
Accrued stock-based compensation	4,812	2,896
Deferred revenue	1,721	1,880
Other	2,073	2,254

Total deferred tax assets	31,623	64,810
Less: valuation allowance	(6,945)	(7,628)

Net deferred tax assets	24,678	57,182

Deferred tax liabilities:
Investments	(527,151)	—
Intangible assets	(2,170)	(1,795)
Other	(1)	(19)

Total deferred tax liabilities	(529,322)	(1,814)

Net deferred tax asset (liability)	$(504,644)	55,368

        The Company's valuation allowance decreased $683 thousand in 2016, which affected tax expense during the year ended December 31, 2016.

        At December 31, 2016, the Company has a deferred tax liability on investments of $527.2 million primarily as a result of the merger between Time Warner Cable and Charter, as discussed in note 6.

        At December 31, 2016, Liberty Broadband had federal and state net operating losses (on a tax effected basis) and tax credit carryforwards for income tax purposes aggregating approximately $23.0 million. These net operating losses and credit carryforwards are expected to be utilized prior to expiration, except for $6.9 million which based on current projections, may expire unused and accordingly are subject to a valuation allowance. The carryforwards that are expected to be utilized will begin to expire in 2022.

        As of December 31, 2016, the Company had not recorded tax reserves related to unrecognized tax benefits for uncertain tax positions.

        As of December 31, 2016, Liberty's tax years prior to 2013 are closed for federal income tax purposes, and the IRS has completed its examination of Liberty's 2013 through 2014 tax years. The tax loss carryforwards from the 2011 through 2014 tax years are still subject to adjustment. The IRS has completed its examination of Liberty Broadband's 2015 tax year. Liberty Broadband's 2016 tax year is being examined as part of the IRS's Compliance Assurance Process "CAP" program. As discussed earlier, because Liberty Broadband's ownership of Charter is less than the required 80%, Charter is not consolidated with Liberty Broadband for federal income tax purposes.

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(10) Stockholders' Equity

        In the Broadband Spin-Off, record holders of Liberty Series A, Series B and Series C common stock received one-fourth of a share of the corresponding series of Liberty Broadband common stock for each share of Liberty common stock held by them, with cash paid in lieu of fractional shares. This resulted in the issuance of an aggregate 85,761,332 shares of Series A, Series B and Series C common stock.

        In addition, following the completion of the Broadband Spin-Off, on December 10, 2014, stockholders received a subscription right to acquire one share of Liberty Broadband Series C common stock for every five shares of Liberty Broadband common stock they held as of the rights record date at a per share subscription price of $40.36, which was a 20% discount to the 20-trading day volume weighted average trading price of the Series C Liberty Broadband common stock following the completion of the Broadband Spin-Off. The rights offering was fully subscribed on January 9, 2015, with 17,277,224 shares of Series C common stock issued to those rightsholders exercising basic and, as applicable, oversubscription privileges. The subscription rights were issued to raise capital for general corporate purposes of Liberty Broadband.

        In connection with the Time Warner Cable Merger in May 2016, Liberty Broadband funded its purchase of shares of Charter Class A common stock using proceeds of $4.4 billion related to subscriptions for approximately 78.3 million newly issued shares of Liberty Broadband Series C common stock, par value $0.01 per share (the Series C Shares), at a price per share of $56.23, which was determined based upon the fair value of Liberty Broadband's net assets on a sum-of-the parts basis at the time certain Amended and Restated Investment Agreements were executed. The purchasers of the Series C Shares were Liberty Interactive through its Liberty Ventures Group (approximately 42.7 million shares) and certain other third party investors, which all invested on substantially similar terms. One of the third party investors also held a position in Time Warner Cable and agreed to vote its Time Warner Cable shares in favor of the Time Warner Cable Merger. Each of Legacy Charter and Liberty Broadband obtained stockholder approval during September 2015 for the issuance of the Charter shares and the Series C Shares, respectively, in accordance with the rules and requirements of the Nasdaq Stock Market. The issuance of the Series C Shares was not registered under the Securities Act of 1933, as amended (the Securities Act), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. As a result of the issuance of the Series C Shares in connection with the Transactions, Liberty Interactive's non-voting economic ownership in Liberty Broadband was 23.5% as of December 31, 2016.

        As discussed in note 4, the Company has an outstanding zero-strike call option on 704,908 Series C Shares which expires in March 2017. The Company prepaid a premium of $47.9 million in December 2016. Liberty Broadband has the option to settle in cash or Series C Shares upon expiration of the contract. The Company accounts for the zero-strike call option as a financial instrument asset due to its settlement provisions. Accordingly, changes in the fair value of the asset are included in realized and unrealized gains (losses) on financial instruments in the accompanying statement of operations.

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(10) Stockholders' Equity (Continued)

  Preferred Stock

        Liberty Broadband's preferred stock is issuable, from time to time, with such designations, preferences and relative participating, optional or other rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such preferred stock adopted by Liberty Broadband's board of directors. As of December 31, 2016, no shares of preferred stock were issued.

  Common Stock

        Liberty Broadband's Series A common stock has one vote per share, Liberty Broadband's Series B common stock has ten votes per share and Liberty Broadband's Series C common stock has no votes per share (except as otherwise required by applicable law). Each share of the Series B common stock is exchangeable at the option of the holder for one share of Series A common stock. All series of our common stock participate on an equal basis with respect to dividends and distributions.

        As of December 31, 2016, there were 454 thousand shares of Series A and 2.5 million shares of Series C common stock reserved for issuance under exercise privileges of outstanding stock options.

(11) Stock-Based Compensation

        Included in the accompanying consolidated statements of operations are the following amounts of stock-based compensation for the years ended December 31, 2016, 2015 and 2014 (amounts in thousands).

	December 31,
	2016	2015	2014
Operating expense	$—	7	1
Selling, general and administrative	5,555	5,978	832
Research and development	158	395	166

	$5,713	6,380	999

  Liberty Broadband—Incentive Plans

        In connection with the Broadband Spin-Off, the holder of an outstanding option or stock appreciation right (collectively, Award) to purchase shares of Liberty common stock on the record date (an original Liberty Award) received an Award to purchase shares of the corresponding series of our Liberty Broadband common stock (a Liberty Broadband Award) and an adjustment to the exercise price and number of shares subject to the original Liberty Award (as so adjusted, an adjusted Liberty Award). Following the Broadband Spin-Off, employees of Liberty hold Awards in both Liberty common stock and Liberty Broadband common stock. The compensation expense relating to employees of Liberty is recorded at Liberty. Therefore, compensation expense related to options resulting from the Broadband Spin-Off will not be recognized in the Company's consolidated financial statements.

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(11) Stock-Based Compensation (Continued)

        Except as described above, all other terms of an adjusted Liberty Award and a new Liberty Broadband Award (including, for example, the vesting terms thereof) are in all material respects, the same as those of the corresponding original Liberty Award.

        Pursuant to the Liberty Broadband 2014 Omnibus Incentive Plan, as amended, the Company may grant Awards to be made in respect of a maximum of 8.4 million shares of Liberty Broadband common stock. Awards generally vest over 4-5 years and have a term of 7-10 years. Liberty Broadband issues new shares upon exercise of equity awards.

  Liberty Broadband—Grants of Stock Options

        During the year ended December 31, 2016, Liberty Broadband granted 17 thousand options to purchase shares of Series C common stock to its non-employee directors with a weighted average grant-date fair value of $18.64 per share which cliff vest over a one year vesting period. There were no options to purchase shares of Series A common stock granted during the period.

        The Company has calculated the grant-date fair value for all of its equity classified awards and any subsequent remeasurement of its liability classified awards using the Black-Scholes Model. The Company estimates the expected term of the Awards based on historical exercise and forfeiture data. For grants made in 2016, 2015 and 2014, the range of expected terms was 4.6 to 7.3 years. Since Liberty Broadband common stock has not traded on the stock market for a significant length of time, the volatility used in the calculation for Awards is based on a blend of the historical volatility of Liberty Broadband and Charter common stock and the implied volatility of publicly traded Liberty Broadband and Charter options; as the most significant asset within Liberty Broadband, the volatility of Charter was considered in the overall volatility of Liberty Broadband. For grants made in 2016, 2015 and 2014, the range of volatilities was 26.2% to 28.5%. The Company uses a zero dividend rate and the risk-free rate for Treasury Bonds with a term similar to that of the subject option.

  Liberty Broadband—Outstanding Awards

        The following table presents the number and weighted average exercise price (WAEP) of Awards to purchase Liberty Broadband common stock granted to certain officers, employees and directors of the Company, as well as the weighted average remaining life and aggregate intrinsic value of the Awards.

	Series A	WAEP	Weighted average remaining contractual life	Aggregate intrinsic value
	(in thousands)		(in years)	(in millions)
Outstanding at January 1, 2016	630	$32.36
Granted	—	$—
Exercised	(176)	$32.06
Forfeited/Cancelled	—	$—

Outstanding at December 31, 2016	454	$32.47	3.0	$18

Exercisable at December 31, 2016	448	$32.32	2.9	$18

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(11) Stock-Based Compensation (Continued)

	Series C	WAEP	Weighted average remaining contractual life	Aggregate intrinsic value
	(in thousands)		(in years)	(in millions)
Outstanding at January 1, 2016	2,761	$41.09
Granted	17	$72.11
Exercised	(311)	$31.93
Forfeited/Cancelled	—	$—

Outstanding at December 31, 2016	2,467	$42.45	6.1	$78

Exercisable at December 31, 2016	934	$32.81	3.0	$39

        The Company had no outstanding Series B options during 2016.

        As of December 31, 2016, the total unrecognized compensation cost related to unvested Liberty Broadband Awards was approximately $15.0 million. Such amount will be recognized in the Company's consolidated statements of operations over a weighted average period of approximately 2 years.

        As of December 31, 2016, Liberty Broadband reserved 2.9 million shares of Series A and Series C common stock for issuance under exercise privileges of outstanding stock Awards.

  Liberty Broadband—Exercises

        The aggregate intrinsic value of all options exercised during the years ended December 31, 2016, 2015 and 2014 was $14.4 million, $11.2 million, and $1.8 million, respectively.

  Liberty Broadband—Restricted Shares

        The aggregate fair value of all Series A and Series C restricted shares of Liberty Broadband common stock that vested during the years ended December 31, 2016, 2015 and 2014 was $674 thousand, $5.8 million, and $172 thousand, respectively.

        As of December 31, 2016, the Company had approximately 27,000 unvested restricted shares of Series A and Series C Liberty Broadband common stock held by certain directors, officers and employees of the Company with a weighted average grant-date fair value of $15.30 per share.

  Skyhook equity incentive plans

  Long-Term Incentive Plans

        Skyhook has granted PARs and PSUs to employees, directors, and consultants of Skyhook, pursuant to the LTIPs. PAR grants under the LTIPs vest over a four or five-year period. On June 30 of each of the fiscal years following the second, fourth, sixth, and eighth anniversaries of the date of a grant, 25% of the original grant is deemed to have been exercised and canceled. Upon such date, the holders of such grants receive the appreciation in the value of the grant, if any, from the value of the grant on the date of its issuance. PSUs, unless otherwise indicated, have the same vesting, exercise, and cancellation provisions as PARs granted under the plan. Certain of the PARs and the majority of the

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(11) Stock-Based Compensation (Continued)

outstanding PSU grants contain modifications to the standard vesting, exercise and cancellation provisions. On July 29, 2016, all Skyhook PARs were converted into PARs granted under the TruePosition LTIP and future awards under the Skyhook LTIP were suspended. Concurrent with the conversion, Skyhook made certain adjustments to the outstanding TruePosition PARs and PSUs to standardize and simplify the valuation of awards granted under the TruePosition LTIP. As a result of the name change of TruePosition, Inc. to Skyhook Holding, Inc., it is expected that the TruePosition Long Term Incentive Plan will be renamed the Skyhook Holdings Long Term Incentive Plan.

        Upon separation from Skyhook, holders of grants are eligible, assuming all conditions are met under the LTIPs, to receive the appreciation in value of their vested PAR grants and the value of their vested PSU grants as of the date of their separation that have not been deemed exercised and canceled.

        The following summarizes the PAR and PSU activities under the LTIPs during 2016 (in thousands):

	TruePosition
	Stand-alone PARs	Stand-alone PSUs	Skyhook PARs
Outstanding at January 1, 2016	894	160	7,061
Grants	—	—	—
Exercises	(185)	(38)	(1,552)
Forfeitures	(4)	—	(1,832)

Outstanding prior to conversion and adjustments	705	122	3,677
Conversions and adjustments	6,070	413	(3,677)
Grants	4,147	—	—
Exercises	(56)	—	—
Forfeitures	(154)	—	—

Outstanding at December 31, 2016	10,712	535	—

Fair value of outstanding grants	$911	1,588	$—
Vested fair value	$415	$1,084	$—
Weighted average remaining vesting period	2.5 years	$2.1 years	NA
        Grants that are exercised and paid and grants that are forfeited, canceled, or otherwise not paid are available for grant under the LTIPs.

        Grants under the LTIPs may be settled in cash, publicly traded stock of the companies or an affiliate of the companies, or a combination thereof. Skyhook accounts for grants under the LTIPs as liability instruments. Accordingly, Skyhook measures the cost of employee services received in exchange for grants based on the current fair value of the grants and records a liability at the end of each reporting period equivalent to the vested portion of such current fair value.

        Skyhook calculates the grant-date fair value and subsequent remeasurement of its liability classified awards using the Black-Scholes model. Skyhook estimates the expected term of the awards based on historical exercise and forfeiture data. The expected term for grants made to during 2016 ranged from

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(11) Stock-Based Compensation (Continued)

0.5 - 7.5 years. The volatility used by Skyhook in the Black-Scholes model for grants made during 2016 was 30%. Skyhook uses a zero dividend rate and the risk-free rate for Treasury Bonds with a term similar to that of the subject options, which ranged from 0.6% - 2.3% for grants made in 2016.

        As of December 31, 2016 and 2015, $1.7 million and $2.0 million, respectively, are included in other liabilities for the fair value (Level 2) of the Company's LTIP obligations.

(12) Employee Benefit Plans

        Prior to January 1, 2015, Skyhook participated in Liberty's defined-contribution plan (the Liberty 401(k) Plan). The Liberty 401(k) Plan provided for employees to make contributions by salary reductions to a trust for investment in Liberty common stock, as well as several mutual funds and/or a self-directed brokerage account pursuant to Section 401(k) of the Internal Revenue Code.

        Beginning January 1, 2015, employees of Skyhook participate in a separate defined-contribution plan administered by Skyhook (the TruePosition 401(k) Plan). The TruePosition 401(k) Plan provides for employees to make contributions by salary reductions for investment in several mutual funds and/or a self-directed brokerage account pursuant to Section 401(k) of the Internal Revenue Code. It is anticipated that the TruePosition 401(k) Plan will be renamed the Skyhook 401(k) plan as of March 1, 2017.

        Pursuant to the existing TruePosition 401(k) Plan, Skyhook employees are eligible for 100% matching contributions for each dollar contributed up to 10%, and 50% matching contributions for each dollar contributed up to 8% of the employees' total compensation, subject to certain limitations. For the years ended December 31, 2016, 2015 and 2014, Skyhook contributed approximately $0.8 million, $1.1 million and $1.5 million respectively.

(13) Related Party Transactions

        During the year ended December 31, 2014 certain of Skyhook's costs and expenses were charged to Skyhook by Liberty. The amounts due to (from) Liberty and the activities for the year ended December 31, 2014 are summarized as follows (amounts in thousands):

2014
Payable (receivable) at beginning of year	$(5,953)
Costs and expenses charged by Liberty	3,913
Amounts (receivable) due under the tax-sharing arrangement	(4,094)
Transfer of related party receivable to (from) note receivable	5,306
Payments to Liberty	(6,399)
Amount receivable (due) under the tax-sharing arrangement transferred to Liberty Broadband	7,227

(Receivable) payable at end of year	$—

        Prior to the completion of the Broadband Spin-Off, Skyhook was a party to certain tax sharing arrangements with Liberty (or its former affiliate). Under these tax-sharing arrangements, Skyhook had been obligated to make cash payments to Liberty (or its former affiliate) in each year Skyhook

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(13) Related Party Transactions (Continued)

generated positive taxable income, determined as if Skyhook filed a separate tax return. The amount of such payment has been equal to the amount of Skyhook's taxable income (as so determined) multiplied by the highest corporate tax rate in effect for the applicable tax jurisdiction. If on a separate return basis, Skyhook would have a net operating loss or net tax credit for a particular year, and such loss or credit could be utilized on the actual tax returns filed by Liberty (or its former affiliate), then Skyhook would be entitled to reduce current and future payments to Liberty (or its former affiliate) by the amount of such tax benefit. Skyhook made payments of $3.2 million in 2014 under these tax sharing arrangements. Prior to the completion of the Broadband Spin-Off, Skyhook's income tax receivable from Liberty was transferred to Liberty Broadband and the tax sharing arrangement between Liberty and Skyhook was extinguished.

(14) Commitments and Contingencies

  Leases

        Skyhook leases various properties under operating leases expiring at various times through 2018. The aggregate minimum annual lease payments under the noncancelable operating leases as of December 31, 2016 are as follows (amounts in thousands):

2017	$592
2018	27

$619

        Skyhook's two principal facilities are under lease through December 2017 and January 2018, respectively. Total rental expense for the years ended December 31, 2016, 2015 and 2014 was $2.4 million, $3.7 million and $3.3 million, respectively.

  Litigation

        On May 23, 2012, Skyhook (then known as TruePosition) filed a patent infringement lawsuit in the U.S. District Court for the District of Delaware against Polaris Wireless, Inc. (Polaris), related to the sale by Polaris of systems used to locate mobile devices. In parallel with the lawsuit, at Polaris's request, the U.S. Patent and Trademark Office initiated an Inter Partes Review. Both the District Court and the Patent Trial and Appeal Board ruled adversely to Skyhook and those rulings were upheld on appeal. No further appeal was taken. During the pendency of the appeal, Polaris filed a motion in the District Court for an award of approximately $3 million in attorneys' fees and expenses incurred in defending the lawsuit. The matter was heard by the Court on October 16, 2015, wherein the court denied the Polaris motion.

        On September 10, 2010, Skyhook filed a patent infringement lawsuit in the U.S. District Court for the District of Massachusetts against Google, Inc. (Google). In March 2013, Skyhook amended its lawsuit to add additional claims. In total, at the time the case was to be tried, Skyhook alleged that Google infringed on eight Skyhook patents involving location technology and sought an injunction and/or award of damages in an amount to be determined at trial. The case had been scheduled to be tried before a jury commencing March 9, 2015. However, on March 5, 2015, the parties advised the

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(14) Commitments and Contingencies (Continued)

District Court that the case has been settled and thereby dismissed the action without costs and without prejudice to the right person, upon good cause shown within 45 days, to reopen the action if settlement is not consummated. On March 27, 2015, the parties consummated a final settlement agreement and on April 24, 2015, Google paid Skyhook settlement consideration of $90 million. In return for payment of the settlement consideration, Google received dismissal of the action with prejudice, a license to the existing Skyhook patents and patent applications (and their continuations, divisionals, continuations-in-part), a three-year covenant not to sue (subject to limited exceptions) and a mutual release of claims. The settlement amount of $90 million is recorded net of approximately $29.5 million for legal fees in the statement of operations for the year ended December 31, 2015.

  General Litigation

        In the ordinary course of business, the Company and its consolidated subsidiaries are parties to legal proceedings and claims involving alleged infringement of third-party intellectual property rights, defamation, and other claims. Although it is reasonably possible that the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

  Indemnification Claims

        In the normal course of business, Skyhook provides indemnification to certain customers against specified claims that might arise against those customers from the use of Skyhook's products. To date, Skyhook has not made any significant reimbursements to any of its customers for any losses related to these indemnification provisions. However, four such claims are currently pending and are described below. Skyhook is unable to estimate the maximum potential impact of these indemnification provisions on its future results of operations, although Skyhook's liabilities in certain of those arrangements are customarily limited in various respects, including monetarily. Accordingly, no accrual was recorded related to indemnification claims as of December 31, 2016 or 2015.

        One of Skyhook's former customers, T-Mobile, has made two indemnification claims related to its use of its legacy U-TDOA service technology. In September, 2008, T-Mobile requested indemnification for damages (including defense costs) that it may incur in a patent infringement action that Emsat Advanced Geolocation, LLC (Emsat) filed against T-Mobile. Skyhook is not a party to the suit and they have denied any obligation to indemnify T-Mobile and believe that the equipment supplied to T-Mobile is not covered by the patent claims that Emsat is asserting against T-Mobile. T-Mobile has not yet formally pursued its indemnification claims in a civil court action, but has indicated its intention to do so after the infringement action is resolved. In March 2014, T-Mobile requested indemnification for damages (including defense costs) that it may incur in a patent infringement action that Guidance IP LLC (Guidance) filed against T-Mobile. Skyhook is not a party to the suit, though at the time, the entities indicated a willingness to participate in the defense of the action, but received no response from T-Mobile.

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(14) Commitments and Contingencies (Continued)

        Another Skyhook legacy U-TDOA service customer, AT&T, has made four indemnification claims against Skyhook. In October 2008, AT&T requested indemnification for damages (including defense costs) that it may incur relating to the Emsat litigation described in the preceding paragraph (to which AT&T is a party). In June 2009, AT&T requested indemnification for damages (including defense costs) that it may incur relating to a lawsuit filed against AT&T by Tendler Cellular of Texas, LLC (Tendler) (to which Skyhook is not a party). This action relates to a former subsidiary of Skyhook, Useful Networks, Inc., whose operations were discontinued in 2010. In June 2011, AT&T requested indemnification for damages (including defense costs) that it may incur relating to a lawsuit filed against AT&T by Tracbeam, LLC (Tracbeam) (to which Skyhook is not a party). Skyhook has denied that it is obligated to indemnify AT&T with respect to the Emsat and Tendler cases. AT&T has not yet formally pursued its indemnification claims in a civil court action and it is unclear at this time whether or not it will do so. The lawsuit filed against AT&T by Guidance, was resolved by the payment to AT&T of $55 thousand during October 2015. With respect to Tracbeam, AT&T has determined that the total allocated contribution attributable to Skyhook-related products is $132 thousand and has invoiced Skyhook accordingly. Skyhook has informed AT&T that it believes that the allocation method employed by AT&T is flawed and that the actual amount owed is less than $132 thousand. In general, Skyhook is unable to estimate the maximum potential impact of these indemnification provisions on its future results of operations, although those liabilities in certain of those arrangements are customarily limited in various respects, including monetarily.

  Off-Balance Sheet Arrangements

        Liberty Broadband did not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on the Company's financial condition, results of operations, liquidity, capital expenditures or capital resources.

(15) Segment Information

        Liberty Broadband identifies its reportable segments as (A) those consolidated companies that represent 10% or more of its consolidated annual revenue, annual Adjusted OIBDA or total assets and (B) those equity method affiliates whose share of earnings or losses represent 10% or more of Liberty Broadband's annual pre-tax earnings (losses).

        Liberty Broadband evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as revenue, Adjusted OIBDA. In addition, Liberty Broadband reviews nonfinancial measures such as subscriber growth.

        Liberty Broadband defines Adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock-based compensation). Liberty Broadband believes this measure is an important indicator of the operational strength and performance of its businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock based compensation, separately reported litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(15) Segment Information (Continued)

addition to, but not as a substitute for, operating income, net earnings, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Liberty Broadband generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

        For the year ended December 31, 2016, Liberty Broadband has identified the following consolidated company and equity method investment as its reportable segments:

  •
  Skyhook—a wholly owned subsidiary of the Company that provides a Wi-Fi based location platform focused on providing positioning technology and contextual location intelligence solutions.

  •
  Charter—an equity method investment that is one of the largest providers of cable services in the United States, offering a variety of entertainment, information and communications solutions to residential and commercial customers.

        Liberty Broadband's operating segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technologies, distribution channels and marketing strategies. The accounting policies of the segments that are also consolidated companies are the same as those described in the Company's summary of significant accounting policies in the Company's annual financial statements. For periods in which Liberty Broadband owned Charter shares and warrants, we have included amounts attributable to Charter in the tables below. Although Liberty Broadband owns less than 100% of the outstanding shares of Charter, 100% of the Charter amounts are included in the schedule below and subsequently eliminated in order to reconcile the account totals to the Liberty Broadband consolidated financial statements.

Performance Measures

	Years ended December 31,
	2016		2015		2014
	Revenue	Adjusted OIBDA	Revenue	Adjusted OIBDA	Revenue	Adjusted OIBDA
	amounts in thousands
Skyhook	$30,586	(2,681)	91,182	43,600	69,045	(2,152)
Charter	29,003,000	10,506,000	9,754,000	3,317,000	9,108,000	3,128,000
Corporate and other	—	(8,761)	—	(11,958)	—	(1,559)

	29,033,586	10,494,558	9,845,182	3,348,642	9,177,045	3,124,289
Eliminate equity method affiliate	(29,003,000)	(10,506,000)	(9,754,000)	(3,317,000)	(9,108,000)	(3,128,000)

Consolidated Liberty Broadband	$30,586	(11,442)	91,182	31,642	69,045	(3,711)

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(15) Segment Information (Continued)

Other Information

	December 31, 2016			December 31, 2015
	Total assets	Investments in affiliates	Capital expenditures	Total assets	Investments in affiliates	Capital expenditures
	amounts in thousands
Skyhook	$30,463	—	267	61,395	—	731
Charter	149,067,000	—	5,325,000	39,316,000	—	1,840,000
Corporate and other	9,560,497	9,315,253	—	3,504,346	2,372,699	—

	158,657,960	9,315,253	5,325,267	42,881,741	2,372,699	1,840,731
Eliminate equity method affiliate	(149,067,000)	—	(5,325,000)	(39,316,000)	—	(1,840,000)

Consolidated Liberty Broadband	$9,590,960	9,315,253	267	3,565,741	2,372,699	731

Revenue by Geographic Area

	Years ended December 31,
	2016	2015	2014
	amounts in thousands
United States	$27,806	87,739	66,045
Other countries	2,780	3,443	3,000

	$30,586	91,182	69,045

Long-lived Assets by Geographic Area

	December 31,
	2016	2015
	amounts in thousands
United States	$710	1,248
Other countries	—	—

	$710	1,248

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(15) Segment Information (Continued)

        The following table provides a reconciliation of segment Adjusted OIBDA to earnings (loss) from continuing operations before income taxes:

	Years ended December 31,
	2016	2015	2014
	amounts in thousands
Consolidated segment Adjusted OIBDA	$(11,442)	31,642	(3,711)
Stock-based compensation	(5,713)	(6,380)	(999)
Depreciation and amortization	(4,005)	(6,088)	(9,043)
Gain on legal settlement	—	60,450	6,000
Impairment of intangible assets	—	(20,669)	(35,221)

Operating income (loss)	(21,160)	58,955	(42,974)

Interest expense	(14,956)	(7,424)	(1,138)
Dividend and interest income	5,020	3,797	5,426
Share of earnings (loss) of affiliates, net	641,544	(120,962)	(127,573)
Realized and unrealized gains (losses) on financial instruments, net	94,122	2,619	51,189
Gain (loss) on dilution of investment in affiliate	770,766	(7,198)	(87,158)
Other, net	336	158	(63)

Earnings (loss) from continuing operations before income taxes	$1,475,672	(70,055)	(202,291)

(16) Quarterly Financial Information (Unaudited)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	amounts in thousands
2016:
Revenue	$3,831	2,966	20,616	3,173
Operating income (loss)	$(9,340)	(10,737)	6,624	(7,707)
Net earnings (loss) attributable to Liberty Broadband Corporation Series A, Series B and Series C stockholders	$(22,241)	890,154	3,789	45,601
Basic earnings (loss) attributable to Liberty Broadband Corporation Series A, Series B and Series C stockholders per common share	$(0.22)	6.31	0.02	0.25
Diluted earnings (loss) attributable to Liberty Broadband Corporation Series A, Series B and Series C stockholders per common share	$(0.22)	6.28	0.02	0.25

LIBERTY BROADBAND CORPORATION

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2016, 2015 and 2014

(16) Quarterly Financial Information (Unaudited) (Continued)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	amounts in thousands
2015:
Revenue	$13,316	12,645	15,225	49,996
Operating income (loss)	$50,471	(3,414)	288	11,610
Net earnings (loss) attributable to Liberty Broadband Corporation Series A, Series B and Series C stockholders	$5,318	(7,809)	(19,295)	(28,401)
Basic earnings (loss) attributable to Liberty Broadband Corporation Series A, Series B and Series C stockholders per common share	$0.05	(0.08)	(0.19)	(0.28)
Diluted earnings (loss) attributable to Liberty Broadband Corporation Series A, Series B and Series C stockholders per common share	$0.05	(0.08)	(0.19)	(0.28)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
FTD Companies, Inc.
Downers Grove, Illinois

        We have audited the accompanying consolidated balance sheets of FTD Companies, Inc. and subsidiaries (the "Company") as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of FTD Companies, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 15, 2017

FTD COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$81,002	$57,892
Accounts receivable, net of allowances of $4,962 and $4,802 at December 31, 2016 and December 31, 2015, respectively	26,659	28,177
Inventories	24,996	25,611
Income taxes receivable	—	5,450
Prepaid expenses and other current assets	13,697	15,767

Total current assets	146,354	132,897
Property and equipment, net	57,559	64,753
Intangible assets, net	272,798	340,559
Goodwill	463,465	561,656
Other assets	22,138	21,863

Total assets	$962,314	$1,121,728

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$70,254	$82,448
Accrued liabilities	68,274	68,622
Accrued compensation	19,165	21,193
Deferred revenue	4,911	5,421
Income taxes payable	2,005	—
Current portion of long-term debt	20,000	20,000

Total current liabilities	184,609	197,684
Long-term debt	256,306	274,946
Deferred tax liabilities, net	85,932	112,769
Other liabilities	7,740	8,798

Total liabilities	534,587	594,197

Commitments and contingencies (Note 15)
Stockholders' equity:
Preferred stock, 5,000,000 shares, par value $0.0001, authorized; no shares issued and outstanding
Common stock, 60,000,000 shares, par value $0.0001, authorized; 29,731,189 and 29,427,365 shares issued at December 31, 2016 and December 31, 2015, respectively	3	3
Treasury stock, 2,430,897 and 1,830,897 shares at December 31, 2016 and December 31, 2015, respectively	(65,221)	(50,000)
Additional paid-in capital	694,773	678,558
Accumulated deficit	(150,191)	(67,000)
Accumulated other comprehensive loss	(51,637)	(34,030)

Total stockholders' equity	427,727	527,531

Total liabilities and stockholders' equity	$962,314	$1,121,728

The accompanying notes are an integral part of these consolidated financial statements.

FTD COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2016	2015	2014
Revenues:
Products	$984,957	$1,081,217	$501,107
Services	137,042	137,116	137,898

Total revenues	1,121,999	1,218,333	639,005
Operating expenses:
Cost of revenues—products	685,176	747,046	383,339
Cost of revenues—services	18,466	19,573	20,227
Sales and marketing	229,569	248,627	111,368
General and administrative	112,720	123,244	75,922
Amortization of intangible assets	61,050	61,481	11,769
Restructuring and other exit costs	11,758	6,065	220
Impairment of goodwill and intangible assets	84,000	85,000	—

Total operating expenses	1,202,739	1,291,036	602,845

Operating income/(loss)	(80,740)	(72,703)	36,160
Interest income	519	472	589
Interest expense	(9,714)	(9,715)	(6,063)
Other income, net	1,678	686	330

Income/(loss) before income taxes	(88,257)	(81,260)	31,016
Provision/(benefit) for income taxes	(5,066)	(1,118)	9,488

Net income/(loss)	$(83,191)	$(80,142)	$21,528

Earnings/(loss) per common share
Basic earnings/(loss) per share	$(3.03)	$(2.79)	$1.11

Diluted earnings/(loss) per share	$(3.03)	$(2.79)	$1.11

The accompanying notes are an integral part of these consolidated financial statements.

FTD COMPANIES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

(in thousands)

	Year Ended December 31,
	2016	2015	2014
Net income/(loss)	$(83,191)	$(80,142)	$21,528
Other comprehensive loss:
Foreign currency translation	(17,934)	(6,868)	(8,409)
Cash flow hedges:
Changes in net gains/(losses) on derivatives, net of tax of $196, $68, and $(341) for the years ended December 31, 2016, 2015, and 2014, respectively	327	109	(533)

Other comprehensive loss	(17,607)	(6,759)	(8,942)

Total comprehensive income/(loss)	$(100,798)	$(86,901)	$12,586

The accompanying notes are an integral part of these consolidated financial statements.

FTD COMPANIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(in thousands)

	Common Stock		Treasury Stock			Accumulated Other Comprehensive Loss
					Additional Paid-In Capital		Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2014	18,829	$2	—	$—	$304,870	$(18,329)	$(8,386)	$278,157
Net income	—	—	—	—	—	—	21,528	21,528
Other comprehensive loss	—	—	—	—	—	(8,942)	—	(8,942)
Stock-based compensation	—	—	—	—	7,351	—	—	7,351
Tax benefits from equity awards	—	—	—	—	468	—	—	468
Vesting of restricted stock units	132	—	—	—	—	—	—	—
Repurchases of common stock	—	—	—	—	(2,373)	—	—	(2,373)
Purchases from employee stock plans	29	—	—	—	754	—	—	754
Issuance of common stock in connection with acquisition of Provide Commerce, Inc.	10,203	1	—	—	355,268	—	—	355,269

Balance at December 31, 2014	29,193	$3	—	$—	$666,338	$(27,271)	$13,142	$652,212
Net loss	—	—	—	—	—	—	(80,142)	(80,142)
Other comprehensive loss	—	—	—	—	—	(6,759)	—	(6,759)
Stock-based compensation	—	—	—	—	12,912	—	—	12,912
Tax benefits from equity awards	—	—	—	—	269	—	—	269
Vesting of restricted stock units and related repurchases of common stock	162	—	—	—	(2,605)	—	—	(2,605)
Repurchases of common stock	—	—	(1,831)	(50,000)	—	—	—	(50,000)
Issuance of common stock through employee stock purchase plan	72	—	—	—	1,637	—	—	1,637
Exercise of stock options	—	—	—	—	7	—	—	7

Balance at December 31, 2015	29,427	$3	(1,831)	$(50,000)	$678,558	$(34,030)	$(67,000)	$527,531
Net loss	—	—	—	—	—	—	(83,191)	(83,191)
Other comprehensive loss	—	—	—	—	—	(17,607)	—	(17,607)
Stock-based compensation	—	—	—	—	16,985	—	—	16,985
Tax shortfalls from equity awards	—	—	—	—	(705)	—	—	(705)
Vesting of restricted stock units and related repurchases of common stock	196	—	—	—	(2,302)	—	—	(2,302)
Repurchases of common stock	—	—	(600)	(15,221)	—	—	—	(15,221)
Issuance of common stock through employee stock purchase plan	108	—	—	—	2,237	—	—	2,237

Balance at December 31, 2016	29,731	$3	(2,431)	$(65,221)	$694,773	$(51,637)	$(150,191)	$427,727

The accompanying notes are an integral part of these consolidated financial statements.

FTD COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net income/(loss)	$(83,191)	$(80,142)	$21,528
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	85,099	85,251	21,759
Impairment of goodwill and intangible assets	84,000	85,000	—
Stock-based compensation	16,985	12,912	7,351
Provision for doubtful accounts receivable	3,423	1,690	1,721
Accretion of discounts and amortization of deferred financing and debt issue costs	1,360	1,360	938
Impairment of fixed assets	723	1,282	—
Deferred taxes, net	(25,992)	(17,984)	(9,637)
Excess tax (benefits)/shortfalls from equity awards	705	(269)	(468)
Gains on life insurance	(1,583)	—	—
Other, net	133	45	185
Changes in operating assets and liabilities, net of acquisition related purchase accounting adjustments:
Accounts receivable	(2,371)	3,837	(2,212)
Inventories	461	701	(140)
Prepaid expenses and other assets	598	3,518	2,247
Accounts payable and accrued liabilities	(9,196)	1,825	2,739
Deferred revenue	(308)	(4,744)	1,181
Income taxes receivable or payable	6,741	(4,026)	269
Other liabilities	(638)	(7,931)	(77)

Net cash provided by operating activities	76,949	82,325	47,384

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	(9,935)	(106,616)
Purchases of property and equipment and intangible assets	(18,503)	(18,255)	(7,486)
Proceeds from life insurance	1,946	—	—

Net cash used for investing activities	(16,557)	(28,190)	(114,102)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	10,000	320,000
Payments on long-term debt	(20,000)	(50,000)	(200,000)
Payments for debt issue costs	—	—	(3,948)
Exercise of stock options and purchases from employee stock plans	2,237	1,644	754
Repurchases of common stock	(17,523)	(52,605)	(2,373)
Excess tax benefits/(shortfalls) from equity awards	(705)	269	468

Net cash provided by/(used for) financing activities	(35,991)	(90,692)	114,901

Effect of foreign currency exchange rate changes on cash and cash equivalents	(1,291)	(1,146)	(750)

Change in cash and cash equivalents	23,110	(37,703)	47,433
Cash and cash equivalents, beginning of period	57,892	95,595	48,162

Cash and cash equivalents, end of period	$81,002	$57,892	$95,595

The accompanying notes are an integral part of these consolidated financial statements.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS

Description of Business

        FTD Companies, Inc. (together with its subsidiaries, "FTD" or the "Company"), is a premier floral and gifting company with a vision to be the leading and most trusted floral and gifting company in the world. Our mission is to inspire, support, and delight our customers when expressing life's most important sentiments. We provide floral, specialty foods, gift and related products and services to consumers, retail florists, and other retail locations and companies in need of floral and gifting solutions. Our business uses the highly recognized FTD® and Interflora® brands, both supported by the iconic Mercury Man® logo. While we operate primarily in the United States ("U.S."), Canada, the United Kingdom ("U.K."), and the Republic of Ireland, we have worldwide presence as our Mercury Man logo is displayed in approximately 35,000 floral shops in nearly 150 countries. Our diversified portfolio of brands also includes ProFlowers®, ProPlants®, Shari's Berries®, Personal Creations®, RedEnvelope®, Flying Flowers®, Flowers Direct®, Ink Cards™, Postagram™, and Gifts.com™. While floral arrangements and plants are our primary offerings, we also market and sell gift items, including gourmet-dipped berries and other specialty foods, personalized gifts, premium fresh fruit baskets, gift baskets, wine and champagne, jewelry, and spa products.

        The principal operating subsidiaries of FTD Companies, Inc. are Florists' Transworld Delivery, Inc., FTD.COM Inc. ("FTD.COM"), Interflora British Unit ("Interflora"), and Provide Commerce, Inc. ("Provide Commerce"). The operations of the Company include those of its subsidiary, Interflora, Inc., of which one-third is owned by a third party. The Company's corporate headquarters is located in Downers Grove, Illinois. The Company also maintains offices in San Diego and San Francisco, California; Woodridge, Illinois; Centerbrook, Connecticut; Sleaford, England; Quebec, Canada; and Hyderabad, India; and distribution centers in various locations throughout the U.S.

Separation from United Online

        Prior to November 1, 2013, FTD was a wholly owned subsidiary of United Online, Inc. ("United Online"). On November 1, 2013, United Online separated into two independent, publicly traded companies: FTD Companies, Inc. and United Online, Inc. (the "Separation"). The Separation was consummated through a tax free dividend involving the distribution of all shares of FTD common stock to United Online's stockholders. Following completion of the Separation, FTD Companies, Inc. became an independent, publicly traded company on the NASDAQ Global Select Market under the symbol "FTD".

Acquisition of Provide Commerce, Inc.

        On December 31, 2014, the Company acquired from a wholly owned subsidiary of Liberty Interactive Corporation ("Liberty") all of the issued and outstanding shares of common stock of Provide Commerce, an indirect wholly owned subsidiary of Liberty, for a purchase price consisting of (i) cash consideration of $106.6 million, excluding acquired cash on hand of $38.1 million and a post-closing working capital adjustment of $9.9 million, and (ii) 10.2 million shares of FTD common stock (the "Acquisition"). These shares represented approximately 35% of the issued and outstanding shares of FTD common stock at the close of the Acquisition. In April 2015, FTD made a payment to Liberty in full satisfaction of the post-closing working capital adjustment. Upon the closing of the

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Acquisition, Provide Commerce became an indirect wholly owned subsidiary of FTD, see Note 2—"Acquisition".

Basis of Presentation

        The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). All intercompany accounts and transactions have been eliminated in consolidation.

        The preparation of financial statements in accordance with GAAP requires management to make accounting policy elections, estimates and assumptions that affect a number of reported amounts and related disclosures in the consolidated financial statements. Management bases its estimates on historical experience and assumptions that it believes are reasonable. Actual results could differ from those estimates and assumptions.

Accounting Policies

Cash and Cash Equivalents

        The Company considers cash equivalents to be only those investments which are highly liquid, readily convertible to cash and which have a maturity date within three months from the date of purchase. At December 31, 2016 and 2015, the Company's cash and cash equivalents were maintained primarily with major U.S. and U.K. financial institutions and brokerage firms. Deposits with these institutions are generally in excess of the amount insured by the respective government on such deposits.

Accounts Receivable, including Financing Receivables

        The Company's accounts receivable are derived primarily from revenues earned from floral network members located in the U.S. and the U.K. The Company extends credit based upon an evaluation of the customer's financial condition and, generally, collateral is not required. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectability of accounts receivable and, to date, such losses have been within management's expectations.

        The Company evaluates specific accounts receivable where information exists that the customer may have an inability to meet its financial obligations. In these cases, based on reasonably available facts and circumstances, a specific allowance is recorded for that customer against amounts due to reduce the receivable to the amount the Company believes is probable of collection. These specific allowances are re-evaluated and adjusted as additional information is received that impacts the amount of the allowance. Also, an allowance is established for all customers based on the aging of the receivables. If circumstances change (i.e., higher or lower than expected delinquencies or an unexpected material adverse change in a customer's ability to meet its financial obligations), the estimates of the recoverability of amounts due to the Company are adjusted. The Company aggressively pursues collection of past due receivables through a number of avenues prior to writing off receivables. Past due receivables are those that remain outstanding beyond the payment due date.

        The Company has financing receivables related to equipment sales to floral network members. The Company records all financing receivables at fair value and amortizes such receivables to stated value.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

The current and noncurrent portions of financing receivables are included in accounts receivable and other assets, respectively, in the consolidated balance sheets. The Company recognizes interest income as earned. The Company assesses credit quality indicators based on whether financing receivables are current or past due. Financing receivables are placed on nonaccrual status, with interest no longer accruing, when a floral network member ceases to be a member, either due to the member terminating its membership or due to the Company terminating such member's membership, generally as a result of delinquent payments or violations of FTD's network standards. The Company would not expect to resume the accrual of interest income unless a member who had terminated its membership chooses to be reinstated as a member at a later date and agrees to a plan to pay its balance, if any, that remains outstanding. The Company assesses financing receivables individually for balances due from current floral network members and collectively for balances due from terminated floral network members. A financing receivable is considered to be impaired when the Company determines that it is probable that it will not be able to collect amounts due under the contractual terms. The Company does not record interest income for impaired receivables. If cash is received, the receivable balance is reduced and related credit allowance adjusted accordingly. Fair value approximates the carrying amount of financing receivables because such receivables are discounted at a rate comparable to market rates for similar receivables.

Inventory

        The Company's inventories, which consist primarily of products held for sale, are stated at the lower of cost or market value. Inventory is valued using the first-in, first-out or weighted-average cost method. The Company regularly assesses the valuation of inventory and reviews inventory quantities on hand and, if necessary, writes down excess and obsolete inventory based primarily on the age of the inventory and forecasts of product demand, as well as markdowns for the excess of cost over the amount the Company expects to realize from the sale of certain inventory. As of December 31, 2016 and 2015, inventory reserves were approximately 7% and 5%, respectively, of the inventory balance.

Property and Equipment

        Property and equipment are stated at historical cost or fair value at the acquisition date less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally three years for computer software and computer equipment, five years for furniture and fixtures, ten years for equipment, and forty years for buildings. Building improvements are depreciated using the straight-line method over the shorter of the remaining building life or the life of the building improvement. Leasehold improvements, which are included in furniture and fixtures, are amortized using the straight-line method over the shorter of the lease term or ten years. Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation or amortization is removed from the Company's consolidated financial statements with the resulting gain or loss reflected in the Company's consolidated statements of operations. Repairs and maintenance costs are expensed as incurred.

Derivative Instruments

        The Company applies the provisions of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 815, Derivatives and Hedging. The Company maintains

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

interest rate cap instruments to reduce its interest rate risk associated with future cash interest payments on a portion of its outstanding borrowings under the Credit Agreement (as defined below). In addition, at times the Company enters into forward foreign currency exchange contracts to reduce the risk that its net investments in foreign subsidiaries, cash flows and earnings will be adversely affected by foreign currency exchange rate fluctuations. The Company records derivative instruments at fair value in other current assets, other assets or accrued liabilities in the consolidated balance sheets. The Company records changes in the fair value (i.e., gains or losses) of derivative instruments as interest expense or other expense, net, in the consolidated statements of operations or in accumulated other comprehensive loss in the consolidated balance sheets. Neither the interest rate caps nor the forward foreign currency exchange contracts contain any credit risk related contingent features. The Company's hedging program is not designed for trading or speculative purposes.

        Cash Flow Hedges—The Company's interest rate cap instruments are designated as cash flow hedges against expected future cash flows attributable to future interest payments on a portion of its outstanding borrowings under the Credit Agreement. The Company initially reports the gains or losses related to the effective portion of the hedges as a component of accumulated other comprehensive loss in the consolidated balance sheets and subsequently reclassifies the interest rate caps' gains or losses to interest expense when the hedged expenses are recorded. The Company includes the change in the time value of the interest rate caps in its assessment of their hedge effectiveness. The Company presents the cash flows from cash flow hedges in the same category in the consolidated statements of cash flows as the category for the cash flows from the hedged items.

        For additional information related to derivative instruments, see Note 8—"Derivative Instruments."

Fair Value Measurements

        ASC 820, Fair Value Measurements and Disclosures ("ASC 820"), establishes a three-tiered hierarchy that draws a distinction between market participant assumptions based on (i) quoted prices (unadjusted) in active markets for identical assets and liabilities (Level 1); (ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2); and (iii) unobservable inputs that require the Company to use present value and other valuation techniques in the determination of fair value (Level 3). In accordance with ASC 820, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when developing fair value measurements. When available, the Company uses quoted market prices to measure fair value. If market prices are not available, fair value measurement is based upon models that use primarily market-based or independently-sourced market parameters. If market observable inputs for model-based valuation techniques are not available, the Company will be required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument. Fair values of cash and cash equivalents, short-term accounts receivable, accounts payable, accrued liabilities, and short-term borrowings approximate their carrying amounts because of their short-term nature. Derivative instruments are recognized in the consolidated balance sheets at their fair values. The fair values for the interest rate caps are calculated using an option pricing model based on available forward yield curves for caplets with the same characteristics adjusted for the counterparty risk of nonperformance based on the credit spread derived from the applicable five-year default swap rates. The fair values of the forward foreign currency exchange contracts are calculated based on

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

quoted market prices of similar instruments adjusted for counterparty risk of nonperformance. The key assumptions used in calculating the fair value of these derivative instruments are the forward rates, discount rate and implied volatility. Long-term debt is carried at amortized cost. However, the Company is required to estimate the fair value of long-term debt under ASC 825, Financial Instruments, based on the discounted cash flow method. The Company estimates the fair value of its long-term debt using Level 2 inputs based on quoted prices of comparable risk bonds using market prices and expected future interest rates based on quoted market rates from the U.S. dollar-denominated interest rate swap curve.

Acquisitions

        The Company allocates the purchase price of acquired businesses to the assets acquired and liabilities assumed in the transaction at their estimated fair values. The estimates used to determine the fair value of long-lived assets, such as intangible assets, can be complex and require significant judgments. The Company uses information available to it to make fair value determinations and engages independent valuation specialists, when necessary, to assist in the fair value determination of significant acquired long-lived assets. While the Company uses its best estimates and assumptions as a part of the purchase price allocation process, such estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company's consolidated statements of operations. The Company is also required to estimate the useful lives of intangible assets to determine the amount of acquisition-related intangible asset amortization expense to record in future periods. The Company periodically reviews the estimated useful lives assigned to its intangible assets to determine whether such estimated useful lives continue to be appropriate.

Goodwill and Indefinite-Lived Intangible Assets

        Goodwill is tested for impairment at the reporting unit level. A reporting unit is a business or a group of businesses for which discrete financial information is available and is regularly reviewed by management. An operating segment is made up of one or more reporting units. Until the Acquisition, the Company reported its business operations in three operating and reportable segments: Consumer, Florist, and International. As a result of the Acquisition, the Company's operating and reportable segments changed to include a fourth segment, Provide Commerce. Each of the Consumer, Florist, and International segments is a reporting unit. The Provide Commerce segment is comprised of two reporting units, ProFlowers/Gourmet Foods and Personal Creations. ProFlowers and Gourmet Foods businesses have similar margins and share operations and business team structure, among other similarities. Therefore these businesses meet the aggregation criteria, and as such, we have aggregated these two businesses into one reporting unit. The Company performed its annual goodwill assessment for these five reporting units. The Company elected to perform the two-step quantitative impairment test.

        Goodwill represents the excess of the purchase price of an acquired entity over the fair value of the net tangible and intangible assets acquired and liabilities assumed. Indefinite-lived intangible assets

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

acquired in a business combination are initially recorded at management's estimate of their fair value. The Company accounts for goodwill and indefinite-lived intangible assets in accordance with ASC 350, Intangibles, Goodwill and Other. Goodwill and indefinite-lived intangible assets are not subject to amortization but are reviewed for impairment in the fourth quarter of each year, or more frequently if events or circumstances change that would indicate it is more likely than not that the goodwill and/or indefinite-lived intangible assets might be impaired. Testing goodwill and indefinite-lived intangible assets for impairment involves comparing the fair value of the reporting unit or intangible asset to its carrying value. If the carrying amount of a reporting unit exceeds its fair value, the Company compares the fair value of the net assets of the reporting unit excluding goodwill to the net assets including goodwill. If the carrying amount of the goodwill or intangible asset exceeds its implied fair value, an impairment loss is recognized in an amount equal to the excess.

        In calculating the fair value of the reporting units, the Company used a combination of the market approach and the income approach valuation methodologies. The income approach was used primarily, as the Company believes that a discounted cash flow approach is the most reliable indicator of the fair values of the businesses. Under the market approach the Company used the guideline company method, which focuses on comparing the risk profile and growth prospects to select reasonably similar companies based on business description, revenue size, markets served and profitability. The key assumptions used in the income approach discounted cash flow valuation model included discount rates, growth rates, cash flow projections, and terminal growth rates. The discount rate utilized is indicative of the return an investor would expect to receive for investing in a similar business. Considering industry and company specific historical data and internal forecasts and projections, management developed growth rates and cash flow projections for each reporting unit. In determining the terminal growth rates, the Company considered GDP growth, consumer price inflation and the long term growth prospects of each reporting unit. The discount rate, growth rates, royalty rates, cash flow projections and terminal growth rates are also significant estimates used in the determination of the fair value of the indefinite-lived intangible assets.

Finite-Lived Intangible Assets and Other Long-Lived Assets

        The Company accounts for finite-lived intangible assets and other long-lived assets in accordance with ASC 360, Property, Plant and Equipment. Intangible assets acquired in a business combination are initially recorded at management's estimate of their fair values. The Company evaluates the recoverability of identifiable intangible assets and other long-lived assets, other than indefinite-lived intangible assets, for impairment when events occur or circumstances change that would indicate that the carrying amount of an asset may not be recoverable. Events or circumstances that may indicate that an asset is impaired include, but are not limited to, significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future operating results, a change in the extent or manner in which an asset is used, shifts in technology, significant negative industry or economic trends, changes in the Company's operating model or strategy, and competitive forces. In determining if an impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If an impairment is indicated based on a comparison of the assets' carrying amounts and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amounts of the assets exceed the respective fair values of the assets. Finite-lived intangible assets are amortized on a straight-line basis over their

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

estimated useful lives, ranging from two to fifteen years. The Company's identifiable intangible assets were acquired primarily in connection with business combinations.

Revenue Recognition

        The Company applies the provisions of ASC 605, Revenue Recognition ("ASC 605"). The Company recognizes revenues when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered and no significant Company obligations remain, the fee is fixed or determinable, and collectability is reasonably assured. Revenues exclude sales taxes.

        Products revenues, less discounts and refunds, and the related cost of revenues are recognized when products are delivered to the customers. Shipping and service fees charged to customers are recognized at the time the related products revenues are recognized and are included in products revenues. Shipping and delivery costs are included in cost of revenues. The Company generally recognizes revenues for sales to consumers on a gross basis because the Company bears the risks and rewards associated with the revenue-generating activities by (i) acting as a principal in the transaction; (ii) establishing prices; (iii) being responsible for fulfillment of the order by the floral network members, third-party suppliers; (iv) taking the risk of loss for collection, delivery and returns; and (v) marketing the products and services.

        The Company also sells point-of-sale systems and related technology services to its floral network members and recognizes revenue in accordance with ASC 605 and ASC 985, Software. The Company recognizes revenues on hardware which is sold without software at the time of delivery. For hardware sales that include software, revenues are recognized when delivery, installation and customer acceptance have all occurred.

        Services revenues related to orders sent through the floral network are variable based on either the number of orders or on the value of orders and are recognized in the period in which the orders are delivered. Membership and other subscription-based fees are recognized monthly as earned, on a month-to-month basis.

        Probability of collection is assessed based on a number of factors, including past transaction history with the customer and the creditworthiness of the customer. If it is determined that collectability is not reasonably assured, revenues are not recognized until collectability becomes reasonably assured.

Cost of Revenues

        Cost of revenues primarily include product costs; shipping and delivery costs; costs associated with taking orders; printing and postage costs; systems installation, training and support costs; telecommunications and data center costs; depreciation of network computers and equipment; license fees; costs related to customer billing and billing support for the Company's floral network members; fees associated with the storage and processing of customer credit cards and associated bank fees; and personnel and overhead-related costs associated with operating the Company's networks.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Sales and Marketing

        Sales and marketing expenses include expenses associated with promoting the Company's brands, products and services. Such expenses include advertising and promotion expenses; fees paid to online and other corporate partners and to floral network members related to order volume sent through the Company's floral network; and personnel and overhead-related expenses for marketing, merchandising, customer service and sales personnel. In addition, sales and marketing expenditures also include branding and customer acquisition campaigns consisting of television, internet, radio, public relations, sponsorships, print and outdoor advertising, and retail and other performance-based distribution relationships. Marketing and advertising costs to promote the Company's brands, products and services are expensed in the period incurred. Advertising expenses include media, agency and promotion expenses. Media production costs are expensed the first time the advertisement is run. Media and agency costs are expensed over the period the advertising runs. Advertising and promotion expenses for the years ended December 31, 2016, 2015, and 2014, were $173.7 million, $188.5 million, and $69.5 million, respectively. At December 31, 2016, and 2015, $1.8 million and $2.8 million, respectively, of prepaid advertising and promotion expenses were included in other current assets in the consolidated balance sheets.

Software Development Costs

        The Company accounts for costs incurred to develop software for internal-use in accordance with ASC 350, which requires such costs be capitalized and amortized over the estimated useful life of the software. Such capitalized costs include external direct costs incurred in developing or obtaining the applications and payroll and payroll related expenses for employees who are directly associated with developing the applications. Capitalization of such costs begins when the preliminary project stage is complete and ceases at the point in which the project is substantially complete and ready for its intended purpose. The Company capitalized costs associated with internal-use software totaling $10.7 million and $8.6 million in the years ended December 31, 2016 and 2015, respectively, which are being depreciated on a straight-line basis over each project's estimated useful life, which is generally three to five years. The fair value of capitalized internal use software valued in connection with the Acquisition is also included in the complete technology category within intangible assets, net, in the consolidated balance sheets and is being amortized on a straight line basis over the estimated useful life of five years. All other capitalized internal use software is included in the computer software category within property and equipment, net, in the consolidated balance sheets.

Software to be Sold, Leased, or Marketed

        The Company follows the provisions of ASC 985 Software, which requires that all costs relating to the purchase or internal development and production of computer software products to be sold, leased or otherwise marketed be expensed in the period incurred unless the requirements for technological feasibility have been established. The Company capitalizes all eligible computer software costs incurred once technological feasibility is established. The Company amortizes these costs using the straight-line method over a period of three to five years. At December 31, 2016 and 2015, the carrying amount of capitalized computer software costs related to the purchase or internal development and production of computer software to be sold, leased or otherwise marketed was $0.9 million and $0.7 million, respectively, and is included within property and equipment, net, in the consolidated balance sheets.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

During the years ended December 31, 2016, 2015, and 2014, the Company amortized and recognized associated depreciation expense of $0.4 million, $0.3 million, and $0.4 million, respectively, related to these capitalized computer software costs.

General and Administrative

        General and administrative expenses include personnel-related expenses for executive, finance, legal, human resources, technology, facilities, and internal audit. In addition, general and administrative expenses include, among other costs, maintenance of existing software, technology and websites; development of new or improved software technology; professional fees for legal, accounting, and financial services; insurance; occupancy and other overhead-related costs; non-income taxes; bad debt expense; reserves or expenses related to litigation, investigations, or similar matters; and gains and losses on sales of assets. General and administrative expenses also include expenses resulting from actual or potential transactions such as acquisitions, spin-offs, financing transactions, and other strategic transactions.

Restructuring and Other Exit Costs

        Restructuring and other exit costs consist of costs associated with the realignment and reorganization of the Company's operations and other employee termination events. Restructuring and other exit costs include employee termination costs, facility closure and relocation costs, impairments of fixed assets related to restructuring actions, and contract termination costs. The timing of associated cash payments is dependent upon the type of exit cost and can extend over a 12-month period. The Company records restructuring and other exit costs liabilities in accrued liabilities or other liabilities in the consolidated balance sheets.

Stock-Based Compensation

        The Company's employees and non-employee directors are generally eligible to participate in the Company's stock-based compensation plans. Under these plans, certain employees and non-employee directors of the Company received grants of restricted stock units ("RSUs") and stock options for FTD common stock. For additional information related to equity awards, see Note 11—"Incentive Compensation Plans."

        Stock-based compensation expense is recognized on a straight-line basis over the vesting period of the award. The fair value of RSUs is based on the closing stock price on the date of grant. The fair value of stock options is determined using the Black-Scholes option-pricing model, which utilizes various assumptions including expected volatility and expected term. For awards issued by the Company, the simplified method was used to determine the term and the forfeiture rates were based on historical trends for the Company's employees. Volatility is determined based on a combination of the Company's and United Online's historical volatility as the Company represented a significant portion of consolidated United Online prior to the Separation and the Company does not yet have sufficient history to base the assumption on solely its historical volatility.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Comprehensive Income/(Loss)

        The Company follows the provisions of ASC 220, Comprehensive Income, which establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. For the Company, comprehensive income/(loss) primarily consists of its reported net income, changes in unrealized gains or losses on derivatives, net of tax, and foreign currency translation.

Foreign Currency Translation

        The Company accounts for foreign currency translation in accordance with ASC 830, Foreign Currency Matters. The functional currency of each of the Company's international subsidiaries is its respective local currency, with the exception of India for which it is the U.S. dollar. The financial statements of these subsidiaries are translated to U.S. Dollars using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues and expenses. Translation gains and losses are recorded in accumulated other comprehensive loss as a component of equity in the consolidated balance sheets.

Income Taxes

        The Company applies the provisions of ASC 740, Income Taxes ("ASC 740"), and computes the provision for income taxes on a separate return basis. Under ASC 740, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more-likely-than-not to be realized. In evaluating the Company's ability to recover its deferred tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction by jurisdiction basis. In accordance with ASC 740, the Company recognizes, in its consolidated financial statements, the impact of the Company's tax positions that are more-likely-than-not to be sustained upon examination based on the technical merits of the positions. The Company recognizes interest and penalties for uncertain tax positions in income tax expense.

Earnings Per Share

        The Company computes earnings per share in accordance with ASC 260, Earnings Per Share ("ASC 260"). ASC 260 provides that unvested share-based payment awards that contain non-forfeitable rights to dividends are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The two-class method of computing earnings per share is an earnings allocation formula that determines earnings per share for common stock and any participating securities according to dividends declared (whether paid or unpaid) and participation rights in undistributed earnings. Certain of the Company's RSUs are considered participating securities because they contain non-forfeitable rights to dividends irrespective of whether dividends are actually declared or paid or the awards ultimately vest.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Legal Contingencies

        The Company is currently involved in certain legal proceedings and investigations. The Company records a liability when it believes that it is both probable that a loss has been incurred, and the amount of loss can be reasonably estimated. The Company evaluates at least quarterly, developments in its legal matters that could affect the assessment of the probability of loss or the amount of liability, and makes adjustments as appropriate. Significant judgment is required to determine both probability and the estimated amount. The Company may be unable to estimate a possible loss or range of possible loss due to various reasons, including, among others: (i) if the damages sought are indeterminate, (ii) if the proceedings are in early stages, (iii) if there is uncertainty as to the outcome of pending appeals, motions or settlements, (iv) if there are significant factual issues to be determined or resolved, and (v) if there are novel or unsettled legal theories presented. In such instances, there is considerable uncertainty regarding the ultimate resolution of such matters, including a possible eventual loss, if any. The Company continually assesses the potential liability related to such pending matters.

Operating Leases

        The Company leases space for warehouses, call center facilities, office space, distribution facilities, technology development and support, and data centers, and leases certain vehicles and office equipment under operating lease agreements with original lease periods of up to thirteen years. Certain of the lease agreements contain rent holidays and rent escalation provisions. Rent holidays and rent escalation provisions are considered in determining straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the leased property for purposes of recognizing lease expense on a straight-line basis over the term of the lease.

Recent Accounting Pronouncements

Recently Adopted Accounting Standards

        Accounting Standards Update ("ASU") 2015-03, Interest-Imputation of Interest, became effective as of January 1, 2016. This update requires that debt issuance costs related to a debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, also became effective as of January 1, 2016. This update clarifies that an entity may elect to present debt issuance costs related to a line-of-credit arrangement as an asset, regardless of whether or not there are any outstanding borrowings on the line-of-credit arrangement. The Company elected to present all debt issuance costs, including those associated with the Company's revolving credit facility, consistently as a direct deduction from the carrying amount of the liability. The Company adopted the provisions of ASU 2015-03 effective January 1, 2016 and retrospectively applied the ASU to all periods presented, as required by the update. This resulted in a reclassification which reduced both other assets and the related outstanding debt by $5.1 million at December 31, 2015.

        In March 2016, the Financial Accounting Standards Board ("FASB") issued ASU 2016-04, Liabilities-Extinguishment of Liabilities-Recognition of Breakage for Certain Prepaid Stored-Value Products. The amendments in this ASU specify how a company should derecognize amounts related to expected breakage of prepaid store-value products. Breakage should be recognized in proportion to the pattern of rights expected to be exercised by the product holder to the extent that it is probable a significant

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

reversal of the recognized breakage amount will not subsequently occur. The new standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017, with early adoption permitted, and is to be applied retrospectively or using a modified retrospective approach. The Company's accounting for breakage already follows the guidance in this ASU. Therefore, the Company considered this ASU to have been adopted upon issuance.

Recently Issued Accounting Standards

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers: Topic 606 and issued subsequent amendments to the initial guidance in August 2015, March 2016, April 2016, May 2016, and December 2016 within ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12, and ASU 2016-20, respectively (collectively, "Topic 606"). Topic 606 supersedes nearly all existing revenue recognition guidance under GAAP. The core principle of Topic 606 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. In addition, new and enhanced disclosures will be required. The guidance under this topic was deferred by ASU 2015-14 and is now effective for fiscal years and interim periods beginning on or after December 15, 2017, with early adoption permitted as of the original effective date for periods beginning after December 15, 2016. The Company plans to adopt Topic 606 in the first quarter of 2018, either on a full retrospective basis for each prior reporting period presented or on a modified retrospective basis with the cumulative effect of initially applying the new guidance recognized at the date of initial application. Preliminarily, the Company does not believe there will be a material impact to its consolidated financial statements upon adoption. The Company is continuing to evaluate the impacts of its pending adoption of Topic 606, and its preliminary assessments are subject to change.

        In July 2015, FASB issued ASU No. 2015-11, Inventory—Simplifying the Measurement of Inventory. This update changes the measurement principle for inventory from the lower of cost or market to the lower of cost and net realizable value. The ASU defines net realizable value as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The update does not apply to inventory that is measured using last-in, first-out (LIFO) or the retail inventory method. The update applies to all other inventory, which includes inventory that is measured using first-in, first-out (FIFO) or average cost methods. The amendments in this ASU will be effective for the Company for fiscal years, and the interim periods within those years, beginning after December 15, 2016. The amendments must be applied prospectively and early adoption is permitted. The Company does not expect this update to have a significant impact on our consolidated financial statements.

        In January 2016, FASB issued ASU No. 2016-01, Financial Instruments—Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The updated guidance enhances the reporting model for financial instruments, which includes amendments to address aspects of recognition, measurement, presentation and disclosure. The amendments in this ASU will be effective for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2017. The amendments must be applied prospectively and early adoption is permitted for certain measurement enhancements within this amendment, early adoption is not permitted for other aspects updated in this amendment. The Company is currently assessing the impact of this update on its consolidated financial statements.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

        In February 2016, FASB issued ASU No. 2016-02, Leases. This update requires the recognition of certain lease assets and lease liabilities on the balance sheet as well as the disclosure of key information about leasing arrangements. The amendments in this ASU require the recognition and measurement of leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients which may be elected by the Company. The amendments in this ASU will be effective for the Company for fiscal years, and the interim periods within those years, beginning after December 15, 2018, and early adoption is permitted. The Company is currently assessing the impact of this update on its consolidated financial statements.

        In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation. The amendments in this ASU simplify several aspects of the accounting for stock-based compensation, including the income tax consequences, the accounting for forfeitures, classification of awards as either equity or liabilities, and the classification on the statement of cash flows. The Company will adopt the guidance in the first quarter of 2017. The primary impact to the Company of adoption will be the recognition of excess tax benefits (shortfalls) within the provision for income taxes rather than within additional-paid-in-capital. The Company will adopt this provision on a prospective basis. Adoption of this update could increase the Company's reported income taxes and reduce cash flows from operating activities depending on the difference between the future price of the Company's common stock and the grant or exercise price at vesting or exercise dates.

        In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses. This update seeks to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments, including trade receivables, and other commitments to extend credit held by a reporting entity at each reporting date. The amendments require an entity to replace the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects current expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The amendments will be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which guidance is effective, which is a modified-retrospective approach. The Company is currently assessing the impact of this update on its consolidated financial statements.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Clarification of Certain Cash Receipts and Cash Payments. This update was issued to address the diversity in practice related to the classification of certain cash receipts and payments in the statement of cash flows by adding or clarifying guidance on eight specific cash flow issues. The amendments in this ASU will be effective for the Company for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. The amendments should be applied retrospectively to all periods presented, unless deemed impracticable, in which case, prospective application is permitted. The Company is currently assessing the impact of this update on its consolidated financial statements.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the new guidance, an entity will recognize an impairment charge for the amount by which the carrying value exceeds the fair value. This standard is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company expects the adoption of ASU 2017-04 to reduce the complexity surrounding the evaluation of our goodwill for impairment. While the Company is still assessing the impact of ASU 2017-04, it does not believe that the adoption of this guidance will have a material impact on its consolidated financial statements.

2. ACQUISITION

Acquisition of Provide Commerce

        On December 31, 2014, the Company acquired all of the issued and outstanding shares of common stock of Provide Commerce from Liberty. Provide Commerce's portfolio of brands primarily includes ProFlowers and ProPlants for fresh-cut flowers, floral arrangements, and plants; Shari's Berries for gourmet-dipped berries and other specialty foods; Personal Creations for personalized gifts; and Ink Cards and Postagram for mobile gifting applications. The Acquisition expanded the breadth of the Company's brand by combining two complementary businesses to offer customers a greater variety of floral and gifting products and an enhanced shopping experience.

        The purchase price consisted of (i) cash consideration of $106.6 million, excluding acquired cash on hand of $38.1 million, and a post-closing working capital adjustment of $9.9 million, and (ii) 10.2 million shares of FTD common stock. These shares represented approximately 35% of the issued and outstanding shares of FTD common stock at the close of the Acquisition. The FTD common stock was valued at $34.82 per share, the closing price on December 31, 2014, the date of the Acquisition, for purposes of determining the purchase price. In April 2015, FTD made a payment to Liberty in full satisfaction of the post-closing working capital adjustment. The purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on management's estimates of their respective fair values as of the closing date of the Acquisition. The Company believes that the fair values assigned to the assets acquired and the liabilities assumed were based on reasonable assumptions.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. ACQUISITION (Continued)

        The following table summarizes the fair value of the assets acquired and liabilities assumed (in thousands):

Fair Value
Net liabilities assumed:
Cash	$38,081
Accounts receivable	8,300
Inventories	17,821
Prepaid expenses	11,550
Other assets	14,918
Property and equipment	42,212
Accounts payable and accrued liabilities	(82,174)
Deferred tax liabilities, net	(90,766)
Other liabilities	(13,342)

Total net liabilities assumed	(53,400)

Intangible assets acquired:
Trademarks and trade names	119,400
Customer contracts and relationships	91,100
Complete technology	36,300

Total intangible assets acquired	246,800

Goodwill	316,501

Total purchase price	$509,901

        The acquired intangibles are being amortized on a straight-line basis over their estimated useful lives, which range from two to fifteen years. The goodwill acquired in the Acquisition is not deductible for federal tax purposes.

        As the Acquisition was completed on December 31, 2014, no results of operations of Provide Commerce were included in the consolidated statement of operations of the Company for the year ended December 31, 2014. The Company's consolidated balance sheet at December 31, 2014 included the assets acquired and liabilities assumed in the Acquisition.

3. SEGMENT INFORMATION

        Prior to the Acquisition, the Company reported its business operations in three reportable segments: Consumer, Florist, and International. As a result of the Acquisition, the Company began reporting its business in four reportable segments: Consumer, Florist, International, and Provide Commerce. As the Acquisition was completed on December 31, 2014, no results of operations of Provide Commerce were included in the Company's consolidated statement of operations for the year ended December 31, 2014.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SEGMENT INFORMATION (Continued)

        The Company follows the reporting requirements of ASC 280, Segment Reporting. Management measures and reviews the Company's operating results by segment in accordance with the "management approach" defined in ASC 280. The reportable segments identified below were the segments of the Company, for which separate financial information was available and for which segment results were regularly reviewed by the Company's chief operating decision maker ("CODM") to make decisions about the allocation of resources and to assess performance. The CODM uses segment operating income to evaluate the performance of the business segments and make decisions about allocating resources among segments. Segment operating income is operating income excluding depreciation, amortization, litigation and dispute settlement charges or gains, transaction-related costs, restructuring and other exit costs, and impairment of goodwill and intangible assets. Stock-based compensation and general corporate expenses are not allocated to the segments. Segment operating income is prior to intersegment eliminations and excludes other expense, net.

        Below is a reconciliation of segment revenues to consolidated revenues (in thousands):

	Year Ended December 31,
	2016	2015	2014
Products revenues:
Consumer	$291,275	$321,413	$318,343
Provide Commerce	529,733	583,326	—
Florist	48,952	49,605	46,397
International	133,249	145,679	154,428

Segment products revenues	$1,003,209	$1,100,023	$519,168

Services revenues:
Florist	$117,929	$116,177	$116,155
International	19,451	21,237	22,073

Segment services revenues	$137,380	$137,414	$138,228
Intersegment eliminations	(18,590)	(19,104)	(18,391)

Consolidated revenues	$1,121,999	$1,218,333	$639,005

        Intersegment revenues represent amounts charged from one segment to the other for services provided based on order volume at a set rate per order. Intersegment revenues by segment were as follows (in thousands):

	Year Ended December 31,
	2016	2015	2014
Intersegment revenues:
Consumer	$(16,155)	$(17,561)	$(18,061)
Provide Commerce	(2,097)	(1,245)	—
Florist	(338)	(298)	(330)

Total intersegment revenues	$(18,590)	$(19,104)	$(18,391)

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SEGMENT INFORMATION (Continued)

        The Provide Commerce segment is comprised of the ProFlowers, Gourmet Foods, and Personal Creations business units. The revenues for the business units were as follows:

	Year Ended December 31,
	2016	2015
Provide Commerce revenues:
ProFlowers	$284,360	$342,805
Gourmet Foods	135,796	138,747
Personal Creations	109,577	101,774

Total Provide Commerce revenues	$529,733	$583,326

        Geographic revenues from sales to external customers were as follows for the periods presented (in thousands):

	Year Ended December 31,
	2016	2015	2014
U.S.	$969,299	$1,051,417	$462,504
U.K.	152,700	166,916	176,501

Consolidated revenues	$1,121,999	$1,218,333	$639,005

        Below is a reconciliation of segment operating income to consolidated operating income and income before income taxes (in thousands):

	Year Ended December 31,
	2016	2015	2014
Segment Operating income(a)
Consumer	$30,210	$36,804	$31,310
Provide Commerce	40,514	41,802	—
Florist	48,406	47,162	47,077
International	19,128	18,380	18,544

Total segment operating income	138,258	144,148	96,931
Unallocated expenses(b)	(49,899)	(46,600)	(39,012)
Impairment of goodwill and intangible assets	(84,000)	(85,000)	—
Depreciation expense and amortization of intangible assets	(85,099)	(85,251)	(21,759)

Operating income/(loss)	(80,740)	(72,703)	36,160
Interest expense, net	(9,195)	(9,243)	(5,474)
Other income, net	1,678	686	330

Income/(loss) before income taxes	$(88,257)	$(81,260)	$31,016

(a)
Segment operating income is operating income excluding depreciation, amortization, litigation and dispute settlement charges or gains, transaction-related costs, restructuring

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SEGMENT INFORMATION (Continued)

  and other exit costs, and impairment of goodwill and intangible assets. Stock-based compensation and general corporate expenses are not allocated to the segments. Segment operating income is prior to intersegment eliminations and excludes other expense, net.

(b)
Unallocated expenses include various corporate costs, such as executive management, corporate finance, legal, and certain human resources costs. In addition, unallocated expenses include stock-based compensation for all eligible Company employees, restructuring and other exit costs, transaction-related costs, and litigation and dispute settlement charges or gains.

        Assets and liabilities are reviewed at the consolidated level by management. Segment assets are not reported to, or used by, the Company's chief operating decision maker to allocate resources to or assess performance of the segments, and therefore, total segment assets have not been disclosed. Geographic information for long-lived assets, consisting of amortizable intangible assets, property and equipment and other non-current assets, was as follows (in thousands):

	December 31,
	2016	2015
U.S	$198,486	$265,201
U.K.	6,465	7,743

Total long-lived assets	$204,951	$272,944

4. BALANCE SHEET COMPONENTS

Financing Receivables

        The Company has financing receivables related to equipment sales to its floral network members. The current and noncurrent portions of financing receivables are included in accounts receivable and other assets, respectively, in the consolidated balance sheets. The Company assesses financing receivables individually for balances due from current floral network members and collectively for balances due from terminated floral network members.

        Credit quality of financing receivables was as follows (in thousands):

	December 31,
	2016	2015
Current	$11,490	$11,102
Past due	865	746

Total	$12,355	$11,848

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. BALANCE SHEET COMPONENTS (Continued)

        The aging of past due financing receivables was as follows (in thousands):

	December 31,
	2016	2015
Current	$11,490	$11,102
Past due:
1 - 150 days past due	120	152
151 - 364 days past due	129	175
365 - 730 days past due	230	242
731 or more days past due	386	177

Total	$12,355	$11,848

        Financing receivables on nonaccrual status at December 31, 2016 and December 31, 2015, totaled $1.0 million and $0.8 million, respectively. For further information, see table below "Allowance for Credit Losses."

        The allowance for credit losses and the recorded investment in financing receivables were as follows (in thousands):

	Year Ended December 31,
	2016	2015
Allowance for credit losses:
Balance at January 1	$706	$3,200
Provision	220	312
Write-offs charged against allowance	(80)	(2,806)

Balance at December 31	$846	$706

Ending balance collectively evaluated for impairment	$838	$674

Ending balance individually evaluated for impairment	$8	$32

Recorded investments in financing receivables:
Balance collectively evaluated for impairment	$956	$790

Balance individually evaluated for impairment	$11,399	$11,058

        Individually evaluated impaired loans, including the recorded investment in such loans, the unpaid principal balance, and the allowance related to such loans, each totaled less than $0.1 million at both December 31, 2016 and December 31, 2015. The average recorded investment in such loans was less than $0.1 million in each of the years ended December 31, 2016 and 2015. Interest income recognized on impaired loans was less than $0.1 million in each of the years ended December 31, 2016 and 2015.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. BALANCE SHEET COMPONENTS (Continued)

Property and Equipment

        Property and equipment consisted of the following (in thousands):

	December 31,
	2016	2015
Land and improvements	$1,565	$1,601
Buildings and improvements	16,080	16,303
Leasehold improvements	16,290	16,691
Equipment	14,771	13,711
Computer equipment	26,633	27,067
Computer software	61,332	50,897
Furniture and fixtures	3,310	3,564

	139,981	129,834
Accumulated depreciation	(82,422)	(65,081)

Total	$57,559	$64,753

        Depreciation expense, including the amortization of leasehold improvements, for the years ended December 31, 2016, 2015 and 2014 was $24.0 million, $23.8 million and $10.0 million, respectively. As the Acquisition was completed on December 31, 2014, no depreciation expense related to the acquired assets is included in the Company's consolidated statement of operations for the year ended December 31, 2014.

5. TRANSACTIONS WITH RELATED PARTIES

Transactions with Liberty

        As a result of the Acquisition, Liberty entered into an Investor Rights Agreement, which governs certain rights of and restrictions on Liberty in connection with the shares of FTD common stock that Liberty. As of December 31, 2016, Liberty holds 37.4% of the outstanding shares of FTD common stock. In addition, Provide Commerce and Liberty entered into a services agreement (the "Services Agreement"), under which Provide Commerce, on a short-term transitional basis, provided Liberty with certain support service and other assistance after the Acquisition in respect of the RedEnvelope business, an online e-commerce business that was not acquired by FTD as part of the Acquisition. Fees of $0.3 million were earned during the term of the Services Agreement. On April 1, 2015, Provide Commerce and Liberty entered into an amendment to the Services Agreement to extend the term of the Services Agreement to June 30, 2015. The Services Agreement terminated on June 30, 2015.

        The Acquisition purchase price was subject to adjustment based upon the final closing working capital, which adjustment was determined to be $9.9 million. In April 2015, FTD made a payment to Liberty in full satisfaction of this adjustment.

        On April 30, 2015, the Company, through a wholly owned subsidiary, entered into a Purchase and Sale Agreement with an indirect wholly owned subsidiary of Liberty, pursuant to which the Company acquired certain residual assets previously used by Liberty in the online e-commerce business operated under the trade name of RedEnvelope for a cash purchase price of $0.3 million. The purchase price was allocated to the assets acquired based on their relative fair values, resulting in allocated values of

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. TRANSACTIONS WITH RELATED PARTIES (Continued)

$0.1 million to fixed assets, $0.1 million to inventory, and $0.1 million to the trademark and trade name.

The I.S. Group Limited

        Interflora holds an equity investment of 20.4% in The I.S. Group Limited ("I.S. Group"). The investment was $1.4 million at December 31, 2016 and $1.6 million at December 31, 2015, and is included in other assets in the consolidated balance sheets. I.S. Group supplies floral-related products to Interflora's floral network members in both the U.K. and the Republic of Ireland as well as to other customers. Interflora derives revenues from I.S. Group from (i) the sale of products (sourced from third-party suppliers) to I.S. Group for which revenue is recognized on a gross basis, (ii) commissions on products sold by I.S. Group (sourced from third-party suppliers) to floral network members, and (iii) commissions for acting as a collection agent on behalf of I.S. Group. Revenues related to products sold to and commissions earned from I.S. Group were $2.4 million, $2.8 million, and $3.0 million in the years ended December 31, 2016, 2015, and 2014, respectively. In addition, Interflora purchases products from I.S. Group for sale to consumers. The cost of revenues related to products purchased from I.S. Group was $0.4 million, $0.4 million, and $0.3 million in the years ended December 31, 2016, 2015, and 2014, respectively. Amounts due from I.S. Group were $0.3 million at both December 31, 2016 and 2015, and amounts payable to I.S. Group were $1.2 million and $1.4 million at December 31, 2016 and December 31, 2015, respectively.

6. GOODWILL, INTANGIBLE ASSETS, AND OTHER LONG-LIVED ASSETS

Goodwill

        The Company tests goodwill for impairment annually during the fourth quarter of each year at the reporting unit level and on an interim basis if events or substantive changes in circumstances indicate that the carrying amount of a reporting unit may exceed its fair value. The fair value of each of the Consumer, Florist, International, and Personal Creations reporting units significantly exceeded their carrying values. Therefore, each of these reporting units passed step one of the goodwill impairment test and their goodwill was determined not to be impaired. The ProFlowers/Gourmet Foods reporting unit, a significant portion of the Provide Commerce reporting segment, failed step one of the goodwill impairment test. Since the Acquisition, the Company's focus for this reporting unit has been on disciplined cost management and decisions to reduce operating expenses resulted in reductions in revenue. Through the third quarter, the reporting unit maintained its planned profitability levels. However, beginning in the fourth quarter, profitability for the ProFlowers/Gourmet Foods reporting unit fell significantly behind budget due to increasingly competitive market conditions. Therefore, during the fourth quarter, in conjunction with the annual planning process, management reassessed its expectations for the next fiscal year budget for this reporting unit. The competitive market conditions resulted in lower expected future revenues, profitability, and cash flows. Due to the reduction in the expected cash flows, which were used to estimate the fair value of the ProFlowers/Gourmet Foods reporting unit, the reporting unit failed step one of the annual impairment test.

        Because our annual test indicated that the ProFlowers/Gourmet Foods' carrying value exceeded its estimated fair value, a second phase of the goodwill impairment test was performed. Under step two, the fair value of all ProFlowers/Gourmet Foods assets and liabilities were estimated, including tangible assets, developed technology, customer relationships, and trade names, for the purpose of deriving an

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. GOODWILL, INTANGIBLE ASSETS, AND OTHER LONG-LIVED ASSETS (Continued)

estimate of the implied fair value of goodwill. The implied fair value of the goodwill was then compared to the recorded goodwill to determine the amount of the impairment.

        The changes in the net carrying amount of goodwill the years ended December 31, 2016 and 2015 were as follows (in thousands):

	Consumer	Florist	International	Provide Commerce	Total
Goodwill at December 31, 2014	$133,226	$109,651	$92,259	$297,076	$632,212
Foreign currency translation	—	—	(4,981)	—	(4,981)
Provide Commerce acquisition(a)	—	—	—	19,425	19,425
Impairment of Goodwill(b)	—	—	—	(85,000)	(85,000)

Goodwill at December 31, 2015	$133,226	$109,651	$87,278	$231,501	$561,656

	Consumer	Florist	International	Provide Commerce	Total
Goodwill at December 31, 2015	$133,226	$109,651	$87,278	$231,501	$561,656
Foreign currency translation	—	—	(14,191)	—	(14,191)
Impairment of Goodwill(b)	—	—	—	(84,000)	(84,000)

Goodwill at December 31, 2016	$133,226	$109,651	$73,087	$147,501	$463,465

(a)
Adjustments to goodwill include revisions to fair value amounts and the final working capital adjustment, which were recorded during the year ended December 31, 2015.

(b)
During the years ended December 31, 2016 and 2015, the Company recorded impairment charges of $84.0 million and $85.0 million, respectively, related to the ProFlowers/Gourmet Foods reporting unit.

        In 2008, the Company recorded an impairment charge of $116.3 million. The accumulated total goodwill impairment was $285.3 million at December 31, 2016. The table above reflects the Company's goodwill balances net of these accumulated impairment charges.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. GOODWILL, INTANGIBLE ASSETS, AND OTHER LONG-LIVED ASSETS (Continued)

Intangible Assets

        Intangible assets are primarily related to the acquisition of the Company by United Online in August 2008 and the acquisition of Provide Commerce in December 2014 and consist of the following (in thousands):

	December 31, 2016			December 31, 2015
	Gross Value	Accumulated Amortization	Net	Gross Value	Accumulated Amortization	Net
Complete technology	$76,486	$(54,705)	$21,781	$77,494	$(48,438)	$29,056
Customer contracts and relationships	192,183	(192,183)	—	195,209	(149,636)	45,573
Trademarks and trade names	267,834	(16,817)	251,017	274,606	(8,676)	265,930

Total	$536,503	$(263,705)	$272,798	$547,309	$(206,750)	$340,559

        Some of the Company's trademarks and trade names are indefinite-lived for which there is no associated amortization expense or accumulated amortization. At December 31, 2016 and December 31, 2015, such indefinite-lived assets, after impairment and foreign currency translation adjustments, totaled $147.5 million and $154.2 million, respectively. Included in the above intangible assets are $36.3 million of complete technology, $91.1 million of customer contracts and relationships, and $119.4 million of trademarks and trade names acquired in connection with the Acquisition.

        The Company elected to perform the one step quantitative impairment test for our indefinite-lived intangible assets under ASC 350. Under the one step quantitative impairment test, the fair values of indefinite-lived intangible assets are compared to their respective carrying amounts and, if the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized equal to the excess. The annual quantitative indefinite-lived intangible assets impairment test resulted in the determination that the fair values of the indefinite-lived intangible assets exceeded their carrying amounts.

        As a result of the impairment of the ProFlowers/Gourmet Foods' goodwill, the Company assessed if there was any impairment of intangible or other long-lived assets within the ProFlowers/Gourmet Foods' reporting unit and concluded that such assets were not impaired.

        As of December 31, 2016, estimated future intangible assets amortization expense for each of the next five years and thereafter, was as follows (in thousands):

For the Year Ended	Future Amortization Expense
2017	$15,274
2018	15,274
2019	15,274
2020	8,006
2021	8,001
Thereafter	63,425

Total	$125,254

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. FINANCING ARRANGEMENTS

Credit Agreement

        On September 19, 2014, FTD Companies, Inc. entered into a credit agreement (the "Credit Agreement") with Interflora, certain wholly owned domestic subsidiaries of FTD Companies, Inc. party thereto as guarantors, the financial institutions party thereto from time to time, Bank of America Merrill Lynch and Wells Fargo Securities, LLC, as joint lead arrangers and book managers, and Bank of America, N.A., as administrative agent (in such capacity, the "Administrative Agent"). The Credit Agreement provided for a term loan in an aggregate principal amount of $200 million, the proceeds of which were used to repay a portion of outstanding revolving loans, and also provided for a revolving loan advance (the "Acquisition Advance") to finance the cash portion of the Provide Commerce purchase price.

        The proceeds of the term loan were used to repay a portion of outstanding revolving loans and, on December 31, 2014, the Company borrowed $120 million under the Acquisition Advance to fund the cash portion of the acquisition purchase price of Provide Commerce. The obligations under the Credit Agreement are guaranteed by certain of FTD Companies, Inc.'s wholly owned domestic subsidiaries (together with FTD Companies, Inc., the "U.S. Loan Parties"). In addition, the obligations under the Credit Agreement are secured by a lien on substantially all of the assets of the U.S. Loan Parties, including a pledge of all of the outstanding capital stock of certain direct subsidiaries of the U.S. Loan Parties (except with respect to foreign subsidiaries and certain domestic subsidiaries whose assets consist primarily of foreign subsidiary equity interests, in which case such pledge is limited to 66% of the outstanding capital stock).

        The interest rates applicable to borrowings under the Credit Agreement are based on either LIBOR plus a margin ranging from 1.50% per annum to 2.50% per annum, or a base rate plus a margin ranging from 0.50% per annum to 1.50% per annum, calculated according to the Company's net leverage ratio. At December 31, 2016, the base rate margin was .75% per annum and the LIBOR margin was 1.75% per annum. In addition, the Company pays a commitment fee ranging from 0.20% per annum to 0.40% per annum on the unused portion of the revolving credit facility. The stated interest rates (based on LIBOR) at December 31, 2016, under the term loan and the revolving credit facility were 2.75% and 2.52%, respectively. The effective interest rates at December 31, 2016, under the term loan and the revolving credit facility were 3.46% and 3.06%, respectively. The commitment fee rate at December 31, 2016, was 0.25%. The Credit Agreement contains customary representations and warranties, events of default, affirmative covenants and negative covenants, that, among other things, require the Company to maintain compliance with a maximum net leverage ratio and a minimum consolidated fixed charge coverage ratio, and impose restrictions and limitations on, among other things, investments, dividends, share repurchases, and asset sales, and the Company's ability to incur additional debt and additional liens.

        The term loan is subject to amortization payments of $5 million per quarter and customary mandatory prepayments under certain conditions. During the year ended December 31, 2016, the Company made scheduled payments of $20 million under the term loan. The outstanding balance of the term loan and all amounts outstanding under the revolving credit facility are due upon maturity in

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. FINANCING ARRANGEMENTS (Continued)

September 2019. The future minimum principal payments through the maturity date of the Credit Agreement were as follows for each of the next five years (in thousands):

For the Year Ended	Future Minimum Principal Payments
2017	$20,000
2018	20,000
2019	240,000
2020	—
2021	—

Total	$280,000

        The refinancing of the Credit Agreement was accounted for in accordance with ASC 470, Debt. Losses on the extinguishment of debt of $0.1 million was recorded in interest expense in connection with the refinancing during the year ended December 31, 2014.

        The changes in the Company's debt balances for the years ended December 31, 2016 and 2015 were as follows for the Credit Agreement (in thousands):

	Balance at December 31, 2014	Draw Down of Debt	Repayments of Debt	Balance at December 31, 2015
Revolving Credit Facility	$140,000	$10,000	$(30,000)	$120,000
Term Loan	200,000	—	(20,000)	180,000

Total Principal Outstanding	$340,000	$10,000	$(50,000)	$300,000

Debt Issuance Costs	(6,413)			(5,054)

Total Debt, Net of Debt Issuance Costs	$333,587			$294,946

	Balance at December 31, 2015	Draw Down of Debt	Repayments of Debt	Balance at December 31, 2016
Revolving Credit Facility	$120,000	$—	$—	$120,000
Term Loan	180,000	—	(20,000)	160,000

Total Principal Outstanding	$300,000	$—	$(20,000)	$280,000

Debt Issuance Costs	(5,054)			(3,694)

Total Debt, Net of Debt Issuance Costs	$294,946			$276,306

        At December 31, 2016, the remaining borrowing capacity under the Credit Agreement, which was reduced by $2.4 million in outstanding letters of credit, was $227.6 million.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. DERIVATIVE INSTRUMENTS

        In March 2012, the Company purchased, for $1.9 million, forward starting interest rate cap instruments based on 3-month LIBOR, effective January 2015 through June 2018. The forward starting interest rate cap instruments have aggregated notional values totaling $130 million. The interest rate cap instruments are designated as cash flow hedges against expected future cash flows attributable to future 3-month LIBOR interest payments on a portion of the outstanding borrowings under the Company's Credit Agreement. The gains or losses on the instruments are reported in other comprehensive income/(loss) to the extent that they are effective and are reclassified into earnings when the cash flows attributable to 3-month LIBOR interest payments are recognized in earnings.

        The estimated fair values and notional values of outstanding derivative instruments at December 31, 2016 and December 31, 2015 were as follows (in thousands):

		Estimated Fair Value of Derivative Instruments		Notional Value of Derivative Instruments
		December 31,		December 31,
	Balance Sheet Location
		2016	2015	2016	2015
Derivative Assets:
Interest rate caps	Other assets	$1	$35	$130,000	$130,000

        The Company recognized the following gains/(losses) from derivatives, before tax, in other comprehensive income/(loss) (in thousands):

	Year Ended December 31,
	2016	2015	2014
Derivatives Designated as Cash Flow Hedging Instruments:
Interest rate caps	$(34)	$(335)	$(874)

        The effective portion, before tax effect, of the Company's interest rate caps designated as cash flow hedging instruments was $0.8 million, $1.4 million, and $1.5 million at December 31, 2016, 2015, and 2014. At December 31, 2016, $0.6 million of this amount was expected to be reclassified from accumulated other comprehensive loss into interest expense in the consolidated statements of operations within the next twelve months. During the years ended December 31, 2016 and 2015, $0.6 million and $0.5 million, respectively, was reclassified from accumulated other comprehensive loss into interest expense in the consolidated statements of operations. No amounts were reclassified during the year ended December 31, 2014.

        During the years ended December 31, 2016 and 2014, the Company entered into forward foreign currency exchange contracts which were not designated as hedging instruments. Accordingly, gains and losses related to changes in the fair value of such contracts are reflected in other income, net in the consolidated statement of operations for the years ended December 31, 2016 and 2014. During the year ended 2015, the Company had no forward foreign currency exchange contracts outstanding.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. FAIR VALUE MEASUREMENTS

        The following table presents estimated fair values of financial assets and liabilities and derivative instruments that were required to be measured at fair value on a recurring basis (in thousands):

	December 31, 2016			December 31, 2015
	Total	Level 1	Level 2	Total	Level 1	Level 2
Assets:
Money market funds	$13,197	$13,197	$—	$7,024	$7,024	$—
Derivative assets	1	—	1	35	—	35

Total	$13,198	$13,197	$1	$7,059	$7,024	$35

Liabilities:
Non-qualified deferred compensation plan	$2,371	$—	$2,371	$3,950	$—	$3,950

Total	$2,371	$—	$2,371	$3,950	$—	$3,950

        Provide Commerce has an executive deferred compensation plan for key management level employees under which such employees could elect to defer receipt of current compensation. This plan is intended to be an unfunded, non-qualified deferred compensation plan that complies with the provisions of section 409A of the Internal Revenue Code. At the time of the Acquisition, contributions to the plan were suspended except those relating to any compensation earned but not yet paid as of the date of the Acquisition. The plan assets, which consist primarily of life insurance contracts recorded at their cash surrender value, were $11.6 million and $12.0 million at December 31, 2016 and December 31, 2015, respectively, and are included in other assets in the accompanying consolidated balance sheets.

        The Company estimated the fair value of its long-term debt using a discounted cash flow approach that incorporates a market interest yield curve with adjustments for duration and risk profile. In determining the market interest yield curve, the Company considered, among other factors, its estimated credit spread. At December 31, 2016, the Company estimated its credit spread as 1.4% and 2.0% for the term loan and revolving credit facility, respectively, resulting in yield-to-maturity estimates for the term loan and revolving credit facility of 2.8% and 3.4% respectively. At December 31, 2015, the Company estimated its credit spread as 2.1% and 2.7% for the term loan and revolving credit facility, respectively, resulting in yield-to-maturity estimates for the term loan and revolving credit facility of 3.5% and 4.1%, respectively.

        The table below summarizes the carrying amounts and estimated fair values for long-term debt (in thousands):

	December 31, 2016		December 31, 2015
		Estimated Fair Value		Estimated Fair Value
	Carrying Amount		Carrying Amount
		Level 2		Level 2
Long-term debt, including current portion	$280,000	$280,000	$300,000	$297,876

        Fair value approximates the carrying amount of financing receivables because such receivables are discounted at a rate comparable to market. Fair values of cash and cash equivalents, short-term accounts receivable, and accounts payable approximate their carrying amounts because of their short-term nature.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCKHOLDERS' EQUITY

Capital Stock

        The Company's authorized shares of capital stock of 65.0 million are divided into 60.0 million shares of common stock, par value $0.0001 per share, and 5.0 million shares of preferred stock, par value $0.0001 per share. In connection with the acquisition of Provide Commerce, the Company issued 10.2 million shares of FTD common stock to Liberty. As of December 31, 2016, Liberty holds 37.4% of the outstanding shares of FTD common stock.

        At December 31, 2016, none of the 5.0 million shares of preferred stock were outstanding, and the Company has no present plans to issue any shares of preferred stock. The Company's board of directors has the authority, without action by the Company's stockholders, to designate and issue the preferred stock in one or more series and to designate the rights, preferences, limitations and privileges of each series of preferred stock, which may be greater than the rights of the Company's common stock.

Dividends

        The Company has not paid any cash dividends on its common stock during the periods presented.

Common Stock Repurchases

        On February 27, 2014, the Company's board of directors authorized a common stock repurchase program (the "2014 Repurchase Program") that allows FTD Companies, Inc. to repurchase up to $50 million of its common stock from time to time over a two-year period in both open market and privately negotiated transactions. No purchases were made under the 2014 Repurchase Program prior to 2015. During the year ended December 31, 2015, the Company repurchased 1.8 million shares under the 2014 Repurchase Program at an average cost per share of $27.31, fully utilizing the $50 million authorization. On March 8, 2016, the Company's board of directors authorized a new common stock repurchase program (the "2016 Repurchase Program") that allows FTD Companies, Inc. to repurchase up to $60 million of its common stock from time to time over a two-year period in both open market and privately negotiated transactions. As of December 31, 2016, the company has repurchased 0.6 million shares under the 2016 Repurchase Program at an average per share cost of $25.37. Repurchased shares are generally held in treasury pending use for general corporate purposes, including issuances under various employee and director stock plans.

        Upon vesting of restricted stock units ("RSUs") or exercise of stock options, the Company does not collect the minimum statutory withholding taxes in cash from employees. Instead, the Company automatically withholds, from the RSUs that vest or stock options exercised, the portion of those shares with a fair market value equal to the amount of the minimum statutory withholding taxes due. The withheld shares are accounted for as repurchases of common stock but are not counted against the limits under any repurchase program. The Company then pays the minimum statutory withholding taxes in cash. During the year ended December 31, 2016, 0.3 million RSUs vested for which 0.1 million shares were withheld to cover the minimum statutory withholding taxes of $2.3 million. During the year ended December 31, 2015, 0.2 million RSUs vested for which 0.1 million shares were withheld to cover the minimum statutory withholding taxes of $2.6 million.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. INCENTIVE COMPENSATION PLANS

FTD Companies, Inc. Amended and Restated 2013 Incentive Compensation Plan

        In June 2015, stockholders approved the amendment and restatement of the FTD Companies, Inc. Amended and Restated 2013 Incentive Compensation Plan (as so amended, the "Amended and Restated 2013 Plan"), which provides for the granting of awards to employees and non-employee directors, including stock options, stock appreciation rights, RSUs and other stock-based awards. Under the Amended and Restated 2013 Plan, 5.2 million shares of FTD common stock have been reserved for issuance of awards. At December 31, 2016, the Company had 2.4 million shares available for issuance under the Amended and Restated 2013 Plan.

Stock-Based Compensation

        The following table summarizes the non-cash stock-based compensation incurred under the 2013 Plan that has been included in the consolidated statements of operations (in thousands):

	Year Ended December 31,
	2016	2015	2014
Cost of revenues	$135	$109	$95
Sales and marketing	4,128	3,344	2,457
General and administrative	9,349	9,459	4,799
Restructuring and other exit costs	3,373	—	—

Total stock-based compensation	$16,985	$12,912	$7,351

Tax benefit recognized	$6,240	$3,580	$2,158

Restricted Stock Units

        RSUs have been granted to certain employees and non-employee directors of the Company and represent the right to receive unrestricted shares of common stock based on service. Compensation cost is recognized over the service period. The fair value of each grant is equal to the share price at the date of grant. RSUs generally vest over a one- to four-year period under a variety of vesting schedules and are canceled upon termination of employment or board membership.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. INCENTIVE COMPENSATION PLANS (Continued)

        The following table summarizes activity for RSUs awarded to the Company's eligible employees and non-employee directors during the years ended December 31, 2016, 2015 and 2014:

	FTD Restricted Stock Units	Weighted- Average Grant Date Fair Value
	(in thousands)
Nonvested at December 31, 2013	532	$24.08
Granted	277	32.13
Vested	(206)	24.51
Cancelled	(19)	25.77

Nonvested at December 31, 2014	584	27.68
Granted	388	33.54
Vested	(245)	27.19
Cancelled	(78)	31.58

Nonvested at December 31, 2015	649	30.91
Granted	413	24.36
Vested	(289)	28.96
Cancelled	(145)	29.16

Nonvested at December 31, 2016	628	$27.90

        The fair value of RSUs that vested during the years ended December 31, 2016, 2015, and 2014 was $8.4 million, $6.6 million, and $5.0 million, respectively. The intrinsic value of nonvested RSUs awarded to the Company's eligible employees and non-employee directors was $15.0 million at December 31, 2016. At December 31, 2016, 0.6 million nonvested RSUs were expected to vest, with an intrinsic value totaling $13.9 million. At December 31, 2016, total unrecognized compensation cost related to nonvested RSUs, net of expected forfeitures, was $10.8 million, which was expected to be recognized over a weighted-average period of 1.3 years.

Stock Option Awards

        Stock options are granted with an exercise price equal to the market value of the underlying stock on the grant date, and generally vest over a three- or four-year period under a variety of vesting schedules and are canceled upon termination of employment. Stock option grants expire after 5-10 years unless canceled earlier due to termination of employment. Upon the exercise of a stock option award, shares of common stock are issued from authorized but unissued shares. Stock-based compensation is measured at fair value and expensed on a straight-line basis over the requisite service period.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. INCENTIVE COMPENSATION PLANS (Continued)

        The following table summarizes stock option activity for the years ended December 31, 2016, 2015, and 2014 and stock options outstanding and exercisable at December 31, 2016:

	FTD Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value
	(in thousands)		(in years)	(in thousands)
Outstanding options at December 31, 2013	212	$32.04
Options granted	194	31.28
Options exercised	—	—
Options forfeited	(8)	31.40
Options expired	(17)	66.93

Outstanding options at December 31, 2014	381	30.15	8.2
Options granted	1,850	29.97
Options exercised	0	31.40
Options forfeited	(88)	30.18
Options expired	(5)	36.81

Outstanding options at December 31, 2015	2,138	29.98	5.4
Options granted	1,113	23.08
Options exercised	—	—
Options forfeited	(516)	28.53
Options expired	(77)	30.06

Outstanding options at December 31, 2016	2,658	27.37	4.2	$1.5

Exercisable at December 31, 2016	645	29.80	4.1	$—

Expected to vest December 31, 2016	1,914	$26.69	4.3	$1.4

        The weighted-average grant date fair value of these stock options was $5.28, $7.63, and $13.77 for the years ended December 31, 2016, 2015, and 2014, respectively. At December 31, 2016 total unrecognized compensation cost related to nonvested stock options awarded to the Company's eligible employees, net of expected forfeitures, was $6.7 million, which was expected to be recognized over a weighted-average period of 1.3 years. No options were exercised during the years ended December 31, 2016 and 2014. Cash of less than $0.1 million was received from the exercise of stock options during the year ended December 31, 2015. The total intrinsic value of stock options exercised during the year ended December 31, 2015 was $0.1 million.

        For stock options granted by the Company for the years ended December 31, 2016, 2015, and 2014, the fair value of stock options granted were estimated at the date of grant using the Black-

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. INCENTIVE COMPENSATION PLANS (Continued)

Scholes option-pricing model. The table below summarizes the weighted average assumptions used by the Company to estimate the fair value of stock options at the grant date:

	For the Year Ended December 31,
	2016	2015	2014
Risk-free interest rate	1.2%	1.3%	2.0%
Expected term (in years)	3.12	3.63	6.25
Dividend yield	—%	—%	—%
Expected volatility	30.6%	31.7%	42.1%

        The risk-free interest rate assumed by the Company in valuing stock options was based on the U.S. Treasury yield curve in effect at the time of the grant. The Company used the simplified method for estimating the expected term because the Company did not have adequate historical data to estimate expected term. The Company estimated the dividend yield as 0% as the Company does not currently intend to pay dividends. The Company calculated expected stock price volatility based on a combination of the historical volatility of both the Company's and United Online's common stock as the Company represented a significant portion of consolidated United Online prior to the Separation and the Company does not yet have sufficient history on which to base an assumption solely on its historical volatility.

Employee Stock Purchase Plans

        In January 2014, eligible employees of the Company were able to begin participating in the FTD Amended and Restated 2013 Employee Stock Purchase Plan (the "2013 ESPP"). Under such plan, eligible employees could authorize payroll deductions of up to the lower of 15% of their compensation or $25,000 to purchase shares of FTD common stock on two purchase dates each year at a purchase price per share equal to 85% of the lower of (i) the closing market price per share of FTD common stock on the employee's entry date into the two-year offering period in which the purchase date occurs or (ii) the closing market price per share of FTD common stock on the purchase date. Each offering period generally had a 24-month duration and purchase intervals of six months. On October 30, 2014, the FTD board of directors approved the termination of the 2013 ESPP, which termination was effective as of May 1, 2015, following the close of the six-month purchase interval under the 2013 ESPP that ended on April 30, 2015.

        At the Company's 2015 annual meeting, stockholders approved FTD Companies, Inc. 2015 Employee Stock Purchase Plan (the "2015 ESPP"), which opened to eligible employees in July 2015. Under the 2015 ESPP, eligible employees could authorize payroll deductions of up to the lower of 15% of their compensation or $25,000 to purchase shares of FTD common stock on one purchase date each six months at a purchase price per share equal to 85% of the lower of (i) the closing market price per share of FTD common stock on the employee's entry date or (ii) the closing market price per share of FTD common stock on the purchase date. Each offering period has a six-month duration and purchase interval.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. INCENTIVE COMPENSATION PLANS (Continued)

        The fair value of the 2015 ESPP and 2013 ESPP shares were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	For the Year Ended December 31,
	2016	2015	2014
Risk-free interest rate	0.4%	0.1%	0.2%
Expected term (in years)	0.5	0.5 - 1.0	0.5 - 2.0
Dividend yield	—%	—%	—%
Expected Volatility	32.4%	30.0%	29.7%

        The risk-free interest rate assumed by the Company in valuing stock options was based on the U.S. Treasury yield curve in effect at the time of the grant. The expected term represents the amount of time remaining in the respective offering period. The Company estimated the dividend yield as 0% as the Company does not currently intend to pay dividends. Under the 2015 ESPP, volatility was determined based on the Company's historical volatility. Under the 2013 ESPP, volatility was determined based on a combination of the Company's and United Online's historical volatility as the Company represented a significant portion of consolidated United Online prior to the Separation and the Company did not yet have sufficient history to base an assumption on solely its historical volatility.

        For the years ended December 31, 2016, 2015, and 2014, the Company recognized $0.6 million, $0.4 million, and $0.4 million of stock-based compensation related to the ESPP.

12. INCOME TAXES

        The Company files tax returns as a separate company in various local and state jurisdictions, the U.K. and certain other foreign jurisdictions.

        Income/(loss) before income taxes was comprised of the following (in thousands):

	Year Ended December 31,
	2016	2015	2014
Domestic	$(101,943)	$(93,156)	$21,432
Foreign	13,686	11,896	9,584

Income/(loss) before income taxes	$(88,257)	$(81,260)	$31,016

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. INCOME TAXES (Continued)

        The provision/(benefit) for income taxes was comprised of the following (in thousands):

	Year Ended December 31,
	2016	2015	2014
Current:
Federal	$16,297	$11,588	$14,433
State	2,116	2,423	1,691
Foreign	2,709	2,379	2,494

	21,122	16,390	18,618

Deferred:
Federal	(20,895)	(13,003)	(8,411)
State	(4,809)	(3,562)	(286)
Foreign	(484)	(943)	(433)

	(26,188)	(17,508)	(9,130)

Provision/(benefit) for income taxes	$(5,066)	$(1,118)	$9,488

        The provision for income taxes reconciled to the amount computed by applying the statutory federal rate to income before taxes as follows (in thousands):

	Year Ended December 31,
	2016	2015	2014
Federal taxes at statutory rate of 35%	$(30,890)	$(28,441)	$10,855
State income taxes, net	(749)	(326)	998
Nondeductible goodwill	29,336	29,678	—
Effects of foreign income	(3,283)	(2,972)	(2,538)
Foreign distribution	4,723	3,574	3,931
Foreign tax credit	(2,664)	(2,232)	(3,562)
Deferred tax adjustment—U.K. statutory rate reduction	(354)	(819)	—
Deferred tax adjustment—statutory state rate change	(726)	(550)	—
Change in valuation allowance	—	—	(2,824)
Transaction-related costs	—	61	1,803
Other items, net	(459)	909	825

Provision/(benefit) for income taxes	$(5,066)	$(1,118)	$9,488

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. INCOME TAXES (Continued)

        The significant components of net deferred tax balances were as follows (in thousands):

	December 31,
	2016	2015
Deferred tax assets:
Net operating loss and foreign tax credit carryforwards	$2,538	$3,333
Allowances and reserves	4,253	4,457
Stock-based compensation	6,671	3,724
Deferred compensation	6,072	8,038
Other, net	4,624	4,422

Total gross deferred tax assets	24,158	23,974

Less: valuation allowance	—	—

Total deferred tax assets, net of valuation allowance	24,158	23,974

Deferred tax liabilities:
Amortization of intangible assets	(88,304)	(110,392)
Depreciation and amortization	(20,297)	(24,593)
Other, net	(1,489)	(1,758)

Total deferred tax liabilities	(110,090)	(136,743)

Total net deferred tax liabilities	$(85,932)	$(112,769)

        In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence, including our operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis.

        At December 31, 2016, 2015 and 2014, the Company had gross unrecognized tax benefits totaling $0.1 million, $0.3 million and $0.6 million, respectively, of which $0.1 million, $0.2 million, and $0.5 million, respectively, would have an impact on the Company's effective income tax rate, if recognized. A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits (before federal impact of state items), excluding interest and penalties, was as follows (in thousands):

	Year Ended December 31,
	2016	2015	2014
Beginning balance	$269	$542	$620
Additions for prior year tax positions	115	107	—
Reductions for prior year tax positions	(110)	(32)	(30)
Settlements	(78)	(184)	—
Reductions due to lapse in statutes of limitations	(56)	(164)	(48)

Ending balance	$140	$269	$542

        The Company is currently under audit by the Internal Revenue Service ("IRS") and certain state, local, and foreign tax authorities. The examinations are in varying stages of completion. The Company evaluates its tax positions and establishes liabilities for uncertain tax positions that may be challenged by tax authorities. Uncertain tax positions are reviewed on an ongoing basis and are adjusted in light of

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. INCOME TAXES (Continued)

changing facts and circumstances, including progress of tax audits, case law developments and closing of statutes of limitations. Such adjustments are reflected in the provision for income taxes, as appropriate. Tax years prior to 2012 are generally not subject to examination by the IRS except for items involving tax attributes that have been carried forward to tax years whose statute of limitations remains open. With few exceptions, the Company is not subject to state or local examinations for years prior to 2009. In the U.K., tax years 2012 and prior are closed to audit due to the expiration of the statute of limitations. The Company is generally not able to reliably estimate the ultimate settlement amounts until the close of the audit. While the Company does not expect material changes, it is possible that the amount of unrecognized benefit with respect to its uncertain tax positions could significantly increase or decrease within the next 12 months related to the Company's ongoing audits. At this time, the Company is unable to make a reasonable estimate of the range of impact on the balance of uncertain tax positions or the impact on the effective income tax rate related to such positions.

        The Company had $0.3 million accrued for interest and penalties relating to uncertain tax positions at December 31, 2016, which is included in income taxes payable. At December 31, 2015 and 2014, the Company had immaterial amounts accrued for interest and penalties relating to uncertain tax positions. The Company recognized immaterial amounts of net interest and penalties relating to uncertain tax positions for the years ended December 31, 2016, 2015, and 2014, respectively.

13. EARNINGS PER SHARE

        Certain of the Company's RSUs are considered participating securities because they contain a non-forfeitable right to dividends irrespective of whether dividends are actually declared or paid or the awards ultimately vest. Accordingly, the Company computes earnings per share pursuant to the two-class method in accordance with ASC 260, Earnings Per Share.

        The following table sets forth the computation of basic and diluted earnings per common share (in thousands, except per share amounts):

	Year Ended December 31,
	2016	2015	2014
Numerator:
Net income/(loss)	$(83,191)	$(80,142)	$21,528
Income allocated to participating securities	—	—	(483)

Net income/(loss) attributable to common stockholders	$(83,191)	$(80,142)	$21,045

Denominator:
Basic average common shares outstanding	27,483	28,722	18,962
Add: Dilutive effect of non-participating securities	—	—	51

Diluted average common shares outstanding	27,483	28,722	19,013

Basic earnings/(loss) per common share	$(3.03)	$(2.79)	$1.11

Diluted earnings/(loss) per common share	$(3.03)	$(2.79)	$1.11

        The authorized shares of FTD Companies, Inc. capital stock total 65.0 million, which is divided into 60.0 million shares of common stock, par value $0.0001 per share, and 5.0 million shares of preferred stock, par value $0.0001 per share. In connection with the Acquisition, the Company issued

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. EARNINGS PER SHARE (Continued)

10.2 million shares of FTD common stock to Liberty. The diluted earnings per common share computations exclude stock options and RSUs which are antidilutive. Weighted-average antidilutive shares for the years ended December 31, 2016, 2015, and 2014 were 2.3 million, 1.1 million, and 0.3 million, respectively.

14. RESTRUCTURING AND OTHER EXIT COSTS

        Restructuring and other exit costs were as follows (in thousands):

	Employee Termination Costs	Facility Closure Costs	Asset Impairments	Total
Accrued as of December 31, 2014	$2,144	$—	$—	$2,144
Charges	2,369	2,414	1,282	6,065
Cash paid	(4,498)	(863)	—	(5,361)
Other adjustments	25	(99)	(1,282)	(1,356)

Accrued as of December 31, 2015	40	1,452	—	1,492

Charges	8,918	1,942	898	11,758
Cash paid	(404)	(1,970)	—	(2,374)
Other adjustments	12	(46)	(898)	(932)

Accrued as of December 31, 2016	$8,566	$1,378	$—	$9,944

        During the year ended December 31, 2016, the Company incurred restructuring and other exit costs of $11.8 million primarily related to senior management changes and related accelerated vesting of equity awards. In addition, we incurred restructuring charges related to the consolidation of certain office and distribution facilities for the Provide Commerce segment.

15. COMMITMENTS AND CONTINGENCIES

Leases

        Future minimum lease payments at December 31, 2016 under non-cancelable operating leases with initial lease terms in excess of one year were as follows (in thousands):

		Year Ending December 31,
	Total	2017	2018	2019	2020	2021	Thereafter
Operating leases	$44,529	$9,542	$8,476	$6,935	$6,271	$6,076	$7,229

        The Company leases certain office space, data centers, distribution centers, vehicles, and office equipment under operating leases expiring at various periods through 2023. Certain of the Company's operating leases include rent holidays, as well as rent escalation provisions. The Company records rent expense on a straight-line basis over the lease term. Rent expense under operating leases for the years ended December 31, 2016, 2015, and 2014 was $9.8 million, $10.1 million, and $2.4 million, respectively,

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. COMMITMENTS AND CONTINGENCIES (Continued)

Letters of Credit

        Standby letters of credit are maintained by the Company to secure credit card processing activity and certain inventory purchases. The Company had $2.4 million of commitments under letters of credit at December 31, 2016 which were scheduled to expire within one year.

Other Commitments

        In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, sureties and insurance companies, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company's breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. FTD has entered into indemnification agreements with its current and former directors and certain of its officers and employees that require FTD, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. In addition, FTD has also agreed to indemnify certain former officers, directors and employees of acquired companies in connection with the acquisition of such companies. FTD maintains director and officer insurance, which may, in certain circumstances, cover specified liabilities, including those arising from its obligation to indemnify its current and former directors, certain of its officers and employees, and certain former officers, directors and employees of acquired companies.

        It is not possible to determine the maximum potential amount of exposure under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Such indemnification agreements may not be subject to maximum loss clauses.

Legal Matters

        Commencing on August 19, 2009, the first of a series of putative consumer class action lawsuits was brought against Provide Commerce, Inc. and co-defendant Regent Group, Inc. d/b/a Encore Marketing International ("EMI"). These cases were ultimately consolidated during the next three years into Case No. 09 CV 2094 in the United States District Court for the Southern District of California under the title In re EasySaver Rewards Litigation. Plaintiffs' claims arise from their online enrollment in subscription based membership programs known as EasySaver Rewards, RedEnvelope Rewards, and Preferred Buyers Pass (collectively the "Membership Programs"). Plaintiffs claim that after they ordered items from certain of Provide Commerce's websites, they were presented with an offer to enroll in one of the Membership Programs, each of which is offered and administered by EMI. Plaintiffs purport to represent a nationwide class of consumers allegedly damaged by Provide Commerce's purported unauthorized or otherwise allegedly improper transferring of billing information to EMI, who then posted allegedly unauthorized charges to their credit or debit card accounts for membership fees for the Membership Programs. In the operative fourth amended complaint, plaintiffs assert ten claims against Provide Commerce and EMI: (1) breach of contract (against Provide Commerce only); (2) breach of contract (against EMI only); (3) breach of implied covenant of good faith and fair dealing; (4) fraud; (5) violations of the California Consumers Legal Remedies Act; (6) unjust enrichment; (7) violation of the Electronic Funds Transfer Act (against EMI only); (8) invasion of privacy; (9) negligence; and (10) violations of the Unfair Competition Law. Plaintiffs

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. COMMITMENTS AND CONTINGENCIES (Continued)

seek damages, attorneys' fees, and costs. After motion practice regarding the claims asserted and numerous settlement conferences and mediations in an effort to informally resolve the matter, the parties reached an agreement on the high level terms of a settlement on April 9, 2012, conditioned on the parties negotiating and executing a complete written agreement. In the weeks following April 9, 2012, the parties negotiated a formal written settlement agreement ("Settlement"), which the court preliminarily approved on June 13, 2012. After notice to the class and briefing by the parties, the court conducted a final approval hearing (also known as a fairness hearing) on January 28, 2013, but did not rule. On February 4, 2013, the court entered its final order approving the Settlement, granting plaintiffs' motion for attorneys' fees, costs, and incentive awards, and overruling objections filed by a single objector. The court entered judgment on the Settlement on February 21, 2013. The objector filed a notice of appeal with the Ninth Circuit Court of Appeals on March 4, 2013. After the completion of briefing, the Ninth Circuit set oral argument for February 2, 2015. But on January 29, 2015, the Ninth Circuit entered an order deferring argument and resolution of the appeal pending the Ninth Circuit's decision in a matter captioned Frank v. Netflix, No. 12 15705+. On March 19, 2015, the Ninth Circuit entered an order vacating the judgment in this matter and remanding it to the district court for further proceedings consistent with its opinion in Frank v. Netflix issued on February 27, 2015. The district court ordered supplemental briefing on the issue of final Settlement approval May 21, 2015. After briefing, the district court conducted a hearing on July 27, 2016 and took the matter under submission. On August 9, 2016, the district court entered an order reapproving the Settlement without any changes, and accordingly entered judgment and dismissed the case with prejudice. On September 6, 2016, the objector filed a notice of appeal. On November 22, 2016, plaintiffs filed a motion for summary affirmance of the district court's judgment, to which the objector responded and filed a cross-motion for sanctions. Plaintiffs' motion for summary affirmance temporarily stayed briefing on the appeal. On March 2, 2017, the Ninth Circuit denied plaintiffs' motion for summary affirmance and objector's cross-motion for sanctions, and reset the briefing schedule. Objector's opening brief is due May 1, 2017. Absent an extension, the parties' answering briefs are due May 31, 2017. Objector's optional reply brief is presently due June 14, 2017. The date for oral argument on the appeal has not yet been set.

        There are no assurances that other legal actions or governmental investigations will not be instituted in connection with the Company's current or former business practices. The Company cannot predict the outcome of governmental investigations or other legal actions or their potential implications for its business.

        The Company records a liability when it believes that it is both probable that a loss has been incurred, and the amount of loss can be reasonably estimated. The Company evaluates at least quarterly, developments in its legal matters that could affect the assessment of the probability of loss or the amount of liability and makes adjustments as appropriate. Significant judgment is required to determine both probability and the estimated amount. The Company may be unable to estimate a possible loss or range of possible loss due to various reasons, including, among others: (i) if the damages sought are indeterminate, (ii) if the proceedings are in early stages, (iii) if there is uncertainty as to the outcome of pending appeals, motions or settlements, (iv) if there are significant factual issues to be determined or resolved, and (v) if there are novel or unsettled legal theories presented. In such instances, there is considerable uncertainty regarding the ultimate resolution of such matters, including a possible eventual loss, if any. At December 31, 2016 and 2015, the Company had reserves totaling $3.0 million and $2.6 million, respectively, for estimated losses related to certain legal matters. With respect to other legal matters, the Company has determined, based on its current knowledge, that the

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. COMMITMENTS AND CONTINGENCIES (Continued)

amount of possible loss or range of loss, including any reasonably possible losses in excess of amounts already accrued, is not reasonably estimable. However, legal matters are inherently unpredictable and subject to significant uncertainties, some of which are beyond the Company's control. As such, there can be no assurance that the final outcome of these matters will not materially and adversely affect the Company's business, financial condition, results of operations, or cash flows.

16. SUPPLEMENTAL CASH FLOW INFORMATION

        The following table sets forth supplemental cash flow disclosures (in thousands):

	Year Ended December 31,
	2016	2015	2014
Cash paid for interest	$7,556	$7,948	$5,574
Cash paid for income taxes, net	$13,972	$21,277	$18,800

        For the year ended December 31, 2014, non-cash investing items included 10.2 million shares of FTD common stock that were issued to Liberty as a portion of the purchase price for the Acquisition. Such shares were valued at $355.3 million based on the closing price on December 31, 2014, the Acquisition date.

17. IMMATERIAL RESTATEMENT OF PRIOR PERIOD FINANCIAL STATEMENTS

        Subsequent to the issuance of the Company's consolidated financial statements for the quarterly period ended September 30, 2016, the Company identified immaterial errors that were the result of an incorrect assessment of certain cross-border indirect taxes and required an immaterial restatement of the Company's previously issued consolidated financial statements for the years ended December 31, 2015 and 2014 and for the quarters within the years ended December 31, 2016 and 2015.

        The impact of these errors in the prior years are not material to the consolidated financial statements in any of these years; however, the aggregate impact of correcting these prior period errors all within the year ended December 31, 2016 would have been material to the Company's current year consolidated financial statements. Consequently, the Company has corrected these immaterial errors in the periods to which they relate.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. IMMATERIAL RESTATEMENT OF PRIOR PERIOD FINANCIAL STATEMENTS (Continued)

        The revisions to our consolidated statements of operations for the years ended December 31, 2015 and 2014 were as follows:

	For the Year Ended December 31,
	2015		2014
	As Reported	As Revised	As Reported	As Revised
	(in thousands, except per share amounts)
Revenues:
Products	$1,082,637	$1,081,217	$502,615	$501,107
Total revenues	1,219,753	1,218,333	640,513	639,005
Operating expenses:
Cost of revenues—products	748,020	747,046	384,382	383,339
General and administrative	122,239	123,244	74,943	75,922
Total operating expenses	1,291,005	1,291,036	602,909	602,845
Operating income/(loss)	(71,252)	(72,703)	37,604	36,160
Income/(loss) before income taxes	(79,809)	(81,260)	32,460	31,016
Provision/(benefit) for income taxes	(983)	(1,118)	9,630	9,488
Net income/(loss)	(78,826)	(80,142)	22,830	21,528
Earnings/(loss) per common share
Basic earnings/(loss) per share	$(2.74)	$(2.79)	$1.18	$1.11
Diluted earnings/(loss) per share	$(2.74)	$(2.79)	$1.17	$1.11

        The revisions to our consolidated balance sheet as of December 31, 2015 were as follows:

	As Reported	As Revised
	(in thousands)
Accrued liabilities	$54,087	$68,622
Income taxes payable	840	—
Total current liabilities	183,989	197,684
Total liabilities(a)	580,502	594,197
Accumulated deficit	(52,119)	(67,000)
Accumulated other comprehensive loss	(35,216)	(34,030)
Total stockholders' equity	541,226	527,531

(a)
During the first quarter of 2016, the Company adopted the accounting guidance related to the presentation of debt issuance costs. The As Reported Total Liabilities is after the reclassification of $5.1 million of debt issuance costs.

        The revisions had no impact on cash flows from operating activities, cash flows from investing activities, or cash flows from financing activities for the years ended December 31, 2015 and 2014.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. IMMATERIAL RESTATEMENT OF PRIOR PERIOD FINANCIAL STATEMENTS (Continued)

        The revisions to the Company's consolidated statements of comprehensive income/(loss) were as follows:

	For the Year Ended December 31,
	2015		2014
	As Reported	As Revised	As Reported	As Revised
	(in thousands, except per share amounts)
Net income/(loss)	$(78,826)	$(80,142)	$22,830	$21,528
Other comprehensive loss:
Foreign currency translation	(7,490)	(6,868)	(9,075)	(8,409)
Other comprehensive loss	(7,381)	(6,759)	(9,608)	(8,942)
Total comprehensive income/(loss)	(86,207)	(86,901)	13,222	12,586

        The revisions to the consolidated statement of stockholders' equity include the change to net income/(loss) and the changes to other comprehensive loss, as noted above, and a $12.3 million revision to beginning retained earnings and a $0.1 million revision to accumulated other comprehensive income as of January 1, 2014.

18. QUARTERLY FINANCIAL DATA (UNAUDITED)

        This unaudited financial information has been revised to reflect the effect of the revisions described in Note 17—Immaterial Restatement of Prior Period Financial Statements. The following tables have been prepared on a basis consistent with our annual consolidated financial statements and include all adjustments necessary for the fair presentation of the unaudited quarterly data.

	Quarter
	First	Second	Third	Fourth
	(in thousands, except per share data)
Year Ended December 31, 2016—As Revised:
Revenues	$330,214	$338,239	$172,879	$280,667
Operating income/(loss)	2,939	17,747	(12,023)	(89,403)
Net income/(loss)	1,751	11,775	(10,269)	(86,448)
Basic earnings/(loss) per common share	0.06	0.42	(0.37)	(3.17)
Diluted earnings/(loss) per common share	0.06	0.42	(0.37)	(3.17)

	Quarter
	First	Second	Third
	(in thousands, except per share data)
Year Ended December 31, 2016—As Reported:
Revenues	$330,602	$338,571	$173,154
Operating income/(loss)	3,316	18,109	(11,698)
Net income/(loss)	2,091	12,103	(9,973)
Basic earnings/(loss) per common share	0.07	0.43	(0.36)
Diluted earnings/(loss) per common share	0.07	0.43	(0.36)

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. QUARTERLY FINANCIAL DATA (UNAUDITED) (Continued)

	Quarter
	First	Second	Third	Fourth
	(in thousands, except per share data)
Year Ended December 31, 2015—As Revised:
Revenues	$367,339	$365,497	$188,223	$297,274
Operating income/(loss)	3,847	19,861	(15,395)	(81,016)
Net income/(loss)	1,680	17,518	(16,782)	(82,558)
Basic earnings/(loss) per common share	0.06	0.60	(0.59)	(2.92)
Diluted earnings/(loss) per common share	0.06	0.60	(0.59)	(2.92)

	Quarter
	First	Second	Third	Fourth
	(in thousands, except per share data)
Year Ended December 31, 2015—As Reported:
Revenues	$367,781	$365,801	$188,519	$297,652
Operating income/(loss)	4,240	20,193	(15,061)	(80,624)
Net income/(loss)	2,034	17,819	(16,479)	(82,200)
Basic earnings/(loss) per common share	0.07	0.61	(0.57)	(2.90)
Diluted earnings/(loss) per common share	0.07	0.61	(0.57)	(2.90)

GCI Liberty, Inc.
Unaudited Pro Forma Condensed Combined Financial Information

Introduction

        The following unaudited pro forma combined financial information and related notes present the historical financial statements of HoldCo (see a description of the interests, assets and liabilities included in the HoldCo financial statements included as part of these F-pages) and GCI as if the Transactions had occurred on the dates specified below. In addition, the unaudited pro forma condensed combined financial data reflects borrowings under a margin loan agreement with a portion of the proceeds being distributed to Liberty Interactive, an equity contribution for the amount of taxes payable allocated to HoldCo by Liberty Interactive, and other adjustments related to the split-off as detailed in the notes hereto.

Pro Forma Information

        The unaudited pro forma financial information reflects the estimated aggregate consideration of approximately $1.43 billion, as calculated below (in thousands, except price per share amount):

Number of GCI shares outstanding as of October 27, 2017	36,098
Multiplied by price of GCI common stock on October 27, 2017	$39.57

$1,428,398

        The estimated transaction consideration has been determined based on the closing price of GCI common stock on October 27, 2017. The final estimated transaction consideration will be based on the number of shares of GCI common stock and the closing price as of the split-off date.

        The unaudited pro forma financial information related to the GCI business combination was prepared using the acquisition method of accounting and is based on the assumption that the business combination of GCI took place as of September 30, 2017 for purposes of the unaudited pro forma balance sheet and as of January 1, 2016 for purposes of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the nine months ended September 30, 2017.

        In accordance with the acquisition method of accounting, the actual consolidated financial statements of GCI Liberty will reflect the GCI business combination only from and after the date of the completion of the acquisition. GCI Liberty has not yet undertaken a detailed analysis of the fair value of GCI's assets and liabilities and will not finalize the purchase price allocation related to the GCI business combination until after the transaction is consummated. Accordingly, the unaudited pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. Additionally, the differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and GCI Liberty's future results of operation and financial position.

        The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to represent what the results of operations or financial position of GCI Liberty would actually have been had the business combination occurred on the dates noted above, or to project the results of operations or financial position of GCI Liberty for any future periods. The unaudited pro forma adjustments are based on available information and certain assumptions that GCI Liberty's management believes are reasonable. The unaudited pro forma adjustments are directly attributable to the business combination and are expected to have a continuing impact on the results of operations of GCI Liberty. In the opinion of GCI Liberty's management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made.

        The accompanying unaudited pro forma condensed combined financial information should be read in conjunction with the notes hereto.

GCI Liberty, Inc.

Pro Forma Condensed Combined Balance Sheet

As of September 30, 2017

(unaudited)

	Historical HoldCo	Historical GCI, as reported	Pro Forma Adjustments for the GCI Business Combination		Other Pro Forma Adjustments		Pro Forma
	amounts in thousands
Assets
Current assets:
Cash and cash equivalents	$511,935	19,203	—		(300,000)	(i)	231,138
Trade and other receivables, net	36,689	179,503	(8,545	)(a)	—		207,647
Other current assets	1,297	32,618	—		—		33,915

Total current assets	549,921	231,324	(8,545)		(300,000)		472,700

Investments in available-for-sale securities and other cost investments	1,950,664	—	—		—		1,950,664
Investments in affiliates, accounted for using the equity method	245,826	—	—		—		245,826
Investment in Liberty Broadband measured at fair value	4,067,580	—	—		—		4,067,580
Property and equipment, net	621	1,153,743	286,218	(b)	—		1,440,582
Goodwill	25,569	242,264	757,069	(c)	—		1,024,902
Intangible assets not subject to amortization	4,000	285,388	387,012	(d)	—		676,400
Intangible assets subject to amortization, net	4,292	74,371	429,327	(e)	—		507,990
Other assets, at cost, net of accumulated amortization	64	76,200	(33,482	)(a)	—		42,782

Total assets	$6,848,537	2,063,290	1,817,599		(300,000)		10,429,426

Liabilities and Equity
Current liabilities:
Accounts payable	$192	58,288	—		—		58,480
Accrued liabilities	5,129	13,988	—		—		19,117
Deferred revenue	—	41,348	(24,038	)(f)	—		17,310
Accrued payroll and payroll related obligations	—	31,460	—		—		31,460
Accrued interest	—	25,968	—		—		25,968
Current maturities of obligations under long-term debt, capital leases, and tower obligations	—	13,756	192	(g)	—		13,948
Other current liabilities	1,646	1,239	—		—		2,885

Total current liabilities	6,967	186,047	(23,846)		—		169,168

Long-term debt	—	1,333,485	85,192	(g)	1,000,000	(i)	2,418,677
Indemnification obligation	—	—	—		301,563	(i)	301,563
Deferred income tax liabilities	1,136,021	133,610	424,234	(h)	—		1,693,865
Obligations under capital leases, excluding current maturities	—	42,864	—		—		42,864
Long-term deferred revenue	171	136,722	(131,955	)(f)	—		4,938
Tower obligation	—	93,842	—		—		93,842
Taxes payable	1,200,411	—	—		(1,200,411	)(j)	—
Other liabilities	41,978	139,411	—		—		181,389

Total liabilities	2,385,548	2,065,981	353,625		101,152		4,906,306

Equity
Combined equity:
Class A common	—	—	—		—		—
Class B common	—	2,578	(2,578)		—		—
Treasury stock	—	(249)	249		—		—
APIC	2,585,003	16,512	1,411,886		(401,152	)(i)(j)	3,612,249
AOCI, net of tax	(3,582)	—	—		—		(3,582)
Retained earnings (accumulated deficit)	1,877,979	(54,417)	54,417		—		1,877,979

Total combined equity	4,459,400	(35,576)	1,463,974		(401,152)		5,486,646
Noncontrolling interests in equity of combined company	3,589	32,885	—		—		36,474

Total equity	4,462,989	(2,691)	1,463,974		(401,152)		5,523,120

Total liabilities and equity	$6,848,537	2,063,290	1,817,599		(300,000)		10,429,426

See accompanying notes to unaudited pro forma condensed combined financial information

GCI Liberty, Inc.

Pro Forma Condensed Combined Statement of Operations

For the nine months ended September 30, 2017

(unaudited)

	Historical HoldCo	Historical GCI, as reported	Pro Forma Adjustments for the GCI Business Combination		Other Pro Forma Adjustments		Pro Forma
	amounts in thousands
Total revenue, net	$15,639	683,675	(16,928	)(k)	—		682,386
Operating costs and expenses:
Cost of goods sold	—	205,099	—		—		205,099
Operating expense	8,395	—	—		—		8,395
Selling, general and administrative, including stock-based compensation	29,295	280,478	—		—		309,773
Depreciation and amortization	2,398	147,547	67,666	(l)	—		217,611

	40,088	633,124	67,666		—		740,878

Operating income	(24,449)	50,551	(84,594)				(58,492)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	—	(62,377)	—		(24,375	)(n)	(86,752)
Related party interest expense	—	(5,745)	—		—		(5,745)
Derivative instrument unrealized income (loss) with related party	—	(53,970)	—		—		(53,970)
Share of earnings (losses) of affiliates	(92,082)	—	—		—		(92,082)
Realized and unrealized gains (losses) on financial instruments	1,270,764	—	—		—		1,270,764
Other, net	364	1,203	—		—		1,567

	1,179,046	(120,889)	—		(24,375)		1,033,782

Income (loss) before income taxes	1,154,597	(70,338)	(84,594)		(24,375)		975,290
Income tax (expense) benefit	(439,877)	(2,757)	32,146	(m)	9,263	(n)	(401,225)

Net earnings (loss)	714,720	(73,095)	(52,448)		(15,112)		574,065
Less net earnings (loss) attributable to the noncontrolling interests	(73)	(353)	—		—		(426)

Net earnings (loss) attributable to GCI Liberty shareholders	$714,793	(72,742)	(52,448)		(15,112)		574,491

Net earnings (loss) attributable to GCI Liberty preferred shareholders							6,768 (o)
Net earnings (loss) attributable to GCI Liberty common shareholders							567,723

Net earnings (loss) attributable to GCI Liberty shareholders							574,491

Basic earnings per share attributable to GCI Liberty common shareholders	$8.35	(2.12)					5.24
Shares used in computing earnings per share	85,597	34,385					108,419 (p)

See accompanying notes to unaudited pro forma condensed combined financial information

GCI Liberty, Inc.

Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2016

(unaudited)

	Historical HoldCo	Historical GCI, as reported	Pro Forma Adjustments for the GCI Business Combination		Other Pro Forma Adjustments		Pro Forma
	amounts in thousands
Total revenue, net	$23,934	933,812	(20,477	)(k)	—		937,269
Operating costs and expenses:
Cost of goods sold	1,099	302,578	—		—		303,677
Operating expense	12,079	—	—		—		12,079
Selling, general and administrative, including stock-based compensation	43,060	358,356	—		—		401,416
Depreciation and amortization	2,975	193,775	93,176	(l)	—		289,926

	59,213	854,709	93,176		—		1,007,098

Operating income	(35,279)	79,103	(113,653)		—		(69,829)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	—	(78,628)	—		(32,500	)(n)	(111,128)
Related party interest expense	—	(7,455)	—		—		(7,455)
Derivative instrument unrealized income with related party	—	3,120	—		—		3,120
Share of earnings (losses) of affiliates	(32,010)	—	—		—		(32,010)
Realized and unrealized gains (losses) on financial instruments	1,309,365	—	—		—		1,309,365
Gains (losses) on dispositions, net	8,660	—	—		—		8,660
Other, net	28,944	4,929	—		—		33,873

	1,314,959	(78,034)	—		(32,500)		1,204,425

Income (loss) before income taxes	1,279,680	1,069	(113,653)		(32,500)		1,134,596
Income tax (expense) benefit	(490,829)	(5,205)	43,188	(m)	12,350	(n)	(440,496)

Net earnings (loss)	788,851	(4,136)	(70,465)		(20,150)		694,100
Less net earnings (loss) attributable to the noncontrolling interests	(114)	(469)	—		—		(583)

Net earnings (loss) attributable to GCI Liberty shareholders	$788,965	(3,667)	(70,465)		(20,150)		694,683

Net earnings (loss) attributable to GCI Liberty preferred shareholders							9,025 (o)
Net earnings (loss) attributable to GCI Liberty common shareholders							685,658

Net earnings (loss) attributable to GCI Liberty shareholders							694,683

Basic earnings per share attributable to GCI Liberty common shareholders	$9.24	(0.10)					6.32
Shares used in computing earnings per share	85,423	35,680					108,419 (p)

See accompanying notes to unaudited pro forma condensed combined financial information

GCI Liberty, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1) Basis of Pro Forma Presentation

        Liberty Interactive and LI LLC intend to contribute to GCI Liberty their entire equity interests in Liberty Broadband and Charter (collectively, the core Ventures assets) and FTD, LendingTree, Evite and certain other assets and liabilities (collectively, the Discretionary assets) (the core Ventures assets and Discretionary assets collectively, HoldCo), in exchange for (a) the issuance to LI LLC of (i) a number of shares of GCI Liberty Class A Common Stock and a number of shares of GCI Liberty Class B Common Stock equal to the number of outstanding shares of Series A Liberty Ventures common stock and Series B Liberty Ventures common stock outstanding on the closing date of the contribution, respectively, and (ii) cash and (b) the assumption of certain liabilities by GCI Liberty.

        The unaudited pro forma condensed combined balance sheet as of September 30, 2017 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017 and for the year ended December 31, 2016 are based on (i) the historical results of operations of HoldCo; (ii) the historical results of operations of GCI; and (iii) other adjustments as detailed in note 3.

        If Liberty Interactive were to change the composition of the Discretionary assets, excluding LendingTree and FTD as disclosed in note 5 to the HoldCo Condensed Combined Financial Statements as of September 30, 2017 and 2016, the maximum impact to total pro forma assets and pro forma net earnings (loss) as of September 30, 2017 would be approximately 1%.

        GCI's historical financial information is adjusted in the unaudited pro forma financial statements to give effect to unaudited pro forma adjustments that are (i) directly attributable to the business combination, (ii) factually supportable, and (iii) with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the combined results.

        The unaudited pro forma financial statements are presented solely for informational purposes and are not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

        Certain reclassifications were made to conform the presentation of HoldCo and GCI's financial statements.

(2) Estimated Consideration and Pro Forma Purchase Price Allocation

        As required by acquisition accounting, an estimate of such consideration has been made at estimated fair value, which was determined using the closing price of GCI common shares and the total number of outstanding shares on October 27, 2017. The final acquisition consideration may differ significantly from the amount determined as of October 27, 2017. When the final purchase consideration is determined, such information will be included and amounts could be significant. Had the fair value of GCI's common stock been 10% higher, total purchase consideration would have been greater by $143 million and the difference would primarily impact goodwill.

GCI Liberty, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information (Continued)

(2) Estimated Consideration and Pro Forma Purchase Price Allocation (Continued)

        The following is a pro forma purchase price allocation as if the Transactions had occurred on September 30, 2017 (amounts in thousands):

Current Assets	$222,779
Property and equipment	1,439,961
Goodwill	999,333
Indefinite-lived Intangible Assets	672,400
Definite-lived Intangible Assets	503,698
Long term assets	42,718
Current liabilities	(162,201)
Long-term debt	(1,418,677)
Deferred tax liabilities, net	(557,844)
Other long term liabilities	(313,769)

$1,428,398

        The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the split-off date and may change significantly from the amounts determined in the pro forma purchase price allocation.

(3) Pro Forma Adjustments

        The unaudited pro forma adjustments related to the split-off included in the unaudited pro forma condensed combined financial statements are as follows:

  (a)
  Trade and other receivables, net and Other assets, net

        In prior years, GCI recorded receivables related to revenue recognized under the rural high cost program. In 2016, the rural high cost program support calculation and payment timing changed, resulting in GCI writing off this legacy receivable over the ten-year support term. The pro forma adjustments to trade and other receivables, net and other assets, net represent the write-off of the receivables related to the legacy rural high cost program.

  (b)
  Property and equipment, net

September 30, 2017
amounts in thousands
To eliminate the historical net book value of GCI's Property and equipment	$(1,153,743)
To record pro forma fair value of estimated Property and equipment	1,439,961

Total adjustment to Property and equipment	$286,218

        The pro forma fair value of GCI's Property and equipment was estimated based on the percentage of similar assets allocated as part of business combinations within the industry. We believe such allocation is a reasonable estimate of fair value. The final allocation will be determined by independent appraisal and could be materially different.

GCI Liberty, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information (Continued)

(3) Pro Forma Adjustments (Continued)

  (c)
  Goodwill

September 30, 2017
amounts in thousands
To eliminate the historical Goodwill of GCI	$(242,264)
To record pro forma Goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the Transactions	999,333

Total adjustment to Goodwill	$757,069

  (d)
  Intangible assets not subject to amortization

September 30, 2017
amounts in thousands
To eliminate the historical net book value of GCI's Intangible assets not subject to amortization	$(285,388)
To record pro forma fair value of estimated Intangible assets not subject to amortization	672,400

Total adjustment to Intangible assets not subject to amortization	$387,012

        Intangible assets not subject to amortization is comprised of cable certificates, wireless licenses and broadcast licenses. GCI's cable certificates represent agreements with government entities to construct and operate a video business. GCI's wireless licenses are from the FCC and give GCI the right to provide wireless service within a certain geographical area. GCI's broadcast licenses are from the FCC and give GCI the right to broadcast television stations within a certain geographical area. The pro forma fair value of GCI's Intangible assets not subject to amortization was estimated based on the percentage of similar assets allocated as part of business combinations within the industry. We believe such allocation is a reasonable estimate of fair value. The final allocation will be determined by independent appraisal and could be materially different.

  (e)
  Intangible assets subject to amortization, net

September 30, 2017
amounts in thousands
To eliminate the historical net book value of GCI's Intangible assets subject to amortization, net	$(74,371)
To record pro forma fair value of estimated Intangible assets subject to amortization, net	503,698

Total adjustment to Intangible assets subject to amortization, net	$429,327

        Intangible assets subject to amortization, net is comprised of software license fees, rights to use, customer relationships and right-of-way. The pro forma fair value of GCI's Intangible assets subject to amortization, net was estimated based on the percentage of similar assets allocated as part of business

GCI Liberty, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information (Continued)

(3) Pro Forma Adjustments (Continued)

combinations within the industry. We believe such allocation is a reasonable estimate of fair value. The final allocation will be determined by independent appraisal and could be materially different.

  (f)
  Deferred revenue

        GCI defers a portion of its revenue related to fiber capacity Indefeasible Right to Use agreements, grants, the Universal Service Fund high cost support, roaming contracts and revenue for building communication infrastructure. The adjustment was calculated based on our understanding of these arrangements and based on previous acquisition transactions at GCI with similar arrangements.

  (g)
  Debt

        GCI's debt was adjusted to its estimated fair value as of September 30, 2017. The amount was estimated based on the fair value disclosed in the GCI financial statements included on Form 10-Q as of September 30, 2017.

  (h)
  Deferred income tax liabilities

        The adjustment to deferred income taxes was calculated by applying GCI's statutory tax rate, 41%, to the taxable pro forma adjustments, such as property and equipment, intangible assets not subject to amortization, intangible assets subject to amortization, net, deferred revenue and debt.

  (i)
  Margin Loan, Indemnification Obligation and Distribution to Liberty Interactive

        A bankruptcy remote wholly owned subsidiary of Liberty Interactive, which will be contributed to GCI Liberty in the contribution, expects to borrow $1 billion under a margin loan agreement at the time of the split-off. The margin loan facility will be secured by a pledge of approximately 42.7 million shares of Series C common stock of Liberty Broadband.

        Pursuant to an indemnification agreement with Liberty Interactive, GCI Liberty will indemnify LI LLC against any payments made by LI LLC in excess of stated principal and interest to any holder that exercises its exchange right under the terms of LI LLC's 1.75% Exchangeable Debentures through October 5, 2023. Within six months of the HoldCo Split-Off, Liberty Interactive, LI LLC and GCI Liberty will cooperate with, and reasonably assist each other with respect to, the commencement and consummation of a purchase offer (the "Purchase Offer") whereby LI LLC will offer to purchase, either pursuant to privately negotiated transactions or a tender offer, the 1.75% Exchangeable Debentures on terms and conditions (including maximum offer price) reasonably acceptable to GCI Liberty. GCI Liberty will indemnify LI LLC (using funds expected to be borrowed under the $1 billion margin loan agreement) for each 1.75% Exchangeable Debenture repurchased by LI LLC in the Purchase Offer in an amount equal to the difference between (x) the purchase price paid by LI LLC to acquire such 1.75% Exchangeable Debenture in the Purchase Offer and (y) the sum of the amount of cash that is reattributed with respect to such purchased 1.75% Exchangeable Debenture plus the amount of certain tax benefits attributable to such 1.75% Exchangeable Debenture so purchased. GCI Liberty's indemnity obligation with respect to payments made upon a holder's exercise of its exchange right will be eliminated as to any 1.75% Exchangeable Debentures purchased in the Purchase Offer.

        The amount of cash to be reattributed in the reattribution will be equal to the amount by which the fair value of the aggregate liabilities attributed to the Ventures Group to be reattributed exceeds

GCI Liberty, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information (Continued)

(3) Pro Forma Adjustments (Continued)

the fair value of the assets (other than cash) attributed to the Ventures Group to be reattributed, in each case, as of the date of the reattribution. Approximately $1.3 billion is expected to be contributed by GCI Liberty to Liberty Interactive as of the date of reattribution. For additional information regarding the foregoing estimate, please see "Questions and Answers—What is the contribution?"

  (j)
  Income Taxes Payable

        The income taxes payable allocated to HoldCo by Liberty Interactive are expected to be contributed to HoldCo upon completion of the split-off.

  (k)
  Revenue

        The adjustment represents the reversal of deferred revenue based on the explanation in (f) above. The revenue reversal was based on an estimate of the fair value of deferred revenue as applicable under acquisition accounting.

  (l)
  Depreciation and amortization

        The adjustment reverses GCI's historical amortization of intangible assets and includes amortization of pro forma definite lived intangible assets using the weighted average useful life for GCI's definite lived intangible assets, approximately 6 years. The adjustment also reverses GCI's historical depreciation of property and equipment and includes depreciation of pro forma property and equipment based on an estimated useful life of 7 years.

  (m)
  Income tax (expense) benefit

        Adjustment to record taxes at HoldCo's expected blended tax rate.

  (n)
  Interest expense

        Borrowings under the margin loan facility are expected to bear interest at a per annum rate equal to 3-month LIBOR plus a spread (estimated to be 3.25%). The pro forma adjustment relates to interest expense on the $1 billion margin loan. Had the annual interest rate been 10% higher or lower, annual interest expense would have been $3.3 million higher or lower, respectively.

  (o)
  Earnings (loss) attributable to GCI Liberty preferred shareholders

        Earnings attributable to GCI Liberty preferred shareholders was calculated assuming there are 7.2 million shares of GCI Liberty Preferred Stock (see (p) below) with a liquidation price of $25 per share and a 5% annual dividend rate.

  (p)
  Shares used in computing earnings per share

        Liberty Interactive will redeem (i) each outstanding share of Series A Liberty Ventures Common Stock for one share of GCI Liberty Class A Common Stock and (ii) each outstanding share of Series B Liberty Ventures Common Stock for one share of GCI Liberty Class B Common Stock. Holders of GCI Class A Common Stock and GCI Class B Common Stock each will receive (i) 0.63 of a share of GCI Liberty Class A Common Stock and (ii) 0.2 of a share of GCI Liberty Series A Cumulative Redeemable Preferred Stock. Based on these conversion ratios, as of October 27, 2017, GCI common stock would convert into 22.7 million shares and 7.2 million shares of GCI Liberty Common Stock and GCI Liberty Preferred Stock, respectively.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and among

Liberty Interactive Corporation,

Liberty Interactive LLC

and

General Communication, Inc.

Dated as of April 4, 2017

A-i

A-ii

A-iii

EXHIBITS AND SCHEDULES

Exhibit A—Forms of Aircraft Time Sharing Agreements
Exhibit B—Form of Facilities Sharing Agreement
Exhibit C—Form of Indemnification Agreement
Exhibit D—Form of Restated Company Articles
Exhibit E—Form of Services Agreement
Exhibit F—Form of Split-Off Tax Sharing Agreement
Exhibit G—Form of 203 Resolutions
Schedule A—Reattributed and Contributed Ventures Assets and Liabilities
Schedule B—Directors and Officers of the Company
Schedule C—Company Restructuring Plan

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

        This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of April 4, 2017 by and among Liberty Interactive Corporation, a Delaware corporation ("Liberty"), Liberty Interactive LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Liberty ("LI LLC"), and General Communication, Inc., an Alaska corporation (the "Company").

RECITALS

        WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, (a) the Company shall effect the reclassification of its capital stock as described herein and effected through the Restated Company Articles (the "Company Reclassification"), (b) following the Company Reclassification, the Company shall effect the automatic conversion of its capital stock (the "Auto Conversion") in accordance with the terms of the Restated Company Articles, (c) following the Auto Conversion, Liberty and LI LLC shall contribute certain assets and Subsidiaries to the Company in exchange for shares of Company Common Stock constituting "control" of the Company within the meaning of Section 368(c) of the Internal Revenue Code of 1986 (the "Code"), the Company Charter Exchangeable Debentures and the other consideration described herein (the "Contribution") and (d) following the Contribution, Liberty shall effect the Split-Off of its interest in the Company, in each case, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Alaska Corporations Code (the "ACC"), as applicable (the Company Reclassification, the Auto Conversion, the Contribution and the Split-Off collectively referred to as the "Transactions");

        WHEREAS, the Board of Directors of the Company has (i) determined that the Restated Company Articles, this Agreement and the transactions contemplated hereby, including the Company Reclassification, the Auto Conversion and the Contribution, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Company Reclassification, the Auto Conversion and the Contribution, (iii) resolved to submit the Restated Company Articles, this Agreement, the transactions contemplated hereby and any plans or other matters for which stockholder approval is required in connection with this Agreement or the transactions contemplated hereby to the stockholders of the Company for their approval, and (iv) resolved to recommend that the stockholders of the Company approve the Restated Company Articles, this Agreement, the transactions contemplated hereby, including the Company Reclassification, the Auto Conversion and the Contribution, and any plans or other matters for which stockholder approval is required in connection with this Agreement or the transactions contemplated hereby;

        WHEREAS, the Board of Directors of Liberty has (i) determined that this Agreement and the transactions contemplated hereby, including the Contribution and the Split-Off, are advisable and fair to, and in the best interests of, Liberty and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Contribution and the Split-Off, and (iii) resolved to recommend that the Liberty Ventures Stockholders approve the Split-Off;

        WHEREAS, the sole member of LI LLC has (i) determined that this Agreement and the transactions contemplated hereby, including the Contribution, are advisable and fair to, and in the best interests of, LI LLC, and (ii) approved the Contribution and this Agreement and the other transactions contemplated hereby;

        WHEREAS, simultaneously with the execution and delivery of this Agreement, Liberty, the Company and certain stockholders of the Company (the "Principal Company Stockholders") are entering into one or more Voting Agreements (the "Principal Company Stockholders Voting Agreements"), pursuant to which the Principal Company Stockholders have agreed, on the terms and subject to the conditions of the

Principal Company Stockholders Voting Agreements, to take specified actions in connection with the Transactions and other matters;

        WHEREAS, simultaneously with the execution and delivery of this Agreement, Liberty, the Company and certain stockholders of Liberty (the "Principal Liberty Stockholders") are entering into a Voting Agreement (the "Principal Liberty Stockholders Voting Agreement"), pursuant to which the Principal Liberty Stockholders have agreed, on the terms and subject to the conditions of the Principal Liberty Stockholders Voting Agreement, to take specified actions in connection with the Transactions and other matters;

        WHEREAS, it is intended that, for U.S. federal income tax purposes, (a) each of the Company Reclassification and the Auto Conversion qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and (b) the Contribution and the Split-Off, taken together, qualify as a tax-free transaction under Sections 368(a)(1)(D), 355 and 361 of the Code (collectively, the "Intended Tax Treatment"); and

        WHEREAS, this Agreement is intended to constitute, and is hereby adopted as, a "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for each of (a) the Company Reclassification, (b) the Auto Conversion and (c) the Contribution and the Split-Off, taken together.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

        Section 1.1    Definitions.     As used in this Agreement, the following terms shall have the meanings set forth below.

        "2017 Capex Cap" has the meaning set forth in Section 5.1(a)(xi).

        "2021 Indenture" means that certain Indenture, dated as of May 20, 2011, between GCI, Inc. and Union Bank, N.A., as amended, restated, supplemented or otherwise modified through the date hereof.

        "2021 Notes" means GCI, Inc.'s 6.75% Senior Notes due 2021.

        "2021 Notes Consent Solicitation" has the meaning set forth in Section 5.17(b).

        "2025 Indenture" shall means that certain Indenture, dated as of April 1, 2015, between GCI, Inc. and MUFG Union Bank, N.A., as amended, restated, supplemented or otherwise modified through the date hereof.

        "2025 Notes" means GCI, Inc.'s 6.875% Senior Notes due 2025.

        "2025 Notes Consent Solicitation" has the meaning set forth in Section 5.17(c).

        "40 Act" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

        "40 Act Event" means any action, event, change in Law, change in composition of assets or other occurrence which in the reasonable opinion of Liberty's outside counsel set forth on Section 1.1(a) of the Liberty Disclosure Letter and the Company's outside counsel set forth on Section 1.1(a) of the Company Disclosure Letter results or will result in the Company (after giving effect to the Transactions) becoming required to register as an investment company under the 40 Act.

        "ACC" has the meaning set forth in the Recitals.

        "Action" means any claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority or otherwise.

        "Adjusted Restricted Stock Award" has the meaning set forth in Section 2.2(d)(iii).

        "Adjusted Stock Option" has the meaning set forth in Section 2.2(d)(ii).

        "Affiliate" means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that, except as otherwise specified in this Agreement and in no event will a Specified Person or a Permitted Holder be treated as an Affiliate of Liberty or any of its Subsidiaries or any of their respective Affiliates for any purpose hereunder.

        "Agreed Cash Amount" means an aggregate amount of cash, that will be reattributed in the Reattribution, equal to the amount by which (x) the Fair Value (consistent with Section 4.19 of the Liberty Disclosure Letter) of the aggregate liabilities of the Liberty Ventures Group (including any Liberty Charter Exchangeable Debentures that are not exchanged in the Exchange Offer) to be reattributed on the date of the Reattribution exceeds (y) the Fair Value (consistent with Section 4.19 of the Liberty Disclosure Letter) of the aggregate assets of the Liberty Ventures Group (including any cash attributed to the Liberty Ventures Group that is subject to the Reattribution other than the Agreed Cash Amount) to be reattributed on the date of the Reattribution; provided, however, that the Agreed Cash Amount shall not exceed the total loan proceeds from the Loan Facility, without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

        "Agreement" has the meaning set forth in the Preamble.

        "Aircraft Time Sharing Agreements" means those certain Aircraft Time Sharing Agreements, to be entered into on or prior to the Closing Date, by and among the Company, Liberty Media Corporation and certain of its Subsidiaries party thereto, substantially in the form attached hereto as Exhibit A.

        "Alaska Commissioner" means the Commissioner of the Department of Commerce, Community and Economic Development of the State of Alaska

        "Alaska Notice" has the meaning set forth in Section 2.1(b).

        "Alternative Company Transaction" means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company which would result in any Person owning twenty percent (20%) or more of the aggregate outstanding voting securities of the Company, (b) any direct or indirect acquisition or purchase, by any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Subsidiary of the Company, of assets or properties that constitute twenty percent (20%) or more of the fair market value of the assets and properties of the Company and its Subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of twenty percent (20%) or more of the aggregate outstanding equity securities or voting power of the Company, or (d) any combination of the foregoing or other transaction having a similar effect to those described in clauses (a) through (c), in each case, other than the Transactions.

        "Alternative Company Transaction Proposal" means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by Liberty or an Affiliate of Liberty), relating to an Alternative Company Transaction.

        "Alternative Liberty Ventures Transaction" means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Liberty which would result in any Person owning twenty percent (20%) or more of the aggregate outstanding Liberty Ventures Common Stock, (b) any direct or indirect acquisition or purchase, by any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Subsidiary of Liberty, of assets or properties that constitute twenty percent (20%) or more of the fair market value of the assets and properties of the Liberty Ventures Group, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of twenty percent (20%) or more of the aggregate outstanding equity securities or voting power with respect to the Liberty Ventures Group (other than any such acquisition by (i) a Permitted Holder from another Permitted Holder or (ii) any acquisition by a Permitted Holder that is related to any type of compensatory award made by Liberty or any other compensation for services provided to Liberty), or (d) any combination of the foregoing or other transaction having a similar effect to those described in clauses (a) through (c), in each case, other than the Transactions. In addition, any transaction or series of related transactions (other than as contemplated by this Agreement) pursuant to which the Core Contributed Ventures Assets would be separated from the assets attributable to the QVC Group in connection with a transaction effected under Section 355 of the Code, will be deemed to constitute an Alternative Liberty Ventures Transaction for purposes of this Agreement. Notwithstanding the foregoing, in no event shall a Liberty Acquisition be considered an Alternative Liberty Ventures Transaction for any purpose whatsoever under this Agreement (including Section 6.3), notwithstanding the fact that such Liberty Acquisition may result in or have a similar effect to those events or actions described in clauses (a) through (d) above.

        "Alternative Liberty Ventures Transaction Proposal" means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by the Company or an Affiliate of the Company), relating to an Alternative Liberty Ventures Transaction.

        "Amended Company Notice Period" has the meaning set forth in Section 5.2(d)(iv).

        "Amended Liberty Notice Period" has the meaning set forth in Section 5.3(d)(iv).

        "Ancillary Agreements" means the Indemnification Agreement, Split-Off Tax Sharing Agreement, Services Agreement, Aircraft Time Sharing Agreements and Facilities Sharing Agreement.

        "Assumed Liabilities" means the Liabilities set forth on Schedule A under the heading "Assumed Liabilities", as may be updated by the Final Reattributed and Contributed Ventures Assets Schedule.

        "Attribution Change" has the meaning set forth in Section 5.20(b).

        "Auto Conversion" has the meaning set forth in the Recitals.

        "Auto Conversion Date" means the date on which the Auto Conversion Effective Time occurs.

        "Auto Conversion Effective Time" has the meaning set forth in Section 2.2(a)(ii).

        "Auto Conversion Notice" has the meaning set forth in Section 2.2(a)(i).

        "Auto Conversion Shares" has the meaning set forth in Section 2.2(a)(ii)(2).

        "Book Entry Shares" means (i) shares of Company Capital Stock that are in non-certificated book-entry form and (ii) shares of Liberty Ventures Common Stock that are in non-certificated book-entry form, as the case may be.

        "Bridge Commitment Letter" has the meaning set forth in Section 3.25(a).

        "Bridge Financing Commitments" has the meaning set forth in Section 3.25(a).

        "Bridge Financing" has the meaning set forth in Section 3.25(a).

        "Broadband Holdco" means a new Delaware limited liability company to be formed prior to the Contribution Closing and contributed to the Company in the Contribution that will hold shares of Liberty Broadband Corporation and enter into the Loan Facility.

        "Business Day" means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by Law or executive order to be closed.

        "Cable Systems" means a cable system, as such term is defined in 47 U.S.C. §522(7).

        "Certificate" means (i) certificates that represent shares of Company Capital Stock and (ii) certificates that immediately prior to the Split-Off Effective Time represented shares of Liberty Ventures Common Stock, as the case may be.

        "Claim" has the meaning set forth in Section 5.8(b).

        "Closing Date" has the meaning set forth in Section 2.3(b).

        "Code" has the meaning set forth in the Recitals.

        "Communications Licenses" means all licenses, authorizations and certificates of public convenience and necessity issued or granted by the FCC or the State Commissions held by the Company or its Subsidiaries in each applicable jurisdiction with respect to the business of the Company and its Subsidiaries as presently conducted, as set forth on Section 3.11 of the Company Disclosure Letter.

        "Company" has the meaning set forth in the Preamble.

        "Company Acquisition Agreement" has the meaning set forth in Section 5.2(d).

        "Company Adverse Recommendation Change" has the meaning set forth in Section 5.2(d).

        "Company Affiliated Group" has the meaning set forth in Section 3.18(a)(v).

        "Company Articles" means the Restated Articles of Incorporation of the Company, dated as of August 20, 2007.

        "Company Balance Sheet Date" means December 31, 2016.

        "Company Budget" means the annual operating budget of the Company for the year ending December 31, 2017, described on Section 1.1(b) of the Company Disclosure Letter.

        "Company Bylaws" means the Amended and Restated Bylaws of the Company, effective as of June 27, 2016.

        "Company Capital Stock" means the Company Common Stock and the Company Preferred Stock.

        "Company Charter Exchangeable Debentures" means the Company's 1.75% Exchangeable Debentures due 2046 to be issued in connection with the Contribution, which shall have substantially identical terms and conditions to the Liberty Charter Exchangeable Debentures.

        "Company Class A Common Stock" has the meaning set forth in Section 3.2(a).

        "Company Class A-1 Common Stock" means the Company's Class A-1 common stock, no par value, to be authorized in the Restated Company Articles and issued in connection with the Company Reclassification.

        "Company Class B Common Stock" has the meaning set forth in Section 3.2(a).

        "Company Class B-1 Common Stock" means the Company's Class B-1 common stock, no par value, to be authorized in the Restated Company Articles and issued in connection with the Company Reclassification.

        "Company Combined Group" has the meaning set forth in Section 3.18(a)(v).

        "Company Common Stock" means (i) prior to the Company Reclassification Effective Date, the Company Class A Common Stock and the Company Class B Common Stock, and (ii) following the Company Reclassification Effective Date, the Company Reclassified Class A Common Stock, the Company Reclassified Class B Common Stock, the Company Reclassified Class C Common Stock, the Company Class A-1 Common Stock and the Company Class B-1 Common Stock.

        "Company Disclosure Letter" means the disclosure letter delivered by the Company to Liberty concurrently with the execution of this Agreement.

        "Company Employees" has the meaning set forth in Section 5.12(a).

        "Company Equity Awards" means the Company Stock Options and the Company Restricted Stock.

        "Company Financial Statements" has the meaning set forth in Section 3.6(b).

        "Company Intellectual Property" means the Intellectual Property that is necessary for the conduct of the business of the Company and its Subsidiaries.

        "Company Intervening Event" means any event, occurrence, fact, condition, change, development or effect occurring or arising after the date of this Agreement that (i) was not known (or the material consequences of which were not known) to the Board of Directors of the Company as of or prior to the date of this Agreement and did not result from a breach of this Agreement by the Company and (ii) does not relate to or involve an Alternative Company Transaction; provided, however, that (A) any change in the price or trading volume of Company Common Stock, Liberty Ventures Common Stock or any publicly traded securities which are attributed to the Liberty Ventures Group or (B) the Company meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case, shall not be taken into account for purposes of determining whether a Company Intervening Event has occurred (provided that for each of the changes or events described in clauses (A) and (B), the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to either such change or event may, to the extent satisfying the portion of this definition preceding this proviso, be taken into account in determining whether a Company Intervening Event has occurred).

        "Company IT Systems" has the meaning set forth in Section 3.14(d).

        "Company Leased Property" has the meaning set forth in Section 3.12(b).

        "Company Leases" has the meaning set forth in Section 3.12(b).

        "Company Material Adverse Effect" means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (A) is, or is reasonably expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account (in either case, after giving effect to any event, occurrence, fact, condition, change, development or effect resulting therefrom) in determining whether there has been or will be, a Company Material Adverse Effect: (a) general economic conditions attributable to the U.S. economy or financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets), (b) general political conditions or changes therein (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), (c) financial or security market fluctuations or conditions, (d) changes in, or events affecting, the industries in which the Company and its Subsidiaries operate, (e) any effect arising out of a change or proposed change in GAAP or applicable Law, (f) (1) the announcement, pendency or consummation of the Transactions or any Action brought or threatened by stockholders of the Company or derivative Action brought or threatened asserting allegations of breach of fiduciary duty relating to this Agreement or the Transactions (a "Stockholder Suit") or (2) any actions required by this Agreement (provided that, for purposes of 3.5(b), and 3.21, events, occurrences, facts, conditions, changes, developments or effects described in subclauses (1) and (2) of this clause (f) (other than a Stockholder Suit) may be taken into account in determining whether a Company Material Adverse Effect has occurred), (g) any changes in the price or trading volume of the Company Common Stock (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such change, if not otherwise excluded from this definition of "Company Material Adverse Effect," may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) or (h) any failure by the Company to meet published or unpublished revenue or earning projections (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such failure, if not otherwise excluded from this definition of "Company Material Adverse Effect", may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); provided, that in the cases of clauses (a) through (e), any such event, occurrence, fact, condition, change, development or effect which disproportionately affects the Company and its Subsidiaries relative to other participants in the industries in which the Company or its Subsidiaries operate shall not be excluded from the determination of whether there has been a Company Material Adverse Effect, but only to the extent such event, occurrence, fact, condition, change, development or effect so disproportionately affects the Company and its Subsidiaries (provided, that any material change in applicable Law (or any pending material change in applicable Law that has been adopted by the applicable Governmental Authority and is not yet effective) affecting the areas in which the Company provides services (but no other area of the U.S.) shall be deemed to have a disproportionate effect on the Company and its Subsidiaries for purposes of determining whether there has been a Company Material Adverse Effect; provided, further, that, notwithstanding anything to the contrary contained herein, any event set forth on Section 1.1(c) of the Company Disclosure Letter shall constitute a Company Material Adverse Effect, or (B) prevents or impairs or delays the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or would reasonably be expected to do so other than a Stockholder Suit.

        "Company Material Contract" has the meaning set forth in Section 3.15(a).

        "Company Notice Period" has the meaning set forth in Section 5.2(d)(iv).

        "Company Offer" has the meaning set forth in Section 5.3(d)(iv).

        "Company Option Conversion Ratio" equals the quotient of (i) (A) the Company Reclassified Class A Common Stock Conversion Ratio times the volume weighted average price of a share of Company Reclassified Class A Common Stock over the three-consecutive trading days immediately following the Auto Conversion Effective Time plus (B) the Company Series A Preferred Stock Conversion Ratio times the volume weighted average price of a share of Company Series A Preferred Stock over the three-consecutive trading days immediately following the Auto Conversion Effective Time, divided by (ii) the volume weighted average price of a share of Company Reclassified Class A Common Stock over the three-consecutive trading days immediately following the Auto Conversion Effective Time.

        "Company Person" has the meaning set forth in Section 4.17.

        "Company Plans" has the meaning set forth in Section 3.20(a).

        "Company Post-Split-Off Adjusted Award" has the meaning set forth in Section 2.4(b)(vi).

        "Company Post-Split-Off Option" has the meaning set forth in Section 2.4(b)(ii).

        "Company Post-Split-Off Restricted Stock" has the meaning set forth in Section 2.4(b)(v).

        "Company Post-Split-Off RSU" has the meaning set forth in Section 2.4(b)(iv).

        "Company Post-Split-Off SAR" has the meaning set forth in Section 2.4(b)(iii).

        "Company Preferred Stock" means (i) prior to the Company Reclassification Effective Date, the Company's preferred stock, no par value, and (ii) following the Company Reclassification Effective Date, the Company's preferred stock, including the Company Series A Preferred Stock.

        "Company Real Property" has the meaning set forth in Section 3.12(a).

        "Company Reclassification" has the meaning set forth in the Recitals.

        "Company Reclassification Effective Date" has the meaning set forth in Section 2.1(b).

        "Company Reclassified Class A Common Stock" means the Company's Class A common stock, no par value, to be authorized in the Restated Company Articles and issued in connection with the Auto Conversion and the Contribution.

        "Company Reclassified Class A Common Stock Conversion Ratio" means 0.63, as the same may be adjusted pursuant to Section 2.2(c).

        "Company Reclassified Class B Common Stock" means the Company's Class B common stock, no par value, to be authorized in the Restated Company Articles and issued in connection with the Contribution.

        "Company Reclassified Class C Common Stock" means the Company's Class C common stock, no par value, to be authorized in the Restated Company Articles.

        "Company Recourse Related Party" has the meaning set forth in Section 7.3(d).

        "Company Restricted Stock" means shares of restricted Company Common Stock issued pursuant to the Incentive Plan.

        "Company Restructuring" means the effectiveness of the restructuring of certain Subsidiaries of the Company as set forth on Schedule C.

        "Company SEC Documents" has the meaning set forth in Section 3.6(a).

        "Company Series A Preferred Stock" means the Company's Series A Cumulative Redeemable Preferred Stock to be authorized in the Restated Company Articles and issued in connection with the Auto Conversion, with the par value described in the Restated Company Articles.

        "Company Series A Preferred Stock Conversion Ratio" means 0.2, as the same may be adjusted pursuant to Section 2.2(c).

        "Company Stock Option" means any option to purchase shares of Company Common Stock issued pursuant to the Incentive Plan.

        "Company Stockholder" means any holder of Company Common Stock.

        "Company Stockholder Approvals" has the meaning set forth in Section 3.4(a).

        "Company Stockholders' Meeting" has the meaning set forth in Section 5.4(a)(iv).

        "Company Termination Fee" has the meaning set forth in Section 7.3(a)(i).

        "Compensation Bucket" has the meaning set forth in Section 5.1(a)(viii).

        "Competition Law" means any Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

        "Conditional Notice" has the meaning set forth in Section 2.1(a).

        "Confidentiality Agreement" has the meaning set forth in Section 5.2(b)(i).

        "Consummation Event" has the meaning set forth in Section 8.12.

        "Contract" means any written or oral binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

        "Contributed Ventures Assets" means (i) the Contributed Ventures Subsidiaries, (ii) the Contributed Ventures Interests and (iii) the additional assets listed on Schedule A under the heading "Additional Contributed Ventures Assets", as each may be updated by the Final Reattributed and Contributed Ventures Assets Schedule in accordance with the terms hereof.

        "Contributed Ventures Interests" means the capital stock or other equity interest in any entity that is owned, in whole or in part, directly or indirectly, by Liberty or its Subsidiaries (other than capital stock of, or other equity interests in, the Contributed Ventures Subsidiaries) and listed on Schedule A under the heading "Contributed Ventures Interests", as may be updated by the Final Reattributed and Contributed Ventures Assets Schedule in accordance with the terms hereof.

        "Contributed Ventures Subsidiaries" means the Subsidiaries of Liberty listed on Schedule A under the heading "Contributed Ventures Subsidiaries", as may be updated by the Final Reattributed and Contributed Ventures Assets Schedule in accordance with the terms hereof.

        "Contribution" has the meaning set forth in the Recitals.

        "Contribution Closing" has the meaning set forth in Section 2.3(b).

        "Contribution Effective Time" has the meaning set forth in Section 2.3(a).

        "Copyright Filings" has the meaning set forth in Section 3.14(c).

        "Copyrights" means registered and unregistered copyrights and similar rights in protectable material, including rights to use and all renewals and extensions thereof and registrations of the foregoing and applications therefor, and equivalents of the foregoing.

        "Core Contributed Ventures Assets" means the assets set forth on Schedule A under the heading "Core Contributed Ventures Assets".

        "Credit Agreement Consent and Amendment(s)" has the meaning set forth in Section 5.17(a).

        "DGCL" has the meaning set forth in the Recitals.

        "Delaware Courts" has the meaning set forth in Section 8.14.

        "Director Resignations" has the meaning set forth in Section 2.3(d).

        "Discretionary Asset" has the meaning set forth in Section 5.20(a).

        "Discretionary Asset Approval" has the meaning set forth in Section 5.20(a).

        "Encumbrance" means any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but other than restrictions under applicable securities laws).

        "Environmental Claim" means any letter, citation, report, investigation, pleading or other Action or written demand alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys' fees or penalties) based on or resulting from (a) the presence, or release into the environment, of any Hazardous Materials at any property currently or formerly owned or operated by the

Company or any of its Subsidiaries or currently or formerly used by them for storage, treatment or disposal of Hazardous Materials or (b) any violation, or alleged violation, of any Environmental Law.

        "Environmental Law" means any Law or Governmental Permit relating to pollution or protection of human health or safety or the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ERISA Affiliate" has the meaning set forth in Section 3.20(a).

        "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

        "Exchange Fund" has the meaning set forth in Section 2.5(a).

        "Exchange Offer" means the offer by LI LLC to exchange any and all outstanding Liberty Charter Exchangeable Debentures for Company Charter Exchangeable Debentures in connection with the completion of the Transactions.

        "Exchange Offer Principal Amount" means the aggregate Adjusted Principal Amount (as such term is defined in the Supplemental Indenture) of the Liberty Charter Exchangeable Debentures that the holders thereof have elected to exchange pursuant to the Exchange Offer.

        "Facilities Sharing Agreement" means that certain Facilities Sharing Agreement, to be entered into on or prior to the Closing Date, by and among Liberty Property Holdings, Inc., the Company and Liberty Media Corporation, substantially in the form attached hereto as Exhibit B.

        "FCC" means the Federal Communications Commission, any bureau or division thereof acting on delegated authority, or any successor agency.

        "FCC Approvals" has the meaning set forth in Section 6.1(g).

        "Fair Value" has the meaning ascribed thereto in Liberty Charter (in existence on the date hereof); provided, that for purposes of determining Liberty's compliance with Section 4.19 and Section 5.20, the additional criteria set forth on Section 4.19 of the Liberty Disclosure Letter shall also be applied.

        "Final Reattributed and Contributed Ventures Assets Schedule" has the meaning set forth in Section 5.20(a).

        "Final Reattributed Assets" has the meaning set forth in Section 5.20(a).

        "Final Reattributed Liabilities" has the meaning set forth in Section 5.20(a).

        "Financing Fees" has the meaning set forth in Section 5.17(f).

        "GAAP" means United States generally accepted accounting principles.

        "GCI Sub" means GCI, Inc., an Alaska corporation and a wholly owned Subsidiary of the Company.

        "GCI Sub Merger" has the meaning set forth in Section 2.1(c).

        "Governmental Authority" means any national, supranational, federal, state, provincial, county, local or municipal government or any court or tribunal, regulatory or administrative agency, board or commission, arbitrator, arbitration tribunal or other governmental authority or instrumentality, domestic or foreign, in each case; provided, that in no case shall any of the foregoing be considered a Governmental Authority for any purpose under this Agreement to the extent such entity is a customer of the Company

(but only to such extent, and, for the avoidance of doubt, such entity will remain a Governmental Authority in all other capacities).

        "Governmental Permit" means with respect to the Company or any of its Subsidiaries, any consent, license, permit, grant, registration or other authorization of a Governmental Authority that is required for the operation of such entity's business or the holding of any of its material assets or properties, but in no event shall Government Permits include any of the Company Communications Licenses.

        "Hazardous Materials" means all substances defined as Hazardous Materials, Oils, Pollutants or Contaminants (including any constituent, raw material, product or by-products thereof) in the National Oil and Hazardous Materials Pollution Contingency Plan, 40 C.F.R. §300.5 or defined as such by, or regulated as such under, any Environmental Law, including asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or hazardous solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

        "Incentive Plan" means the Amended and Restated 1986 Stock Option Plan of General Communication, Inc.

        "Indebtedness" means, as to a Person (which term shall include any of its Subsidiaries for purposes of this definition of Indebtedness), without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness for borrowed money and (B) obligations evidenced by bonds, debentures, notes or other similar instruments for the payment of which such Person is liable, (ii) obligations or liabilities of such Person under or in connection with letters of credit or bankers' acceptances or similar items; provided, however, that undrawn amounts shall not be treated as outstanding Indebtedness until drawn, (iii) that portion of obligations with respect to capital leases that is properly classified as a long term liability on a balance sheet in conformity with GAAP, (iv) all obligations of such Person under interest rate or currency swap transactions, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by the Person or any of its Subsidiaries).

        "Indemnification Agreement" means that certain Indemnification Agreement, to be entered into on or prior to the Closing Date, by and among Liberty, LI LLC, the Company, LV Bridge, LLC and, for the limited purposes set forth therein, the Trustee (as defined therein), substantially in the form attached hereto as Exhibit C (as the same will be modified by the amendments set forth on Section 1.1(b) of the Liberty Disclosure Letter if the Ancillary Agreement Condition set forth on Section 4.19 of the Liberty Disclosure Letter shall have occurred).

        "Indemnified Parties" has the meaning set forth in Section 5.8(a).

        "Intellectual Property" means any and all of the following, and rights in, arising out of, or associated therewith, whether domestic or international, including applications or other filings therefor: (a) Patents, (b) Trademarks, (c) Copyrights, (d) trade secrets, know-how, confidential and/or proprietary business or technical information, computer programs, computer models, data, tools, algorithms, processes, methodologies, inventions, discoveries, improvements, technology and technical data, whether patentable or not or otherwise protectable, (e) software (including data, databases and documentation therefor), (f) moral rights, rights of attribution, rights of privacy, publicity and all other intellectual property, proprietary and intangible rights, and (g) all other intellectual property or proprietary rights.

        "Intended Tax Treatment" has the meaning set forth in the Recitals.

        "IRS" means the Internal Revenue Service.

        "Joint Proxy Statement" means the joint proxy statement/prospectus to be filed with the SEC as part of the Registration Statement.

        "Knowledge of the Company" means the actual knowledge, after due inquiry, of the individuals listed on Section 1.1(d) of the Company Disclosure Letter.

        "Knowledge of Liberty" means the actual knowledge, after due inquiry, of the individuals listed on Section 1.1(c) of the Liberty Disclosure Letter.

        "Law" means all foreign, federal, state, provincial, local or municipal laws (including common law), statutes, ordinances, regulations and rules of any Governmental Authority, and all Orders.

        "Lazard" means Lazard Frères & Co. LLC.

        "Lenders" has the meaning set forth in Section 3.25(a).

        "LI LLC" has the meaning set forth in the Preamble.

        "Liabilities" means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Law, Action or Order and those arising under any Contract.

        "Liberty" has the meaning set forth in the Preamble.

        "Liberty Acquisition" means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Liberty which would result in any Person owning eighty percent (80%) or more of the aggregate outstanding voting securities of Liberty, (b) any direct or indirect acquisition or purchase, by any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Subsidiary of Liberty, of assets or properties that constitute eighty percent (80%) or more of the fair market value of the assets and properties of Liberty (including both the QVC Group and Liberty Ventures Group taken together), (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of eighty percent (80%) or more of the aggregate outstanding equity securities or voting power of Liberty by any Person or group of Persons, or (d) any combination of the foregoing or other transaction having a similar effect to those described in clauses (a) through (c).

        "Liberty Adverse Recommendation Change" has the meaning set forth in Section 5.3(d).

        "Liberty Affiliated Group" has the meaning set forth in Section 4.11(a)(iv).

        "Liberty Bylaws" means the Amended and Restated Bylaws of Liberty, effective as of August 4, 2015.

        "Liberty Charter" means the Restated Certificate of Incorporation of Liberty, dated as of June 4, 2015.

        "Liberty Charter Exchangeable Debentures" means LI LLC's 1.75% Exchangeable Debentures due 2046.

        "Liberty Combined Group" has the meaning set forth in Section 4.11(a)(iv).

        "Liberty Common Stock" has the meaning set forth in Section 4.2(a).

        "Liberty Disclosure Letter" means the disclosure letter delivered by Liberty to the Company concurrently with the execution of this Agreement.

        "Liberty Financial Statements" has the meaning set forth in Section 4.6(b).

        "Liberty Material Contract" has the meaning set forth in Section 4.15(a).

        "Liberty Notice Period" has the meaning set forth in Section 5.3(d)(iv).

        "Liberty Offer" has the meaning set forth in Section 5.2(d)(iv).

        "Liberty Option" has the meaning set forth in Section 2.4(b)(ii).

        "Liberty Preferred Stock" has the meaning set forth in Section 4.2(a).

        "Liberty QVC Common Stock" has the meaning set forth in Section 4.2(a).

        "Liberty QVC Series A Common Stock" has the meaning set forth in Section 4.2(a).

        "Liberty QVC Series B Common Stock" has the meaning set forth in Section 4.2(a).

        "Liberty QVC Series C Common Stock" has the meaning set forth in Section 4.2(a).

        "Liberty Recourse Related Party" has the meaning set forth in Section 7.3(e).

        "Liberty Restricted Stock" has the meaning set forth in Section 2.4(b)(v).

        "Liberty RSU" has the meaning set forth in Section 2.4(b)(iv).

        "Liberty SAR" has the meaning set forth in Section 2.4(b)(iii).

        "Liberty SEC Documents" has the meaning set forth in Section 4.6(a).

        "Liberty Stockholder Approval" has the meaning set forth in Section 4.4(a).

        "Liberty Stockholders' Meeting" has the meaning set forth in Section 5.4(a)(iv).

        "Liberty Tax Opinion" has the meaning set forth in Section 6.3(e).

        "Liberty Tax Sharing Policies" means the policies related to Taxes included in Liberty's Management and Allocation Policies set forth in Liberty's proxy statement/prospectus dated June 29, 2012.

        "Liberty Termination Fee" has the meaning set forth in Section 7.3(b)(i).

        "Liberty Ventures Acquisition Agreement" has the meaning set forth in Section 5.3(d).

        "Liberty Ventures Common Stock" has the meaning set forth in Section 4.2(a).

        "Liberty Ventures Group" means the Ventures Group, as such term is defined in the Liberty Charter.

        "Liberty Ventures Intervening Event" means any event, occurrence, fact, condition, change, development or effect with respect to the Liberty Ventures Group occurring or arising after the date of this Agreement that (i) was not known (or the material consequences of which were not known) to the Board of Directors of Liberty as of or prior to the date of this Agreement and did not result from a breach of this Agreement by Liberty and (ii) does not relate to or involve an Alternative Liberty Ventures Transaction or a Liberty Acquisition; provided, however, that (A) any change in the price or trading volume of Company Common Stock or Liberty Ventures Common Stock or any publicly traded securities which are attributed to the Liberty Ventures Group and (B) the Company meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case, shall not be taken into account for purposes of determining whether a Liberty Ventures Intervening Event has occurred (provided that for each of the changes or events described in clauses (A) and (B), the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to either such change or event may, to the extent satisfying the portion of this definition preceding this proviso, be taken into account in determining whether a Liberty Ventures Intervening Event has occurred).

        "Liberty Ventures Material Adverse Effect" means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (A) is, or is reasonably expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Contributed Ventures Assets, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account (in either case, after giving effect to any event, occurrence, fact, condition, change, development or effect resulting therefrom) in determining whether there has been or will be, a Liberty Ventures Material Adverse Effect: (a) general economic conditions attributable to the U.S. economy or financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets), (b) general political conditions or changes therein (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), (c) financial or security market fluctuations or conditions, (d) changes in, or events affecting, the industries in which the Contributed Ventures Assets operate, (e) any effect arising out of a change in GAAP or applicable Law, (f) (1) the announcement, pendency or consummation of the Transactions or any Stockholder Suit or (2) any actions required by this Agreement (provided that, for purposes of Sections 4.5(a), 4.5(b) and 4.9, events, occurrences, facts, conditions, changes, developments or effects described in subclauses (1) and (2) of this clause (f) (other than a Stockholder Suit) may be taken into account in determining whether a Liberty Ventures Material Adverse Effect has occurred), or (g) any changes in the price or trading volume of the Liberty Ventures Common Stock or any publicly traded securities which are attributed to the Liberty Ventures Group (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such change, if not otherwise excluded from the definition of Liberty Ventures Material Adverse Effect, may be taken into account in determining whether a Liberty Ventures Material Adverse Effect has occurred or would reasonably be expected to occur); provided, that in the cases of clauses (a) through (e), any such event, occurrence, fact, condition, change, development or effect which disproportionately affects the Liberty Ventures Group with respect to the Contributed Ventures Assets relative to other participants in the industries in which the Liberty Ventures Group operates shall not be excluded from the determination of whether there has been a Liberty Ventures Material Adverse Effect, but only to the extent such event, occurrence, fact, condition, change, development or effect so disproportionately affects the Liberty Ventures Group with respect to the Contributed Ventures Assets, or (B) prevents or impairs or delays the ability of Liberty to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or would reasonably be expected to do so, other than a Stockholder Suit.

        "Liberty Ventures Series A Common Stock" has the meaning set forth in Section 4.2(a).

        "Liberty Ventures Series B Common Stock" has the meaning set forth in Section 4.2(a).

        "Liberty Ventures Series C Common Stock" has the meaning set forth in Section 4.2(a).

        "Liberty Ventures Stockholders" means the holders of shares of Liberty Ventures Common Stock.

        "Loan Facility" means the margin loan facility to be entered into by Broadband Holdco in connection with the Contribution Closing with certain third party lenders.

        "LVNT Awards" has the meaning set forth in Section 2.4(b)(i).

        "Maximum Premium" has the meaning set forth in Section 5.8(c).

        "NASDAQ" means The Nasdaq Stock Market LLC.

        "Notes Consent Solicitation(s)" has the meaning set forth in Section 5.17(c).

        "Offset Requirement" has the meaning set forth in Section 5.20(b).

        "Order" means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.

        "Outside Date" has the meaning set forth in Section 7.1(b)(i).

        "Other Interests" has the meaning set forth in Section 3.3(c).

        "Patents" means patents, pending patent applications, and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions, re-examinations and other related rights and equivalents thereof.

        "Permitted Encumbrances" means: (a) statutory Encumbrances for current Taxes or other payments that are not yet due and payable, (b) Encumbrances for Taxes being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents or the Liberty SEC Documents, as applicable, filed prior to the date hereof, (c) Encumbrances in favor of vendors, mechanics, carriers, workmen, warehousemen, repairmen, materialmen or similar Encumbrances arising under applicable Law in the ordinary course of business, which would not materially impair the use, operation or value of the asset subject thereto, (d) valid licenses to and related restrictions therein on the use of Intellectual Property, (e) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by applicable Law, (f) with respect to any licensed or leased asset or property, (i) the rights of any lessor, lessee, licensor or licensee under the applicable lease or license and (ii) any statutory Encumbrances in favor of lessors in connection with any Company Leases, (g) liens securing Indebtedness of Liberty (but only to the extent such Indebtedness is an Assumed Liability), the Company or any of the Company's Subsidiaries, as applicable, to the extent the terms of such Indebtedness, as in effect on the date hereof, require the incurrence of such liens, (h) defects, imperfections or irregularities in title, easements, covenants, restrictions and rights of way and other similar Encumbrances, or other liens of record, zoning, building and other similar codes and restrictions, with respect to real property, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use, and (i) other Encumbrances that do not materially detract from or interfere with the value or use of the asset subject thereto.

        "Permitted Holder" means (a) each of John C. Malone and Gregory B. Maffei (whether such persons are acting individually or in concert), and their respective spouses, siblings or lineal descendants (including adoptees), (b) any trusts or private foundations created primarily for the benefit of, or controlled at the time of creation by, any of the persons described in clause (a), or any trusts or private foundations created primarily for the benefit of any such trust or private foundation or for charitable purposes, (c) in the event of the incompetence or death of any of the persons described in clause (a), such person's estate, executor, administrator, committee or other personal representative or similar fiduciary or beneficiaries, heirs, devisees or distributees, in each case, who at any particular date shall beneficially own shares of Liberty Ventures Common Stock, or (d) any group consisting solely of persons described in clauses (a) to (c).

        "Person" means any individual, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

        "Personal Information" has the meaning set forth in Section 3.14(e).

        "Preliminary Proxy Statement" has the meaning set forth in Section 5.11(b).

        "Principal Company Stockholders" has the meaning set forth in the Recitals.

        "Principal Company Stockholders Voting Agreements" has the meaning set forth in the Recitals.

        "Principal Liberty Stockholders" has the meaning set forth in the Recitals.

        "Principal Liberty Stockholders Voting Agreement" has the meaning set forth in the Recitals.

        "Qualifying Subsidiary" means a former direct or indirect Subsidiary of Liberty, any successor of any such former Subsidiary, and the parent company (directly or indirectly) of any such former Subsidiary or successor, including Liberty Media Corporation, Liberty TripAdvisor Holdings, Inc., Liberty Expedia Holdings, Inc., Liberty Broadband Corporation, Ascent Capital Group, Inc. and CommerceHub, Inc.

        "QVC Group" means the QVC Group as defined in the Liberty Charter.

        "RCA" means the Regulatory Commission of Alaska.

        "Real Property" has the meaning set forth in Section 3.12(b).

        "Reattribution" means the reattribution of the assets and liabilities set forth on Schedule A under the heading "Reattributed Assets and Liabilities" from the Liberty Ventures Group to the QVC Group in connection with the completion of the Transactions, as may be updated by the Final Reattributed and Contributed Ventures Assets Schedule in accordance with the terms hereof.

        "Reattribution Schedule" has the meaning set forth in Section 4.19.

        "Reattribution Schedule Date" has the meaning set forth in Section 4.19.

        "Reincorporation Merger" has the meaning set forth in Section 5.11(a).

        "Reincorporation Merger Sub" has the meaning set forth in Section 5.11(a).

        "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

        "Registration Statement" means the registration statement on Form S-4 to be filed by the Company with the SEC in connection with the Transactions, which will register the issuance of the Auto Conversion Shares and the Split-Off Shares to be issued pursuant to this Agreement.

        "Representatives" means, with respect to Liberty or the Company or any of their Subsidiaries, financial advisors, legal counsel, financing sources, accountants or other advisors, agents or representatives.

        "Restated Company Articles" means the amended and restated articles of incorporation of the Company, in the form attached as Exhibit D.

        "Restated Company Articles Filing Date" has the meaning set forth in Section 2.1(a).

        "Sarbanes Act" means the Sarbanes-Oxley Act of 2002.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

        "Senior Credit Agreement" means, individually or collectively, as the context may require, (i) that certain Fourth Amended and Restated Credit and Guarantee Agreement, dated as of February 2, 2015, among GCI Holdings, Inc., as the borrower, GCI, Inc., as the parent, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto and Credit Agricole Corporate and Investment Bank, as the administrative agent, as amended and (ii) that certain Credit Agreement, dated as of June 30, 2014, between GCI Holdings, Inc., as the borrower, and Wells Fargo Bank, National Association, as the lender, as amended.

        "Services Agreement" means that certain Services Agreement, to be entered into on or prior to the Closing Date, by and between Liberty Media Corporation and the Company, substantially in the form attached hereto as Exhibit E.

        "Severance Bucket" has the meaning set forth in Section 5.1(a)(viii).

        "Special Committee" means the special committee of the Board of Directors of the Company formed in connection with the Company's consideration of the Transactions.

        "Specified Persons" means the Persons set forth on Section 1.1(d) of the Liberty Disclosure Letter.

        "Split-Off" means the redemption by Liberty of each share of its Liberty Ventures Series A Common Stock and Liberty Ventures Series B Common Stock in exchange for a share of the corresponding class of Company Common Stock.

        "Split-Off Closing" means the closing of the Split-Off.

        "Split-Off Effective Time" has the meaning set forth in Section 2.4(a)(i).

        "Split-Off Effective Time Assets and Liabilities" means those assets listed on Schedule A under the heading "Split-Off Effective Time Assets and Liabilities", as each may be updated by the Final Reattributed and Contributed Ventures Assets Schedule in accordance with the terms hereof.

        "Split-Off Shares" has the meaning set forth in Section 2.4(a)(i).

        "Split-Off Tax Sharing Agreement" means the Tax Sharing Agreement to be entered into by Liberty and the Company on the Closing Date, substantially in the form attached hereto as Exhibit F.

        "State Commissions" means the RCA and any other state Governmental Authority that has issued Communications Licenses to the Company or its Subsidiaries, or any successor to any such state Governmental Authority.

        "Stockholder Suit" has the meaning set forth in the definition of Company Material Adverse Effect.

        "Subsidiary" means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity (i) that is consolidated with such Person for purposes of financial reporting under GAAP or (ii) in which such Person (a) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest, (b) is entitled to elect at least one-half of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

        "Superior Company Proposal" means a bona fide written Alternative Company Transaction Proposal which the Board of Directors of the Company (or the Special Committee or any other committee thereof) determines in good faith (after consultation with its respective outside legal counsel and financial advisor of nationally recognized reputation that the Board of Directors of the Company (or the Special Committee or any other committee thereof), reasonably believes to be independent), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal (a) is reasonably likely to be consummated on the terms proposed, (b) to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained, (c) is more favorable from a financial point of view to the Company and its stockholders than the terms of the Transactions and (d) is otherwise on terms superior to the Transactions; provided, however, that for purposes of this definition of "Superior Company Proposal," the term "Alternative Company Transaction Proposal" shall have the meaning assigned to such term in this Agreement, except that each reference to twenty percent (20%) in the definition of "Alternative Company Transaction" when used in the definition of "Alternative Company Transaction Proposal" shall be replaced with a reference to eighty percent (80%).

        "Superior Liberty Ventures Proposal" means a bona fide written Alternative Liberty Ventures Transaction Proposal which the Board of Directors of Liberty (or any committee thereof, if applicable) determines in good faith (after consultation with their respective outside legal counsel and financial advisor of nationally recognized reputation that the Board of Directors of Liberty (or any committee thereof, if applicable) reasonably believes to be independent), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal, (a) is reasonably likely to be consummated on the terms proposed, (b) to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained, (c) is more favorable from a financial point of view to the Liberty Ventures Group and holders of the Liberty Ventures Common Stock than the terms of the Contribution and Split Off and the other Transactions and (d) is otherwise on terms superior to the transaction contemplated by this Agreement; provided, however, that for purposes of this definition of "Superior Liberty Ventures Proposal," the term "Alternative Liberty Ventures Transaction Proposal" shall have the meaning assigned to such term in this Agreement, except that each reference to twenty percent (20%) in the definition of "Alternative Liberty Ventures Transaction" when used in the definition of "Alternative Liberty Ventures Transaction Proposal" shall be replaced with a reference to eighty percent (80%); provided, further that in no case shall an Alternative Liberty Ventures Transaction Proposal made by a Specified Person or a Permitted Holder or their respective controlled Affiliates constitute a Superior Liberty Ventures Proposal, irrespective of the legal, financial, tax, regulatory, timing and other aspects of such Alternative Liberty Ventures Transaction Proposal.

        "Supplemental Indenture" means the Eighteenth Supplemental Indenture, dated August 23, 2016, between LI LLC and The Bank of New York Mellon Trust Company, N.A., as trustee, as in effect on the date hereof.

        "Tax" or "Taxes" means (a) any and all taxes, charges, fees, levies, customs, duties, tariffs, or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, charges, fees, levies, customs, duties, tariffs or other assessments imposed by any Tax Authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis, and (b) all interest, penalties, fines, additions to tax, deficiency assessments or additional amounts imposed by any Tax Authority or other Governmental Authority in connection with any item described in clause (a).

        "Tax Authority" means any Governmental Authority imposing or responsible for the collection or administration of any Taxes.

        "Tax Law" means any applicable Law relating to Taxes.

        "Tax Representation Letters" means the letters delivered to Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Liberty, and Sherman & Howard L.L.C., tax counsel to the Company, which shall contain representations of Liberty and the Company, as applicable, and shall be signed by a duly authorized officer of Liberty or the Company, as applicable, in each case as shall be reasonably necessary or appropriate to enable Skadden, Arps, Slate, Meagher & Flom LLP and Sherman & Howard L.L.C. to render (a) any tax opinion relating to the U.S. federal income tax consequences of the transactions contemplated by this Agreement that is contained or set forth in the Joint Proxy Statement and Registration Statement, (b) the tax opinions described in Section 6.2(f) and Section 6.3(e) and (c) any written notices or written confirmations related to such tax opinions described in Section 2.1(a) or Article VI.

        "Tax Return" means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax Return, claim for refund or declaration of estimated Tax) supplied to or filed with, or required to be supplied to or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

        "Tax Sharing Agreement" means all agreements or arrangements that provide for the allocation, apportionment, sharing, assignment or indemnification of any Tax liability or benefit for the purpose of determining any Person's Tax liability (other than commercial agreements the primary purpose of which does not relate to Taxes).

        "Trademarks" means trademarks, service marks, trade dress, trade names (including fictitious, assumed and d/b/a names), Internet domain names, URLs, social media accounts, designs, logos and slogans, together with goodwill, registrations and applications relating to the foregoing.

        "Transaction Agent" has the meaning set forth in Section 2.5(a).

        "Transactions" has the meaning set forth in the Recitals.

        "Transitional Executive Compensation Plan" means that certain transitional executive compensation plan providing for certain executive compensation matters with respect to specified Company employees having the title of Senior Vice President or above, which plan shall be in the form presented to and approved by Liberty prior to the execution of this Agreement.

        "Transitional Stock Incentive Plan" means the Company's Transitional Stock Adjustment Plan.

        "Treasury Regulations" means the Treasury Regulations promulgated under the Code in effect on the date hereof, and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

        "Voting Company Debt" has the meaning set forth in Section 3.2(c).

        Section 1.2    Rules of Construction.     In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

          (a)   when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

          (b)   the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

          (c)   whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

          (d)   the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (e)   references to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section;

          (f)    all capitalized terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

          (g)   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

          (h)   references to a Person are also to its successors and permitted assigns;

          (i)    references to monetary amounts are to the lawful currency of the United States;

          (j)    words importing the singular include the plural and vice versa and words importing gender include all genders;

          (k)   time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day; and

          (l)    the parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II
THE TRANSACTIONS

        Section 2.1    Restated Company Articles and Company Reclassification.

          (a)    Filing of Restated Company Articles.    Unless this Agreement shall have been terminated in accordance with Section 7.1, on (x) the Business Day on which all of the conditions set forth in Sections 6.1, 6.2 and 6.3 have been satisfied (or are capable of being satisfied if the Auto Conversion Effective Time were to occur on such date) or waived in writing by the party entitled to the benefit of the same (which satisfaction, capability to be satisfied or waiver shall be certified in writing by the Company, on the one hand, and Liberty and LI LLC, on the other hand, and delivered to the other parties hereto on such date (the "Conditional Notice")) or (y) such later date as the parties hereto may agree in writing (provided that the parties hereto have delivered a Conditional Notice on such later date) (such date, in the case of clause (x) or clause (y), as applicable, the "Restated Company Articles Filing Date"), the Company shall file the Restated Company Articles effecting the Company Reclassification with the Alaska Commissioner; provided, that in the case of the conditions set forth in Sections 6.2(f) and 6.3(e), such conditions shall be deemed capable of being satisfied for purposes of this Section 2.1 upon the delivery of a written notice from the Person delivering the tax opinion referenced therein informing the Company or Liberty, as applicable, that as of the Restated Company Articles Filing Date no event or condition has occurred that would reasonably be expected to cause the failure of the conditions set forth in Sections 6.2(f) or 6.3(e), as applicable.

          (b)    Company Reclassification.    Upon the receipt of written notice from the Alaska Commissioner (the "Alaska Notice") that the Restated Company Articles effecting the Company Reclassification have been accepted for filing and found to conform to law (the "Company Reclassification Effective Date"), in accordance therewith, the name of the Company shall be changed to "GCI Liberty, Inc.", and:

              (i)  each issued share of Company Class A Common Stock shall be reclassified into one share of Company Class A-1 Common Stock;

             (ii)  each issued share of Company Class B Common Stock shall be reclassified into one share of Company Class B-1 Common Stock; and

            (iii)  the Company Reclassified Class A Common Stock, Company Reclassified Class B Common Stock, Company Reclassified Class C Common Stock, and Company Series A Preferred Stock, in each case, will be authorized with no shares outstanding.

          (c)    GCI Sub Merger.    In the event that the condition set forth on Section 2.1(c) of the Company Disclosure Letter has not been satisfied on or prior to the Restated Company Articles Filing Date, on such date the Company will file with the Alaska Commissioner Articles of Merger and an exact copy thereof providing for the merger of GCI Sub with and into the Company (the "GCI Sub Merger"), with the Company as the surviving corporation in the GCI Sub Merger. Upon receipt of written notice from the Alaska Commissioner that the Articles of Merger providing for the GCI Sub Merger have been accepted for filing and found to conform to law, each issued and outstanding share of capital stock of GCI Sub (all of which is held by the Company) shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (d)    Company Equity Awards.    On the Company Reclassification Effective Date, each Company Stock Option and award of Company Restricted Stock that is outstanding immediately prior to the Company Reclassification Effective Date shall be converted into a corresponding award with respect to an equal number of shares of Company Class A-1 Common Stock as such Company Stock Option or award of Company Restricted Stock, as applicable, related thereto immediately prior to the Company Reclassification Effective Date and with such other terms and conditions as were applicable to such Company Stock Option or award of Company Restricted Stock immediately prior to the Company Reclassification Effective Date.

          (e)    Treatment of Shares.    Promptly following the Company Reclassification Effective Date, the Company and Liberty will cause the Transaction Agent to exchange the applicable class and number of Company Book Entry Shares held as of the Company Reclassification Effective Date for the applicable series and number of Company Book Entry Shares into which such shares have been reclassified. Further, if the Auto Conversion Effective Time does not occur as contemplated by Section 2.2 (or if any holder of Company Certificates properly requests a letter of transmittal prior to the Auto Conversion Effective Time), the Company and Liberty will cause the Transaction Agent to mail to the holders of record of Company Certificates as of the Company Reclassification Effective Date (or such individual requesting record holder) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the reclassified shares of Company Common Stock will pass, only upon proper delivery of the Company Certificates representing such shares to the Transaction Agent) with instructions for use in effecting the surrender of the Company Certificates representing the Company Common Stock. Following the Company Reclassification Effective Date and until the Auto Conversion Effective Time, until surrendered or exchanged, each Company Certificate and Company Book Entry Share shall represent for all purposes only the reclassified Company Common Stock pursuant to this Section 2.1. For the avoidance of doubt, if the Auto Conversion Effective Time occurs as contemplated by Section 2.2, the Company and Liberty will cause the Transaction Agent to take appropriate action to exchange Company Certificates pursuant to Section 2.5.

        Section 2.2    Auto Conversion.

          (a)    Auto Conversion.

              (i)  Unless this Agreement shall have been terminated in accordance with Section 7.1, as soon as reasonably practicable following the Company Reclassification Effective Date, but subject to all of the conditions set forth in Sections 6.1, 6.2 and 6.3 having been satisfied (or being capable of being satisfied at the Auto Conversion Effective Time) or waived by the party entitled to the benefit of the same (other than conditions which by their terms are required to be satisfied or waived at the Auto Conversion Effective Time, but subject to the satisfaction or waiver of such conditions at such time), the Company shall file with the SEC, at 4:01 p.m., New York City time (or as promptly as practicable thereafter), a Current Report on Form 8-K (the "Auto Conversion Notice") effecting the Auto Conversion in accordance with the terms of the Restated Company Articles. The parties acknowledge and agree that, subject to such conditions being satisfied, capable of satisfaction or waived, as applicable, the Auto Conversion Notice shall be filed no later than the fifth (5th) Business Day following the receipt of the Alaska Notice.

             (ii)  Upon the filing of the Auto Conversion Notice, at the filing time and date specified in the accession notice received from the SEC in connection therewith (the "Auto Conversion Effective Time"), each outstanding share of Company Class A-1 Common Stock and each outstanding share of Company Class B-1 Common Stock, in each case, without any action by the holder thereof, shall automatically be converted into:

              (1)   a fraction of a share of Company Reclassified Class A Common Stock equal to the Company Reclassified Class A Common Stock Conversion Ratio, and

              (2)   a fraction of a share of Company Series A Preferred Stock equal to the Company Series A Preferred Stock Conversion Ratio (the shares of Company Capital Stock issued in connection with this Section 2.2(a)(ii) hereinafter referred to as the "Auto Conversion Shares");

            provided, that to the extent this Agreement is terminated in accordance with its terms following the Restated Company Articles Filing Date but prior to the Auto Conversion Effective Time, then the shares of Company Class A-1 Common Stock and Company Class B-1 Common Stock shall not be automatically convertible in any manner and shall not convert at any time other than in accordance with the Restated Company Articles (as the same may be amended from time to time in accordance with the ACC). Following the Auto Conversion Effective Time, until surrendered or exchanged, each Certificate and Book Entry Share with respect to shares of Company Capital Stock shall represent for all purposes only the applicable shares of Company Reclassified Class A Common Stock and Company Series A Preferred Stock pursuant to this Section 2.2. Notwithstanding the foregoing, any shares of Company Restricted Stock shall remain subject to the restrictions described in Section 2.2(d).

          (b)    Fractional Shares.    As a result of the application of the Company Reclassified Class A Common Stock Conversion Ratio and the Company Series A Preferred Stock Conversion Ratio pursuant to Section 2.2(a)(ii), fractional shares of Company Capital Stock will be issued in connection with the Auto Conversion to the holders of record of Company Capital Stock. Such fractional shares will not be listed or tradable on NASDAQ. Any fractional shares of Company Capital Stock issued pursuant to Section 2.2(a)(ii) shall entitle the record holder thereof to vote in the same manner as the record holder of a whole share of Company Capital Stock but proportional to the fractional interest held by such record holder. It is anticipated such fractional shares will be eliminated in connection with the Reincorporation Merger (if and when consummated).

          (c)    Adjustment.    If, at any time from the date hereof until the Auto Conversion Effective Time, any change in the outstanding Company Common Stock or the Liberty Ventures Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination or any stock or cash dividend thereon with a record date during such period, or any similar transaction or event affecting the Company Common Stock or the Liberty Ventures Common Stock, the Company Reclassified Class A Common Stock Conversion Ratio and the Company Series A Preferred Stock Conversion Ratio shall be appropriately and equitably adjusted to provide the holders of shares of Company Common Stock comparable economic effect to that contemplated by this Agreement prior to such event.

          (d)    Company Equity Awards.

              (i)  Prior to the Auto Conversion Effective Time, the Company or the Board of Directors of the Company (or the applicable committee thereof), as applicable, shall adopt resolutions and take all other actions necessary to effectuate the actions set forth in this Section 2.2 and to ensure that, notwithstanding anything to the contrary, following the Auto Conversion Effective Time, no Person shall have any right to acquire any securities of the Company or to receive any payment, right or benefit with respect to any award previously granted under any Company Plan (whether hereunder, under any Company Plan or individual award agreement or otherwise), except the right to receive a payment, right or benefit with respect thereto as provided in this Section 2.2(d).

             (ii)  At the Auto Conversion Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior to the Auto Conversion Effective Time shall be converted automatically into an option (an "Adjusted Stock Option") to purchase, on substantially the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Auto Conversion Effective Time (including vesting terms), a number of shares (or fraction of a share) of Company Reclassified Class A Common Stock equal to the Company Option Conversion Ratio multiplied by the number of shares of Company Common Stock subject to such Company Stock Option, with an exercise price per share equal to the exercise price per share of the Company Stock Option divided by the Company Option Conversion Ratio; provided, that the terms and conditions of exercise of the Adjusted Stock Option shall in any event be determined in a manner consistent with maintaining the applicable exemption from Section 409A of the Code.

            (iii)  At the Auto Conversion Effective Time, each award of Company Restricted Stock that is outstanding immediately prior to the Auto Conversion Effective Time shall, as of the Auto Conversion Effective Time, be converted in accordance with the provisions set forth in Section 2.2(a)(ii) applicable to the conversion of Company Class A-1 Common Stock (following such conversion of such award of Company Restricted Stock, an "Adjusted Restricted Stock Award"); provided, however, that such Adjusted Restricted Stock Award will be subject to the same terms and conditions as were applicable under such award of Company Restricted Stock immediately prior to the Auto Conversion Effective Time (including vesting terms). For the avoidance of doubt, there shall be no accelerated vesting of Company Restricted Stock or an Adjusted Restricted Stock Award in connection with or as a result of the Transactions.

        Section 2.3    Contribution.

          (a)    Contribution.    Following the Company Reclassification Effective Date and the Auto Conversion Effective Time, upon the terms and subject to the conditions set forth in this Agreement, the ACC and the DGCL, Liberty, LI LLC and the Company shall effect the Contribution in accordance with this Section 2.3. At the effective time of the Contribution (the "Contribution Effective Time"), all of the assets and liabilities subject to the Contribution (other than the assets and liabilities set forth on Schedule A under the heading "Split-Off Effective Time Assets and Liabilities" that will be transferred at or immediately prior to the Split-Off Effective Time) shall be transferred from Liberty and LI LLC, as applicable, to the Company on the terms set forth herein.

          (b)    Contribution Closing.    Unless this Agreement shall have been terminated in accordance with Section 7.1, subject to the satisfaction or waiver by the party entitled to the benefit of the same of the conditions set forth in Sections 6.4 (other than conditions which by their terms are required to be satisfied or waived at the Contribution Effective Time, but subject to the satisfaction or waiver of such conditions at such time), at 8:00 a.m., New York City time, on the Business Day immediately following the date on which the Auto Conversion Effective Time occurred in accordance with Section 2.2 (the "Closing Date"), the parties hereto will effect the closing of the Contribution (the "Contribution Closing").

          (c)    Contributed Interests.    At the Contribution Effective Time (or, with respect to the Split-Off Effective Time Assets and Liabilities, such other time specified on Schedule A):

              (i)  Liberty and LI LLC shall transfer, convey and assign to the Company all of their respective rights, title and interest in and to all of the Contributed Ventures Assets, and the Company shall acquire and accept from Liberty and LI LLC, all such rights, title and interest in and to all of the Contributed Ventures Assets. Prior to the Contribution Effective Time, it is intended that Liberty will first transfer any of its rights, title and interest in and to the Contributed Ventures Assets to LI LLC, except as otherwise contemplated by Schedule A.

             (ii)  In exchange for the Contributed Ventures Assets, the Company shall:

              (1)   issue to LI LLC a number of shares of Company Reclassified Class A Common Stock and a number of shares of Company Reclassified Class B Common Stock equal to the number of shares of Liberty Ventures Series A Common Stock and Liberty Ventures Series B Common Stock, respectively, outstanding on the Closing Date;

              (2)   assume the Assumed Liabilities;

              (3)   issue to LI LLC the Company Charter Exchangeable Debentures in an aggregate principal amount equal to the Exchange Offer Principal Amount; and

              (4)   distribute to LI LLC the Agreed Cash Amount immediately following Broadband Holdco's receipt of such amount of borrowed funds under its Loan Facility.

            (iii)  (1) Immediately following the contribution of the Contributed Ventures Assets pursuant to Section 2.3(c)(i) and prior to the distribution described in Section 2.3(c)(ii)(4), the Company shall cause Broadband Holdco to borrow funds under the Loan Facility in an amount sufficient to permit the distribution by Broadband Holdco to the Company of the Agreed Cash Amount and shall cause Broadband Holdco to distribute the Agreed Cash Amount to the Company.

              (2)   Within 12 months following the Closing Date, Liberty and LI LLC will cause the Agreed Cash Amount to be paid to their creditors or used to repurchase stock of Liberty in pursuance of the plan of reorganization.

          (d)    Directors and Officers.    The Company will use its best efforts to cause the directors of the Board of Directors of the Company in office immediately prior to the Contribution Effective Time, other than the person listed on Schedule B-1, to resign in such capacity, with such resignations to be effective as of the Contribution Effective Time (the "Director Resignations"). The Company shall deliver evidence of each such Director Resignation prior to the Contribution Effective Time. The parties shall take all requisite action such that the directors of the Company as of the Contribution Effective Time shall include each of those persons set forth on Schedule B-2, together with any additional Persons identified to the Company in writing by Liberty (in its sole discretion) prior to the Contribution Effective Time. The directors of the Company at the Contribution Effective Time shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal. If immediately prior to the Contribution Effective Time, the Company has not received each of the Director Resignations (which Director Resignations shall not be modified, amended, withdrawn or rescinded in any manner), the Company shall duly give notice to its shareholders pursuant to the ACC of a special meeting, and will hold such special meeting, to seek removal of each director of the Company (other than the person listed on Schedule B-1) who has not properly delivered his or her Director Resignation as of immediately prior to the Contribution Effective Time. The parties shall take all requisite action such that the officers of the Company as of the Contribution Effective Time shall include any Persons identified to the Company in writing by Liberty (in its sole discretion) prior to the Contribution Effective Time and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

        Section 2.4    Split-Off.

          (a)    Split-Off.

              (i)  Following the Company Reclassification Effective Date, the Auto Conversion Effective Time and the Contribution Effective Time, unless this Agreement shall have been terminated in accordance with Section 7.1, subject to the satisfaction or waiver by the party entitled to the benefit of the same of the conditions set forth in Section 6.5 (other than conditions which by their terms are required to be satisfied or waived at the Split-Off Effective Time, but subject to the satisfaction or waiver of such conditions), at 4:01 p.m., New York City time, on the Closing Date (the "Split-Off Effective Time"), Liberty will redeem (i) each outstanding share of Liberty Ventures Series A Common Stock for one share of Company Reclassified Class A Common Stock, with no shares of Liberty Ventures Series A Common Stock remaining outstanding, and (ii) each outstanding share of Liberty Ventures Series B Common Stock for one share of Company Reclassified Class B Common Stock, with no shares of Liberty Ventures Series B

    Common Stock remaining outstanding (the shares of Company Common Stock distributed pursuant to this Section 2.4(a)(i) hereinafter referred to as the "Split-Off Shares").

             (ii)  Prior to the Split-Off Effective Time, LI LLC shall, and Liberty shall cause LI LLC to, distribute from LI LLC to Liberty the shares of Company Common Stock received by LI LLC in the Contribution such that Liberty may effect the Split-Off and redeem the shares of Liberty Ventures Common Stock for shares of Company Common Stock as set forth in Section 2.4(a)(i).

            (iii)  Promptly following the Split-Off Effective Time, Liberty will cause the Transaction Agent to exchange the applicable series and number of shares of Liberty Ventures Common Stock held as of the Split-Off Effective Time for the applicable series and number of shares of Company Common Stock pursuant to Section 2.5. Following the Split-Off Effective Time, until surrendered or exchanged, each Certificate and Book Entry Share with respect to Liberty Ventures Common Stock shall represent for all purposes only the right to receive the applicable shares of Company Reclassified Class A Common Stock and Company Reclassified Class B Common Stock pursuant to this Section 2.4.

            (iv)  Shares of Company Common Stock that are exchanged in connection with the Split-Off for shares of Liberty Ventures Common Stock will be deemed to have been exchanged as of the Split-Off Effective Time.

          (b)    Adjustment to Liberty Ventures Common Stock Equity Awards.

              (i)  Certain current and former employees, non-employee directors and consultants of Liberty, the Qualifying Subsidiaries and their respective Subsidiaries have been granted options, stock appreciation rights and restricted shares in respect of Liberty Ventures Common Stock pursuant to various stock incentive plans of Liberty administered by the Liberty Board of Directors (collectively, "LVNT Awards"). Liberty and the Company shall use reasonable best efforts to take all actions necessary or appropriate so that LVNT Awards that are outstanding immediately prior to the Split-Off Effective Time are adjusted as set forth in this Section 2.4(b).

             (ii)  As of the Split-Off Effective Time, and as determined by the Liberty Board of Directors pursuant to its authority granted under the applicable stock incentive plan of Liberty, each holder of an LVNT Award constituting an option to acquire shares of Liberty Ventures Common Stock (whether unvested, partially vested or fully vested) (each a "Liberty Option"), will receive, in exchange for such Liberty Option, an option to purchase an equivalent number of shares of the corresponding class of Company Common Stock (a "Company Post-Split-Off Option") The Company Post-Split-Off Option will be subject to the terms and conditions of the Transitional Stock Incentive Plan.

              Except as described herein, all other terms of the Company Post-Split-Off Options (including the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Liberty Options; provided, that the terms and conditions of exercise of the Company Post-Split-Off Options shall in any event be determined in a manner consistent with maintaining the applicable exemption from Section 409A of the Code.

            (iii)  As of the Split-Off Effective Time, and as determined by the Liberty Board of Directors pursuant to its authority granted under the applicable stock incentive plan of Liberty, each holder of an LVNT Award constituting a stock appreciation right with respect to shares of Liberty Ventures Common Stock (whether unvested, partially vested or fully vested) (each a "Liberty SAR") will receive, in exchange for the Liberty SAR, a stock appreciation right with respect to an equivalent number of shares of the corresponding class of Company Common Stock (a "Company Post-Split-Off SAR"). The Company Post-Split-Off SAR will be subject to the terms and conditions of the Transitional Stock Incentive Plan.

              Except as described herein, all other terms of the Company Post-Split-Off SARs (including the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Liberty SARs; provided, that the terms and conditions of exercise of the Company Post-Split-Off SARs shall in any event be determined in a manner consistent with maintaining the applicable exemption from Section 409A of the Code.

            (iv)  As of the Split-Off Effective Time, and as determined by the Liberty Board of Directors pursuant to its authority granted under the applicable stock incentive plan of Liberty, each holder of an LVNT Award constituting a restricted stock unit with respect to shares of Liberty Ventures Common Stock (whether unvested, partially vested or fully vested) (each a "Liberty RSU") will receive, in exchange for the Liberty RSU, a restricted stock unit with respect to an equivalent number of shares of the corresponding class of Company Common Stock (a "Company Post-Split-Off RSU"). The Company Post-Split-Off RSU will be subject to the terms and conditions of the Transitional Stock Incentive Plan.

              Except as described herein, all other terms of the Company Post-Split-Off RSUs (including the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Liberty RSUs; provided, that the terms and conditions of the Company Post-Split-Off RSU shall in any event be determined in a manner consistent with maintaining the applicable exemption from or compliance with Section 409A of the Code.

             (v)  Shares of Liberty Ventures Common Stock that are subject to a restricted stock award granted under a stock incentive plan of Liberty ("Liberty Restricted Stock") will participate in the Split-Off in the same manner as all other outstanding shares of Liberty Ventures Common Stock. Except as described herein, shares of Company Common Stock received by such holders of Liberty Restricted Stock ("Company Post-Split-Off Restricted Stock"), in redemption for their Liberty Restricted Stock, will otherwise be subject, in all material respects, to the same terms and conditions (including the vesting terms thereof) as those applicable to such shares of Liberty Restricted Stock immediately prior to the Split-Off Effective Time. The Company Post-Split-Off Restricted Stock will be subject to the terms and conditions of the Transitional Stock Incentive Plan.

            (vi)  From and after the Split-Off Effective Time, Company Post-Split-Off Options, Company Post-Split-Off SARs, Company Post-Split-Off RSUs and Company Post-Split-Off Restricted Stock (collectively, the "Company Post-Split-Off Adjusted Awards"), regardless of by whom held, shall be settled by the Company pursuant to the terms of the Transitional Stock Incentive Plan. The obligation to deliver (i) shares of Company Common Stock upon the exercise of Company Post-Split-Off Options, (ii) cash or shares of Company Common Stock in settlement of Company Post-Split-Off SARs or (iii) shares of Company Common Stock upon vesting of shares of Company Post-Split-Off Restricted Stock or Company Post-Split-Off RSUs shall be the sole obligation of the Company, and Liberty shall have no Liability in respect thereof.

           (vii)  It is intended that the Transitional Stock Incentive Plan be considered, as to any Company Post-Split-Off Adjusted Awards, to be a successor plan to the stock incentive plan of Liberty pursuant to which the corresponding Liberty Option, Liberty SAR, Liberty RSU or Liberty Restricted Stock was issued, and the Company shall be deemed to have assumed the obligations under the applicable stock incentive plans of Liberty to make the adjustments to the LVNT Awards set forth in this Section 2.4(b).

          (viii)  With respect to any Company Post-Split-Off Adjusted Awards, service after the Split-Off Effective Time, at the request of or with the consent of Liberty or the Company, as an employee or non-employee director of, or consultant to, Liberty, the Company, any Qualifying Subsidiary or any of their respective Subsidiaries shall be treated as service to Liberty and the Company and their respective Subsidiaries for all purposes under such Company Post-Split-Off Adjusted Awards following the Split-Off Effective Time.

            (ix)  None of the transactions contemplated hereby, or by any exhibit or schedule hereto, shall be considered a termination of employment for any employee of Liberty, the Company or any of their respective Subsidiaries for purposes of any Company Post-Split-Off Adjusted Award.

        Section 2.5    Exchange of Certificates and Book Entry Shares.

          (a)    Transaction Agent.    Prior to the Company Reclassification Effective Date, Liberty shall select an institution reasonably acceptable to the Company to act as the exchange agent and the redemption agent (the "Transaction Agent") in connection with the Transactions. The parties hereto will cause to be made available to the Transaction Agent, (x) at or prior to the Company Reclassification Effective Date, a number of shares of Company Capital Stock sufficient to effect the Company Reclassification pursuant to Section 2.1, (y) at or prior to the Auto Conversion Effective Time, a number of shares of Company Capital Stock sufficient to effect the Auto Conversion pursuant to Section 2.2 and (z) at or prior to the Split-Off Effective Time, a number of shares of Company Capital Stock sufficient to effect the Split-Off pursuant to Section 2.4 (such shares of Company Capital Stock, together with any dividends or distributions with respect thereto, the "Exchange Fund"). Promptly after the Closing Date, the parties hereto will send, or will cause the Transaction Agent to send, to each holder of record of shares of Company Capital Stock issued and outstanding immediately prior to the Auto Conversion Effective Time (1) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Transaction Agent or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company in the United States) for use in effecting delivery of shares of Company Capital Stock to the Transaction Agent and (2) instructions for effecting the surrender of Certificates or transfer of Book Entry Shares in exchange for the consideration issuable and payable in respect thereof, and any dividends or other distributions to which such holders are entitled pursuant to Section 2.5(d). Exchange of any Book Entry Shares shall be effected in accordance with Liberty's customary procedures with respect to securities represented by book entry.

          (b)    Exchange Procedure.    Each holder of shares of (i) Company Capital Stock that have been converted pursuant to Section 2.2 or (ii) Liberty Ventures Common Stock that have been redeemed pursuant to Section 2.4, as applicable, upon surrender to the Transaction Agent of an applicable Certificate or transfer of applicable Book Entry Shares (as evidenced by receipt by the Transaction Agent of an "agent's message" in customary form or other evidence as the Transaction Agent may reasonably request, together with a properly completed letter of transmittal), will be entitled to receive the consideration pursuant thereto in non-certificated book-entry form (unless a physical certificate is requested). Such Certificate or Book Entry Share shall forthwith be cancelled following the receipt of the applicable consideration. No interest shall be paid or accrued on any such consideration, or on any unpaid dividends and distributions payable to holders of Certificates or Book Entry Shares. Following the Auto Conversion Effective Time or Split-Off Effective Time, as applicable, until so surrendered or exchanged, each Certificate and Book Entry Share shall represent for all purposes only the applicable consideration to be received in exchange therefor and the right to receive any dividends and other distributions in accordance with this Section 2.5(b) and 2.5(d).

          (c)    Certificate Holder.    If any portion of the reclassified Company Common Stock, Auto Conversion Shares or Split-Off Shares, as applicable, is to be paid to or registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the reclassified Company Common Stock, Auto Conversion Shares or the Split-Off Shares shall pay to the Transaction Agent any transfer or other Taxes required as a result of such payment or registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of Liberty and the Transaction Agent that such Tax has been paid or is not payable.

          (d)    Dividends and Distributions.    Following the Auto Conversion Effective Time, no dividends or other distributions with respect to shares of Company Capital Stock shall be paid to the holder of any unsurrendered Certificates or non-exchanged Book Entry Shares until such Certificates are properly surrendered or Book Entry Shares are property exchanged in accordance with this Section 2.5. Following such surrender or exchange, as applicable, there shall be paid, without interest thereon, to the record holder of the shares of Company Capital Stock issued in exchange therefor (1) at the time of such surrender or exchange, all dividends and other distributions payable in respect of such shares of Company Capital Stock with a record date after the Auto Conversion Effective Time and a payment date on or prior to the date of such surrender or exchange and not previously paid and (2) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Company Capital Stock with a record date after the Auto Conversion Effective Time but with a payment date subsequent to such surrender or exchange. For purposes of dividends or other distributions in respect of shares of Company Capital Stock, all shares of Company Capital Stock to be issued pursuant to the Auto Conversion and the Contribution shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Auto Conversion Effective Time or the Contribution Effective Time, as applicable.

          (e)    No Further Ownership Rights.    The consideration paid in accordance with the terms of this Section 2.5 shall be deemed to have been paid in full satisfaction of all rights pertaining to shares of Company Capital Stock and Liberty Ventures Common Stock, subject, however, to the Company's obligation or Liberty's obligation, as applicable, to pay any dividends or make any other distributions with a record date prior to the Auto Conversion Effective Time or Split-Off Effective Time, as applicable, that may have been declared or made by the Company on such shares of Company Capital Stock or by Liberty on such shares of Liberty Ventures Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Auto Conversion Effective Time or the Split-Off Effective Time, as applicable, and thereafter there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Capital Stock or on the stock transfer books of Liberty of shares of Liberty Ventures Common Stock, as applicable, that were outstanding immediately prior to the Auto Conversion Effective Time or the Split-Off Effective Time, as applicable. If, after the Auto Conversion Effective Time or the Split-Off Effective Time, as applicable, any Certificates or Book Entry Shares formerly representing shares of Company Capital Stock (as the same existed prior to the Auto Conversion Effective Time) or Liberty Ventures Common Stock are presented to the Company or the Transaction Agent for any reason, they shall be canceled and exchanged as provided in this Section 2.5.

          (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Capital Stock or Liberty Ventures Common Stock for nine (9) months after the Split-Off Effective Time shall be delivered to the Company, upon demand, and any holder of Company Capital Stock or Liberty Ventures Common Stock who has not theretofore complied with this Section 2.5 shall thereafter look only to the Company for payment of its claim for the consideration payable hereunder.

          (g)    No Liability.    None of Liberty, the Company or the Transaction Agent shall be liable to any Person in respect of any cash or shares of Company Capital Stock from the Exchange Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share has not been surrendered or exchanged in accordance with this Section 2.5 immediately prior to such date on which the consideration in respect of such Certificate or Book Entry Share would otherwise irrevocably escheat to or become the property of any Governmental Authority, any such shares, cash, dividends or distributions in respect of such

  Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

          (h)    Lost Certificates.    If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Company or Liberty, the posting by such Person of a bond in such reasonable amount as the Company or Liberty may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Transaction Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the consideration issuable and payable in respect thereof and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5(d), with respect to each share of Company Capital Stock or Liberty Ventures Common Stock formerly represented by such Certificate.

          (i)    Withholding Rights.    The Company, Liberty and/or the Transaction Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any other provision of applicable U.S. federal, state, local or foreign Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        Section 2.6    Further Assurances.     If, at any time after the Company Reclassification Effective Date or the Split-Off Effective Time, Liberty, LI LLC or the Company, as the case may be, reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Company Reclassification, the Auto Conversion, the Contribution or the Split-Off, or to carry out the purposes and intent of this Agreement at or after the effective date or time of any of the foregoing events, then Liberty, LI LLC or the Company, as the case may be, and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Company Reclassification, the Auto Conversion, the Contribution or the Split-Off and to carry out the purposes and intent of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the Company SEC Documents filed prior to the date of this Agreement (other than any disclosure (x) set forth under "Risk Factors" or "Management's Discussion and Analysis of Financial Condition and Results of Operation" or under the heading "Regulatory Matters," "Competition" and "Legal Proceedings," that is predictive or forward-looking, or (y) that is not factual information but merely cautionary language) but only to the extent the relevance of a disclosure or statement therein to a section of this Article III is reasonably apparent on its face without independent inquiry (provided, that in no event will any disclosure in the Company SEC Documents qualify or limit the representations and warranties in Sections 3.2, 3.3(b), 3.4 3.5, 3.18, 3.21, 3.22 or 3.23 of this Agreement), the Company represents and warrants to Liberty as follows:

        Section 3.1    Organization; Standing and Power.     (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Alaska, (b) the Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) the Company is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (c) as would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Liberty, prior to the date hereof, a true, complete and correct copy of the Company Articles and Company Bylaws, in each case, in effect as of the date of this Agreement.

        Section 3.2    Capitalization.

          (a)   From the date hereof until immediately prior to the Company Reclassification Effective Date, the authorized capital stock of the Company consists of (i) One Hundred Million (100,000,000) shares of Company Class A Common Stock, no par value (the "Company Class A Common Stock"), (ii) Ten Million (10,000,000) shares of Company Class B Common Stock, no par value (the "Company Class B Common Stock", and (iii) One Million (1,000,000) shares of Preferred Stock, no par value. No other shares of capital stock of, or other equity interests in, the Company are authorized.

          (b)   As of the close of business on March 29, 2017, (i) 32,882,292 shares of Company Class A Common Stock were issued and outstanding (including 1,707,268 shares of Company Restricted Stock), (ii) 3,152,939 shares of Company Class B Common Stock were issued and outstanding, (iii) 355,619 shares of Company Class A Common Stock were held in treasury by the Company and its Subsidiaries, (iv) no shares of Company Class B Common Stock were held in treasury by the Company and its Subsidiaries, (v) no shares of Company Preferred Stock were issued or outstanding, (vi) 3,000 shares of Company Class A Common Stock were reserved for issuance pursuant to outstanding unexercised Company Stock Options, (vii) 1,070,846 shares of Company Class A Common Stock were reserved for issuance pursuant to the Incentive Plan, (viii) 3,000,000 shares of Company Class A Common Stock were reserved for issuance pursuant to that certain Amended and Restated Stock Appreciation Rights Agreement, dated July 13, 2015, by and between the Company and Searchlight ALX, LTD, (ix) no shares of Company Class B Common Stock were reserved for issuance pursuant to outstanding unexercised Company Stock Options, (x) no shares of Company Class B Common Stock were reserved for issuance pursuant to the Incentive Plan and (xi) no other shares of capital stock of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and non-assessable and were issued in compliance with applicable securities Laws. No shares of capital stock of the Company are owned by any Subsidiary of the Company.

          (c)   There are no preemptive or similar rights granted by the Company or any Subsidiary of the Company on the part of any holders of any class of securities of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders or any such Subsidiary on any matter ("Voting Company Debt"). Except as set forth above or as listed on Section 3.2(c) of the Company Disclosure Letter, other than the Company Equity Awards, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Subsidiaries of the Company is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible into or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Subsidiaries of the Company. Except as set forth on Section 3.2(c) of the Company Disclosure Letter, there are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries of the Company is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries. The Company is not party to any "poison pill" rights plan relating to any shares of capital stock or other equity interests of the Company.

          (d)   Section 3.2(d) of the Company Disclosure Letter sets forth, in all material respects, the following information as of the close of business on March 29, 2017 with respect to each outstanding Company Equity Award: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule, including a description of any acceleration provisions, as applicable. Each Company Stock Option was granted in accordance with applicable Law and the terms of the Incentive Plan applicable thereto. Each Company Stock Option has an exercise price, or base price, as applicable, equal to or greater than the fair market value of a share of Company Common Stock at the close of business on the date of grant.

          (e)   The Company has prior to the date of this Agreement delivered to Liberty true, complete and correct copies of the Incentive Plan and each form of award agreement used under such plan and any variations to such forms, identifying the Person(s) to whom such variations apply.

          (f)    Neither the Company nor any of its Subsidiaries owns, or since January 1, 2014 has owned, any shares of capital stock of Liberty or any of its Subsidiaries.

        Section 3.3    Subsidiaries.

          (a)   Each Subsidiary of the Company (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (ii) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (iii) as would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Liberty true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Subsidiary of the Company, and all amendments thereto, as in effect as of the date of this Agreement.

          (b)   All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with applicable securities Laws. All of the outstanding capital stock or securities of, or other equity interests in, each of the Subsidiaries of the Company is owned, directly or indirectly, by the Company, and is owned free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances.

          (c)   Section 3.3(c) of the Company Disclosure Letter (i) lists (A) each Subsidiary of the Company, (B) its jurisdiction of incorporation or organization, (C) the location of its principal executive office and (D) the type and number of interests held of record by the Company or its Subsidiaries and any third party in a Subsidiary that is not wholly owned by the Company or its Subsidiaries and (ii) sets forth all capital stock or other equity interest in any entity that is owned, in whole or in part, directly or indirectly, by the Company or its Subsidiaries (other than capital stock of, or other equity interests in, its Subsidiaries) (clause (ii), collectively, the "Other Interests"). All Other Interests are fully paid and non-assessable and are owned, directly or indirectly, by the Company free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances, except as set forth in Section 3.3(c) of the Company Disclosure Letter, including restrictions with respect to the Company (or any Subsidiary of the Company, as applicable) voting any of the Other Interests.

        Section 3.4    Authorization.

          (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the Transactions, other than (i) with respect to the Company Reclassification, (x) the approval of the Restated Company Articles, this Agreement and the transactions contemplated hereby by the holders of at least a majority of the outstanding aggregate voting power of Company Common Stock voting together as a single class, (y) the approval of the Restated Company Articles, this Agreement and the transactions contemplated hereby by the holders of at least a majority of the outstanding voting power of the Company Class A Common Stock voting separately as a single class and (z) the approval of the Restated Company Articles, this Agreement and the transactions contemplated hereby by the holders of at least a majority of the outstanding voting power of the Company Class B Common Stock voting separately as a single class and (ii) with respect to the Contribution and the shares of Company Capital Stock issued in connection therewith, the approval of the holders of at least a majority of the aggregate voting power of Company Common Stock, voting together as a single class (clause (i) and (ii) together, the "Company Stockholder Approvals"). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Liberty and LI LLC, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

          (b)   The Board of Directors of the Company has (i) determined after due diligence that the Restated Company Articles, this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the Restated Company Articles, this Agreement and the transactions contemplated hereby, (iii) recommended that the Company Stockholders approve and adopt the Restated Company Articles , this Agreement and the transactions contemplated hereby and (iv) directed that the Restated Company Articles and this Agreement be submitted to the Company Stockholders for approval.

          (c)   The Company Stockholder Approvals are the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and to consummate the Transactions under applicable Law or under the Company Articles or Company Bylaws.

        Section 3.5    Consents and Approvals; No Violations.

          (a)   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority by the Company other than (i) as may be required by the HSR Act, (ii) the filing with the SEC of (A) the Joint Proxy Statement, (B) the Registration Statement, and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (iv) approval by the FCC of applications for transfer of control and/or assignment of the FCC licenses, authorizations and registrations listed on Section 3.5(a) of the Company Disclosure Letter, (v) approval by the RCA of application(s) for transfer of control and/or assignment of the

  RCA licenses, operating authority, franchises, designations and registrations listed on Section 3.5(a) of the Company Disclosure Letter, (vi) the filing of the Restated Company Articles effecting the Company Reclassification with the Alaska Commissioner and (vii) the filing of any other documents as required by the DGCL and the ACC.

          (b)   The execution, delivery and, subject to the receipt of the Company Stockholder Approvals, performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (i) conflict with or violate any provision of the Company Articles or Company Bylaws or similar organizational documents of any of the Company's additional Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(a) have been obtained and all filings and other obligations described in Section 3.5(a) have been made (and any applicable HSR waiting periods have expired), conflict with or violate any Law applicable to the Company or any of the Company's Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) except as set forth in Section 3.5(b)(iii) of the Company Disclosure Letter, require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of the Company or any of the Company's Subsidiaries, except, with respect to clauses (ii), (iii) and (iv), for such conflicts, violations, triggering of payments, Encumbrances, filings, notices, permits, authorizations, consents, approvals, terminations, amendments, accelerations, cancellations, breaches, defaults, losses of benefits or rights which would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.6    SEC Reports and Financial Statements.

          (a)   The Company has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by the Company since January 1, 2015 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the "Company SEC Documents"). As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Sarbanes Act, Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference in the Company SEC Documents (the "Company Financial Statements"), (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects and in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company's and its Subsidiaries' operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments).

          (c)   The Company maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company's disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Act. The Company's management has completed an assessment of the effectiveness of the Company's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Except as set forth on Section 3.6(c) of the Company Disclosure Letter, based on Company management's most recently completed evaluation of the Company's internal control over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) to the Knowledge of the Company, there has been no occurrence of fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. To the Knowledge of the Company, no executive officer or director of the Company has received or otherwise had or obtained knowledge of, and no auditor, accountant, employee or representative of the Company has provided written notice to the Company or any executive officer or director of, any substantive complaint or allegation that the Company or any of its Subsidiary has engaged in improper accounting practices. No attorney representing the Company or any of its Subsidiary has reported to the Board of Directors of the Company or any committee thereof or to any current director or executive officer of the Company evidence of a material violation of United States or other securities Laws or breach of fiduciary duty by the Company or any of its executive officers or directors.

          (d)   The Company has timely responded to all comment letters from the Staff of the SEC relating to the Company SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the Company SEC Documents filed on or prior to the date hereof is, to the Knowledge of the Company, subject to ongoing SEC review or investigation.

          (e)   The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

        Section 3.7    No Undisclosed Liabilities.     Except as set forth on Section 3.7 of the Company Disclosure Letter or reflected or reserved against in the balance sheet of the Company dated December 31, 2016 included in the Form 10-K filed by the Company with the SEC on March 2, 2017 (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP except (a) Liabilities incurred since January 1, 2017, in the ordinary course of business consistent with past practice and (b) Liabilities incurred in connection with this Agreement or the Transactions. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements or Company SEC Documents.

        Section 3.8    Absence of Certain Changes.     Since January 1, 2017, (a) there has been no event or condition which has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (b) the Company and each of its Subsidiaries have, in all material respects, conducted their businesses in the ordinary course of business consistent with past practice.

        Section 3.9    Litigation.     There is no material Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their respective properties or assets, or relating to the Transactions. Neither the Company nor any of its Subsidiaries (or any of its or their respective properties or assets) is subject to or bound by any material Order except as set forth on Section 3.9 of the Company Disclosure Letter (true, complete and correct copies of which have been made available to Liberty prior to the date hereof) and the Company and its Subsidiaries, as applicable, have complied with, and are now in compliance with, all such Orders, except as would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.10    Compliance with Applicable Laws.

          (a)   Except as set forth on Section 3.10 of the Company Disclosure Letter, since January 1, 2015, the Company and each of its Subsidiaries have complied, and are now in compliance, in each case, in all material respects, with all applicable Laws. No material unresolved investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened in writing, nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct any such investigation or review.

          (b)   The Company and its Subsidiaries (i) hold all material Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all terms and conditions of such Governmental Permits and, to the Knowledge of the Company, no such Governmental Permits are subject to any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification.

          (c)   The Company is not an "investment company" under the Investment Company Act of 1940.

        Section 3.11    Communications Licenses.     The Company and its Subsidiaries are the authorized legal holders or otherwise have right to the Communications Licenses, which licenses constitute all of the material licenses, from the FCC or the State Commissions that are required for and/or used in the operation of the business of the Company and its Subsidiaries as presently operated. All the Communications Licenses are valid and in full force and effect, unimpaired by any condition, except those conditions that may be contained within the applicable rules, orders or terms of such Communications Licenses or those conditions or rules applicable to the particular class of Communications Licenses generally, with which the Company and its Subsidiaries are in compliance in all material respects. The Company and its Subsidiaries are in compliance in all material respects with the Communications Act of 1934, and the rules, orders and written policies of the FCC and all applicable State Commissions in respect of the operation of the business of the Company. Except as set forth on Section 3.11 of the Company Disclosure Letter, there is not pending or, to the Knowledge of the Company, threatened, any action by or before the FCC or any State Commissions in which the potential or requested remedy is the revocation, suspension, cancellation, rescission or material adverse modification of any of the Communications Licenses, or the payment of any monetary penalty, fine or forfeiture. Section 3.11 of the Company Disclosure Letter contains a complete and correct list of the Communications Licenses of the Company.

        Section 3.12    Real Property.

          (a)   Section 3.12(a) of the Company Disclosure Letter sets forth all real property that is owned by the Company or any of its Subsidiaries and is primarily used by the Company or any of its Subsidiaries to conduct its business having a fair market value in excess of $5 million or that is otherwise material to the operation of the Company's business (the "Company Real Property"). The Company and its Subsidiaries have good title to all Company Real Property, subject to Permitted Encumbrances. The use and operation of the Company Real Property in the conduct of business by the Company and its Subsidiaries do not violate in any material respect any instrument of record or agreement affecting such property.

          (b)   Section 3.12(b)(i) of the Company Disclosure Letter sets forth all material leasehold, subleases or licenses (other than rights of way and transmission facilities) that provide for annual payments by the Company or any of its Subsidiaries in excess of $1 million (the "Company Leases") under which the Company or any of its Subsidiaries leases, subleases or licenses any real property as a tenant to conduct its business (the "Company Leased Property" and together with the Company Real Property, the "Real Property"). Each Company Lease is valid and in full force and effect and binding on each of the Company and its Subsidiaries, as applicable, and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law) and except as set forth on Section 3.12(b)(ii) of the Company Disclosure Letter, (i) neither the Company nor, to the Knowledge of the Company, any other party to any such lease, is in material default under any such lease, and (ii) no event or circumstance exists to the Knowledge of the Company that with notice or lapse of time or both would constitute a material default of any such lease. Except as set forth on Section 3.12(b)(ii) of the Company Disclosure Letter, no ownership or leasehold interest identified on Section 3.12(b)(i) of the Company Disclosure Letter has been leased, subleased or assigned, in whole or in part, by the Company or any of its Subsidiaries to another Person. To the Knowledge of the Company, no right of any other party to such leasehold interest identified on Section 3.12(b)(ii) of the Company Disclosure Letter has materialized entitling such party to terminate such leasehold interest where such party does not have an express right to do so under the applicable leasehold agreement without any additional contingency prior to such leasehold's expiration.

          (c)   No condemnation or eminent domain proceeding is pending or, to the Knowledge of the Company, threatened against any part of the Real Property. Neither the Company nor any of its Subsidiaries have, within the past three (3) years, received any notice of the intention of any Governmental Authority to take or use all or any part of any Real Property in a way that materially affects the use or operation of such property as it is currently used or operated by the Company or its Subsidiaries.

        Section 3.13    Cable Systems and Subscriber Information.

          (a)   Section 3.13(a) of the Company Disclosure Letter sets forth a complete list of communities in which the Company operates Cable Systems as of date of this Agreement. The Company does not manage or operate any Cable Systems which it does not, directly or indirectly, wholly own, and the Company does not own any Cable Systems that it does not, directly or indirectly, manage and operate.

          (b)   Section 3.13(b) of the Company Disclosure Letter sets forth the aggregate number of cable, wireless and broadband subscribers as of December 31, 2016, as calculated in accordance with the Company's policy with respect to calculating subscribers as of the Company Balance Sheet Date, including as to disconnects.

        Section 3.14    Intellectual Property.

          (a)   Except as set forth in Section 3.14(a) of the Company Disclosure Letter, the Company and its Subsidiaries own, free and clear of any Encumbrances (other than Permitted Encumbrances), or license, or otherwise possess sufficient rights to use, all Company Intellectual Property in the manner that Company and its Subsidiaries currently use such Company Intellectual Property to conduct their businesses. Section 3.14(a) of the Company Disclosure Letter sets forth a list of all (i) federal Trademark registrations and applications for registration and Internet domain names, (ii) Patents issued or pending and (iii) Copyright registrations and applications for registration, in each instance owned by the Company or any of its Subsidiaries. There are no material proceedings, cognizable claims or challenges that cause or would cause any of the Company Intellectual Property to be invalid or unenforceable, and, to the Knowledge of the Company, no Person has alleged any material Company Intellectual Property is invalid or unenforceable.

          (b)   Except as set forth in Section 3.14(b) of the Company Disclosure Letter, (i) the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated, the Intellectual Property rights of any Person, (ii) there is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries contesting the validity, enforceability, use, or ownership of the Company Intellectual Property, (iii) to the extent required the Company's, reasonable judgment and consistent with prudent practices, all necessary registration, maintenance, and renewal fees in respect of the Company Intellectual Property have been paid and Company is current with all necessary documents and filings with the relevant Governmental Authorities for the purpose of maintaining such Intellectual Property except in each case as would not reasonably be expected to have a Material Adverse Effect, and (iv) neither the Company nor its Subsidiaries have given notice to any Person asserting the infringement or misappropriation by such Person of any of the Company Intellectual Property that remains unresolved and, to the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

          (c)   Except as disclosed on Section 3.14(c) of the Company Disclosure Letter, to the Knowledge of the Company, the Company and each of its Subsidiaries have filed all statements of account and paid all required royalty fees and interest relating to the Cable Systems to the United States Copyright Office required under the United States Copyright Act of 1976, as amended, and Copyright Office Regulations reported on such statements of account for the last three years ("Copyright Filings"). Neither the Company nor any of its Subsidiaries has received any written notice or inquiry, and to the Knowledge of the Company, any oral notice or inquiry, from the United States Copyright Office or any other Person, regarding any statements of account or otherwise that the conduct of the business of the Company and its Subsidiaries infringes on any Person's copyright relative to the Copyright Filings.

          (d)   Except as set forth or described on Section 3.14(d) of the Company Disclosure Letter, the technology and computer systems and infrastructure, including software, hardware, middleware, networks, servers, workstations, and routers owned, leased, used, or licensed by the Company or any of its Subsidiaries, which are material to the business of the Company as currently conducted by the Company (the "Company IT Systems"), are in good working condition in all material respects to effectively perform all information technology operations for which they are currently used. The Company and its Subsidiaries have not experienced within the past twenty-four (24) months any material disruption to, or material interruption or outage in, its conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of any Company IT Systems.

          (e)   The Company and its Subsidiaries (i) have a privacy policy regarding the collection and use of information that identifies, or could reasonably be used to identify, any natural persons (including names, addresses, telephone numbers, email addresses, social security numbers, and/or account information) ("Personal Information") and (ii) to the Knowledge of the Company and except as set forth in Section 3.14(e) of the Company Disclosure Letter, are in compliance, and have complied, in all material respects with the privacy policies applicable to the Company and its Subsidiaries and all applicable Laws regarding information privacy and security and the collection, use, disposal, disclosure, maintenance and transmission of Personal Information in connection with business and operations of the Company and its Subsidiaries. No claim or action is pending or threatened in writing against the Company or any of its Subsidiaries relating to its use of Personal Information. The Company has posted its applicable privacy policy(ies), or a link thereto, in a clear and conspicuous location on the Company's website located at www.gci.com. Neither the execution, delivery or performance of this Agreement or any other document necessary to consummate the Transactions, nor the consummation of the Transactions will result in any violation, in any material respect, of (i) any of the Company's or its Subsidiaries' privacy policies or (ii) of any agreement of the Company or its Subsidiaries with respect to the collection, use, disposal, disclosure, maintenance, and transmission of Personal Information.

          (f)    Except as set forth or described on Section 3.14 of the Company Disclosure Letter: (i) the Company and its Subsidiaries have established, and are in compliance in all material respects in all territories in which they operate, with, a written information security program or programs covering the businesses of the Company and its Subsidiaries that (A) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary data, and (B) is designed to protect against unauthorized access to the Company IT Systems and proprietary data and (ii) to the Company's Knowledge, neither the Company nor any of its Subsidiaries has suffered a material security breach with respect to any proprietary data or trade secrets in the last twenty-four (24) months.

        Section 3.15    Material Contracts.

          (a)   Except as set forth on Section 3.15 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any of the following (each, a "Company Material Contract"):

              (i)  any Contract that is a "material contract" as such term is defined in Item 601(b)(1) of Regulation S-K of the Exchange Act;

             (ii)  any Contract relating to Indebtedness of any Person (other than ordinary course arrangements among the Company and its wholly-owned Subsidiaries) in excess of $25 million;

            (iii)  any Contract that (A) limits the ability of the Company or any of its Subsidiaries to compete in any line of business or within any geographic area or with any Person (other than Contracts with such restrictions that are not material to the conduct of the business of the Company and its Subsidiaries taken as a whole) or (B) contains any material exclusivity, most favored nation or similar provision;

            (iv)  any Contract involving future payments, performance of services or delivery of goods or materials to or by the Company and its Subsidiaries of an amount or value reasonably expected to exceed $5 million in the aggregate during the twelve (12) month period following the date hereof;

             (v)  any Contract entered into after January 1, 2015 involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than equipment or inventory in the ordinary course of business consistent with past practice) or capital stock or other equity interests of another Person for aggregate consideration (in one or a series of transactions) under such Contract of $5 million or more;

            (vi)  any Contract the termination of which would reasonably be expected to have a Company Material Adverse Effect;

           (vii)  any collective bargaining agreement or other Contract with any labor union or other employee representative or group;

          (viii)  any Contract with a Governmental Authority or pursuant to which the Company or any of its Subsidiaries provides good or services to any Governmental Authority, other than ordinary course goods or services offered to business, consumer or government customers.

            (ix)  any joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any agreements or arrangements with respect to wholly owned Subsidiaries of the Company;

             (x)  Contracts by which the Company or any of its Subsidiaries obtains transmissions or programming for the channel line-up for each of its Cable Systems or its broadcast television stations that they own or operate (whether by antennae, microwave, satellite or otherwise) of video or audio programming or other cable or broadcast distributed information which require annual expenditures by the Company or any of its Subsidiaries in excess of $4 million, including all Contracts with respect to any network affiliation and all related agreements and any agreements related to the retransmission of any broadcast television stations to the extent such Contracts require annual expenditures in excess of $4 million;

            (xi)  pole attachment Contracts with annual rent payments in excess of $1 million;

           (xii)  any roaming or similar Contracts; and

          (xiii)  any Contract that commits the Company or any of its Subsidiaries to enter into any of the foregoing.

          (b)   As of the date hereof, the Company has made available to Liberty true, correct and complete copies of all Company Material Contracts, including all material amendments, additions, addenda, service orders or other modifications with respect thereto.

          (c)   Except as set forth or described on Section 3.15(c) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to a Company Material Contract, is in breach or violation of, or in default under, any Company Material Contract, (ii) with respect to either the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to a Company Material Contract, no event has occurred or circumstance exists which would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both), and (iii) each Company Material Contract is valid and binding on each of the Company and its Subsidiaries, as applicable, and each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of the Company and its Subsidiaries, as applicable, and to the Knowledge of the Company each other party thereto, in the case of each of the foregoing, other than as would not be reasonably expected to have a Company Material Adverse Effect.

        Section 3.16    Customers.     Section 3.16 of the Company Disclosure Letter sets forth a complete and accurate list of (a) the twenty (20) largest commercial customers and (b) the ten (10) largest wholesale customers (in each case based on the amounts paid to the Company and its Subsidiaries in respect of the business of the Company and its Subsidiaries, and in each case other than the Company or its Subsidiaries) during the twelve (12) months ended December 31, 2016, showing the approximate total revenues generated by each such customer during such period. As of the date of this Agreement, none of the customers set forth on Section 3.16 of the Company Disclosure Letter has (i) terminated or canceled its business relationship with the Company or any of its Subsidiaries or (ii) to the Knowledge of the Company, provided written notice to the Company or any of its Subsidiaries of an intention or request to so terminate or cancel.

        Section 3.17    Environmental Matters.

          (a)   To the Knowledge of the Company:

              (i)  The Company and each of its Subsidiaries are in compliance with applicable Environmental Laws;

             (ii)  neither the Company nor any of its Subsidiaries has used any Real Property for the manufacture, transportation, treatment, storage or disposal of Hazardous Materials except for such use of Hazardous Materials customary in the industry in which the Company and its Subsidiaries operate and in commercially reasonable quantities or under circumstances that would not reasonably be expected to give rise to material liability for remediation; and

            (iii)  neither the Company nor any of its Subsidiaries has any material liability in connection with any Release by the Company or any of its Subsidiaries of any Hazardous Materials into the environment, and no Release by the Company or any of its Subsidiaries that could require remediation has occurred.

          (b)   The Company and its Subsidiaries are not subject to any pending, or to the Knowledge of the Company, threatened Environmental Claim.

        Section 3.18    Tax.

          (a)   Except as would not reasonably be expected to have a Company Material Adverse Effect or as otherwise set forth in Section 3.18 of the Company Disclosure Letter:

              (i)  (A) all Tax Returns required to be filed with any Tax Authority by or on behalf of the Company and each of its Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (B) all such Tax Returns are accurate and complete in all respects and have been prepared in substantial compliance with all applicable Laws; (C) all Taxes due and payable by the Company and each of its Subsidiaries have been timely paid, or withheld and remitted, to the appropriate Tax Authority, except for Taxes for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents; (D) no written claim has been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction; and (E) there are no Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for any Permitted Encumbrances);

             (ii)  each of the Company and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws;

            (iii)  (A) no outstanding written claim has been received by, and no audit, action, suit or proceeding is in progress, against or with respect to the Company or any of its Subsidiaries in respect of any Tax; and (B) all deficiencies, assessments or proposed adjustments asserted against the Company or any of its Subsidiaries by any Tax Authority have been paid or fully and finally settled;

            (iv)  none of the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Auto Conversion Effective Time as a result of (A) any change in method of accounting for a taxable period (or portion thereof) ending prior to the Auto Conversion Effective Time, (B) any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Auto Conversion Effective Time, (C) any installment sale or open transaction disposition made prior to the Auto Conversion Effective Time, (D) any prepaid amount received prior to the Auto Conversion Effective Time, (E) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), or (F) Section 108(i) of the Code;

             (v)  none of the Company or any of its Subsidiaries (A) is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, other than an affiliated group the common parent of which is or was the Company (a "Company Affiliated Group"), (B) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes other than a group the common parent of which is the Company or any of its Subsidiaries (a "Company Combined Group"), or (C) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor, except for such liability arising from membership in a Company Affiliated Group or a Company Combined Group;

            (vi)  no waiver or extension of any statute of limitations in respect of any Taxes or any extension of time with respect to any Tax assessment or deficiency is in effect for the Company or any of its Subsidiaries; and

           (vii)  none of the Company or any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

          (b)   None of the Company or any of its Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any Tax Authority that will remain in effect with respect to the Company or any of its Subsidiaries after the Auto Conversion Effective Time.

          (c)   None of the Company or any of its Subsidiaries is a party to, or has any liability under, any Tax Sharing Agreement (other than the Split-Off Tax Sharing Agreement).

          (d)   None of the Company or any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (or is a successor to a "distributing corporation" or a "controlled corporation") in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Sections 355 or 361(c) of the Code within the last two (2) years (other than the Split-Off).

          (e)   The Company is not, and has never been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (f)    The Company and its Subsidiaries have complied with all unclaimed property or escheat Laws with respect to unclaimed or abandoned property and do not hold property required to have been remitted or escheated to any Governmental Authority, except, in each case, for such noncompliance as would not be material to the Company and its Subsidiaries, taken as a whole.

          (g)   Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to preclude (i) the Company

  Reclassification or the Auto Conversion from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or (ii) the Contribution and the Split-Off, taken together, from being treated as a tax-free transaction under Sections 368(a)(1)(D), 355 and 361 of the Code.

        Section 3.19    Insurance.     The Company has made available to Liberty prior to the date of this Agreement true, complete and correct copies of all material insurance policies which are, as of the date of this Agreement, maintained by the Company or its Subsidiaries. The Company and each of its Subsidiaries maintains insurance coverage against such risks and in such amounts as the Company believes to be customary for companies of similar size, in their geographic regions and in the respective businesses in which the Company and its Subsidiaries operate. Neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policy and all premiums due thereunder on or prior to the date of this Agreement have been paid. There is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

        Section 3.20    Employees and Employee Benefits.

          (a)   Section 3.20(a) of the Company Disclosure Letter contains a true, correct and complete list of each material (i) employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, retention, severance, change-in-control, or termination pay plan or arrangement, medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or other retirement, vacation, or sick leave program, agreement or arrangement, and (ii) other employee benefit plan, program, agreement or arrangement, in either case, which is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 414 of the Code (an "ERISA Affiliate"), for the benefit of any current or former employee, independent contractor or director of the Company, or any of its Subsidiaries or any ERISA Affiliate (the "Company Plans"). Except as required by applicable Law, or as determined necessary in the ordinary course of business, none of the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Company Plan or modify or change any existing Company Plan.

          (b)   With respect to each Company Plan, the Company has heretofore made available to Liberty true, correct and complete copies of each such Company Plan and any amendments thereto, and to the extent applicable, any related trust or other funding vehicle, the latest version of any annual report on Form 5500 filed with the IRS with respect to each Company Plan (if any such report was required) with all required attachments and the most recent summary plan description (if required) and summaries of material modification with respect to any Company Plan for which a summary plan description is required, and the most recent determination letter received from the IRS with respect to each Company Plan intended to qualify under Section 401 of the Code.

          (c)   Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable Law. No event has occurred with respect to any Company Plan that would reasonably be expected to result in material payment or assessment by or against the Company or any of its Subsidiaries or ERISA Affiliates of any Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. With respect to each of the Company Plans, no non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred or is reasonably expected to occur, including as a result of the Transactions, which would result in material liability to the Company, its Subsidiaries or ERISA Affiliates.

          (d)   Except as set forth in Section 3.20(d) of the Company Disclosure Letter, since January 1, 2005, each Company Plan that is a nonqualified deferred compensation plan or arrangement has been maintained in good faith operational compliance and, for all periods after December 31, 2008, in documentary compliance with Section 409A of the Code.

          (e)   Each Company Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter with respect to such qualification and the Tax-exempt status of its related trust, or is subject to a favorable opinion letter in the case of a Company Plan using a volume submitter document, and no circumstances exist which could reasonably be expected to result in material liability to the Company or its Subsidiaries in respect of such qualified status. Neither the Company nor any ERISA Affiliate contributes to or has any obligation to contribute to, or had any such obligation during the past six-year period preceding the Closing Date, and no Company Plan is (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a "multiemployer plan" as defined in Section 3(37) of ERISA, (iii) a plan described in Section 413 of the Code, or (iv) a plan funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

          (f)    There are no pending or, to the Knowledge of the Company, threatened, Actions or audits involving any Company Plan or by any current or former employee, independent contractor or director against the Company or any of its Subsidiaries, other than routine claims for benefits.

          (g)   Neither the Company nor any of its Subsidiaries has any Liability in respect of post-retirement health, medical or life insurance benefits for former or current officers, employees, independent contractors or directors of the Company or any of its Subsidiaries, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

          (h)   Except as provided in Section 3.20(h) of the Company Disclosure Letter, the Transactions as contemplated hereby (either alone or together with any other event) do not cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation, including any funding requirement, pursuant to, any Company Plan or any collective bargaining agreement, and no such amount or benefit will constitute an "excess parachute payment" within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries for any tax incurred by such individual under Section 409A or 4999 of the Code or otherwise.

          (i)    Neither the Company nor any of its Subsidiaries is a party to any labor union or collective bargaining agreement and there is no labor union or organizing activity pending or, to the Knowledge of the Company, threatened against Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice relating to their businesses or operations and there is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any other Governmental Authority. The Company and its Subsidiaries have operated in material compliance with all laws relating to the employment of labor and has properly classified all individuals providing services. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which could reasonably be expected to adversely affect the businesses or operations of the Company. No grievance, charge, audit or other labor dispute or Legal Proceeding arising out of or under any employment or similar agreement or other labor or employment matter is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

        Section 3.21    Anti-takeover Statutes.     No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation in any jurisdiction (including the restrictions on business combinations in Section 203 of the DGCL) applies or purports to apply to this Agreement or the Transactions as contemplated by this Agreement with respect to the Company.

        Section 3.22    Brokers and Other Advisors.     Except for fees payable to Lazard pursuant to an engagement letter, a copy of which has been provided to Liberty, no Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission payable by the Company or its Subsidiaries in connection with the Transactions or with this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

        Section 3.23    Opinion of Financial Advisor.     The Special Committee has received the opinion of Lazard dated as of the date the Board of Directors of the Company approved the Transactions contemplated by this Agreement, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Auto Conversion Shares to be paid to the holders of the Company's Class A Common Stock (other than Liberty and its affiliates, the executive officers of the Company and the holders of any stock appreciation rights in the Company) is fair, from a financial point of view, to such holders, solely in their capacity as holders of the Company's Class A Common Stock. A copy of such opinion will, promptly following receipt by the Special Committee, be made available to Liberty for informational purposes only.

        Section 3.24    Investigation by the Company; Limitation on Warranties.     The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations and financial condition of the Liberty Ventures Group and acknowledges that the Company has been provided access to personnel, properties, premises and records of Liberty for such purposes. In entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Liberty and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Liberty or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

        Section 3.25    Bridge Financing.

          (a)   The Company has delivered to Liberty an executed commitment letter dated April 4, 2017 (the "Bridge Commitment Letter") from the lenders party thereto (collectively, the "Lenders") pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein (the "Bridge Financing Commitments"). The Bridge Financing Commitments pursuant to the Bridge Commitment Letter are collectively referred to in this Agreement as the "Bridge Financing."

          (b)   Assuming the satisfaction of the conditions set forth Sections 6.1, 6.2 and 6.3 and the performance by Liberty of its obligations under this Agreement, the Company does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions and material terms to be satisfied by it in the Bridge Commitment Letter on or prior to the Contribution Effective Time, nor does the Company have Knowledge that any of the Lenders will not perform its obligations thereunder.

          (c)   The Bridge Financing, when funded in accordance with the Bridge Commitment Letter, shall provide the Company with cash proceeds on the Closing Date (after netting out applicable fees, expenses, original issue discount and similar premiums and charges assuming minimal amount of "market flex" (including original issue discount flex) provided under the Bridge Commitment Letter and the related fee letter) sufficient for the satisfaction in full of the Company's obligations under the 2021 Senior Notes and 2025 Senior Notes.

          (d)   On the date hereof, the Bridge Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of the Company, subject to bankruptcy, insolvency, reorganization, moratorium and other applicable Laws relating to or affecting creditors' rights generally (including fraudulent conveyance laws) and to general equity principles, regardless of whether considered in a proceeding at law or in equity.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LIBERTY

        Except as set forth in the Liberty SEC Documents filed prior to the date of this Agreement (other than any disclosure (x) set forth under "Risk Factors" or "Management's Discussion and Analysis of Financial Condition and Results of Operation", or (y) that is not factual information but merely cautionary language) but only to the extent the relevance of a disclosure or statement therein to a section of this Article IV is reasonably apparent on its face without independent inquiry (provided, that in no event will any disclosure in the Liberty SEC Documents qualify or limit the representations and warranties in Sections 4.2, 4.3(b), 4.4, 4.5, 4.11 and 4.13 of this Agreement), Liberty represents and warrants to the Company as follows:

        Section 4.1    Organization; Standing and Power.     (a) Liberty is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (b) LI LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, (c) each of Liberty and LI LLC has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (d) each of Liberty and LI LLC is duly qualified or licensed to do business as a foreign corporation and foreign entity, respectively, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (d) as would not reasonably be expected to have a Liberty Ventures Material Adverse Effect. Liberty has made available to the Company, prior to the date hereof, a true, complete and correct copy of the Liberty Charter and Liberty Bylaws and the organizational documents of LI LLC, in each case, in effect as of the date of this Agreement.

        Section 4.2    Capitalization.

          (a)   The authorized capital stock of Liberty consists of (i) Four Billion (4,000,000,000) shares of Series A QVC Group Common Stock, par value $0.01 per share (the "Liberty QVC Series A Common Stock"), (ii) One Hundred Fifty Million (150,000,000) shares of Series B QVC Group Common Stock, par value $0.01 per share (the "Liberty QVC Series B Common Stock"), (iii) Four Billion (4,000,000,000) shares of Series C QVC Group Common Stock, par value $0.01 per share (the "Liberty QVC Series C Common Stock", and collectively with the Liberty QVC Series A Common Stock and the Liberty QVC Series B Common Stock, the "Liberty QVC Common Stock"), (iv) Four Hundred Million (400,000,000) shares of Series A Liberty Ventures Common Stock, par value $0.01 per share (the "Liberty Ventures Series A Common Stock"), (v) Fifteen Million (15,000,000) shares of Series B Liberty Ventures Common Stock, par value $0.01 per share (the "Liberty Ventures Series B Common Stock"), (vi) Four Hundred Million (400,000,000) shares of Series C Liberty Ventures Common Stock, par value $0.01 per share (the "Liberty Ventures Series C Common Stock", and collectively with the Liberty Ventures Series A Common Stock and the Liberty Ventures Series B Common Stock, the "Liberty Ventures Common Stock") (the Liberty QVC Common Stock and the Liberty Ventures Common Stock together referred to as the "Liberty Common Stock"), and (vii) Fifty Million (50,000,000) shares of Preferred Stock, par value $0.01 per share (the "Liberty Preferred Stock"). No other shares of capital stock of, or other equity interests in, Liberty are authorized.

          (b)   As of the close of business on March 31, 2017, (i) 421,476,652 shares of Liberty QVC Series A Common Stock were issued and outstanding, 29,411,867 shares of Liberty QVC Series B Common Stock were issued and outstanding, no shares of Liberty QVC Series C Common Stock were issued and outstanding, 81,177,231 shares of Liberty Ventures Series A Common Stock were issued and outstanding (including 336,231 shares of Liberty Restricted Stock), 4,271,867 shares of Liberty

  Ventures Series B Common Stock were issued and outstanding, no shares of Liberty Ventures Series C Common Stock were issued and outstanding, and no shares of Liberty Preferred Stock were issued and outstanding; (ii) no shares of Liberty QVC Series A Common Stock, no shares of Liberty QVC Series B Common Stock, no shares of Liberty Ventures Series A Common Stock and no shares of Liberty Ventures Series B Common Stock, in each case, were held in treasury by Liberty and its Subsidiaries; (iii) no shares of Liberty Ventures Series A Common Stock and no shares of Liberty Ventures Series B Common Stock were reserved for issuance pursuant to outstanding unexercised Liberty SARs; (iv) 32,398 shares of Liberty Ventures Series A Common Stock and no shares of Liberty Ventures Series B Common Stock were reserved for issuance pursuant to outstanding unexercised Liberty RSUs; and (v) 35,632,361 shares of Liberty QVC Series A Common Stock, 1,758,074 shares of Liberty QVC Series B Common Stock, 1,987,852 shares of Liberty Ventures Series A Common Stock and 1,256,411 shares of Liberty Ventures Series B Common Stock, in each case, were issuable upon either the exercise of outstanding stock options to acquire shares of such series of Liberty Common Stock (whether or not presently vested or exercisable) and outstanding or outstanding restricted stock units (including performance stock units) with respect to shares of such series of Liberty Common Stock (whether or not presently vested). Except as set forth above, and for shares of Liberty Common Stock reserved for issuance under Liberty's equity plans, as of the close of business on March 31, 2017, no other securities of Liberty are issued, reserved for issuance or outstanding.

          (c)   Neither Liberty nor any of its Subsidiaries owns, or since January 1, 2014, has owned, any shares of capital stock of the Company or any of the Company's Subsidiaries.

          (d)   LI LLC is wholly owned by Liberty. All of the outstanding membership interests of LI LLC have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights.

        Section 4.3    Subsidiaries.

          (a)   Each Contributed Ventures Subsidiary (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (ii) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (iii) as would not reasonably be expected to have a Liberty Ventures Material Adverse Effect. Liberty has made available to the Company true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Contributed Ventures Subsidiary, and all amendments thereto, as in effect as of the date of this Agreement.

          (b)   All of the outstanding shares of capital stock of, or other equity interests in, each Contributed Ventures Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with applicable securities Laws. Except as set forth on Section 4.3(b) of the Liberty Disclosure Letter, all of the outstanding capital stock or securities of, or other equity interests in, each of the Contributed Ventures Subsidiaries, is owned, directly or indirectly, by Liberty, and is owned free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances.

          (c)   All of the Contributed Ventures Interests are fully paid and non-assessable and are owned, directly or indirectly, by Liberty free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances and as set forth on Section 4.3(c)-2 of the Liberty Disclosure Letter. Section 4.3(c)-3 of the Liberty Disclosure Letter lists with respect to each of the Contributed Ventures Interests (A) its jurisdiction of incorporation or organization, (B) the location of its principal executive office and (C) the type and number of interests held of record by Liberty or its Subsidiaries.

        Section 4.4    Authorization.

          (a)   Each of Liberty and LI LLC has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation by each of Liberty and LI LLC of the Transactions have been duly and validly authorized by all corporate action on the part of Liberty and LI LLC, including the adoption of this Agreement by the sole member of LI LLC, and no other corporate proceedings on the part of Liberty or LI LLC are necessary to authorize the execution and delivery of this Agreement or the consummation of the Transactions, other than, with respect to the Split-Off, the affirmative vote of the holders of a majority of the outstanding aggregate voting power of the shares of Liberty Ventures Common Stock present in person or by proxy and entitled to vote at the Liberty Stockholders' Meeting, voting together as a single class (the "Liberty Stockholder Approval"). This Agreement has been duly and validly executed and delivered by Liberty and LI LLC and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Liberty and LI LLC, enforceable against Liberty and LI LLC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

          (b)   The Board of Directors of Liberty has (i) determined that this Agreement and the Transactions are advisable and fair to, and in the best interests of, Liberty and the Liberty Ventures Stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) recommended that the Liberty Ventures Stockholders approve the Split-Off and (iv) directed that the Split-Off be submitted to the Liberty Ventures Stockholders for approval.

          (c)   The sole member of LI LLC has (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, LI LLC and (ii) approved and declared advisable this Agreement and the Transactions.

          (d)   The Liberty Stockholder Approval is the only vote of the holders of any class or series of capital stock of Liberty necessary to consummate the Transactions under applicable Law or under the Liberty Charter or Liberty Bylaws.

        Section 4.5    Consents and Approvals; No Violations.

          (a)   The execution, delivery and performance by Liberty and LI LLC of this Agreement and the consummation by Liberty and LI LLC of the Transactions do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority by Liberty and LI LLC other than (i) as may be required by the HSR Act, (ii) the filing with the SEC of the Joint Proxy Statement, the Registration Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (iii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (iv) approval by the FCC of applications for transfer of control and/or assignment of the FCC licenses and registrations listed on Section 4.5(a) of the Liberty Disclosure Letter, (v) applicable approvals of State Commissions and (vi) the filing of any documents as required by the DGCL and the ACC.

          (b)   The execution, delivery and, subject to the receipt of the Liberty Stockholder Approval, performance by Liberty and LI LLC of this Agreement and the consummation by Liberty and LI LLC of the Transactions do not and will not (i) conflict with or violate any provision of the Liberty Charter or Liberty Bylaws or similar organizational documents of LI LLC or the Contributed Ventures Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.5(a) have been obtained and all filings and other obligations described in Section 4.5(a) have been made, conflict with or violate, in any material respect, any Law applicable to Liberty, LI LLC or any of the Contributed Ventures Subsidiaries or by which any property or asset of Liberty or any of the Contributed Ventures Subsidiaries is bound, (iii) except as set forth in Section 4.5(b)(iii) of the Liberty Disclosure Letter, require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Liberty Material Contract or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of Liberty or any of the Contributed Ventures Subsidiaries, except, with respect to clauses (ii), (iii) and (iv), for such conflicts, violations, triggering of payments, Encumbrances, filings, notices, permits, authorizations, consents, approvals, terminations, amendments, accelerations, cancellations, breaches, defaults, losses of benefits or rights which would not reasonably be expected to have a Liberty Ventures Material Adverse Effect.

        Section 4.6    SEC Reports and Financial Statements.

          (a)   Liberty has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by Liberty since January 1, 2015 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the "Liberty SEC Documents"). As of their respective dates, or if amended, as of the date of the last such amendment, the Liberty SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Sarbanes Act, Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference the Liberty SEC Documents (the "Liberty Financial Statements"), (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects and in accordance with GAAP the consolidated financial position of Liberty and its Subsidiaries as of the respective dates thereof and the consolidated results of Liberty's operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments that are not in the aggregate material).

          (c)   Liberty is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

        Section 4.7    No Undisclosed Liabilities.     Except as reflected or reserved against in the balance sheet of Liberty dated December 31, 2016 included in the Form 10-K filed by the Company with the SEC on February 28, 2017 (or described in the notes thereto), neither Liberty nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP except (a) Liabilities incurred since January 1, 2017, in the ordinary course of business consistent with past practice and (b) Liabilities incurred in connection with this Agreement or the Transactions. Neither Liberty nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Liberty and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Liberty or any of its Subsidiaries in the Liberty Financial Statements or Liberty SEC Documents.

        Section 4.8    Absence of Certain Changes.     Since January 1, 2017, there has been no event or condition which has had, or would reasonably be expected to have, a Liberty Ventures Material Adverse Effect.

        Section 4.9    Litigation.     There is no material Action pending against any of the Contributed Ventures Subsidiaries or any of its or their respective properties or assets, or against Liberty or any of the Contributed Ventures Subsidiaries, or relating to the Transactions.

        Section 4.10    Compliance with Applicable Laws.

          (a)   Since January 1, 2015, Liberty and each of the Contributed Ventures Subsidiaries have complied, and are now in compliance, in each case, in all material respects with all applicable Laws. No material unresolved investigation or review by any Governmental Authority with respect to Liberty or any Contributed Ventures Subsidiary is pending.

          (b)   Liberty and each of the Contributed Ventures Subsidiaries (i) hold all material Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, including all such Governmental Permits issued by or registered with the FCC or other Governmental Authority under all Laws currently in effect, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all terms and conditions of such Governmental Permits and, to the Knowledge of Liberty, no such Governmental Permits are subject to any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification.

        Section 4.11    Tax.

          (a)   Except (x) as would not reasonably be expected to have a Liberty Ventures Material Adverse Effect, (y) to the extent such Taxes or Tax matters are allocable or attributable to, or otherwise relate to, the QVC Group or (z) as otherwise set forth in Section 4.11(a) of the Liberty Disclosure Letter:

              (i)  (A) all Tax Returns required to be filed with any Tax Authority by or on behalf of Liberty and each of the Contributed Ventures Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (B) all such Tax Returns are accurate and complete in all respects and have been prepared in substantial compliance with all applicable Laws; (C) all Taxes due and payable by Liberty and each of the Contributed Ventures Subsidiaries have been timely paid, or withheld and remitted, to the appropriate Tax Authority, except for Taxes for which adequate reserves have been established in accordance with GAAP in the Liberty SEC Documents; (D) no written claim has been made by any Tax Authority in a jurisdiction where Liberty or any of the Contributed Ventures Subsidiaries does not file a Tax Return that Liberty or any of the Contributed Ventures Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction; and (E) there are no Encumbrances on any of the assets of the Contributed Ventures Subsidiaries (or on any of the other assets that will be contributed to the Company in the Contribution) that arose in connection with any failure (or alleged failure) to pay any Tax (except for any Permitted Encumbrances);

             (ii)  each of Liberty and the Contributed Ventures Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws;

            (iii)  (A) no outstanding written claim has been received by, and no audit, action, suit or proceeding is in progress, against or with respect to Liberty or any of the Contributed Ventures Subsidiaries in respect of any Tax; and (B) all deficiencies, assessments or proposed adjustments asserted against Liberty or any of the Contributed Ventures Subsidiaries by any Tax Authority have been paid or fully and finally settled;

            (iv)  none of the Contributed Ventures Subsidiaries (A) is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, other than an affiliated group the common parent of which is or was Liberty (a "Liberty Affiliated Group"), (B) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes other than a group the common parent of which is Liberty or any of its Subsidiaries (a "Liberty Combined Group") or (C) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor, except for such liability arising from membership in a Liberty Affiliated Group or a Liberty Combined Group;

             (v)  no waiver or extension of any statute of limitations in respect of any Taxes or any extension of time with respect to any Tax assessment or deficiency is in effect for Liberty or any of the Contributed Ventures Subsidiaries; and

            (vi)  none of Liberty or any of the Contributed Ventures Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

          (b)   None of the Contributed Ventures Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any Tax Authority that will remain in effect with respect to the Contributed Ventures Subsidiaries after the Contribution Closing.

          (c)   None of the Contributed Ventures Subsidiaries is a party to, or has any liability under, any Tax Sharing Agreement (other than the Split-Off Tax Sharing Agreement or the Liberty Tax Sharing Policies).

          (d)   Neither Liberty nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to preclude (i) the Company Reclassification or the Auto Conversion from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or (ii) the Contribution and the Split-Off, taken together, from being treated as a tax-free transaction under Sections 368(a)(1)(D), 355 and 361 of the Code.

        Section 4.12    Contributed Ventures Assets.     After giving effect to the Contribution, and subject to the receipt of all applicable approvals and consents, the Company (a) will have, in all material respects, good and valid title to all of the Contributed Ventures Interests and (b) except as set forth on Section 4.12(b) of the Liberty Disclosure Letter, will own all of the outstanding capital stock or securities of, or other equity interests in, each of the Contributed Ventures Subsidiaries.

        Section 4.13    Brokers and Other Advisors.     Except for fees payable to the Person(s) set forth on Section 4.13 of the Liberty Disclosure Letter pursuant to engagement letters, copies of which have been provided to the Company, no Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Liberty or any of its Subsidiaries.

        Section 4.14    Investigation by Liberty; Limitation on Warranties.     Liberty has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations and financial condition of the Company and acknowledges that Liberty has been provided access to personnel, properties, premises and records of the Company for such purposes. In entering into this Agreement, Liberty has relied solely upon its independent investigation and analysis of the Company and Liberty acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

        Section 4.15    Material Contracts.

          (a)   Except as set for on Section 4.15(a) of the Liberty Disclosure Letter, as of the date of this Agreement, none of the Contributed Ventures Subsidiaries is a party to or bound by, and none of the Contributed Ventures Subsidiaries or Contributed Ventures Assets are subject to, any of the following (each, a "Liberty Material Contract"):

              (i)  any Contract that is a "material contract" as such term is defined in Item 601(b)(1) of Regulation S-K of the Exchange Act;

             (ii)  any Contract relating to Indebtedness of any Person (other than ordinary course arrangements among the Contributed Ventures Subsidiaries and any of their wholly-owned Subsidiaries) in excess of $60 million;

            (iii)  any Contract that limits the ability of any of the Contributed Ventures Subsidiaries or any of their Subsidiaries to compete in any line of business or within any geographic area or with any Person (other than Contracts with such restrictions that are not material to the conduct of the business of any of the Contributed Ventures Subsidiaries taken as a whole);

            (iv)  any Contract involving future payments, performance of services or delivery of goods or materials to or by any of the Contributed Ventures Subsidiaries or any of their Subsidiaries of an amount or value reasonably expected to exceed $12 million in the aggregate during the twelve (12) month period following the date hereof;

             (v)  any Contract entered into after January 1, 2015 involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than equipment or inventory in the ordinary course of business) or capital stock or other equity interests of another Person for aggregate consideration (in one or a series of transactions) under such Contract of $25 million or more;

            (vi)  any Contract the termination of which would reasonably be expected to have a Liberty Ventures Material Adverse Effect;

           (vii)  any joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any agreement or arrangement with respect to wholly owned Subsidiaries of Liberty;

          (viii)  any Contract that restricts the ability of a Contributed Ventures Subsidiary to guarantee Indebtedness of another Person;

            (ix)  any Contract that restricts the ability of a Contributed Ventures Subsidiary to grant a security interest on any of its assets; and

             (x)  any Contract that restricts the ability of a Contributed Ventures Subsidiary to pay dividends, make distributions, make loans or transfer assets to its equity holders.

          (b)   As of the date hereof, Liberty has made available to the Company true, correct and complete copies of all Liberty Material Contracts.

          (c)   Except as set forth or described on Section 4.15(c) of the Liberty Disclosure Letter, (i) none of the Contributed Ventures Subsidiaries nor, to the Knowledge of Liberty, any other party to a Liberty Material Contract, is in breach or violation of, or in default under, any Liberty Material Contract, (ii) with respect to each Contributed Ventures Subsidiary or, to the Knowledge of Liberty, any other party to a Liberty Material Contract, no event has occurred or circumstance exists which would result in a breach or violation of, or a default under, any Liberty Material Contract (in each case, with or without notice or lapse of time or both), and (iii) each Liberty Material Contract is valid and binding on the Contributed Ventures Subsidiaries, as applicable, and each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to the Contributed Ventures Subsidiaries, as applicable, and to the Knowledge of the Company each other party thereto, in the case of each of clauses (i) through (iii), other than as would not be reasonably expected to have a Liberty Ventures Material Adverse Effect.

        Section 4.16    Solvency.     Assuming the satisfaction of the conditions to Liberty's obligations to consummate the transactions contemplated by this Agreement, each of Liberty and LI LLC immediately prior to and immediately after giving effect to each of the Transactions contemplated hereby, will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and have adequate capital to carry on their respective businesses. No transfer of property is being made by Liberty or its Subsidiaries and no obligation is being incurred by Liberty or its Subsidiaries in connection with the Transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Liberty or LI LLC. Both immediately before and immediately after the Split-Off, Liberty will have "surplus" (as such term is utilized in Section 154 of the DGCL).

        Section 4.17    Certain Arrangements.     Other than the Contracts listed on Section 4.17 of the Liberty Disclosure Letter, the Principal Company Stockholders Voting Agreements and except as set forth in the Transitional Executive Compensation Plan, to the Knowledge of Liberty, as of the date hereof, there are no Contracts (whether oral or written) between Liberty, LI LLC, the Permitted Holders or any of their controlled Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company's directors, the Company's named executive officers identified in its Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 2, 2017, or any Company Stockholder who has filed a Schedule 13D under the Exchange Act with respect to the Company (whether or not in their applicable capacity with respect to the Company) (each, a "Company Person"), on the other hand, (i) that relate in any way to the Transactions or (ii) pursuant to which any Company Person (whether or not in their applicable capacity with respect to the Company) would be entitled to receive consideration of a different amount or nature than as contemplated by this Agreement or pursuant to which any Company Person (whether or not in their applicable capacity with respect to the Company) has agreed to vote to approve this Agreement or the Transactions or has agreed to vote against any Superior Company Proposal.

        Section 4.18    Anti-takeover Statutes.     Except as set forth in Section 4.18 of the Liberty Disclosure Letter, no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation in any jurisdiction (including the restrictions on business combinations in Section 203 of the DGCL) applies or purports to apply to this Agreement or the Transactions as contemplated by this Agreement with respect to Liberty, the Contributed Ventures Subsidiaries or the Contributed Ventures Interests. To the extent the Discretionary Asset is included on the Final Reattributed and Contributed

Ventures Assets Schedule as a Contributed Ventures Asset, the Discretionary Asset Approval has been obtained prior to the delivery of the Final Reattributed and Contributed Ventures Asset Schedule in accordance with Section 5.20 such that the restrictions on business combinations in Section 203 of the DGCL are inapplicable to the Company as such restrictions would relate to the Discretionary Asset.

        Section 4.19    Reattribution Schedule.     On the date hereof, Liberty has delivered to the Company Schedule A which sets forth (a) the Contributed Ventures Assets (including the Core Contributed Venture Assets) that, as of the date hereof, Liberty expects to be contributed to the Company in the Contribution (or, as set forth therein, at the Split-Off Effective Time), (b) the Assumed Liabilities that, as of the date hereof, Liberty expects to be assumed by the Company in the Contribution, and (c) the assets and liabilities that, as of the date hereof, Liberty expects to be reattributed from the Liberty Ventures Group to the QVC Group in the Reattribution (the "Reattributed Assets" and "Reattributed Liabilities," respectively), assuming in each case that the Contribution were to occur on the date hereof. In addition, Section 4.19 of the Liberty Disclosure Letter (the "Reattribution Schedule") contains the aggregate estimated Fair Value, as of the date set forth in the Reattribution Schedule (the "Reattribution Schedule Date"), ascribed in the good faith judgment of Liberty's management with the advice of Liberty's financial advisor, to the Reattributed Assets and the Reattributed Liabilities; such aggregate estimated Fair Value has been calculated in accordance with the requirements of the definition of such term contained herein and based upon the assumptions set forth in the Reattribution Schedule. As of the Reattribution Schedule Date, the Fair Value of the Reattributed Assets expected to be reattributed in the Reattribution is equivalent to the Fair Value of the Reattributed Liabilities expected to be reattributed in the Reattribution, in each case (x) as set forth in the Reattribution Schedule and (y) as determined in the good faith judgment of Liberty's management with the advice of Liberty's financial advisor.

ARTICLE V
COVENANTS

        Section 5.1    Operating Covenants of the Company and Certain Covenants of Liberty.

          (a)    Operating Covenants of the Company.    From the date hereof until the Contribution Closing, except (x) as expressly required or contemplated by this Agreement or (y) as consented to in writing by Liberty (which consent shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice and (B) use reasonable best efforts to preserve intact its business organization and goodwill and relationships with material customers, suppliers, licensors, licensees, distributors and other third parties and to keep available the services of its current officers and key employees. In addition to and without limiting the generality of the foregoing, from the date hereof until the Contribution Closing, except (1) as expressly required or contemplated by this Agreement, or (2) as consented to in writing by Liberty (which consent shall not, except in the case of clause (ii), be unreasonably withheld, delayed or conditioned):

            (i)    Governing Documents.    The Company shall not amend or propose to amend the Company Articles or Company Bylaws, and shall cause each of its Subsidiaries not to amend or propose to amend its certificate of incorporation or bylaws or similar organizational or governance documents; provided, that the Company shall be entitled to amend the Company Articles in order to adopt a director exculpation provision in accordance with ACC Section 10.06.210(1)(M).

            (ii)    Issuance of Securities.    The Company shall not, and shall cause each of its Subsidiaries not to, (A) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, encumber or transfer or agree or commit to issue, deliver, sell, pledge, dispose of, grant, encumber or transfer any shares of any class of capital stock of or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for, or any options, warrants, or other rights of any kind to acquire, any shares of any class or series of such capital stock, or any other equity interest or any other securities of the Company or any of its Subsidiaries, other than the issuance of Company Common Stock issuable pursuant to Company Equity Awards issued under the Incentive Plan (B) amend or modify any term or provision of any of its outstanding equity securities or (C) except as set forth in Section 5.1(a)(viii), accelerate or waive any restrictions pertaining to the vesting of any options or other equity awards, warrants or other rights of any kind to acquire any shares of capital stock (except for any such acceleration or waiver of restrictions made in connection with any severance, change of control or retention payments, the fair value of which will reduce the Severance Bucket set forth in Section 5.1(a)(viii) below) to the extent that such acceleration of vesting does not occur automatically under the terms of the Company Plans as in effect on the date hereof or entered into following the date hereof in accordance with this Section 5.1(a)(ii) or Section 5.1(a)(viii); provided, however, that (1) (x) to the extent expressly required under any Company Plan, or as contemplated by the Transitional Executive Compensation Plan or (y) in the ordinary course of business consistent with past practice, the Company may grant to employees who are not covered by the Transitional Executive Compensation Plan or consultants of the Company or any of its Subsidiaries Company Equity Awards with respect to shares of Company Class A Common Stock, which for the avoidance of doubt shall be in the form of Company Restricted Stock and contain the terms of such awards used in the ordinary course for these purposes, under the Incentive Plan; provided, further, that any Company Equity Awards granted pursuant to clause (y) to any company employee that would cause the aggregate number of such Company Equity Awards to exceed the threshold set forth in Section 5.1(a)(ii) of the Company Disclosure Letter shall be subject to the consent of Liberty, such consent not to be unreasonably delayed, withheld or conditioned; and (2) the Company may, in the ordinary course of business consistent with past practice, grant to any non-employee director Company Equity Awards in an amount that the Company, in its most recent proxy statement filed prior to the date of this Agreement, stated are granted to each director annually.

            (iii)    No Dispositions.    Except as set forth on Section 5.1(a)(iii) of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to, sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any tangible or intangible property or tangible or intangible assets of the Company or any of its Subsidiaries, except (A) on arms-length terms and in an amount not to exceed $5 million in the aggregate, (B) to the Company or a wholly owned Subsidiary of the Company or (C) in accordance with any actions taken in accordance with the provisions set forth in Section 5.17.

            (iv)    No Acquisitions.    Except as set forth in Section 5.1(a)(iv) of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to, (A) acquire or agree to acquire, directly or indirectly, by merger, consolidation or otherwise, or by purchasing a substantial equity interest in, or a substantial portion of, any properties or assets of any corporation, partnership, association or other business organization or division thereof having assets or businesses with a fair market value in excess of $5 million in the aggregate or (B) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries.

            (v)    Dividends; Changes in Stock.    The Company shall not, and shall cause each of its Subsidiaries not to, and shall not propose or commit to (and shall cause each of its Subsidiaries not to propose or commit to), (A) declare, set aside, make or pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company (other than any dividend or distribution by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the

    Company) or enter into any voting agreement with respect to the capital stock of the Company, other than the Principal Company Stockholders Voting Agreements, (B) reclassify, combine, split or subdivide any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (C) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other equity interests of the Company or any of its Subsidiaries (other than in connection with the exercise, settlement or vesting of any Company Equity Awards issued under the Company Plans (x) prior to the date hereof and disclosed in Section 3.20(a) of the Company Disclosure Letter or (y) after the date hereof in compliance with Section 5.1(a)(ii)).

            (vi)    Investments; Indebtedness.    Except as set forth on Section 5.1(a)(vi) of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to, or otherwise agree to, (A) make any loans, advances or capital contributions to, or investments in, any other Person, other than investments by the Company or a wholly owned Subsidiary of the Company to or in any wholly owned Subsidiary of the Company (not including the advancement of expenses pursuant to currently existing obligations under indemnification agreements or other indemnification arrangements between the Company and any such Person or pursuant to the Company Articles or Company Bylaws), (B) incur, assume or modify any Indebtedness, or (C) assume, guarantee, endorse or otherwise become liable or responsible (directly or contingently) for the debt securities, Indebtedness or other obligations of another Person; provided, that nothing in this Section 5.1(a)(vi) shall prohibit the Company from complying with its obligations set forth in Section 5.17.

            (vii)    Material Contracts.    Except as otherwise set forth in this Agreement (including pursuant to Section 5.17) or on Section 5.1(a)(vii) of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to take any of the actions with respect to Company Material Contracts as set forth on Section 5.1(a)(vii) of the Company Disclosure Letter.

            (viii)    Benefits Changes.    Except as set forth on Section 5.1(a)(viii) of the Company Disclosure Letter, as contemplated by the Transitional Executive Compensation Plan or as required by any Company Plan listed on Section 3.20(a) of the Company Disclosure Letter or any Company Plan entered into following the date hereof as permitted by the terms of this Section 5.1(a)(viii), the Company shall not, and shall cause each of its Subsidiaries not to, (A) increase the compensation or benefits of, or make any loans to, any director, officer, employee, consultant or other service provider (not including the advancement of expenses pursuant to currently existing obligations under indemnification agreements or other indemnification arrangements between the Company and any such Person or pursuant to the Company Articles or Company Bylaws) or increase the compensation expense of the Company and its Subsidiaries, except for annual merit-based and promotion-based base pay increases for employees of the Company and its Subsidiaries in the ordinary course of business consistent with past practice that do not exceed the aggregate amount set forth in Section 5.1(a)(viii)(A) of the Company Disclosure Letter as the Compensation Bucket (of which, no single person shall be entitled to receive an increase of more than twenty percent (20%) of such person's individual compensation) (the "Compensation Bucket") and customary year-end bonus awards granted in the ordinary course of business consistent with past practice, in accordance with Company Plans (which amounts can only be paid from any unallocated portion of the Compensation Bucket), (B) grant, provide, or increase any bonus, severance, change of control or retention payments or benefits to any director, officer, employee, consultant or other service provider in an amount that would exceed the aggregate amount set forth in Section 5.1(a)(viii)(B) of the Company Disclosure Letter as the Severance Bucket (of which, no individual shall be entitled to receive more than ten percent (10%) of such aggregate amount) (the "Severance Bucket"), or grant, issue, or modify any equity or equity-based awards that may be settled in any capital stock or other equity interests or securities of the Company or any of its Subsidiaries other than in compliance with Section 5.1(a)(ii), other than the vesting of any such awards made prior to the date of this Agreement in accordance with the terms and conditions of such awards and other than any merit-based and promotion-based increases to payments or benefits for employees of the Company and its Subsidiaries (which amounts can only be paid from any unallocated portion of the Compensation Bucket) with respect to any individual and customary year-end bonus awards granted in the ordinary course of business consistent with past practice, in accordance with Company Plans (which amounts can only be paid from any unallocated portion of the Compensation Bucket), (C) establish, adopt, or enter into any new, collective bargaining, bonus, pension, other retirement, deferred compensation, equity compensation, change in control, severance, retention or other compensation or benefit agreement, plan or arrangement for the benefit of any current or former director, officer, employee, consultant or other service provider, (D) amend or modify, other than in immaterial respects that do not increase the benefits or the annual cost of providing benefits under, any existing Company Plan, except as may be required to comply with applicable Laws, (E) accelerate the payment of compensation or benefits to any director, officer, employee, consultant or other service provider, except as required (without discretion) pursuant to the terms of the Company Plans, (F) except as set forth on Section 5.1(a)(viii)(F) of the Company Disclosure Letter, hire any new officer, employee, consultant or other service provider with annual base pay in excess of $300,000, or terminate any employee or officer of the Company or any of its Subsidiaries with annual base pay in excess of $300,000 other than for "just cause" (as determined in the ordinary course of business consistent with past practice), or (G) except as set forth on Section 5.1(a)(viii)(G) of the Company Disclosure Letter, without prior consultation with Liberty, renew or enter into any modification of any labor agreement or implement or announce any material reduction in labor force or mass lay-offs;

            (ix)    Accounting Matters.    The Company shall not change its method of accounting, except (A) as required by changes in GAAP or Regulation S-X under the Exchange Act, or (B) as may be required by a change in applicable Law. The Company shall not, and shall cause each of its Subsidiaries not to, change its or any such Subsidiary's fiscal year.

            (x)    Tax Matters.    The Company shall not, and shall cause each of its Subsidiaries not to, (A) make, change or revoke any material Tax election (other than making any Tax election consistent with past practice), (B) change any material Tax accounting method, (C) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, (D) settle or compromise any material Tax liability, (E) surrender any right to claim a material refund of Taxes, (F) file any amended Tax Return relating to the additional payment of a material amount of Taxes, or (G) enter into or amend any agreement with any Tax Authority relating to any material amount of Taxes, except, in each case, (x) as consented to or approved in advance by Liberty, which consent shall not be unreasonably withheld, conditioned or delayed or (y) as otherwise required because of a change in applicable Law.

            (xi)    Capital Expenditures.    The Company shall not, and shall cause each of its Subsidiaries not to, authorize, or enter into any commitment for, any capital expenditures with respect to tangible property or real property other than (A) the capital expenditures set forth on Section 5.1(a)(xi) of the Company Disclosure Letter and (B) any capital expenditure not set forth on Section 5.1(a)(xi) of the Company Disclosure Letter that is made in the ordinary course of business consistent with past practice (provided that the aggregate amount of all such capital expenditures under this clause (B) shall not exceed (x) for the year ending December 31, 2017, the aggregate amount of capital expenditures set forth in the Company Budget plus an additional

    10% of such amount (the "2017 Capex Cap") and (y) for the year ending December 31, 2018, the 2017 Capex Cap plus an additional 5% of such amount.

            (xii)    Lines of Business/New Subsidiaries.    The Company shall not, and shall cause each of its Subsidiaries not to, (A) enter into any new line of business other than the lines of business in which the Company and its Subsidiaries are currently engaged as of the date of this Agreement or (B) establish any Subsidiary that is not wholly owned or new joint venture.

            (xiii)    Discharge of Liabilities.    Except as contemplated by Section 5.15, the Company shall not, and shall cause each of its Subsidiaries not to, fail to defend, or to, pay, discharge, settle or satisfy, any Actions or Liabilities or consent to the entry of any Order, other than any payment, discharge, settlement, satisfaction or consent with respect to Actions or Liabilities (A) in the ordinary course of business consistent with past practice where the amounts paid or to be paid are in an amount less than $10 million in the aggregate or (B) create Liabilities that would impose any material restrictions on the business of the Company or any of its Subsidiaries following the Contribution Closing;

            (xiv)    Insurance.    The Company shall not permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the ordinary course of business consistent with past practice and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired.

            (xv)    Regulatory Matters.    Except as set forth on Section 5.1(a)(xv) of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to, make any filings with the FCC or the State Commissions, or to take any action that would require any filing with the FCC or the State Commissions, other than, in each case, in the ordinary course of business consistent with past practice; provided, that nothing in this Section 5.1(a)(xv) shall prohibit the Company from complying with its obligations set forth in Section 5.6(a).

            (xvi)    Certain Actions.    The Company shall not, and shall cause each of its Subsidiaries not to, take any action, or omit to take any action, if such action or omission would reasonably be expected to prevent, materially delay or impede the consummation of the Transactions.

            (xvii)    General.    The Company shall not, and shall cause each of its Subsidiaries not to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing set forth in this Section 5.1(a).

          (b)    Certain Covenants of Liberty.    From the date hereof until the Split-Off Closing, except (x) as expressly required or contemplated by this Agreement or (y) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

            (i)    Governing Documents.    Liberty shall not amend or propose to amend the Liberty Charter or Liberty Bylaws, and shall cause LI LLC and the Contributed Ventures Subsidiaries not to amend or propose to amend its similar organizational or governance documents.

            (ii)    No Dissolution.    From the date of this Agreement until the Split-Off Closing, Liberty shall not authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of Liberty.

            (iii)    Certain Actions.    Liberty shall not, and shall cause each of its Subsidiaries not to, take any action, or omit to take any action, if such action or omission would reasonably be expected to prevent, materially delay or impede the consummation of the transactions contemplated by this Agreement.

            (iv)    Issuance of Liberty Ventures Common Stock; Equity Awards.    Liberty shall not (A) authorize for issuance or issue (or enter into any agreement to authorize for issuance or issue) any shares of Liberty Ventures Common Stock, except for issuances of shares of Liberty Ventures Common Stock with a value of up to $150 million in the aggregate (x) to raise cash at then-prevailing market prices or (y) in connection with the acquisition, by merger, consolidation or otherwise, or purchase of a substantial equity interest in, or a substantial portion of, the assets of any corporation, partnership, association, or other business organization or division thereof (other than, in the case of each of clause (x) and clause (y), issuances made in connection with any transaction involving the Permitted Holders, the Specified Persons or their respective controlled Affiliates), (B) issue or grant, or commit to issue or grant, any compensatory equity awards, including options, stock appreciation rights, restricted stock units or shares of restricted stock, with respect to shares of Liberty Ventures Common Stock, other than (1) pursuant to Liberty's equity incentive plans in the ordinary course of business consistent with past practice, provided that such awards shall be in the form and terms used in the ordinary course of business for these purposes and any such options shall have an exercise price not less than the fair market value of the Liberty Ventures Common Stock covered by such options determined as of the time of the grant of such options, or (2) pursuant to any employment Contract in effect on the date hereof or executed following the date hereof in the ordinary course of business consistent with past practice, (C) amend any material term of any compensatory equity awards with respect to shares of Liberty Ventures Common Stock, except in the ordinary course of business consistent with past practice or (D) accelerate the vesting of any compensatory equity awards with respect to shares of Liberty Ventures Common Stock to the extent that such acceleration of vesting does not occur automatically under the terms of the applicable award (other than any acceleration effected in the ordinary course of business consistent with past practice).

            (v)    Cash Dividends.    Liberty shall not declare, set aside, make or pay any cash dividend or make any other cash distribution with respect to any of the Liberty Ventures Common Stock; provided, that, for the avoidance of doubt, this Section 5.1(b)(v) shall not prohibit any cash repurchases of Liberty Ventures Common Stock made pursuant to ordinary course share repurchase programs.

        Section 5.2    No Solicitation by the Company.

          (a)    Alternative Company Transaction.    The Company will, and will cause each of its Subsidiaries and each of the directors, officers, agents, control persons, employees and Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any Alternative Company Transaction Proposal, and will enforce and, except as otherwise prohibited by applicable Law, will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Alternative Company Transaction Proposal. The Company will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Alternative Company Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. The Company shall not, and shall cause its Subsidiaries and each of the directors, officers, agents, control persons, employees and Representatives of the Company and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate (including by way of furnishing information), induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the Company Stockholders) that constitutes or would reasonably be expected to lead to an Alternative Company Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Company Transaction Proposal, except as provided herein.

          (b)    Superior Company Proposal.    Notwithstanding anything to the contrary contained in Section 5.2(a) or elsewhere in this Agreement, in the event that the Company receives after the date of this Agreement and prior to obtaining the Company Stockholder Approvals, a bona fide written Alternative Company Transaction Proposal which did not result from a breach of this Section 5.2 and which each of the Board of Directors of the Company (or the Special Committee or any other committee thereof) determines in good faith (after consultation with its respective outside legal counsel and financial advisor of nationally recognized reputation) to be, or to be reasonably expected to lead to, a Superior Company Proposal, and that failure to take such action would violate the directors' fiduciary duties under applicable Law, the Company may then take the following actions:

              (i)  Furnish any nonpublic information with respect to the Company and its Subsidiaries to the Person or group (and their respective Representatives) making such Alternative Company Transaction Proposal; provided that prior to furnishing any such information, it (x) receives from such Person or group an executed confidentiality agreement containing terms at least as restrictive in all matters as the terms contained in the Confidentiality Agreement, dated as of December 8, 2016, between the Company and Liberty (as amended, the "Confidentiality Agreement"), and (y) provides prior written notice to Liberty in accordance with Section 5.2(c); and

             (ii)  Following any discussions regarding, and the execution of, the confidentiality agreement referenced in the foregoing clause (i), engage in further discussions or negotiations with such Person or group (and their Representatives) with respect to such Alternative Company Transaction Proposal.

          (c)    Notification.    In addition to the obligations of the Company set forth in Sections 5.2(a), (b) and (d) hereof, as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Company Transaction Proposal, or any inquiry or request for information from, or for the initiation of negotiations with, the Company or its Representatives concerning an Alternative Company Transaction Proposal, the Company shall provide Liberty with an initial written notice of such Alternative Company Transaction Proposal, inquiry or request. The Company's notice shall include a written summary of the material terms and conditions of such Alternative Company Transaction Proposal, inquiry or request (including copies of any written proposed agreements) and the identity of the Person or group of Persons making such Alternative Company Transaction Proposal, inquiry or request. In addition, the Company shall provide Liberty as promptly as practicable (and in any event within forty-eight (48) hours) with (i) all information provided to such Person or group of Persons pursuant to Section 5.2(b)(i) hereof not previously provided to Liberty and all other information as is reasonably necessary to keep Liberty reasonably currently informed of all written or material oral communications regarding, and the status of, any such Alternative Company Transaction Proposal (including any amendments thereto), inquiry or request, and any related discussions or negotiations and (ii) all material non-public information concerning the Company or any of its Subsidiaries that is made available to the Person or group of Persons making such Alternative Company Transaction Proposal (or any of their advisors or other representatives) which was not previously made available to Liberty.

          (d)    Change of Recommendation.    Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) (A) withdraw or qualify (or amend or modify in a manner adverse to Liberty) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Liberty), the approval, recommendation or declaration of advisability by such Board of Directors or such committee thereof of this Agreement, or the other transactions contemplated by this Agreement, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Company Transaction Proposal, including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer or (C) fail to publicly reaffirm its approval or recommendation of this Agreement within five (5) Business Days after Liberty so requests in writing if an Alternative Company Transaction Proposal or any modification thereto shall have been made publicly or sent or given to the Company Stockholders (or any Person or group of Persons shall have publicly announced an intention, whether or not conditional, to make an Alternative Company Transaction Proposal) (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change")) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (a "Company Acquisition Agreement") (other than a confidentiality agreement entered into pursuant to Section 5.2(b)(i)) (A) constituting, or relating to, any Alternative Company Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Section 5.2(d) or in any other provision of this Agreement, at any time prior to obtaining the Company Stockholder Approvals, solely in response to a Company Intervening Event or Superior Company Proposal, the Board of Directors of the Company and the Special Committee may make a Company Adverse Recommendation Change, if all of the following conditions are met:

              (i)  in the case of a Superior Company Proposal, such Superior Company Proposal has been made and has not been withdrawn and continues to be a Superior Company Proposal;

             (ii)  the Company Stockholder Approvals have not been obtained;

            (iii)  each of the Board of Directors of the Company and the Special Committee has determined in good faith, after consultation with its respective outside legal counsel and financial advisor of nationally recognized reputation, that, in light of such Company Intervening Event or Superior Company Proposal, the failure to make a Company Adverse Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law;

            (iv)  the Company has (A) provided to Liberty five (5) Business Days' prior written notice (the "Company Notice Period"), which notice shall state expressly (1) that it has received a Superior Company Proposal or that there has been a Company Intervening Event, (2) in the case of a Superior Company Proposal, the material terms and conditions of the Superior Company Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior Company Proposal), and that the Company shall have provided to Liberty contemporaneously with the delivery of such notice a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Company Proposal and other material documents (it being understood and agreed that any amendment (or subsequent amendment) to the financial terms, including but not limited to the proposed purchase price, or to any other material term of such Superior Company Proposal shall each require the Company to provide a new notice to Liberty in accordance with this clause (iv), provided that the Company Notice Period in connection with any such new notice shall be three (3) Business Days (the "Amended Company Notice Period")) and (3) that it intends to make a Company Adverse Recommendation Change and specifying, in reasonable detail, the reasons therefor, and (B) prior to making a Company Adverse Recommendation Change, during the Company Notice Period or the Amended Company Notice Period, as applicable, to the extent requested by Liberty, engaged in good faith negotiations with Liberty during the Company Notice Period or Amended Company Notice Period, as applicable, to amend this Agreement, and considered in good faith any bona fide offer (a "Liberty Offer") by Liberty to the Company and, after such negotiations or good faith consideration of such Liberty Offer, the Board of Directors of the Company and the Special Committee again makes the determination described in Section 5.2(d)(iii); and

             (v)  the Company shall have complied with this Section 5.2 in all material respects.

          (e)    Tender Offer Rules.    Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any "stop look and listen" communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act; provided that in no event shall the Company or its Board of Directors take, or agree or resolve to take, any action prohibited by this Section 5.2. For the avoidance of doubt, if any disclosure or other action pursuant to clause (i) of this Section 5.2(e) includes a Company Adverse Recommendation Change, it shall be deemed to be a Company Adverse Recommendation Change for all purposes under this Agreement.

        Section 5.3    No Solicitation by Liberty.

          (a)    Alternative Liberty Ventures Transaction.    Liberty will, and will cause each of its Subsidiaries and each of the directors, officers, agents, control persons, employees and Representatives of Liberty and its Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any Alternative Liberty Ventures Transaction Proposal, and will enforce and, except as otherwise prohibited by applicable Law, will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which Liberty or any of its Subsidiaries is a party relating to any such Alternative Liberty Ventures Transaction Proposal. Liberty will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Alternative Liberty Ventures Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of Liberty or any of its Subsidiaries. Liberty shall not, and shall cause its Subsidiaries and each of the directors, officers, agents, control persons, employees and Representatives of Liberty and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate (including by way of furnishing information), induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to Liberty Ventures Stockholders) that constitutes or would reasonably be expected to lead to an Alternative Liberty Ventures Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Liberty Ventures Transaction Proposal, except as provided herein.

          (b)    Superior Liberty Ventures Proposal.    Notwithstanding anything to the contrary contained in Section 5.3(a) or elsewhere in this Agreement, in the event that Liberty receives after the date of this Agreement and prior to obtaining the Liberty Stockholder Approval, a bona fide written Alternative Liberty Ventures Transaction Proposal which did not result from a breach of this Section 5.3 and which the Board of Directors of Liberty (or any committee thereof) determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) to be, or to be reasonably expected to lead to, a Superior Liberty Ventures Proposal, and that failure to take such action would violate the directors' fiduciary duties under applicable Law, Liberty may then take the following actions:

              (i)  Furnish any nonpublic information with respect to Liberty and its Subsidiaries to the Person or group (and their respective Representatives) making such Alternative Liberty Ventures Transaction Proposal; provided that prior to furnishing any such information, it (x) receives from such Person or group an executed confidentiality agreement containing terms at least as restrictive in all matters as the terms contained in the Confidentiality Agreement, and (y) provides prior written notice to the Company in accordance with Section 5.3(c); and

             (ii)  Following any discussions regarding, and the execution of, the confidentiality agreement referenced in the foregoing clause (i), engage in further discussions or negotiations with such

    Person or group (and their Representatives) with respect to such Alternative Liberty Ventures Transaction Proposal.

          (c)    Notification.    In addition to the obligations of Liberty set forth in Sections 5.3(a), (b) and (d) hereof, as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Liberty Ventures Transaction Proposal, or any inquiry or request for information from, or for the initiation of negotiations with, Liberty or its Representatives concerning an Alternative Liberty Ventures Transaction Proposal, Liberty shall provide the Company with an initial written notice of such Alternative Liberty Ventures Transaction Proposal, inquiry or request. Liberty's notice shall include a written summary of the material terms and conditions of such Alternative Liberty Ventures Transaction Proposal, inquiry or request (including copies of any written proposed agreements) and the identity of the Person or group of Persons making such Alternative Liberty Ventures Transaction Proposal, inquiry or request. In addition, Liberty shall provide the Company as promptly as practicable (and in any event within forty-eight (48) hours) with (i) all information provided to such Person or group of Persons pursuant to Section 5.3(b)(i) hereof not previously provided to the Company and all other information as is reasonably necessary to keep Company reasonably currently informed of all written or material oral communications regarding, and the status of, any such Alternative Liberty Ventures Transaction Proposal (including any amendments thereto), inquiry or request, and any related discussions or negotiations and (ii) all material non-public information concerning Liberty or any of its Subsidiaries that is made available to the Person or group of Persons making such Alternative Liberty Ventures Transaction Proposal (or any of their advisors or other representatives) which was not previously made available to the Company.

          (d)    Change of Recommendation.    Neither the Board of Directors of Liberty nor any committee thereof shall, directly or indirectly, (i) (A) withdraw or qualify (or amend or modify in a manner adverse to the Company) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to the Company), the approval, recommendation or declaration of advisability by such Board of Directors or such committee thereof of this Agreement or that the Liberty Ventures Stockholders vote in favor of the Split-Off, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Liberty Ventures Transaction Proposal, including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer or (C) fail to publicly reaffirm its approval, recommendation or declaration of advisability by such Board of Directors that the Liberty Ventures Stockholders vote in favor of the Split-Off within five (5) Business Days after the Company so requests in writing if an Alternative Liberty Ventures Transaction Proposal or any modification thereto shall have been made publicly or sent or given to the Liberty Ventures Stockholders (or any Person or group of Persons shall have publicly announced an intention, whether or not conditional, to make an Alternative Liberty Ventures Transaction Proposal) (any action described in this clause (i) being referred to as a "Liberty Adverse Recommendation Change")) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Liberty or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (a "Liberty Ventures Acquisition Agreement") (other than a confidentiality agreement entered into pursuant to Section 5.3(b)(i)) (A) constituting, or relating to, any Alternative Liberty Ventures Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Section 5.3(d) or in any other provision of this Agreement, at any time prior to obtaining the Liberty Stockholder Approval, solely in response to a Liberty Ventures Intervening Event or Superior Liberty Ventures Proposal, the Board of Directors of Liberty (or any committee thereof) may make a Liberty Adverse Recommendation Change, if and only if all of the following conditions are met:

              (i)  in the case of a Superior Liberty Ventures Proposal, such Superior Liberty Ventures Proposal has been made and has not been withdrawn and continues to be a Superior Liberty Ventures Proposal;

             (ii)  the Liberty Stockholder Approval has not been obtained;

            (iii)  the Board of Directors of Liberty (or a committee thereof) has determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that, in light of such Liberty Ventures Intervening Event or Superior Liberty Ventures Proposal, the failure to make a Liberty Adverse Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law;

            (iv)  Liberty has (A) provided to the Company five (5) Business Days' prior written notice (the "Liberty Notice Period"), which notice shall state expressly (1) that it has received a Superior Liberty Ventures Proposal or that there has been a Liberty Ventures Intervening Event, (2) in the case of a Superior Liberty Ventures Proposal, the material terms and conditions of the Superior Liberty Ventures Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior Liberty Ventures Proposal), and that Liberty shall have provided to the Company contemporaneously with the delivery of such notice a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Liberty Ventures Proposal and other material documents (it being understood and agreed that any amendment (or subsequent amendment) to the financial terms, including but not limited to the proposed purchase price, or to any other material term of such Superior Liberty Ventures Proposal shall each require Liberty to provide a new notice to the Company in accordance with this clause (iv), provided that the Liberty Notice Period in connection with any such new notice shall be three (3) Business Days (the "Amended Liberty Notice Period")) and (3) that it intends to make a Liberty Adverse Recommendation Change and specifying, in reasonable detail, the reasons therefor, and (B) prior to making a Liberty Adverse Recommendation Change, during the Liberty Notice Period or the Amended Liberty Notice Period, as applicable, to the extent requested by the Company, engaged in good faith negotiations with the Company during the Liberty Notice Period or Amended Liberty Notice Period, as applicable, to amend this Agreement, and considered in good faith any bona fide offer (a "Company Offer") by the Company to Liberty and, after such negotiations or good faith consideration of such Company Offer, the Board of Directors of Liberty (or any committee thereof) again makes the determination described in Section 5.3(d)(iii); and

             (v)  Liberty shall have complied with this Section 5.3 in all material respects.

          (e)    Tender Offer Rules.    Nothing contained in this Agreement shall prohibit Liberty or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any "stop look and listen" communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act; provided that in no event shall Liberty or its Board of Directors take, or agree or resolve to take, any action prohibited by this Section 5.3. For the avoidance of doubt, if any disclosure or other action pursuant to clause (i) of this Section 5.3(e) includes a Liberty Adverse Recommendation Change, it shall be deemed to be a Liberty Adverse Recommendation Change for all purposes under this Agreement.

        Section 5.4    Preparation of SEC Documents; Stockholders' Meetings.

          (a)    Registration Statement and Prospectus.

              (i)  As promptly as practicable following the date hereof, and in any event within ninety (90) Business Days following the date of this Agreement, Liberty and the Company shall prepare and file with the SEC, the Registration Statement, in which the Joint Proxy Statement will be included. Each of Liberty and the Company shall use its reasonable best efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Company Reclassification, the Auto Conversion, the Contribution, the Split-Off and the other transactions contemplated hereby. Each of Liberty and the Company shall furnish all information concerning it and its Subsidiaries as may reasonably be requested by the other party in connection with such actions and the preparation of the Joint Proxy Statement and the Registration Statement. Each of Liberty and the Company will cause the Joint Proxy Statement to be mailed to the Liberty Ventures Stockholders and the Company Stockholders, respectively, in each case promptly after the Registration Statement is declared effective under the Securities Act.

             (ii)  All filings by the Company or Liberty with the SEC in connection with the transactions contemplated hereby and all mailings to the Company Stockholders and the Liberty Ventures Stockholders in connection with the Contribution, the Split-Off and the other transactions contemplated by this Agreement shall be subject to the prior review and comment by the other party; provided, however, that no such prior review and comment shall be required for the Company to make any disclosure or otherwise take any action expressly permitted by Section 5.2 other than as provided therein, or for Liberty to make any disclosure or otherwise take any action expressly permitted by Section 5.3 other than as provided therein.

            (iii)  Each of Liberty and the Company shall (A) as promptly as practicable notify the other of (1) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Joint Proxy Statement or the Registration Statement (including the time when the Registration Statement becomes effective and the issuance of any stop order or suspension of qualifications of the Company Capital Stock issuable in connection with the Transactions for offering or sale in any jurisdiction) and (2) any request by the SEC for any amendment or supplements to the Joint Proxy Statement or the Registration Statement or for additional information with respect thereto and (B) supply each other with copies of (1) all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Joint Proxy Statement or the Registration Statement and (2) all Orders of the SEC relating to the Registration Statement.

            (iv)  Each of Liberty and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (B) the Joint Proxy Statement will, at the date it is first mailed to the Company Stockholders and at the time of the meeting of Company Stockholders (the "Company Stockholders' Meeting"), and at the date it is first mailed to the Liberty Ventures Stockholders and at the time of the meeting of Liberty Ventures Stockholders (the "Liberty Stockholders' Meeting") contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

             (v)  If at any time prior to the Split-Off Effective Time any information relating to the Company, Liberty or any of their respective Affiliates, directors or officers, is discovered by the Company or Liberty, which is required to be set forth in an amendment or supplement to the Joint Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders and the Liberty Ventures Stockholders.

          (b)    Company Stockholders' Meeting.

              (i)  The Company shall duly give notice of, convene and hold the Company Stockholders' Meeting as promptly as practicable following the date the Registration Statement is declared effective under the Securities Act, for the purpose of seeking the Company Stockholder Approvals and shall, subject to Section 5.2(d), (i) recommend to its stockholders the adoption of this Agreement and include in the Joint Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit such adoption and obtain the Company Stockholder Approvals. Once the Company Stockholders' Meeting has been called and noticed, the Company shall not adjourn or postpone the Company Stockholders' Meeting without the consent of Liberty other than (x) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, (y) if, as of the time for which the Company Stockholders' Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or (z) if additional time is reasonably required to solicit proxies in favor of adoption of this Agreement; provided that in the case of either clause (x), (y) or (z), the Company Stockholders' Meeting shall only be adjourned or postponed for a minimum period of time reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect the Company's obligation to hold the Company Stockholders' Meeting as aforesaid). The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with applicable Law, the rules of NASDAQ and the Company Articles and the Company Bylaws. Without limiting the generality of the foregoing, the Company's obligations pursuant to this Section 5.4(b) (including its obligation to hold the Company Stockholders' Meeting at which this Agreement shall be submitted to the Company Stockholders for adoption as aforesaid) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Company Transaction Proposal or by a Company Adverse Recommendation Change.

             (ii)  Except to the extent expressly permitted by Section 5.2(d), (A) the Board of Directors of the Company shall recommend that its stockholders vote in favor of the adoption of this Agreement at the Company Stockholders' Meeting, (B) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders' Meeting and (C) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Liberty, the recommendation of its Board of Directors that Company Stockholders vote in favor of the adoption of this Agreement.

          (c)    Liberty Stockholders' Meeting.

              (i)  Liberty shall duly give notice of, convene and hold the Liberty Stockholders' Meeting as promptly as practicable following the date the Registration Statement is declared effective under the Securities Act, for the purpose of seeking the Liberty Stockholder Approval and shall, subject to Section 5.3(d), (A) recommend to the Liberty Ventures Stockholders that they vote in favor of the Split-Off, and include in the Joint Proxy Statement such recommendation and (B) use its reasonable best efforts to solicit such approval and obtain the Liberty Stockholder Approval. Once the Liberty Stockholders' Meeting has been called and noticed, Liberty shall not adjourn or postpone the Liberty Stockholders' Meeting without the consent of the Company other than (x) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to the Liberty Ventures Stockholders in advance of a vote on the approval of the Split-Off, (y) if, as of the time for which the Liberty Stockholders' Meeting is originally scheduled, there are insufficient shares of Liberty Ventures Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or (z) if additional time is reasonably required to solicit proxies in favor of the approval of the Split-Off; provided that in the case of either clause (x), (y) or (z), the Liberty Stockholders' Meeting shall only be adjourned or postponed for a minimum period of time reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect Liberty's obligation to hold the Liberty Stockholders' Meeting as aforesaid). Liberty shall ensure that the Liberty Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Liberty Stockholders' Meeting are solicited in compliance with applicable Law, the rules of NASDAQ, the Liberty Charter and the Liberty Bylaws. Without limiting the generality of the foregoing, Liberty's obligations pursuant to this Section 5.4(c) (including its obligation to hold the Liberty Stockholders' Meeting at which this Agreement shall be submitted to the Liberty Ventures Stockholders for adoption as aforesaid) shall not be affected by the commencement, public proposal, public disclosure or communication to Liberty of any Alternative Liberty Ventures Transaction Proposal or by a Liberty Adverse Recommendation Change.

             (ii)  Except to the extent expressly permitted by Section 5.3, (i) the Board of Directors of Liberty shall recommend that the Liberty Ventures Stockholders vote in favor of the Split-Off, (ii) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of Liberty has recommended that the Liberty Ventures Stockholders vote in favor of the Split-Off and (iii) neither the Board of Directors of Liberty nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the recommendation of its Board of Directors that the Liberty Ventures Stockholders vote in favor of the Split-Off.

           (d)  The Company and Liberty shall use their reasonable best efforts to hold the Company Stockholders' Meeting and the Liberty Stockholders' Meeting on the same date; provided that, to the extent that the Company Stockholders' Meeting or the Liberty Stockholders' Meeting, as applicable, is delayed as a result of a preliminary or temporary injunction preventing the holding of such meeting, the party not so enjoined shall proceed to hold its meeting as soon as practicable.

        Section 5.5    Access to Information; Confidentiality.

          (a)    Access to Information.    Upon reasonable prior notice and subject to applicable Law, from the date hereof until the Contribution Effective Time, the parties hereto shall, and shall cause their Subsidiaries and each of their Subsidiaries' officers, directors and employees to, and shall use its reasonable best efforts to cause its Representatives to, afford in the case of (x) Liberty, the Company and (y) the Company, Liberty, and each of their respective officers, directors, employees and Representatives, following notice from the examining party in accordance with this Section 5.5, reasonable access during normal business hours to officers, employees, agents, properties, offices and other facilities, books and records of each of it and its Subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested and, during such period shall furnish, and shall cause to be furnished, as promptly as reasonably practicable, a copy of each report, schedule and other document filed or received pursuant to the requirements of the federal securities laws or a Governmental Authority, except, with respect to examination reports, as may be restricted by applicable Law. Notwithstanding the foregoing, no party shall be obligated to disclose any information that, in its reasonable judgment, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or Order or (ii) the disclosure of which would be reasonably likely to cause the loss or waiver of any attorney-client or other legal privilege or trade secret protection (provided that such party will use its reasonable best efforts to provide such disclosure in a manner that would not have the effects described in the foregoing (i) and (ii)). The examining party shall be entitled to have Representatives present at all times during any such inspection. No investigation pursuant to this Section 5.5 or information provided, made available or delivered pursuant to this Section 5.5 or otherwise shall affect any representations or warranties or conditions or rights contained in this Agreement.

          (b)    Limitations.    Each of the Company and Liberty may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.5 or Section 5.6 as "outside counsel only." Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Liberty, as the case may be) or its legal counsel.

          (c)    Confidentiality.    All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms.

        Section 5.6    Reasonable Best Efforts.

          (a)    Governmental and Third Party Approvals.    Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Company Reclassification, the Auto Conversion, the Contribution and the Split-Off and the other transactions contemplated hereby, including (i) preparing and filing as soon as practicable after the date hereof all applications, forms, registrations and notices required to be filed prior to the Split-Off Closing to consummate the transactions contemplated by this Agreement and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any Governmental Authority or other third party required to be obtained prior to the Split-Off Closing, including filings pursuant to the HSR Act, FCC requirements or as required by any other Governmental Authority relating to antitrust, competition, trade, pre-merger notification or other regulatory matters, (ii) obtaining all necessary consents, approvals, authorizations or waivers from, and providing notices to, third parties, including providing any further information as may be required by such third party; provided, however, that, in connection with any such approvals, consents, Orders, exemptions or waivers from third parties (excluding Governmental Authorities), (x) the parties hereto shall not be required to (and they shall not be required to cause any of their Subsidiaries to) make any payments or incur any other Liabilities (including becoming a guarantor of any Contract) and (y) neither the Company nor any of its Subsidiaries shall agree to make any payments or incur any other Liabilities, or make or agree to make any amendment to the terms of any applicable Company Contract, in order to obtain any such consent, approval, authorization or waiver without the prior written consent of Liberty (which shall not be unreasonably withheld, delayed or conditioned), other than customary consent or amendment fees in connection with the Credit Agreement Consent and Amendments and the Notes Consent Solicitations contemplated by Sections 5.17 and any fees payable in connection with the Exchange Offer; provided, further, that, except as expressly required by this Agreement, no consent of any third party (excluding Government Authorities) shall be a condition to the closing of the transactions contemplated by this Agreement pursuant to Article VI, (iii) the defending of any Actions challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have vacated or reversed any Order that would restrain, prevent or delay the completion of the Transactions and (iv) the execution and delivery of any additional instruments required by applicable Law necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. Each of the parties hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In addition, each of the parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any third party or any other information supplied by such party to a third party in connection with this Agreement and the transactions contemplated by this Agreement.

          (b)    Notification.    Each of the Company and Liberty shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby. In that regard, each party shall without limitation use its reasonable best efforts to: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any material communications from or with any Governmental Authority or other third party with respect to the transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority or other third party with respect to the transactions contemplated by this Agreement, (iii) to the extent reasonably practical, not participate in any meeting or teleconference with (A) any Governmental Authority with respect to the transactions contemplated by this Agreement and (B) any third party (excluding Governmental Authorities) with respect to any material consent, approval or waiver in connection with the transactions contemplated by this Agreement, in each case, unless it consults with the other in advance and, to the extent permitted by such Governmental Authority or other third party, as applicable, gives the other the opportunity to attend and participate thereat, and (iv) furnish the other with such necessary information and reasonable assistance as the Company or Liberty, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such third party.

          (c)    No Divestitures.    In furtherance of the covenants set forth in Section 5.6(a), if any objections are asserted with respect to the transactions contemplated hereby under any domestic or foreign antitrust or Competition Law, federal, state or local communications Law, or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Authority challenging any of the transactions contemplated hereby or which would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated hereby, Liberty and the Company shall take all reasonable actions necessary to resolve any such objections or Actions (or threatened Actions) so as to permit consummation of the transactions contemplated hereby to close as soon as reasonably practicable; provided, however, that notwithstanding anything to the contrary contained in this Agreement, in no case shall the Company or Liberty be obligated to (and the Company shall not, without the written consent of Liberty, and in no event shall Liberty be deemed to have breached any representation, warranty, covenant or agreement for refusing to) become subject to, consent to or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change its respective assets or business (including that of its Affiliates (but for the avoidance of doubt excluding any Specified Persons or Permitted Holders, as to whom no such requirements, conditions, understandings, agreements or order shall apply)) in any manner that, either individually or in the aggregate, (i), materially adversely affects the financial condition, business, or the operations of the Company or Liberty and their respective Subsidiaries, on a consolidated basis and post-Closing basis, or (ii) prohibits or materially limits the ownership, control or operation by the Company or Liberty or their respective Subsidiaries of any material portion of its or their respective businesses or assets, or compels the Company or Liberty to dispose of or hold separate any material portion of its business or assets.

        Section 5.7    State Takeover Statutes.     In connection with and without limiting the foregoing, the Company and Liberty shall (a) take all reasonable action necessary to ensure that no "fair price," "business combination," "control share acquisition" or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (b) if any "fair price," "business combination," "control share acquisition" or other state takeover statute or similar Law becomes applicable to this Agreement or any of the transactions contemplated hereby, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such Law on the Contribution and the other transactions contemplated by this Agreement.

        Section 5.8    Indemnification and Insurance.

          (a)   From and after the Contribution Effective Time, the Company shall, and shall cause its Subsidiaries to, in each case to the fullest extent permitted under applicable Law, (i) indemnify and hold harmless, and advance expenses to, each individual who at the Contribution Effective Time is, or at any time prior to the Contribution Effective Time was, a director, officer, employee or agent of the Company or of a Subsidiary of the Company (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee's capacity as a director or officer of the Company or such Subsidiary or, in the case of directors or officers of the Company or of a Subsidiary of the Company, taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Contribution Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision) and (ii) comply with its obligations to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Contribution Effective Time as provided in the certificate of incorporation or any bylaws of the Company or its Subsidiaries or indemnification agreements, in each case, as in effect immediately prior to the Contribution Effective Time or in any agreement in existence as of the date of this Agreement providing for indemnification between the Company or any of its Subsidiaries and any Indemnitee. Without limiting the foregoing, from and after the Contribution Effective Time, the Company shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Company and any successor thereto to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification and advancement than are set forth as of the date of this Agreement in the Company Articles or the Company Bylaws, which provisions shall not be amended, repealed or otherwise modified in a material manner that would materially adversely affect the rights thereunder of the Indemnitees.

          (b)   Neither Liberty nor the Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.8 (each, a "Claim") for which indemnification could be sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent (such consent not to be unreasonably delayed, withheld or conditioned). The Company, Liberty and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

          (c)   For the six-year period commencing immediately after the Effective Time, the Company shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Contribution Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Contribution Effective Time become) covered by the Company's directors' and officers' liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or the Company may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Contribution Effective Time, including a "tail" policy), in each case, so long as the Company is not required to pay an annual premium in excess of 300% of the last annual premium paid by the Company for such insurance before the date of this Agreement (such 300% amount, the "Maximum Premium"). The Company shall have the right prior to the Effective Time to purchase a six-year prepaid "tail policy" on terms and conditions providing at least substantially equivalent benefits as the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Contribution Effective Time, covering without limitation the Transactions, so long as the effective annual premium under such policy does not exceed the Maximum Premium (or such coverage as is available for a premium equal to the Maximum Premium). If such prepaid "tail policy" has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.8(c), and the Company shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

          (d)   The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents of the Company or any amendment thereof, by contract or otherwise. The obligations of the Company under this Section 5.8 shall not be terminated or modified in such a material manner as to materially adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (such consent not to be unreasonably delayed, withheld or conditioned) (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

          (e)   In the event that the Company or any of its successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) the Company or any of its successors or assigns winds up or dissolves, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume all of the obligations thereof set forth in this Section 5.8.

          (f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to or in substitution for any such claims under such policies.

          (g)   The obligations of the Company (or any successor entity thereto) under this Section 5.8 shall continue in full force and effect for a period of six years from the Contribution Effective Time; provided, however, that if any Claim (whether arising before, at or after the Contribution Effective

  Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Contribution Effective Time, the provisions of this Section 5.8 shall continue in effect until the full and final resolution of such Claim.

        Section 5.9    Public Announcements.     The Company and Liberty shall consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which shall not be unreasonably withheld, delayed or conditioned), except as either party, after consultation with outside counsel, may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market if to the extent practical under the circumstances it has used reasonable best efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement; provided, however, that no such consultation shall be required for the Company to make any disclosure or otherwise take any action expressly permitted by Section 5.2 other than as provided therein, or for Liberty to make any disclosure or otherwise take any action expressly permitted by Section 5.3 other than as provided therein. In addition, except (a) to the extent disclosed in or consistent with the Joint Proxy Statement in accordance with the provisions of Section 5.4, (b) for any consent given in accordance with this Section 5.9, (c) as expressly permitted by Section 5.2 or Section 5.3 or (d) to the extent disclosed in connection with the Exchange Offer or the consent solicitations contemplated by Section 5.17, neither party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld, delayed or conditioned. The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby shall be in the form agreed to by the parties.

        Section 5.10    Listing.     The Company and Liberty shall cause the Company Reclassified Class A Common Stock, Company Reclassified Class B Common Stock and Company Series A Preferred Stock issuable pursuant to Article II (including the Auto Conversion Shares) to be authorized for listing on NASDAQ, subject to official notice of issuance, in each case, prior to the Closing Date; provided, that if the Company Reclassified Class B Common Stock is not eligible for listing on NASDAQ, the Company and Liberty shall apply to cause such class or series of capital stock to be quoted in the over-the-counter markets. Each of the Company and Liberty shall use its respective reasonable best efforts to cooperate with such other party in connection with the foregoing, including by providing information reasonably requested by such other party in connection therewith.

        Section 5.11    Preliminary Proxy Statement; Reincorporation Merger.

          (a)   Prior to the filing of the Preliminary Proxy Statement (as defined below), the Company shall form a wholly owned subsidiary of the Company, which shall be a Delaware corporation ("Reincorporation Merger Sub"). Promptly following the formation of Reincorporation Merger Sub, and prior to the effective time of the Reincorporation Merger, the Company shall cause the board of directors of Reincorporation Merger Sub to adopt and approve the resolutions set forth in Exhibit G hereto. Following formation of Reincorporation Merger Sub and prior to filing the Preliminary Proxy Statement, the Company will, and will cause Reincorporation Merger Sub to, enter into an agreement and plan of merger (in such form and on such terms and conditions as Liberty shall approve, with such approval not to be unreasonably withheld, delayed or conditioned) with respect to the merger of the Company with and into Reincorporation Merger Sub (the "Reincorporation Merger"), which Reincorporation Merger will be effected following the Split-Off (subject to the satisfaction of the conditions set forth in such agreement and plan of merger). The certificate of incorporation of Reincorporation Merger Sub following the completion of the Reincorporation Merger shall be substantially similar to the Restated Company Articles, except for such changes as are necessary or advisable under Delaware law and such changes as are set forth on Section 5.11 of the Company Disclosure Letter.

          (b)   Liberty and the Company shall cooperate in good faith to file, promptly following the mailing of the Joint Proxy Statement/Prospectus, with the SEC a preliminary proxy statement together with any required filings under the Securities Act (collectively, the "Preliminary Proxy Statement") with respect to the Reincorporation Merger following the Split-Off. Each of Liberty and the Company shall use its reasonable best efforts to cause the Preliminary Proxy Statement to comply with the rules and regulations promulgated by the SEC. Each of Liberty and the Company shall furnish all information concerning it and its Subsidiaries as may be reasonably requested by the other party in connection with such actions and the preparation of the Preliminary Proxy Statement.

          (c)   Each of Liberty and the Company shall (A) as promptly as practicable notify the other of (1) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Preliminary Proxy Statement and (2) any request by the SEC for any amendment or supplements to the Preliminary Proxy Statement or for additional information with respect thereto and (B) supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Preliminary Proxy Statement.

          (d)   If at any time prior to the Split-Off Effective Time any information relating to the Company, Liberty or any of their respective Affiliates, directors or officers, is discovered by the Company or Liberty, which is required to be set forth in an amendment or supplement to the Preliminary Proxy Statement so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.

          (e)   Each of Liberty and the Company agree to use its reasonable best efforts to cause the Preliminary Proxy Statement, as may be amended, to be mailed to the holders of record of each class or series of Company Capital Stock outstanding immediately following the Split-Off Effective Time, and to cause a special meeting of the Company Stockholders to be held as soon as practicable following the Split-Off Effective Time for the purpose of approving the Reincorporation Merger.

        Section 5.12    Employee Benefits.

          (a)   For a period of not less than one (1) year following the Closing Date, the employees of the Company and its Subsidiaries (the "Company Employees"), for so long as they are employed following the Effective Time, shall receive employee benefits and compensation (excluding any equity-based compensation) that, in the aggregate, are substantially comparable to the employee benefits and compensation provided to the Company Employees immediately prior to the date of this Agreement; provided that nothing contained in this Section 5.12(a) shall be construed as requiring the Company or any of its Subsidiaries to continue or adopt any specific plans or to continue the employment of any Company Employee.

          (b)   Notwithstanding anything to the contrary in this Agreement, starting on the Closing Date, the Company shall, for a period ending on the date one (1) year after the Closing Date, maintain a severance pay practice for the benefit of each Company Employee that is no less favorable than the severance pay practice of the Company in effect immediately prior to the date of this Agreement as set forth on Section 5.12(b) of the Company Disclosure Letter.

          (c)   The Company shall recognize the service of Company Employees with the Company or its Subsidiaries prior to the Closing Date as service with the Company and its Subsidiaries in connection with any employee benefit plans, programs, contracts and arrangements (including 401(k) plans, severance, vacation, sick leave and holiday policies) maintained by the Company and its Subsidiaries which is made available following the Closing Date by the Company and its Subsidiaries for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals under any defined benefit plan), to the extent recognized by the Company and its Subsidiaries prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits, and the Company shall not be required to provide credit for any purpose under any plan that is (i) a cash or equity incentive compensation plan (other than with respect to Company Equity Awards converted as described in Article II), (ii) a defined benefit pension plan, (iii) a post-retirement welfare plan or (iv) any plan of the Company under which similarly situated employees of the Company and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

          (d)   The Company to use commercially reasonable efforts to (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Closing Date by the Company to the extent such limitations or conditions would have been satisfied or waived under the terms of the comparable Company Plan prior to the Closing Date, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the corresponding Company Plan during the portion of the relevant plan year including the Closing Date.

          (e)   Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan or arrangement, or shall limit the right of the Company to amend, terminate or otherwise modify any employee benefit plan or arrangement sponsored by the Company, the Company or any of their Subsidiaries following the Closing Date. In the event that (i) a Person not a party to this Agreement makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan or arrangement sponsored by the Company, the Company or any of their Subsidiaries, and (ii) such provision is deemed to be an amendment to such plan or arrangement even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect. The parties acknowledge and agree that all provisions contained in this Section 5.12(e) with respect to the Company Employees are included for the sole benefit of the parties, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any current or former employees, directors or independent contractors, any participant in any employee benefit plan, or any dependent or beneficiary thereof, or (ii) to continued employment with the Company or any of its Subsidiaries.

        Section 5.13    Tax Matters.

          (a)   Each of the parties hereto shall use its reasonable best efforts to cause the Company Reclassification, the Auto Conversion, the Contribution and the Split-Off to qualify for their Intended Tax Treatment, including by executing and delivering the Tax Representation Letters in connection with (i) any tax opinion relating to the U.S. federal income tax consequences of the transactions contemplated by this Agreement that is contained or set forth in the Joint Proxy Statement and Registration Statement (ii) the tax opinions required to be delivered pursuant to Sections 6.2(f) and 6.3(e) and (iii) any written notices or written confirmation related to such tax opinions described in Section 2.1(a) or Article VI. None of the parties shall (and each of the parties shall cause its Subsidiaries not to) take any action or fail to take any action, which action or failure to act could reasonably be expected to cause (i) the Company Reclassification or the Auto Conversion to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code or (ii) the Contribution and the Split-Off, taken together, to fail to be treated as a tax-free transaction under Sections 368(a)(1)(D), 355 and 361 of the Code. Provided that the opinion conditions in Sections 6.2(f) and 6.3(e) have been satisfied, and any written confirmation related to such tax opinion described in Article VI has been delivered, each of the parties shall report the Company Reclassification, the Auto Conversion, the Contribution and the Split-Off consistent with the Intended Tax Treatment and such tax opinions.

          (b)   On the Closing Date, the Company shall (i) deliver to Liberty a certificate, in form and substance reasonably satisfactory to Liberty and that complies with Treasury Regulations Section 1.897-2(h), to the effect that interests in the Company are not United States real property interests and (ii) provide a corresponding notice to the IRS, in form and substance reasonably satisfactory to Liberty, which complies with the requirements set forth in Treasury Regulations Section 1.897-2(h)(2). For purposes of the foregoing, Liberty shall provide assistance to the Company, and cooperate with the Company, in making any determination required by the aforementioned certificate insofar as the Contributed Ventures Assets are relevant to such determination.

        Section 5.14    Notification of Certain Matters.

          (a)   The Company shall give prompt notice to Liberty and Liberty shall give prompt notice to the Company, as the case may be, of (i) the occurrence or non-occurrence of any event of which is likely to cause any representation or warranty of the Company or Liberty, as the case may be, to be untrue or inaccurate at the Closing Date such that the conditions to closing set forth in Article VI would fail to be satisfied, and (ii) any failure by the Company or Liberty, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to closing set forth in Article VI would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.14(a) shall not limit or otherwise affect any remedies available to Liberty or the Company, as the case may be.

          (b)   The Company shall give prompt notice to Liberty and Liberty shall give prompt notice to the Company, as the case may be, of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Contribution Effective Time, alleging any material breach of, or material default under, in the case of the Company, any Company Material Contract and, in the case of Liberty, any Liberty Material Contract or (ii) any notice or other material communication received by it from any third party, subsequent to the date of this Agreement and prior to the Contribution Effective Time, regarding any consent that is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of notice pursuant to this Section 5.14(b) shall not limit or otherwise affect the remedies available hereunder to Liberty or the Company, as the case may be.

        Section 5.15    Certain Litigation.     The Company shall promptly advise Liberty of any Action commenced after the date hereof against the Company or any of its directors by any stockholder relating to this Agreement and the transactions contemplated hereby and shall keep Liberty reasonably informed regarding any such litigation. Liberty shall promptly advise the Company of any Action commenced after the date hereof against Liberty or any of its directors by any stockholder relating to this Agreement and the transactions contemplated hereby and shall keep the Company reasonably informed regarding any such litigation. Each party shall give the other party the opportunity to consult with the party subject to such Action regarding the defense or settlement of any such Action and shall consider the other party's views with respect to such Action, and shall not settle any such Action without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Neither party shall enter into any settlement agreement in respect of any stockholder litigation against such party and/or its directors or officers relating to the transactions contemplated hereby without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

        Section 5.16    Section 16 Matters.     Prior to (i) in the case of the Company, the Restated Company Articles Filing Date, and (ii) in the case of Liberty, the Auto Conversion Effective Time, each of the Company and Liberty shall take all such steps as may be required (to the extent permitted under applicable

Law) to cause any dispositions of Company Capital Stock or Liberty Ventures Common Stock or acquisitions of Company Capital Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any Company Equity Awards or other derivative securities of the Company or Liberty) resulting from the Transactions by each director or officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Liberty or may become subject to such reporting requirements with respect to the Company in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.17    Cooperation as to Certain Indebtedness.

          (a)   The Company shall, and shall cause each of its Subsidiaries, and each of its and their respective directors, officers, agents, control persons, employees, and Representatives to, use reasonable best efforts to commence (or, at Liberty's election in its sole discretion, to cooperate reasonably with and assist Liberty and its directors, officers, agents, control persons, employees and Representatives in commencing) promptly following the date hereof (or on such other date as Liberty may reasonably request) a solicitation of a consent and amendment to each of the Senior Credit Agreements on terms and conditions requested by Liberty (each, a "Credit Agreement Consent and Amendment" and, collectively, the "Credit Agreement Consent and Amendments").

          (b)   The Company shall, and shall cause each of its Subsidiaries and its and their respective directors, officers, agents, control persons, employees and Representatives to, use reasonable best efforts to commence (or, at Liberty's election in its sole discretion, to cooperate reasonably with and assist Liberty and its respective Representatives in commencing) promptly following the date hereof (or on such other date as Liberty may reasonably request) the process of making a consent solicitation with respect to each of the 2021 Notes and the 2021 Indenture to obtain from the requisite holders of the 2021 Notes the agreements, consents and amendments on terms and conditions requested by Liberty (the "2021 Notes Consent Solicitation") and further agrees that JPMorgan Securities Inc. or one of its affiliates may serve as sole lead solicitation agent for the 2021 Notes Consent Solicitation.

          (c)   The Company shall, and shall cause each of its Subsidiaries and its and their respective directors, officers, agents, control persons, employees, and Representatives to, use reasonable best efforts to commence (or, at Liberty's election in its sole discretion, to cooperate reasonably with and assist Liberty and its Representatives in commencing) promptly following the date hereof (or on such other date as Liberty may reasonably request) the process of making a consent solicitation with respect to the 2025 Notes and the 2025 Indenture to obtain from the requisite holders of the 2025 Notes the agreements, consents and amendments on terms and conditions requested by Liberty (the "2025 Notes Consent Solicitation" and, together with the 2021 Notes Consent Solicitation, each a "Notes Consent Solicitation" and collectively, the "Notes Consent Solicitations") and further agrees that JPMorgan Securities Inc. or one of its affiliates may serve as sole lead solicitation agent for the 2025 Notes Consent Solicitation.

          (d)   If, prior to the Auto Conversion Effective Time, Liberty determines in its sole discretion that any of the Credit Agreement Consent and Amendments will not be obtained and become effective, or any of the Notes Consent Solicitations will not be successful and the transactions solicited for consent therein will not become effective, in each case on or prior to the Auto Conversion Effective Time, the Company shall, and shall cause each of its Subsidiaries, and each of its and their respective Representatives to, use its reasonable best efforts to cooperate reasonably with and assist Liberty and its respective Representatives in connection with such further actions as the parties shall determine to take in connection with the Senior Credit Agreements, the 2021 Notes and 2021 Indenture and/or the 2025 Notes and 2025 Indenture.

          (e)   The Company shall not consummate the Bridge Financing on terms and conditions other than those described in the Bridge Commitment Letter. The Company shall not amend, modify, terminate, assign or agree to any waiver under the Bridge Commitment Letter (including to add lenders, arrangers, agents, bookrunners, managers and other financing sources) without the prior written consent of Liberty. Upon any such amendment, supplement or modification of the Bridge Commitment Letter in accordance with this Section 5.17, the term "Bridge Commitment Letter" shall mean the Bridge Commitment Letter as so amended, supplemented or modified. The Company shall provide Liberty with prompt notice of (1) any material breach or default by any party to any Bridge Commitment Letter or the definitive agreements with respect to the Bridge Financing (such agreements, the "Definitive Agreements") which the Company becomes aware and (2) the receipt of any written notice or other written communication from any Lender with respect to any breach, default, termination or repudiation by any party to the Bridge Commitment Letter or the Definitive Agreements of any provision thereof. The Company shall keep Liberty reasonably informed on a reasonably current basis of the status of its efforts to consummate the Bridge Financing, including providing drafts of the Definitive Agreements negotiated in connection therewith, and providing Liberty with the opportunity to participate in discussions relating to such negotiations and provide input on the terms of such Definitive Agreements. Except as provided in Section 5.17(f), in no event shall the Company be deemed or construed to require Liberty to (I) pay any fees (whether to secure a waiver of any conditions contained therein or otherwise) or (II) commence, participate in, pursue or defend any legal proceeding against or involving the Lenders. Liberty and LI LLC and their respective directors, officers, agents, control person, employees and Representatives shall cooperate reasonably and assist the Company in satisfying the terms and conditions to be satisfied by the Company in the Bridge Commitment Letter, including but not limited to (a) providing and (subject to customary non- reliance agreements) causing their Subsidiaries and advisors to provide, customary financial information, evaluations and forecasts as may be reasonably requested by the Lenders; (b) making management available to participate in the marketing of the Bridge Financing; (c) using commercially reasonable efforts to ensure that the syndication efforts of the Lenders benefit materially from their existing lending relationships; (d) (d) ensuring that they and their Subsidiaries shall not syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any competing debt, including any renewals or refinancings of any existing debt that, in the reasonable judgment of the Lead Arrangers (as defined in the Bank Commitment Letter), could reasonably be expected to materially and adversely affect the primary syndication of the Bridge Financing without the prior written consent (not to be unreasonably withheld) of the Lead Arrangers (it being understood that the redemption of the Liberty Charter Exchangeable Debentures and the establishment of commitments and indebtedness incurred under the Loan Facility shall be permitted and will not be deemed to materially and adversely affect the primary syndication of the Bridge Financing); and (e) otherwise assisting the Lenders in their syndication efforts, including by making appropriate officers and advisors available from time to time upon reasonable advance notice and at reasonable locations to attend and make presentations regarding businesses and prospects at one or more meetings of prospective lenders. All information provided to the Company or the Lenders pursuant to this Section will be, when furnished, complete and correct when taken as a whole, in all material respects, and will not, take as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading (after giving effect to all supplements and updates with respect thereto).

          (f)    The Company will pay all fees and expenses of the Company and its Subsidiaries in connection with the Credit Agreement Consent and Amendments, the Notes Consent Solicitations, the Bridge Financing and any other matters contemplated by this Section 5.17 (including fees and expenses of legal counsel and advisors and any applicable indemnification obligations of the Company) (collectively, the "Financing Fees") when such fees and expenses are due and payable; provided, however, that in the event this Agreement terminates, in accordance with:

              (i)  Section 7.1(a), 7.1(b)(i), or 7.1(b)(ii) then Liberty shall reimburse the Company fifty percent (50%) of the Financing Fees;

             (ii)  Section 7.1(b)(iii) (if, and only if, the Company has not made a Company Adverse Recommendation Change prior to such termination in accordance with Section 7.1(b)(iii)), 7.1(b)(iv) (if, and only if, Liberty has made a Liberty Adverse Recommendation Change prior to such termination in accordance with Section 7.1(b)(iv)), 7.1(c)(i), or 7.1(c)(ii), then Liberty shall reimburse the Company one hundred percent (100%) of the Financing Fees; or

            (iii)  Section 7.1(b)(iii) (if, and only if, the Company has made a Company Adverse Recommendation change prior to such termination in accordance with Section 7.1(b)(iii)), 7.1(b)(iv) (if, and only if, Liberty has not made a Liberty Adverse Recommendation Change prior to such termination in accordance with Section 7.1(b)(iv)), 7.1(d)(i) or 7.1(d)(ii), then Liberty shall not be required to reimburse the Company any portion of the Financing Fees.

        Section 5.18    Cooperation as to the Exchange Offer.     The Company and its directors, officers, agents, control persons, employees, and Representatives shall cooperate reasonably with and assist Liberty and LI LLC and their respective directors, officers, agents, control persons, employees and Representatives in commencing the Exchange Offer on such terms requested by Liberty and LI LLC and reasonably acceptable to the Company. Subject to the applicable conditions of the Exchange Offer, LI LLC shall complete the delivery of the Company Charter Exchangeable Debentures in the Exchange Offer promptly following the Contribution Effective Time.

        Section 5.19    Stockholder Rights Plan.     Prior to the termination of this Agreement, the Company agrees (a) not to adopt any stockholders rights plan or similar plan or agreement (or amend or modify any such plan or agreement) unless such stockholder rights plan by its terms exempts, or at the time of adoption of such stockholder rights plan the Company takes action to exempt, the transactions contemplated by this Agreement and (b) to take all action to cause Section 3.21 to be true and correct at all times (and otherwise refrain from taking any action that would cause Section 3.21 to become untrue or incorrect at any time).

        Section 5.20    Final Reattributed and Contributed Ventures Assets Schedule.

          (a)   No earlier than 5:00 p.m., New York City time, on the fifteenth (15th) Business Day, and no later than 5:00 p.m., New York City time, on the eighth (8th) Business Day preceding the Auto Conversion Effective Time, Liberty will deliver to the Company a revised Schedule A, setting forth (a) the assets and liabilities to be reattributed from the Liberty Ventures Group to the QVC Group in the Reattribution (the "Final Reattributed Assets" and "Final Reattributed Liabilities," respectively), (b) the Contributed Ventures Assets to be contributed to the Company in the Contribution (or, as set forth therein, at the Split-Off Effective Time), and (c) the Assumed Liabilities to be assumed by the Company in the Contribution (such revised Schedule A, the "Final Reattributed and Contributed Ventures Assets Schedule"). The Final Reattributed and Contributed Ventures Assets Schedule (i) will not contain any changes to the Core Contributed Ventures Assets (other than any changes resulting from market fluctuations or trading prices), (ii) will not include the asset set forth on Section 5.20 of the Liberty Disclosure Letter (the "Discretionary Asset") as a Contributed Ventures Asset unless the contingency set forth on Section 5.20(a) of the Liberty Disclosure Letter (the "Discretionary Asset Approval") is satisfied in all respects, in which case it will be in Liberty's sole discretion whether such asset is included on the Final Reattributed and Contributed Ventures Asset Schedule for any purpose, (iii) will contain only such changes as are permitted by Section 5.20(b), (iv) will be accompanied by a representation from Liberty that, as of the date of delivery, Liberty has determined that (A) the Fair Value of the Final Reattributed Assets to be reattributed in the Reattribution is equivalent to the Fair Value of the Final Reattributed Liabilities to be reattributed in the Reattribution, in each case (x) as set forth in the Final Reattributed and Contributed Ventures Assets Schedule and (y) as determined in the good faith judgment of Liberty's Board of Directors with the advice of Liberty's financial advisor, and that (B) if any Attribution Changes have been made, the Offset Requirement has been satisfied, and (v) will contain the estimated Fair Value, as of the date of the Final Reattributed and Contributed Ventures Assets Schedule, ascribed in the good faith judgment of Liberty's Board of Directors with the advice of Liberty's financial advisor, to each of the Final Reattributed Assets and Final Reattributed Liabilities to be reattributed in the Reattribution as set forth therein (with such Fair Value calculated in accordance with the requirements of the definition of such term contained herein and based upon the assumptions set forth therein), together with reasonable supporting documentation underlying the calculation of such Fair Value. Liberty shall also provide any other information reasonably requested by the Company with respect to the valuation of such Final Reattributed Assets and Final Reattributed Liabilities. Liberty shall not revise, modify or amend the Final Reattributed and Contributed Ventures Assets Schedule without the prior written consent of the Company, such consent not to be unreasonably delayed, withheld or conditioned (other than with respect to the amount of cash or the Agreed Cash Amount set forth therein but solely to the extent that (x) there is a change in the Fair Value of the Final Reattributed Assets or Final Reattributed Liabilities on the date of the Reattribution (with such Fair Value calculated in accordance with the requirements of the definition of such term contained herein), in each case as determined in the good faith judgment of the Board of Directors of Liberty with the advice of Liberty's financial advisor, and (y) the failure to make such change to the amount of cash or Agreed Cash Amount would violate the fiduciary duties of the Board of Directors of Liberty under applicable Law.

          (b)   Except with respect to the Core Contributed Ventures Assets, the Final Reattributed and Contributed Ventures Asset Schedule may differ from Schedule A with respect to the Contributed Ventures Assets to be contributed to the Company in the Contribution, the Assumed Liabilities to be assumed by the Company in the Contribution, and the assets and liabilities to be reattributed from the Liberty Ventures Group to the QVC Group in the Reattribution (any such difference in composition of assets or liabilities from Schedule A, other than any change (x) to the amount of cash or the Agreed Cash Amount set forth on any such schedule or (y) resulting from the Exchange Offer not being fully subscribed, an "Attribution Change") if, and only if, (i) Liberty has determined that (x) any such Attribution Change which has the effect of an increase in the Fair Value of any of the Assumed Liabilities (for example as the result of the inclusion of an additional liability) or a decrease to the Fair Value of any of the Contributed Ventures Assets (for example as the result of the exclusion of a Contributed Ventures Asset) was offset contemporaneously with such Attribution Change by a corresponding increase in the Fair Value to any of the Contributed Ventures Assets (assuming that the Fair Value of the Contributed Ventures Assets and, if applicable, Assumed Liabilities had been determined on the date of such Attribution Change (for example, the inclusion of an additional Contributed Ventures Asset, as an offsetting change, with equivalent Fair Value on the date of such Attribution Change)), and that (y) notwithstanding such Attribution Change, the Fair Value of the Final Reattributed Assets will be equivalent to the Fair Value of the Final Reattributed Liabilities ((x) and (y) collectively, the "Offset Requirement"); (ii) such Attribution Change is not taken for the purpose of decreasing the economic benefit to the Company Stockholders of the Transactions contemplated hereby; and (iii) such Attribution Change would not prevent, impair or materially delay the ability of the Company, Liberty or LI LLC to consummate the transactions contemplated hereby.

          (c)   Liberty covenants and agrees to provide notice as promptly as practicable, and in any event within ten (10) Business Days, to the Company of any change to the composition of the assets or liabilities attributed to the Liberty Ventures Group that would constitute an Attribution Change occurring after the date hereof and prior to the delivery of the Final Reattributed and Contributed Ventures Asset Schedule, and to provide the Company with any information reasonably requested by the Company with respect to the valuation of the assets or liabilities affected by such Attribution Change.

        Section 5.21    Reattribution and Restructuring.     Prior to the Contribution Effective Time, (a) Liberty shall effect the Reattribution in accordance with the Liberty Charter and (b) the Company shall effect the Company Restructuring.

        Section 5.22    Company Board of Directors.     Schedule B shall include two (2) individuals serving on the Company's Board of Directors as of immediately prior to the Contribution Effective Time who shall remain on the Company's Board of Directors as of the Contribution Effective Time as mutually agreed upon by Liberty and the Company.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF THE PARTIES

        Section 6.1    Conditions to Each Party's Obligations.     The respective obligations of each party to effect the Transactions shall be subject to the satisfaction or waiver in writing by the Company and Liberty, at or prior to the Auto Conversion Effective Time, of the following conditions:

          (a)    Company Stockholder Approvals.    The Company Stockholder Approvals shall have been obtained.

          (b)    Liberty Stockholder Approval.    The Liberty Stockholder Approval shall have been obtained.

          (c)    Antitrust Waiting Periods.    Any waiting period applicable to consummation of the Transactions under the HSR Act shall have expired or been terminated.

          (d)    No Injunctions or Restraints.    No Law, Order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prohibits, renders illegal or permanently enjoins the consummation of the transactions contemplated by this Agreement.

          (e)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated by the SEC.

          (f)    Listing.    (i) The shares of Company Capital Stock issuable pursuant to Article II shall have been authorized for listing on the NASDAQ, subject to official notice of issuance; provided, that if the Company Reclassified Class B Common Stock was not eligible for listing on NASDAQ, such class of capital stock shall have been authorized for quotation in the over-the-counter markets.

          (g)    FCC Approvals.    The FCC shall, as necessary, have approved the application(s) for transfer of control and/or assignment of the FCC licenses, authorizations, approvals and registrations listed on Section 3.5(a) of the Company Disclosure Letter (the "FCC Approvals"). No FCC Approvals shall have been withdrawn, reversed, stayed, enjoined, annulled, terminated or otherwise suspended prior to the Auto Conversion Effective Time.

          (h)    RCA/State Commission Approvals.    The RCA and any other applicable State Commission shall have issued order(s) approving the application filed by Liberty to acquire a controlling interest in the Company. No RCA approval shall have been withdrawn, reversed, stayed, enjoined, annulled, terminated or otherwise suspended prior to the Auto Conversion Effective Time.

          (i)    Conditions to the Contribution and the Split-Off.    (i) The conditions set forth in Section 6.4 have been satisfied or are capable of being satisfied or waived by the party entitled to the benefit thereof immediately following the Auto Conversion Effective Time and (ii) the conditions set forth in Section 6.5 have been satisfied or are capable of being satisfied immediately following the Contribution Effective Time.

          (j)    40 Act Event.    No 40 Act Event shall have occurred and be continuing.

          (k)    Liberty Capital Adequacy Opinion.    Liberty shall have received an opinion from a nationally recognized provider of such opinions regarding the capital adequacy of Liberty LLC immediately after and giving effect to the Transactions.

        Section 6.2    Conditions to Obligations of the Company.     The obligation of the Company to effect the Transactions shall be subject to the satisfaction, or waiver in writing by the Company, at or prior to the Auto Conversion Effective Time, of the following conditions:

          (a)    Representations and Warranties.

              (i)  (A) The representations and warranties of Liberty contained in Sections 4.1 (Organization; Standing and Power), 4.2 (Capitalization), 4.4 (Authorization), 4.8 (Absence of Certain Changes), 4.13 (Brokers and Other Advisors), 4.16 (Solvency) and 4.18 (Anti-takeover Statutes) shall be true and correct in all respects (other than, in the case of the representations and warranties in the first sentence of Section 4.2(b), for inaccuracies that are de minimis individually and in the aggregate) and (B) the representations and warranties of Liberty contained in Section 4.17 (Certain Arrangements) shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Auto Conversion Effective Time as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

             (ii)  The other representations and warranties of Liberty contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Auto Conversion Effective Time as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date, and, in the case of this clause (ii), interpreted without giving effect to any Liberty Ventures Material Adverse Effect or materiality qualifications), except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct has not had, or would not reasonably be expected to have, a Liberty Ventures Material Adverse Effect.

          (b)    Performance of Obligations of Liberty and LI LLC.    Liberty and LI LLC shall have performed or complied, in all material respects, with their respective covenants and agreements required to be performed or complied with them under this Agreement at or prior to the Auto Conversion Effective Time.

          (c)    Officer's Certificate.    The Company shall have received a certificate of an executive officer of Liberty as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

          (d)    Liberty Ventures Material Adverse Effect.    Since the date hereof, there shall not have occurred and be continuing any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have a Liberty Ventures Material Adverse Effect.

          (e)    Final Reattributed and Contributed Ventures Assets Schedule.    The Company shall have received the Final Reattributed and Contributed Ventures Assets Schedule that has been prepared consistent with the requirements set forth in Section 5.20.

          (f)    Tax Opinion.    The Company shall have received a tax opinion from Sherman & Howard L.L.C., dated the date of the Auto Conversion Effective Time, in form and substance reasonably acceptable to the Company, substantially to the effect that the Auto Conversion will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such tax opinion, such counsel shall have received and may rely upon the Tax Representation Letters referred to in Section 5.13(a).

        Section 6.3    Conditions to Obligations of Liberty and LI LLC.     The obligations of Liberty and LI LLC to effect the Transactions shall be subject to the satisfaction, or waiver in writing by Liberty, at or prior to the Auto Conversion Effective Time, of the following conditions:

          (a)    Representations and Warranties.

              (i)  The representations and warranties of the Company contained in Sections 3.1 (Organization; Standing and Power), 3.2 (Capitalization), 3.3 (Subsidiaries), 3.4 (Authorization), 3.8 (Absence of Certain Changes), 3.21 (Anti-takeover Statutes) and 3.22 (Brokers and Other Advisors) shall be true and correct in all respects (other than, in the case of the representations and warranties in the first sentence of Section 3.2(b) for inaccuracies that are de minimis individually and in the aggregate) as of the date of this Agreement and as of the Auto Conversion Effective Time as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

             (ii)  The other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Auto Conversion Effective Time as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), and, in the case of this clause (ii), interpreted without giving effect to any Company Material Adverse Effect or materiality qualifications, except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct has not had, or would not reasonably be expected to have a Company Material Adverse Effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Auto Conversion Effective Time.

          (c)    Officer's Certificate.    Liberty shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b).

          (d)    Company Material Adverse Effect.    Since the date hereof, there shall not have occurred and be continuing any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

          (e)    Tax Opinion.    Liberty shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the date of the Auto Conversion Effective Time (the "Liberty Tax Opinion"), in form and substance reasonably acceptable to Liberty, substantially to the effect that (i) the Auto Conversion will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; (ii) the Contribution and the Split-Off, taken together, will qualify as a tax-free transaction under Sections 368(a)(1)(D), 355 and 361 of the Code; (iii) no income, gain or loss will be recognized by Liberty upon the receipt of Company Common Stock in the Contribution or the distribution of Company Common Stock pursuant to the Split-Off; (iv) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Ventures Common Stock upon the exchange of shares of Liberty Ventures Common Stock for shares of Company Common Stock pursuant to the Split-Off; and (v) no income, gain or loss will be recognized by Liberty upon the receipt of Company Charter Exchangeable Debentures in the Contribution or the exchange of Company Charter Exchangeable Debentures for Liberty Charter Exchangeable Debentures pursuant to the Exchange Offer. In rendering such tax opinion, such counsel shall have received and may rely upon the Tax Representation Letters referred to in Section 5.13(a).

        Section 6.4    Conditions to Obligations of Liberty, LI LLC and the Company to effect the Contribution.     The obligations of Liberty and the Company to effect the Contribution shall be subject to the satisfaction, or waiver in writing by Liberty, LI LLC and the Company, at or prior to the Contribution Effective Time, of the following conditions:

          (a)    Company Reclassification.    The Company Reclassification shall have occurred in accordance with Section 2.1.

          (b)    Auto Conversion.    The Auto Conversion shall have occurred in accordance with Section 2.2.

          (c)    Ancillary Agreements.    Each of the Ancillary Agreements shall have been duly executed and delivered by each of the respective parties thereto.

          (d)    Liberty Capital Adequacy Opinion.    The provider of the capital adequacy opinion specified in Section 6.1(k) shall have confirmed in writing that such opinion shall not have been withdrawn, invalidated or modified in an adverse manner.

          (e)    Liberty Tax Opinion.    Skadden, Arps, Slate, Meagher & Flom LLP shall have confirmed in writing to Liberty on the Closing Date that the Liberty Tax Opinion received by Liberty in accordance with Section 6.3(e) shall not have been withdrawn, invalidated or modified in an adverse manner. In rendering such written confirmation, such counsel shall have received and may rely upon the Tax Representation Letters referred to in Section 5.13(a).

          (f)    Director Resignations.    Each of the Director Resignations required pursuant to Section 2.3(d) shall have delivered to Liberty.

        Section 6.5    Conditions to Obligations of Liberty to effect the Split-Off.     The obligation of Liberty to effect the Split-Off shall be subject to the satisfaction, or waiver in writing by Liberty, at or prior to the Split-Off Effective Time, of the following conditions:

          (a)    Contribution.    The Contribution shall have occurred following the Auto Conversion Effective Time in accordance with Section 2.3.

          (b)    Liberty Tax Opinion.    If the Split-Off Effective Time does not occur on the Closing Date, Skadden, Arps, Slate, Meagher & Flom LLP shall have confirmed in writing to Liberty on the date of the Split-Off that the Liberty Tax Opinion received by Liberty in accordance with Section 6.3(e) shall not have been withdrawn, invalidated or modified in an adverse manner. In rendering such written confirmation, such counsel shall have received and may rely upon the Tax Representation Letters referred to in Section 5.13(a).

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

        Section 7.1    Termination.     This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Auto Conversion Effective Time in accordance with Section 2.2, whether before or after receipt of the Company Stockholder Approvals or the Liberty Stockholder Approval, as follows:

          (a)   by mutual written consent of each of the parties hereto;

          (b)   by either Liberty or the Company, if

              (i)  the Auto Conversion Effective Time shall not have been consummated on or before April 4, 2018 (the "Outside Date"); provided that the Outside Date may be extended for a period not to exceed six (6) months by either party by written notice to the other party if the Auto Conversion shall not have been consummated as a result of any of the conditions set forth in Section 6.1(c), 6.1(g), 6.1(h), 6.1(i), 6.2(f) or 6.3(e) failing to have been satisfied but the extending party has represented to the other that it reasonably believes that the relevant approvals will be obtained or the relevant conditions will be satisfied during such extension period; provided, further, that the right to terminate this Agreement pursuant to this clause (b)(i) shall not be available to the party seeking to terminate this Agreement if such party's breach of this Agreement has been the cause of the failure of the Auto Conversion Effective Time to occur; provided, further, that in the event the Outside Date occurs following the Restated Company Articles Filing Date but prior to the receipt of the Alaska Notice from the Alaska Commissioner, the Outside Date shall be extended to the close of business on the thirty-fifth (35th) Business Day following the Restated Company Articles Filing Date; provided, that in the event the parties hereto receive notice from the Alaska Commissioner that the Restated Company Articles were not accepted for filing, the parties shall file an amended Restated Company Articles in accordance with Section 2.1 and the Outside Date shall be extended to the close of business on the thirty-fifth (35th) Business Day following the date such amended Restated Company Articles were filed;

             (ii)  any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such Order or other action is, or shall have become, final and non-appealable;

            (iii)  the Company Stockholder Approvals shall not have been obtained at the Company Stockholders' Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken; or

            (iv)  the Liberty Stockholder Approval shall not have been obtained at the Liberty Stockholders' Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken;

          (c)   by the Company:

              (i)  provided that the Liberty Stockholder Approval shall not have been obtained, if (A) Liberty shall have made a Liberty Adverse Recommendation Change or (B) Liberty shall have materially breached or shall have failed to perform in any material respect any of its material obligations set forth in Section 5.3; or

             (ii)  provided that the Company is not then in material breach of any of its obligations under this Agreement, if (A) there is any continuing inaccuracy in the representations and warranties of Liberty set forth in this Agreement or (B) Liberty is then materially failing to perform any of its covenants or other agreements set forth in this Agreement (other than a material breach or failure contemplated by Section 7.1(c)(i)(B) above)), in either case of clause (A) or (B), (x) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such termination and (y) such breach is not capable of being cured by the Outside Date or shall not have been cured within sixty (60) days after written notice thereof shall have been received by Liberty.

          (d)   by Liberty:

              (i)  provided that the Company Stockholder Approvals shall not have been obtained, (A) the Company shall have made a Company Adverse Recommendation Change or (B) the Company shall have materially breached or failed to perform in any material respect any of its obligations set forth in Section 5.2; or

             (ii)  provided that Liberty is not then in material breach of any of its obligations under this Agreement, at any time prior to the Auto Conversion Effective Time if (A) there is any continuing inaccuracy in the representations and warranties of the Company set forth in this Agreement or (B) the Company is then materially failing to perform any of its covenants or other agreements set forth in this Agreement (other than a material breach or failure contemplated by Section 7.1(d)(i)(B) above), in either case (A) or (B), (x) such that the conditions set forth in Section 6.3(a) or Section 6.3(b) as applicable, would not be satisfied as of the time of such termination and (y) such breach is not capable of being cured by the Outside Date or shall not have been cured within sixty (60) days after written notice thereof shall have been received by the Company.

        Section 7.2    Effect of Termination.     In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become null and void and have no effect and the obligations of the parties under this Agreement shall terminate, except for the obligations set forth in Section 5.5(c) (Confidentiality), Section 5.17(f) (Repayment of Financing Fees), this Section 7.2 and Section 7.3 (Payments), as well as Article VIII (General), each of which shall survive termination of this Agreement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, in all events, the parties shall be entitled to an injunction or injunctions (without the obligation to post a bond therefor) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with Section 8.12. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        Section 7.3    Payments.

          (a)   Company Termination Fee.

              (i)  In the event that Liberty terminates this Agreement pursuant to Section 7.1(d)(i), then the Company shall pay Liberty, within two (2) Business Days of the date of termination, a one-time fee equal to forty million dollars ($40 million) (the "Company Termination Fee").

             (ii)  In the event that (A) an Alternative Company Transaction Proposal shall have been communicated to or otherwise made known to the Company Stockholders, senior management or the Board of Directors of the Company, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Alternative Company Transaction Proposal, (B) thereafter this Agreement is terminated (x) by the Company or Liberty pursuant to Section 7.1(b)(i) (if (1) the Company Stockholder Approvals have not theretofore been obtained and (2) such termination does not result in the application of Section 7.3(b)) or Section 7.1(b)(iii) or (y) by Liberty pursuant to Section 7.1(d)(ii), and (C) prior to the date that is eighteen (18) months after the date of such termination the Company consummates a transaction of a type set forth in the definition of "Alternative Company Transaction" or enters into a Company Acquisition Agreement, then the Company shall, on the earlier of the date such transaction is consummated or any such Company Acquisition Agreement is entered into, pay to Liberty a one-time fee equal to the Company Termination Fee (provided that for purposes of this clause (ii), each reference to "20%" in the definition of "Alternative Company Transaction" and "Company Acquisition Agreement" shall be deemed to be a reference to "50%").

          (b)   Liberty Termination Fee.

              (i)  In the event that the Company terminates this Agreement pursuant to Section 7.1(c)(i), then Liberty shall pay the Company, within two (2) Business Days of the date of such termination, a one-time fee equal to sixty five million dollars ($65 million) (the "Liberty Termination Fee").

             (ii)  In the event that the Contribution and the Split-Off have not been completed within five (5) Business Days after the date on which the Auto Conversion Effective Time occurs, then Liberty shall pay the Company, within two (2) Business Days thereafter, a one-time fee equal to the Liberty Termination Fee; provided, that Liberty shall only be required to pay a fee pursuant to this Section 7.3(b)(ii) in the event that the Liberty Stockholder Approval has been obtained.

            (iii)  In the event that (A) an Alternative Liberty Ventures Transaction Proposal shall have been communicated to or otherwise made known to the Liberty Ventures Stockholders, senior management or the Board of Directors of Liberty, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Alternative Liberty Ventures Transaction Proposal, (B) thereafter this Agreement is terminated (x) by the Company or Liberty pursuant to Section 7.1(b)(i) (if (1) the Liberty Stockholder Approval has not theretofore been obtained and (2) such termination does not result in the application of Section 7.3(a)) or Section 7.1(b)(iv) or (y) by the Company pursuant to Section 7.1(c)(ii) and (C) prior to the date that is eighteen (18) months after the date of such termination Liberty consummates a transaction of a type set forth in the definition of "Alternative Liberty Ventures Transaction" or enters into a Liberty Ventures Acquisition Agreement, then Liberty shall, on the earlier of the date such transaction is consummated or any such Liberty Ventures Acquisition Agreement is entered into, pay to the Company a one-time fee equal to the Liberty Termination Fee (provided that for purposes of this clause (iii), each reference to "20%" in the definition of "Alternative Liberty Ventures Transaction" and "Liberty Ventures Acquisition Agreement" shall be deemed to be a reference to "50%").

          (c)   The Company and Liberty each acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Liberty, LI LLC and the Company would not enter into this Agreement. Accordingly, if the Company or Liberty, as applicable, fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 7.3, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Each of the parties hereto acknowledges that any amount payable by the Company or Liberty pursuant to this Section 7.3 does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision. Notwithstanding anything in this Section 7.3(c) to the contrary, the parties acknowledge and agree that any amount payable by the Company or Liberty pursuant to this Section 7.3 would not constitute an adequate remedy at Law and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, in all events, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with Section 8.12.

          (d)   Subject to Liberty's and LI LLC's right to specific performance set forth in Section 8.12, (i) Liberty's right to receive payment of the Company Termination Fee pursuant to Section 7.3(a) shall be Liberty's and LI LLC's sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company, any of its Subsidiaries, or any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, Affiliate, assignee, representative or financing source of the Company or any of its Subsidiaries (any such Person, other than the Company and its Subsidiaries, a "Company Recourse Related Party") for any damages suffered as a result of the failure of the Transactions to be consummated, whether at law or equity, in contract, in tort or otherwise (other than any such failure with respect to which no Company Termination Fee is payable), and (ii) upon payment of the Company Termination Fee, pursuant to the terms hereof, neither Liberty nor LI LLC shall have any rights or claims against the Company or its Subsidiaries under this Agreement, whether at law or equity, in contract, in tort or otherwise, and the Company shall have no further liability to

  Liberty, LI LLC or any of their respective Subsidiaries with respect to this Agreement or the Transactions (and in no event will Liberty, LI LLC or any of their respective Subsidiaries have any rights or claims against any Company Recourse Related Party, whether at law or equity, in contract, in tort or otherwise, arising out of this Agreement).

          (e)   Subject to the Company's right to specific performance from Liberty and LI LLC set forth in Section 8.12, (i) the Company's right to receive payment of the Liberty Termination Fee from Liberty pursuant to Section 7.3(b) shall be the Company's sole and exclusive remedy against Liberty, LI LLC, any of their respective Subsidiaries or any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, Affiliate, assignee, representative or financing source of any of the foregoing (any such Person, other than Liberty, LI LLC and its respective Subsidiaries, a "Liberty Recourse Related Party") for any damages suffered as a result of the failure of the Transactions to be consummated, whether at law or equity, in contract, in tort or otherwise (other than any such failure with respect to which no Liberty Termination Fee is payable) and (ii) upon payment of any Liberty Termination Fee, pursuant to the terms hereof, the Company shall have no rights or claims against Liberty, LI LLC or their respective Subsidiaries under this Agreement, whether at law or equity, in contract, in tort or otherwise, and Liberty, LI LLC and their respective Subsidiaries will have no further liability or obligation relating to or arising out of this Agreement or the Transactions (and in no event will the Company or any of its Subsidiaries) have any rights or claims against any Liberty Recourse Related Party, whether at law or equity, in contract, in tort or otherwise, arising out of this Agreement).

          (f)    Expenses.    Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, whether or not the Transactions are consummated, except that any filing fees required in connection with the Transactions pursuant to the HSR Act or any other Competition Law shall be shared equally by Liberty and the Company.

ARTICLE VIII
GENERAL

        Section 8.1    Expiration of Representations and Warranties; Survival of Certain Covenants and Agreements.     None of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Split-Off Effective Time. The terms of Article I and this Article VIII, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Split-Off Effective Time, shall survive the consummation of the Split-Off.

        Section 8.2    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or e-mail or (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:

    if to the Company prior to the Contribution Effective Time:

General Communication, Inc. 2550 Denali Street Suite 1000 Anchorage, AK 99503
Facsimile:	Separately provided
Attention:	General Counsel
Email:	Separately provided

    with a copy to (which shall not constitute notice):

Sherman & Howard L.L.C. 633 Seventeenth Street Suite 3000 Denver, CO 80202
Facsimile:	(303) 298-0940
Attention:	Steven D. Miller
Email:	smiller@shermanhoward.com

    if to Liberty or its Subsidiaries:

Liberty Interactive Corporation 12300 Liberty Boulevard Englewood, CO 80112
Facsimile:	Separately provided
Attention:	Chief Legal Officer
Email:	Separately provided

    with a copy to (which shall not constitute notice):

Baker Botts L.L.P. 30 Rockefeller Plaza New York, NY 10112 Facsimile: 212-408-2500
Attention:	Renee L. Wilm Frederick H. McGrath
Email:	renee.wilm@bakerbotts.com frederick.mcgrath@bakerbotts.com

    if to the Company following the Contribution Effective Time:

GCI Liberty, Inc. 12300 Liberty Boulevard Englewood, CO 80112
Facsimile:	Separately provided
Attention:	Chief Legal Officer
Email:	Separately provided

    with a copy to (which shall not constitute notice):

Baker Botts L.L.P. 30 Rockefeller Plaza New York, NY 10112
Facsimile:	212-408-2500
Attention:	Renee L. Wilm Frederick H. McGrath
Email:	renee.wilm@bakerbotts.com frederick.mcgrath@bakerbotts.com

        Section 8.3    Counterparts.     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

        Section 8.4    Entire Agreement; No Third-Party Beneficiaries.     This Agreement, the Principal Company Stockholders Voting Agreements and the Principal Liberty Stockholders Voting Agreement (including the documents and the instruments referred to herein and therein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral (except the Confidentiality Agreement), among the parties with respect to the subject matter hereof and neither party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement, and (b) except for the provisions of Section 2.1(b) (which upon the Company Reclassification Effective Date are intended to benefit the Company Stockholders), Section 2.2(a) (which upon Auto Conversion Effective Time are intended to benefit the Company Stockholders), Section 2.4(a) (which upon the Split-Off Effective Time are intended to benefit the Liberty Ventures Stockholders), Section 5.8 (which upon the Contribution Effective Time are intended to benefit the Indemnified Parties), and Section 8.12 (which following the Contribution Effective Time are intended in part to benefit the holders of Company Capital Stock), is not intended to confer upon any Person other than the parties any rights or remedies.

        Section 8.5    Governing Law.     All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

        Section 8.6    Amendments and Supplements.     This Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of, each of the parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties, whether before or after the receipt of the Company Stockholder Approvals or the Liberty Stockholder Approval; provided, however, that after the Company Stockholder Approvals have been obtained, the Liberty Stockholder Approval has been obtained, or the approval of the sole member of LI LLC has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company, Liberty or LI LLC, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

        Section 8.7    Waiver.     No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approvals or Liberty Stockholder Approval, as applicable, has or have been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Liberty, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.

        Section 8.8    Assignment.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 8.9    Headings.     The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 8.10    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

        Section 8.11    Failure or Delay Not Waiver; Remedies Cumulative.     No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        Section 8.12    Specific Performance.     The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (without the obligation to post a bond therefore) and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, in no event shall any party hereto (or the holders of Company Capital Stock solely with respect to Liberty's or LI LLC's obligation to effect the Split-Off) be entitled to enforce or seek to enforce specifically the Company Reclassification, the Auto Conversion, the Contribution or the Split-Off, (each, a "Consummation Event") unless:

          (a)   all of the conditions applicable to the Consummation Event or Events for which enforcement is sought as set forth in Article II have been satisfied (or are capable of being satisfied at the applicable effective time of such Consummation Event) or waived in writing by the party entitled to the benefit of the same (provided, that the party against which enforcement is sought need not have delivered a Conditional Notice as set forth in Section 2.1 for the conditions set forth therein to be deemed satisfied for purposes of this Section 8.12(a)); and

          (b)   to the extent a party is seeking enforcement, such party has confirmed in writing that it is ready, willing and able to consummate the Consummation Event or Events for which enforcement is sought.

        Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, (i) the parties acknowledge and agree that monetary damages would not constitute an adequate remedy at Law and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, in all events, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.12, and (ii) while (A) the Company may, but shall not be required to, concurrently seek specific performance and payment of any Liberty Termination Fee subject to the specific provisions of Section 7.3(b) or (B) Liberty or LI LLC may, but shall not be required to, concurrently seek specific performance and payment of the Company Termination Fee subject to the specific provisions of Section 7.3(a) under no circumstances shall the Company, on the one hand, or Liberty or LI LLC, on the other hand, be permitted or entitled to receive both a grant of specific performance or other equitable relief in order to effect a Consummation Event and payment of any monetary damages, including all or any portion of the Company Termination Fee or Liberty Termination Fee, as applicable.

        Section 8.13    Waiver of Jury Trial.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

        Section 8.14    Consent to Jurisdiction.     Each of the parties hereto hereby (i) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) (collectively, the "Delaware Courts") in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (iii) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (iv) agrees that it will not bring any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts. Each of the parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such party at the address specified in Section 8.2 hereof. Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable law.

        Section 8.15    Incorporation of Exhibits.     The Company Disclosure Letter, the Liberty Disclosure Letter and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

        Section 8.16    No Joint Venture.     Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8.16.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LIBERTY INTERACTIVE CORPORATION
By:	/s/ RICHARD N. BAER
	Name:	Richard N. Baer
	Title:	Chief Legal Officer
LIBERTY INTERACTIVE, LLC
By:	Liberty Interactive Corporation, its Sole Member and Manager
By:	/s/ RICHARD N. BAER
	Name:	Richard N. Baer
	Title:	Chief Legal Officer

[Signature Page to Agreement and Plan of Reorganization]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENERAL COMMUNICATION, INC.
By:	/s/ RONALD A. DUNCAN
	Name:	Ronald A. Duncan
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

ANNEX B

EXECUTION VERSION

AMENDMENT No. 1 TO REORGANIZATION AGREEMENT

        This Amendment No. 1 to Reorganization Agreement, dated as of July 19, 2017 (this "Amendment"), amends the Agreement and Plan of Reorganization, dated as of April 4, 2017 (the "Reorganization Agreement"), by and among Liberty Interactive Corporation, a Delaware corporation ("Liberty"), Liberty Interactive LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Liberty ("LI LLC"), and General Communication, Inc., an Alaska corporation (the "Company"). Capitalized terms used herein and not otherwise defined shall have their respective meanings set forth in the Reorganization Agreement.

RECITALS

        WHEREAS, pursuant to Section 8.6 of the Reorganization Agreement, Liberty, LI LLC, and the Company wish to amend certain provisions of the Reorganization Agreement as provided herein.

        NOW, THEREFORE, in consideration of the mutual agreements set forth in the Reorganization Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Liberty, LI LLC and the Company, each intending to be legally bound, do hereby agree as follows:

          1.     Section 2.2(a)(i) of the Reorganization Agreement shall be amended and restated to read as follows:

    "Unless this Agreement shall have been terminated in accordance with Section 7.1, no earlier than the eighth (8th) Business Day and no later than the thirteenth (13th) Business Day following the delivery of the Final Reattributed and Contributed Ventures Assets Schedule pursuant to Section 5.20(a), but subject to all of the conditions set forth in Sections 6.1, 6.2 and 6.3 having been satisfied (or being capable of being satisfied at the Auto Conversion Effective Time) or waived by the party entitled to the benefit of the same (other than conditions which by their terms are required to be satisfied or waived at the Auto Conversion Effective Time, but subject to the satisfaction or waiver of such conditions at such time), the Company shall file with the SEC at 4:01 p.m., New York City time (or as promptly as practicable thereafter), a Current Report on Form 8-K (the "Auto Conversion Notice") effecting the Auto Conversion in accordance with the terms of the Restated Company Articles."

          2.     Section 5.20(a) of the Reorganization Agreement is hereby amended by deleting the following words in their entirety:

    "No earlier than 5:00 p.m., New York City time, on the fifteenth (15th) Business Day, and no later than 5:00 p.m., New York City time, on the eighth (8th) Business Day preceding the Auto Conversion Effective Time,"

    and replacing such words with the following:

    "No later than 5:00 p.m., New York City time, on the fifth (5th) Business Day following receipt of the Alaska Notice,".

          3.     The first proviso of Section 7.1(b)(i) of the Reorganization Agreement is hereby amended by deleting the following reference in its entirety:

    "6.1(i)"

    and replacing such reference with the following:

B-1

    "6.1(j)".

          4.     Except as expressly set forth herein, the Reorganization Agreement will be and is unchanged and will remain in full force and effect. On and after the date hereof, each reference in the Reorganization Agreement to "this Agreement," "herein," "hereof," "hereunder" or words of similar import shall mean and be a reference to the Reorganization Agreement as amended hereby. To the extent that a provision of this Amendment conflicts with or differs from a provision of the Reorganization Agreement, such provision of this Amendment shall prevail and govern for all purposes and in all respects.

          5.     This Amendment shall be governed by and construed in accordance with the Reorganization Agreement.

          6.     This Amendment may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. For purposes of this Amendment, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier, or electronically scanned and transmitted in a .pdf file format, is to be treated as an original document.

[Signature Page Follows]

B-2

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LIBERTY INTERACTIVE CORPORATION
By:	/s/ CRAIG TROYER
	Name:	Craig Troyer
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

LIBERTY INTERACTIVE LLC
By:	Liberty Interactive Corporation, its Sole Member and Manager
By:	/s/ CRAIG TROYER
	Name:	Craig Troyer
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

GENERAL COMMUNICATION, INC.
By:	/s/ PETER POUNDS
	Name:	Peter Pounds
	Title:	Senior Vice President and Chief Financial Officer

[Amendment to Reorganization Agreement]

ANNEX C

EXECUTION VERSION

AMENDMENT No. 2 TO REORGANIZATION AGREEMENT

        This Amendment No. 2 to Reorganization Agreement, dated as of November 8, 2017 (this "Amendment"), amends the Agreement and Plan of Reorganization, dated as of April 4, 2017, by and among Liberty Interactive Corporation, a Delaware corporation ("Liberty"), Liberty Interactive LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Liberty ("LI LLC"), and General Communication, Inc., an Alaska corporation (the "Company"), as amended by Amendment No. 1 to Reorganization Agreement, dated July 19, 2017 (the "Reorganization Agreement"). Capitalized terms used herein and not otherwise defined shall have their respective meanings set forth in the Reorganization Agreement.

RECITALS

        WHEREAS, pursuant to Section 8.6 of the Reorganization Agreement, Liberty, LI LLC and the Company wish to amend certain provisions of the Reorganization Agreement as provided herein.

        NOW, THEREFORE, in consideration of the mutual agreements set forth in the Reorganization Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Liberty, LI LLC and the Company, each intending to be legally bound, do hereby agree as follows:

          1.     The first Recital of the Reorganization Agreement is hereby amended by deleting the following words in their entirety:

    ", the Company Charter Exchangeable Debentures".

          2.     Section 1.1 of the Reorganization Agreement is hereby amended as follows:

    a.
    By deleting the following definitions in their entirety:

      ""Company Charter Exchangeable Debentures" means the Company's 1.75% Exchangeable Debentures due 2046 to be issued in connection with the Contribution, which shall have substantially identical terms and conditions to the Liberty Charter Exchangeable Debentures."

      ""Exchange Offer" means the offer by LI LLC to exchange any and all outstanding Liberty Charter Exchangeable Debentures for Company Charter Exchangeable Debentures in connection with the completion of the Transactions."

      ""Exchange Offer Principal Amount" means the aggregate Adjusted Principal Amount (as such term is defined in the Supplemental Indenture) of the Liberty Charter Exchangeable Debentures that the holders thereof have elected to exchange pursuant to the Exchange Offer."

    b.
    By deleting from the definition of "Agreed Cash Amount" the following words in their entirety:

      "(including any Liberty Charter Exchangeable Debentures that are not exchanged in the Exchange Offer)".

    c.
    By deleting the definition of "Indemnification Agreement" in its entirety and replacing it in its entirety as follows:

      ""Indemnification Agreement" means that certain Indemnification Agreement, to be entered into on or prior to the Closing Date, by and among Liberty, LI LLC, the Company and LV Bridge, LLC (and any other Person who becomes a party thereto in accordance with the terms thereof), substantially in the form attached hereto as Exhibit C (as the same will be modified by the amendments set forth on Section 1.1(b) of the Liberty Disclosure Letter if the Ancillary Agreement Condition set forth on Section 4.19 of the Liberty Disclosure Letter shall have occurred)."

    d.
    By adding a new defined term (in alphabetical order) as follows:

      ""Purchase Offer" has the meaning ascribed thereto in the Indemnification Agreement."

          3.     Section 2.3(c)(ii) of the Reorganization Agreement is hereby amended and restated to read as follows:

    "(ii) In exchange for the Contributed Ventures Assets, the Company shall:

              (1)   issue to LI LLC a number of shares of Company Reclassified Class A Common Stock and a number of shares of Company Reclassified Class B Common Stock equal to the number of shares of Liberty Ventures Series A Common Stock and Liberty Ventures Series B Common Stock, respectively, outstanding on the Closing Date;

              (2)   assume the Assumed Liabilities; and

              (3)   distribute to LI LLC the Agreed Cash Amount immediately following Broadband Holdco's receipt of such amount of borrowed funds under its Loan Facility."

          4.     The first proviso to Section 2.3(c)(iii) of the Reorganization Agreement is hereby amended by deleting the following reference in its entirety:

    "2.3(c)(ii)(4)"

    and replacing such reference with the following:

    "2.3(c)(ii)(3)".

          5.     The first proviso to clause (ii) of Section 5.6(a) of the Reorganization Agreement is hereby amended by deleting the following words in their entirety:

    "and any fees payable in connection with the Exchange Offer".

          6.     Clause (d) of Section 5.9 of the Reorganization Agreement is hereby amended by deleting the following words in their entirety:

    "the Exchange Offer or".

          7.     Clause (d) of Section 5.17(e) of the Reorganization Agreement is hereby amended by deleting the following words in their entirety:

    "the redemption of the Liberty Charter Exchangeable Debentures and".

          8.     Section 5.18 of the Reorganization Agreement is hereby amended and restated to read in its entirety as follows:

    "Section 5.18 Cooperation as to Purchase Offer. The parties hereto shall cooperate with and reasonably assist each other with respect to the commencement and consummation of any Purchase Offer effected in accordance with the Indemnification Agreement."

          9.     Section 5.20(b) of the Reorganization Agreement is hereby amended by deleting the following words in their entirety:

    ", other than any change (x) to the amount of cash or the Agreed Cash Amount set forth on any such schedule or (y) resulting from the Exchange Offer not being fully subscribed,"

    and replacing such words with the following:

    ", other than any change to the amount of cash or the Agreed Cash Amount set forth on any such schedule,".

          10.   Section 6.2 is hereby amended by adding the following parenthetical following "shall be subject to the satisfaction, or waiver in writing by the Company":

    "(other than with respect to the condition set forth in Section 6.2(f), which may not be waived)".

          11.   Section 6.3 is hereby amended by adding the following parenthetical following "shall be subject to the satisfaction, or waiver in writing by Liberty":

    "(other than with respect to the condition set forth in Section 6.3(e), which may not be waived)".

          12.   Section 6.3(e) of the Reorganization Agreement is hereby amended by (x) inserting the word "and" prior to clause (iv), and (y) deleting the following words in their entirety:

    "; and (v) no income, gain or loss will be recognized by Liberty upon the receipt of Company Charter Exchangeable Debentures in the Contribution or the exchange of Company Charter Exchangeable Debentures for Liberty Charter Exchangeable Debentures pursuant to the Exchange Offer".

          13.   "Exhibit C - Form of Indemnification Agreement" is hereby amended and restated in its entirety to read as set forth in Exhibit A to this Amendment.

          14.   "Exhibit F - Form of Split-Off Tax Sharing Agreement" is hereby amended and restated in its entirety to read as set forth in Exhibit B to this Amendment.

          15.   "Schedule A" is hereby amended and restated in its entirety to read as set forth in Schedule A to this Amendment.

          16.   Section 1.1(b) of the Liberty Disclosure Letter is hereby amended and restated in its entirety to read as set forth in Schedule B to this Amendment.

          17.   The section titled "Additional Fair Value Criteria" of Section 4.19 of the Liberty Disclosure Letter is hereby amended and restated in its entirety to read as set forth in Schedule C to this Amendment.

          18.   Except as expressly set forth herein, the Reorganization Agreement will be and is unchanged and will remain in full force and effect. On and after the date hereof, each reference in the Reorganization Agreement to "this Agreement," "herein," "hereof," "hereunder" or words of similar import shall mean and be a reference to the Reorganization Agreement as amended by Amendment No. 1 to Reorganization Agreement dated as of July 19, 2017 by and among Liberty, LI LLC and the Company and by this Amendment. To the extent that a provision of this Amendment conflicts with or differs from a provision of the Reorganization Agreement, such provision of this Amendment shall prevail and govern for all purposes and in all respects.

          19.   This Amendment shall be governed by and construed in accordance with the Reorganization Agreement.

          20.   This Amendment may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. For purposes of this Amendment, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier, or electronically scanned and transmitted in a .pdf file format, is to be treated as an original document.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LIBERTY INTERACTIVE CORPORATION
By:	/s/ CRAIG TROYER
	Name:	Craig Troyer
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

LIBERTY INTERACTIVE LLC
By:	Liberty Interactive Corporation, its Sole Member and Manager
By:	/s/ CRAIG TROYER
	Name:	Craig Troyer
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

GENERAL COMMUNICATION, INC.
By:	/s/ PETER POUNDS
	Name:	Peter Pounds
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page — Amendment No. 2 to Reorganization Agreement]

ANNEX D

April 3, 2017

Special Committee of the Board of Directors
General Communication, Inc.
2550 Denali Street
Suite 1000
Anchorage, AK 99503

Dear Members of the Committee:

        We understand that General Communication, Inc., an Alaska corporation ("GCI"), Liberty Interactive Corporation, a Delaware corporation ("LIC"), and LI LLC, a Delaware limited liability company and wholly owned subsidiary of Liberty ("LI" and, together with LIC, "Liberty"), propose to enter into an Agreement and Plan of Reorganization, dated as of April 4, 2017 (the "Agreement"), pursuant to which Liberty and GCI will implement the reorganization and combination transactions described below (collectively, the "Transaction"). (Capitalized terms used but not otherwise defined herein are used as defined in the Agreement.) Pursuant to the Agreement, (i) Liberty shall contribute to GCI the Contributed Ventures Assets (and GCI shall assume from Liberty the Assumed Liabilities) in exchange for shares of GCI Common Stock constituting "control" of GCI within the meaning of Section 368(c) of the Internal Revenue Code of 1986, GCI's 1.75% Exchangeable Debentures due 2046 and the other consideration described in the Agreement, (ii) GCI shall reclassify each issued share of its Class A Common Stock and Class B Common Stock into Class A-1 Common Stock and Class B-1 Common Stock, respectively, and (iii) each outstanding share of GCI Class A-1 Common Stock and Class B-1 Common Stock shall be automatically converted into, in each case, 0.63 of a share of GCI Reclassified Class A Common Stock and 0.2 of a share of GCI Series A Preferred Stock (such fraction of a share of GCI Reclassified Class A Common Stock and of a share of GCI Series A Preferred Stock, the "Consideration"). Immediately thereafter, Liberty shall effect the split-off of its interest in GCI by redeeming each share of its Liberty Ventures Series A Common Stock and Liberty Ventures Series B Common Stock in exchange for a share of the corresponding class of GCI Common Stock received by Liberty pursuant to the transaction referred to in clause (i) above. Immediately following the Transaction, the former holders of GCI Class A Common Stock and Class B Common Stock (in the aggregate) will hold (x) shares of GCI Reclassified Class A Common Stock representing an approximately 20.8% economic interest and approximately 15.4% voting interest in GCI Common Stock (with the remaining economic and voting interests being held by former holders of Liberty Ventures Series A Common Stock and Liberty Ventures Series B Common Stock) and (y) shares of GCI Series A Preferred Stock with a face value of $180 million. The terms and conditions of the Transaction are more fully set forth in the Agreement.

        You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of GCI's Class A Common Stock (other than Liberty and its affiliates, the executive officers of GCI and the holders of any stock appreciation rights in GCI), solely in their capacities as such, of the Consideration to be received by such holders in the Transaction.

        In connection with this opinion, we have:

  (i)
  Reviewed the financial terms and conditions of a draft, dated April 3, 2017, of the Agreement;

  (ii)
  Reviewed certain historical business and financial information relating to GCI and the Liberty Ventures Group;

  (iii)
  Reviewed various financial forecasts and other data provided to us by GCI relating to the business of GCI, financial forecasts and other data provided to us by Liberty relating to the business of the Liberty Ventures Group and the projected synergies and other benefits, including the amount and timing thereof, anticipated by the managements of Liberty and GCI to be realized from the Transaction;

  (iv)
  Held discussions with members of the senior managements of GCI and Liberty with respect to the businesses and prospects of GCI and the Liberty Ventures Group, respectively, and the projected synergies and other benefits anticipated by the managements of GCI and Liberty to be realized from the Transaction;

  (v)
  Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of GCI and the Liberty Ventures Group, respectively;

  (vi)
  Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the businesses of GCI and the Liberty Ventures Group, respectively;

  (vii)
  Reviewed historical stock prices and trading volumes of GCI Class A Common Stock and the Liberty Ventures Series A Common Stock;

  (viii)
  Reviewed the potential pro forma financial impact of the Transaction on GCI based on the financial forecasts referred to above relating to GCI and the Liberty Ventures Group; and

  (ix)
  Conducted such other financial studies, analyses and investigations as we deemed appropriate.

        We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of GCI or the Liberty Ventures Group or concerning the solvency or fair value of GCI or the Liberty Ventures Group, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, including those related to projected synergies and other benefits anticipated by the managements of GCI and Liberty to be realized from the Transaction, we have assumed, with the consent of GCI, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of GCI and the Liberty Ventures Group, respectively, and such synergies and other benefits. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

        Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of GCI Class A Common Stock or Liberty Ventures Series A Common Stock (or any other securities of Liberty or GCI) may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with GCI. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which GCI might engage or the merits of the underlying decision by GCI to engage in the Transaction.

        In rendering our opinion, we have assumed, with the consent of the Special Committee, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of GCI have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of the Special Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on GCI, the Liberty Ventures Group or the Transaction. We further have assumed, with the consent of the Special Committee, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that GCI obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, (i) the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, or (ii) the holders of any other securities of, or in interests in, GCI (including holders of stock appreciation rights) relative to the Consideration or otherwise.

        We note that the Contributed Ventures Assets and Assumed Liabilities are subject to the Reattribution and the contemplated sale of certain of such assets prior to completion of the Transaction as more fully described in the Agreement (the Reattribution and such sales, the "Adjustment Transactions"). With the consent of the Special Committee, we have for purposes of our analysis disregarded the Adjustment Transactions (and therefore assumed that the Contributed Ventures Assets and Assumed Liabilities will constitute the assets and liabilities attributed on the date hereof to the Liberty Ventures Group) on the basis that the Adjustment Transactions are not intended to have any impact on the net fair market value of the Contributed Ventures Assets and Assumed Liabilities.

        Lazard Frères & Co. LLC ("Lazard") is acting as financial advisor to GCI in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. During the past two years, we have entered into engagement agreements with two entities in which Searchlight Capital Partners, L.P. (a holder of stock appreciation rights in GCI) has a minority equity investment on matters unrelated to GCI (one of which engagements has not yet expired) and for which no fees have yet been paid. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of GCI, Liberty and certain of their respective affiliates, including GCI Class A Common Stock and Liberty Ventures Common Stock, for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of GCI, Liberty and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

        Our engagement and the opinion expressed herein are solely for the benefit of the Special Committee of the Board of Directors of GCI (in its capacity as such) and the Board of Directors of GCI, and our opinion is rendered to the Special Committee of the Board of Directors of GCI and the Board of Directors of GCI in connection with their respective evaluation of the Transaction. Our engagement and opinion are not on behalf of, and are not intended to confer rights or remedies upon, any stockholders of GCI or Liberty or any other person and may not be disclosed or otherwise referred to, nor may our opinion be used or relied upon by any third party for any purpose, without our prior written consent.

        Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to the holders of GCI's Class A Common Stock (other than Liberty and its affiliates, the executive officers of GCI and the holders of any stock appreciation rights in GCI) is fair, from a financial point of view, to such holders, solely in their capacity as holders of GCI's Class A Common Stock.

Very truly yours,
LAZARD FRERES & CO. LLC
By	/s/ AL GARNER
	Name:	Al Garner
	Title:	Vice Chairman

ANNEX E

FORM OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

GCI LIBERTY, INC.

        These Amended and Restated Articles of Incorporation amend and restate in their entirety the Articles of Incorporation of the Corporation, as heretofore amended, to read as follows:

ARTICLE I

NAME

        The name of the corporation is GCI Liberty, Inc. (the "Corporation"). The name under which the Corporation was originally incorporated was General Communication, Inc.

ARTICLE II

DURATION

        The duration of the Corporation shall be perpetual.

ARTICLE III

PURPOSE

        The Corporation is organized for the purposes of transacting any and all lawful business for which corporations may be incorporated under the Alaska Corporations Code (AS 10.06) (as the same may be amended from time to time, the "Corporations Code").

ARTICLE IV
REGISTERED OFFICE

        The address of the registered office of the Corporation in the State of Alaska is 2550 Denali Street, Suite 1000, Anchorage, AK 99503. The name of its registered agent at such address is: David Hymas.

ARTICLE V
AUTHORIZED STOCK

        The total number of shares of Capital Stock which the Corporation will have authority to issue is one billion seven hundred twenty million (1,720,000,000) shares, of which:

          (1)   one hundred million (100,000,000) shares will be of a class designated as "Class A-1 Common Stock" (the "Class A-1 Common Stock");

          (2)   ten million (10,000,000) shares will be of a class designated as "Class B-1 Common Stock" (the "Class B-1 Common Stock");

          (3)   five hundred million (500,000,000) shares will be of a class designated as "Class A Common Stock" (the "Class A Common Stock");

          (4)   twenty million (20,000,000) shares of Common Stock will be of a class designated as "Class B Common Stock" (the "Class B Common Stock");

          (5)   one billion forty million (1,040,000,000) shares will be of a class designated as "Class C Common Stock" (the "Class C Common Stock" and together with the Class A-1 Common Stock, the

  Class B-1 Common Stock, the Class A Common Stock and the Class B Common Stock, the "Common Stock"); and

          (6)   fifty million (50,000,000) shares will be of a class designated as Preferred Stock ("Preferred Stock"), with (a) seven million five hundred thousand (7,500,000) shares of Preferred Stock of a series designated as "Series A Cumulative Redeemable Preferred Stock" as set forth in Article V, Section E hereof, and (b) forty two million five hundred thousand (42,500,000) shares of Preferred Stock issuable in accordance with the provisions of Article V, Section D hereof and the Corporations Code.

        Upon these Amended and Restated Articles of Incorporation (as the same may from time to time hereafter be amended or restated, these "Restated Articles") becoming effective pursuant to the Corporations Code (the "Effective Date"), (i) each share of Class A common stock of the Corporation issued and outstanding immediately prior to the Effective Date (the "Former Class A Common Stock") shall automatically be reclassified as one share of Class A-1 Common Stock, and (ii) each share of Class B common stock of the Corporation issued and outstanding immediately prior to the Effective Date (the "Former Class B Common Stock") shall automatically be reclassified as one share of Class B-1 Common Stock. On the Effective Date, any stock certificate that, immediately prior to the Effective Date, represented issued and outstanding shares of Former Class A Common Stock or Former Class B Common Stock shall, from and after the Effective Date, automatically and without necessity of presenting the same for exchange, represent the number of shares of Class A-1 Common Stock or Class B-1 Common Stock into which such shares of Former Class A Common Stock or Former Class B Common Stock were reclassified on the Effective Date, as applicable, without any action on the part of the holder thereof. The Corporation shall be permitted to issue fractional shares of Capital Stock solely to its holders of record as listed in the stock record books of the Corporation (which may include the records of the transfer agent).

        The description of the Common Stock and the Preferred Stock, and the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, or the method of fixing and establishing the same, are as hereinafter set forth in this Article V.

SECTION A

CERTAIN DEFINITIONS AND INTERPRETATIONS

        Unless the context otherwise requires, the terms defined below will have, for all purposes of these Restated Articles, the meanings herein specified:

        "Board of Directors" or "Board" means the Board of Directors of the Corporation and, unless the context indicates otherwise, also means, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.

        "Capital Stock" shall mean any and all shares of capital stock of the Corporation.

        "Class A Convertible Securities" means Convertible Securities convertible into or exercisable or exchangeable for Class A Common Stock.

        "Class B Convertible Securities" means Convertible Securities convertible into or exercisable or exchangeable for Class B Common Stock.

        "Class C Convertible Securities" means Convertible Securities convertible into or exercisable or exchangeable for Class C Common Stock.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement, or otherwise. The terms "Controls", "Controlled" and "Controlling" will have corresponding meanings.

        "Convertible Securities" means (x) any securities of the Corporation (other than any series of Common Stock) that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of the Corporation or any other Person, whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise, and (y) any securities of any other Person that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of such Person or any other Person (including the Corporation), whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise.

        "Person" means any natural person, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization, or other entity.

        "Underlying Securities" means, with respect to any class or series of Convertible Securities, the class or series of securities into which such class or series of Convertible Securities are directly or indirectly convertible, or for which such Convertible Securities are directly or indirectly exchangeable, or that such Convertible Securities evidence the right to purchase or otherwise receive, directly or indirectly.

        "Voting Securities" means (i) prior to the Mandatory Conversion Time, the Class A-1 Common Stock and the Class B-1 Common Stock and any series of Preferred Stock which by its terms as set forth herein or in its Preferred Stock Designation is designated as a Voting Security and (ii) from and following the Mandatory Conversion Time, the Class A Common Stock, the Class B Common Stock and any series of Preferred Stock which by its terms as set forth herein or in its Preferred Stock Designation is designated as a Voting Security; provided that, except as may otherwise be required by the laws of the State of Alaska, each such series of Preferred Stock will be entitled to vote together with the other Voting Securities only as and to the extent expressly provided for by its terms as set forth herein or in the applicable Preferred Stock Designation.

SECTION B

CLASS A-1 COMMON STOCK AND CLASS B-1 COMMON STOCK

        (a)   Each share of Class A-1 Common Stock shall, except as otherwise provided in this Article V, Section B, be identical in all respects with the Class B-1 Common Stock, except that each holder of Class A-1 Common Stock shall be entitled to one vote for each share of such stock held, and each holder of Class B-1 Common Stock shall be entitled to ten votes for each share of such stock held.

        (b)   Prior to the Mandatory Conversion Time (as defined below), except as may be determined by the Board of Directors pursuant to Article V, Section D hereof with respect to the Preferred Stock, and except as otherwise expressly required by the laws of the state of Alaska, as then in effect, the holders of the Class A-1 Common Stock and the holders of the Class B-1 Common Stock shall vote with the holders of voting shares of the Preferred Stock, if any, as one class with respect to the election of directors and with respect to all other matters to be voted on by shareholders of the Corporation.

        (c)   Except as otherwise expressly required by law, any and all rights, titles, interests and claims in or to any dividends declared on the Class A-1 Common Stock or Class B-1 Common Stock by the Corporation whether in cash, stock or otherwise, which are unclaimed by the shareholder entitled thereto for a period of six years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends in the possession of the Corporation, its transfer agents or other agents or depositories, shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any person whatsoever.

        (d)   Each share of Class B-1 Common Stock shall be convertible, at the option of the holder thereof, into one share of Class A-1 Common Stock. To exercise the conversion option, a holder of Class B-1 shares must deliver the certificate or certificates representing the shares of Class B-1 Common Stock to be converted, duly endorsed in blank, to the Secretary of the Corporation, and at the same time, notify the Secretary in writing of such holder's desire to so convert and instruct the Secretary as to the number of shares he or she wishes converted. Upon receipt by the Secretary of the foregoing certificates and instructions, the Corporation shall cause to be issued to the holder of the Class B-1 Common Stock one share of Class A-1 Common Stock for each share of Class B-1 Common Stock requested to be converted, issuing and delivering to such holder certificates for shares of Class A-1 Common Stock issued upon such conversion and all shares of Class B-1 Common Stock remaining unconverted, if any, represented by such certificates. A number of shares of Class A-1 Common Stock equal to the number of shares of Class B-1 Common Stock outstanding shall, from time to time, be set aside and reserved for issuance upon conversion of Class B-1 Common Stock. Class A-1 Common Stock shall not be convertible into Class B-1 Common Stock.

        (e)   Upon the filing time and date specified in the accession notice for a Current Report on Form 8-K filed by the Corporation with the Securities and Exchange Commission (the "SEC") containing a notice from the Corporation that the Contribution (as defined in the Reorganization Agreement (as defined below)) will occur on the next Business Day (as defined in Article V, Section E.1 hereof) (such filing time and date, the "Mandatory Conversion Time"), each outstanding share of Class A-1 Common Stock and each outstanding share of Class B-1 Common Stock shall automatically be converted into (i) a fraction of a share of Class A Common Stock equal to the Company Reclassified Class A Common Stock Conversion Ratio (as defined below) and (ii) a fraction of a share of Series A Preferred Stock equal to the Company Series A Preferred Stock Conversion Ratio (as defined below), in each case, without any action by the holder thereof. As used in this Article V, Section B.(e), each of "Company Reclassified Class A Common Stock Conversion Ratio" and "Company Series A Preferred Stock Conversion Ratio" has the meaning ascribed thereto in the Reorganization Agreement, dated as of April 4, 2017, as publicly filed and as may be amended, restated or amended and restated from time to time, among the Corporation, Liberty Interactive Corporation, a Delaware corporation, and Liberty Interactive, LLC, a Delaware limited liability company (the "Reorganization Agreement"); provided, however, that to the extent the Reorganization Agreement is terminated in accordance with its terms prior to the Mandatory Conversion Time, then (x) the Corporation shall provide written notice to the holders of record of shares of Class A-1 Common Stock and Class B-1 Common Stock that the Reorganization Agreement has been terminated in accordance with its terms and (y) the shares of Class A-1 Common Stock and Class B-1 Common Stock shall not be subject to mandatory conversion pursuant to this Article V, Section B.(e) and shall not convert at any time except as provided in Article V, Section B.(d) hereof with respect to the conversion of shares of Class B-1 Common Stock into shares of Class A-1 Common Stock at the option of the holder thereof.

        (f)    At the Mandatory Conversion Time, any stock certificate that, immediately prior to the Mandatory Conversion Time, represented issued and outstanding shares of Class A-1 Common Stock or Class B-1 Common Stock shall, from and after the Mandatory Conversion Time, automatically and without necessity of presenting the same for exchange, represent the number of shares of Class A Common Stock and Series A Preferred Stock into which such shares of Class A-1 Common Stock or Class B-1 Common Stock were converted at the Mandatory Conversion Time, as applicable, without any action on the part of the holder thereof. If, after the Mandatory Conversion Time, a valid certificate previously representing any shares of Class A-1 Common Stock or Class B-1 Common Stock is delivered to the Corporation at its registered office in the State of Alaska, its principal place of business, or to an officer or agent of the Corporation having custody of books and records of the Corporation, such certificate shall be canceled and the Corporation shall deliver to the holder of such certificate, in exchange for such valid certificate, a certificate representing the applicable shares of Class A Common Stock and Series A Preferred Stock. Notwithstanding the foregoing, if any certificate that prior to the Mandatory Conversion Time represented shares of Class A-1 Common Stock or Class B-1 Common Stock shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the person or entity claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such person or entity to the Corporation, in form and substance reasonably satisfactory to the Corporation, against any claim that may be made against it with respect to such certificate, the Corporation shall deliver to such person or entity, in exchange for such lost, stolen or destroyed certificate, a certificate representing the applicable shares of Class A Common Stock and Series A Preferred Stock.

        (g)   At each election for directors, every holder of shares of Class A-1 Common Stock and Class B-1 Common Stock entitled to vote at such election will have the right to vote in person or by proxy, the number of shares owned by that shareholder (in accordance with the voting power of such shares) for as many persons as there are directors to be elected and for whose election that shareholder has a right to vote, and such a shareholder will not be allowed to cumulate that shareholder's votes.

        (h)   The Corporation will have the power to redeem and otherwise buy back a portion or all of the shares of Class A-1 Common Stock and Class B-1 Common Stock as allowed by law, including AS 10.06.325, and as the Board of Directors, in its sole discretion, will deem advisable.

        (i)    Subject to Article V, Section B.(k) hereof, notwithstanding other provisions of these Restated Articles which might be construed to the contrary, the Corporation may, in the sole discretion of its Board of Directors, issue, reissue, or terminate issuance of shares of Class A-1 Common Stock or Class B-1 Common Stock in certificated or uncertificated form in accordance with provisions of its Bylaws. Those Bylaw provisions shall include, but not be limited to, appropriate procedures under which a shareholder may deliver uncertificated shares of Class B-1 Common Stock, if any, to the Corporation for conversion to, and delivery to that shareholder of, Class A-1 Common Stock under Article V, Section B.(d).

        (j)    No holder of shares of Class A-1 Common Stock or Class B-1 Common Stock shall have any preemptive right to subscribe for, purchase or receive, or to be offered the opportunity to subscribe for, purchase or receive, any part of any shares of stock of the Corporation of any class, whether now or hereafter authorized and whether unissued shares or not, at any time issued or sold by the Corporation, or any part of any options, warrants, rights, bonds, debentures or other evidences of indebtedness or any other securities of the Corporation convertible into, exchangeable or exercisable for, or otherwise entitling the holder thereof to purchase or receive, any such shares. Any and all of such shares, options, warrants, rights, bonds, debentures or other evidences of indebtedness or other securities of the Corporation convertible into, exchangeable or exercisable for, or otherwise entitling the holder thereof to purchase or receive, any such shares may be issued and disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by applicable law, and to such person or persons, as the Board of Directors in its absolute discretion may deem advisable.

        (k)   Any shares of Class A-1 Common Stock or Class B-1 Common Stock that are redeemed, converted, purchased or otherwise acquired by the Corporation shall not be reissued as Class A-1 Common Stock or Class B-1 Common Stock, as applicable. Following the Mandatory Conversion Time, the Corporation shall not have the power to issue (or authorize the issuance), deliver, sell, pledge, dispose of, grant, encumber or transfer or agree or commit to issue, deliver, sell, pledge, dispose of, grant, encumber or transfer any shares of Class A-1 Common Stock or Class B-1 Common Stock or securities convertible into or exchangeable for any shares of Class A-1 Common Stock or Class B-1 Common Stock.

SECTION C

CLASS A COMMON STOCK, CLASS B COMMON STOCK AND
CLASS C COMMON STOCK

        Each share of Class A Common Stock, each share of Class B Common Stock and each share of Class C Common Stock will, except as otherwise provided in these Restated Articles, be identical in all respects and will have equal rights, powers and privileges.

        1.    Voting Rights.     Holders of Class A Common Stock will be entitled to one vote for each share of such stock held of record, and holders of Class B Common Stock will be entitled to ten votes for each share of such stock held of record, on all matters that are submitted to a vote of shareholders of the Corporation (regardless of whether such holders are voting together with the holders of all Voting Securities, or as a separate class with the holders of one or more classes of Common Stock or series of Preferred Stock, or as a separate class of Common Stock or Preferred Stock, or otherwise). Holders of Class C Common Stock will not be entitled to any voting powers, except as (and then only to the extent) otherwise required by the laws of the State of Alaska. If a vote or consent of the holders of Class C Common Stock should at any time be required by the laws of the State of Alaska on any matter, the holders of Class C Common Stock will be entitled to one-hundredth (1/100) of a vote on such matter for each share of Class C Common Stock held of record.

        Following the Mandatory Conversion Time, except (A) as may otherwise be required by the laws of the State of Alaska, (B) as may otherwise be provided in these Restated Articles, or (C) as may otherwise be provided by the terms of any series of Preferred Stock as set forth herein or in any Preferred Stock Designation (as defined in Article V, Section D hereof), the holders of outstanding shares of Class A Common Stock, the holders of outstanding shares of Class B Common Stock and the holders of outstanding shares of each series of Preferred Stock that is designated as a Voting Security and is entitled to vote thereon in accordance with its terms as set forth herein or in the applicable Preferred Stock Designation, will vote as one class with respect to the election of directors and with respect to all other matters to be voted on by shareholders of the Corporation and such shareholders will not be allowed to cumulate their votes.

        2.    Conversion Rights.

          (a)   Each share of Class B Common Stock will be convertible, at the option of the holder thereof, into one fully paid and non-assessable share of Class A Common Stock. Any such conversion may be effected by any holder of Class B Common Stock by surrendering such holder's certificate or certificates for the Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Class B Common Stock represented by such certificate or certificates and stating the name or names in which such holder desires the certificate or certificates representing shares of Class A Common Stock to be issued and, if less than all of the shares of Class B Common Stock represented by one certificate are to be converted, the name or names in which such holder desires the certificate representing such remaining shares of Class B Common Stock to be issued. If so required by the Corporation, any certificate representing shares surrendered for conversion in accordance with this Article V, Section C.2(a) will be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder, and will, if required by the last sentence of Article V, Section C.2(b) of these Restated Articles be accompanied by payment, or evidence of payment, of applicable issue or transfer taxes. Promptly thereafter, the Corporation will issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder will be entitled as herein provided. If less than all of the shares of Class B Common Stock represented by any one certificate are to be converted, the Corporation will issue and deliver to such holder or such holder's nominee or nominees a new certificate representing the shares of Class B Common Stock not converted. Such conversion will be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer and payment or evidence of payment of taxes referred to above, and the person or persons entitled to receive the Class A Common Stock issuable on such conversion will be treated for all purposes as the record holder or holders of such Class A Common Stock on that date. A number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock outstanding from time to time will be set aside and reserved for issuance upon conversion of shares of Class B Common Stock. Shares of Class A Common Stock and shares of Class C Common Stock are not convertible into shares of any other class of Common Stock.

          (b)   The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of certificates representing shares of Class A Common Stock on conversion of shares of Class B Common Stock pursuant to this Article V, Section C.2. The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of certificates representing any shares of Class A Common Stock in a name other than that in which the shares of Class B Common Stock so converted were registered and no such issue or delivery will be made unless and until the Person requesting the same has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

        3.    Dividends.     Whenever a dividend, other than a dividend that constitutes a Share Distribution, is paid to the holders of Class A Common Stock, Class B Common Stock, or Class C Common Stock then outstanding, the Corporation will also pay to the holders of each other such Class of Common Stock then outstanding an equal dividend per share. Dividends will be payable only as and when declared by the Board of Directors out of assets of the Corporation legally available therefor. Whenever a Share Distribution is paid to the holders of Class A Common Stock, Class B Common Stock, or Class C Common Stock then outstanding, the Corporation will also pay a Share Distribution to the holders of each other such class of Common Stock then outstanding, as provided in Article V, Section C.4 below. For purposes of this Article V, Section C.3 and Article V, Section C.4 below, a "Share Distribution" means a dividend or distribution (including a distribution made in connection with any stock-split, reclassification, recapitalization, dissolution, winding up or full or partial liquidation of the Corporation) payable in shares of any class or series of Capital Stock, Convertible Securities or other securities of the Corporation or any other Person.

        4.    Share Distributions.     If at any time a Share Distribution is to be made with respect to Class A Common Stock, Class B Common Stock, or Class C Common Stock, such Share Distribution may be declared and paid only as follows:

          (a)   a Share Distribution (i) consisting of shares of Class C Common Stock or Class C Convertible Securities may be declared and paid to holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, on an equal per share basis, or (ii) consisting of (x) shares of Class A Common Stock or Class A Convertible Securities may be declared and paid to holders of Class A Common Stock, on an equal per share basis, (y) shares of Class B Common Stock or Class B Convertible Securities may be declared and paid to holders of Class B Common Stock, on an equal per share basis, and (z) shares of Class C Common Stock or Class C Convertible Securities may be declared and paid to holders of Class C Common Stock, on an equal per share basis; or

          (b)   a Share Distribution consisting of any class or series of securities of the Corporation or any other Person, other than Class A Common Stock, Class B Common Stock or Class C Common Stock (or Class A Convertible Securities, Class B Convertible Securities or Class C Convertible Securities), may be declared and paid on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of each such class of Common Stock or (iii) a separate class or series of securities to the holders of one or more classes of Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other classes of Common Stock; provided, that, in connection with a Share Distribution pursuant to clause (ii) or clause (iii), (1) such separate classes or series of securities (and, if the distribution consists of Convertible Securities, the Underlying Securities) do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable), with holders of shares of Class B Common Stock receiving the class or series of securities having (or convertible into or exercisable or exchangeable for securities having) the highest relative voting rights and the holders of shares of each other class of Common Stock receiving securities of a class or series having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion and share distribution, as applicable) among the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, and (2) in the event the securities to be received by the holders of shares of Common Stock other than the Class B Common Stock consist of different classes or series of securities, with each such class or series of securities (or the Underlying Securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion and share distribution provisions, as applicable), then such classes or series of securities will be distributed to the holders of each class of Common Stock (other than the Class B Common Stock) (A) as the Board of Directors determines or (B) such that the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of the class or series of securities (or the Underlying Securities) to be received by the holders of each class of Common Stock (other than the Class B Common Stock) corresponds to the extent practicable to the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of such class of Common Stock, as compared to the other classes of Common Stock (other than the Class B Common Stock).

        5.    Reclassification.     The Corporation will not reclassify, subdivide or combine the Class A Common Stock, Class B Common Stock, or Class C Common Stock then outstanding without reclassifying, subdividing or combining each other such class of Common Stock then outstanding, on an equal per share basis. Any such reclassification, subdivision or combination is subject to Article IX of these Restated Articles.

        6.    Liquidation and Dissolution.     In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the payment in full of the preferential or other amounts to which any series of Preferred Stock are entitled, the holders of shares of Class A Common Stock, the holders of shares of Class B Common Stock and the holders of shares of Class C Common Stock will share equally, on a share for share basis, in the assets of the Corporation remaining for distribution to the holders of Class A Common Stock, Class B Common Stock, and Class C Common Stock. Neither the consolidation or merger of the Corporation with or into any other Person or Persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation will itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article V, Section C.6.

        7.    Preemptive Rights.     The holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock will not have any preemptive right to subscribe for or purchase any Capital Stock or other securities which may be issued by the Corporation.

SECTION D

PREFERRED STOCK

        The Preferred Stock may be divided and issued in one or more series from time to time, with such powers, designations, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions thereof, as are stated and expressed in these Restated Articles or as may be stated in a resolution or resolutions providing for the issue of each such series adopted by the Board of

Directors (a "Preferred Stock Designation"). Nothing contained in this Article V, Section D shall limit or otherwise restrict the powers, designations, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions of any series of Preferred Stock set forth in these Restated Articles. The Board of Directors, in the Preferred Stock Designation with respect to a series of Preferred Stock (a copy of which will be filed with the statement to be filed under AS 10.06.320 or as otherwise required by law), will, without limitation of the foregoing, but subject to any applicable limitations under the laws of the State of Alaska with respect to variations in the relative rights and preferences between series, fix the following with respect to such series of Preferred Stock:

            (i)  the distinctive serial designations and the number of authorized shares of such series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed and filed as required by law (except where otherwise provided in a Preferred Stock Designation);

           (ii)  the dividend rate or amounts, if any, for such series, the date or dates from which dividends on all shares of such series will be cumulative, if dividends on stock of such series will be cumulative, and the relative preferences or rights of priority, if any, or participation, if any, with respect to payment of dividends on shares of such series;

          (iii)  the rights of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if any, and the relative preferences or rights of priority, if any, of payment of shares of such series;

          (iv)  the right, if any, of the holders of such series to convert or exchange such stock into or for other classes or series of a class of stock or indebtedness of the Corporation or of another Person, and the terms and conditions of such conversion or exchange, including provision for the adjustment of the conversion or exchange rate in such events as the Board of Directors may determine;

           (v)  the voting powers, if any, of the holders of such series, including whether such series will be a Voting Security and, if so designated, the terms and conditions on which the holders of such series may vote together with the holders of any other class or series of Capital Stock;

          (vi)  the terms and conditions, if any, for the Corporation to purchase or redeem shares of such series; and

         (vii)  any other relative rights, powers, preferences and limitations, if any, of such series.

        The Board of Directors is hereby expressly authorized to exercise its authority with respect to fixing, designating and issuing various series of the Preferred Stock and determining the powers, designations, preferences and relative, participating, optional or other rights of such series of Preferred Stock, if any, and the qualifications, restrictions or limitations thereof, if any, to the full extent permitted by applicable law, subject to any shareholder vote that may be required by these Restated Articles or any Preferred Stock Designation. All shares of any one series of the Preferred Stock will be alike in every particular. Except to the extent otherwise expressly provided by the terms of any series of Preferred Stock as set forth herein or in any Preferred Stock Designation, the holders of shares of Preferred Stock or any series thereof will have no voting rights except as may be required by the laws of the State of Alaska. Further, unless otherwise expressly provided by the terms of any series of Preferred Stock as set forth herein or in any Preferred Stock Designation, no consent or vote of the holders of shares of Preferred Stock or any series thereof, consenting or voting as a separate class or series, will be required for any amendment to these Restated Articles that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Preferred Stock or such series, as the case may be, then outstanding).

        Except as may be provided by the terms of any series of Preferred Stock as set forth herein or in any Preferred Stock Designation, or by law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes will have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by a Preferred Stock Designation or as part of any other series of Preferred Stock.

SECTION E

SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

        7,500,000 shares of the authorized and unissued Preferred Stock are hereby designated "Series A Cumulative Redeemable Preferred Stock" with the following powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions (the "Series A Preferred Stock"):

        1.    Certain Definitions.     For purposes of this Article V, Section E, the following terms shall have the meanings ascribed below:

        "Business Day" shall mean any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

        "Debt Instrument" shall mean any note, bond, debenture, indenture, guarantee or other instrument or agreement evidencing any Indebtedness, whether existing at the Issue Date or thereafter created, incurred, assumed or guaranteed.

        "Dividend Period" shall mean the period from and including the Issue Date to (but not including) the first Dividend Payment Date and each three (3) month period from and including the Dividend Payment Date for the preceding Dividend Period to (but not including) the Dividend Payment Date for such Dividend Period.

        "Dividend Rate" shall mean the dividend rate accruing on the Series A Preferred Stock, as applicable from time to time pursuant to this Article V, Section E.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Indebtedness" shall mean (i) any liability, contingent or otherwise, of the Corporation or any Subsidiary (x) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Corporation or any Subsidiary or only to a portion thereof), (y) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given other than in connection with the acquisition of inventory or similar property in the ordinary course of business, or (z) for the payment of money relating to indebtedness represented by obligations under a lease that is required to be capitalized for financial accounting purposes in accordance with generally accepted accounting principles; (ii) any liability of others described in the preceding clause (i) which the Corporation or any Subsidiary has guaranteed or which is otherwise its legal liability; (iii) any obligations secured by any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance against any real or personal property, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction) to which the property or assets of the Corporation or any Subsidiary are subject whether or not the obligations secured thereby shall have been assumed by or shall otherwise be the Corporation's or any Subsidiary's legal liability; and (iv) any amendment, renewal, extension or refunding of any liability of the types referred to in clause (i), (ii) or (iii) above.

        "Issue Date" shall mean the Mandatory Conversion Time.

        "Junior Stock" shall mean the Common Stock and any other class or series of Capital Stock now existing or authorized after the Issue Date other than the Series A Preferred Stock, any class or series of Parity Stock, and any class or series of Senior Stock.

        "Liquidation Price" measured per share of the Series A Preferred Stock as of any date of determination shall mean the sum of (i) $25, plus (ii) an amount equal to all unpaid dividends (whether or not declared) accrued with respect to such share which pursuant to Article V, Section E.2(e) hereof have been added to and then remain part of the Liquidation Price as of such date.

        "Parity Stock" means any class or series of Capital Stock authorized after the Issue Date that expressly ranks on a parity basis with the Series A Preferred Stock as to the dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

        "Penalty Rate" shall mean the Stated Rate plus two percent (2.00%) per annum of the Liquidation Price of each share of Series A Preferred Stock.

        "Publicly Traded" means, with respect to shares of Capital Stock or other securities, that such shares or other securities are traded on a U.S. national securities exchange or U.S. national securities market or quoted on the over-the-counter market.

        "Record Date" for the dividends payable on any Dividend Payment Date shall mean the date fifteen (15) days immediately preceding such Dividend Payment Date; provided, that if such date is not a Business Day, the record date shall be the next succeeding Business Day after such date.

        "Redemption Date" as to all shares of Series A Preferred Stock shall mean (i) the Scheduled Redemption Date, and (ii) any date following the Scheduled Redemption Date on which shares of Series A Preferred Stock are redeemed pursuant to Article V, Section E.4(b) hereof.

        "Redemption Price" means the Liquidation Price plus all unpaid dividends (whether or not declared) accrued from the most recent Dividend Payment Date through the Redemption Date.

        "Registrar" means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

        "Reincorporation Merger" shall mean the merger of the Corporation with and into its wholly owned subsidiary, a Delaware corporation, to effect the reincorporation of the Corporation from the State of Alaska to the State of Delaware.

        "Reincorporation Rate Effective Date" shall mean the first day after the first Dividend Payment Date following the effective date of the Reincorporation Merger.

        "Scheduled Redemption Date" shall mean the first (1st) Business Day following the twenty-first (21st) anniversary of the Issue Date.

        "Senior Stock" shall mean any class or series of Capital Stock authorized after the Issue Date that expressly ranks senior to the Series A Preferred Stock and has preference or priority over the Series A Preferred Stock as to dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

        "Series A Dividend Amount" means, for any Dividend Payment Date, the amount accrued and payable by the Corporation as a dividend per share of Series A Preferred Stock, as determined pursuant to Article V, Section E.2(a) hereof (and as such amount is subject to adjustment from time to time pursuant to Article V, Section E.2(b) and Section E.2(c) hereof).

        "Stated Rate" shall mean (i) prior to the Reincorporation Rate Effective Date, five percent (5.00%) per annum of the Liquidation Price of each share of Series A Preferred Stock, and (ii) from and after the Reincorporation Rate Effective Date, seven percent (7.00%) per annum of the Liquidation Price of each share of Series A Preferred Stock.

        "Subsidiary" shall mean any company or corporate entity for which a Person owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of such company or corporate entity).

        "Transfer Agent" means Computershare, Inc. acting as transfer agent, Registrar and paying agent for the Series A Preferred Stock, and its successors and assigns.

        "Votes Per Share" means one-third (1/3) of a vote, as such number may be adjusted pursuant to Article V, Section E.6(c) hereof.

        "Voting Power" means the aggregate voting power of the shares of Series A Preferred Stock outstanding as a percentage of the aggregate voting power of the outstanding shares of Common Stock, together with the shares of Series A Preferred Stock, which are entitled to vote on any matter on which the holders of the Common Stock and Series A Preferred Stock vote together as a single class.

        2.    Dividends.

          (a)   Subject to the prior preferences and other rights of any Senior Stock and the provisions of Article V, Section E.2(g) hereof, the holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, preferential dividends that shall accrue and cumulate as provided herein. Dividends on each share of Series A Preferred Stock shall accrue on a daily basis at the Dividend Rate of the Stated Rate from and including the Issue Date to and including the date on which the Liquidation Price or Redemption Price of such share is paid pursuant to Article V, Section E.3 or Section E.4 hereof, respectively, whether or not such dividends have been declared and whether or not there are any funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative. Accrued dividends on the Series A Preferred Stock shall be payable, in accordance with the terms and conditions set forth in this Article V, Section E, quarterly on January 15, April 15, July 15 and October 15 of each year, commencing on the first such date following the Issue Date (each, a "Dividend Payment Date"), to the holders of record of the Series A Preferred Stock as of the close of business on the applicable Record Date; provided, however, if any such payment date is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such delay. For purposes of determining the amount of dividends "accrued" (i) as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the foregoing rate per annum for actual days elapsed from the last preceding Dividend Payment Date (or in the event the first Dividend Payment Date has not yet occurred, the Issue Date) to the date as of which such determination is to be made, based on a 365-day year, (ii) as of any Dividend Payment Date (other than the first Dividend Payment Date), such amount shall be calculated on the basis of the foregoing rate per annum, based on a 360-day year of twelve 30-day months and (iii) as of the first Dividend Payment Date, such amount shall be calculated on the foregoing rate per annum for actual days elapsed from the Issue Date to the date as of which determination is to be made, based on a 365-day year.

          (b)   If the Corporation fails to pay cash dividends on the Series A Preferred Stock in full for any four (4) consecutive or non-consecutive Dividend Periods, including, without limitation, any failure to pay as a result of Article V, Section E.2(d) hereof (a "Dividend Default"), then:

              (i)  the Dividend Rate shall increase to the Penalty Rate, commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and for each subsequent Dividend Period thereafter; provided, however, that the Dividend Rate will revert to the Stated Rate at such time as the Corporation has paid all accrued and unpaid dividends (whether or not declared) which pursuant to Article V, Section E.2(e) hereof have been added to and then remain part of the Liquidation Price as of such date; and

             (ii)  when the Dividend Default is cured and the Dividend Rate reverts to the Stated Rate, each subsequent Dividend Default shall not occur until the Corporation has an additional four (4) failures to pay cash dividends on the Series A Preferred Stock, whether consecutive or non-consecutive after the prior Dividend Default has been cured.

          (c)   Once the Series A Preferred Stock becomes initially eligible to be Publicly Traded, if at any time or from time to time the Series A Preferred Stock fails to be Publicly Traded for ninety (90) consecutive days or longer (a "Listing Default"), then the Dividend Rate shall increase to the Penalty Rate, commencing on the day after the Listing Default and continuing until such time as the Corporation has cured the Listing Default by again causing the Series A Preferred Stock to be Publicly Traded, at which time the Dividend Rate shall revert to the Stated Rate.

          (d)   If, on any Dividend Payment Date, the Corporation, pursuant to applicable law or the terms of any Debt Instrument or Senior Stock, shall not have funds legally available to pay or otherwise be prohibited or restricted from paying to the holders of the Series A Preferred Stock the full Series A Dividend Amount to which such holders are entitled and to the holders of any Parity Stock then entitled to receive payment of a dividend the full amount to which such holders are entitled, the amount available for such payment pursuant to applicable law and which is not restricted or prohibited by the terms of any Debt Instrument or Senior Stock shall be distributed, when and as declared by the Board of Directors, among the holders of the Series A Preferred Stock and any Parity Stock to which dividends are then owed ratably in proportion to the full amounts to which they would otherwise be entitled.

          (e)   To the extent the Series A Dividend Amount is not paid in full on a Dividend Payment Date for any reason, all dividends (whether or not declared) that have accrued on a share of Series A Preferred Stock during the Dividend Period ending on such Dividend Payment Date and which are unpaid will be added to the Liquidation Price (as provided in the definition thereof) of such share and will remain a part thereof until such dividends are paid, together with all dividends that have accrued to the date of such payment with respect to that portion of the Liquidation Price which consists of such accrued and unpaid dividends. Such accrued and unpaid dividends, together with all unpaid dividends accrued thereon, may be declared and paid at any time (subject to the concurrent satisfaction of any dividend arrearages then existing with respect to any Parity Stock), without reference to any regular Dividend Payment Date, to holders of record as of the close of business on such date, not more than sixty (60) days preceding the payment date thereof, as may be fixed by the Board of Directors (the "Special Record Date").

          (f)    Notice of each Special Record Date shall be mailed, first class, postage prepaid, to the holders of record of the Series A Preferred Stock at their respective addresses as the same appear on the books of the Corporation or are supplied by them in writing to the Corporation for the purpose of such notice.

          (g)   So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay any dividend whatsoever with respect to any Junior Stock or any Parity Stock, whether in cash, property or otherwise, nor shall the Corporation declare or make any distribution on any Junior Stock or any Parity Stock, or set aside any cash or property for any such purposes, nor shall any Junior Stock or Parity Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its Subsidiaries, nor shall any monies be paid, set aside for payment or made available for a sinking fund for the purchase or redemption of any Junior Stock or Parity Stock, unless and until (i) all dividends to which the holders of the Series A Preferred Stock shall have been entitled for all current and all previous Dividend Periods shall have been paid or declared and the consideration sufficient for the payment thereof set aside so as to be available for the payment thereof and (ii) the Corporation shall have paid, in full, or set aside the consideration sufficient for the payment thereof, all redemption payments with respect to the Series A Preferred Stock that it is then obligated to pay; provided, however, that nothing contained in this Article V, Section E.2(g) shall prevent (A) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants; (B) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy stock, including under a stock repurchase plan, provided that such contract or plan was entered into prior to the Corporation's failure to pay dividends on the Series A Preferred Stock; (C) exchanges or conversions of shares of any class or series of Junior Stock, or the securities of another company, for any other class or series of Junior Stock; (D) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged; (E) the payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock as that on which the dividend is being paid; (F) distributions of Junior Stock or rights to purchase Junior Stock; (G) direct or indirect distributions of equity interests of a Subsidiary or other Person (whether by redemption, dividend, share distribution, merger or otherwise) to all or substantially all of the holders of one or more classes or series of Common Stock, on a pro rata basis with respect to each such class or series (other than with respect to the payment of cash in lieu of fractional shares), or such equity interests of such Subsidiary or other Person are available to be acquired by such holders of one more classes or series of Common Stock (including through any rights offering, exchange offer, exercise of subscription rights or other offer made available to such holders), on a pro rata basis with respect to each such class or series (other than with respect to the payment of cash in lieu of fractional shares), whether voluntary or involuntary, (H) stock splits, stock dividends or other distributions, reclassifications, recapitalizations or (I) the declaration and payment of dividends ratably on the Series A Preferred Stock and each class or series of Parity Stock as to which dividends are payable or in arrears so that the amount of dividends declared and paid per share of the Series A Preferred Stock and per share of each class or series of such Parity Stock are in proportion to the respective total amounts of accrued and unpaid dividends with respect to the Series A Preferred Stock and all such classes and series of Parity Stock.

        3.    Distributions Upon Liquidation, Dissolution or Winding Up.     Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Series A Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to the shareholders, before any payment or distribution shall be made to the holders of any Junior Stock, an amount in property or cash, as determined by the Board of Directors in good faith, or a combination thereof, per share, equal to the Liquidation Price plus all unpaid dividends (whether or not declared) accrued through the date of distribution of amounts payable to holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up of the Corporation since the immediately preceding Dividend Payment Date (or, if such date of distribution occurs prior to the first Dividend Payment Date, since the Issue Date), which payment shall be made pari passu with any such payment made to the holders of any Parity Stock. The holders of the Series A Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Corporation after receiving in full the amount set forth in the immediately preceding sentence. If, upon distribution of the Corporation's assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Series A Preferred Stock and to all holders of any Parity Stock shall be insufficient to permit payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Series A Preferred Stock and such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Series A Preferred Stock and such Parity Stock would otherwise respectively be entitled. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article V, Section E.3. Notice of the liquidation, dissolution or winding up of the Corporation shall be mailed, first class mail, postage prepaid, not less than twenty (20) days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective, to the holders of record of the Series A Preferred Stock at their respective addresses as the same appear on the books of the Corporation or are supplied by them in writing to the Corporation for the purpose of such notice.

        4.    Mandatory Redemption.

          (a)    Redemption.    On the Scheduled Redemption Date, the Corporation shall redeem all outstanding shares of Series A Preferred Stock out of funds legally available therefor at the Redemption Price per share, in cash. For the avoidance of doubt, any shares of Series A Preferred Stock that remain outstanding after the Scheduled Redemption Date shall continue to accrue dividends in accordance with the provisions in Article V, Section E.2 hereof for so long as such shares remain outstanding. The Corporation shall not redeem any shares of Series A Preferred Stock except as expressly authorized in this Article V, Section E.4.

          (b)    Partial Redemption.    If on the Scheduled Redemption Date, the Corporation, pursuant to applicable law or the terms of any Debt Instrument or Senior Stock, shall not have funds legally available to redeem or otherwise be prohibited or restricted from redeeming all shares of Series A Preferred Stock, those funds that are legally available and not so restricted or prohibited will be used to redeem the maximum possible number of such shares of Series A Preferred Stock. At any time and from time to time thereafter when additional funds of the Corporation are legally available and not so restricted for such purpose, such funds shall be used in their entirety to redeem the shares of Series A Preferred Stock that the Corporation failed to redeem on the Scheduled Redemption Date until the balance of such shares has been redeemed. The shares of Series A Preferred Stock to be redeemed in accordance with this Article V, Section E.4(b) shall be redeemed pro rata from among the holders of the outstanding shares of Series A Preferred Stock.

          (c)    Notice of Redemption and Certificates.    The Corporation shall mail notice of such redemption to each holder (such notice, a "Notice of Redemption") in accordance with Article V, Section E.13 hereof not later than twenty (20) days prior to the Redemption Date. Such Notice of Redemption shall contain: (A) the applicable Redemption Price, (B) the Redemption Date, (C) the instructions a holder must follow with respect to the redemption, including the method for surrendering the certificates for the shares of Series A Preferred Stock to be redeemed for payment of the Redemption Price and (D) any other matters required by law. On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Notice of Redemption, and thereupon the Redemption Price for such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof in accordance with the terms and conditions set forth in this Article V, Section E. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

          (d)    Deposit of Redemption Price.    If the Notice of Redemption shall have been mailed as provided in Article V, Section E.4(c) hereof, and if on or before the Redemption Date specified in such Notice of Redemption, the consideration necessary for such redemption shall have been set aside so as to be available therefor and only therefor, then on and after the close of business on the

  Redemption Date, the shares of Series A Preferred Stock called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall automatically be redeemed and no longer be deemed outstanding, and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive upon surrender of their certificates the consideration payable upon redemption thereof.

          (e)    Status of Redeemed Shares.    Any shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall not be reissued as Series A Preferred Stock.

          (f)    Certain Restrictions.    If and so long as the Corporation shall fail to redeem on the Scheduled Redemption Date all shares of Series A Preferred Stock required to be redeemed on such date, the Corporation shall not redeem, or discharge any sinking fund obligation with respect to, any Parity Stock or Junior Stock, and shall not purchase or otherwise acquire any shares of Series A Preferred Stock, Parity Stock or Junior Stock, unless and until all then outstanding shares of Series A Preferred Stock are redeemed pursuant to the terms hereof. Nothing contained in this Article V, Section E.4(f) shall prevent (i) the purchase or acquisition by the Corporation of shares of Series A Preferred Stock and Parity Stock pursuant to a purchase or exchange offer or offers made to holders of all outstanding shares of Series A Preferred Stock and Parity Stock, provided that (A) as to holders of all outstanding shares of Series A Preferred Stock, the terms of the purchase or exchange offer for all such shares are identical, (B) as to holders of all outstanding shares of a particular series or class of Parity Stock, the terms of the purchase or exchange offer for all such shares are identical, and (C) as among holders of all outstanding shares of Series A Preferred Stock and Parity Stock, the terms of each purchase or exchange offer or offers are substantially identical relative to the liquidation price of the shares of Series A Preferred Stock and each series or class of Parity Stock, (ii) the purchase or acquisition by the Corporation of shares of Series A Preferred Stock, Parity Stock or Junior Stock in exchange for (together with a cash adjustment for fractional shares, if any), or through the application of the proceeds of the sale of, shares of Junior Stock, or (iii) the redemption, purchase or other acquisition of Junior Stock solely in exchange for shares of Junior Stock.

        5.    Protective Provisions.

          (a)   In addition to any vote required by these Restated Articles or by applicable law, for so long as any of the shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be), separately as a series:

              (i)  (A) amend, alter or repeal any provision of this Article V, Section E, whether by merger, share exchange, consolidation or otherwise, in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock set forth herein (including, without limitation, any such amendment or alteration that would reduce the Liquidation Price or Dividend Rate of the Series A Preferred Stock), unless in each such case each share of Series A Preferred Stock (x) shall remain outstanding without a material and adverse change to the powers, or rights of the Series A Preferred Stock or (y) shall be converted into or exchanged for preferred stock of the surviving entity having powers, preferences and rights substantially identical to that of a share of Series A Preferred Stock (except for any changes to such powers, preferences or rights that do not materially and adversely affect the Series A Preferred Stock and, if permitted by law, the payment of cash in lieu of fractional shares); or

             (ii)  authorize, create or issue, or increase the authorized or issued amount of, any class of Senior Stock or reclassify any of the authorized Capital Stock into such shares of Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Senior Stock.

          (b)   If the Corporation shall propose to take action specified in Article V, Section E.5(a)(i) hereof, then the Corporation shall give notice of such proposed amendment, alteration or repeal to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein and shall cause to be filed with the Transfer Agent a copy of such notice. Such notice shall specify the material terms of such amendment, alteration or repeal. Such notice shall be given at least twenty (20) Business Days prior to the effective date of such amendment, alteration or repeal. If at any time the Corporation shall abandon or cancel the proposed action for which notice has been given under this Article V, Section E.5(b) prior to the effective date of such proposed action, the Corporation shall give prompt notice of such abandonment or cancellation to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein.

          (c)   In any merger or consolidation, which merger or consolidation by its terms provides for the payment of only cash to the holders of shares of Series A Preferred Stock, each holder of shares of Series A Preferred Stock shall be entitled to receive an amount equal to the Liquidation Price of the shares of Series A Preferred Stock held by such holder, plus an amount equal to the accrued and unpaid dividends (whether or not declared) on such shares since the immediately preceding Dividend Payment Date, in exchange for such shares of Series A Preferred Stock.

        6.    Voting.

          (a)   The shares of Series A Preferred Stock are hereby designated as a "Voting Security" for purposes of these Restated Articles. The holders of shares of Series A Preferred Stock shall be entitled to vote together as a class generally with the holders of the Class A Common Stock and Class B Common Stock on all matters submitted to a vote of the holders of the Class A Common Stock and Class B Common Stock (together with the holders of any class or series of Senior Stock, Parity Stock or Junior Stock then entitled to vote together as a class with the holders of the Class A Common Stock and Class B Common Stock), except as required in this Article V, Section E or by applicable law. Each record holder of shares of Series A Preferred Stock shall be entitled to the Votes Per Share for each share of Series A Preferred Stock held by such holder as of the record date for determining shareholders entitled to vote in accordance with Alaska law. The holders of Series A Preferred Stock shall be entitled to notice of any meeting of holders of the Class A Common Stock and Class B Common Stock in accordance with the Bylaws of the Corporation.

          (b)   Each holder of Series A Preferred Stock will be entitled to the Votes Per Share on any matter on which holders of Series A Preferred Stock are entitled to vote separately as a class or series, whether at a meeting or by written consent.

          (c)   In the event of any stock split, stock dividend or other distribution, reclassification, recapitalization or similar event affecting the Common Stock and the aggregate number of votes that may be cast by the holders of the Class A Common Stock and Class B Common Stock, voting together as a separate class or series (each such event, an "Adjustment Event"), the Votes Per Share shall be adjusted, to the nearest tenth of a vote per share of Series A Preferred Stock, from and after such Adjustment Event such that the Voting Power immediately prior to such Adjustment Event shall be substantially equivalent to the Voting Power immediately following such Adjustment Event.

        7.    Preemptive Rights.     The holders of the Series A Preferred Stock will not have any preemptive right to subscribe for or purchase any Capital Stock or other securities which may be issued by the Corporation.

        8.    Creation of Capital Stock.     Notwithstanding anything set forth in these Restated Articles, except as provided in Article V, Section E.5(a)(ii) hereof, the Board of Directors, or any duly authorized committee thereof, without the vote of the holders of the Series A Preferred Stock, may authorize and issue additional shares of Capital Stock.

        9.    No Sinking Fund.     Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

        10.    Exclusion of Other Rights.     Except as may otherwise be required by law and except for the equitable rights and remedies that may otherwise be available to holders of Series A Preferred Stock, the shares of Series A Preferred Stock shall not have any powers, designations, preferences, or relative, participating, optional or other rights, other than those specifically set forth in these Restated Articles.

        11.    Replacement Certificates.     If physical certificates representing shares of Series A Preferred Stock are issued, the Corporation shall replace any mutilated certificate at the holder's expense upon surrender of that certificate to the Transfer Agent. The Corporation shall replace certificates representing shares of Series A Preferred Stock that become destroyed, stolen or lost at the holder's expense upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Corporation.

        12.    Taxes.

          (a)    Transfer Taxes.    The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

          (b)    Withholding.    All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, and amounts withheld, if any, shall be treated as received by holders.

        13.    Notices.     All notices referred to in this Article V, Section E shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of (i) receipt thereof, (ii) three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of these Restated Articles) with postage prepaid, or (iii) one (1) Business Day after the mailing thereof if sent by overnight courier, addressed: (x) if to the Corporation, to its office at 2550 Denali Street, Suite 1000, Anchorage, Alaska 99503, (y) if to any holder of Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (z) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

        14.    Facts Ascertainable.     The Secretary of the Corporation shall also maintain a written record of (i) the Issue Date, the number of shares of Series A Preferred Stock issued to a holder, and the date of each such issuance, (ii) the Votes Per Share of the shares of Series A Preferred Stock (as may be adjusted pursuant to Article V, Section E.6(c) hereof) and the dates and descriptions of all Adjustment Events, and (iii) each of the Company Reclassified Class A Common Stock Conversion Ratio and the Company Series A Preferred Stock Conversion Ratio, and, in each case, shall furnish such written record without cost to any shareholder who so requests.

        15.    Waiver.     Notwithstanding any provision in these Restated Articles to the contrary, any provision contained in these Restated Articles and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Board of Directors (or an authorized committee thereof) and the holders of a majority of the shares of Series A Preferred Stock then outstanding.

        16.    Information Rights.     During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation will use its reasonable efforts to (a) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (b) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. The Corporation will use its reasonable efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within fifteen (15) days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a "non-accelerated filer" within the meaning of the Exchange Act.

        17.    Book Entry.     The Series A Preferred Stock shall be issued initially in the form of one or more fully registered global certificates ("Global Preferred Shares"), which shall be deposited no later than the Mandatory Conversion Time with the Transfer Agent, as custodian for a securities depositary (the "Depositary") that is a clearing agency under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of shares of Series A Preferred Stock represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary ("Agent Members") shall have no rights under these terms of the shares of Series A Preferred Stock with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

ARTICLE VI

DIRECTORS

SECTION A

NUMBER OF DIRECTORS

        The governing body of the Corporation will be a Board of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors, the number of directors will not be less than three (3) and the exact number of directors will be fixed in the manner provided in the Bylaws. Election of directors need not be by written ballot.

 SECTION B

CLASSIFICATION OF THE BOARD

        Upon the establishment of the Board of Directors as having three or more members ("Class Date") and until the Mandatory Conversion Time, that board will be divided into three classes: Class I, Class II, and Class III. Each such class will consist, as nearly as possible, of one-third of the whole number of the Board of Directors. Directors in office on the Class Date will be divided among such classes and in such manner, consistent with the provisions of this Article VI, Section B, as the Board of Directors may determine by resolution. The initial Class I directors so determined shall serve until the next annual meeting of shareholders of the Corporation following such date. The initial Class II directors so determined shall serve until the second annual meeting of shareholders of the Corporation following such date. The initial Class III directors so determined shall serve until the third annual meeting of shareholders of the Corporation following such date. In the case of each such class, such directors shall serve, subject to their earlier death, resignation or removal in accordance with these Restated Articles, the Bylaws of the Corporation and the laws of the State of Alaska, until their respective successors shall be elected and shall qualify. At each annual meeting of shareholders after the date of such filing until the Mandatory Conversion Time, the directors chosen to succeed those whose terms shall have expired shall be elected to hold office for a term to expire at the third succeeding annual meeting of shareholders after their election and, subject to their earlier death, resignation or removal in accordance with these Restated Articles, the Bylaws of the Corporation and the laws of the State of Alaska, until their respective successors shall be elected and shall qualify. If the number of directors is changed, any increase or decrease shall be apportioned among such classes so as to maintain all classes as equal in number as possible, and any additional director elected to any class shall hold office for a term which shall coincide with the terms of the other directors in such class.

        From the Mandatory Conversion Time until the election of directors at the first annual meeting of shareholders following the Mandatory Conversion Time, the Board of Directors will not be classified. Except as otherwise fixed by or pursuant to the provisions of Article V hereof relating to the rights of the holders of any series of Preferred Stock to separately elect additional directors, which additional directors are not required to be classified pursuant to the terms of such series of Preferred Stock (the "Preferred Stock Directors"), commencing with the election of directors at the first annual meeting of shareholders following the Mandatory Conversion Time, the Board of Directors will be divided into three classes: Class I, Class II and Class III. Each class will consist, as nearly as possible, of a number of directors equal to one-third (1/3) of the number of members of the Board of Directors (other than any Preferred Stock Directors) authorized as provided in Article VI, Section A hereof. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification of the Board of Directors becomes effective pursuant to this Article VI, Section B. The term of office of the initial Class I directors will expire at the second annual meeting of shareholders following the Mandatory Conversion Time; the term of office of the initial Class II directors will expire at the third annual meeting of shareholders following the Mandatory Conversion Time; and the term of office of the initial Class III directors will expire at the fourth annual meeting of shareholders following the Mandatory Conversion Time. At each annual meeting of shareholders of the Corporation, the successors of the class of directors whose term expires at that meeting will be elected to hold office in accordance with this Article VI, Section B for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. The directors of each class will hold office until the expiration of the term of such class and until their respective successors are elected and qualified or until such director's earlier death, resignation or removal.

 SECTION C

REMOVAL OF DIRECTORS

        Subject to the rights of the holders of any series of Preferred Stock and to the requirements of the Corporations Code, directors may be removed from office with or without cause upon the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class.

SECTION D

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

        Subject to the rights of holders of any series of Preferred Stock, vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Board of Directors, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director's successor will have been elected and qualified or until such director's earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director, except as may be provided with respect to any additional director elected by the holders of the applicable series of Preferred Stock.

SECTION E

LIMITATION ON LIABILITY AND INDEMNIFICATION

        1.    Limitation On Liability.     To the fullest extent permitted by the Corporations Code as the same exists or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article VI, Section E.1 will be prospective only and will not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

        2.    Indemnification.

          (a)   Right to Indemnification. The Corporation will indemnify, subject to the requirements of AS 10.06.490 and to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or, to the fullest extent permitted by law, a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of this Article VI, Section E. Subject to the requirements of AS 10.06.490, the Corporation will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors.

          (b)   Prepayment of Expenses. Subject to the requirements of AS 10.06.490, the Corporation will pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article VI, Section E.2(b) or otherwise.

          (c)   Claims. To the fullest extent permitted by law, if a claim for indemnification or payment of expenses under this Article VI, Section E.2(c) is not paid in full within sixty (60) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney's fees) of prosecuting such claim to the fullest extent permitted by Alaska law. In any such action, to the fullest extent permitted by law, the Corporation will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

          (d)   Non-Exclusivity of Rights. The rights conferred on any person by this Article VI, Section E.2(d) will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of these Restated Articles, the Bylaws of the Corporation, agreement, vote of shareholders or resolution of disinterested directors or otherwise.

          (e)   Other Indemnification. To the fullest extent permitted by law, the Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

        3.    Amendment or Repeal.     Any amendment, modification or repeal of the foregoing provisions of this Article VI, Section E will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SECTION F

AMENDMENT OF BYLAWS

        Prior to the Mandatory Conversion Time, only the Board of Directors, by the affirmative vote of a majority of the members of the Board of Directors then in office, is expressly authorized and empowered to adopt, alter, amend or repeal any provision or all of the Bylaws of this Corporation, to the exclusion of the outstanding shares of the Corporation. Following the Mandatory Conversion Time, the shareholders of the Corporation and the Board of Directors are each expressly authorized and empowered to adopt, alter, amend or repeal any provision or all of the Bylaws of the Corporation. In the case of the Board of Directors, following the Mandatory Conversion Time, the affirmative vote of not less than 75% of the members of the Board of Directors then in office shall be required to adopt, alter, amend or repeal any provision or all of the Bylaws of the Corporation.

ARTICLE VII

STOCK NOT ASSESSABLE

        The Capital Stock shall not be assessable. It shall be issued as fully paid, and the private property of the shareholders shall not be liable for the debts, obligations or liabilities of the Corporation.

 ARTICLE VIII

MEETINGS OF SHAREHOLDERS

SECTION A

ANNUAL AND SPECIAL MEETINGS

        Subject to the rights of the holders of any series of Preferred Stock, shareholder action may be taken only at an annual or special meeting. Prior to the Mandatory Conversion Time, except as otherwise provided in any Preferred Stock Designation or unless otherwise prescribed by law or by another provision of these Restated Articles, special meetings of the shareholders of the Corporation, for any purpose or purposes, will only be called by the Secretary of the Corporation (i) at the request of the President of the Corporation or the Chairperson of the Board of Directors, (ii) at the request of a majority of the members of the Board of Directors then in office or (iii) upon the written request of the holders of at least 10% of the total voting power of the then outstanding Voting Securities entitled to vote thereon. Following the Mandatory Conversion Time, except as otherwise provided by the terms of any series of Preferred Stock as set forth herein or in any Preferred Stock Designation or unless otherwise prescribed by law or by another provision of these Restated Articles, special meetings of the shareholders of the Corporation, for any purpose or purposes, will only be called by the Secretary of the Corporation (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the then outstanding Voting Securities entitled to vote thereon or (ii) at the request of at least 75% of the members of the Board of Directors then in office.

SECTION B

ACTION WITHOUT A MEETING

        No action required to be taken or which may be taken at any annual meeting or special meeting of shareholders may be taken without a meeting, and the power of shareholders to consent in writing, without a meeting, to the taking of any action is specifically denied; provided, however, that notwithstanding the foregoing, holders of any series of Preferred Stock may take action by written consent to the extent provided by its terms as set forth herein or in any Preferred Stock Designation with respect to such series.

ARTICLE IX

ACTIONS REQUIRING SUPERMAJORITY SHAREHOLDER VOTE

        Following the Mandatory Conversion Time, subject to the rights of the holders of any series of Preferred Stock and applicable law, and without limiting any voting requirements as may exist under the laws of the State of Alaska, the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class at a meeting specifically called for such purpose, will be required in order for the Corporation to take any action to authorize:

            (i)  the amendment, alteration or repeal of any provision of these Restated Articles or the addition or insertion of other provisions herein; provided, however, that this clause (i) will not apply to any such amendment, alteration, repeal, addition or insertion (A) as to which the laws of the State of Alaska as then in effect, do not require the consent of the Corporation's shareholders, or (B) that at least 75% of the members of the Board of Directors then in office have approved;

           (ii)  the adoption, amendment or repeal of any provision of the Bylaws of the Corporation; provided, however, that this clause (ii) will not apply to, and no vote of the shareholders of the Corporation will be required to authorize, the adoption, amendment or repeal of any provision of the Bylaws of the Corporation by the Board of Directors;

          (iii)  the merger or consolidation of the Corporation with or into any other corporation; provided, however, that this clause (iii) will not apply to any such merger or consolidation as to which the laws of the State of Alaska, as then in effect, do not require the consent of the Corporation's shareholders; or

          (iv)  the sale, lease or exchange of all, or substantially all, of the property or assets of the Corporation; provided, however, that this clause (iv) will not apply to any such sale, lease or exchange in the usual and regular course of the Corporation's business that at least 75% of the members of the Board of Directors then in office have approved.

        Subject to the foregoing provisions of this Article IX, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Restated Articles, and other provisions authorized by the laws of the State of Alaska at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other Persons whomsoever by and pursuant to these Restated Articles in their present form or as hereafter amended are granted subject to the rights reserved in this Article IX.

ARTICLE X

NO ALIEN AFFILIATES

        As of the date of these Restated Articles, the Corporation had no alien affiliates.

ARTICLE XI

CORPORATIONS CODE

        Notwithstanding the Corporation's incorporation prior to the effective date of the Corporations Code, the Corporation elects to be governed by the provisions of the Corporations Code not otherwise applicable to it because the Corporation existed at the effective date of that code and, in particular, the voting provisions of AS 10.06.504 - 10.06.506 of that code pertaining to the procedure to amend articles of incorporation and class voting on amendments to those articles.

ARTICLE XII

EFFECTIVE DATE

        These Restated Articles will become effective on the Effective Date.

ARTICLE XIII

APPROVAL AND ADOPTION OF AMENDED AND RESTATED ARTICLES

DATE OF APPROVAL OF RESTATED ARTICLES

        The foregoing Amended and Restated Articles of Incorporation were approved by at least a majority of the Board of Directors of the Corporation on                                    2017, and the outstanding shares of the Corporation on                                    2017.

 SHARES OUTSTANDING AND VOTES ENTITLED TO BE CAST

        The number of shares outstanding and the number of votes entitled to be cast on the Amended and Restated Articles of Incorporation (the outstanding shares entitled to vote are divided into Class A Common Stock (one vote per share) and Class B Common Stock (10 votes per share)) were as follows:

        Shares Outstanding:

Class A Common Stock
Class B Common Stock
Preferred Stock
TOTAL

        Votes Entitled to be Cast:

Class A Common Stock (one vote per share)
Class B Common Stock (10 votes per share)
TOTAL VOTES

VOTES BY CLASS FOR AND AGAINST THE AMENDMENTS

        The number of votes of each class, and the total number of votes, cast in favor of the Amended and Restated Articles of Incorporation were as follows:

Class A Common Stock (one vote per share)
Class B Common Stock (10 votes per share)
TOTAL VOTES

        The number of votes of each class, and the total number of votes, cast against the Amended and Restated Articles of Incorporation were as follows:

Class A Common Stock (one vote per share)
Class B Common Stock (10 votes per share)
TOTAL VOTES

        The Amended and Restated Articles of Incorporation were adopted in their entirety by         % of the votes of the outstanding shares of the Corporation, by         % of the votes of Class A Common Stock outstanding, and by         % of the votes of Class B Common Stock outstanding, satisfying the requirements for adoption of the Amended and Restated Articles of Incorporation under AS 10.06.504, AS 10.06.506, and AS 10.06.905 of the Corporations Code.

        The foregoing Amended and Restated Articles of Incorporation correctly set out the provisions of the Articles of Incorporation as previously amended and as amended in the Amended and Restated Articles of Incorporation; they have been adopted in the manner required by law; and they supersede the original Articles of Incorporation and all amendments and restatements to date.

        IN WITNESS WHEREOF, the undersigned have executed these Amended and Restated Articles of Incorporation this        day of                 , 2017.

GENERAL COMMUNICATION, INC.
By:
Name:
	Title:	President
By:
Name:
	Title:	Secretary

[ S E A L ]

ANNEX F

EXECUTION VERSION

VOTING AGREEMENT

        This VOTING AGREEMENT, dated as of April 4, 2017 (this "Agreement"), is made and entered into by and among: Liberty Interactive Corporation (the "Company"); General Communication, Inc., an Alaska corporation ("GCI"); and each of the stockholders of the Company that are listed on Schedule A hereto (each a "Stockholder" and collectively, the "Stockholders").

RECITALS

        WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Liberty Interactive LLC, a Delaware limited liability company, and GCI are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (as the same may be amended or supplemented, the "Reorganization Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement);

        WHEREAS, pursuant to the terms of the Reorganization Agreement, the Company shall seek to obtain the approval of the stockholders of the Company with respect to the redemption of shares of its Liberty Ventures common stock in exchange for shares of the corresponding series of GCI's common stock (the "Redemption Proposal");

        WHEREAS, following the consummation of the transactions contemplated by the Reorganization Agreement, GCI intends to effect a merger with and into its wholly-owned subsidiary, a Delaware corporation, to effect the reincorporation of GCI from the State of Alaska to the State of Delaware (the "Reincorporation Merger");

        WHEREAS, the Stockholders are the record or Beneficial Owners (as defined below) of, and have either sole or shared voting power over, such number of shares of Company Series B Ventures Stock (as defined below) set forth opposite each such Stockholder's name on Schedule A (such shares of Company Series B Ventures Stock, the "Original Shares" and, together with any New Shares (as defined below) (including shares of Class B common stock of GCI ("GCI Class B Stock"), received as Split-Off Shares in exchange for the redemption of the Company Series B Ventures Stock in the Split-Off), the "Subject Shares"); and

        WHEREAS, as a condition to their willingness to enter into the Reorganization Agreement, the Company and GCI have requested that each Stockholder enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Reorganization Agreement, each party hereto agrees as follows:

        SECTION 1.    Representations and Warranties of the Stockholders.     Each Stockholder hereby represents and warrants to the Company and GCI, severally and not jointly or jointly and severally, solely with respect to itself, as follows:

          (a)    Organization; Authority; Execution and Delivery; Enforceability; Litigation; Fees.    Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder, and no consents, registrations, approvals, permits or authorizations are required to be obtained by such Stockholder from any Person in connection with the execution and delivery of this Agreement by such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the Company and GCI, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by

F-1

  bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity. The execution, delivery and performance of this Agreement by such Stockholder will not violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in a right of termination under, any material contract to which such Stockholder is bound. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions or matters contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

          (b)    Ownership.    Such Stockholder is the sole and exclusive record or Beneficial Owner of the number of Original Shares set forth opposite such Stockholder's name on Schedule A, and such Stockholder's Original Shares constitute all of the shares of Company Series B Ventures Stock Beneficially Owned by such Stockholder on the date of this Agreement. Such Stockholder has full power, authority and discretion to vote, or direct the voting of, all of the Original Shares owned by it, and none of such Stockholder's Original Shares are subject to any proxy, lien, pledge, claim, option, security interest, voting trust or other agreement, arrangement or restriction with respect to the voting of such Stockholder's Original Shares (including in connection with (x) the Redemption Proposal and (y) the Reincorporation Merger (including the approval of the adoption of an agreement and plan of merger entered into in connection therewith) (such approvals in clause (x) or (y), the "Stockholder Approval Matters")), except (i) as set forth in Sections 4 and 5 of this Agreement or (ii) pursuant to the Call Agreement, dated as of February 9, 1998 (the "Call Agreement"), between the Company (as successor of Liberty Interactive LLC (f/k/a Liberty Media LLC,), as assignee of Tele-Communications, Inc.) and the Malone Group (as defined in the Call Agreement).

          (c)    Reliance.    Such Stockholder understands and acknowledges that the Company and GCI are entering into the Reorganization Agreement in reliance upon such Stockholder's execution, delivery and performance of this Agreement.

        SECTION 2.    Representations and Warranties of the Company.

        The Company hereby represents and warrants to each Stockholder and GCI as follows: (i) the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Company has all requisite power and authority to execute and deliver this Agreement (and each Person executing this Agreement on behalf of the Company has full power, authority, and capacity to execute and deliver this Agreement on behalf of the Company and to thereby bind the Company) and to perform its obligations hereunder, and no consents, registrations, approvals, permits or authorizations are required to be obtained by the Company from any Person in connection with the execution and delivery of this Agreement by the Company, (iii) the execution and delivery of this Agreement by the Company, and the performance by the Company of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of the Company, and (iv) this Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by GCI and each of the Stockholders, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity. The execution, delivery and performance of this Agreement by the Company will not violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in a right of termination under, any material contract to which the Company is bound. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company at law or in equity before

F-2

or by any Governmental Authority that could reasonably be expected to impair the ability of the Company to perform its obligations hereunder.

        SECTION 3.    Representations and Warranties of GCI.

        GCI hereby represents and warrants to each Stockholder and to the Company as follows: (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) it has all requisite power and authority to execute and deliver this Agreement (and each Person executing this Agreement on behalf of it has full power, authority, and capacity to execute and deliver this Agreement on behalf of GCI and to thereby bind GCI) and to perform its obligations hereunder, and no consents, registrations, approvals, permits or authorizations are required to be obtained by GCI from any Person in connection with the execution and delivery of this Agreement by GCI, (iii) the execution and delivery of this Agreement by it, and its performance of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of GCI, and (v) this Agreement has been duly executed and delivered by it and, assuming due authorization, execution and delivery by the Company and each of the Stockholders, constitutes a valid and binding obligation of GCI, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity. The execution, delivery and performance of this Agreement by GCI will not violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in a right of termination under, any material contract to which GCI is bound. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of GCI, threatened against GCI at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of GCI to perform its obligations hereunder.

        SECTION 4.    Covenants of the Stockholders.     Each Stockholder covenants and agrees, severally and not jointly, solely with respect to itself, as follows:

          (a)   (i) Throughout the term of this Agreement, at any meeting of the stockholders of the Company or GCI, however called, to vote upon the Stockholder Approval Matters, or at any postponement or adjournment thereof (each such meeting, an "Approval Meeting"), such Stockholder shall (A) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (B) vote (or cause to be voted, whether by the record owner or otherwise) all of such Stockholder's Subject Shares: (1) in favor of the Stockholder Approval Matters and (2) in favor of any proposal to adjourn an Approval Meeting to solicit additional proxies in favor of the approval of the Stockholder Approval Matters; provided, however, if the Company shall have made a Liberty Adverse Recommendation Change solely in response to a Superior Liberty Ventures Proposal in accordance with the terms of the Reorganization Agreement, the Stockholders shall be released from their obligations pursuant to this Section 4(a)(i) with respect to any meeting of stockholders of the Company called to vote upon the matters included in clause (x) of the definition of "Stockholder Approval Matters".

          (ii)   Throughout the term of this Agreement, at any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which a vote, adoption or other approval is sought, such Stockholder shall (A) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (B) vote (or cause to be voted, whether by the record owner or otherwise) all of such Stockholder's Subject Shares against (i) any Alternative Liberty Ventures Proposal and (ii) any action, proposal, agreement or transaction (which, for the avoidance of doubt, includes any proposed amendment to the Company's restated certificate of incorporation) that is intended to, or could reasonably be expected to, impair, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or otherwise adversely affect (in any material respect) the approval of the Stockholder Approval Matters or the consummation of the transactions contemplated by the Reorganization Agreement or the

F-3

  Reincorporation Merger; provided, however, if the Company shall have made a Liberty Adverse Recommendation Change solely in response to a Superior Liberty Ventures Proposal in accordance with the terms of the Reorganization Agreement, the Stockholders shall be released from their obligations pursuant to this Section 4(a)(ii) with respect to any meeting of stockholders of the Company.

Throughout the term of this Agreement, such Stockholder shall not make any public statements that are inconsistent with its support of the Stockholder Approval Matters or publicly propose to do any anything inconsistent with its obligations hereunder.

          (b)   Throughout the term of this Agreement, such Stockholder shall not (i) sell or dispose or transfer Beneficial Ownership of any Subject Shares, or the voting rights with respect thereto (including by way of tendering Subject Shares into a tender or exchange offer or by conversion of Subject Shares), (ii) grant any proxies or powers of attorney with respect to the Subject Shares, deposit any Subject Shares into a voting trust (other than where the Stockholder continues to have power to vote the Subject Shares) or enter into a voting contract with respect to any Subject Shares, including with respect to any vote on the approval of the Stockholder Approval Matters (other than executing a proxy to vote in favor of the Stockholder Approval Matters in accordance with, and to give effect to, the terms of this Agreement); or (iii) commit or agree to take any of the actions in clauses (i) or (ii); provided, that such Stockholder may sell, dispose of, pledge or transfer any Subject Shares pursuant to (1) the terms of the Call Agreement or (2) any sale, transfer, contract or other disposition (which, for the avoidance of doubt, excludes any conversion) to an acquiror or pledgor, as applicable, that agrees (in writing, pursuant to a joinder agreement or other instrument, reasonably acceptable to and in favor of each of the Company and GCI) to take such Subject Shares subject to the transferor's obligations under this Agreement (a "Permitted Transferee"), including, for the avoidance of doubt, another Stockholder; provided, further, that the death of any Stockholder who is an individual person shall itself not be a sale, transfer or disposition of any Subject Shares prohibited by this Section 4(b) as long as (A) another Stockholder, a Permitted Transferee or the Stockholder's estate continues to own such Subject Shares and agrees to perform such Stockholder's obligations hereunder or (B) any sale, transfer, or disposition of Subject Shares occurs pursuant to the terms of the Call Agreement. Any attempted sale, disposal or transfer of Subject Shares or any interest therein in violation of this Section 4 shall be null and void, and the Company shall refuse to record such attempted sale, disposal or transfer in its books and records.

          (c)   If any involuntary sale, disposal or transfer of any of the Subject Shares shall occur (including a sale by a Stockholder's trustee in any bankruptcy, or a sale to a purchaser at any creditor's or court sale, but excluding a transfer pursuant to the Call Agreement), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, to the fullest extent permitted by applicable Law, take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.

          (d)   Throughout the term of this Agreement, such Stockholder will not, and will not permit any Person under such Stockholder's control, to solicit proxies, or to seek votes, consents or approvals, that are contrary to any of the matters specified in Section 4(a).

          (e)   Such Stockholder hereby agrees that, in the event (i) of any stock or extraordinary dividend or other distribution, stock split, reverse stock split, recapitalization, reclassification, reorganization, combination or other like change of or affecting the Subject Shares that results in such Stockholder acquiring Beneficial Ownership and the right to vote, or direct the voting, of any additional shares of Company Series B Ventures Stock, or (ii) that such Stockholder otherwise acquires Beneficial Ownership and the right to vote, or direct the voting, of any shares of Company Series B Ventures Stock, in each case after the execution of this Agreement (including by conversion, operation of Law

F-4

  or otherwise) (collectively, the "New Shares"): (A) such New Shares shall constitute Subject Shares and be subject to the applicable terms of this Agreement, including all covenants, agreements, and obligations set forth herein; and (B) such Stockholder shall ensure that the representations and warranties set forth in Sections 1(a) and 1(b) above shall be true and correct in respect of such New Shares as if they were Original Shares (other than the fact that such New Shares will not be set forth on Schedule A).

          (f)    For the avoidance of doubt, (i) other than as expressly contemplated by Section 4, nothing in this Agreement shall be deemed to require such Stockholder to vote in favor of, or to prohibit such Stockholder from taking any action that adversely affects, any other proposal submitted for the approval of the stockholders of the Company or GCI and (ii) other than with respect to the Subject Shares, nothing in this Agreement shall be deemed to (x) require such Stockholder to vote or refrain from voting any other shares of voting stock of the Company or GCI Beneficially Owned by such Stockholder in any manner or (y) sell, transfer or otherwise dispose of any other shares of common stock of the Company or GCI.

          (g)   Each Stockholder shall not, nor shall it authorize or permit any of its controlled Affiliates or any of its or their respective directors, officers or employees, as applicable, or any of its or their respective financial advisors, legal counsel, financing sources, accountants or other advisors, agents or representatives (collectively, "Representatives") to, directly or indirectly, (i) solicit, initiate or facilitate (including by way of furnishing information), induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the Liberty Ventures Stockholders) that constitutes or would reasonably be expected to lead to an Alternative Liberty Ventures Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Liberty Ventures Transaction Proposal. Each Stockholder shall, and shall cause its controlled Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any Alternative Liberty Ventures Transaction Proposal and will enforce and will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Stockholder is a party relating to any such Alternative Liberty Ventures Transaction Proposal, and will promptly request each Person that has heretofore executed a confidentiality agreement with such Stockholder in connection with its consideration of any Alternative Liberty Ventures Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. Notwithstanding the foregoing, in the event the Company is permitted to take the actions set forth in Section 5.3(b)(i) and (ii) of the Reorganization Agreement, John C. Malone ("Malone") shall be released from the restrictions set forth in clause (ii) of the first sentence of this Section 4(g).

        SECTION 5.    Grant of Irrevocable Proxy; Appointment of Proxy.

          (a)   (i) From the date hereof until the earlier of (A) the termination of the Stockholders' obligations pursuant to Section 4 and (B) the Split-Off Effective Time, each Stockholder hereby irrevocably grants to the Company, and appoints each of Richard N. Baer and Craig Troyer, as authorized signatories of the Company, and any other individual designated in writing by the Company, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Stockholder, to vote all of such Stockholder's Subject Shares at any Approval Meeting of stockholders of the Company at which the Stockholder Approval Matters are presented for approval or any adjournment or postponement thereof in accordance with the terms of Section 4(a) of this Agreement; provided, that the proxy granted in this Section 5(a)(i) shall not be applicable with respect to any meeting of stockholders of the Company or any adjournment or postponement thereof for which such

F-5

  Stockholder has been released from its voting obligations pursuant to the proviso of Section 4(a) or the proviso of Section 4(b). The proxy granted in this Section 5(a)(i) shall expire at the time that the obligations of the Stockholders in Section 4 have been fully performed in accordance with their terms.

          (ii)   From the Split-Off Effective Time until the termination of the Stockholders' obligations pursuant to Section 4, each Stockholder hereby irrevocably grants to GCI, and appoints each of Richard N. Baer and Craig Troyer, as then-authorized signatories of GCI, and any other individual designated in writing by GCI, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Stockholder, to vote all of such Stockholder's Subject Shares at any Approval Meeting of stockholders of GCI at which the Stockholder Approval Matters are presented for approval or any adjournment or postponement thereof in accordance with the terms of Section 4(a) of this Agreement. The proxy granted in this Section 5(a)(ii) shall expire at the time that the obligations of the Stockholders in Section 4 have been fully performed in accordance with their terms.

          (b)   Each Stockholder represents that any proxies heretofore given in respect of such Stockholder's Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

          (c)   Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Reorganization Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Each such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL and AS 10.06.418 of the Alaska Corporations Code.

        SECTION 6.    Director/Officer.     Notwithstanding anything to the contrary contained herein, each Stockholder is entering into this Agreement solely in its capacity as Beneficial Owner of such Stockholder's Subject Shares, and nothing herein is intended to or shall limit, affect or restrict any Stockholder who is also a director or officer of the Company or GCI solely in his or her capacity as a director or officer of the Company or GCI or any of their respective Subsidiaries (including voting on matters put to such board or any committee thereof, influencing officers, employees, agents, management or the other directors of the Company or GCI or any of their respective Subsidiaries and taking any action or making any statement at any meeting of such board or any committee thereof) in the exercise of his or her fiduciary duties as a director or officer of the Company or GCI or any of their respective Subsidiaries.

        SECTION 7.    Further Assurances.     Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or GCI may reasonably request for the purpose of effectuating the matters covered by this Agreement.

        SECTION 8.    Certain Definitions.     Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to such term in the Reorganization Agreement. For purposes of this Agreement, the term:

          (a)   "Beneficial Ownership" and related terms such as "Beneficially Owned" or "Beneficial Owner" have the meaning given such terms in Rule 13d-3 under the U.S. Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time; provided, that no Stockholder will be deemed to Beneficially Own any Company Series B Ventures Stock held by The Tracy M. Amonette Trust A (also known as the Tracy L. Neal Trust A) or The Evan D. Malone Trust A, unless and until a Stockholder exercises its right of substitution and acquires such Company Series B Ventures Stock from The Tracy M. Amonette Trust A (also known as the Tracy L. Neal Trust A) or The Evan D. Malone Trust A, respectively.

F-6

          (b)   "Company Series B Ventures Stock" means (x) all shares of Liberty Ventures Series B common stock of the Company, par value $0.01 per share, and (y) any securities issued in respect of the securities listed in clause (x), or in substitution therefor, or otherwise into which such shares of Liberty Series B Ventures Stock may thereafter be changed, including, without limitation, the GCI Series B Stock (whether as a result of a recapitalization, reorganization, redemption, merger, consolidation, business combination, share exchange, stock dividend or other transaction or event); provided, that, in the case of each of clauses (x) and (y) such securities are entitled to voting powers of more than one vote per share.

        SECTION 9.    Termination.     This Agreement shall terminate upon the earliest of (a) the written agreement of each Stockholder party hereto, the Company and GCI, (b) the termination of the Reorganization Agreement in accordance with its terms, (c) the consummation of the Reincorporation Merger in accordance with its terms and (d) the date that is twelve (12) months after the Split-Off Effective Time; provided, that, in each case, Section 10 of this Agreement shall survive any such termination. Notwithstanding the foregoing, nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to such termination. Notwithstanding the foregoing, this Agreement shall terminate (other than this Section 9 and Section 10) as to a Stockholder party hereto as of the date the parties to the Reorganization Agreement enter into a material amendment thereto without the prior written consent of such Stockholder (such consent to be provided or withheld in accordance with the proviso to Section 10(k) below).

        SECTION 10.    General Provisions.

          (a)    Assignment; Amendments.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other parties, except that any Stockholder may assign its obligations hereunder to a Permitted Transferee (that has executed a joinder agreement or other instrument in accordance with Section 4(b) above) without the prior written consent of the Company (if prior to the Split-Off Effective Time) or GCI. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of the Company (if prior to the Split-Off Effective Time, each Stockholder and GCI.

          (b)    Notices.    Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon transmission by electronic mail or facsimile transmission as evidenced by confirmation of transmission to the sender (but only if followed by transmittal of a copy thereof by (i) national overnight courier or (ii) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail or facsimile transmission), (c) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (d) on the next Business Day if transmitted by national overnight courier, in each case as follows:

    if to the Company:

Liberty Interactive Corporation 12300 Liberty Boulevard Englewood, Colorado 80112
Attention:	Legal Department
Facsimile:	Separately provided
Email:	Separately provided

F-7

    with a copy (which shall not constitute notice) to:

Baker Botts L.L.P. 30 Rockefeller Plaza New York, NY 10112
Facsimile:	212-259-2501
Email:	frederick.mcgrath@bakerbotts.com
renee.wilm@bakerbotts.com
Attention:	Frederick H. McGrath
Renee L. Wilm

    If to GCI, prior to the Split-Off Effective Time:

General Communication, Inc. 2550 Denali Street Suite 1000 Anchorage, AK 99503
Attention:	General Counsel
Facsimile:	Separately provided
E-mail:	Separately provided

    with a copy (which shall not constitute notice) to:

Sherman & Howard L.L.C. 633 17th Street, Suite 3000 Denver, CO 80202
Facsimile:	(303) 298-0940
E-mail:	smiller@shermanhoward.com
Attention:	Steven D. Miller

    If to GCI, following the Split-Off Effective Time:

GCI Liberty, Inc. 12300 Liberty Boulevard Englewood, Colorado 80112
Attention:	Legal Department
Facsimile:	Separately provided
Email:	Separately provided

    with a copy (which shall not constitute notice) to:

Baker Botts L.L.P. 30 Rockefeller Plaza New York, NY 10112
Facsimile:	212-259-2501
Email:	frederick.mcgrath@bakerbotts.com renee.wilm@bakerbotts.com
Attention:	Frederick H. McGrath Renee L. Wilm

    if to a Stockholder: at the address of such stockholder set forth on Schedule A

F-8

          (c)    Interpretation.    When a reference is made in this Agreement to a paragraph, a Section or a Schedule, such reference shall be to a paragraph of, a Section of or a Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.

          (d)    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

          (e)    Entire Agreement; No Third-Party Beneficiaries.    This Agreement (together with the Reorganization Agreement, any agreement and plan of merger entered into in connection with the Reincorporation Merger, and the other documents referenced herein and therein, including all schedules and exhibits to each of the foregoing) (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and no party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement or the other documents referenced herein and therein and (ii) is not intended to confer upon any Person other than the parties any rights or remedies, except the rights conferred upon those Persons specified as proxies and attorneys-in-fact in Section 5 and the Indemnified Persons pursuant to Section 10(j) and as otherwise expressly contemplated herein.

          (f)    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.    This Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Each of the parties hereto hereby (i) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) (collectively, the "Delaware Courts") in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby,

F-9

  (ii) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (iii) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (iv) agrees that it will not bring any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts. Each of the parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such party at the address specified in Section 10(b) hereof. Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.

          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE REORGANIZATION AGREEMENT OR THE REINCORPORATION MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY OF THE STOCKHOLDER APPROVAL MATTERS). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(F).

          (g)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

          (h)    Specific Performance.    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

          (i)    Expenses.    All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not such transactions are consummated; provided, that the Company shall pay up to $75,000 of the

F-10

  reasonable fees, charges and disbursements of advisors to and counsel for the Stockholders in connection with this Agreement.

          (j)    Indemnification.

              (i)  The Company (the "Indemnifying Party") covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless each Stockholder and such Stockholder's Affiliates, representatives and advisors (each, an "Indemnified Party"), from and against any and all Losses incurred in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (collectively, "Actions") relating to the transactions contemplated by the Reorganization Agreement, the Reincorporation Merger and the other transactions contemplated by the agreement and plan of merger or any other agreement entered into in connection therewith, or any other transaction contemplated hereby or thereby (including any Actions brought by any of the stockholders, directors, officers or employees of any of GCI or the Company relating thereto). For purposes of this Section 10(j), "Losses" means any loss (including disgorgement of consideration), liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to this Agreement; provided, however, that any diminution in value of the capital stock of the Company shall not constitute a Loss.

             (ii)  Notwithstanding anything herein to the contrary, the Indemnifying Party will not be obligated to provide indemnity hereunder to any Indemnified Party with respect to any Losses which (x) result from such Indemnified Party's willful misconduct or gross negligence or (y) result primarily from any breach of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement.

            (iii)  The Indemnifying Party will indemnify the Indemnified Parties pursuant to this Section 10(j) regardless of whether such Losses are incurred prior to or after the Split-Off Effective Time. The indemnification provided pursuant to this Section 10(j) is in addition to, and not in derogation of, any other rights an Indemnified Party may have under applicable law, the certificate of incorporation or bylaws of the Company, or pursuant to any contract, agreement or arrangement; provided, however, that Losses will not be duplicated.

            (iv)  Promptly after the receipt by any Indemnified Party of notice of any Action that is or may be subject to indemnification hereunder (each, an "Indemnifiable Claim") (and in no event more than ten (10) Business Days after the Indemnified Party's receipt of written notice of such Indemnifiable Claim), such Indemnified Party shall give written notice thereof to the Indemnifying Party, which notice will include, to the extent known, the basis for such Indemnifiable Claim and copies of any pleadings or written demands relating to such Indemnifiable Claim and, promptly following request therefor, shall provide any additional information in respect thereof that the Indemnifying Party may reasonably request; provided, however, that (x) any delay in giving or failure to give such notice will not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such delay in or failure to notify and (y) no such notice shall be required to be given to the Indemnifying Party to the extent that the Indemnifying Party or any of its respective Affiliates is a party to any such Indemnifiable Claim.

             (v)  Subject to Section 10(j)(vi) and Section 10(j)(vii), the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of any Indemnifiable Claim in respect of an Action commenced or made by a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a "Third Party Indemnifiable Claim") so long as, within ten (10) calendar days after the receipt of notice of such Third Party Indemnifiable

F-11

    Claim from the Indemnified Party (pursuant to Section 10(j)(iv)), the Indemnifying Party: (x) delivers a written confirmation to such Indemnified Party that the indemnification provisions of Section 10(j) are applicable, subject only to the limitations set forth in this Agreement, to such Third Party Indemnifiable Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Third Party Indemnifiable Claim to the extent required by this Section 10(j), and (y) notifies such Indemnified Party in writing that the Indemnifying Party will assume the control of the defense thereof. Following notification to such Indemnified Party of the assumption of the defense of such Third Party Indemnifiable Claim, the Indemnifying Party shall retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Indemnifiable Claim. If the Indemnifying Party so assumes the defense of any such Third Party Indemnifiable Claim in accordance herewith, subject to the provisions of clauses (iv) through (vi) of this Section 10(j), (A) the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of such Third Party Indemnifiable Claim and such Indemnified Party shall cooperate (subject to the Indemnifying Party's agreement to reimburse such Indemnified Party for all reasonable out-of-pocket expenses incurred by such Indemnified Party in connection with such cooperation) with the Indemnifying Parties in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof (subject to the last sentence of this Section 10(j)(v)), and (B) such Indemnified Party shall have the right to employ separate counsel selected by such Indemnified Party and to participate in (but not control) the defense, compromise or settlement thereof and the Indemnifying Party shall pay the reasonable fees and expenses of one such separate counsel, and, if reasonably necessary, one local counsel. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party shall have failed to assume the defense thereof as contemplated in this Section 10(j)(v), in which case such Indemnified Party will be entitled to control the defense, compromise or settlement thereof at the expense of the Indemnifying Party. Without the prior written consent of each of the Indemnified Parties who are named in the Action subject to the Third Party Indemnifiable Claim (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnifying Party will not settle or compromise or consent to the entry of judgment with respect to any Indemnifiable Claim (or part thereof) unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Parties, (y) does not include any admission of wrongdoing on the part of such Indemnified Parties and (z) does not enjoin or restrict in any way the future actions or conduct of such Indemnified Parties (other than in a manner consistent with the terms of this Agreement and the Reorganization Agreement).

            (vi)  Notwithstanding Section 10(j)(v), an Indemnified Party, at the expense of the Indemnifying Party, (x) shall, subject to the last sentence of this Section 10(j)(vi), be entitled to separately control the defense, compromise or settlement of any Third Party Indemnifiable Claim as to such Indemnified Party if, in the judgment of counsel to the Indemnified Party, there exists any actual conflict of interest relating to the defense of such Action between the Indemnified Party and one or more Indemnifying Party and (y) shall be entitled to assume control of the defense, compromise and settlement of any Third Party Indemnifiable Claim as to which the Indemnifying Party have previously assumed control in the event the Indemnifying Party are not timely and diligently pursuing such defense. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any Action with respect to which it controls the defense thereof pursuant to this Section 10(j)(vi) and for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

F-12

           (vii)  In all instances under this Section 10(j) where the Indemnifying Party has agreed to pay the fees, costs and expenses of the Indemnified Parties, such fees, costs and expenses shall be reasonable. The parties agree to cooperate and coordinate in connection with the defense, compromise or settlement of any Indemnifiable Claims.

          (viii)  In addition to (but without duplication of) the Indemnified Party's right to indemnification as set forth in this Section 10(j), if so requested by an Indemnified Party, the Indemnifying Party shall also advance to such Indemnified Party (within five (5) Business Days of such request) any and all reasonable fees, costs and expenses incurred by an Indemnified Party in accordance with this Section 10(j) in connection with investigating, defending, being a witness in or participating in (including any appeal), or preparing to defend, be a witness in or participate in, any Indemnifiable Claim, including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts (an "Expense Advance").

            (ix)  Each Stockholder agrees that he or she will repay Expense Advances made to him or her (or paid on his or her behalf) by the Indemnifying Party pursuant to this Section 10(j) if it is ultimately finally determined by a court of competent jurisdiction that he or she is not entitled to be indemnified pursuant to this Section 10(j).

          (k)    Stockholder Obligations Several and Not Joint.    The representations, warranties, covenants and other agreements of each of the Stockholders hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder; provided, that any consent to a Material Agreement Amendment shall be provided or withheld by Malone on behalf of himself and each other Stockholder.

[Remainder of page left intentionally blank]

F-13

        IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its representative thereunto duly authorized as of the date first written above.

LIBERTY INTERACTIVE CORPORATION
By:	/s/ RICHARD N. BAER
	Name:	Richard N. Baer
	Title:	Chief Legal Officer

[Signature Page to Voting Agreement]

GENERAL COMMUNICATION, INC.
By:	/s/ PETER POUNDS
	Name:	Peter Pounds
	Title:	Senior Vice President & Chief Financial Officer

[Signature Page to Voting Agreement]

STOCKHOLDERS
/s/ JOHN C. MALONE John C. Malone

[Signature Page to Voting Agreement]

/s/ LESLIE MALONE Leslie Malone

[Signature Page to Voting Agreement]

Schedule A

Stockholders

Stockholder	LVNTB
John C. Malone	3,830,645
c/o Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Facsimile: Separately provided
Email: Separately provided
Leslie Malone	123,847
c/o Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Facsimile: Separately provided
Email: Separately provided

ANNEX G

EXECUTION VERSION

VOTING AGREEMENT

        This VOTING AGREEMENT, dated as of April 4, 2017 (this "Agreement"), is made and entered into by and among Liberty Interactive Corporation, a Delaware corporation ("Liberty"), General Communication, Inc., an Alaska corporation (the "Company"), and each of the stockholders of the Company that are listed on Schedule A-1 hereto (each, a "Stockholder" and, collectively, the "Stockholders").

RECITALS

        WHEREAS, concurrently with the execution and delivery of this Agreement, Liberty, Liberty Interactive LLC, a Delaware limited liability company ("Liberty LLC"), and the Company are entering into an Agreement and Plan of Reorganization, dated as of the date hereof, a copy of which has been delivered to the Stockholders, which contemplates, among other things, a tax-free reorganization of the Company (as the same may be amended or supplemented, the "Reorganization Agreement"); capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement;

        WHEREAS, following the consummation of the transactions contemplated by the Reorganization Agreement, the Company intends to effect a merger with and into its wholly-owned subsidiary, a Delaware corporation, the sole purpose of which is to effect the reincorporation of the Company from the State of Alaska to the State of Delaware (the "Reincorporation Merger");

        WHEREAS, the Stockholders are the record or Beneficial Owners (as defined below) of, and have either sole or shared voting power over, such number of shares of Company Common Stock set forth opposite each such Stockholder's name on Schedule A-1 hereto (such shares of Company Common Stock, the "Original Shares", and together with any New Shares (as defined below) (including shares of Company Capital Stock to be issued in connection with the Company Reclassification and the Auto Conversion or shares issued pursuant to the terms of this Agreement), the "Subject Shares"); and

        WHEREAS, as a condition to their willingness to enter into the Reorganization Agreement, the Company and Liberty have requested that each Stockholder enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Reorganization Agreement, each party hereto agrees as follows:

        SECTION 1.    Representations and Warranties of Stockholders.     Each Stockholder hereby represents and warrants to Liberty and the Company, jointly and severally, as follows:

          (a)    Authority; Execution and Delivery; Enforceability.    Such Stockholder has all requisite power, authority, and capacity to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by each of Liberty and the Company, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity.

          (b)    No Conflicts; Consents.    The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance by such Stockholder with the terms of this Agreement do not and will not require the consent or approval of any other Person pursuant to, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, amendment, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance (except as set forth in this Agreement) in or upon any of the properties or assets of such Stockholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, (i) any Contract to or by which such Stockholder is a party or bound or to or by which any of the properties or assets of such Stockholder (including such Stockholder's Subject Shares) is bound or subject or (ii) subject to the governmental filings and other matters referred to in clauses (1) and (2) of the following sentence, any Law or Order, in each case, applicable to such Stockholder or to such Stockholder's properties or assets (including such Stockholder's Subject Shares). No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including with respect to natural persons, any spouse, and with respect to trusts, any co-trustee or beneficiary) ("Consent") is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated by this Agreement or the compliance by such Stockholder with the terms of this Agreement, except for (1) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (2) those Consents which have already been obtained.

          (c)    Ownership.    Such Stockholder is the record or Beneficial Owner of the number of Original Shares set forth opposite such Stockholder's name on Schedule A-1, free and clear of any Encumbrances except for restrictions on Transfers under the securities laws, and such Stockholder's Original Shares constitute all of the shares of Company Common Stock held of record or Beneficially Owned by such Stockholder. Such Stockholder does not Beneficially Own (i) any shares of Company Capital Stock other than the Original Shares or (ii) any option, warrant, call or other right to acquire or receive capital stock or other equity or voting interests in the Company. Such Stockholder has the sole right to vote and Transfer such Stockholder's Original Shares, and none of such Stockholder's Original Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of such Stockholder's Original Shares, except (x) as set forth in Section 3 of this Agreement or (y) as disclosed on Schedule A-1 hereto. For purposes of this Agreement, "Beneficial Ownership" and related terms such as "Beneficially Owned" or "Beneficial Owner" have the meaning given such terms in Rule 13d-3 under the U.S. Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time; provided, that, a Stockholder's Beneficial Ownership of Company Class A Common Stock or Company Class A-1 Common Stock shall not include shares of Company Class A Common Stock or Company Class A-1 Common Stock, respectively, which may be received upon conversion of shares of Company Class B Common Stock or Company Class B-1 Common Stock, respectively, Beneficially Owned by such Stockholder.

          (d)    Information.    None of the information supplied or to be supplied by, or on behalf of, such Stockholder in writing expressly for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Liberty's and the Company's stockholders or at the time of each of the Liberty Stockholders' Meeting and the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (iii) the preliminary or definitive proxy statement on Schedule 14A filed by the Company with respect to the Reincorporation Merger will, at the date it is first mailed to the Company's stockholders or at the time of the meeting of the Company's stockholders called to vote upon the Reincorporation Merger (including the approval of the adoption of an agreement and plan of merger entered into in connection therewith), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Company shall, in connection with the Registration Statement (or any amendment or supplement thereto), the Joint Proxy Statement and such preliminary or definitive proxy statement (collectively, the "Filings"), coordinate and consult with the Stockholders with respect to information related to the Stockholders to be included therein, before the filing thereof, and give the Stockholders the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested within a reasonable time in connection therewith, the Filings.

        SECTION 2.    Representations and Warranties of Liberty and Company.

          (a)    Liberty.    Liberty hereby represents and warrants to each Stockholder and the Company as follows: Liberty is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Liberty has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement. The execution and delivery of this Agreement by Liberty, the consummation of the transactions contemplated hereby, and the compliance by Liberty with the terms of this Agreement have been duly authorized by all necessary action on the part of Liberty and no other corporate proceedings on the part of Liberty are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by Liberty and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Liberty, enforceable against Liberty in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity.

          (b)    Company.    The Company hereby represents and warrants to each Stockholder and Liberty as follows: The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement. The execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated hereby, and the compliance by the Company with the terms of this Agreement have been duly authorized by all necessary action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity.

        SECTION 3.    Covenants of Stockholder.     Each Stockholder covenants and agrees, severally and not jointly, with respect to itself as follows:

          (a)   Throughout the term of this Agreement, at any meeting of the stockholders of the Company (including, without limitation, any Company Stockholders' Meeting) called to vote upon (x) any of the transactions contemplated by the Reorganization Agreement (including, without limitation, the Company Stockholder Approvals) or (y) the Reincorporation Merger (including the approval of the adoption of an agreement and plan of merger entered into in connection therewith) (such approvals in clause (x) or (y), the "Stockholder Approval Matters"), or at any postponement or adjournment thereof, in accordance with the terms of the Reorganization Agreement or in accordance with the terms of the Reincorporation Merger, or in any other circumstances upon which a vote, adoption or other approval with respect to any of the Stockholder Approval Matters is sought, such Stockholder shall (i) appear at such meeting or (by the grant and appointment of a proxy under Section 4 below) cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and

  (ii) vote (by the grant and appointment of a proxy under Section 4 below) all of such Stockholder's Subject Shares in favor of the Stockholder Approval Matters; provided, however, if the Company shall have made a Company Adverse Recommendation Change solely in response to a Superior Company Proposal in accordance with the terms of the Reorganization Agreement, the Stockholders shall be released from their obligations pursuant to this Section 3(a) with respect to any meeting of stockholders of the Company called to vote upon the matters included in clause (x) of the definition of "Stockholder Approval Matters" or in any other circumstances upon which a vote, adoption or other approval with respect to any matter covered by clause (x) of the Stockholder Approval Matters is sought.

          (b)   Throughout the term of this Agreement, at any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which a vote, adoption or other approval is sought with respect to the matters set forth in clause (ii) of this Section 3(b), each Stockholder shall (i) appear at such meeting or (by the grant and appointment of a proxy under Section 4 below) cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (by the grant and appointment of a proxy under Section 4 below) all of such Stockholder's Subject Shares (1) against any Alternative Company Transaction Proposal or any agreement relating thereto and (2) against any amendment of the Company Articles or the Company Bylaws (other than pursuant to or as permitted under the Reorganization Agreement or pursuant to the terms of the Reincorporation Merger) or any other proposal, action, agreement or transaction which, in the case of this clause (2), as the Stockholders have been advised by the Company based on advice of counsel, would reasonably be expected to prevent, impede, interfere or be inconsistent with, delay, discourage or adversely affect the timely consummation of the transactions contemplated by the Reorganization Agreement or the Reincorporation Merger; provided, however, if the Company shall have made a Company Adverse Recommendation Change solely in response to a Superior Company Proposal in accordance with the terms of the Reorganization Agreement, the Stockholders shall be released from their obligations pursuant to this Section 3(b) with respect to any meeting of stockholders of the Company or in any other circumstances upon which a vote, adoption or other approval of is sought with respect to the matters set forth in clause (ii) of this Section 3(b).

          (c)   Throughout the term of this Agreement, each Stockholder shall not, nor shall it authorize or permit any of its controlled Affiliates or any of their respective directors, officers or employees, as applicable, or any of its or their respective financial advisors, legal counsel, financing sources, accountants or other advisors, agents or representatives (collectively, "Representatives") to, directly or indirectly, on its behalf (i) solicit, initiate or facilitate (including by way of furnishing information), knowingly induce or knowingly encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the Company Stockholders) that constitutes or would reasonably be expected to lead to an Alternative Company Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Company Transaction Proposal. Each Stockholder shall, and shall cause its controlled Affiliates and its and their respective Representatives on its behalf to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any Alternative Company Transaction Proposal and will enforce and will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Stockholder is a party relating to any such Alternative Company Transaction Proposal, and will promptly request each Person that has heretofore executed a confidentiality agreement with such Stockholder in connection with its consideration of any Alternative Company Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. Notwithstanding the foregoing, in the event the Company is permitted to take the actions set forth in

  Section 5.2(b)(i) and (ii) of the Reorganization Agreement, the Stockholders shall be released from the restrictions set forth in clause (ii) of the first sentence of this Section 3(c).

          (d)   Throughout the term of this Agreement, other than pursuant to and as permitted by the terms of the Reorganization Agreement, the Reincorporation Merger and this Agreement, such Stockholder shall not, and shall not commit or agree to, directly or indirectly, (i) sell, transfer, pledge, encumber, exchange, assign, convert, tender or otherwise dispose of (including by gift or merger) Beneficial Ownership of (collectively, "Transfer"), or consent to or permit any Transfer of, any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of the Company, or enter into any Contract, option, call or other arrangement with respect to the Transfer (including any profit sharing or other derivative arrangement) of any Subject Shares (or any interest therein) or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares or rights to acquire any securities or equity interests of the Company, other than this Agreement, provided, that such Stockholder may Transfer any Subject Shares pursuant to any sale, transfer, contract or other disposition (which, for the avoidance of doubt, excludes any conversion except conversions contemplated by the Reorganization Agreement) (A) to an immediate family member of such Stockholder, (B) by will or for tax or estate planning purposes, (C) to a trust or other entity established for the benefit of such Stockholder and/or for the benefit of one or more members of such Stockholder's immediate family, (D) to an entity wholly-owned by such Stockholder or (E) that were acquired pursuant to Section 9 of this Agreement, provided, that, in the case of clauses (A) through (D), any such transferee shall agree (in writing, pursuant to a joinder agreement or other instrument, reasonably acceptable to and in favor of each of the Company and Liberty) to take such Subject Shares subject to the transferor's obligations under this Agreement (a "Permitted Transferee"); provided, further, that the death of any Stockholder who is an individual person shall itself not be a sale, transfer or disposition of any Subject Shares prohibited by this Section 3(d) as long as another Stockholder, a Permitted Transferee or the Stockholder's estate continues to own such Subject Shares and agrees to perform such Stockholder's obligations hereunder. At the request of Liberty or the Company, each certificate or other instrument representing any Subject Shares shall bear a legend that such Subject Shares are subject to the provisions of this Agreement, including this Section 3(d). Promptly upon the termination of this Agreement (and in no event later than one (1) business day upon any Stockholder's request), the Company and such Stockholder shall take all reasonable and necessary action to have such legend removed.

          (e)   Such Stockholder shall not, and such Stockholder shall not authorize or permit any controlled Affiliate or any Representative of such Stockholder, directly or indirectly, to issue on its behalf any press release or make any other public statement with respect to the Reorganization Agreement, this Agreement, the Reincorporation Merger or any of the other transactions contemplated by the Reorganization Agreement, by any agreement and plan of merger entered into in connection with the Reincorporation Merger or by this Agreement without the prior written consent of Liberty and the Company, which consent shall not be unreasonably withheld, delayed or conditioned, except as may be required by applicable Law or court process, provided that the foregoing shall not apply to any disclosure required to be made by such Stockholder to the SEC or other Governmental Entity, including any amendment of any Statement on Schedule 13D, so long as such disclosure is consistent with the terms of this Agreement, the Reorganization Agreement, and the Reincorporation Merger and the public statements made by the Company and Liberty pursuant to the Reorganization Agreement, this Agreement and the Reincorporation Merger. In connection with any such publication and disclosure by such Stockholder, such Stockholder will coordinate and consult with Liberty and the Company (to the extent practicable based on legal timing requirements) before issuing, and give Liberty and the Company the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested within a reasonable time in connection therewith, such publications or disclosures.

          (f)    Such Stockholder hereby agrees that, in the event (i) of any stock dividend or other distribution, stock split, reverse stock split, recapitalization, reclassification, reorganization, combination or other like change, of or affecting the Subject Shares or (ii) that such Stockholder purchases or otherwise acquires Beneficial Ownership or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any shares of Company Capital Stock (other than shares of Company Capital Stock owned by the Company 401(k) Plan), in each case after the execution of this Agreement, including pursuant to the terms of this Agreement (including by conversion, operation of Law or otherwise) (collectively, the "New Shares"), such Stockholder shall deliver promptly to Liberty and the Company written notice of such event which notice shall state the number of New Shares so acquired or received or over which such Stockholder obtained the right to vote. Such Stockholder agrees that any New Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein, and shall constitute Subject Shares to the same extent as if those New Shares were owned by such Stockholder on the date of this Agreement. Such Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or Beneficial Ownership of such Stockholder's Subject Shares shall pass, whether by operation of Law or otherwise, including such Stockholder's heirs, guardians, administrators or successors, and such Stockholder further agrees to take all actions necessary to effectuate the foregoing. For the avoidance of doubt, all Company Capital Stock issued to a Stockholder in connection with the Company Reclassification and the Auto Conversion will constitute Subject Shares for purposes of this Agreement.

          (g)   Each Stockholder hereby (i) irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal, rights to dissent or other rights with respect to any of the Stockholder Approval Matters (including the Reincorporation Merger) that such Stockholder may have by virtue of ownership of the Subject Shares, including without limitation any right of dissent under Sec. 10.06.574 -.580 of the ACC, and (ii) acknowledges that Liberty and the Company will reasonably rely to their detriment upon such waiver.

        SECTION 4.    Grant of Irrevocable Proxy; Appointment of Proxy.

          (a)   (i) From the date hereof until the earliest of (A) the termination of this Agreement pursuant to Section 7, (B) the termination of the Stockholders' obligations pursuant to Section 3, and (C) the Contribution Effective Time, each Stockholder hereby irrevocably grants to the Company, and appoints, each of Tina Pidgeon and Peter Pounds, as authorized signatories of the Company, and any other individual designated in writing by the Company, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Stockholder, to vote all of such Stockholder's Subject Shares at any meeting of stockholders of the Company (including any Company Stockholders' Meeting or any meeting of stockholders of the Company related to any of the Stockholder Approval Matters) or any adjournment or postponement thereof in accordance with the terms of Sections 3(a) and 3(b) of this Agreement; provided, that the proxy granted in this Section 4(a)(i) shall not be applicable with respect to any meeting of stockholders of the Company or any adjournment or postponement thereof for which such Stockholder has been released from its voting obligations pursuant to the proviso of Section 3(a) or the proviso of Section 3(b). The proxy granted in this Section 4(a)(i) shall expire at the time that the obligations of the Stockholders in Sections 3(a) and 3(b) have been fully performed in accordance with their terms or, if earlier, at the time this Agreement terminates pursuant to Section 7.

          (ii)   Unless this Agreement has been earlier terminated pursuant to Section 7 or the Stockholders' obligations have been terminated pursuant to Section 3, from the Contribution Effective Time until the termination of this Agreement pursuant to Section 7 or the termination of the Stockholders' obligations pursuant to Section 3, each Stockholder hereby irrevocably grants to the Company, and appoints, each of Richard N. Baer and Craig Troyer, as then-authorized signatories of the Company, and any other individual designated in writing by the Company, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Stockholder, to vote all of such Stockholder's Subject Shares at any meeting of stockholders of the Company (including any meeting of stockholders related to the Reincorporation Merger) or any adjournment or postponement thereof in accordance with the terms of Section 3(a) and 3(b) of this Agreement. The proxy granted in this Section 4(a)(ii) shall expire at the time that the obligations of the Stockholders in Sections 3(a) and 3(b) have been fully performed in accordance with their terms or, if earlier, at the time this Agreement terminates pursuant to Section 7.

          (b)   Each Stockholder represents that any proxies heretofore given in respect of such Stockholder's Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

          (c)   Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Reorganization Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Each such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of the AS 10.06.418 of the Alaska Corporations Code. Notwithstanding anything in this Agreement to the contrary, the proxy granted hereunder shall be irrevocable except as otherwise set forth in this Section 4 with respect to the non-applicability and termination of such proxy.

        SECTION 5.    Reserved.

        SECTION 6.    Further Assurances.     Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Liberty or the Company may reasonably request for the purpose of effectuating the matters covered by this Agreement.

        SECTION 7.    Termination.     This Agreement shall terminate upon the earliest of (a) the written agreement of each Stockholder party hereto, the Company and Liberty, (b) the termination of the Reorganization Agreement in accordance with its terms, (c) the consummation of the Reincorporation Merger in accordance with its terms, (d) six (6) months following a duly convened stockholders' meeting of the Company called to vote upon the Reincorporation Merger, and (e) the date that is twelve (12) months after the Split-Off Effective Time. The last sentence of Section 3(d), Section 6, this Section 7 and Section 9 (other than Section 9(m), which shall not survive in case of termination pursuant to Sections 7(a) or 7(b) hereof) shall survive any such termination pursuant to this Section 7 (if applicable, for the period specified therein). Notwithstanding the foregoing, this Agreement shall terminate (other than Section 3(d), this Section 7 and Section 9) as of the date of (i) any material modification, waiver or amendment of the Reorganization Agreement as in effect on the date of this Agreement, (ii) any modification, waiver or amendment of the Reorganization Agreement as in effect on the date of this Agreement which (A) directly or indirectly affects or changes in any way the consideration payable pursuant to the Reorganization Agreement, including the form or value of the consideration, or the allocation of the consideration between different series or classes of shares, (B) directly or indirectly affects or changes in any way the consideration payable pursuant to the Reorganization Agreement to holders of shares of Company Class A Common Stock or Company Class B Common Stock, including the form or value of the consideration, or the allocation of the consideration between different series or classes of shares, (C) has a material adverse effect on any Stockholder or any Stockholder's rights or benefits under the Reorganization Agreement, or (D) has a disproportionate effect on any Stockholder as compared to other stockholders of the Company (provided, however, that a requirement to make a filing under applicable securities laws shall not be deemed to create a disproportionate effect), in each case without the prior written consent of the Stockholders, (iii) the Company Stockholder Approvals not being obtained at the Company Stockholders'

Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken, (iv) the Liberty Stockholder Approval not being obtained at the Liberty Stockholders' Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken, (v) the date of termination of the Voting Agreement between the Company, Liberty, Ronald A. Duncan and the other stockholder(s) party thereto (the "Duncan Agreement") solely pursuant to Section 7(a) thereof, or (vi) delivery of notice by the Stockholders to the Company and Liberty on or after the Outside Date (as defined in the Reorganization Agreement in form and substance as of the date hereof), as may be extended pursuant to Section 7.1(b)(i) of the Reorganization Agreement in form and substance as of the date hereof.

        SECTION 8.    Certain Definitions.     For purposes of this Agreement, the following terms shall have the meanings specified below:

          "GCI Stock" means the (x) Company Class A Common Stock, (y) Company Class A-1 Common Stock or (z) Company Reclassified Class A Common Stock.

          "Six-Month Period" means each six-month period ending on May 15 and November 15 of each year; provided, that, if any such date does not fall on a Business Day, such six-month period shall be deemed to end on the next Business Day following May 15 or November 15, as applicable.

        SECTION 9.    General Provisions.

          (a)    Assignment; Amendments.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other parties, except that any Stockholder may assign its obligations hereunder to a Permitted Transferee (that has executed a joinder agreement or other instrument in accordance with Section 3(d) above) without the prior written consent of the Company and Liberty. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of the Company, each Stockholder and Liberty.

          (b)    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally or if sent via facsimile or e-mail, provided that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier or (ii) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case, if to the Stockholders, to the addresses set forth on Schedule A-1, and if to the Liberty or the Company, to the addresses for Liberty and the Company set forth in Section 8.2 of the Reorganization Agreement (or at such other address for a party as shall be specified by like notice).

          (c)    Interpretation.    When a reference is made in this Agreement to a paragraph, a Section or a Schedule, such reference shall be to a paragraph of, a Section of or a Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.

          (d)    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

          (e)    Entire Agreement; Third-Party Beneficiaries.    This Agreement, the applicable defined terms used herein and contained in the Reorganization Agreement, the Stockholders' status as third party beneficiaries under (i) the Reorganization Agreement, (ii) any agreement and plan of merger entered into in connection with the Reincorporation Merger and (iii) any of the agreements referenced herein and therein (x) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and no party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated hereby or thereby other than as set forth herein or therein and (y) other than the rights conferred upon those Persons specified as proxies and attorneys-in-fact in Section 4, is not intended to confer upon any Person other than the parties any rights or remedies.

          (f)    Governing Law; Consent to Jurisdiction; Venue.    (i) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws (other than matters pertaining to the internal affairs of the Company, which shall be governed by Alaska law). Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708.

          (ii)   Each of the parties hereto hereby (i) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) (collectively, the "Delaware Courts") in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (iii) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (iv) agrees that it will not bring any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts. Each of the parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such party at the address specified in Section 9(b) hereof. Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.

          (g)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

          (h)    Specific Performance.    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

          (i)    Waiver of Jury Trial.    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE REORGANIZATION AGREEMENT, OR THE REINCORPORATION MERGER, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY OF THE STOCKHOLDER APPROVAL MATTERS) OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, THE REORGANIZATION AGREEMENT, OR THE REINCORPORATION MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY OF THE STOCKHOLDER APPROVAL MATTERS).

          (j)    Expense Reimbursement.    All fees and expenses incurred by the Stockholders in connection with this Agreement and the transactions contemplated hereby, including reasonable attorneys' fees (including, without duplication, reasonable fees and expenses of counsel (including local and subject matter counsel)), shall be reimbursed by the Company, by payment to the Stockholders, whether or not such transactions are consummated. The Company shall pay such fees and expenses within ten (10) Business Days (or, solely in the event the Company is prohibited from issuing shares of GCI Stock pursuant to applicable Law during such period, as soon as practicable thereafter; provided that in such event the Company shall use its best efforts to issue such GCI Stock as soon as practicable thereafter) of the Stockholders' demand in GCI Stock, which such Stockholder may demand from time to time (but not more frequently than once every three (3) months). The number of shares of GCI Stock issuable in respect of each fee and expense payment referenced in a demand by such Stockholder shall be (x) the applicable payment amount referenced in such demand divided by (y) the average of the daily volume-weighted average price (the "VWAP") per share of GCI Stock on each trading day for the twenty (20) trading day period (or, such shorter period if such shares of GCI Stock have VWAPs for fewer than 20 trading days) ending on the trading day prior to such demand.

          (k)    Indemnification.

                i.  The Company (the "Indemnifying Party") covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless each Stockholder (each, an "Indemnified Party"), from and against any and all Losses incurred by such Stockholder and such Stockholder's Affiliates and Representatives in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (collectively, "Actions") relating directly or indirectly to this Agreement, the transactions contemplated by the Reorganization Agreement, the Reincorporation Merger and the other transactions contemplated by the agreement and plan of merger or any other agreement entered into in connection herewith and therewith, or any other transaction contemplated hereby or thereby (including any Actions brought by any of the stockholders, directors, officers or employees of any of Liberty or the Company relating thereto). For purposes of this Section 9(k), "Losses" means any loss (including disgorgement of consideration), liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel (including local and subject matter counsel), accountants, consultants and other experts), and any amount paid (whether by settlement, under any Order or otherwise) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to this Agreement; provided, however, that any diminution in value of the capital stock of the Company shall not constitute a Loss.

               ii.  Notwithstanding anything herein to the contrary, the Indemnifying Party will not be obligated to provide indemnity hereunder to any Indemnified Party to the extent that any Losses actually (x) result from such Indemnified Party's or its Representatives' willful misconduct or gross negligence or (y) result from any material breach of any representation and warranty of such Indemnified Party contained in this Agreement or any material breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement.

              iii.  The Indemnifying Party will indemnify the Indemnified Parties pursuant to this Section 9(k) regardless of whether such Losses are incurred prior to, at or after the Split-Off Effective Time. The indemnification provided pursuant to this Section 9(k) is in addition to, and not in derogation of, any other rights an Indemnified Party may have under applicable Law, the certificate of incorporation or bylaws of the Company, or pursuant to any contract, agreement or arrangement; provided, however, that Losses will not be duplicated.

              iv.  Promptly after the receipt by any Indemnified Party of notice of any Action that is or may be subject to indemnification hereunder (each, an "Indemnifiable Claim") (and in no event more than ten (10) Business Days after the Indemnified Party's receipt of written notice of such Indemnifiable Claim), such Indemnified Party shall give written notice thereof to the Indemnifying Party, which notice will include, to the extent known, the basis for such Indemnifiable Claim and copies of any pleadings or written demands relating to such Indemnifiable Claim and, promptly following request therefor, shall provide any additional information in respect thereof that the Indemnifying Party may reasonably request and that such Indemnified Party actually possesses (after due inquiry); provided, however, that (x) any delay in giving or failure to give such notice or information will not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such delay in or failure to notify and (y) no such notice shall be required to be given to the Indemnifying Party to the extent that the Indemnifying Party or any of its respective Affiliates is a party to any such Indemnifiable Claim.

               v.  An Indemnified Party, at the cost and expense of the Indemnifying Party, shall, subject to the last sentence of this Section 9(k)(v), separately (and with its own one or more counsel to be chosen at its sole discretion) control the defense, compromise or settlement of any Indemnifiable Claim in respect of an Action (an "Indemnifiable Claim") as to such Indemnified Party. No

    Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any Action for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

              vi.  In all instances under this Section 9(k) where the Indemnifying Party is responsible to pay Losses constituting fees, costs and expenses, such fees, costs and expenses shall be reasonable. The parties agree to cooperate and coordinate in connection with the defense, compromise or settlement of any Indemnifiable Claims.

             vii.  Any and all fees, costs, expenses, Losses and any other amounts payable by the Indemnifying Party to any Indemnified Party pursuant to this Agreement, including this Section 9(k), shall be paid only in GCI Stock issued to the Stockholders (in satisfaction of any indemnification obligation hereunder, including any obligation to other Indemnified Parties), within ten (10) Business Days after the end of each applicable Six-Month Period (or, solely in the event the Company is prohibited from issuing shares of GCI Stock pursuant to applicable Law during such period, as soon as practicable thereafter; provided that in such event the Company shall use its best efforts to issue such GCI Stock as soon as practicable thereafter). The Indemnified Party shall submit the aggregate amount of indemnifiable Losses incurred during the applicable Six-Month Period (such amount for a particular Six-Month Period the "Loss Amount"). The number of shares of GCI Stock issuable in respect of each Loss Amount shall be (x) the applicable Loss Amount divided by (y) the average of the daily VWAP per share of GCI Stock on each trading day for the twenty (20) trading day period (or, such shorter period if such shares of GCI Stock have VWAPs for fewer than 20 trading days) ending on the last day of the Six-Month Period for which such Loss Amount is payable.

          (l)    GCI Stock Issuances.

                i.  Notwithstanding any provision of this Agreement, in no event will the aggregate number of shares of GCI Stock issued pursuant to this Agreement (including, without limitation, pursuant to Section 9(j) and Section 9(k)) exceed (x) prior to the Company Reclassification Effective Date, 2,679,096 shares of Company Class A Common Stock, (y) on and after the Company Reclassification Effective Date and prior to the Auto Conversion Effective Time, 2,679,096 shares of Company Class A-1 Common Stock less the number of shares of Company Class A Common Stock issued to the Stockholders pursuant to this Agreement prior to the Company Reclassification Effective Date and (z) following the Auto Conversion Effective Time, 1,994,854 shares of Company Reclassified Class A Common Stock less the product of (1) the number of shares of Company Class A Common Stock plus the number of shares of Company Class A-1 Common Stock issued to the Stockholders pursuant to this Agreement and (2) 0.7446. In addition, in no event may the Company issue GCI Stock to the Stockholders pursuant to this Agreement other than (x) Company Class A Common Stock during any period ending on or before the day prior to the Company Reclassification Effective Date, (y) Company Class A-1 Common Stock on any date during the period that begins on the Company Reclassification Effective Date and ends prior to the Auto Conversion Effective Time, or (z) Company Reclassified Class A Common Stock during the period that begins after the Auto Conversion Effective Time.

               ii.  In connection with any issuance of GCI Stock to the Stockholders pursuant to this Agreement, each Stockholder represents and warrants to the Company as of the date hereof, and will be deemed to represent and warrant to the Company as of the time of issuance of any GCI Stock to him pursuant to this Agreement, that:

              (1)   He/she is an "accredited investor" as defined in Regulation D promulgated under the Securities Act;

              (2)   He/she has access to all of the issuer's publicly available filings under the Securities Act and the Exchange Act;

              (3)   He/she will acquire the GCI Stock for investment only and not with a view to the resale or distribution thereof;

              (4)   He/she understands that the offer and sale of the GCI Stock to him has not been registered under the Act or any state securities laws in reliance upon exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Act and by comparable exemptive provisions of applicable state securities laws. He understands that the Company has no plans to register the GCI Stock under the Securities Act or any state securities laws for sale by him; and

              (5)   he understands that all certificates representing the GCI Stock, or any book entry accounts for the GCI Stock maintained by the Company's transfer agent, and the transfer records of the Company will be marked with a legend acceptable to the Company in its sole discretion indicating the restrictions on transfer under the Securities Act and applicable state securities laws.

          (m)    Waiver of Certain Actions.    Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Liberty, Liberty LLC, the Company or any of their respective successors (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement, the Reorganization Agreement or any agreement or plan of merger entered into in connection with the Reincorporation Merger (including any claim seeking to enjoin or delay the consummation of the transaction contemplated thereby) or (ii) alleging a breach of any duty of the board of directors of the Company in connection with the Reorganization Agreement, this Agreement, the Reincorporation Merger or the transactions contemplated thereby or hereby (including any of the Stockholder Approval Matters). Each Stockholder agrees to provide prompt written notice to Liberty and the Company upon obtaining actual knowledge of the commencement of any such claims set forth in clauses (i) or (ii) of the foregoing sentence.

[Remainder of page left intentionally blank]

        IN WITNESS WHEREOF, the parties have signed this Agreement, all as of the date first written above.

LIBERTY INTERACTIVE CORPORATION
By:	/s/ RICHARD N. BAER
	Name:	Richard N. Baer
	Title:	Chief Legal Officer

[Liberty Signature Page to Voting Agreement]

STOCKHOLDERS
/s/ JOHN W. STANTON John W. Stanton
/s/ THERESA E. GILLESPIE Theresa E. Gillespie

[Stockholder Signature Page to Voting Agreement]

GENERAL COMMUNICATION, INC.
By:	/s/ PETER POUNDS
	Name:	Peter Pounds
	Title:	Senior Vice President & Chief Financial Officer

[Company Signature Page to Voting Agreement]

Schedule A-1

Name and Address of Stockholders	Number of Subject Shares Owned Beneficially or of Record
John W. Stanton and Theresa E. Gillespie, Jointly	Class A: 1,242,627
155 108th Avenue, N.E.	Class B: 1,436,469
Suite 450
Bellevue, Washington 98004
With a copy to (which shall not constitute notice):
Friedman Kaplan Seiler & Adelman LLP 7 Times Square, 28th Fl. New York, NY 10036 Attn: Barry A. Adelman Fax: 212-373-7907

ANNEX H

EXECUTION VERSION

VOTING AGREEMENT

        This VOTING AGREEMENT, dated as of April 4, 2017 (this "Agreement"), is made and entered into by and among Liberty Interactive Corporation, a Delaware corporation ("Liberty"), General Communication, Inc., an Alaska corporation (the "Company"), and each of the stockholders of the Company that are listed on Schedule A-1 hereto (each, a "Stockholder" and, collectively, the "Stockholders").

RECITALS

        WHEREAS, concurrently with the execution and delivery of this Agreement, Liberty, Liberty Interactive LLC, a Delaware limited liability company ("Liberty LLC"), and the Company are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (as the same may be amended or supplemented, the "Reorganization Agreement"); capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement;

        WHEREAS, following the consummation of the transactions contemplated by the Reorganization Agreement, the Company intends to effect a merger with and into its wholly-owned subsidiary, a Delaware corporation, to effect the reincorporation of the Company from the State of Alaska to the State of Delaware (the "Reincorporation Merger");

        WHEREAS, the Stockholders are the record or Beneficial Owners (as defined below) of, and have either sole or shared voting power over, such number of shares of Company Class B Common Stock (as defined below) set forth opposite each such Stockholder's name on Schedule A-1 hereto (such shares of Company Class B Common Stock, the "Original Shares", and together with any New Shares (as defined below) (including shares of Company Capital Stock to be issued in connection with the Company Reclassification and the Auto Conversion), the "Subject Shares"); and

        WHEREAS, as a condition to their willingness to enter into the Reorganization Agreement, the Company and Liberty have requested that each Stockholder enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Reorganization Agreement, each party hereto agrees as follows:

        SECTION 1.    Representations and Warranties of Stockholders.     Each Stockholder hereby represents and warrants to Liberty and the Company, severally and not jointly or jointly and severally, solely with respect to itself, as follows:

          (a)    Organization; Authority; Execution and Delivery; Enforceability.    (i) Such Stockholder has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement and (ii) no other proceedings on the part of such Stockholder are necessary to authorize this Agreement, to consummate the transactions contemplated by this Agreement or to comply with the terms of this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by each of Liberty and the Company, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity.

          (b)    No Conflicts; Consents.    The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance by such Stockholder with the terms of this Agreement do not and will not require the consent or approval of any other Person pursuant to, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, amendment, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of such Stockholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, (i) any provision of any certificate of incorporation, bylaws, or trust or other organizational document of such Stockholder, (ii) any Contract to or by which such Stockholder is a party or bound or to or by which any of the properties or assets of such Stockholder (including such Stockholder's Subject Shares) is bound or subject or (iii) subject to the governmental filings and other matters referred to in clauses (1) and (2) of the following sentence, any Law or Order, in each case, applicable to such Stockholder or to such Stockholder's properties or assets (including such Stockholder's Subject Shares). No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including with respect to natural persons, any spouse, and with respect to trusts, any co-trustee or beneficiary) ("Consent") is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated by this Agreement or the compliance by such Stockholder with the terms of this Agreement, except for (1) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (2) those Consents which have already been obtained.

          (c)    Ownership.    Such Stockholder is the record or Beneficial Owner of the number of Original Shares set forth opposite such Stockholder's name on Schedule A-1, free and clear of any Encumbrances except as set forth on Schedule A-2, and such Stockholder's Original Shares constitute all of the shares of Company Class B Common Stock held of record or Beneficially Owned by such Stockholder. Such Stockholder does not Beneficially Own (i) any shares of Company Class B Common Stock other than the Original Shares or (ii) any option, warrant, call or other right to acquire or receive shares of Company Class B Common Stock or other equity or voting interests in the Company, other than shares of the Company's Class A common stock, no par value. Such Stockholder has the sole right to vote and Transfer such Stockholder's Original Shares, and none of such Stockholder's Original Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of such Stockholder's Original Shares, except (x) as set forth in Section 3 of this Agreement or (y) as disclosed on Schedule A-2 hereto. For purposes of this Agreement, (i) "Beneficial Ownership" and related terms such as "Beneficially Owned" or "Beneficial Owner" have the meaning given such terms in Rule 13d-3 under the U.S. Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time; provided, that no Stockholder will be deemed to Beneficially Own any shares of Company Capital Stock held by The Neoma Lowndes Trust or The Amanda Miller Trust and (ii) "Company Class B Common Stock" shall mean (x) all shares of the Company's Class B common stock, no par value, and (y) any securities issued in respect of the securities listed in clause (x), or in substitution therefor, or otherwise into which such Company Class B Common Stock may thereafter be changed, including the Company Class B-1 Common Stock, the Company Reclassified Class A Common Stock and the Company Series A Preferred Stock issued in connection with the Company Reclassification and the Auto Conversion (whether as a result of a recapitalization, reorganization, redemption, merger, consolidation, business combination, share exchange, stock dividend or other transaction or event).

          (d)    Information.    None of the information supplied or to be supplied by, or on behalf of, such Stockholder in writing for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading,

  (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Liberty's and the Company's stockholders or at the time of each of the Liberty Stockholders' Meeting and the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (iii) the preliminary or definitive proxy statement on Schedule 14A filed by the Company with respect to the Reincorporation Merger will, at the date it is first mailed to the Company's stockholders or at the time of the meeting of the Company's stockholders called to vote upon the Reincorporation Merger (including the approval of the adoption of an agreement and plan of merger entered into in connection therewith), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

          (e)    Reliance.    Such Stockholder understands and acknowledges that the Company and Liberty are entering into the Reorganization Agreement in reliance upon such Stockholder's execution, delivery and performance of this Agreement.

        SECTION 2.    Representations and Warranties of Liberty and Company.

          (a)    Liberty.    Liberty hereby represents and warrants to each Stockholder and the Company as follows: Liberty has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement. The execution and delivery of this Agreement by Liberty and the compliance by Liberty with the terms of this Agreement have been duly authorized by all necessary action on the part of Liberty and no other corporate proceedings on the part of Liberty are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by Liberty and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Liberty, enforceable against Liberty in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity.

          (b)    Company.    The Company hereby represents and warrants to each Stockholder and Liberty as follows: the Company has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement. The execution and delivery of this Agreement by the Company and the compliance by the Company with the terms of this Agreement have been duly authorized by all necessary action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity.

        SECTION 3.    Covenants of Stockholder.     Each Stockholder covenants and agrees, severally and not jointly, with respect to itself as follows:

          (a)   Throughout the term of this Agreement, at any meeting of the stockholders of the Company (including, without limitation, any Company Stockholders' Meeting) called to vote upon (x) any of the transactions contemplated by the Reorganization Agreement (including, without limitation, the Company Stockholder Approvals) or (y) the Reincorporation Merger (including the approval of the adoption of an agreement and plan of merger entered into in connection therewith) (such approvals in clause (x) or (y), the "Stockholder Approval Matters"), or at any postponement or adjournment thereof, in accordance with the terms of the Reorganization Agreement or in accordance with the terms of the Reincorporation Merger, or in any other circumstances upon which a vote, adoption or other approval with respect to any of the Stockholder Approval Matters is sought, such Stockholder shall (i) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all of such Stockholder's Subject Shares in favor of the Stockholder Approval Matters; provided, however, if the Company shall have made a Company Adverse Recommendation Change solely in response to a Superior Company Proposal in accordance with the terms of the Reorganization Agreement, the Stockholders shall be released from their obligations pursuant to this Section 3(a) with respect to any meeting of stockholders of the Company called to vote upon the matters included in clause (x) of the definition of "Stockholder Approval Matters".

          (b)   From the date hereof until the earliest of (x) the termination of the Reorganization Agreement in accordance with its terms, (y) the consummation of the Reincorporation Merger, and (z) the twelve (12) month anniversary of the Split-Off Effective Time, at any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which a vote, adoption or other approval is sought, each Stockholder shall (i) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all of such Stockholder's Subject Shares (1) against any Alternative Company Transaction Proposal or any agreement relating thereto and (2) against any amendment of the Company Articles or the Company Bylaws (other than pursuant to or as permitted under the Reorganization Agreement or pursuant to the terms of the Reincorporation Merger) or any other proposal, action, agreement or transaction which, in the case of this clause (2), would reasonably be expected to (A) result in a breach of any covenant, agreement, obligation, representation or warranty of the Company contained in the Reorganization Agreement, any agreement or plan of merger entered into in connection with the Reincorporation Merger, or this Agreement or of such Stockholder contained in this Agreement, (B) prevent, impede, interfere or be inconsistent with, delay, discourage or adversely affect the timely consummation of the transactions contemplated by the Reorganization Agreement or the Reincorporation Merger or (C) change in any manner the voting rights of any shares of Company Capital Stock (other than pursuant to or as permitted under the Reorganization Agreement or pursuant to the terms of the Reincorporation Merger) (the matters described in clauses (1) and (2), collectively, the "Vote-Down Matters"); provided, however, if the Company shall have made a Company Adverse Recommendation Change solely in response to a Superior Company Proposal in accordance with the terms of the Reorganization Agreement, the Stockholders shall be released from their obligations pursuant to this Section 3(b) with respect to any meeting of stockholders of the Company.

          (c)   Each Stockholder shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective directors, officers or employees, as applicable, or any of its or their respective financial advisors, legal counsel, financing sources, accountants or other advisors, agents or representatives (collectively, "Representatives") to, directly or indirectly, (i) solicit, initiate or facilitate (including by way of furnishing information), induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the Company Stockholders) that constitutes or would reasonably be expected to lead to an Alternative Company Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Company Transaction Proposal. Each Stockholder shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any Alternative Company Transaction Proposal and will enforce and will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Stockholder is a party relating to any such Alternative Company Transaction Proposal, and will promptly request each Person that has heretofore executed a confidentiality agreement with such Stockholder in connection with its consideration of any Alternative Company Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries.

  Notwithstanding the foregoing, in the event the Company is permitted to take the actions set forth in Section 5.2(b)(i) and (ii) of the Reorganization Agreement, Ronald Duncan ("Duncan") shall be released from the restrictions set forth in clause (ii) of the first sentence of this Section 3(c).

          (d)   Throughout the term of this Agreement, other than pursuant to and as permitted by the terms of the Reorganization Agreement, the Reincorporation Merger and this Agreement, such Stockholder shall not, and shall not commit or agree to, directly or indirectly, (i) sell, transfer, pledge, encumber, exchange, assign, convert, tender or otherwise dispose of (including by gift, merger or otherwise by operation of Law) Beneficial Ownership of (collectively, "Transfer"), or consent to or permit any Transfer of, any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of the Company, or enter into any Contract, option, call or other arrangement with respect to the Transfer (including any profit sharing or other derivative arrangement) of any Subject Shares (or any interest therein) or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares or rights to acquire any securities or equity interests of the Company, other than this Agreement, provided, that such Stockholder may Transfer any Subject Shares pursuant to any sale, transfer, contract or other disposition (which, for the avoidance of doubt, excludes any conversion) (A) to an immediate family member of such Stockholder, (B) by will or for tax or estate planning purposes, (C) to a trust or other entity established for the benefit of such Stockholder and/or for the benefit of one or more members of such Stockholder's immediate family, (D) to an entity wholly-owned by such Stockholder, (E) to any bona fide pledgee upon any default or foreclosure under any margin loan arrangements in existence as of the date of this Agreement to which the Subject Shares are subject (the "Margin Loan Arrangements"), which arrangements shall not be modified without the prior written consent of Liberty; provided, that, in the case of clauses (A) through (D), any such transferee shall agree (in writing, pursuant to a joinder agreement or other instrument, reasonably acceptable to and in favor of each of the Company and Liberty) to take such Subject Shares subject to the transferor's obligations under this Agreement (a "Permitted Transferee"); provided, further, that the death of any Stockholder who is an individual person shall itself not be a sale, transfer or disposition of any Subject Shares prohibited by this Section 3(d) as long as another Stockholder, a Permitted Transferee or the Stockholder's estate continues to own such Subject Shares and agrees to perform such Stockholder's obligations hereunder. Each Stockholder shall use its best efforts to prevent an event of default or foreclosure under the Margin Loan Arrangements, including, but not limited to, by satisfying any margin call with cash. If any Subject Shares are Transferred pursuant to clause (E) above, Duncan will immediately take the actions set forth on Schedule A-3 hereto. At the request of Liberty or the Company, each certificate or other instrument representing any Subject Shares shall bear a legend that such Subject Shares are subject to the provisions of this Agreement, including this Section 3(d).

          (e)   Such Stockholder shall not, and such Stockholder shall not permit any of its Subsidiaries to, or authorize or permit any Affiliate, director, officer, trustee, employee or partner of such Stockholder or any of its Subsidiaries or any Representative of such Stockholder or any of its Subsidiaries to, directly or indirectly, issue any press release or make any other public statement with respect to the Reorganization Agreement, this Agreement, the Reincorporation Merger or any of the other transactions contemplated by the Reorganization Agreement, by any agreement and plan of merger entered into in connection with the Reincorporation Merger or by this Agreement without the prior written consent of Liberty and the Company, except as may be required by applicable Law or court process, provided that the foregoing shall not apply to any disclosure required to be made by such Stockholder to the SEC or other Governmental Entity, including any amendment of any Statement on Schedule 13D, so long as such disclosure is consistent with the terms of this Agreement, the Reorganization Agreement, and the Reincorporation Merger and the public statements made by the Company and Liberty pursuant to the Reorganization Agreement, this Agreement and the Reincorporation Merger. In connection with any such publication and disclosure by such Stockholder, such Stockholder will coordinate and consult with Liberty and the Company before issuing, and give

  Liberty and the Company the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, such publications or disclosures.

          (f)    Such Stockholder hereby agrees that, in the event (i) of any stock dividend or other distribution, stock split, reverse stock split, recapitalization, reclassification, reorganization, combination or other like change, of or affecting the Subject Shares or (ii) that such Stockholder purchases or otherwise acquires Beneficial Ownership or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any shares of Company Class B Stock (other than shares of Company Capital Stock owned by the Company 401(k) Plan), in each case after the execution of this Agreement (including by conversion, operation of Law or otherwise) (collectively, the "New Shares"), such Stockholder shall deliver promptly to Liberty and the Company written notice of such event which notice shall state the number of New Shares so acquired or received or over which such Stockholder obtained the right to vote. Such Stockholder agrees that any New Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein, and shall constitute Subject Shares to the same extent as if those New Shares were owned by such Stockholder on the date of this Agreement. Such Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or Beneficial Ownership of such Stockholder's Subject Shares shall pass, whether by operation of Law or otherwise, including such Stockholder's heirs, guardians, administrators or successors, and such Stockholder further agrees to take all actions necessary to effectuate the foregoing. For the avoidance of doubt, all Company Capital Stock issued to a Stockholder in connection with the Company Reclassification and the Auto Conversion will constitute Subject Shares for purposes of this Agreement.

          (g)   Each Stockholder hereby (i) irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal, rights to dissent or other rights with respect to any of the Stockholder Approval Matters (including the Reincorporation Merger) that such Stockholder may have by virtue of ownership of the Subject Shares, including without limitation any right of dissent under Sec. 10.06.574 - .580 of the ACC, and (ii) acknowledges that Liberty and the Company will reasonably rely to their detriment upon such waiver.

        SECTION 4.    Grant of Irrevocable Proxy; Appointment of Proxy.

          (a)   (i) From the date hereof until the earlier of (A) the termination of the Stockholders' obligations pursuant to Section 3 and (B) the Contribution Effective Time, each Stockholder hereby irrevocably grants to the Company, and appoints, each of Tina Pidgeon and Peter Pounds, as authorized signatories of the Company, and any other individual designated in writing by the Company, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Stockholder, to vote all of such Stockholder's Subject Shares at any meeting of stockholders of the Company (including any Company Stockholders' Meeting or any meeting of stockholders of the Company related to any of the Stockholder Approval Matters) or any adjournment or postponement thereof in accordance with the terms of Section 3 of this Agreement; provided, that the proxy granted in this Section 4(a)(i) shall not be applicable with respect to any meeting of stockholders of the Company or any adjournment or postponement thereof for which such Stockholder has been released from its voting obligations pursuant to the proviso of Section 3(a) or the proviso of Section 3(b). The proxy granted in this Section 4(a)(i) shall expire at the time that the obligations of the Stockholders in Section 3 have been fully performed in accordance with their terms.

          (ii)   From the Contribution Effective Time until the termination of the Stockholders' obligations pursuant to Section 3, each Stockholder hereby irrevocably grants to the Company, and appoints, each of Richard N. Baer and Craig Troyer, as then-authorized signatories of the Company, and any other individual designated in writing by the Company, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Stockholder, to vote all of such Stockholder's Subject Shares at any meeting of stockholders of the Company (including any Company Stockholders' Meeting or any meeting of stockholders of the Company related to any of the Stockholder Approval Matters) or any adjournment or postponement thereof in accordance with the terms of Section 3 of this Agreement. The proxy granted in this Section 4(a)(ii) shall expire at the time that the obligations of the Stockholders in Section 3 have been fully performed in accordance with their terms.

          (b)   Each Stockholder represents that any proxies heretofore given in respect of such Stockholder's Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

          (c)   Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Reorganization Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Each such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of AS 10.06.418 of the Alaska Corporations Code.

        SECTION 5.    Director/Officer.     Notwithstanding anything to the contrary contained herein, each Stockholder is entering into this Agreement solely in its capacity as Beneficial Owner of such Stockholder's Subject Shares, and nothing herein is intended to or shall limit, affect or restrict any director or officer of the Company solely in his or her capacity as a director or officer of the Company or any of its Subsidiaries (including voting on matters put to such board or any committee thereof, influencing officers, employees, agents, management or the other directors of the Company or any of its Subsidiaries and taking any action or making any statement at any meeting of such board or any committee thereof) in the exercise of his or her fiduciary duties as a director or officer of the Company or any of its Subsidiaries.

        SECTION 6.    Further Assurances.     Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Liberty or the Company may reasonably request for the purpose of effectuating the matters covered by this Agreement.

        SECTION 7.    Termination.     This Agreement shall terminate upon the earliest of (a) the written agreement of each Stockholder party hereto, the Company and Liberty, (b) the termination of the Reorganization Agreement in accordance with its terms, (c) the consummation of the Reincorporation Merger in accordance with its terms and (d) the date that is twelve (12) months after the Split-Off Effective Time. Section 3(b), Section 4, Section 6, this Section 7 and Section 8 shall survive any such termination pursuant to this Section 7 (if applicable, for the period specified therein). Notwithstanding the foregoing, this Agreement shall terminate (other than this Section 7 and Section 8) as to a Stockholder party hereto as of the date of any material modification, waiver or amendment of the Reorganization Agreement as in effect on the date of this Agreement which adversely affects the value of the consideration payable to such Stockholder pursuant to the Reorganization Agreement without the prior written consent of such Stockholder.

        SECTION 8.    General Provisions.

          (a)    Assignment; Amendments.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other parties, except that any Stockholder may assign its obligations hereunder to a Permitted Transferee (that has executed a joinder agreement or other instrument in accordance with Section 3(d) above) without the prior written consent of the Company and Liberty. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of the Company, each Stockholder and Liberty.

          (b)    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or e-mail, provided that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case, if to the Stockholders, to the addresses set forth on Schedule A-1, and if to the Liberty or the Company, to the addresses for Liberty and the Company set forth in Section 8.2 of the Reorganization Agreement (or at such other address for a party as shall be specified by like notice).

          (c)    Interpretation.    When a reference is made in this Agreement to a paragraph, a Section or a Schedule, such reference shall be to a paragraph of, a Section of or a Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.

          (d)    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

          (e)    Entire Agreement; Third-Party Beneficiaries.    This Agreement, the Reorganization Agreement, any agreement and plan of merger entered into in connection with the Reincorporation Merger and the transactions contemplated hereby and thereby and agreements referenced herein and therein (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and no party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated hereby or thereby other than as set forth herein or therein and (ii) other than the rights conferred upon those Persons specified as proxies and attorneys-in-fact in Section 4, is not intended to confer upon any Person other than the parties any rights or remedies.

          (f)    Governing Law; Consent to Jurisdiction; Venue.    (i) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws (other than matters pertaining to the internal affairs of the Company, which shall be governed by Alaska law). Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708.

          (ii)   Each of the parties hereto hereby (i) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) (collectively, the "Delaware Courts") in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (iii) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (iv) agrees that it will not bring any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts. Each of the parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such party at the address specified in Section 8(b) hereof. Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.

          (g)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

          (h)    Specific Performance.    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

          (i)    Waiver of Jury Trial.    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR

  RELATING TO THIS AGREEMENT, THE REORGANIZATION AGREEMENT, OR THE REINCORPORATION MERGER, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY OF THE STOCKHOLDER APPROVAL MATTERS) OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, THE REORGANIZATION AGREEMENT, OR THE REINCORPORATION MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY OF THE STOCKHOLDER APPROVAL MATTERS).

          (j)    Expenses.    All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not such transactions are consummated.

          (k)    Waiver of Certain Actions.    Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Liberty, Liberty LLC, the Company or any of their respective successors (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement, the Reorganization Agreement or any agreement or plan of merger entered into in connection with the Reincorporation Merger (including any claim seeking to enjoin or delay the consummation of the closing of the transaction contemplated thereby) or (ii) alleging a breach of any duty of the board of directors of the Company in connection with the Reorganization Agreement, this Agreement, the Reincorporation Merger or the transactions contemplated thereby or hereby (including any of the Stockholder Approval Matters). Each Stockholder agrees to provide prompt written notice to Liberty and the Company upon obtaining actual knowledge of the commencement, or the threat of commencement, of any such claims set forth in clauses (i) or (ii) of the foregoing sentence.

[Remainder of page left intentionally blank]

        IN WITNESS WHEREOF, the parties have signed this Agreement, all as of the date first written above.

LIBERTY INTERACTIVE CORPORATION
By:	/s/ RICHARD N. BAER
	Name:	Richard N. Baer
	Title:	Chief Legal Officer

[Liberty Signature Page to Voting Agreement]

STOCKHOLDERS
/s/ RONALD A. DUNCAN Ronald A. Duncan
/s/ DANI BOWMAN Dani Bowman

[Stockholder Signature Page to Voting Agreement]

GENERAL COMMUNICATION, INC.
By:	/s/ PETER POUNDS
	Name:	Peter Pounds
	Title:	Senior Vice President & Chief Financial Officer

[Company Signature Page to Voting Agreement]

Schedule A-1

Name and Address of Stockholders	Number of Subject Shares Owned Beneficially or of Record
Ronald A. Duncan	Class B: 1,174,917
2550 Denali Street Suite 1000 Anchorage, Alaska 99503
Dani Bowman	Class B: 27,020
2550 Denali Street Suite 1000 Anchorage, Alaska 99503

Schedule A-2

Encumbrances

        Ronald Duncan has pledged: (a) 655,644 shares of Company Class B Common Stock to Wells Fargo to secure a $4,500,000 revolving line of credit; (b) 453,716 shares of Company Class B Common Stock to UBS, which are held in UBS margin account UC 1575; and (c) 7,557 shares of Company Class B Common Stock to UBS which are held in UBS margin account UC 4169.

Schedule A-3

Certain Actions

        Ronald Duncan ("Duncan") shall offer to repurchase such Subject Shares from the pledgee or other transferee at a price that is not less than the current market price for such shares and, if such offer is accepted, repurchase such shares and hold such repurchased Subject Shares free and clear of any Encumbrances until this Agreement is terminated in accordance with its terms. If the offer described in the previous sentence is not accepted, Duncan shall immediately increase his offer, in an amount (as estimated in good faith) reasonably expected to cause his offer to be accepted, to repurchase such shares from the pledgee or other transferee until such offer is accepted and such Stockholder can repurchase such shares. Any Subject Shares so repurchased shall be held by such Stockholder free and clear of any Encumbrances until this Agreement is terminated in accordance with its terms

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        GCI's Restated Articles of Incorporation (the GCI articles) provide for the indemnification to the full extent permitted by, and in the manner permissible under, the laws of the State of Alaska and any other applicable laws, of any person who is made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, other than an action by or in the right of GCI, by reason of the fact that he or she is or was a director, officer, employee or agent of GCI or is or was serving at the request of GCI as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The GCI articles provide that these requirements are deemed to be a contract between GCI and each director and officer who serves in such capacity at any time while those requirements of the GCI articles are in effect.

        Section 10.06.490 of the Alaska Corporations Code (the ACC) provides for permissible, mandatory and court-ordered indemnification of directors, officers, employees and agents in certain circumstances. Section 10.06.490(a) provides that a corporation has the power to indemnify a person who was, is, or is threatened to be made a party to an action or proceeding (other a derivative action), by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Indemnification may include reimbursement of expenses, attorney fees, judgments, fines, and amounts paid in settlement if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, the person had no reasonable cause to believe the conduct was unlawful. Section 10.06.490(b) provides similarly with respect derivative actions; however, no indemnification shall be made if the person seeking indemnification has been adjudged to be liable for negligence or misconduct in the performance of the person's duty to the corporation except to the extent that the court in which the action was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court considers proper.

        Section 10.06.490(c) of the ACC provides for mandatory indemnification to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein. Section 10.06.490(d) provides that unless otherwise ordered by a court, any indemnification under Sections 10.06.490(a) and (b) may only be made by the corporation upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set out in Section 10.06.490(a) and (b). Section 10.06.490(e) provides that the corporation may pay or reimburse the reasonable expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition if: (i) in the case of a director or officer, the director or officer furnishes the corporation with a written affirmation of a good faith belief that the standard of conduct described in Section 10.06.450(b) or 10.06.483(e) has been met; (ii) the director, officer, employee, or agent furnishes the corporation a written unlimited general undertaking, executed personally or on behalf of the individual, to repay the advance if it is ultimately determined that an applicable standard of conduct was not met; and iii) determination is made that the facts then known to those making the determination would not preclude indemnification under the ACC.

        In addition to providing indemnification for non-derivative actions that is similar to the indemnification in the GCI articles, GCI's Amended and Restated Bylaws (the Bylaws) further provide for indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of GCI to procure a judgment in its favor by reason of or arising from the fact that the person is or was a director or officer of GCI, or is or was serving at the request of GCI as a director or officer of another enterprise.

        According to the Bylaws, unless otherwise ordered by a court, indemnification will only be made by GCI upon a determination by (i) a majority of the disinterested directors of the Board, (ii) a majority vote of shareholders or (iii) independent legal counsel that such indemnification is proper because the person to be indemnified met the applicable standard of conduct. The Bylaws further provide, in accordance with Alaska law, that indemnification will not be made by GCI in respect of any claim, issue or matter as to which the person has been adjudged to be liable for negligence or misconduct in the performance of the person's duty to GCI, except to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability, in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification for such expenses that the court considers proper. The Bylaws also state that to the extent a director or officer of GCI has been successful in his or her defense of an action for which he or she is entitled to indemnification, that person will be indemnified against expenses and attorney fees actually and reasonably incurred in connection with the defense.

        The Bylaws also provide that GCI may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of GCI or who is or was serving at the request of GCI as a director, officer, employee or agent of another enterprise against any liability asserted against that person and incurred by that person in any such capacity, or arising out of that status, whether or not GCI would have the power to indemnify that person against such liability under provisions of the Bylaws. GCI has obtained directors' and officers' liability insurance, which is subject to certain deductibles, exclusions and other limitations.

        GCI has also entered into an indemnification agreement with each of its directors. The indemnification agreements are intended to provide indemnification to the maximum extent permitted by Alaska law. GCI has not as of the date hereof entered into any express agreement with its officers (other than to the extent any such officer is also a director of GCI) setting forth these terms of indemnification.

Item 21.    Exhibits and Financial Statement Schedules

2.1	Agreement and Plan of Reorganization, dated as of April 4, 2017, by and among Liberty Interactive Corporation, Liberty Interactive LLC and General Communication, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
2.2
Amendment No. 1 to Reorganization Agreement, dated as of July 19, 2017, by and among Liberty Interactive Corporation, Liberty Interactive LLC and General Communication, Inc. (included as Annex B to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
2.3
Amendment No. 2 to Reorganization Agreement, dated as of November 8, 2017, by and among Liberty Interactive Corporation, Liberty Interactive LLC and General Communication, Inc. (included as Annex C to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
3.1
Form of Amended and Restated Articles of Incorporation of GCI Liberty, Inc. (included as Annex E to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

3.2	Amended and Restated Bylaws of General Communication, Inc., effective as of August 21, 2017 (filed as Exhibit 3.1 to General Communication, Inc.'s Current Report on Form 8-K (SEC File No. 000-15279) filed with the SEC on August 23, 2017 and incorporated herein by reference).
4.1	Specimen Certificate for shares of Class A-1 Common Stock of the Registrant.
4.2	Specimen Certificate for shares of Class B-1 Common Stock of the Registrant.
4.3	Specimen Certificate for shares of Class A Common Stock of the Registrant.
4.4	Specimen Certificate for shares of Class B Common Stock of the Registrant.
4.5	Specimen Certificate for shares of Series A Cumulative Redeemable Preferred Stock of the Registrant.
5.1	Opinion of Stoel Rives LLP as to the legality of the securities being registered.
8.1	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters.*/**
8.2	Form of Opinion of Sherman & Howard L.L.C. regarding certain tax matters.*/**
10.1
Voting Agreement, dated as of April 4, 2017, by and among Liberty Interactive Corporation, General Communication, Inc., John C. Malone and Leslie Malone (included as Annex F to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
10.2
Voting Agreement, dated as of April 4, 2017, by and among Liberty Interactive Corporation, General Communication, Inc., John W. Stanton and Theresa E. Gillespie (included as Annex G to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
10.3
Voting Agreement, dated as of April 4, 2017, by and among Liberty Interactive Corporation, General Communication, Inc., Ronald A. Duncan and Dani Bowman (included as Annex H to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
10.4	Form of GCI Liberty, Inc. Transitional Stock Adjustment Plan.
10.5	Form of GCI Liberty, Inc. 2018 Omnibus Incentive Plan.
10.6
Form of Indemnification Agreement by and among Liberty Interactive Corporation, Liberty Interactive LLC, GCI Liberty, Inc. and LV Bridge, LLC (filed as Exhibit 10.2 to Liberty Interactive Corporation's Current Report on Form 8-K (SEC File No. 001-33982) filed with the SEC on November 9, 2017 (the 8-K) and incorporated herein by reference).
10.7	Form of Tax Sharing Agreement by and among Liberty Interactive Corporation and GCI Liberty, Inc. (filed as Exhibit 10.3 to the 8-K and incorporated herein by reference).
10.8	Forms of Aircraft Time Sharing Agreements.**
10.9	Form of Facilities Sharing Agreement by and among GCI Liberty, Inc., Liberty Media Corporation and Liberty Property Holdings, Inc.**
10.10	Form of Services Agreement by and between Liberty Media Corporation and GCI Liberty, Inc.**
12.1	Computation of Ratio of Combined Fixed Charges and Preference Dividends to Earnings.**
21.1	List of Subsidiaries.**

23.1	Consent of Stoel Rives LLP (included in Exhibit 5.1).
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit 8.1).**
23.3	Consent of Sherman & Howard L.L.C. (included in Exhibit 8.2).**
23.4	Consent of Grant Thornton LLP (with respect to financial statements of General Communication, Inc.).
23.5	Consent of KPMG LLP (with respect to financial statements of Liberty Interactive Corporation).
23.6	Consent of KPMG LLP (with respect to financial statements of Liberty Broadband Corporation).
23.7
Consent of KPMG LLP (with respect to the combined balance sheets of Liberty Interactive Corporation's and Liberty Interactive LLC's entire equity interests in Liberty Broadband Corporation, Charter Communications, Inc., FTD Companies, Inc. and LendingTree, Inc., together with the Evite, Inc. operating business and certain other assets and liabilities).
23.8	Consent of Deloitte & Touche LLP (with respect to financial statements of FTD Companies, Inc.).
24.1	Power of Attorney.**
99.1	Consent of Lazard Frères & Co. LLC.**
99.2
Executive and Director Compensation, extracted from the 2017 annual proxy statements on Schedule 14A of each of Liberty Media Corporation and Liberty Interactive Corporation, filed with the SEC on April 20, 2017.**
99.3	Form of Proxy Card of General Communication, Inc.
99.4	Form of Proxy Card of Liberty Interactive Corporation.

*
An executed opinion will be delivered in connection with the completion of the Transactions and will be filed as an exhibit to a post-effective amendment to this Registration Statement.

**
Previously filed

Item 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (5)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

             (ii)  if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

          (6)   That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (g)(1)  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

        (2)   The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (h)   insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

        (i)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

        (j)    to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Anchorage, Alaska, on December 26, 2017.

General Communication, Inc.
By:	/s/ RONALD A. DUNCAN
	Name:	Ronald A. Duncan
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

* Stephen M. Brett	Chairman of the Board and Director
/s/ RONALD A. DUNCAN Ronald A. Duncan	Chief Executive Officer and Director (Principal Executive Officer)	December 26, 2017
* Bridget L. Baker	Director
* Jerry A. Edgerton	Director
* Scott M. Fisher	Director
* William P. Glasgow	Director

Name		Title	Date
* Mark W. Kroloff		Director
* Stephen R. Mooney		Director
* James M. Schneider		Director
* Eric L. Zinterhofer		Director
* Peter J. Pounds		Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)
* Lynda L. Tarbath		Vice President and Chief Accounting Officer (Principal Accounting Officer)
*By:	/s/ RONALD A. DUNCAN Ronald A. Duncan Attorney-in-fact		December 26, 2017